Exhibit T3E

OFFERING CIRCULAR	CONFIDENTIAL

Petróleos de Venezuela, S.A.

Offers to Exchange

Any and all outstanding U.S. dollar denominated Unsecured Notes due April 2017 (the “April 2017 Notes”) and November 2017 (the “November 2017 Notes” and, together with the April 2017 Notes, the “Existing Notes”),	For	U.S. dollar denominated 8.50% Senior Secured Notes due 2020 (the “New Notes”) unconditionally and irrevocably guaranteed (the “Guaranty”) by PDVSA Petróleo, S.A. (“PDVSA Petróleo” or the “Guarantor”).

Petróleos de Venezuela, S.A. (“PDVSA” or the “Issuer”), a corporation (sociedad anónima) organized under the laws of the Bolivarian Republic of Venezuela (“Venezuela”), is offering to exchange newly issued New Notes for all of its outstanding Existing Notes (the “Exchange Offers”) upon the terms and subject to the conditions set forth in this offering circular. The aggregate principal amount outstanding of the Existing Notes as of the date of this offering circular is U.S.$7,100 million.

Title of Existing Notes	CUSIP/ISIN	Principal Outstanding Amount		Minimum Authorized Denominations of Existing Notes

5.250% Senior Notes due 2017 (“April 2017 Notes”)	N.A. (Rule 144A)/ XS0294364103 (Regulation S)	U.S.$	3,000 million	U.S.$400 and integral multiples of U.S.$100 in excess thereof

8.50% Senior Notes due 2017 (“November 2017 Notes”)	716558AB7 (Rule 144A); P7807HAK1 (Regulation S)/ US716558AB79 (Rule 144A); USP7807HAK16 (Regulation S)	U.S.$	4,100 million	U.S.$100 and integral multiples of U.S.$100 in excess thereof

The New Notes will be secured, subject to certain exceptions and permitted liens, by a first-priority lien on 50.1% of the capital stock of CITGO Holding, Inc. (the “Collateral”). The New Notes will rank effectively senior in right of payment to all of our existing and future unsecured indebtedness, including the Existing Notes, to the extent of the value of the Collateral securing the New Notes. The New Notes will be fully and unconditionally guaranteed on a senior secured basis by the Guarantor. The Guaranty by the Guarantor of the New Notes will rank effectively senior in right of payment to all other existing and future unsecured indebtedness, including the Existing Notes, to the extent of the value of the Collateral securing the New Notes. See “Description of the New Notes” for more information on ranking. As described more fully in this offering circular, the consummation of the Exchange Offers is conditioned upon, among other things, the valid tender, without subsequent withdrawal, of at least 50% aggregate principal amount of the Existing Notes. We may, at our option and in our sole and absolute discretion, waive such condition and other conditions that we may assert or waive. See “Terms of the Exchange Offers—Conditions to the Exchange Offers.” We expect to issue the New Notes on or about the third business day following the Expiration Date (the “Settlement Date”).

The New Notes will bear interest from the Settlement Date. We will pay on the Settlement Date all accrued and unpaid interest on the Existing Notes exchanged for New Notes for the period from the most recent interest payment date until, but not including, the Settlement Date.

You may exchange your Existing Notes for New Notes in the following amounts: (a) for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted on or prior to the Early Tender Deadline (as defined below), we will deliver to you U.S.$1,000 of New Notes, which includes an Early Tender Premium (the “Early Tender Premium”) of U.S.$50 of New Notes (“Total Exchange Consideration”), and (ii) for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted after the Early Tender Deadline but on or prior to the Expiration Date (as defined below), we will deliver to you U.S.$950 of New Notes (“Exchange Consideration”), as provided under “Terms of the Exchange Offers - Consideration.” The Exchange Consideration will not include an Early Tender Premium.

There is currently no public market for the New Notes. We intend to apply to list the New Notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF market of such exchange, although no assurance can be given as to the approval of said applications. The Euro MTF Market of the Luxembourg Stock Exchange is not a regulated market within the meaning of the provisions of Directive 2004/39/EC on markets in financial instruments.

The early tender deadline for the Exchange Offers is 5:00 P.M., New York City Time, on September 29, 2016, unless extended by us (the “Early Tender Deadline”). The Exchange Offers expire at 11:59 P.M., New York City Time, on October 14, 2016, unless extended or terminated earlier by us (the “Expiration Date”). You must tender your Existing Notes in the manner described in this offering circular on or prior to the Expiration Date in order to be eligible to participate in the Exchange Offers. You must tender and not validly withdraw your Existing Notes on or prior to the Early Tender Deadline in order to receive the Total Exchange Consideration. Existing Notes tendered for exchange may be withdrawn on or before 5:00 P.M., New York City Time, on September 29, 2016, unless extended by us (such date and time, as the same may be extended, the “Withdrawal Deadline”).

The New Notes will be issued in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. The New Notes will not be issued in definitive form except under certain limited circumstances. The Issuer will not accept any tender that would result in the issuance of less than U.S.$150,000 principal amount of New Notes to a participating holder.

The principal amount of New Notes you will receive pursuant to the Exchange Offers will be rounded downwards to the nearest integral multiple of U.S. $1,000. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down. The determination by PDVSA of any calculation or quotation made with respect to the Exchange Offers will be conclusive and binding on you, absent manifest error.

Investing in the New Notes involves risks. You should carefully consider the “Risk Factors” beginning on page 18 of this offering circular before you make a decision to tender your Existing Notes.

The New Notes have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or with any securities regulatory authority of any state or other jurisdiction of the United States. The New Notes are subject to the same restrictions on transfer as the Existing Notes. For the description of certain restrictions on offers, sales or transfers of the New Notes, see “Transfer Restrictions.” Only holders of Existing Notes are authorized to receive and review this offering circular and to participate in the Exchange Offers.

We are relying on Section 3(a)(9) of the Securities Act to exempt the Exchange Offers from the registration requirements of the Securities Act. We have not filed and will not file a registration statement under the Securities Act or any other federal or state securities laws with respect to the New Notes. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Exchange Offers.

If you do not validly tender your Existing Notes in the Exchange Offers, or if you tender your Existing Notes but validly withdraw the Exchange Offers at or before the Withdrawal Deadline, or if your Existing Notes are not accepted for exchange, you will continue to be entitled to receive interest on the Existing Notes. All announcements and amendments to the documents will be made available via the information agent website: https://sites.dfkingltd.com/pdvsa.

It is expected that delivery of the New Notes will be made in book-entry form through The Depository Trust Company (“DTC”), as depositary, for the accounts of its participants including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) on or about the Settlement Date (as defined herein). See “Description of the New Notes—Book-Entry; Delivery and Form.”

September 16, 2016

This offering circular is confidential. This offering circular has been prepared by us solely for use in connection with the consideration of the Exchange Offers. This offering circular is personal to each offeree and does not constitute an offer to any other person or to the public generally to subscribe for or otherwise acquire securities. You are authorized to use this offering circular solely for the purpose of considering the Exchange Offers. Distribution of this offering circular to any other person other than the offeree and any person retained to advise such offeree with respect to the Exchange Offers is unauthorized, and any disclosure of any of its contents, without our prior written consent, is prohibited. Each offeree, by accepting delivery of this offering circular, agrees to the foregoing and to make no photocopies of this offering circular or any documents referred to in this offering circular. Offerees should assume that the information contained in this offering circular is accurate only as of any date on the front of this offering circular. Our business, financial condition, results of operations and prospects may have changed since that date.

In making an investment decision regarding acceptance of the Exchange Offers, you must rely on your own examination of the Issuer and the Guarantor and the terms of the Exchange Offers and the New Notes to be delivered in the Exchange Offers, including the merits and risks involved. You should not construe anything in this offering circular as legal, business or tax advice. You should consult your own advisors, as needed, to make your investment decision and to determine whether you are legally permitted to accept the Exchange Offers under applicable legal investment or similar laws or regulations.

We have furnished the information in this offering circular. You acknowledge and agree that, none of the Trustee, the Information Agent and the Exchange Agent make any representation or warranty, express or implied, as to the accuracy or completeness of such information, and nothing contained in this offering circular is, or shall be relied upon as, a promise or representation by the Trustee, the Information Agent or the Exchange Agent. This offering circular contains summaries believed to be accurate with respect to certain documents, but reference is made to the actual documents for complete information. All such summaries are qualified in their entirety by such reference. Copies of documents referred to herein will be made available to prospective investors upon request to us.

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The distribution of this offering circular and the offering and sale of the New Notes in certain jurisdictions may be restricted by law. We require persons into whose possession this offering circular comes to inform themselves about and to observe any such restrictions. This offering circular does not constitute an offer of, or an invitation to exchange or purchase, any of the New Notes in any jurisdiction in which such offer or sale would be unlawful.

We intend to apply to list the New Notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF market of such exchange, although no assurance can be given as to the approval of said applications, if any. If, as a result of applicable rules and regulations relating to trading on the Euro MTF market, we are required to publish financial information either more regularly than we otherwise would be required to or according to accounting principles which are materially different from the accounting principles which we would otherwise use to prepare our published financial information, we may delist the New Notes from the Euro MTF market or seek an alternate admission to listing, trading and/or quotation for the New Notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may decide.

We have prepared this offering circular solely for use in connection with the Exchange Offers and take responsibility for its contents. No other person is responsible for its contents. We and other sources we believe to be reliable have furnished the information contained in this offering circular. Nothing contained in this offering circular is or shall be relied upon as a promise or representation, whether as to the past or the future. The opinions and intentions expressed in this offering circular with regard to us are honestly held, have been reached after considering all known relevant circumstances and are based on reasonable assumptions, and all reasonable inquiries have been made by us to ascertain such facts and to verify the accuracy of all such information and statements. We accept responsibility accordingly.

You must comply with all laws and regulations in force in any jurisdiction in connection with the possession or distribution of this offering circular and the exchange of the Existing Notes for the New Notes or the sale of the New Notes, and you must obtain any required consent, approval or permission for the exchange of the Existing Notes for the New Notes or the sale of the New Notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make purchases, offers or sales, and we have no responsibility for those transactions. See “Transfer Restrictions.”

You acknowledge that (1) you have been afforded an opportunity to request from us, and to review, all additional information considered by you to be necessary to verify the accuracy of, or to supplement, the information contained in this offering circular, (2) you have not relied on us or any person affiliated with us in connection with your investigation of the accuracy of the information or your investment decision, and (3) no person has been authorized to give any information or to make any representation concerning us or the New Notes other than as contained in this offering circular. If given or made, that other information or representation should not be relied upon as having been authorized by us.

In making an investment decision regarding the acceptance of the Exchange Offers, you must rely on your own examination of our business and the terms of the Exchange Offers and the New Notes to be delivered in the Exchange Offers, including the merits and risks involved. The New Notes have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not confirmed the accuracy or determined the adequacy of this offering circular. Any representation to the contrary is a criminal offense.

The New Notes and the Guaranty have not been, and will not be, registered under the Securities Act or the securities of any state or other jurisdiction of the United States and may not be offered or sold in the United States except in transactions exempt from or not subject to the registration requirements of the Securities Act and any applicable state securities laws. The New Notes will be available initially only in book-entry form. We expect that the New Notes will be represented by beneficial interests in a permanent global note in fully registered form without interest coupons. The global notes will be deposited with The Depository Trust Company. New Notes shall be issued in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. See “Description of the New Notes” for more information.

The purchase and sale of the New Notes in the secondary market in Venezuela in transactions payable in Bolívares by individuals and legal entities domiciled in Venezuela can occur only through universal banks (under Venezuelan law, a universal bank is a bank that can carry out any financial operation permitted by Venezuelan laws), authorized stock brokers and the Bolsa de Valores Pública Bicentenaria (Bicentennial Public Stock Exchange) and shall be made at the floating exchange market rate (DICOM) pursuant to the Foreign Exchange Agreement No. 35 dated March 9, 2016 published in the Official Gazette No. 40,865 and the Foreign Exchange Agreement No. 33 dated February 10, 2015 published in the Extraordinary Official Gazette No. 6,171.

Jurisdictional Restrictions

The distribution of this offering circular and related materials is restricted by law in certain jurisdictions. Persons into whose possession this offering circular and related materials come are required by PDVSA to inform themselves of and to observe any of these restrictions.

This offering circular does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation. PDVSA does not accept any responsibility for any violation by any person of the restrictions applicable in any jurisdiction.

European Economic Area

This offering circular has been prepared on the basis that any offer of securities in any Member State of the European Economic Area (“EEA”), which has implemented the Prospectus Directive (each, a “Relevant Member State”) will be made pursuant to an exemption under the Prospectus Directive, as implemented in that Relevant Member State, from the requirement to publish a prospectus for offers of securities. Accordingly, any person making or intending to make any offer in that Relevant Member State of securities which are the subject of the offering contemplated in this offering circular may only do so in circumstances in which no obligation arises for the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive, in each case, in relation to such offer. The Issuer has not authorized, nor does it authorize, the making of any offer of securities in circumstances in which an obligation arises for the Issuer to publish or supplement a prospectus for such offer.

The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

This offering circular is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This offering circular is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this offering circular relates is available only to relevant persons and will be engaged in only with relevant persons.

France

The Exchange Offers are not being made, directly or indirectly, to the public in France.

Neither this offering circular nor any other document or material relating to the Exchange Offers has been or shall be distributed to the public in France. Such Exchange Offers and distributions have been and shall only been made in France to (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour le compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés), in each case acting on their own account and all as defined in, and in accordance with, Articles L. 341-2, L. 411-2, D. 411-1 to D. 411-3, D. 744-1, D. 754-1 and D. 764-1 of the French Code monétaire et financier.

Neither this offering circular nor any other document or material relating to the Exchange Offers has been or will be submitted for clearance or approved by the Autorité des Marchés Financiers.

Netherlands

In the Netherlands, the New Notes may only be offered to qualified investors (gekwalificeerde beleggers) within the meaning of section 1:1 of the Dutch Financial Supervision Act (Wet op het financieel toezicht).

Belgium

No action has been taken or will be taken in Belgium to permit a public offer of the New Notes in accordance with the Belgian Act of 16 June 2006 on the public offer of securities and admission of securities to trading on a regulated market (i.e. the Belgian Prospectus Act) or an takeover bid in accordance with the Belgian Act of 1 April 2007 on takeover bids (i.e. the Belgian Takeover Act) and no New Notes may be offered or sold to persons in Belgium which are not qualified investors within the meaning of Article 10 of the Belgian Prospectus Act or pursuant to another exemption available pursuant to Article 3 of the Belgian Prospectus Act or Article 6 (3) of the Belgian Takeover Act.

Switzerland

The New Notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland. Neither this offering circular nor any other offering or marketing material relating to the New Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd., and neither this offering circular nor any other offering or marketing material relating to the New Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Luxembourg

The Exchange Offers do not constitute a public offer or an offer requiring the drafting of a prospectus within the meaning of the law dated July 10, 2005 on prospectuses for securities (the “Luxembourg Prospectus Act”) and the New Notes may not be offered or sold within the territory of the Grand Duchy of Luxembourg unless: (a) a prospectus has been approved by the Commission de Surveillance du Secteur Financier in accordance with the Luxembourg Prospectus Act implementing Directive 2003/71/EC of the European Parliament and of the Council of November 4, 2003 on the prospectus to be published when securities are offered to the public or admitted to trading (the “Prospectus Directive”) if Luxembourg is the home member state (as defined in the Prospectus Law); or (b) if Luxembourg is not the home member state, the Commission de Surveillance du Secteur Financier has been notified by the competent authority in the relevant home member state that the prospectus has been duly approved in accordance with the Prospectus Directive; or (c) the offer benefits from an exemption to or constitutes a transaction not subject to the requirement to publish a prospectus.

Liechtenstein

The Exchange Offers are made solely to qualified investors as defined in Art 3 para 1 lit g) of the Liechtenstein Securities and Prospectus Act (WPPG), limited to: (a) legal entities, which are authorized or regulated to operate in the financial market supervised by the Liechtenstein Financial Market Authority including banks, asset management companies, insurance companies, pension funds, investment undertakings and their management corporations; (b) the Liechtenstein Government, international and supranational organizations similar to international and supranational institutions such as the International Monetary Fund, the European Central Bank, the European Investment Bank; (c) legal entities that do not meet more than one of the following conditions: (i) being an entity having less than 250 employees during the last financial year; (ii) being an entity having a total balance sheet not exceeding €43 million; (iii) being an entity having an annual net turn over not exceeding €50 million; and (d) Small and Medium Sized Enterprises as defined in Art 3 para 1 lit. h) WPPG, registered with and entered in as well as natural persons registered with and entered in the “list of qualified investors” with the Liechtenstein Financial Market Authority.

Italy

Neither the Exchange Offers nor any of the information contained in this offering circular constitutes an offer or an invitation to offer, exchange or sell or a promotional message of any form to any person (natural or legal) resident in the Republic of Italy to purchase, exchange or acquire the New Notes, within the meaning of articles 1, par.1, lett. (v), and 101-bis et seq., of Legislative Decree dated February 24, 1998, n.58. The Exchange Offers are not being made and will not be made, directly or indirectly, in or into the Republic of Italy, whether by mail or by any means or other instrument (including, without limitation, telephonically or electronically) or any facility of a national securities exchange publicly or privately available in Italy. Accordingly, copies of this offering circular and any related documents should not be mailed or otherwise forwarded, distributed or sent in, into or from the Republic of Italy and persons receiving such documents must not forward, distribute or send them in or into or from the Republic of Italy. Therefore, holders of Existing Notes are hereby notified that, to the extent such holders are Italian residents or are located in the Republic of Italy, the Exchange Offers are not available to them. Any person who may have a legal or contractual obligation to forward this offering circular and any related offer documents in the Republic of Italy should read this offering circular before doing so. No prospectus will be lodged in, or registered by, the Commissione Nazionale per le Società e la Borsa (CONSOB) in respect of the Exchange Offers. Accordingly, neither this offering circular nor any other material relating to the Exchange Offers may be distributed or made available in the Republic of Italy.

Japan

The New Notes have not been and will not be registered under the Financial Instruments and Ex-change Law of Japan (as amended, the “FIEL”). The New Notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan or Japanese corporation, except in accordance with the provisions of, or pursuant to an exemption available under, the applicable laws and regulations of Japan including the FIEL. For the purpose hereof, “resident of Japan” means an individual whose address is in Japan, and “Japanese corporation” means a legal entity organized under the laws of Japan.

Enforcement of Judgments

Under Venezuelan law, no company or its property, including PDVSA, has any immunity from the jurisdiction of any court or from set-off of any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution or otherwise), except that pursuant to Article 113 of the Law of the Office of the Attorney General of Venezuela (Ley Orgánica de la Procuraduría General de la República) an attachment prior to judgment, attachment in aid of execution, execution or otherwise, on our properties located in Venezuela that are related to the rendering of a public service, such as oil and gas distribution and transportation, must be stayed for a period of 45 days after notice is given to the Venezuelan Attorney General pursuant to which the Venezuelan government may take any action in order to avoid interruption of the services, including taking possession of such assets if such attachment endangers the continuity, quality or security of the services provided. If the Venezuelan Attorney General does not notify the court about the provisional measures taken by the relevant entity to avoid discontinuance of the service within such 45-days’ notice, the court may continue with such enforcement or foreclosure.

A foreign judgment arising in connection with the New Notes, the Guaranty or the Indenture rendered by any court referred to above would be enforceable against us and the Guarantor in the courts of Venezuela subject to obtaining a confirmatory judgment (exequatur) from the Supreme Court of Justice (Tribunal Supremo de Justicia) in Venezuela, in accordance with the provisions and conditions of the Venezuelan Private International Law (Ley de Derecho Internacional Privado), without a review of the merits of the judgment, provided that: (i) the foreign

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judgment concerns matters of private civil or commercial law only; (ii) the foreign judgment constitutes res judicata under the laws of the jurisdiction where it was rendered; (iii) the foreign judgment does not relate to real property interests over real property located in Venezuela and the exclusive jurisdiction of Venezuelan courts over the matter has not been violated; (iv) the foreign courts have jurisdiction over the matter pursuant to the general principles of jurisdiction set forth in Chapter IX of the International Private Law (Ley de Derecho Internacional Privado) in Venezuela; (v) we and the Guarantor (as the case may be) are duly served, with sufficient time to appear in the proceedings and are granted due process; (vi) the foreign judgment is not incompatible with a prior judgment that constitutes res judicata and no proceeding initiated prior to the rendering of the foreign judgment is pending before Venezuelan courts on the same subject matter among the same parties to litigation; and (vii) the foreign judgment does not contravene the essential principles of Venezuelan public policy.

Presentation of Financial Information

As used in this offering circular, unless the context requires otherwise, the terms “we,” “us” and “our” refer to Petróleos de Venezuela, S.A. on a consolidated basis with our subsidiaries. We prepare consolidated financial statements in U.S. dollars and in conformity with International Financial Reporting Standards, or IFRS. In this offering circular, references to “U.S. dollars,” “dollar,” “U.S.$” and “$” are to the legal currency of the United States of America and references to “Bolívar,” “Bolívares” and “Bs.” are to the Venezuelan Bolívar, the legal currency of Venezuela.

For the convenience of the reader, certain amounts originally reflected in Bolívares have been translated into U.S. dollars at the exchange rate in effect as of the date of the applicable transaction. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of Inflation and Devaluation” for information regarding the U.S. dollar to Bolívar exchange rate.

Certain figures included in this offering circular have been subject to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly, and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Our fiscal year ends on December 31.

Our financial information included in this offering circular is for the year ended December 31, 2015. Interim financial information for the six months ended June 30, 2016 is not yet available.

Discontinued Operations

On December 22, 2015, the shareholder of PDVSA, the Bolivarian Republic of Venezuela, approved a plan to transfer ownership of a portion of PDVSA’s non-oil subsidiaries directly to it at their book value which was U.S.$2,314 million as of December 31, 2015. According to the shareholders resolution, transfer is required to occur within a period of no more than one year following the meeting. The ownership transfer will transfer the subsidiaries outside of the PDVSA corporate structure, and is intended to enable PDVSA to focus on petroleum-related activities. The following affiliates constitute the segregated subsidiaries: PDVSA América, S.A.; PDVSA Industrial, S.A.; PDVSA Naval, S.A.; PDVSA Salud, S.A.; PDVSA Agrícola, S.A.; PDVSA Gas Comunal, S.A.; PDVSA Desarrollos Urbanos, S.A. and Empresa Nacional de Transporte, S.A. See note 6 to our audited financial statements and “Selected Consolidated Financial and Operating Data” for more information on Discontinued Operations.

As a result of the foregoing, PDVSA restated its 2013 and 2014 financial statements and has presented the financial results of the segregated subsidiaries as discontinued operations (“Discontinued Operations”) for 2015, 2014 and 2013. See note 6 to our audited financial statements and “Selected Consolidated Financial and Operating Data” for more information on Discontinued Operations.

Since PDVSA’s audited financial statements include only two comparative years, the 2014 and 2013 audited consolidated financial statements have been restated to reflect results from Discontinued Operations. Results for 2012 and 2011 have not been restated to reflect results from Discontinued Operations as required by IFRS, and remain as originally presented in the respective year.

For the years 2015, 2014 and 2013, the results from the discontinued operations are presented as line item “Discontinued Operations” and separately as a “Summary Consolidated Statement of Comprehensive Income Information from Discontinued Operations.”

Forward-Looking Statements

This offering circular contains forward-looking statements as described under the U.S. Private Securities Litigation Reform Act of 1995, as amended, specifically, certain statements relating to the expected results of exploration, drilling and production activities, refining processes, gas, and related capital expenditures and investments, the expected results of joint venture projects, the anticipated demand for new or improved products, environmental compliance and remediation and related capital expenditures, sales, taxes, dividends and contributions to Venezuela. Words such as “anticipate,” “estimate,” “project,” “expect,” “intend” and similar expressions are used to identify forward-looking statements. Forward-looking statements are subject to risks and uncertainties related to Venezuelan and international oil and gas markets, inflation, the availability of continued access to capital markets and financing on favorable terms, regulatory compliance requirements, changes in import controls or import duties, levies or taxes and changes in prices or demand for our products as a result of actions of our competitors or economic factors. Those statements are also subject to the risks of costs and anticipated performance capabilities of technology and performance by third parties of their contractual obligations. Exploration activities are subject to risks arising from the inherent difficulty of predicting the presence, yield and quality of hydrocarbon deposits, as well as unknown or unforeseen difficulties in extracting, transporting or processing any hydrocarbons found or doing the foregoing on an economic basis. Should one or more of these risks or uncertainties materialize, actual results may vary materially from those estimated, anticipated or projected. Specifically, but without limitation, capital costs could increase, projects could be delayed, and anticipated improvements in capacity or performance may not be fully realized. Although we believe that the expectations reflected by such forward-looking statements are reasonable based on information currently available, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this offering circular. We undertake no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this offering circular.

Such forward-looking statements are principally contained in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Selected Consolidated Financial and Operating Data” sections of this offering circular and include our expectations with respect to our business following the completion of the offering.

IMPORTANT DATES

You should note the following dates and times relating to the Exchange Offers. We reserve the right to extend or modify any of these dates. All announcements and amendments to the documents will be made available via the information agent website: https://sites.dfkingltd.com/pdvsa.

Date	Calendar Date	Event
Launch Date	September 16, 2016	Commencement of Exchange Offers

Early Tender Deadline	5:00 P.M. New York City Time, on September 29, 2016, unless extended or terminated earlier by us at our sole discretion.	The last time for you to validly tender Existing Notes to qualify for the Total Exchange Consideration, which includes the Early Tender Premium.

Withdrawal Deadline	5:00 P.M., New York City Time, on September 29, 2016, unless extended or terminated earlier by us at our sole discretion.	The last time for you to validly withdraw tenders of Existing Notes. If your tenders are validly withdrawn, you will no longer receive the applicable consideration on the Settlement Date (unless you validly retender such Existing Notes on or before the Expiration Date).

Expiration Date	11:59 P.M., New York City Time, on October 14, 2016, unless extended or terminated earlier by us at our sole discretion.	The last time for you to validly tender Existing Notes to qualify for the payment of the Exchange Consideration payable in respect of Existing Notes tendered after the Early Tender Deadline.

Announcement Date	As soon as practicable after the Expiration Date, (expected to be on or about the first Business Day after the Expiration Date).

The Issuer announces whether it will accept any Existing Notes in exchange of New Notes.

The Issuer will also announce the aggregate principal amount of Existing Notes accepted for purchase (which may be zero) and the aggregate principal amount of Existing Notes remaining outstanding following the completion of the Exchange Offers, which will all be subject to the satisfaction or waiver of the conditions set forth herein on or before the Settlement Date.

Settlement Date	As soon as practicable (upon satisfaction (or waiver by us at our sole discretion) of the conditions set forth herein) after the Expiration Date, but not, in any event, later than three business days after the Expiration Date (including any applicable Expiration Date following an extension of the Exchange Offers).	The date on which the New Notes will be issued to you in exchange for Existing Notes accepted in the Exchange Offers.

Holders of the Existing Notes who would like to tender Existing Notes in exchange for New Notes should be sure to allow enough time for the necessary documents to be timely received by the Exchange Agent. We are not required to notify you of defects or irregularities in tenders of the Existing Notes for exchange.

SUMMARY OF PDVSA

This summary highlights information contained elsewhere in this offering circular. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire offering circular carefully, including in particular the “Risk Factors” section and the annual audited consolidated financial statements and the related notes thereto appearing elsewhere in this offering circular.

Overview

We are a corporation (sociedad anónima) organized under the laws of Venezuela, formed in 1975 by the Venezuelan government to coordinate, monitor and control all operations relating to hydrocarbons. We are wholly owned by Venezuela and are the holding company for a group of oil and gas companies. We are the fifth largest vertically integrated oil company in the world with daily crude oil production of 2,746 million barrels per day as of December 31, 2015, or mbpd, as measured by a combination of operational data, including volume of reserves, production, refining and sales, based on information published in Petroleum Intelligence Weekly on November 16, 2015, a trade publication. We carry out our exploration, development and production (“upstream”) operations in Venezuela and our sales, marketing, refining, transportation, infrastructure, storage and shipping (“downstream”) operations in Venezuela, the Caribbean, North America, South America, Europe and Asia. Through PDV Holding, a wholly-owned subsidiary, we indirectly own 100% of CITGO Holding and CITGO Petroleum Corporation (“CITGO”), the latter a refiner and marketer of transportation fuels, petrochemicals and other industrial oil-based products in the United States. We plan to invest in upstream and downstream projects in Venezuela and abroad in order to satisfy the current and expected global increase in energy demands.

All hydrocarbon reserves in Venezuela are owned by Venezuela and not by us. Under the Ley Orgánica de Hidrocarburos de 2001 (Organic Hydrocarbons Law), as amended, every activity relating to the exploration and exploitation of hydrocarbons and their derivatives is reserved to the government of Venezuela, which may undertake such activities directly or through entities controlled by Venezuela through an equity participation of more than 50%. At the current production rate of crude oil and gas, Venezuela has proved hydrocarbon reserves of crude oil for the next 301 years for oil and 73 years for gas.

We mainly sell crude oil to the United States, Canada, the Caribbean, Africa, Europe, South America and Asia. In addition, we refine crude oil, with a refining capacity of approximately 2,730 mbpd and other feedstock in Venezuela and abroad into a number of products, including gasoline, diesel, fuel oil and jet fuel, petrochemicals and industrial products, lubricants and waxes, and asphalt. We are also engaged in the exploration and production of gas from offshore sources with a production of 913 barrel-of-oil equivalent, or boe, per day as of December 31, 2015.

Our Plan Estratégico Socialista (Strategic Socialist Plan) (the “Business Plan”) outlines the development of production and refining projects totaling U.S.$132 billion in Venezuela, the Caribbean, Latin America and Asia during its initial stage between 2016 and 2025. Such expenditures are subject to the availability of cash from our operations, obtaining financing on reasonable terms and the favorable pricing of crude oil and gas. During the three-year period ended December 31, 2015, we invested U.S.$66,687 million in development projects in such regions through cash on-hand and issuance of debt. During the year ended December 31, 2015, we invested U.S.$18,106 million in such projects.

Our registered office is located at Avenida Libertador, La Campiña, Apartado 169, Caracas 1050-A, Venezuela, and our telephone number is 011-58-212-708-4111. Our website is: www.pdvsa.com. Information contained on our website is not part of this offering circular.

Business Strategy

Our Business Plan takes into account the impact of the global economic conditions on the demand for oil and the expectations for global economic growth, as well as the projected supply of oil worldwide, the capabilities and challenges related to oil and gas production in Venezuela, and the consolidation of PDVSA’s non-oil businesses. Our Business Plan is based on the following key initiatives approved by the government of Venezuela:

•	Exploration of Condensate and Light and Medium Crude Oil. We intend to focus primarily on areas that have been already explored and that are currently producing crude oil. All other exploration areas, both onshore and offshore, are open to third-party participation in partnership with us, under the framework of the Organic Hydrocarbons Law and the Venezuelan Constitution.

•	Development of the Hugo Chávez Orinoco Oil Belt Magna Reserves. The Hugo Chávez Orinoco Oil Belt (“Orinoco Oil Belt”) area (55,314 km2) has been divided into 36 blocks for reserves quantification and certification of original oil on site purposes. There are approximately 1,469,011 million barrels of Original Oil in Place (“OOIP”) in the Orinoco Oil Belt. Of such amount, approximately 287,096 million barrels have been certified as recoverable reserves, based on a total recovery factor of 20%. See “Risk Factors – Venezuelan proved crude oil and gas reserve estimates involve some degree of uncertainty and may prove to be incorrect over time, which could adversely affect our ability to generate income.” We intend to participate actively in the development of these reserves.

•	Production Growth in Mature Areas. We are investing in mature areas with a view to achieve a crude oil production capacity in these areas of 1,221 mbpd by 2025. The projected production in mature areas for the period leading up to 2025 includes the following: 767 mbpd from areas where we are the sole operator and 454 mbpd from joint ventures producing light, medium and heavy oil.

•	Expansion of Orinoco Oil Belt Production. We intend to obtain 1,949 mbpd from the expansion of our existing and future operations in the Orinoco Oil Belt. This growth represents an increase of 629 mbpd from 1,320 mbpd in 2015 to 1,949 mbpd in 2025 (including 112 mbpd in mature areas of the Orinoco Oil Belt), which we plan to implement by developing our extra-heavy crude oil reserves, including a new upgrading facility and pipelines. The expected investment for the years 2016 through 2025 is U.S.$71,567 million. The expected total oil production capacity for 2025, including existing production and the expansion of the Orinoco Oil Belt, offshore crudes, NGL and the mature areas, is 3,180 mbpd. The growth of oil production capacity is expected to occur through joint ventures in which we typically have a 60% stake and international oil companies have the remaining 40% stake.

•	Development of Major Projects in Refineries. We intend to expand our refinery capacity from approximately 2.5 mmbpd in 2015 (1.3/1.2 mmbpd Venezuela/overseas capacity) to 2.7 mmbpd by 2025 (1.3/1.4 mmbpd Venezuela/overseas capacity). We expect that the implementation of this initiative will allow us to increase our production of refined petroleum products and upgrade our product slate towards higher-margin products, as well as to improve the efficiency of our existing refining capacity. The focus of our refining capacity expansion will be the incorporation of heavier crude oil from the Orinoco Oil Belt expansion into the national refinery system. We currently have in process a major upgrade project to increase the refining capacity of the Puerto La Cruz Refinery. Certain major projects which were part of prior business plans, such as Paraguaná and El Palito, have been postponed due to the decline in oil revenues. In addition, we intend to expand our refining capacity and develop a new refinery in Asia.

•	Development of the Gas Sector. We have plans to continue developing our onshore and offshore gas reserves with third-party participation under the framework of the Venezuelan Organic Law of Gaseous Hydrocarbons. We intend to maintain our natural gas production from 7,756 mmcfd in 2015 to 7,699 mmcfd by 2025 (equivalent to 1.33 mbpd). In particular, we intend to focus on the development of the Delta Caribe, an initiative consisting of the Northeast Delta Caribbean Project and the Rafael Urdaneta Project in western offshore Venezuela. These projects involve the development of gas reserves located north of Paria (the Mariscal Sucre Project) and Gulf of Venezuela (Cardón IV/Rafael Urdaneta Project). With respect to northeast developments, we intend to link all blocks by a gas pipeline network to the future Güiria Hub, where an industrial complex, Gran Mariscal de Ayacucho, or CIGMA, is expected to be developed. For Gulf of Venezuela natural gas developments, we plan to connect the gas production blocks in the Península de Paraguaná with the domestic gas transportation system.

•

Development of Infrastructure. We plan to implement an infrastructure program focused on multiple projects with the aim of securing the development of crude oil and gas reserves, particularly in the Orinoco Oil Belt. This program includes the building of about 8.0 million barrels of oil storage capacity, one liquid terminal in Punta Cuchillo (Orinoco River), the expansion of the existing liquid terminal in Jose, approximately 640 km in oil pipelines, the expansion of existing gas pipelines, and 1,924 km in new gas pipelines.

•	Marketing of Crude and Products. We intend to continue supplying the local market and exporting crude oil, refined products and natural gas, including refineries and wholesalers in order to improve our margins, and maintaining our markets in Asia, Europe and North America related to the transport logistics. We expect to renew and expand our tanker fleet and increase our maritime transporting capacity from its current controlled fleet of 2,642 tdwt to 9,122 twdt by 2025, as well as increase the number of vessels we own from 26 vessels to 75. In addition, we are expanding and diversifying our marketing efforts in Latin America, the Caribbean and Asia, including China, India and Russia, with the goal of reaching total crude oil exports of 2.6 mbpd by 2025.

•	Auto Gas Project. Since 2006, we have been developing a project aimed at reducing the domestic gasoline demand by creating natural gas dispatch facilities for vehicles and converting vehicles to dual fuel engines on a national scale. The project’s goals include the construction of 473 new compressed natural gas (“CNG”) stations, as well as the construction and outsourcing of more than 200 vehicle conversion centers and the reactivation of 141 existing CNG stations. As of December 31, 2015, we had 342 CNG stations and 39 vehicle conversion centers. Our total estimated investment in this project for the period beginning 2016 through 2025 is expected to be U.S.$2,189 million.

•	Production Strategy with Naphtha Stripper for the Orinoco Oil Belt. We have implemented a production strategy in the Orinoco Oil Belt in order to start production before upgraders are built and operational. This strategy consists of the construction of one naphtha stripper that will allow transportation of extra-heavy crude oil diluted with naphtha from the production fields to the port terminals and/or storage tanks where the stripper is to be located. The stripper will remove naphtha diluted with extra-heavy crude oil to send it back to the production field for re-use as a transport diluting agent and to allow the extra-heavy crude oil to be blended with other light crudes in order to obtain a commercially viable crude product. The naphtha stripper will have a total capacity of 260 mbpd and will require an investment of U.S.$725 million. The basic engineering for the naphtha stripper is being completed and its construction is expected to be finalized by 2022.

•	Exploration Projects. Our prior exploration strategy, known as Integral Exploration Projects (PIEX), included eight exploration projects covering the entire national territorial area with the aim of adding an estimated 8,045 million barrels of crude oil and 40.0 trillion cubic feet of gas. Currently, we are focused on an exploration strategy focused on: (i) concentrating the exploration efforts in new and traditional areas that lead to the incorporation of new light and medium crude oil and non-associated gas; (ii) executing an exploration plan for the incorporation of reserves associated to the Cretaceous in the Orinoco Oil Belt and the Lake Maracaibo; (iii) increasing the proved reserves of light and medium crude oil and non-associated gas from the conversion of the probable reserves with the execution of re-exploration and outline projects; (iv) accelerating the integrated characterization of fields with the purpose of establishing the exploitation plans and strategies that enhance the volumetric growth in Venezuela; and (v) executing a Specific Exploration Plan in border areas in Venezuela to strengthen Venezuela. The Exploration Plan includes the acquisition of 7,258 km2 of seismic 2D and 4,065 km2 of seismic 3D in the period 2016 – 2025, 131 exploratory wells, and includes the addition of 1,047 mbpd of oil and 2.3 bcf of new natural gas reserves. The total estimated investment in these projects through from 2016 through 2025 is U.S.$2,386 million. As of December 31, 2015, total disbursements in the projects since 2011 have amounted to U.S.$1,454 million.

Social Development

Pursuant to the Venezuelan Constitution, the Organic Hydrocarbons Law and social policy, we are required to foster Venezuela’s socio-economic development and the welfare of its citizens. To that effect, we make and are expected to continue to make significant financial contributions to social programs, including transfers to FONDEN (Fondo de Desarrollo Nacional) and other programs, which are included in our annual budget together with other expenses aimed to fund specific social projects, as determined by our Board of Directors, certain of which are recorded as part of our capital expenditures in accordance with applicable accounting rules.

We contributed a total of U.S.$7,829 million in 2013, a total of U.S.$2,015 million in 2014, and a total of U.S.$8,215 million in 2015 to social development, which are reflected as social development expenses in our consolidated statements of income included elsewhere in this offering circular. These contributions are in addition to taxes and dividends we pay annually to Venezuela, as well as the social projects we have funded, which are recorded as part of our capital expenditures because they relate to one of our oil and gas production projects.

Recent Developments

Exchange Agreement 35

On March 9, 2016, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 35 (Convenio Cambiario No. 35), effective as of March 10, 2016, published in Official Gazette No. 40,865 dated March 9, 2016, which established two exchange rates: (i) a protected exchange rate (known as “DIPRO”) fixed at Bs. 9.975 to buy and Bs. 10.00 to sell for products related to the food and pharmaceuticals sectors as well as other sectors specified in the Foreign Exchange Agreement and; (ii) the complementary floating exchange market rate (known as “DICOM”), which varies in accordance with market needs, for the remaining sectors.

The exchange transactions derived from the export and/or sale of hydrocarbons by PDVSA and its affiliates and joint ventures, as well as those derived from financing operations, financial instruments, capital contributions, asset sales, dividends, collection of debts, and provision of services can be made using any of the exchange rates described above, or any other rate; provided, that if any rate other than the exchange rates described above is to be used, such rate shall be reduced in one-quarter of a percent (0.25%) and must be authorized by the Vice-presidency of the Economic Sector, the Ministry for Bank and Finance and the Central Bank.

The Foreign Exchange Agreement No. 35 provides that the mechanisms for the exchange transactions provided in the partially abrogated Foreign Exchange Agreement No. 33 of February 10, 2015, published in the Extraordinary Official Gazette No. 6,171 dated February 10, 2015, shall continue to remain in force until such mechanisms are replaced pursuant to a subsequent Foreign Exchange Agreement. Therefore, the acquisition of foreign currency at the DICOM exchange rate shall continue to be executed through the SIMADI system, which consists of auctions that are held on a daily basis by the Central Bank and are open to the general public in Venezuela for the exchange of currency between U.S. dollars and Bolívares.

Increase of Domestic Gasoline Prices

On February 18, 2016, the Ministry of Petroleum issued Resolution No. 015, effective as of February 18, 2016, which established the increase of fuel prices to: (i) Bs. 6 per liter for the 95 octanes gasoline and; (ii) Bs. 1 per liter for the 91 octanes gasoline. This modification represented a price increase of more than 6,000% with respect to the 95 octanes gasoline and of 1,282% with respect to the 91 octanes gasoline from the prices established by Resolution No. 301 of August 15, 2005 and published in the Official Gazette No. 38,251 dated August 16, 2005.

Creation of CAMIMPEG

On February 10, 2016, the creation of the Compañía Anónima Militar de Industrials Mineras, Petrolíferas, y de Gas (CAMIMPEG), a state entity affiliated with the Ministry of Popular Power for the Defense, was authorized by Presidential Decree N° 2,231 and published in the Official Gazette N° 40,845. CAMIMPEG will be domiciled in Caracas and will have the purpose of undertaking all lawful activities concerning oil services, gas and mining. In accordance with the decree, CAMIMPEG may provide services to PDVSA, including but not limited to, in connection with the maintenance of oil wells and the repair, maintenance and management of drilling rigs.

Investigation Case

In December 2015, a case was brought against certain third-party (unaffiliated to PDVSA) contractors and suppliers to PDVSA affiliates in the United States District Court for the Southern District of Texas for the violation of anti-corruption and anti-money laundering laws, among other charges, in connection with international supply contracts and service contracts with a PDVSA affiliate during the period between 2009 and 2014. Certain former employees of a PDVSA affiliate were also charged in connection with these violations, and have since pled guilty along with the suppliers.

Following the commencement of the foregoing action, PDVSA commenced an internal investigation to, among other things, identify the internal controls that were violated and the manner in which such violations occurred; evaluate whether such internal control violations were isolated incidents; and determine the effects of such violations on the PDVSA audited consolidated financial statements for 2015. While the investigation is currently ongoing, PDVSA has implemented a number of remedial measures, including, reinforcing the design and implementation of certain internal controls related to the compliance with Venezuelan and international law applicable to PDVSA’s activities; establishing new procedures and controls in the internal process of supplier payments; and creating a method for the verification and analysis of all suppliers of goods and related services.

See note 32 to the audited consolidated financial statements for more information on the investigation case.

Conversion of Commercial Debt with Strategic Suppliers

PDVSA has implemented different transactions that allow to partially convert the outstanding commercial debt maintained with certain commercial suppliers into financial debt. This conversion is achieved by the execution of several note agreements which provide for (i) the assumption by PDVSA of a portion of its affiliates’ debt (evidenced in outstanding commercial invoices and contracts) with certain strategic suppliers; (ii) the novation of said commercial debt into a financial debt that cancels the former one; and (iii) the issuance of a three-year note (or several notes) regulated by a Note Agreement, with quarterly amortizations and an annual interest rate of 6.5%, to each of the participating strategic suppliers.

From May 2016 to the date of this offering circular, the aforementioned transactions have been successfully executed with GE Capital Financing, Inc., Cementaciones Petroleras Venezolanas, S.A., Petroalianza, C.A., Maritime Contractors de Venezuela, S.A., Weatherford Latin America, S.C.A., Servicios Halliburton de Venezuela, S.A., Environmental Solutions de Venezuela, C.A., Proambiente, S.A., Elecnor, S.A. and Servicios Picardi, C.A. for a total amount of U.S.$1,151 million.

The Exchange Offers and the Collateral

Reasons for the Exchange Offers

The purpose of the Exchange Offers is to extend the maturities of and refinance the Existing Notes, by repurchasing the Existing Notes in consideration for the issuance of New Notes.

External factors such as the recent decline in oil prices, exchange rate fluctuations and recent global economic conditions resulting from the recent recession affecting the United States and the European Union, among other factors, have affected the price at which we can sell our products. As a result, we believe that it would be prudent to rearrange our debt profile, which was structured (when incurred) during different political and economic conditions. In any event, we believe that we will continue to service our existing debt (and the New Notes, should we decide to complete the exchange) in accordance with their terms.

The Collateral

The New Notes will be secured by a first-priority lien on 50.1% of the capital stock of CITGO Holding. The security interest in the Collateral will be perfected on or before the Settlement Date.

CITGO Holding is a wholly-owned subsidiary of PDV Holding, a Delaware corporation, and is an indirect wholly-owned subsidiary of PDVSA. CITGO Holding is the direct parent of CITGO. CITGO is engaged in the refining, marketing and transportation of petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals and lubricants, mainly within the continental United States east of the Rocky Mountains.

For a more complete description of CITGO Holding, please refer to the information contained in the “Report for the Fiscal Year Ended December 31, 2015” attached hereto. You should consider the information contained under the section “Risk Factors” set forth therein before making a decision to tender your Existing Notes.

Recently, PDVSA conducted a valuation of the market value of the equity of CITGO and CITGO Holding. CITGO is the owner and operator of important midstream assets, refineries, inventories and receivables, among others, all of which were taken into consideration during such valuation. This valuation exercise was conducted on the basis of an analysis of CITGO and CITGO Holding’s projected future free cash flows, based on certain assumptions regarding growth and taxes. Such valuation also took into consideration the amount of debt at the CITGO level (approximately U.S.$2.0 billion as of December 31, 2015) and CITGO Holding consolidated level (approximately U.S.$4.2 billion as December 31, 2015), among other factors. Such valuation concluded that the market value of the equity (before taxes) as of December 31, 2015 of CITGO was approximately U.S.$9.3 billion and of CITGO Holding was approximately U.S.$8.3 billion, in each case net of debt. In addition, the enterprise valuation of CITGO was U.S.$11.3 billion with an implied EBITDA multiple of 4.7x (based on an EBITDA of U.S.$2.4 billion for the year ended December 31, 2015 (see “Selected Consolidated Financial and Operating Data” for a reconciliation of net income to EBITDA)), and of CITGO Holding was U.S.$12.5 billion with an implied EBITDA multiple of 5.1x (based on an EBITDA of U.S.$2.4 billion for the year ended December 31, 2015 (see “Selected Consolidated Financial and Operating Data” for a reconciliation of net income to EBITDA)). There can be no assurance that such values with respect to a sale of shares of CITGO Holding or CITGO would be achieved.

Corporate Structure

The following chart summarizes our corporate structure:

(1)	Issuer
(2)	Guarantor
(3)	PDV Holding will grant a lien on 50.1% of its stock in CITGO Holding on or before the Settlement Date.
(4)	For a detailed description of the interests CVP holds in the different joint ventures, please see “Business – Conversion of Operating Service Agreements to Empresas Mixtas,” “Business – Overview of Main Projects with Private Sector Participation” and “Business – Other Joint Ventures for Exploration and Production of Light-Medium Crude – Expansion Projects in the Orinoco Oil Belt.”
(5)	Mainly responsible for the realization and monitoring of regional energy cooperation activities by PDVSA, together with the National Government.

THE EXCHANGE OFFERS

The following summary is qualified in its entirety by reference to detailed information appearing elsewhere in this offering circular. For a more detailed description of the Exchange Offers, see “Terms of the Exchange.”

Offeror and Issuer	PDVSA

The Exchange Offers

PDVSA is inviting any and all holders of the Existing Notes to tender their Existing Notes in Exchange for newly issued New Notes on the terms and subject to the conditions set forth in this offering circular.

The Exchange Offers are subject to certain conditions (as described below under “—Conditions to the Exchange Offers”) and we expressly reserve the right, in our sole and absolute discretion, subject to applicable law, to terminate the Exchange Offers at any time prior to the Expiration Date, or to waive any condition of the Exchange Offers.

The “Early Tender Deadline” for the Exchange Offers is 5:00 P.M., New York City Time, on September 29, 2016, unless extended or terminated earlier by us at our sole discretion.

The Exchange Offers expire at 11:59 P.M., New York City Time, on October 14, 2016, unless extended or terminated by us at our sole discretion. We refer to the date on which the Exchange Offers expire as the “Expiration Date.”

The following table sets forth, for each series of Existing Notes, the security description of the Existing Notes, the identifier, the aggregate principal amount outstanding and the minimum denominations for tenders of each series of Existing Notes:

Title of Security	CUSIP/ISIN	Principal Outstanding Amount	Minimum Authorized Denominations of Existing Notes

5.250% Senior Notes due 2017 (“April 2017 Notes”)	N.A. (Rule 144A)/ XS0294364103 (Regulation S)	U.S.$3,000 million	U.S.$400 and integral multiples of U.S.$100 in excess thereof

8.50% Senior Notes due 2017 (“November 2017 Notes”)	716558 AB7 (Rule 144A); P7807H AK1 (Regulation S)/ US716558AB79 (Rule 144A); USP7807HAK16 (Regulation S)	U.S.$4,100 million	U.S.$100 and integral multiples of U.S.$100 in excess thereof

Subject to the satisfaction or waiver by PDVSA of the conditions to the Exchange Offers, we will accept for Exchange any and all of the outstanding Existing Notes validly tendered by holders in the Exchange Offers on or prior to the Expiration Date (and not validly withdrawn on or prior to the Withdrawal Deadline).

Total Exchange Consideration and Exchange Consideration

You may exchange your Existing Notes for New Notes in the amounts described below:

(i) Total Exchange Consideration for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted on or prior to the Early Tender Deadline (as defined below), we will deliver to you U.S.$1,000 of New Notes, which includes the Early Tender Premium, and

(ii) Exchange Consideration for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted after the Early Tender Deadline but on or prior to the Expiration Date (as defined below), we will deliver to you U.S.$950 of New Notes.

The principal amount of New Notes you will receive pursuant to the Exchange Offers will be rounded downwards to the nearest integral multiple of U.S.$1,000. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down. The determination by PDVSA of any calculation or quotation made with respect to the Exchange Offers will be conclusive and binding on you, absent manifest error.

Purpose of the Exchange Offers	The purpose of the Exchange Offers is to extend the maturities of and refinance the Existing Notes, by repurchasing the Existing Notes in consideration for the issuance of New Notes.

Accrued Interest on Existing Notes	We will pay on the Settlement Date all accrued and unpaid interest on the Existing Notes exchanged for New Notes for the period from the most recent interest payment date until, but not including, the Settlement Date.

Holders	Only holders of Existing Notes are authorized to receive and review this offering circular and to participate in the Exchange Offers.

Existing Notes; Principal Amount Currently Outstanding	Any and all Existing Notes are eligible to participate in the Exchange Offers. The principal amount of the Existing Notes currently outstanding is U.S.$7,100 million.

Procedures for Tendering Existing Notes	If you wish to participate in the Exchange Offers and your Existing Notes are held in the name of a custodian or other securities intermediary, such as a broker, dealer, bank, trust company or trustee, you must contact such custodian or other securities intermediary and instruct it to tender your Existing Notes on your behalf. You should contact your custodian or other securities intermediary well in advance of the Early Tender Deadline or Expiration Date, since your custodian may have earlier deadlines by which it must receive your instructions in order to have adequate time to submit your tender on time.

Custodial entities that are participants of DTC should tender Existing Notes through DTC’s Automated Tender Offer Program (“ATOP”), by which the custodial entity and the beneficial owner on whose behalf the custodial entity is acting to agree to be bound to the terms and conditions set forth herein. If you are a beneficial owner that holds Existing Notes through the Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and wish to tender your Existing Notes, you must contact Euroclear or Clearstream, Luxembourg, as the case may be, directly to ascertain their procedure for tendering Existing Notes and comply with those procedures.

For more information on tendering your Existing Notes, please see “Procedures for Participating in the Exchange Offers.”

Withdrawal Rights

Any tender of Existing Notes in the Exchange Offers may be withdrawn for any reason, at any time prior to 5:00 P.M., New York City Time, on September 29, 2016, unless extended or terminated earlier by us at our sole discretion. We refer to such date and time as the “Withdrawal Deadline.” We may, among other things, extend the Early Tender Deadline without extending the Withdrawal Deadline, unless required by applicable law.

For more information about the conditions for withdrawal, see “Terms of the Exchange Offers – Withdrawal of Exchange Instructions.”

Settlement Date	As soon as practicable (upon satisfaction (or waiver by us at our sole discretion) of the conditions set forth herein) after the Expiration Date, but not, in any event, later than three business days after the Expiration Date (including any applicable Expiration Date following an extension of the Exchange Offers). On this date, PDVSA will deliver the New Notes in exchange for the Existing Notes validly tendered and accepted for exchange pursuant to the Exchange Offers.

Tax Considerations	Please see the section entitled “Tax Considerations” for important information regarding the possible tax consequences to noteholders that tender Existing Notes pursuant to the Exchange Offers.

Information Agent and Exchange Agent	D.F. King & Co., Inc. (see the back cover page of this offering circular for contact details).

Further Information

Any questions concerning the terms of the Exchange Offers should be directed to the Issuer at the telephone numbers listed on the back cover page of this offering circular.

Questions concerning tender procedures and requests for additional copies of this offering circular should be directed to the Information Agent at its address or telephone numbers listed on the back cover page of this offering circular.

Consequences of Failure to Exchange	For a description of certain consequences of failing to exchange your Existing Notes, see “Risk Factors” and “Terms of the Exchange Offers—Certain Consequences to Holders of Existing Notes Not Tendering in the Exchange Offers.”

Use of Proceeds	We will not receive any cash proceeds from the Exchange Offers.

Conditions to the Exchange Offers	The consummation of the Exchange Offers are conditioned upon, among other things, the valid tender, without subsequent withdrawal, of at least 50% aggregate principal amount of the Existing Notes that are the target of the Exchange Offers. The Exchange Offers are also subject to certain conditions that we may assert or waive. These conditions include the condition that nothing has occurred or may occur that, in our reasonable judgment, (a) makes or seeks to make illegal the exchange of Existing Notes for New Notes pursuant to the Exchange Offers; (b) would or might be expected to result in a delay in, or restrict, our ability to issue the New Notes in exchange for Existing Notes, (c) imposes or seeks to impose limitations on our ability to issue the New Notes in exchange for Existing Notes; or (d) impairs or might impair us from realizing the anticipated benefits of the Exchange Offers. See “Terms of the Exchange Offers – Conditions to the Exchange Offers.”

Governing Law	New York.

SUMMARY OF THE NEW NOTES

The following summary is qualified in its entirety by reference to detailed information appearing elsewhere in this offering circular.

Issuer	Petróleos de Venezuela, S.A.

Guarantor	PDVSA Petróleo, S.A.

New Notes	Up to U.S.$7,100 million aggregate principal amount of 8.50% senior secured notes due 2020, which will be unconditionally and irrevocably guaranteed by PDVSA Petróleo, S.A.

Maturity Date of the New Notes	The fourth anniversary of the Settlement Date.

Interest	Interest will accrue on the New Notes at the rate of 8.50% per annum. Interest will be payable semi-annually in arrears on each six month anniversary of the Settlement Date, until the maturity date. Interest on the New Notes will be calculated on the basis of a 360-day year of twelve 30-day months.

Scheduled Amortization	Principal payments on the New Notes will be payable in four equal installments on the first, second, third and fourth anniversary, respectively, of the Settlement Date.

Collateral	The New Notes will be secured by a first-priority lien on 50.1% of the capital stock of CITGO Holding. See “Description of the New Notes—Collateral.”

Ranking of the New Notes

The New Notes will:

•       be senior secured Obligations of the Issuer;

•       rank effectively senior in right of payment to all existing and future senior unsecured Obligations of the Issuer to the extent of the value of the Collateral, and any outstanding amounts due after the foreclosure of the Collateral will rank equally in right of payment with all existing and future senior unsecured Obligations of the Issuer (other than Obligations preferred by statute or operation of law);

•       rank senior in right of payment to all existing and future Obligations of the Issuer that by their terms are subordinated to the New Notes;

•       be effectively subordinated to all existing and future secured Indebtedness of the Issuer that is secured by liens on assets that do not constitute the Collateral to the extent of the value of the assets securing such Indebtedness; and

•       be structurally subordinated to all existing and future Indebtedness of the Issuer’s subsidiaries (other than the Guarantor).

As of June 30, 2016, the Issuer and the Guarantor had total indebtedness of U.S.$37,345 million (of which U.S.$2,583 million was secured indebtedness).

As of June 30, 2016, CITGO Holding and CITGO had total indebtedness of U.S.$4,082 million and U.S.$1,927 million, respectively. As of the same date, on a consolidated basis, CITGO had U.S.$817 million of available capacity under its senior secured revolving credit facility and U.S.$67 million of available capacity under its accounts receivable securitization facility.

As of June 30, 2016, the non-Guarantor subsidiaries (excluding CITGO Holding) had total indebtedness of U.S.$3,863 million (of which U.S.$760 million was secured indebtedness).

Ranking of the Guaranty

The Guaranty will:

•       be a senior secured Obligation of the Guarantor;

•       rank effectively senior in right of payment to all existing and future senior unsecured Obligations of the Guarantor to the extent of the value of the Collateral, and any outstanding amounts due after the foreclosure of the Collateral will rank equally in right of payment with all existing and future senior unsecured Obligations of the Guarantor (other than Obligations preferred by statute or by operation of law); and

•       be effectively subordinated to all existing and future secured indebtedness of the Guarantor that is secured by liens on assets that do not constitute the Collateral to the extent of the value of the assets securing such indebtedness.

Book-Entry; Form and Denomination	The New Notes will be issued in the form of one or more global notes without coupons, registered in the name of a nominee of DTC, as depositary, for the accounts of its participants including Euroclear and Clearstream. The New Notes will be issued in minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. The New Notes will not be issued in definitive form except under certain limited circumstances. The Issuer will not accept any tender that would result in the issuance of less than U.S.$150,000 principal amount of New Notes to a participating holder. The principal amount of New Notes you will receive pursuant to the Exchange Offers will be rounded downwards to the nearest integral multiple of U.S.$1,000. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down. See “Description of the New Notes—Book-Entry; Delivery and Form—Certificated Notes.”

Original Issue Discount	The New Notes are expected to be issued with “original issue discount” for U.S. federal income tax purposes. In such case, regardless of a U.S. Holder’s (as defined under “Tax Considerations”) regular method of tax accounting, the U.S. Holder will be required to accrue the original issue discount on a note on a constant yield basis and include the accruals in gross income, whether or not the U.S. Holder receives a corresponding cash payment on the note during the taxable year. For a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the New Notes, see “Tax Considerations – Material U.S. Federal Income Tax Consequences.”

Payment of Additional Amounts	All payments made in respect of the New Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future Venezuelan taxes, unless such withholding or deduction is required by law. Subject to certain exceptions, in the event of any such withholding or deduction the Issuer or the Guarantor, as the case may be, will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder after such withholding or deduction would not be less than the amount such holder would have received absent the withholding or deduction. See “Description of the New Notes—Additional Amounts.”

Optional Redemption

We may redeem the New Notes in whole, or in part, at our option, at any time and from time to time prior to the maturity thereof at 100% of the then outstanding principal amount, plus a “make-whole” amount, plus accrued and unpaid interest, if any, and Additional Amounts, if any, to the redemption date upon the satisfaction of certain conditions. See “Description of the New Notes —Redemption.”

We may also redeem the New Notes in whole but not in part, at our option, at 100% of the outstanding principal amount, plus accrued and unpaid interest, if any and Additional Amounts, in the event of specific changes affecting taxation on the New Notes. See “Description of the New Notes —Redemption.”

Transfer Restrictions	The New Notes are subject to the same restrictions on transfer as the Existing Notes. The New Notes have not been, and will not be, registered under the Securities Act or under any state securities laws and are subject to certain restrictions on transfer and resale. We are offering the New Notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. We will not be required to, nor do we intend to, register the New Notes for resale under the Securities Act or to offer to exchange the New Notes for notes registered under the Securities Act or the securities laws of any jurisdiction. The New Notes are subject to the same restrictions on transfer as the Existing Notes. See “Transfer Restrictions.”

No Established Trading Market	There is currently no market for the New Notes and there can be no assurance as to the development or liquidity of a market for the New Notes.

Governing Law	New York.

Listing	We intend to apply to list the New Notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF market of such exchange, although no assurance can be given as to the approval of said applications.

Trustee	MUFG Union Bank, N.A.

Collateral Agent	GLAS Americas LLC.

Paying Agent, Transfer Agent and Registrar	Law Debenture Trust Company of New York.

Luxembourg Listing and Paying Agent	Banque Internationale À Luxembourg, Société Anonyme

Risk Factors	For a discussion of certain considerations relevant to an investment in the New Notes, see “Risk Factors.”

RISK FACTORS

Before deciding to tender your Existing Notes in exchange for the New Notes, you should carefully read this offering circular and should consider carefully, in light of their own financial circumstances and investment objectives, all of the information set forth in this offering circular and, in particular, certain matters relating to the Issuer and other matters associated with investments in securities of issuers in countries that do not have highly developed capital markets, including, without limitation, the risk factors set forth below.

Our respective businesses, financial condition, results of operations and ability to satisfy our obligations under the New Notes could be materially adversely affected by any of these risks. The trading price of the New Notes could decline due to these risks.

Risks of Not Participating in the Exchange Offers

If the Exchange Offers are completed, the trading market for Existing Notes may become illiquid, which may adversely affect their market value and the ability of holders to sell Existing Notes.

The principal amount of Existing Notes that will remain outstanding after the exchange is consummated may be significantly reduced, depending on the overall level of participation in the Exchange Offers. Consequently, the trading market, if any, for Existing Notes outstanding after the Exchange Offers could become limited or nonexistent. As a result, if you elect not to participate in the Exchange Offers it may be difficult for you to trade your Existing Notes and the market value of your Existing Notes may be adversely affected.

The Existing Notes will not get the benefit of the Collateral securing the New Notes and will be effectively subordinated to the New Notes to the extent of the value of the Collateral.

The Existing Notes will not get the benefit of the Collateral securing the New Notes. The indebtedness evidenced by the Existing Notes and related guaranty will be our (and the guarantor of the Existing Notes) unsecured obligations and therefore will be effectively subordinated, to the extent of the value of the Collateral, to any of our existing or future secured obligations and of the guarantor of the Existing Notes, including the New Notes.

Risks of Participating in the Exchange Offers

Your decision to tender your Existing Notes for New Notes exposes you to the risk of nonpayment for a longer period of time.

The outstanding Existing Notes mature in 2017 and the New Notes will mature on the fourth anniversary of the Settlement Date. If following the maturity date of your Existing Notes, but prior to the maturity date of the New Notes received in exchange for those Existing Notes, we were to become subject to a bankruptcy or similar proceeding, the holders of the Existing Notes who did not exchange their Existing Notes for New Notes could have been paid in full and there would exist a risk that holders who exchanged their Existing Notes for New Notes would not be paid in full, if at all. The market price of New Notes may also decline during this period if our creditworthiness declines. Your decision to tender your Existing Notes should be made with the understanding that the lengthened maturity of the New Notes exposes you to the risk of nonpayment or a decline in our creditworthiness for a longer period of time.

We have broad discretion to complete, limit, cancel, extend or amend the terms of the Exchange Offers, which may affect the timing for completion of the Exchange Offers and the ability of holders of the Existing Notes to transfer or sell their notes.

The terms of the Exchange Offers allow us to terminate or extend the Exchange Offers past the originally scheduled expiration date, to withdraw or amend the Exchange Offers in one or more jurisdictions, and to reject valid tenders of Existing Notes, in each case pursuant to the terms of the Exchange Offers. Accordingly, we cannot provide any assurance that the exchange of Existing Notes for New Notes pursuant to the Exchange Offers will be completed in any particular jurisdiction, or at all. Even if the Exchange Offers are consummated, we cannot assure holders of Existing Notes that the Exchange Offers will be completed in accordance with the time schedule and terms set forth in this offering circular due to potential legal proceedings or other reasons. Accordingly, holders participating in the Exchange Offers may have to wait longer than expected to receive their New Notes, during which time those holders will not be able to effect transfers of their Existing Notes tendered pursuant to the Exchange Offers.

We may in the future purchase Existing Notes at different prices

Subject to existing contractual and regulatory restrictions, we may from time to time purchase any Existing Notes that remain outstanding after consummation of the Exchange Offers through open market or privately negotiated transactions, one or more tender or exchange offers or otherwise, on terms that may be more advantageous to holders than the terms of the Exchange Offers.

The consideration to be received in the Exchange Offers does not reflect any valuation of the Existing Notes or the New Notes and is subject to market volatility, and none of PDVSA, the trustee or the Information Agent and the Exchange Agent makes any recommendation that any holder participate in the Exchange Offers.

We have made no determination that the consideration to be received in the Exchange Offers represents a fair valuation of either the Existing Notes or the New Notes. PDVSA has not obtained a fairness opinion from any financial advisor about the fairness to PDVSA or to you of the consideration to be received by the holders who exchange their Existing Notes. The trading price and the availability of a liquid market of the New Notes following the Exchange Offers cannot be assured. If a market does develop, the trading price of the New Notes will be impacted by other factors such as credit ratings and the trading prices of the Existing Notes. The New Notes may trade at discounts to par.

None of PDVSA, the trustee, the Information Agent, the Exchange Agent or any of their respective affiliates, makes any recommendation as to whether holders of the Existing Notes should exchange their Existing Notes for New Notes in response to the Exchange Offers.

You should not tender any Existing Notes that you do not wish to have accepted for exchange by us.

Existing Notes tendered in any Exchange Offer may be validly withdrawn at any time at or before the Withdrawal Deadline (5:00 p.m. New York City time on September 29, 2016, unless extended or terminated earlier by us at our sole discretion) (but not thereafter). Existing Notes tendered in any Exchange Offer after the Withdrawal Deadline will be irrevocable, except when additional withdrawal rights are provided by law.

Accordingly, you should not tender any Existing Notes that you do not wish to have accepted for exchange by us.

Risk Factors Relating to the New Notes, the Guaranty and the Collateral

The value of the Collateral securing the New Notes may not be sufficient to satisfy all our obligations under the New Notes.

The proceeds from the sale of the Collateral may not be sufficient to satisfy all our obligations under the New Notes. The value of the CITGO Holding shares will depend on numerous factors affecting the price of such shares, including, but not limited to, the market value of the shares at such time and the timing and manner of the sale or liquidation, as well as changing economic conditions, competition or other future trends. In addition, some or all of the pledged shares may be illiquid, and may have to be sold at a substantial discount in an insolvency situation or otherwise. See “Risk Factors—Risks Relating to the New Notes —It may be difficult to realize the value of the Collateral pledged to secure the New Notes in a timely manner or at all.” We cannot assure noteholders that the pledged shares will be saleable or, if saleable, that there will not be substantial delays in its liquidation, especially in the event of default under the New Notes. During any such delays, the value of Collateral could decline. Accordingly, we cannot assure noteholders that the proceeds of any sale or liquidation of the Collateral will be sufficient to satisfy, or will not be substantially less than, our obligations under the New Notes.

In addition, if the Collateral Agent were to enforce its lien on the Collateral, such enforcement could result in a change of control under instruments governing outstanding indebtedness of CITGO Holding and CITGO. Holders of certain of such outstanding debt could then require CITGO Holding and CITGO to make an offer to repurchase such indebtedness. There can be no assurance that the cash on hand or other assets of CITGO Holding or CITGO would be sufficient to effect such a repurchase in whole or in part, and any such repurchase, or failure to make any such repurchase, could negatively impact the value of the pledged shares. In addition, a change of control would constitute an event of default under certain of CITGO’s outstanding debt if not consented to thereunder. As a result, if the Collateral Agent were to enforce the lien on the Collateral, there is a substantial risk that the value of the pledged shares would not be sufficient to satisfy all our obligations under the New Notes in the event that a change of control occurs under CITGO Holding’s and CITGO’s outstanding debt.

Any claim for the difference between the amount, if any, realized by holders of the New Notes from the sale of the pledged shares securing the New Notes and the obligations under the New Notes rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations. As a result, if the value of the Collateral for the New Notes is less than the amount outstanding under the New Notes at the time the Collateral is liquidated, it is possible that any claims by holders of the New Notes for the difference between the amount realized from the sale of Collateral and the obligations under the New Notes may not be satisfied in full before the claims of such creditors are paid.

It may be difficult to realize the value of the Collateral pledged to secure the New Notes in a timely manner or at all.

Our obligations under the New Notes will be secured by a pledge by PDV Holding of 50.1% of the outstanding common stock of CITGO Holding. The security agreements governing the Collateral provide the Collateral Agent with significant remedies, including foreclosures and sale of all or parts of the Collateral, but the rights of the Collateral Agent to exercise such remedies are, subject to certain exceptions, generally limited to any Event of Default under the New Notes. Further, the Collateral Agent will only take such action as instructed by the holders of a majority of the outstanding principal amount of the New Notes. The realization of value from the Collateral Agent’s security interest, however, may be limited by other factors that may impede selling the Collateral in a timely manner and at a suitable price. Any delay in the realization of value of Collateral could result in a significant decline in the amount realized.

We cannot assure you that, in the event of any attempt to liquidate the pledged shares, such sales will occur on a timely basis or at all, which may have a potentially significant adverse effect on the sale price of the Collateral when compared with amounts due under the New Notes. Therefore, the practical value of realizing on the Collateral may be limited.

Under the terms of the New Notes, PDV Holding is not subject to any restrictions to dispose or grant liens on its shares in CITGO Holding that are not part of the Collateral.

PDV Holding may dispose or grant a pledge in the remaining 49.9% of the shares it owns in CITGO Holding. Subject to other restrictions affecting the Issuer (including any negative pledge covenants affecting the Issuer and its Subsidiaries), PDV Holding may use such remaining shares to secure other obligations or sell them to a third party. The value of the Collateral may be adversely affected if PDV Holding (and ultimately, PDVSA) ceases to be the owner of such remaining shares.

CITGO Holding and its subsidiary, CITGO, are parties to several financing transactions.

Pursuant to the terms of the New Notes and the other documents constituting the Transaction Documents, CITGO Holding and CITGO are subject to covenants or other obligations not to dispose their assets. Likewise, CITGO Holding and CITGO are parties to several financial transactions, and are also subject to certain financial covenants, restrictions on their ability to declare or pay dividends, dispose assets, and further, some of their assets are subject to security interests granted for the benefit of their creditors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Loan Agreements—CITGO Loan Agreements.” In the future, CITGO Holding and CITGO may incur more secured or unsecured debt or enter into other financial arrangements with similar or more restrictive covenants. In addition, CITGO Holding and CITGO may make financing or investing decisions in their own interests that may conflict with the interests of the Holders of the New Notes. Finally, the value of the Collateral may be affected by CITGO Holding’s and CITGO’s ability to service its respective debt.

Payments on the New Notes and the Guaranty will be effectively subordinated to any debt obligations of PDVSA and the Guarantor that are secured by assets other than the Collateral and to the liabilities of the non-guarantor subsidiaries, affiliates or joint ventures.

The New Notes and the Guaranty will be effectively subordinated to our current indebtedness that is secured by our assets other than the Collateral to the extent of the value of the assets securing such indebtedness. Secured creditors will have a senior right to the collateral securing their indebtedness that is not securing the New Notes and the Guaranty in case of an event of default under their secured indebtedness. This right would be to the exclusion of the noteholders, even if we were in default under the New Notes as well. In that event, such collateral would first be used to repay in full all indebtedness and other obligations of such secured creditors, resulting in all or a portion of such assets being unavailable to satisfy the claims of the noteholders (to the extent that the Collateral that will secure the New Notes is insufficient to repay the New Notes in full in the event of its foreclosure) and other of our creditors of their unsecured debt. If any of the foregoing events were to occur, recovery by noteholders may be adversely affected.

In addition, we conduct part of our business through subsidiaries and joint ventures, none of which (except for the Guarantor) are obligated under the New Notes or the Guaranty. Our non-guarantor subsidiaries are separate distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the New Notes or the Guaranty or to make any funds available therefor, whether in the form of loans, dividends or otherwise. The claims of any creditor of a subsidiary or joint venture would rank ahead of our ability to receive dividends or other cash flows from these companies. As a result, claims of these creditors would rank ahead of our ability to access cash or other assets from these companies in order to satisfy our obligations under the New Notes. In addition, our unrestricted subsidiaries may be restricted by their own loan agreements, governing instruments and other contracts from distributing cash to us to enable us to perform under the New Notes.

The Exchange Offers described herein constitute separate and distinct Exchange Offers and any modifications to the terms of one Exchange Offer will not impact the terms of the other Exchange Offer. This may impact the level of participation in each Exchange Offer and your rights with respect to the Collateral securing the New Notes.

The Exchange Offers described herein constitute separate and distinct Exchange Offers and certain modifications made to one Exchange Offer are not required to be made in the other Exchange Offer. This may increase the level of participation in one Exchange Offer. Holders of the New Notes will share on a pro rata basis with the other holders of the New Notes with respect to rights to the Collateral. An increase in the aggregate principal amount of the New Notes as a result of an increase in the participation level in an Exchange Offer or otherwise will increase the amount of obligations secured by the Collateral. This would have the effect of diluting the ability of the holders that tender their Existing Notes to benefit from the Collateral.

The Collateral may not be enforceable in the event PDVSA is subject to bankruptcy or reorganization proceedings.

If PDVSA were to commence a bankruptcy or reorganization proceeding, or one were to be commenced against PDVSA, the competent bankruptcy court may prevent the Trustee under the indenture and the Collateral Agent from foreclosing on the Collateral. Secured creditors such as the Trustee, the Collateral Agent and the holders of the New Notes may be prohibited from foreclosing upon or disposing of a debtor’s property by the competent bankruptcy court.

The market value of the New Notes may depend on economic conditions in Latin America and other developing countries over which we have no control.

The market value of securities of Venezuelan companies, including us, is affected to varying degrees by economic and market conditions in other Latin American and developing countries. Although economic conditions in such countries may differ significantly from economic conditions in Venezuela, investors’ reactions to developments in any of these other countries may affect the market value of securities of Venezuelan issuers. We cannot assure you that any economic, social or political deterioration in other Latin American or developing countries or other events in Latin American or developing countries will not affect the market value of the New Notes.

The transferability of the New Notes may be limited under applicable securities law.

The New Notes have not been registered under the Securities Act or any securities laws of any state of the United States or any other jurisdiction and, unless so registered, may not be offered or sold in the United States or for the account or benefit of a U.S. Person, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the applicable securities laws of any state or any other jurisdiction.

Additionally, the purchase and sale of the New Notes in the secondary market in Venezuela in transactions payable in Bolívares by individuals and legal entities domiciled in Venezuela can occur only through universal banks authorized stock brokers and the Bolsa de Valores Pública Bicentenaria (Bicentennial Public Stock Exchange), and it must be made at the complementary floating exchange market rate (DICOM) pursuant to the Foreign Exchange Agreement No. 35 dated March 9, 2016 published in the Official Gazette No. 40,865 and the Foreign Exchange Agreement No. 33 dated February 10, 2015 published in the Extraordinary Official Gazette No. 6,171.

According to the Decreto con Rango, Valor y Fuerza de Ley de Instituciones del Sector Bancario (Law Decree of the Institutions of the Banking Sector), published in the Official Gazette No. 40,557, dated December 8, 2014, all Venezuelan banks, either public or private, must hold their securities, as well as the securities they hold on behalf of their clients denominated in local or foreign currency, issued or endorsed by the Republic or state-owned companies such as us, through the Central Bank. Also, according to the partially abrogated Foreign Exchange Agreement No. 33 of February 10, 2015, published in the Extraordinary Official Gazette No. 6,171 dated February 10, 2015, the institutions authorized to sell the New Notes in the secondary market through must assure the existence of the securities offered, and thus must hold such securities on behalf of their clients.

While in the future, the New Notes might be sold in Venezuela in the Public Securities Exchange (Bolsa Pública de Valores Bicentenaria), created pursuant to the Public Securities Exchange Law (Ley de la Bolsa Pública de Valores Bicentenaria) published in the Special Official Gazette No. 5,999 dated November 13, 2010 and its General Rules (Reglamento General de la Bolsa Pública de Valores Bicentenaria) published in the Official Gazette No. 39,659 dated April 25, 2011, in accordance with the procedures and subject to the terms and conditions established in the Rules relating to the Registration, Negotiation and Settlement of Securities in the Public Securities Exchange (Reglamento de Inscripción, Negociación y Liquidación de Valores en la Bolsa Pública de Valores Bicentenaria) issued by the Venezuelan Superintendency of Securities (Superintendencia Nacional de Valores) and published in the Official Gazette No. 39,600 dated January 24, 2011, we cannot assure you that any such active trading market will develop and provide an additional market for the New Notes. Prospective investors should be aware that investors may be required to bear the financial risks of this investment for an indefinite period of time.

The New Notes are a new issue of securities for which there is currently no public market, and you may be unable to sell your New Notes if a trading market for the New Notes does not develop.

We intend to apply to list the New Notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF market of such exchange, although no assurance can be given as to the approval of said applications, if any.

There is currently no market for the New Notes. We cannot assure you that any active trading market will develop for the New Notes, nor can we assure you regarding the liquidity of any such market, your ability to sell the New Notes or the prices at which the New Notes could be sold. We plan to place a portion of the New Notes with Banco de Venezuela, which could also affect the liquidity of the New Notes. If a market for the New Notes develops, the New Notes could trade at prices that may be higher or lower than their initial offering prices depending on many factors, including prevailing interest rates, our results of operations, the markets for similar securities, and other factors beyond our control, including general economic and market conditions.

Our liquidity and ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition, and results of operations.

Our ability to make payments on and to refinance indebtedness we may incur and to fund planned capital expenditures will depend on our ability to generate sufficient cash flow from operations, accessing the capital markets and making assets sales in the future. For example, decreases in oil and gas prices in the recent past, and any further decreases in oil and gas prices, will adversely affect our ability to generate cash flow from operations. Although we intend to finance a portion of our working capital and capital expenditure requirements with cash we expect to generate from operations, we will nonetheless need to raise substantial additional funds to fully fund our operations. The availability of these sources of capital when the need arises will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices, our credit ratings, interest rates, market perceptions of us or the oil and gas industry, our market value, and our operating performance.

As of December 31, 2015, we had current assets of $53,935 million, of which $5,821 were cash and cash equivalents, while we had $52,692 million of current liabilities, resulting in a working capital position of $1,243 million. We historically have addressed our liquidity needs through cash flow from operations and short- and long-term borrowings in U.S. dollars and Bolívares. For additional information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

We must continue to invest capital to maintain or increase the number of hydrocarbon reserves that we operate and the amount of crude oil that we produce and process. Additionally, we are required by Venezuelan law to make significant financial contributions to social programs. Between 2011 and 2015, our average social contributions represented 14% of our revenues. We cannot assure you whether these contributions will increase in the future and that they will not have a material impact on our business, results of operations or our liquidity position and/or ability to make our scheduled debt or other payments. These contribution requirements, which are completely out of our control, have been unpredictable and have varied greatly in the past and are likely to do so in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting Operating Results—Contributions for Social Development.”

We may not be able to find additional financing on commercially reasonable terms, or at all. Furthermore, we cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in the market in an amount sufficient to enable us to pay principal and interest on our indebtedness or to fund our other liquidity needs. If our cash flow and existing capital resources are insufficient to fund our debt obligations, we may be forced to reduce our planned capital expenditures, sell assets, seek additional equity or debt capital, or restructure our debt, and any of these actions, if completed, could adversely affect our business. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness could harm our ability to incur additional indebtedness on commercially reasonable terms and lenders would have the right to accelerate our debt, which could result in a cross-acceleration of a material portion of our indebtedness, including the Existing Notes. Our cash flow and capital resources may be insufficient for payment of interest on and principal of our debt in the future, and any such alternative measures may be unsuccessful or may not permit us to meet scheduled debt service obligations, which could cause us to default on our obligations and could impair our liquidity.

The New Notes are expected to be issued with original issue discount for U.S. federal income tax purposes.

The New Notes are expected to be issued with original issue discount for U.S. federal income tax purposes. In such case, regardless of a U.S. Holder’s (as defined under “Tax Considerations”) regular method of tax accounting, the U.S. Holder will be required to accrue the original issue discount on a New Note on a constant yield basis and include the accruals in gross income, whether or not the U.S. Holder receives a corresponding cash payment on the New Note during the taxable year. For a summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the New Notes, see “Tax Considerations – Material U.S. Federal Income Tax Consequences.”

Investment in emerging markets poses a greater degree of risk.

Investing in emerging-market securities generally pose a greater degree of risk than investing in securities from more mature market economies as emerging market economies are more volatile.

There can be no assurance that a continuation or acceleration of these economic and financial crises or similar events will not negatively affect investor confidence in emerging markets or the economies of the principal countries in Latin America, including Venezuela. In addition, there can be no assurance that these events will not adversely affect Venezuela’s economy and its ability to raise capital in the external debt markets in the future.

The New Notes are not guaranteed by PDVSA’s subsidiaries, other than the guarantor, and are not secured by any other liens, other than the Collateral.

Our subsidiaries are separate and distinct legal entities and, other than the guarantor, will have no obligation, contingent or otherwise, to pay any amounts due on our debt or to provide PDVSA with funds for its payment obligations, whether by dividends, distributions, loans or other payments. PDVSA’s right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the noteholders of PDVSA’s debt (including the New Notes) to participate in those assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if PDVSA were a creditor of any of our subsidiaries, its rights as a creditor would be effectively subordinated to any security interest in our subsidiaries’ assets and any indebtedness of our subsidiaries senior to that held by PDVSA.

If we are subjected to Venezuelan bankruptcy or insolvency law, the ability of the holders of New Notes to recover their investment in the New Notes will be substantially impaired and will be subordinated to several classes of creditors such as secured creditors, our employees and the Venezuelan treasury, among others.

If a Venezuelan court were to hold us subject to Venezuelan bankruptcy or insolvency laws, your ability to recover your investment in the New Notes will be impaired and will be subordinated to several creditors such as the bankruptcy trustee, secured creditors, our employees for any unpaid wages and labor benefits set forth in applicable collective bargaining agreements and Venezuelan labor law (including profit-sharing payments, accrued but unpaid vacation and severance) and the Venezuelan treasury for unpaid taxes, among others.

Venezuela recognizes the execution of foreign judgments and arbitration awards, subject to certain conditions provided for in Venezuelan laws.

Foreign judgments and arbitration awards rendered against PDVSA can be enforced against its assets located in Venezuela only upon compliance with the effectiveness requirements set forth in the Venezuelan Law of Private International Law, the Commercial Arbitration Law and the New York Convention on the Recognition and Enforcement of Foreign Arbitral Awards. Notwithstanding these requirements, given that we are a state-owned company which owns assets that serve the public interest, in accordance with the provisions of the Organic Law of the National Attorney’s Office, the execution of a foreign judgment or arbitration award must be stayed for a period of 45 business days during which Venezuela may take actions in order to prevent the interruption of the public services that we provide in Venezuela.

We may incur a material U.S. tax liability if the CITGO Holding shares held as part of the Collateral are sold in the future.

A sale in the future of the CITGO Holding shares held as part of the Collateral may result in a material U.S. tax liability to us. No assurance can be made that, under the applicable insolvency, bankruptcy and other laws existing at such time, the proceeds from such sale would not be subject to our tax liabilities.

Risk Factors Relating to Venezuela

Events in Venezuela have produced significant social and political tensions, which have had in the past a material adverse effect on us and could again do so in the future.

A substantial part of our operations, properties, employees and activities are located in Venezuela. A deterioration in Venezuela’s economic condition, social instability, political unrest or other adverse social developments in Venezuela could adversely affect our business and financial condition. Those events could also lead to increased volatility in the foreign exchange and financial markets, thereby affecting our ability to obtain and service foreign debt. Furthermore, between December 2001 and August 2004, February 2014 and including more recently in 2016, there were and have been periods of intense political and social turmoil involving groups that opposed the Venezuelan government. Between December 2002 and February 2003 a massive strike, also known as the oil strike or oil lockout, took place, in an unsuccessful attempt by the Venezuelan political opposition to President Chávez to force a new presidential election. Among the effects of the oil strike on the Venezuelan economy, was a decrease in the GDP of 15.8% and 24.9% during the fourth quarter of 2002 and the first quarter of 2003, respectively, a substantial reduction in the country’s fiscal revenue and an 8% decline in bank deposits.

On December 3, 2006, President Hugo Chávez was re-elected President for a six-year term and from December 2005 to January 2016 the Partido Socialista Unido de Venezuela, or PSUV, the political party formerly headed by President Chávez, controlled a majority of the seats in the Asamblea Nacional, or National Assembly (formerly the Venezuelan Congress), as well as most state governments, and enjoyed broad support among the poorer segments of Venezuelan society.

On September 26, 2010, at the election for representatives to the National Assembly, 98 representatives of the PSUV and 67 representatives of opposing parties were elected. The new members of the National Assembly took office in January 2011.

On October 7, 2012, President Chávez was re-elected for another six-year term. However, on March 5, 2013, President Chávez passed away, leaving Vice-president Nicolás Maduro as the incumbent president until the next election. On April 14, 2013, Nicolás Maduro was elected as president of Venezuela for a six-year term.

On December 6, 2015, at the election for representatives to the National Assembly, 112 representatives of the opposition coalition known as Mesa de la Unidad Democrática, or MUD, and 55 representatives of the PSUV were elected. Since this date, MUD representatives represent a majority of the National Assembly. The new members of the National Assembly took office in January 2016, except for 3 MUD representatives, whose election was challenged before the Supreme Court of Venezuela.

There can be no assurance that the significant domestic political, social and economic instability that has existed in Venezuela will not re-emerge. Such instability could have a material adverse effect on Venezuela’s economic growth, our operations and as a result our ability to service our obligations under the New Notes.

The significant decline in the price of oil has had an impact on the economy of Venezuela.

The economy of Venezuela is highly dependent on petroleum revenues. The average sale export price of crude oil was U.S.$88.92/bl in 2014 and U.S.$44.65/bl in 2015. While as of July 31, 2016, the sale export price of crude oil was U.S.$32.75/bl, in the event the price of oil was to decrease from its current levels, Venezuela’s revenues from oil could significantly decline further. There can be no assurance that government revenues from petroleum exports will not experience significant fluctuations as a result of changes in the international petroleum market. Concerns with respect to the current global recession, weakness of the world economy, terrorism, market volatility and certain geopolitical developments, such as political instability in the Middle East, may have a potentially adverse effect on the petroleum market as a whole.

PDVSA’s production levels were 2,991 mbpd, 2,910 mbpd, 2,899 mbpd, 2,785 mbpd, and 2,746 mbpd, for the years 2011, 2012, 2013, 2014 and 2015, respectively. While Venezuela expects to increase production through the development of new fields, future political uncertainty, budget adjustments that affect investments in oil exploration or outages (which have occurred recently in Venezuela from time to time) could result in a decline of overall production. Accordingly, any sustained period of decline in capacity, if exacerbated by a decline in oil production, could adversely affect Venezuela’s fiscal accounts and international reserves.

Changes to Venezuela’s credit ratings may adversely affect the value of the New Notes.

Since February 2015, Standard & Poor’s credit rating for Venezuela has been CCC with a negative outlook. In December 2014, Fitch lowered Venezuela’s credit rating from B- to CCC, and reaffirmed this rating in July 2016. In March 2016, Moody’s affirmed Venezuela’s Caa3 credit rating, and changed the outlook, which was previously stable, to negative, citing “increased uncertainty surrounding economic and political events in Venezuela which could increase the loss severity bondholders could face in the event of a default, a development to which [Moody’s] assign[s] a high probability of occurrence.” Any actual or anticipated changes or downgrades in Venezuela’s credit ratings could affect the market value of the New Notes.

Inflation, along with governmental measures to combat inflation, has had significant negative effects on the Venezuelan economy and, as a result, on our operations.

Venezuela has experienced relatively high levels of inflation during much of the past two decades, despite the presence of price controls on many core goods during certain periods. The general rate of inflation as measured by the consumer price index was approximately 26.1% in 2011, 21.1% in 2012, 56.20% in 2013, 68.54% in 2014 and 180.90% in 2015. In 2008, the Central Bank changed the calculation base used to determine the consumer’s price index that was used until December 31, 2007, in order to consider, among other factors, a larger geographical area of Venezuela. We cannot assure you that inflation will not continue at or increase from its current level. Future governmental actions, including government spending, and actions to adjust the value of the Bolívar, may trigger increases in inflation. Because some of our costs, such as labor, are Bolívar-based, while the sales prices of substantially all of our products are U.S. dollar-based or U.S. dollar-related, periods of inflation that are not accompanied by commensurate devaluations of the Bolívar can adversely affect our costs, financial condition and ability to meet our obligations under the New Notes.

Our products in the Venezuelan domestic market are sold at subsidized prices, thereby reducing our Venezuelan source revenues.

The Venezuelan government, rather than the international market, determines the price of products such as gasoline, diesel, natural gas and natural gas liquids, or NGL, sold by us through our affiliates in the domestic market and, as a result, we earn substantially lower revenues on our products sold in Venezuela than on our exports and products sold internationally. The continued existence of such price controls will continue to reduce our Venezuelan source revenues.

The Venezuelan economy could be adversely affected by economic developments in regional or global markets.

Financial and securities markets in Venezuela are influenced, to varying degrees, by economic and market conditions in regional or global markets. Although economic conditions vary from country to country, investors’ perceptions of the events occurring in one country may substantially affect capital flows into and securities from issuers in other countries, including Venezuela. International investors consider Venezuela to be an emerging market. Economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Venezuelan companies. Volatility in the securities markets in Latin America and in other emerging market countries may have a negative impact on the trading value of our securities and on our ability and the terms on which we are able to access international capital markets.

The crisis in the Asian markets, beginning in 1997 negatively affected markets throughout Latin America. Similar adverse consequences resulted from the economic crisis in Russia in 1998, the Brazilian devaluation in 1999 and the Argentine crisis in 2001. Furthermore, the Venezuelan economy may be affected by events in developed economies that are trading partners or that affect the global economy, including the sovereign debt crisis affecting Greece, Spain and Italy. During the most recent global economic and financial crisis, global market conditions had adverse effects on the Venezuelan economy. Negative economic developments in the international markets in the future, including a decline in the demand for the commodities that Venezuela exports, would likely adversely affect the Venezuelan economy and financial system.

A significant increase in interest rates in the international financial markets could have a material adverse effect on the economies of Venezuela’s trading partners.

If interest rates outside Venezuela increase significantly, our trading partners in Asia, the United States and the European Union could find it more difficult and expensive to borrow capital and refinance their existing debt. These increased costs could in turn adversely affect economic growth in those countries. Decreased growth on the part of these trading partners could have a material adverse effect on the markets for our exports.

Risk Factors Relating to our Business

The significant decline in the price of oil has had an impact on our revenues. A further decrease in such prices could materially and adversely affect our business.

The average sale export price of the Venezuelan crude oil basket was U.S.$88.42/bl in 2014 and U.S.$44.65/bl in 2015. Exports of Venezuelan crude oil represent a substantial portion of our revenues. In the event the price of oil was to decrease from its current levels, PDVSA’s revenues could significantly decline further. There can be no assurance that PDVSA’s revenues from petroleum exports will not experience significant fluctuations as a result of changes in the international petroleum market. Concerns with respect to the current global recession, weakness of the world economy, terrorism, market volatility and certain geopolitical developments, such as political instability in the Middle East, may have a potentially adverse effect on the stability of the petroleum market as a whole.

PDVSA’s production levels were 2,991 mbpd, 2,910 mbpd, 2,899 mbpd, 2,785 mbpd, and 2,746 mbpd, for the years 2011, 2012, 2013, 2014 and 2015, respectively. While Venezuela expects to increase production through the development of new fields, future political uncertainty, budget adjustments that affect investments in oil exploration, or outages (which have occurred recently in Venezuela from time to time) could result in a decline of overall production. Accordingly, any sustained period of decline in capacity, if exacerbated by a decline in oil production, could adversely affect PDVSA’s revenues.

Our business depends substantially on international prices for oil and refined petroleum products and such prices are volatile.

Our business, financial condition, results of operations and prospects depend largely on international prices for crude oil and refined petroleum products. Prices of oil and refined petroleum products are cyclical and highly volatile and have, historically, fluctuated widely due to various factors that are beyond our control, including:

•	changes in global supply and demand for crude oil and refined petroleum products;

•	political events in major oil producing and consuming nations;

•	agreements among the members of the Organization of Petroleum Exporting Countries (“OPEC”);

•	availability and price of competing products;

•	actions of commodity markets, participants, and competitors;

•	international economic trends;

•	technological advancements and developments in the industry;

•	domestic and foreign government regulations that directly impact the supply of crude oil and refined petroleum products;

•	inflation; and

•	variations of the rate of exchange of the U.S. dollar vis-à-vis other currencies, such as the Euro.

OPEC members have historically entered into agreements to reduce their production of crude oil. Such agreements have sometimes increased global crude oil prices by decreasing the global supply of crude oil. Venezuela is a party to and has complied with such production agreement quotas, and we expect that Venezuela will continue to comply with such agreements in the future. Since 1998, OPEC’s production quotas have contributed to substantial increases in international crude oil prices. Beginning with the 160th Meeting of the Conference of OPEC, convened on December 14, 2011 in Vienna, Austria, to the present, OPEC decided to maintain a production level of 30.0 mbpd, including production from Libya, and also agreed that OPEC member countries would, if necessary, take steps (including voluntary downward adjustments of output) to ensure market balance and reasonable price levels. In the 168th Meeting of the Conference of the Organization of the Petroleum Exporting Countries (OPEC), held in Vienna, Austria, on December 4, 2015, the Conference, emphasizing its commitment to ensuring a long-term stable and balanced oil market for both producers and consumers, agreed that member countries should continue to closely monitor developments in the coming months, leaving its production ceiling at 30.0 mbpd.

Any reduction in our crude oil production or export activities that could occur as a result of changes in OPEC’s production quotas or a decline in the prices of crude oil and refined petroleum products for a substantial period of time may materially and adversely affect our results of operations, cash flows and financial results.

We do not own any of the hydrocarbon reserves that we develop and operate.

Under Venezuelan law, the hydrocarbon reserves that we develop and operate belong to Venezuela. The rights to exploration of these hydrocarbon reserves are reserved for Venezuela. We were formed to coordinate, monitor and control operations related to Venezuela’s hydrocarbon reserves.

While the Venezuelan Constitution requires that Venezuela retain exclusive ownership of us, it does not require the country to continue to conduct its hydrocarbon exploration and exploitation activities through us. If the Venezuelan government elects to conduct its hydrocarbon activities other than through us, our operations will be materially and adversely affected. We can offer no assurance that changes in Venezuelan law or the implementation of policies by the Venezuelan government will not affect our operations, cash flow and financial results.

We are controlled by the Venezuelan government, which ultimately determines our capital investment and other spending programs.

The Bolivarian Republic of Venezuela is our sole owner. Article 303 of the National Constitution provides that for “reasons of economic and political sovereignty and national strategy,” Venezuela shall retain all of our stock or any other entity to be incorporated to handle the petroleum industry. Furthermore, Article 29 of the Organic Hydrocarbons Law provides that state-owned oil companies, such as PDVSA, will be governed by the Organic Hydrocarbons Law and its regulations and, in particular, by the provisions issued by the National Executive through the Ministry of Petroleum (Ministerio del Poder Popular de Petróleo). The National Executive, through the Ministry of Petroleum, establishes national petroleum policies and also regulates and supervises our operations. The President of Venezuela appoints our president and the members of our Board of Directors by executive decree. Since November 2004, the Minister of Petroleum has also served as our president. However, the Bolivarian Republic of Venezuela is not legally liable for our obligations.

We have operated as an independent commercial entity since our formation; however, since hydrocarbons are vital to the economy and future development of Venezuela due to the fact that they are the primary revenue-generating resource of Venezuela, the revenues received from hydrocarbons activities, according to Article 5 of the Organic Hydrocarbons Law, are required to be used to finance health and education, to create funds for macroeconomic stabilization and to make productive investments, all in favor of the welfare of the Venezuelan people. Those social commitments may affect our ability to place additional funds in reserve for future uses and, indirectly, our commercial affairs. Given that we are controlled by the Venezuelan government, we cannot assure you that the Venezuelan government will not, in the future, impose further material commitments upon us or intervene in our commercial affairs in a manner that will adversely affect our operations, cash flow and financial results.

The Bolivarian Republic of Venezuela, our sole owner, may have interests that conflict with ours.

The Bolivarian Republic of Venezuela is our sole owner and, through the Ministry of Petroleum, establishes national petroleum policies and also regulates and supervises our operations. Article 8 of the Organic Hydrocarbons Law, along with Articles 29 and 30, grants to the National Executive, acting through the Ministry of Petroleum, direct responsibility for the formulation, regulation, and follow-up of policies in the area of hydrocarbons. Additionally, the Organic Law on Public Administration and the Decree on Organization and Operation of the National Public Administration grant the Ministry of Petroleum the highest administration, direction, inspection and protection of the services, properties and income from revenue related to the energy sector, including PDVSA’s, in order to ensure compliance with the guidelines and policies adopted by the National Executive to serve the public and social interest. In circumstances involving a conflict of interest between Venezuela, as our sole owner, and the holders of the New Notes, Venezuela may exercise the rights arising from its ownership interest in a manner that would benefit Venezuela’s interests above our own interests, which may, in turn, have a negative effect on our financial condition and results of operations.

The Bolivarian Republic of Venezuela, as our sole owner, may cause us to pursue certain macroeconomic and social objectives that may adversely affect our results of operations and financial condition.

The Bolivarian Republic of Venezuela, as our sole owner, has pursued, and may pursue in the future, certain of its macroeconomic and social objectives through us. As a result, we may engage in activities that give preference to the objectives of the Venezuelan government rather than our economic and business objectives. We may make investments, incur costs and engage in sales on terms that affect our results of operations and financial condition. For instance, pursuant to the Venezuelan Constitution and the Organic Hydrocarbons Law, we are required to foster Venezuela’s socio-economic development and the welfare of its citizens. To that effect, the government requires us to make significant financial contributions to social programs, including transfers to FONDEN, as well as requiring us to fund specific projects. In 2014 and 2015, we made total contributions to FONDEN in the amounts of U.S.$974 million and U.S.$3,306 million, respectively. In addition, in the past the Venezuelan government required us to acquire several electricity generation and distribution companies, as well as certain food companies, all of which have been divested as of the date of this offering circular. The Venezuelan government has also nationalized and continues to nationalize other companies in Venezuela. We cannot assure you that the government of Venezuela will not require us to increase our financial contributions to social programs or to purchase other businesses. Any such actions could expose us to increased costs, litigation and contingent liabilities, which would have a material adverse effect on our financial condition and results of operations.

Our investment in capital expenditures has decreased in recent years and our business requires substantial capital expenditures, and if we do not maintain our production levels, our ability to service our debt may be impaired.

The exploration and development of hydrocarbon reserves, production, processing and refining and the maintenance of machinery and equipment require substantial capital investments. We must continue to invest capital to maintain or to increase the number of hydrocarbon reserves that we operate and the amount of crude oil that we produce and process. The capital levels required to increase hydrocarbon reserves and the amount of crude oil that we produce and process are described in our Business Plan. Our capital expenditures decreased to U.S.$18,106 million in 2015 from U.S.$25,051 million in 2014 and U.S.$23,530 million in 2013. We cannot assure you that we will maintain our production levels or generate sufficient cash flows or that we will have access to sufficient investments, loans or other financing alternatives to maintain and service our existing infrastructure in order to continue with our current production levels. Achieving our desired production levels, sufficient cash flows and sufficient investments will also depend on the successful completion of our Business Plan, which cannot be guaranteed.

We have embarked on an ambitious capital expenditure plan to expand and upgrade our existing production and refining capacity. If we are not able to adequately raise, deploy and invest the necessary capital to expand our existing refining and exploration infrastructure, our business may be materially and adversely affected.

The expansion and development of our production and refining infrastructure requires substantial capital investment. Our Business Plan outlines the development of projects totaling U.S.$302 billion in Venezuela, the Caribbean, Latin America and Asia during their initial stages from 2014 through 2019. Such expenditures are subject to the availability of cash from our operations, obtaining financing on reasonable terms and the favorable pricing of crude oil and gas. The failure to raise sufficient funds on reasonable terms, if necessary, may require us to modify or significantly curtail our Business Plan. If we are unable to raise the necessary funds or adequately and efficiently deploy these resources in order to expand our refining, exploration, and development activities, our business, results of operations and cash flows may be adversely affected.

We are subject to production, equipment, transportation and other risks that are common to oil and gas companies.

As an integrated oil and gas company, we are exposed to production, equipment transportation risks and other risks that are common to oil and gas companies, including fluctuations in production volume due to changes in reserve levels, weather conditions, production accidents, mechanical difficulties, business interruptions, adverse natural conditions or events such as a severe hurricane, tsunami or earthquake, unforeseen production costs, the condition of pipelines and vulnerability of other modes of transportation, the adequacy of our equipment and production facilities and employee and/or political conflicts.

Due to the increased level of activity in the oil and gas industry, we may experience a shortage of oil rigs and manpower, as well as increasing costs in material and services. If we are unable to contract the necessary equipment and services to develop our exploration and production projects or if the prices for such equipment and services continues to increase, our exploration and production costs will increase. Any such increase in exploration and production costs may affect our results of operations and financial condition.

These risks may lower our production levels, increase our production costs and expenses, or cause damage to our property or injury to our employees or others. We maintain insurance to cover certain losses and exposure to liability in order to protect our assets, operations and liability to third parties. Nonetheless, we cannot assure you that such coverage will be sufficient to cover all our losses given the potential increases in the value of assets or modifications in the maximum probable losses. These risks may adversely affect our operations and financial results.

Venezuelan proved crude oil and gas reserve estimates involve some degree of uncertainty and may prove to be incorrect over time, which could adversely affect our ability to generate income.

The proved crude oil and gas reserves set forth in this offering circular are our estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made). All reserves of oil and natural gas located within Venezuelan territory belong to the Bolivarian Republic of Venezuela and the amounts thereof are estimated by PDVSA and approved by the Ministry of Petroleum. The standards applied by the Ministry of Petroleum are recognized and used worldwide, making the declared results comparable to the ones of other countries. The oil located in the Orinoco Oil Belt has been certified by Ryder Scott Co. LP. Our proved oil and gas reserves have not been verified by any independent third party. Venezuelan proved developed crude oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. In the past, we revised our expected recovery factor for the Orinoco Oil Belt from 8% to 20%, based on existing economic and operating conditions, as well as on the availability of improved recovery technologies and broader information regarding reservoir performance parameters such as cumulative production, production rate, reservoir pressure and gas oil ratio behavior. The foregoing led the addition of 131,421 million barrels to our previously existing internally certified proved reserves over the past five years.

There are uncertainties in estimating quantities of proved reserves related to prevailing crude oil and natural gas prices applicable to our production, which may lead us to make revisions to our reserve estimates. Moreover, many of the factors, assumptions and variables involved in estimating proved reserves are beyond our control and are subject to change over time. Consequently, measures of reserves are not precise and are subject to revision. Downward revisions in our reserve estimates could lead to lower future production, which could affect our results of operations and financial condition.

We are subject to numerous environmental and health regulations in the locations where we conduct operations, particularly in the United States and Venezuela, that may become more stringent and result in increased liabilities and increased capital expenditures.

Our activities are subject to a wide variety of national and local laws, regulations, and permit requirements relating to the protection of human health and the environment. Certain environmental laws require us to incur significant costs to cover damage that a project may cause to the environment. These costs may have a negative impact on the profitability of the projects we intend to implement or may make such projects economically unfeasible. In addition, some of our activities are in areas under special protection regimes with very restricted land uses. If the legal and regulatory framework is revised to become more rigorous, we will likely be required to substantially increase the capital expenditures for compliance with our revised legal and regulatory framework to effectively undertake the necessary improvements to comply with the health, safety, and sustainable environmental practices in the future. Any such increased expenditure may affect our results of operations and financial condition.

We are subject to numerous laws, regulations and government mandates in Venezuela that may change in the future and adversely affect our operating results and financial condition.

In addition to laws, regulations and permit requirements relating to the protection of human health and the environment, our business and activities are subject to numerous other federal, state and local laws, regulations and government mandates relating to various matters such as taxes, production tax payments, social contributions, foreign exchange and capital controls, price controls on the sales of our products, and development and operation of fields and hydrocarbon reserves owned by Venezuela. For example, in the past few years, the Venezuelan government has made numerous amendments to foreign exchange rates for the sale and purchase of foreign currency, which have had significant impact on our results of operations. Similarly, the government has established laws regulating required production tax contributions, dividends and tax revenues that have been modified several times. We have no control over and cannot predict what measures the government will take in the future or which policies it will implement, and these laws and regulations could change at any time depending on the government’s needs or policies. Any substantial change in the regulations applicable to us may have a material adverse effect on our results of operations and financial condition. Likewise, uncertainty over whether the Venezuelan government will implement changes in policy or regulation in the future may contribute to economic uncertainty and heightened volatility in the financial markets, which may have a material and adverse effect on our business, results of operations and financial condition. In addition, the government may require that we increase our social contribution payments, or it may require us to divert a portion of our crude oil production to electricity companies in Venezuela, which would, in both cases, materially adversely affect our results of operations, cash flows and financial condition.

We could become subject to laws and regulations affecting our ability to conduct business in certain jurisdictions, such as the United States.

On May 24, 2011, the U.S. Department of State announced the imposition of sanctions on seven companies, including PDVSA, under the Iran Sanctions Act of 1996, as amended by the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010. The sanctions imposed on PDVSA prohibited the company from competing for U.S. government procurement contracts, securing financing from the Export-Import Bank of the United States, and obtaining U.S. export licenses for goods and technology requiring a specific license or any other formal written authorization from the U.S. government for exportation or re-exportation to Venezuela. The U.S. State Department’s May 24, 2011 press release stated that “these sanctions do not apply to PDVSA’s subsidiaries and do not prohibit the export of crude oil to the United States,” and this was further confirmed by the formal notice by the State Department published in the Federal Register on September 14, 2011 (76 Fed. Reg. 178 at 56866). The sanctions imposed on PDVSA under the Iran Sanctions Act, as amended by the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010, were lifted on January 16, 2016, as a result of the Joint Comprehensive Plan of Action (JCPOA) with Iran.

In December 2015, a case was brought against certain third-party (unaffiliated to PDVSA) contractors and suppliers to PDVSA affiliates in the United States District Court for the Southern District of Texas for the violation of anti-corruption and anti-money laundering laws, among other charges, in connection with international supply contracts and service contracts with a PDVSA affiliate during the period between 2009 and 2014. Certain former employees of a PDVSA affiliate were also charged in connection with these violations, and have since pled guilty along with the suppliers.

We may incur losses arising from our pending arbitrations and litigation.

We are currently a party to certain arbitrations and numerous legal proceedings relating to civil, administrative, environmental, labor and tax claims filed against us. These claims involve substantial amounts of money and other remedies. Several individual disputes account for a significant part of the total amount of claims against us. While we believe that we have provisioned such risks appropriately based on the opinions and advice of our external legal advisors and in accordance with applicable accounting rules, in the event that claims involving a material amount and for which we have no provisions were to be decided against us, or in the event that the losses estimated turn out to be significantly higher than the provisions made, the aggregate cost of unfavorable decisions could have a material adverse effect on our financial condition and results of operations.

Risk Factors Relating to CITGO Holding

Please refer to “Appendix A—CITGO Holding, Inc. Report for the Fiscal Year Ended December 31, 2015,” page A-15 for certain risk factors in connection with CITGO Holding. You should consider the information contained under the section “Risk Factors” set forth therein before making a decision to tender your Existing Notes.

TERMS OF THE EXCHANGE OFFERS

We are inviting owners of Existing Notes, also referred to as “holders,” to tender, on the terms and subject to the conditions of this offering circular, Existing Notes in exchange for New Notes. Each such tender for exchange is referred to as a “tender.” The terms of the New Notes are described under the heading “Description of the New Notes.”

Purpose of the Exchange Offers

The purpose of the Exchange Offers is to extend the maturities of and refinance the Existing Notes, by repurchasing the Existing Notes in consideration for the issuance of New Notes.

For a description of certain restrictions on resale or transfer of the New Notes, see “Transfer Restrictions” in this offering circular.

Consideration

You may exchange your Existing Notes for New Notes in the amounts described below:

(i) for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted on or prior to the Early Tender Deadline (as defined below), we will deliver to you U.S.$1,000 of New Notes, and

(ii) for each U.S.$1,000 principal amount currently outstanding of Existing Notes validly tendered and accepted after the Early Tender Deadline but on or prior to the Expiration Date (as defined below), we will deliver to you U.S.$950 of New Notes.

The Issuer will not accept any tender that would result in the issuance of less than U.S.$150,000 principal amount of New Notes to a participating holder.

The principal amount of New Notes you will receive pursuant to the Exchange Offers will be rounded downwards to the nearest integral multiple of U.S.$1,000. No additional consideration will be paid in lieu of fractional New Notes not received as a result of such rounding down.

The determination by PDVSA of any calculation or quotation made with respect to the Exchange Offers will be conclusive and binding on you, absent manifest error.

Early Tender Deadline; Expiration Date

For purposes of the Exchange Offers, the term “Early Tender Deadline” means 5:00 P.M., New York City Time, on September 29, 2016, unless extended or terminated earlier by us at our sole discretion, in which case the Early Tender Deadline means the latest date and time to which the Early Tender Deadline is extended.

For purposes of the Exchange Offers, the term “Expiration Date” means 11:59 P.M., New York City Time, on October 14, 2016, unless extended or terminated earlier by us at our sole discretion, in which case the Expiration Date means the latest date and time to which the Exchange Offers are extended.

Representations, Warranties and Undertakings Relating to Tenders of Existing Notes

By validly tendering Existing Notes in the Exchange Offers, the holder and beneficial owner (as defined below) of those Existing Notes, and (if applicable) the relevant direct participant on such holder’s behalf, will acknowledge, represent and warrant to PDVSA, the Information Agent and the Exchange Agent, among other things, that:

•	it has received and reviewed this offering circular in its entirety;

•	it has tendered the Existing Notes pursuant to the Exchange Offers for the purpose of their cancellation and accepts the Exchange Offers in respect of such Existing Notes, subject to the terms and conditions of the Exchange Offers as set forth in this offering circular;

•	subject to and effective upon exchange by PDVSA of the Existing Notes tendered pursuant to the Exchange Offers, it irrevocably (subject to the withdrawal rights granted hereunder) and unconditionally sells, assigns and transfers to or upon the order of PDVSA or its nominee all right, title, interest in and to the Existing Notes tendered by it pursuant to the Exchange Offers, and such exchange will be deemed to constitute full performance by PDVSA of all of its obligations under such Existing Notes, such that thereafter it shall have, now or in the future, no contractual or other rights or claims in law or in equity with respect to its tendered Existing Notes against PDVSA or any of its affiliates, or any of their agents, officials, officers, employees or advisors;

•	it irrevocably waives any and all rights with respect to its tendered Existing Notes against PDVSA and its affiliates, and any of their agents, officials, officers, employees or advisors, and discharges and releases any of the foregoing from any and all claims such holder may have, now or in the future, arising out of or related to the Existing Notes tendered, including, without limitation, any claims arising from any existing, past or continuing defaults and their consequences in respect of such Existing Notes (such as any claim that such holder is entitled to receive accrued interest or any other payment with respect to Existing Notes tendered, other than as expressly provided for in this offering circular);

•	it irrevocably waives any and all rights with respect to the Exchange Offers against PDVSA (and its affiliates), the trustee for the New Notes, the trustee for the Exchanged Notes, the Principal Paying Agent, the Exchange Agent, the Information Agent, and any of their agents, officials, officers, employees or advisors, and discharges and releases any of the foregoing from any and all claims such holder may have, now or in the future, arising out of or related to the Exchange Offers, other than as expressly provided for in this offering circular;

•	all authority conferred or agreed to be conferred pursuant to its representations, warranties and undertakings and all of its obligations shall be binding upon its successors, assigns, heirs, executors, trustees in bankruptcy and legal representatives and shall not be affected by, and shall survive, its death or incapacity;

•	it is solely liable for any taxes and similar or related payments imposed on it under the laws of any applicable jurisdiction as a result of its participation in the Exchange Offers and agrees that it will not and does not have any right of recourse (whether by way of reimbursement, indemnity or otherwise) against PDVSA (or any of its affiliates), the Information Agent, the Exchange Agent, or any other person in respect of such taxes and payments;

•	the submission of the Exchange Instructions to the applicable Designated Clearing System shall, subject to a holder’s ability to withdraw its tender prior to the Withdrawal Deadline, and subject to the terms and conditions of the Exchange Offers, constitute the irrevocable appointment of the Exchange Agent as its true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent) with respect to all Existing Notes tendered, with full power of substitution, to (a) present such Existing Notes and all evidences of transfer and authenticity to us, or upon our order, (b) present such Existing Notes for transfer or cancellation, as necessary, (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Existing Notes and (d) receive on behalf of such holder and beneficial owner the New Notes issued upon and in exchange for the cancellation of the Existing Notes;

•	the submission of the Exchange Instructions to the applicable Designated Clearing System shall, subject to a holder’s ability to withdraw its tender prior to the Withdrawal Deadline, and subject to the terms and conditions of the Exchange Offers, constitute the irrevocable appointment of the Exchange Agent as its true and lawful agent and attorney-in-fact, with full power of substitution, and provides an irrevocable instruction to such attorney and agent to complete and execute all or any form(s) of transfer and other document(s) deemed necessary in the opinion of such attorney and agent in relation to Existing Notes tendered thereby in favor of PDVSA or such other person or persons as PDVSA may direct and to deliver such form(s) of transfer and other document(s) in the attorney’s and agent’s opinion and/or the certificate(s) and other document(s) of title relating to such Existing Notes’ registration and to execute all such other documents and to do all such other acts and things as may be in the opinion of such attorney or agent necessary or expedient for the purpose of, or in connection with, the acceptance and settlement of the Exchange Offers;

•	it is the beneficial owner (as defined below) of, or a duly authorized representative of one or more beneficial owners of, the Existing Notes tendered and has full power and authority to tender, sell, assign and transfer Existing Notes tendered by it;

•	it is a person for whom it is lawful to participate in the Exchange Offers under applicable securities laws;

•	it has good and marketable title to all Existing Notes being tendered by it, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind;

•	it will not sell, pledge, hypothecate or otherwise encumber or transfer any Existing Notes tendered from the date of tender and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

•	it holds, and will hold, until the time of cancellation for the purpose of settlement, the Existing Notes it has tendered blocked in the Designated Clearing System through which such securities are held and, in accordance with the requirements of such Designated Clearing System and by the deadline established by such Designated Clearing System, has taken all steps necessary to authorize the blocking of its tendered Existing Notes with effect on and from the date its Exchange Instruction (as defined below under “Procedures for Participating in the Exchange Offers – Procedures for Tendering Existing Notes held through the Designated Clearing System”) is received, has authorized any transfers of the Existing Notes by the Designated Clearing System in furtherance of cancellation and settlement and, pending any such transfers relating to cancellation and settlement of such Existing Notes, it will not instruct or effect any transfers of such Existing Notes;

•	its Existing Notes are not the subject of any proceedings against PDVSA (or any of its affiliates), or any of their agents, officials, officers, employees or advisors before any court or arbitral tribunal (including claims for payment of past due interest, principal or any other amount sought in connection with its tendered Existing Notes or for compensation of lawyers’ costs and court fees);

•	in evaluating the Exchange Offers and in making its decision whether to participate therein by tendering its Existing Notes, it has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by PDVSA, the Exchange Agent, the Information Agent or any other person, other than those contained in this offering circular (as supplemented prior to the Expiration Date);

•	the tendering of its Existing Notes pursuant to the Exchange Offers shall constitute an undertaking to execute any further documents, authorize any transfers of the Existing Notes relating to the cancellation and settlement of the Exchange Offers and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in this offering circular; and

•	PDVSA, the Exchange Agent and other persons will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and agrees that if any of the acknowledgements, representations, warranties and agreements deemed to have been made by it by its acquisition of the New Notes is no longer accurate, it will promptly notify PDVSA and withdraw its tender of Existing Notes.

The representations, warranties and agreements of a person tendering Existing Notes shall be deemed to be repeated and reconfirmed on and as of the Expiration Date and on and as of the Settlement Date.

For purposes of this offering circular, the “beneficial owner” of any Existing Notes shall mean any person or entity that exercises sole investment discretion with respect to such Existing Notes.

Procedures for Participating in the Exchange Offers

Holders who need assistance with respect to the procedures for participating in the Exchange Offers should contact the Information Agent, the contact details for which are on the last page of this offering circular.

Summary of Action to be Taken

Holders may only participate in the Exchange Offers by way of submitting valid Exchange Instructions in accordance with the procedures set out in this section.

To participate in the Exchange Offers, a holder should deliver, or arrange to have delivered on its behalf, via the applicable Designated Clearing System, and in accordance with the requirements of such Designated Clearing System, a valid Exchange Instruction which must be received in each case by the Exchange Agent on or prior to the Expiration Date.

Holders who hold Existing Notes through the Depository Trust Company (“DTC”) should exchange notes through its Automated Tender Offer Program (“ATOP”). A holder with Existing Notes held through a custodian must contact that custodian if such holder desires to exchange those Existing Notes and promptly instruct such custodian to exchange such notes on its exchange deadline.

By tendering Existing Notes pursuant to the Exchange Offers, Holders will be deemed to have agreed that the delivery and surrender of the Existing Notes is not effective, and the risk of loss of the Existing Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of a properly transmitted Exchange Instruction, together with all accompanying evidences of authority and any other required documents in form satisfactory to PDVSA. All questions as to the form of all documents and the validity (including time of receipt) and acceptance of tenders and withdrawals of Existing Notes will be determined by PDVSA, in its sole discretion, which determination shall be final and binding.

Holders are advised to check with any bank, securities broker, custodian or other intermediary through which they hold Existing Notes, whether such intermediary would require to receive instructions to participate in, or withdraw their instruction to participate in the Exchange Offers, before the deadlines specified in this offering circular. The deadlines set by each Designated Clearing System for the submission or withdrawal of Exchange Instructions will be earlier than the relevant deadlines specified in this offering circular.

Procedures for Tendering Existing Notes

General

If your Existing Notes are held in the name of a custodian or other securities intermediary, such as a broker, dealer, bank, trust company or trustee, to participate in the Exchange Offers, you must contact such custodian or other securities intermediary and instruct it to tender your Existing Notes on your behalf. You should contact your custodian or other securities intermediary well in advance of the Early Tender Deadline or Expiration Date, as applicable, since your custodian may have earlier deadlines by which it must receive your instructions in order to have adequate time to submit your tender on time.

By submitting a valid Exchange Instruction in the Exchange Offers, the direct participant in the Designated Clearing System and the tendering holder on whose behalf it is acting, will be deemed to have made the representations and warranties set forth above under “–Representations, Warranties and Undertakings Relating to Tenders of Existing Notes” to PDVSA, the Information Agent and the Exchange Agent, and they will be deemed to have read and agreed to be bound by the terms and conditions of the Exchange Offers contained in this offering circular.

It is the responsibility of holders wishing to participate in the Exchange Offers to validly submit Exchange Instructions in respect of their Existing Notes. Only PDVSA has the right to waive any defects of such instructions submitted by holders. However, PDVSA is not required to waive such defects and is not required to notify a holder of defects in its Exchange Instructions.

We believe all Existing Notes are held in book-entry form. If you hold Existing Notes in physical form, please contact the Exchange Agent specified on the back cover of this offering circular for assistance in tendering your Existing Notes.

There are no guaranteed delivery provisions provided for in conjunction with the Exchange Offers under the terms of this offering circular. Tendering holders must exchange their Existing Notes in accordance with the procedures set forth in this section.

The Designated Clearing Systems

We have designated DTC, Euroclear and Clearstream, Luxembourg as “Designated Clearing Systems” for purposes of the Exchange Offers.

Procedures for Tendering Existing Notes held through the Designated Clearing Systems

Any holder who holds Existing Notes through the Designated Clearing Systems must arrange for a person who is shown in the records of the any of the Designated Clearing Systems as a holder of the Existing Notes (each, a “Direct Participant”) to deliver the holder’s Exchange Instructions (as described below) to such Designated Clearing System prior to the Early Tender Deadline or the Expiration Date, as applicable. Only a Direct Participant in a Designated Clearing System may submit Exchange Instructions in respect of Existing Notes to such Designated Clearing System.

“Exchange Instructions” in relation to Existing Notes held through a Designated Clearing System and tendered by a holder or its agent pursuant to the Exchange Offers, comprise:

(a) irrevocable instructions to:

(i) block any attempt to transfer the holder’s Existing Notes on or prior to the Settlement Date;

(ii) debit the holder’s account on the Settlement Date in respect of all of the Existing Notes that such holder has tendered, or in respect of such lesser portion of such Existing Notes as are accepted for exchange by PDVSA, upon receipt of an instruction from the Exchange Agent; and

(iii) receive, in return for Existing Notes tendered and accepted for exchange pursuant to the Exchange Offers, New Notes as so specified in the relevant Exchange Instructions, which, in the case of holders that are QIBs, must be instructions to credit the New Notes to such holders’ account in the form of global notes, as such term is defined under “Description of the New Notes;”

subject in each case to the automatic withdrawal of the irrevocable instructions in the event that the Exchange Offers are terminated by PDVSA prior to the Expiration Date or the holder validly withdraws its election to participate in the Exchange Offers, as notified to the applicable Designated Clearing System by the Exchange Agent; and

(b) authorization to disclose the name of the Direct Participant and information about the foregoing instructions.

Exchange Instructions must result in an aggregate principal amount currently outstanding of Existing Notes of at least U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof, which are the minimum authorized denominations of the Existing Notes.

By participating in the Exchange Offers in this manner, holders will be deemed to have acknowledged that they have received this offering circular and agree to be bound by the terms of the Exchange Offers and that PDVSA may enforce the terms of the Exchange Offers against such holders.

Exchange Instructions must be delivered and received by the applicable Designated Clearing System in accordance with the procedures, and on or prior to the deadlines, established by them. Holders are responsible for informing themselves of those deadlines and for arranging the due and timely delivery of Exchange Instructions to the applicable Designated Clearing System.

Book-Entry Delivery of the New Notes; Exchange though ATOP.

Promptly after the date of this offering circular, the Exchange Agent will establish one or more accounts with respect to the Existing Notes at DTC for purposes of the Exchange Offers. Any financial institution that is a participant in DTC may make book-entry exchanges of Existing Notes by causing DTC to transfer such Existing Notes into the appropriate account of the Exchange Agent in accordance with DTC’s procedure for such transfer. Although delivery of the Existing Notes may be effected through book-entry at DTC, an Exchange Instruction and any other required documents, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this offering circular prior to the applicable Expiration Date in order for the holder of such Existing Notes to be eligible to receive the applicable Consideration. Delivery of such documents to DTC does not constitute delivery to the Exchange Agent.

Holders who are tendering Existing Notes by book-entry transfer to the Exchange Agent’s account(s) at DTC may execute their exchange through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures: DTC will then verify the acceptance, execute a book-entry delivery to the Exchange Agent’s account(s) at DTC and send an Exchange Instruction to the Exchange Agent. Any acceptance of an Exchange Instruction transmitted through ATOP is at the election and risk of the person transmitting such Exchange Instruction and delivery will be deemed made only when actually received. No documents should be sent to PDVSA.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any Exchange Instructions pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents in relation to the Exchange Offers, will be determined by PDVSA at its sole discretion, which determination will be final and binding.

PDVSA reserves the absolute right to:

(a)	reject any and all Exchange Instructions or withdrawal instructions not in proper form, or not made in accordance with the terms of the Exchange Offers, or in respect of which, in the opinion of its legal advisers, the acceptance may be unlawful or in breach of applicable regulations;

(b)	waive any defects, irregularities or delay in the submission of any and all Exchange Instructions or withdrawal instructions; and/or

(c)	waive any such defects, irregularity or delay in respect of particular Existing Notes whether or not PDVSA elects to waive similar defects, irregularities or delay in respect of other Existing Notes.

Any defect, irregularity or delay must be cured within such time as PDVSA may determine, unless waived by it. Exchange Instructions will be deemed not to have been made until such defects, irregularities or delays have been cured or waived. None of PDVSA or the Exchange Agent shall be under any duty to give notice to any holder of any defects, irregularities or delays in any Exchange Instructions or withdrawal instructions nor shall any of them incur any liability for failure to give such notice. Holders must send all materials relating to their tenders through the Designated Clearing Systems to the Exchange Agent and not to PDVSA.

Withdrawal of Exchange Instructions

Withdrawal Rights

The submission of a valid Exchange Instruction in accordance with the procedures set out in this offering circular may be withdrawn from any reason at any time prior to 5:00 P.M., New York City Time, September 29, 2016, unless extended or terminated earlier by us at our sole discretion (the “Withdrawal Deadline”). Such Exchange Instructions, however, will be irrevocable from the Withdrawal Deadline except in the limited circumstances described in this section and only in accordance with the withdrawal procedures set out below. We may, among other things, extend the Early Tender Deadline without extending the Withdrawal Deadline, unless required by applicable law.

If PDVSA amends the Exchange Offers in any way (including by way of publication of any supplement to the offering circular relating to the Exchange Offers), after the Withdrawal Deadline which, in PDVSA’s opinion, is materially prejudicial to the holders of Existing Notes (the “Affected Notes”) who have already submitted Exchange Instructions in respect of their Existing Notes in respect of the Exchange Offers before the announcement of such amendment (which announcement shall include a statement whether in PDVSA’s opinion such amendment is materially prejudicial to such holders), then, subject to applicable law, such Exchange Instructions in respect of the Affected Notes may be withdrawn at any time from the date and time of such announcement until 5.00 p.m., New York City Time, on the third Business Day (as defined below) following such announcement (subject to the earlier deadlines required by the Designated Clearing Systems and any Direct Participant or other intermediary through which the Existing Notes are held). An Exchange Instruction validly submitted in accordance with the procedures set forth in the section “– Procedures for Tendering Existing Notes” above is otherwise irrevocable after the Withdrawal Deadline.

For the avoidance of doubt, and without prejudice to the generality of the foregoing, any decision by PDVSA to extend the Exchange Offers, to defer the announcements of the results of the Exchange Offers, to defer the Settlement Date by up to five Business Days from the original date defined herein, to modify the exchange ratio for the calculation of the consideration payable to holders in respect of Existing Notes validly tendered under the Exchange Offers, or not to accept any or all Exchange Instructions in respect of the Existing Notes received by the Exchange Agent prior to the Expiration Date, shall not require us to extend the Withdrawal Deadline or entitle holders to withdraw any Exchange Instructions. See “Risk Factors—Risk Factors Relating to the New Notes, the Guaranty and the Collateral—The Exchange Offers described herein constitute separate and distinct Exchange Offers and any modifications to the terms of one Exchange Offer will not impact the terms of the other Exchange Offer. This may impact the level of participation in each Exchange Offer and your rights with respect to the Collateral securing the New Notes.”

Holders wishing to exercise any withdrawal right should do so in accordance with the procedures set out below. Beneficial owners of Existing Notes that are held through an intermediary are advised to check with such entity when it would require to receive instructions to withdraw an Exchange Instruction submitted in respect of the Exchange Offers in order to meet the Withdrawal Deadline. For the avoidance of doubt, any holder who does not exercise any such withdrawal right in the circumstances and in the manner specified above and as set out in “–Withdrawal Procedures” below, shall be deemed to have waived such withdrawal right and its original Exchange Instruction will remain effective.

Withdrawal Procedures

Holders wishing to exercise any such withdrawal right should do so by submitting an electronic withdrawal notice in accordance with the procedures of the relevant Designated Clearing System. Beneficial owners of Existing Notes that are held through an intermediary are advised to check with such entity when it would require to receive instructions to withdraw an Exchange Instruction in order to meet the Withdrawal Deadline. For the avoidance of doubt, any holder who does not exercise any such withdrawal right in the circumstances and in the manner specified above, shall be deemed to have waived such withdrawal right and its original Exchange Instruction will remain effective.

If a holder has validly withdrawn an Exchange Instruction submitted to a Designated Clearing System in accordance with the procedures set out in this section, it will have the right to submit another Exchange Instruction in respect of the Existing Notes to which such original Exchange Instruction relates prior to the Expiration Date in accordance with the procedures described in this offering circular.

As used in this section “Terms of the Exchange Offers,” the term “Business Day” means a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in the City of New York, New York, United States, the city of London, United Kingdom, or in Venezuela.

Termination, Amendments and Extensions

At any time before PDVSA announces on the Announcement Date the acceptance of any tenders (in the manner specified below under “—Acceptance of Tenders”), PDVSA may, in its sole discretion and to the extent permitted by the applicable laws, rules and regulations of each jurisdiction in which the Exchange Offers are being made:

•	terminate the Exchange Offers, including with respect to tenders submitted prior to the time of the termination;

•	extend the Exchange Offers past the originally scheduled Expiration Date;

•	withdraw the Exchange Offers from any one or more jurisdictions; or

•	amend the Exchange Offers from time to time in any manner, including amendments in any one or more jurisdictions.

If the Exchange Offers are amended in a manner that we determine constitutes a material change, we will extend the Exchange Offers for a period of two to ten Business Days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the Exchange Offers would otherwise have expired during that two- to ten-Business-Day period.

We will promptly announce any extension, amendment or termination of the Exchange Offers by issuing a press release. We will announce any extension of the expiration date no later than 9:00 A.M., New York City Time, on the first Business Day after the previously scheduled expiration date. We have no other obligation to publish, advertise or otherwise communicate any information about any extension, amendment or termination.

Any change in the consideration offered to holders of Existing Notes pursuant to the Exchange Offers will be paid to all holders whose Existing Notes have previously been tendered and not withdrawn pursuant to the Exchange Offers. There can be no assurance that PDVSA will exercise its right to extend, terminate or amend the Offer.

Conditions to the Exchange Offers

The consummation of the Exchange Offers are conditioned upon, among other things, the valid tender, without subsequent withdrawal, of at least 50% aggregate principal amount of the Existing Notes that are the target of the Exchange Offers. The Exchange Offers are also subject to certain conditions that we may assert or waive. These conditions include the condition that no event, act or circumstance (including, without limitation, any threatened, instituted or pending action or proceeding before any court or governmental, regulatory or administrative body) has occurred or may occur that, in PDVSA’s reasonable judgment, (a) makes or seeks to make illegal the exchange of Existing Notes for New Notes pursuant to the Exchange Offers; (b) would or might be expected to result in a delay in, or restrict, the ability of PDVSA to issue the New Notes in exchange for Existing Notes; (c) imposes or seeks to impose limitations on the ability of PDVSA to issue the New Notes in exchange for Existing Notes; or (d) impairs or might impair PDVSA from realizing the anticipated benefits of the Exchange Offers.

Each of the foregoing conditions is for the sole benefit of PDVSA and may be waived by PDVSA, in whole or in part, at any time and from time to time, in its discretion. Any determination by PDVSA concerning the conditions set forth above (including whether or not any such condition has been satisfied or waived) will be final and binding upon all parties. PDVSA does not intend to grant withdrawal rights in the event that it waives any condition.

Acceptance of Tenders

PDVSA reserves the right not to accept tenders in its sole discretion, subject to applicable law.

If PDVSA elects to accept tenders of Existing Notes submitted pursuant to the Exchange Offers, it will, at or around 6:00 P.M., New York City Time, on the Business Day immediately after the Expiration Date (including any extensions thereunder), as soon as practicable thereafter (the “Announcement Date”), announce by press release, by delivery of notices to the Designated Clearing Systems for communication to Direct Participants, and through publication in the form and manner required in Venezuela and certain other jurisdictions outside the United States:

•	the approximate aggregate principal amount of Existing Notes duly tendered and accepted by PDVSA for exchange and cancellation,

•	the approximate aggregate principal amount of New Notes to be issued in the Exchange Offers upon cancellation of tendered Existing Notes,

•	the Settlement Date (as defined below), and

•	the dates correspond to the principal payment dates of the New Notes.

You may obtain such information by contacting the Information Agent. In addition, subject to applicable law, PDVSA will publish the results of the Exchange Offers as described below under “—Announcements.”

PDVSA may also publish information concerning tenders in certain jurisdictions prior to the Announcement Date, in the manner and to the extent required in those jurisdictions.

The Announcement Date may be postponed by PDVSA for any reason. Once PDVSA has announced the acceptance of exchanges on the Announcement Date as provided above, PDVSA’s acceptance will be irrevocable. Tenders, as so accepted, shall constitute binding obligations of the submitting holders and PDVSA to settle the exchange in the manner described under “—Settlement” below.

If PDVSA terminates the Exchange Offers without accepting any exchanges, all exchanges shall automatically be deemed rejected. If PDVSA terminates the Exchange Offers without accepting any exchanges, or does not accept your exchanges, it will instruct the Exchange Agent to instruct the Designated Clearing System through which such tenders were submitted to unblock such Existing Notes held in the direct participant’s account at such Designated Clearing System.

Announcements

All announcements relating to the Exchange Offers will be made by PDVSA (i) by the issue of a press release; (ii) by the delivery of notices to the Designated Clearing Systems for communication to Direct Participants; and (iii) and through publication in the form and manner required in Venezuela and certain other jurisdictions outside the United States. All announcements and amendments to the documents will also be made available via the information agent website: https://sites.dfkingltd.com/pdvsa. Significant delays may be experienced in respect of notices delivered to the Designated Clearing Systems and holders are urged to contact PDVSA or the Information Agent for the relevant announcements during the course of the Exchange Offers, the contact details for which are on the last page of this offering circular.

Settlement

The settlement of the Exchange Offers will take place on the date when PDVSA delivers the New Notes in exchange for the Existing Notes validly tendered and accepted for exchange pursuant to the Exchange Offers. It is expected that the Settlement Date will be as soon as practicable (upon satisfaction (or waiver by us at our sole discretion) of the conditions set forth herein) after the Expiration Date, but not, in any event, later than three business days after the Expiration Date (including any applicable Expiration Date following an extension of the

Exchange Offers) (the “Settlement Date”). On the Settlement Date PDVSA will deposit the New Notes with the depositary that will hold the New Notes on behalf of DTC. It is expected that the New Notes will be credited to the accounts of tendering holders on or promptly after the Settlement Date.

In connection with the settlement, if PDVSA has accepted your tender, you, as the beneficial owner, must have delivered to PDVSA good and marketable title to your Existing Notes, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind for purposes of cancellation of the Existing Note.

If PDVSA accepts your tender, the Exchange Agent will take any and all actions necessary or desirable to complete the transfer and cancellation of Existing Notes in consideration of the issuance of New Notes, including transferring your Existing Notes from your account to the account of the Exchange Agent.

The calculation or quotation made with respect to the Exchange Offers by PDVSA will be conclusive and binding on you, absent manifest error.

If any tendered Existing Notes are not accepted for any reason described in the terms and conditions of the Exchange Offers, such unaccepted Existing Notes will be returned without expense to the tendering holders as promptly as practicable after the expiration or termination of the Exchange Offers.

We will not be obligated to deliver New Notes unless the Exchange Offers are consummated.

Certain Consequences to Holders of Existing Notes Not Tendering in the Exchange Offers

The following considerations, in addition to the other information described elsewhere in this offering circular, should be carefully considered by each holder of Existing Notes before deciding whether to tender Existing Notes pursuant to the Exchange Offers.

Limited Trading Market

All Existing Notes tendered and accepted pursuant to the Exchange Offers will be cancelled. Accordingly, the aggregate principal amount of Existing Notes may be reduced substantially if the Exchange Offers are consummated. This is likely to adversely affect the liquidity, market price and price volatility of any Existing Notes not tendered pursuant to the Exchange Offers. Existing Notes not exchanged pursuant to the Exchange Offers will remain outstanding.

Treatment of Existing Notes Not Tendered in the Exchange Offers

Existing Notes not tendered and exchanged in the Exchange Offers will remain outstanding. The terms and conditions governing the Existing Notes will remain unchanged. No amendment to the terms and conditions of the Existing Notes is being sought. From time to time in the future, we or our subsidiaries may acquire Existing Notes that are not tendered in the Exchange Offers through privately negotiated transactions, tender offers or otherwise, upon such terms and at such prices as we or they may determine, which may be more or less than the price to be paid pursuant to the Exchange Offers and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combination thereof) we or our subsidiaries will choose to pursue in the future.

Governing Law and Jurisdiction

Each Exchange Instruction submitted in a jurisdiction in which the Exchange Offers are being extended on the basis of this offering circular will be governed by and construed in accordance with the laws of the State of New York. By submitting an Exchange Instruction, you (and the Direct Participant on your behalf) irrevocably and unconditionally agree for the benefit of PDVSA, the Information Agent and the Exchange Agent that the New York state or U.S. federal courts sitting in the Borough of Manhattan, City of New York, are to have jurisdiction to settle any disputes which may arise out of or in connection with the Exchange Offers or any of the documents referred to in this offering circular and that, accordingly, any suit, action or proceedings arising out of or in connection with the foregoing may be brought in such courts.

No Recommendation

None of PDVSA, the Trustee the Information Agent, the Exchange Agent or any Designated Clearing System expresses any opinion regarding:

•	the fairness of the terms of the Exchange Offers;

•	the accuracy or fairness of the values that result from the methodology for calculations and the setting of other parameters of the Exchange Offers; or

•	whether you should participate in the Exchange Offers by tendering your Existing Notes or refrain from doing so.

In addition, no one has been authorized by PDVSA to make any recommendation of any kind regarding your participation in the Exchange Offers or regarding any term, or the fairness or value of any aspect of the Exchange Offers.

Repurchases of Existing Notes that Remain Outstanding; Subsequent Exchange Offers

PDVSA reserves the right, in its absolute discretion, to purchase, exchange, offer to purchase or exchange, or enter into a settlement in respect of any Existing Notes that are not exchanged pursuant to the Exchange Offers (in accordance with their respective terms) and, to the extent permitted by applicable law, purchase or offer to purchase Existing Notes in privately negotiated transactions, tender offers or otherwise. Any such purchase, exchange, offer to purchase or exchange or settlement will be made in accordance with applicable law. The terms of any such purchases, exchanges, offers or settlements could differ from the terms of the Exchange Offers.

Effect of Tender

Any tender by a holder, and our subsequent acceptance of that tender, of Existing Notes will constitute a binding agreement between that holder and us upon the terms and subject to the conditions of the Exchange Offers described in this offering circular. The participation in the Exchange Offers by a tendering holder of Existing Notes will constitute an express acknowledgement of the representations and warranties set forth under “Representations, Warranties and Undertakings Relating to Tenders of Existing Notes” above.

Absence of Dissenters’ Rights

Holders of the Existing Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offers.

Financial Advisor

Credit Suisse Securities (USA) LLC is acting as the financial advisor for the Exchange Offers. We will pay the financial advisor a fixed fee for its services and will reimburse its reasonable expenses. The financial advisor may hold Existing Notes for its own account and, in addition to its role and compensation as financial advisor, will be permitted to participate in the Exchange Offers on the same terms as are offered to other holders of Existing Notes by this offering circular.

Credit Suisse Securities (USA) LLC and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with PDVSA and its affiliates. They have received, or may in the future receive customary fees and commissions for these transactions. In addition, in the ordinary course of the business activities of Credit Suisse Securities (USA) or its affiliates, they may make or hold investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of PDVSA or its affiliates. Credit Suisse Securities (USA) or its affiliates may have a lending relationship with us and may hedge their credit exposure to us consistent with customary risk management policies. Typically, such arrangers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in securities of PDVSA and its affiliates. Any such credit default swaps or short positions could adversely affect future trading prices of the New Notes. Credit Suisse Securities (USA) LLC and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The financial advisor is not being engaged to and will not solicit any holders of Existing Notes in connection with the Exchange Offers. The financial advisor does not make any recommendation to holders of Existing Notes as to whether to exchange or refrain from exchanging their Existing Notes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Loan Agreements.”

Other Fees and Expenses

We will bear the expenses of soliciting tenders of the Existing Notes. Tendering holders of Existing Notes will not be required to pay any brokerage fee or commission to us, the Exchange Agent or the Information Agent. If, however, a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions. No commission or other remuneration will be paid or given, directly or indirectly, to any party in consideration for soliciting this exchange.

EXCHANGE AGENT AND INFORMATION AGENT

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the Exchange Offers (the “Exchange Agent”). All correspondence in connection with the Exchange Offers should be sent or delivered by each holder, or a holder’s nominee, to the Exchange Agent at the address and telephone numbers set forth on the back cover of this offering circular. PDVSA or its affiliates will pay the Exchange Agent reasonable compensation for its services and will reimburse it for certain reasonable expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has also been appointed as the information agent for the Offer (the “Information Agent”), and will receive reasonable compensation for its services. Questions concerning tender procedures and requests for additional copies of this offering circular should be directed to the information agent at the address, telephone numbers and website set forth on the back cover of this offering circular. Holders of Existing Notes may also contact their nominee for assistance concerning the Exchange Offers.

USE OF PROCEEDS

We will not receive any cash proceeds in connection with the Exchange Offers. The Existing Notes exchanged in the Exchange Offers will be retired or cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our capitalization, on a consolidated basis, as of December 31, 2015, (A) on an actual basis and (B) as adjusted to give effect to (i) the issuance of U.S.$3,550 million aggregate principal amount of the New Notes, and the cancellation of U.S.$3,550 million Existing Notes exchanged for New Notes (which assumes holders representing at least 50% of the aggregate principal amount of the Existing Notes participated in the exchange and would receive the Total Exchange Consideration and an exchange ratio of 1:1) and (ii) the incurrence of the following principal indebtedness since December 31, 2015:

•	In February 2016, PDVSA entered into a revolving credit facility with Banco de Venezuela for a total amount of Bs. 20,000 million (equivalent to U.S.$126 million). The facility has an annual interest rate of 14% and matures in February 2017. In the same month, PDVSA issued in favor of Banco de Desarrollo Económico y Social de Venezuela (BANDES) a renewable investment certificate for a total of U.S.$100 million, with a maturity date of 30 days and a 6.00% interest rate to be paid at maturity. The investment certificate was subsequently renewed under the same conditions in July 2016.

•	On March 23, 2016, PDVSA entered into a U.S.$300 million credit facility with Banco San Juan Internacional, Inc., comprised of a U.S.$70 million revolving loan facility with a 6.25% per annum interest rate, and a U.S.$230 million term loan facility with a 7.50% per annum interest rate. The maturity date for (i) each revolving loan is 18 months after the date of the relevant disbursement, and (ii) each term loan is 24 months after the date of the relevant disbursement.

•	In May, June, July and September 2016, PDVSA entered into transactions to partially convert the outstanding commercial debt maintained by various PDVSA affiliates with certain commercial suppliers into financial debt. This conversion has been achieved by the execution of several note agreements which provide for (i) the assumption by PDVSA of a portion of its affiliates’ debt (evidenced in outstanding commercial invoices and contracts) with certain strategic suppliers; (ii) the novation of said commercial debt into a financial debt that cancels the former one; and (iii) the issuance of a three-year note (or several notes) regulated by a note agreement, with quarterly amortizations and an annual interest rate of 6.5%, to each of the participating strategic suppliers. The aforementioned conversions of commercial debt have been successfully executed with GE Capital EFS Financing, Inc., Cementaciones Petroleras Venezolanas, S.A., Petroalianza, C.A., Maritime Contractors de Venezuela, S.A., Weatherford Latin America, S.C.A., Servicios Halliburton de Venezuela, S.A., Environmental Solutions de Venezuela, C.A., Proambiente, S.A., Elecnor, S.A. and Servicios Picardi, C.A., for a total amount of U.S.$1,151 million.

•	In July 2016, PDVSA issued in favor of Banco de Venezuela three renewable investment certificates for a total amount of Bs. 30,000 million (equivalent to U.S.$ 76 million) with a maturity date of three months and an annual 18% interest rate to be paid monthly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Loan Agreements.”

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds” and our annual audited consolidated financial statements and the notes to those statements included elsewhere in this offering circular.

	As of December 31, 2015
	Actual	As Adjusted
	(in millions of U.S. dollars)
Debt and capital lease obligations:
New Notes offered hereby(1)	—	3,550
Other guaranteed notes and bonds(2)	32,318	28,768
Other facilities agreements(3)	8,053	9,648
Loans guaranteed by export credit agencies	2,869	2,869
Capital lease obligations	476	476

Total Debt(4)	43,716	45,311

	As of December 31, 2015
	Actual	As Adjusted
	(in millions of U.S. dollars)
Non-controlling interests	21,468	21,468
Shareholder’s equity(5)	69,411	69,411

Total Capitalization	134,595	136,190

(1)	Reflects the issuance of U.S.$3,550 million of New Notes without giving effect to OID. Assumes the exchange of 50% of Existing Notes for New Notes and an exchange ratio of 1 to 1.
(2)	Reflects the exchange of 50% of Existing Notes for New Notes. Includes the Existing Notes and other secured and unsecured notes outstanding as of December 31, 2015. See “Management’s Discussion and Analysis and Results of Operations- Loan Agreements.”
(3)	Includes U.S.$1,595 million consists of U.S.$126 million drawn by PDVSA from financing from Banco de Venezuela, a new investment certificate issued in favor of BANDES of U.S.$100 million, and Senior Guaranteed Notes issued for a total amount of U.S.$1,151 and three investment certificates issued in favor of Banco de Venezuela for a total amount of U.S.$76 million, and U.S.$142 million drawn by PDVSA from a credit facility with Banco San Juan Internacional, Inc. See “Management’s Discussion and Analysis and Results of Operations – Loan Agreements.”
(4)	Total debt “Actual” does not include U.S.$1,559 million of debt incurred in 2016. See “Management’s Discussion and Analysis and Results of Operations – Loan Agreements.”
(5)	Excludes non-controlling interests.

Except as disclosed above, there has been no material change to our capitalization since December 31, 2015.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents our selected consolidated financial and operating information as of the dates and for each of the periods indicated. This information is qualified in its entirety by reference to, and should be read together with, our annual audited consolidated financial statements, including the notes thereto, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included elsewhere in this offering circular. Our selected consolidated statement of comprehensive income data for the years ended December 31, 2015, 2014 and 2013, the selected consolidated statement of financial position data as of December 31, 2015, 2014 and 2013 and the selected consolidated statement of cash flow data as of December 31, 2015, 2014 and 2013, have been derived from our annual audited consolidated financial statements and related notes thereto included elsewhere in this offering circular. Our selected consolidated statement of comprehensive income data for the years ended December 31, 2012 and 2011, the selected consolidated statement of financial position data as of December 31, 2012 and 2011, and the selected consolidated statement of cash flow data as of December 31, 2012 and 2011, have been derived from our annual audited consolidated financial statements and related notes thereto which have not been included in this offering circular. Our annual audited consolidated financial statements were prepared in conformity with International Financial Reporting Standards (IFRS) and audited in accordance with International Standards on Auditing.

On December 22, 2015, the shareholder of PDVSA, the Bolivarian Republic of Venezuela, approved a plan to transfer ownership of a portion of PDVSA’s non-oil subsidiaries directly to it at their book value which was U.S.$2,314 million as of December 31, 2015. According to the shareholders resolution, transfer is required to occur within a period of no more than one year following the meeting. The ownership transfer will transfer the subsidiaries outside of the PDVSA corporate structure, and is intended to enable PDVSA to focus on petroleum-related activities. The following affiliates constitute the segregated subsidiaries: PDVSA América, S.A.; PDVSA Industrial, S.A.; PDVSA Naval, S.A.; PDVSA Salud, S.A.; PDVSA Agrícola, S.A.; PDVSA Gas Comunal, S.A.; PDVSA Desarrollos Urbanos, S.A. and Empresa Nacional de Transporte, S.A.

As a result of the foregoing, PDVSA restated its 2013 and 2014 financial statements and has presented the financial results of the segregated subsidiaries as Discontinued Operations for 2015, 2014 and 2013.

Since PDVSA’s audited financial statements include only two comparative years, the 2014 and 2013 audited consolidated financial statements have been restated to reflect results from Discontinued Operations. Results for 2012 and 2011 have not been restated to reflect results from Discontinued Operations as required by IFRS, and remain as originally presented in the respective year.

For the years 2015, 2014 and 2013, the results from the discontinued operations are presented as line item “Discontinued Operations” and separately as a “Summary Consolidated Statement of Comprehensive Income Information from Discontinued Operations.”

	As of and for the years ended December 31,
Summary consolidated statement of comprehensive income information	2015		2014(4)		2013(4)		2012(1)	2011(1)
	(in millions of U.S. dollars)

Continuing operations:
Sales of crude oil, products and others(2)	55,339		101,552		110,719		124,459	124,754
Finance income	16,830		20,343		9,316		3,152	765

Total income	72,169		121,895		120,035		127,611	125,519

Costs and expenses:
Purchases of crude oil and products, net	22,965		37,266		36,754		40,012	39,783
Operating expenses	16,828		27,400		23,733		22,974	14,511
Exploration expenses	50		76		140		492	163
Depreciation and amortization	8,995		8,038		8,096		7,105	6,871
Selling, administrative and general expenses(5)	[0	]	[0	]	[0	]	3,998	3,730
Production tax, extraction tax and other taxes	6,294		13,466		19,262		17,730	17,671

	As of and for the years ended December 31,
Summary consolidated statement of comprehensive income information	2015	2014(4)		2013(4)		2012(1)	2011(1)
	(in millions of U.S. dollars)

Finance costs	2,393	4,065		2,880		3,401	3,649
Share in equity accounted investees(6)	[0 ]	[0	]	[0	]	(64)	278
Other expenses, net	3,986	9,946		4,239		3,013	3,501

	61,511	100,257		95,104		98,661	90,157

Profit before contributions for social development and income tax	10,658	21,638		24,931		28,950	35,362

Social contributions(3)	9,189	5,321		13,023		17,336	30,079

Profit before income tax	1,469	16,317		11,908		11,614	5,283

Income tax	(3,717)	5,106		7,186		7,279	2,007

Profit from continuing operations	5,186	11,211		4,722		4,335	3,276
Discontinued operations:
Gain (loss) from discontinued operations, net of income tax(7)	2,159	(2,137)		11,113		—	1,353

Profit	7,345	9,074		15,835		4,335	4,629

Other comprehensive income:
Remeasurements of defined benefits, net of tax	(4,998)	1,390		(3,824)		792	(269)
Differences on translation of foreign currency	241	2,001		896		22	87

Total comprehensive income	2,588	12,465		12,907		5,149	4,447

Net income attributable to:
Company’s stockholder	6,504	7,386		14,254		2,798	2,773
Non-controlling interests	841	1,688		1,581		1,537	1,856

Profit	7,345	9,074		15,835		4,335	4,629

Total comprehensive income attributable to:
Company’s stockholder	1,747	10,777		11,326		3,612	2,591
Non-controlling interests	841	1,688		1,581		1,537	1,856

Total comprehensive income	2,588	12,465		12,907		5,149	4,447

(1)	For comparative purposes, our summary consolidated statements of comprehensive income information for the years ended December 31, 2012 and 2011 have been restated to reflect the application of IAS 19 enacted by the IASB, pursuant to which a series of changes to the methods used for the accounting of employee benefits, has been instituted.
(2)	Sales of crude oil, products and others, includes exports and overseas, net in Venezuela and sales of food, services and others.
(3)	Prior years were reflected as separate line items consisting of “contributions for social development” and “FONDEN.”
(4)	Our summary consolidated statements of comprehensive income information for the years ended December 31, 2014 and 2013 have been restated to reflect the application of IFRS 5 in order to account for discontinued operations as of December 31, 2015.
(5)	For presentation purposes, our summary consolidated statements of comprehensive income information for the years ended December 31, 2015, 2014 and 2013, have been reclassified as follows: amounts previously reflected in the “Selling, administrative and general expenses” line item (in the amounts of U.S.$1,712 million, U.S.$9,211 million and U.S.$4,217 million, respectively) have been incorporated into the “Operating expenses” line item.
(6)	For presentation purposes, our summary consolidated statements of comprehensive income information for the years ended December 31, 2015, 2014 and 2013, have been reclassified as follows: amounts previously reflected in the “Share in equity accounted investees” line item (in the amounts of U.S.$86 million, U.S.$94 million and U.S.$33 million, respectively) have been incorporated into the “Other expenses, net” line item.
(7)	This amount corresponds to the discontinued operations of the year ended December 31, 2011. On October 15, 2010, PDVSA entered into a purchase agreement with Rosneft Holdings Limited S.A. (Rosneft Holdings) a subsidiary of Rosneft Oil Company OJSC (Rosneft), of U.S.$1,600 million for all the shares held in Ruhr Oël GMBH (ROG) and another amount determined by the values of accounts receivable and inventories of PDVSA Marketing International, S.A. (PMI Panamá) on the transaction date. On May 3, 2011, PDVSA completed the purchase process with Rosneft Holdings and, in accordance with the purchase agreement entered into on October, 2010 received U.S.$3,716 million recognizing a gain of U.S.$1,353 million, which is presented in the consolidated statement of comprehensive income for the year ended on December 31, 2011, under profit (loss) of discontinued operations, net of tax.

Summary consolidated statement of financial position information	As of and for the years ended December 31,
	2015	2014	2013	2012(1)	2011(1)
	(in millions of U.S. dollars)

Assets
Property, plant and equipment, net	127,033	141,248	129,831	115,905	98,221
Other non-current assets	20,371	30,020	33,330	27,419	26,938
Restricted cash	604	284	227	218	314

Total non-current assets	148,008	171,552	163,388	143,542	125,473

Inventories	9,676	11,764	12,963	11,606	10,116
Notes and accounts receivable	18,206	24,357	36,020	41,706	31,576
Restricted cash	326	1,292	1,327	2,112	1,714
Prepaid expenses and other assets	7,083	9,884	8,289	11,225	4,665
Assets held for disposal(2)	12,823	—	—	—	—
Cash and cash equivalents	5,821	7,911	9,133	8,233	8,610

Total current assets	53,935	55,208	67,732	74,882	56,681

Total assets	201,943	226,760	231,120	218,424	182,154

Equity attributable to:
Company’s Stockholder	69,411	67,751	62,263	61,907	59,690

Non-controlling interests	21,468	22,006	22,223	10,579	9,939

Total equity	90,879	89,757	84,486	72,486	69,629

Liabilities
Financial debt	36,916	39,871	36,353	35,647	32,496
Other non-current liabilities	21,456	41,406	45,055	39,231	32,996

Total non-current liabilities	58,372	81,277	81,408	74,878	65,492

Financial debt	6,800	5,865	7,031	4,379	2,396
Trade accounts payable	19,052	20,855	21,404	16,747	12,376
Income tax payable	3,444	9,554	10,116	2,267	4,452
Liabilities related to assets held for disposal(2)	4,390	—	—	—	—
Other current liabilities	19,006	29,006	26,675	47,667	27,809

Total current liabilities	52,692	55,726	65,226	71,060	47,033

Total liabilities	111,064	137,003	146,634	145,938	112,525

Total equity and liabilities	201,943	226,760	231,120	218,424	182,154

Debt to Equity Ratio(3)
Total debt including capital lease	43,716	45,736	43,384	40,026	34,892
Debt / Equity (%)	48%	51%	51%	55%	50%

(1)	The summary consolidated statements of financial position information as of December 31, 2012 and 2011 have been restated to reflect the application of IAS 19 enacted by the IASB, pursuant to which a series of changes to the methods used for the accounting of employee benefits has been instituted. See note 3(f) to the annual audited consolidated financial statements.
(2)	Accounts for discontinued operations as of December 31, 2015. See “Presentation of Financial Information—Discontinued Operations.”
(3)	Calculated as total financial debt and capital leases, including current portion, divided by stockholder’s equity.

	As of and for the years ended December 31,
	2015	2014(2)	2013(2)	2012(1)	2011(1)
	(in millions of U.S. dollars)
Summary consolidated statement of cash flow information
Net cash provided by operating activities	15,183	14,292	21,903	21,543	12,392
Net cash used in investment activities	(17,355)	(24,448)	(22,381)	(25,221)	(13,728)
Net cash provided from financing activities	467	10,812	1,533	3,301	3,929

(1)	The summary consolidated statements of cash flow information as of December 31, 2012 and 2011 have been restated to reflect the application of IAS 19 enacted by the IASB, pursuant to which a series of changes to the methods used for the accounting of employee benefits has been instituted. See note 3(f) to the annual audited consolidated financial statements.
(2)	Our summary consolidated statements of comprehensive income information for the years ended December 31, 2014 and 2013 have been restated to reflect the application of IFRS 5 in order to account for discontinued operations as of December 31, 2015.

	As of and for the years ended December 31,
	2015	2014	2013	2012	2011
	(in millions of U.S. dollars)
Venezuela’s proved reserves (mmbls)(1)
Crude Oil	300,878	299,953	298,353	297,735	297,571
Natural gas in boe(2)	34,715	34,201	33,981	33,864	33,661

Hydrocarbons in boe	335,593	334,154	332,334	331,599	331,232

Venezuela’s Production (mbpd)
PDVSA’s Crude Oil Production	2,746	2,785	2,899	2,910	2,991
Total crude oil	2,746	2,785	2,899	2,910	2,991

PDVSA’s production (mbpd)
Crude Oil(1)	2,746	2,785	2,899	2,910	2,991
Natural gas liquids	117	114	116	124	138
Natural gas in boe(2)	913	831	796	768	731

Hydrocarbons in boe	3,776	3,730	3,811	3,802	3,860

Average production cost ($/boe)
Including operating service agreements (3)	10.68	18.05	11.40	11.09	7.53
Excluding operating service agreements (3)	3.93	15.10	10.63	10.86	7.23

PDVSA’s refining capacity (mbpd)(4)
Venezuela	1,303	1,303	1,303	1,303	1,303
Caribbean	401	401	401	401	401
United States	1,074	1,089	1,089	1,089	1,089
Europe	29	29	29	29	29

Total refining capacity	2,807	2,822	2,822	2,822	2,822

Sales volume exported (mbpd)
Crude oil	1,950	1,895	1,935	2,060	1,917
Refined products	475	460	490	508	552

Total exports	2,425	2,357	2,425	2,568	2,469

Average sales export price ($/bl)
Crude oil	44.65	88.42	98.21	100.75	98.67
Refined products	36.25	90.47	97.49	104.43	105.11

Total exports	39.98	85.75	99.08	103.42	100.11

(1)	Proved reserves include both proved developed and undeveloped reserves, as well as our equity participation in former operating agreements with third parties in connection with the Orinoco Oil Belt projects.
(2)	Gas production is net of gas used for reinjection purposes. Gas is converted to boe at a rate of 5.8 thousand cubic feet of natural gas per barrel of crude oil.
(3)	Calculated by dividing total costs (excluding depreciation, depletion and production tax payments) and expenses of crude oil, gas and NGL producing activities by total crude oil, NGL and net gas (boe) produced.
(4)	Amounts represent our interest in the refining capacity of all refineries in which we hold equity or leasehold interest.

Summary Consolidated Statement of Comprehensive Income Information from Discontinued Operations

	As of and for the years ended December 31,
Summary consolidated statement of comprehensive income information	2015	2014(1)	2013(1)
	(in millions of U.S. dollars)

Discontinued operations:

Total income	3,845	6,544	14,291
Costs and expenses	1,307	7,896	2,519
Results from operational activities	2,538	(1,352)	11,772
Income tax	379	785	659

Gain (loss) from discontinued operations, net of income tax	2,159	(2,137)	11,113

(1)	Our summary consolidated statements of comprehensive income information for the years ended December 31, 2014 and 2013 have been restated to reflect the application of IFRS 5 in order to account for discontinued operations as of December 31, 2015.

Summary Consolidated Statement of Cash Flow Information from Discontinued Operations

	Years ended December 31,
	2015	2014(1)	2013(1)
	(in millions of U.S. dollars)

Summary consolidated statement of cash flow information

Discontinued operations:

Net cash provided by operating activities	1,971	3,703	(412)
Net cash used in investment activities	(1,370)	(3,312)	(756)
Net cash provided from financing activities	(146)	(51)	137
Cashflows of cash resulting from (used in) discontinued operations	455	340	(1,031)

(1)	Our summary consolidated statements of comprehensive income information for the years ended December 31, 2014 and 2013 have been restated to reflect the application of IFRS 5 in order to account for discontinued operations as of December 31, 2015.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our annual audited consolidated financial statements including the notes thereto, contained elsewhere in this offering circular. This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Risk Factors” and other matters set forth in this offering circular. For a description of our critical accounting policies, please see note 4 of our annual audited consolidated financial statements.

Overview

We are a corporation (sociedad anónima) organized under the laws of Venezuela, formed in 1975 by the Venezuelan government to coordinate, monitor and control all operations relating to hydrocarbons. We are wholly owned by Venezuela and are the holding company for a group of oil and gas companies. We are the fifth largest vertically integrated oil company in the world with daily crude oil production of 2,746 million barrels per day as of December 31, 2015, or mbpd, as measured by a combination of operational data, including volume of reserves, production, refining and sales, based on information published in Petroleum Intelligence Weekly on November 16, 2015, a trade publication. We carry out our exploration, development and production (“upstream”) operations in Venezuela and our sales, marketing, refining, transportation, infrastructure, storage and shipping (“downstream”) operations in Venezuela, the Caribbean, North America, South America, Europe and Asia. Through PDV Holding, a wholly-owned subsidiary, we indirectly own 100% of CITGO, a refiner and marketer of transportation fuels, petrochemicals and other industrial oil-based products in the United States. We plan to invest in upstream and downstream projects in Venezuela and abroad in order to satisfy the current and expected global increase in energy demands.

Factors Affecting Operating Results

Our operating results are a function of oil and gas prices, the volumes and the mix of crude oil and gas and refined petroleum products supplied to customers, refinery margins, utilization rates of refining capacity and operational costs.

Contributions for Social Development

Pursuant to the Venezuelan Constitution, the Organic Hydrocarbons Law and social policy, we are required to foster Venezuela’s socio-economic development and the welfare of its citizens. To that effect, we make and are expected to continue to make significant financial contributions to social programs, including transfers to FONDEN (Fondo de Desarrollo Nacional) and other programs, which are included in our annual budget together with other expenses aimed to fund specific social projects, as determined by our Board of Directors, certain of which are recorded as part of our capital expenditures in accordance with applicable accounting rules.

FONDEN is a special fund that was created by the government of Venezuela in 2005 as a corporation (sociedad anónima) to finance and manage investment projects, public education, health care and other welfare projects in Venezuela, in order to promote the economic and social development of the country.

We contribute funds to FONDEN through mandatory transfers required under the Decreto con Rango, Valor y Fuerza de Ley que Crea Contribución Especial por Precios Extraordinarios y Precios Exorbitantes en el Mercado Internacional de Hidrocarburos (Law Decree on the Creation of Special Contribution on Excess Prices and Exorbitant Prices in the International Hydrocarbons Markets) as amended on February 20, 2013, published in the Official Gazette No. 40,114 dated as of February 20, 2013, pursuant to which any time the oil basket prices are higher than the price established in the National Budget Law of the respective fiscal year, a tax is assessed based on the formula described below.

Pursuant to the law decree, in any month in which the average Venezuelan oil basket price exceeds the budgeted price per barrel, but is equal to or less than U.S.$80 per barrel, oil and oil derivatives exporters (including us) must pay a tax on exports calculated by multiplying the number of barrels they export in such month by 20% of the amount of the average Venezuelan oil basket price for such month that is greater than the budgeted price per barrel and equal to or less than U.S.$80. In any month in which the average Venezuelan oil basket price is greater than U.S.$80 and less than U.S.$100 per barrel, the tax is assessed at the amount specified in the previous sentence for the first U.S.$80 and at 80% of the total amount of the difference between U.S.$80 and the average price. In any month in which the average Venezuelan oil basket price is equal to or greater than U.S.$100 and less than U.S.$110 per barrel, the tax is assessed at the amount specified in the preceding sentences for the first U.S.$100 and at 90% of the amount in the excess of U.S.$100. Finally, in any month in which the average Venezuelan oil basket price is equal to or greater than U.S.$100, the tax is assessed as specified in the preceding sentences for the first U.S.$110 and at 95% of the excess of the average Venezuelan oil basket price over U.S.$110. The contributions received from this tax are paid directly to FONDEN in U.S. dollars on a monthly basis to carry out social development and infrastructure projects.

Historically, our social development contributions, whether made through financial contributions to FONDEN or to other social programs directly funded by us, have been calculated based on our revenues in U.S. dollars. PDVSA, through its annual budget, determines the social contributions to be made by PDVSA during the course of the year. However, PDVSA sends monthly reports to the Venezuelan government for the approval of such disbursements for social contributions, and the Venezuelan government may approve or request a change in the levels of such contributions. In the past, there has always been a margin between our revenues and social development contributions. Between 2011 and 2015, the average social contributions represented 14% of our revenues. We contributed a total of U.S.$30,079 million in 2011, a total of U.S.$17,336 million in 2012, a total of U.S.$13,023 million in 2013, a total of U.S.$5,321 million in 2014, and a total of U.S.$9,189 million in 2015 to social development, which are reflected as social development expenses in our consolidated statements of income included elsewhere in this offering circular. These contributions were made in addition to taxes and dividends we paid to Venezuela in such fiscal years, as well as the social projects we have funded, which are recorded as part of our capital expenditures because they relate to one of our oil and gas production projects.

Trends Affecting our Business

In our upstream operations, we are focused primarily on completing the quantification of our proved reserves of crude oil in the Orinoco Oil Belt, increasing the overall recovery factor of crude oil by improving existing technology, continuing the development of extra-heavy crude oil projects through new joint ventures with selected partners, and increasing the availability and industrialization of gas, particularly in our offshore reservoirs.

With respect to our downstream business, we are investing in upgrading our refining infrastructure in Venezuela, increasing refining capacity in new markets such as Latin America, the Caribbean and, particularly, in Asia. We comply with all environmental standards in these areas and in all areas in which we operate. As of December 31, 2015, PDVSA had invested U.S.$29.06 million in Venezuela towards the implementation of an environmental protection plan and various environmental projects, such as programs for monitoring the conservation of environmental and natural resources, measuring the quality of liquid effluents, and performing annual measurements of atmospheric emissions and air quality studies.

The refining business represents an important challenge over the next few years. The combination of reduced refining margins, particularly for deep conversion capacity refiners, stringent environmental requirements, and a depressed economy with a weak demand for refined products, have caused many businesses to cease operations. We have been reducing costs, delaying certain investment projects and reformulating debt structures with respect to some of our international subsidiaries to manage the effects of the depressed economy.

In Venezuela, we continue to supply the local market in order to satisfy an increasing demand. However, we are developing a project to convert an important portion of vehicles in Venezuela to natural gas consumption, which will enable us to export more gasoline. In addition, we are developing an important project in Venezuela to increase deep conversion capacity in the Puerto La Cruz Refinery.

With respect to our gas business, we are actively promoting private sector participation, in partnership with us, in the exploration, production and processing of non-associated offshore gas reserves.

Impact of Production Quotas

Our consolidated financial results depend primarily on the volume of crude oil we produce and the price levels for hydrocarbons. The level of crude oil production and the capital expenditures needed to achieve such level of production have been among the principal factors determining our financial condition and results of operations since 1990 and are expected to remain the principal factors in determining our financial condition and results of operations for the foreseeable future.

Historically, members of OPEC have entered into agreements to reduce their production of crude oil. Such agreements have sometimes increased global crude oil prices by decreasing the global supply of crude oil. Venezuela is a party to and has complied with such agreements, and we expect that Venezuela will continue to comply with such production agreements with other OPEC members. Since 1998, OPEC’s production quotas have resulted in a worldwide decline in crude oil production and substantial increases in international crude oil prices.

Beginning with the 160th Meeting of the Conference of OPEC, convened on December 14, 2011 in Vienna, Austria, to the present, OPEC decided to maintain a production level of 30.0 mbpd, including production from Libya, and also agreed that OPEC member countries would, if necessary, take steps (including voluntary downward adjustments of output) to ensure market balance and reasonable price levels.

During 2015, the OPEC crude basket price decreased by U.S.$46.77 per barrel, or 49%, from U.S.$96.30 per barrel in 2014 to U.S.$49.53 per barrel in 2015. The average price of our exports, including refined products, decreased by U.S.$45.77 per barrel, or 53%, from U.S.$85.75 per barrel in 2014 to U.S.$39.98 per barrel in 2015.

The prices of crude were impacted by market volatility, as well as excess demand resulting from a lift of sanctions against Iran and the utilization of US producers of fracking techniques. Accordingly, OPEC, led by Venezuela, proposed the maintenance of the production quota, with the goal of stabilizing prices; however, OPEC modified production quotas.

Impact of Inflation and Devaluation

While more than 76% of our revenues from sales and a significant portion of our expenses are in U.S. dollars, some of our operating costs (including income, production and extraction taxes) are incurred in Bolívares. As a result, our financial condition and results of operations are affected by the Venezuelan inflation rate and the timing and magnitude of any change in the $/Bs. exchange rate during a given financial reporting period.

Since 1998, the Venezuelan government has used exchange rates to moderate inflation, by devaluing the Bolívar within a pre-determined range. Effective February 13, 2002, however, the Venezuelan government and the BCV adopted a floating exchange rate system, as opposed to the band system previously in effect. As a result of the adoption of a floating exchange rate system, the Bolívar devalued substantially against the U.S. dollar and inflation accelerated in 2002.

On February 5, 2003, the Venezuelan government established an exchange control regime, and fixed the exchange rates for the sale and purchase of non-Venezuelan currency at Bs. 1.6 to U.S.$1 and Bs. 1.596 to U.S.$1, respectively.

On February 7, 2004, a new foreign exchange rate for the sale and purchase of non-Venezuelan currency was established at Bs. 1.920 to U.S.$1 and Bs. 1.915 to U.S.$1, respectively. On March 1, 2005, a new foreign exchange rate for the sale and purchase of non-Venezuelan currency was established at Bs. 2.150 to U.S.$1 and Bs. 2.145 to U.S.$1, respectively. During 2006, the exchange rate remained unchanged at Bs. 2.150 to U.S.$1.

Pursuant to Foreign Exchange Agreement No. 9, which was amended on March 22, 2007 and on August 11, 2009, we may only sell to the Central Bank non-Venezuelan currency required to meet our operational costs in local currency and other obligations. We may maintain funds in non-Venezuelan currencies to cover our non-Venezuelan currency operational, investment and financing expenditures and other obligations, up to a maximum amount not to exceed at any time certain thresholds determined by the Central Bank. On March 2, 2006, the Central Bank authorized us to maintain, at any time, up to U.S.$2 billion in non-Venezuelan currency to cover our non-Venezuelan currency operational, investment and financing expenditures, as well as other obligations. In addition, on February 8, 2007, the Central Bank authorized us to maintain, at any time, up to U.S.$3.5 billion in non-Venezuelan currency to cover expenditures related to our Business Plan. On March 6, 2015, the Central Bank renewed the authorization to maintain up to U.S.$3.5 billion in non-Venezuelan currency to cover our expenditures related to our Business Plan.

On January 8, 2010, the Venezuelan government, through the Ministry of Finance and the Central Bank, enacted Foreign Exchange Agreement No. 14, which established a dual exchange rate regime (Convenio Cambiario No. 14), and was in place throughout 2010. As of January 11, 2010, the dual exchange rate regime established an exchange rate of Bs. 2.60 to U.S.$1 for essential goods, including food, health, imports of machinery and equipment, science and technology, as well as all non-petroleum public sector transactions and other special cases. The exchange rate for all other transactions was set at Bs. 4.30 to U.S.$1. This dual exchange rate regime abrogated Foreign Exchange Agreement No. 2 from March 1, 2005, which established a single exchange rate for all transactions of Bs. 2.15 to U.S.$1.

Pursuant to Article 5 of Foreign Exchange Agreement No. 14, the exchange rate applicable to the sale of non-Venezuelan currency by PDVSA to the Central Bank to cover local currency expenditures was either Bs. 4.2893 to U.S.$1 or of Bs. 2.5935 to U.S.$1, depending on the Central Bank’s requirements to cover the sale of non-Venezuelan currency to third parties at the rates of Bs. 2.60 to U.S.$1 or Bs. 4.30 to U.S.$1 as provided by Foreign Exchange Agreement No. 14. In addition, Article 5 of Foreign Exchange Agreement No. 14 required that at least 30% of the non-Venezuelan currency sales to the Central Bank be at the rate of Bs. 2.5935 to U.S.$1.

On December 30, 2010, the Venezuelan government, through the Ministry of Finance and the Central Bank, enacted an amendment to Foreign Exchange Agreement No. 14 (Convenio Cambiario No. 14), effective as of January 1, 2011, which abrogated the multiple official exchange rates regime in effect since January 2010, establishing a single official fixed exchange rate. Pursuant to such amendment to the Foreign Exchange Agreement No. 14, the single official exchange rate was fixed, for all purposes, at Bs. 4.30/U.S.$1 for the sale of non-Venezuelan currency and at Bs. 4.2893/U.S.$1 for the purchase of non-Venezuelan currency.

On January 13, 2011, an amendment to Foreign Exchange Agreement No. 15 (Convenio Cambiario No. 15) was published (and amended on January 27, 2011), extending the application of the Bs. 2.60 /U.S.$1 exchange rate for the sale of non-Venezuelan currency in transactions involving non-Venezuelan currency (or AAD) issued by the Venezuelan Foreign Exchange Commission (Comisión de Administración de Divisas, or CADIVI) on or before December 31, 2010, provided that such transactions have not settled as of the date of the amendment. In addition, in order to qualify for the extended application of the Bs. 2.60/U.S.$1 exchange rate, the transactions involved must relate to imports into Venezuela of food and health products, payments of expenses of Venezuelan students studying abroad, the payment of expenses for health recovery, sports, culture and scientific investigations, payments to retired persons abroad and other cases as determined by CADIVI in its discretion.

On February 8, 2013, the Ministry of Finance and the Central Bank enacted an amendment of the Foreign Exchange Agreement No. 14 (Convenio Cambiario No. 14), effective as of February 9, 2013. Pursuant to this amendment, the official exchange rate was fixed at Bs. 6.30/U.S.$1 for the sale of foreign currency, and Bs. 6.2842/U.S.$1 for the purchase of foreign currency.

On December 30, 2013, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 24 (Convenio Cambiario No. 24), effective as of December 30, 2013. Pursuant to this Foreign Exchange Agreement, foreign currency originating from activities and transactions that differ from exports of hydrocarbons of PDVSA and its affiliates, joint ventures created under the Organic Hydrocarbons Law, and service companies that are part of the so-called Petroleum Industrial National Conglomerate (Conglomerado Nacional Industrial Petrolero) may be sold at an exchange rate based on the most recent foreign currency auction granted through the direct and indirect currency conversion mechanism, “Supplementary System for the Administration of Foreign Currency” (“SICAD”), as published by the BCV on its web page, less 0.25%. This Foreign Exchange Agreement No. 24 was abrogated on April 4, 2014 by Foreign Exchange Agreements No. 27 and No. 28.

On March 10, 2014, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 27 (Convenio Cambiario No. 27), effective as of March 10, 2014, published in Official Gazette No. 40,368 dated March 10, 2014, which established SICAD II, a new system for currency exchange that operates in parallel to SICAD. This new system created a new legal variable exchange rate, and unlike SICAD, SICAD II operates via auctions that are held on a daily basis by the Central Bank and are open to the general public in Venezuela for the exchange of currency between U.S. dollars and Bolívares. Unlike SICAD, the proceeds from SICAD II transactions are not restricted to a specific list of uses, provided that SICAD II is not available for use by PDVSA directly. The SICAD II exchange rate may not be lower than the exchange rate established in Foreign Exchange Agreement No. 14 dated February 8, 2013, published in Official Gazette No. 40,108 dated February 8, 2013 (Bs. 6.30/U.S.$1 for the sale of foreign currency, and Bs. 6.2842/U.S.$1 for the purchase of foreign currency). The Central Bank publishes a reference exchange rate for SICAD II operations on a daily basis on its official website.

On April 3, 2014, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 28 (Convenio Cambiario No. 28), effective as of April 4, 2014. Pursuant to this Foreign Exchange Agreement, foreign currency originating from activities and transactions other than from sales and/or exports of hydrocarbons by PDVSA, its affiliates and joint ventures created under the Organic Hydrocarbons Law, may only be sold at an exchange rate based on the most recent foreign currency auction granted through SICAD II, as published by the BCV, less 0.25%. The sale of foreign currency originating from oil exports by PDVSA, its affiliates and joint ventures are made at the exchange rate of Bs. 6.2842/U.S.$1 set forth in Exchange Agreement No. 14. Additionally, pursuant to this Foreign Exchange Agreement, foreign currency originating from activities carried out by service companies that are part of the so-called Petroleum Industrial National Conglomerate (Conglomerado Nacional Industrial Petrolero) may only be sold at an exchange rate equivalent to the most recent last foreign currency auction granted through SICAD II, as published by the BCV. Both Foreign Exchange Agreement No. 27 and 28 abrogate and replace Foreign Exchange Agreement No. 24 enacted on December 30, 2013.

On February 10, 2015, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 33 (Convenio Cambiario No. 33), published in the Official Gazette No. 6,171 dated February 10, 2015. Through this Foreign Exchange Agreement No. 33, a new foreign exchange system was created, known as Sistema Marginal de Divisas (SIMADI). This system replaced SICAD II, which ceased its operations on February 12, 2015. SIMADI consists of a mechanism to buy and sell foreign currency at a rate set by market transactions where the general public and private and public entities can offer and buy foreign currency without such funds being limited to a specific use or purpose. Likewise, this system established two types of operations based on the amount to be offered or bought in the relevant transaction: (i) high value operations, where the minimum amount to be offered or bought was set at U.S.$3,000; and (ii) retail operations, where the minimum amount to be offered or bought is set at U.S.$300, as published in an Official Communication issued by the Central Bank, dated February 11, 2015. Under the regime of Foreign Exchange Agreement No. 33 there were three (3) official exchange rates: (i) the exchange rate of the CENCOEX of Bs. 6.30/U.S.$1; (ii) the exchange rate of SICAD I and (iii) the exchange rate of SIMADI.

On March 9, 2016, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 35 (Convenio Cambiario No. 35), effective as of March 10, 2016, published in Official Gazette No. 40,865 dated March 9, 2016, which established two exchange rates: (i) a protected exchange rate (known as “DIPRO”) fixed at 9.975 to buy and Bs. 10.00 to sell for products related to the food and pharmaceuticals sectors as well as other sectors specified in the Foreign Exchange Agreement and; (ii) the complementary floating exchange market rate (known as “DICOM”), which varies in accordance with market needs, for the remaining sectors.

The exchange transactions derived from the export and/or sale of hydrocarbons by PDVSA and its affiliates and joint ventures, as well as those derived from financing operations, financial instruments, capital contributions, asset sales, dividends, collection of debts, and provision of services can be made using any of the exchange rates described above, or any other rate; provided, that if any rate other than the exchange rates described above is to be used, such rate shall be reduced in one-quarter of a percent (0.25%) and must be authorized by the Vice-presidency of the Economic Sector, the Ministry for Bank and Finance and the Central Bank.

The Foreign Exchange Agreement No. 35 provides that the mechanisms for the exchange transactions provided in the partially abrogated Foreign Exchange Agreement No. 33 of February 10, 2015, published in the Extraordinary Official Gazette No. 6,171 dated February 10, 2015, shall continue to remain in force until such mechanisms are replaced pursuant to a subsequent Foreign Exchange Agreement. Therefore, the acquisition of foreign currency at the DICOM exchange rate shall continue to be executed through the SIMADI system, which consists of auctions that are held on a daily basis by the Central Bank and are open to the general public in Venezuela for the exchange of currency between U.S. dollars and Bolívares.

The annual devaluation rate based upon the official exchange rate for 2014 and 2015 was 0% and 0%, respectively, and the inflation rate was 68.54% and 180.90% for 2014 and 2015, respectively. The following table presents the exchange and inflation rates at December 31 for the years ended 2011 through 2015:

	As of and for the year ended December 31,
	2015	2014	2013	2012	2011
	(in millions of U.S. dollars)
Exchange rates at period-end derived from exchange agreement with the BCV (Bs./$1)	6.30	6.30	6.30	4.30	4.30
Exchange Rate in SICAD (Bs/$1)	13.50	12.00	11.30	—	—
Exchange Rate in SICAD II (Bs/$1)	52.10	49.99	—
Exchange Rate in SIMADI (Bs/$1)	198.69
NCPI(1) Increase (%)	180.90	68.54	56.20	20.07	27.57

(1)	National Consumer Price Index

In 2014 and 2015, PDVSA conducted foreign exchange operations with the Central Bank through various exchange agreements. Based on these agreements, PDVSA modified its exchange rate contained in its audited consolidated financial statements for 2014 and 2015, and as a result, recognized an exchange gain of U.S.$17,656 million in 2014 and U.S.$15,039 million in 2015, due to the fact that on the dates of the modifications to the exchange rates established in such agreements PDVSA held a net passive monetary position in Bolívares. From January 1, 2016 through the date of this offering circular, PDVSA conducted foreign exchange operations with the Central Bank through various exchange agreements. As a result of these agreements, PDVSA utilizes a modified exchange rate and all 2016 amounts referenced in U.S. dollars in this offering circular, unless otherwise noted, reflect such modified exchange rate.

Functional and Presentation Currency

Our operations are conducted mainly in the international market for crude oil and refined petroleum products. Therefore, the U.S. dollar is our functional currency. See note 3 to our annual audited consolidated financial statements.

Presentation of Consolidated Results

Descriptions contained in the Results of Operations sections below, with the exception of the descriptions of “Profit” and “Results from Discontinued Operations,” do not include the results from Discontinued Operations.

Results of operations for the year ended December 31, 2015 compared to the year ended December 31, 2014

Production

All of our crude oil, liquid natural gas and gas production operations are located in Venezuela. Our production of crude oil averaged 2,746 mbpd in 2015, a 1% decrease from 2,785 mbpd in 2014, primarily because the efforts to increase the production of additional barrels were not sufficient to offset the rate of decline of mature reservoirs. Our production of liquid natural gas averaged 117 mbpd in 2015, as compared to 114 mbpd in 2014. This increase was primarily due to increased output as a result of the gas segregation projects in the North of Monagas, which increased the richness of the gas in the entrance of the gas processing plants in Santa Barbara. Our production of gas (net of amounts re-injected) was 5,296 mmcfd in 2015, a 10% increase as compared to 4,818 mmcfd in 2014. This increase is primarily due to the growth in the production of gas in the Eastern Executive Direction of Production due to the increase in the gas-oil ratio (GOR) in the wells at the Furrial Division and Punta de Mata.

The net output of refined petroleum products (including output representing our equity interest in refineries held by our affiliates in the United States and Europe) was 2,055 mbpd in 2015, as compared to 2,184 mbpd in 2014. This decrease was primarily the result of the exclusion of refined petroleum products originating from the Chalmette Refinery, as PDVSA’s share of this refinery was sold in 2015.

Total Income

Total income decreased by U.S.$49,726 million, or 41%, to U.S.$72,169 million in 2015 from U.S.$121,895 million in 2014. This decrease was primarily due to a decrease in the average export price of the Venezuelan basket.

Exports of Crude Oil and Refined Products

Exports represented 85% of our sales volumes for the year ended December 31, 2015. Our exports increased in volume by 3% to 2,425 mbpd in 2015 from 2,357 mbpd in 2014. This increase was primarily due to an increase in the sale of crude oil outside of Venezuela as a result of reallocation of domestic sales. In addition, exports of refined petroleum products increased by 15 mbpd, or 3%, to 475 mbpd, from 2014 to 2015 due to a decrease in volume of refined petroleum products placed in the domestic market, which resulted in the increase of the volume to be exported. The average export price per barrel for Venezuelan crude oil, refined petroleum products and natural gas liquids was U.S.$44.65 in 2015, as compared to U.S.$88.42 in 2014, representing a 50% decrease.

Sales Revenues of International Subsidiaries

During 2015, our total sales of crude oil, refined petroleum products and natural gas liquids were 2,357 mbpd during 2014 as compared to 2,425 mbpd of total sales of such products for 2015. CITGO generates most of the sales in excess of our crude oil and natural gas liquids production because it purchases crude oil and refined petroleum products from third parties (including unconsolidated affiliates) to supply CITGO’s refining and marketing network in the United States. CITGO’s sales revenues decreased by U.S.$14.6 million, or 37%, to U.S.$24.6 million in 2015 from U.S.$39.2 million in 2014, due to a decrease in average sales price.

Domestic Sales

We sold 594 mbpd of refined petroleum products (including liquid natural gas) domestically in 2015, a 10% decrease as compared to 663 mbpd sold domestically in 2014. This decrease was mainly due to effect of the legislation and related measures passed to prevent the smuggling and extraction of fuel, which reduced sales in border cities. We also sold 239 mbpd of oil equivalent of gas in 2014 and 278 mbpd of oil equivalent of gas in 2015. Domestic sales decreased 10% from U.S.$663 million in 2014 to U.S.$594 million in 2015. This decrease was primarily due to exchange rates used in transactions pursuant to the exchange control regulations on the financial statements.

Sales of crude oil, products and others

Sales of crude oil, products and others decreased by 45.5%, from U.S.$101,552 million in 2014 to U.S.$55,339 million in 2015. The decrease was mainly due to the decline in the average price of the Venezuelan export basket.

Finance Income

Our finance income decreased by U.S.$3,513 million, or 17%, from U.S.$20,343 million in 2014 to U.S.$16,830 million in 2015. This decrease was principally due to the adjustment of the exchange rate.

Costs and Expenses

Purchases of Crude Oil and Refined Petroleum Products, Net of Inventory Variation

Our purchase of crude oil and refined petroleum products, net of inventory variation decreased by 38% to U.S.$22,965 million in 2015 from U.S.$37,266 million in 2014, despite an increase on a volume basis. This decrease was primarily due to the decline in oil prices.

Operating Expenses

Our operating expenses decreased by U.S.$10,572 million, or 39%, to U.S.$16,828 million in 2015 from U.S.$27,400 million in 2014. This decrease was the result of a decrease in the sales and administration expenses and the adjustment of the exchange rate.

Exploration Expenses

Our total exploration expenses were U.S.$50 million in 2015, which was a decrease of U.S.$26 million, or 34%, as compared to U.S.$76 million in 2014. The decrease in exploration expenses is primarily attributable to the fluctuation in the average Bolívares/USD exchange rate applicable to exploration expenses.

Depreciation and Amortization

Depreciation and amortization increased by U.S.$957 million, or 12%, to U.S.$8,995 million in 2015 from U.S.$8,038 million in 2014. This increase was primarily a result of the capitalizations and increase of the regular operations of PDVSA’s and its affiliates’ oil business, mainly of PDVSA Gas.

Production Tax, Extraction Tax and Other Taxes

Production tax, extraction tax and other taxes decreased by U.S.$7,172 million, or 53%, to U.S.$6,294 million in 2015 from U.S.$13,466 million in 2014. This decrease is primarily due to a decrease in the average settlement price to U.S.$34 per barrel.

Finance Costs

Finance costs decreased by U.S.$1,672 million, or 41%, to U.S.$2,393 million in 2015 from U.S.$4,065 million in 2014. This decrease in financial expenses resulted primarily from the fluctuation in the average Bolívares/USD exchange rate, which impacted the Bolívar-denominated portions of financing costs.

Contributions for Social Development

Contributions for social development increased by U.S.$6,200 million, or 308%, to U.S.$8,215 million in 2015 from U.S.$2,015 million in 2014 mainly due to disbursements through Fondo Independencia, a fund funded by the differential gained by PDVSA as a result of the difference between the official exchange rate and the rate applicable to the production tax calculation. These disbursements were made, despite the fact that the oil barrel price was lower than the price required by law for such disbursement. In support of social projects carried out by the Bolivarian Republic of Venezuela, PDVSA contributed U.S.$4,010 million to the “Gran Misión Vivienda Venezuela,” created by the Bolivarian Republic of Venezuela in April 2011, in order to address housing needs in Venezuela. During 2013, 2014 and 2015, PDVSA did not provide contributions to this program.

For the year ended December 31, 2015, contributions to FONDEN decreased by U.S.$2,332 million, or 70%, to U.S.$974 million, from U.S.$3,306 million for the year ended December 31, 2014, as a result of decrease in oil prices.

Share in Equity Accounted Investees

Share in equity accounted investees increased by U.S.$8 million, or 9%, to a loss of U.S.$86 million in 2015 from a loss of U.S.$94 million in 2014. This increase resulted mainly from the exclusion of the results from Discontinued Operations, and the sale of PDVSA’s share of the Chalmette Refinery.

Income Tax

Income tax during 2015 decreased by U.S.$8,823 million, or 173%, to a credit of U.S.$3,717 million from a debit of U.S.$5,106 million in 2014. This decrease was principally due to the sale of foreign currency made by CVP through SIMADI, the decrease in total income, exchange rate losses, and inflation adjustments.

Results from Discontinued Operations

Income from Discontinued Operations during 2015 decreased by U.S.$2,699 million, or 41.2%, to U.S.$3,845 million from U.S.$6,544 million in 2014. Costs and expenses from Discontinued Operations during 2015 decreased by U.S.$6,589 million, or 83.5%, to U.S.$1,307 million from U.S.$7,896 million in 2014.

Results for operational activities from Discontinued Operations during 2015 increased by U.S.$3,710 million, or 274.4%, to a profit of U.S.$2,538 million from a loss of U.S.$1,352 million in 2014. Income tax from Discontinued Operations during 2015 decreased by U.S.$406 million, or 52%, to U.S.$379 million from U.S.$785 million in 2014.

Profit

Profit during 2015 decreased by U.S.$1,729 million, or 19.1%, to U.S.$7,345 million from U.S.$9,074 million in 2014. This decrease was principally due to the decrease in sales of crude oil, products and others, and losses from differential exchange rates in transactions pursuant to the exchange control regulations.

Results of operations for the year ended December 31, 2014 compared to the year ended December 31, 2013

Production

All of our crude oil, liquid natural gas and gas production operations are located in Venezuela. Our production of crude oil averaged 2,785 mbpd in 2014, a 4% decrease from 2,899 mbpd in 2013, primarily because efforts to increase the production of additional barrels were not sufficient to offset the rate of decline of mature reservoirs. Our production of liquid natural gas averaged 114 mbpd in 2014, as compared to 116 mbpd in 2013. This decrease was primarily due to a decrease in the quality of the gas being supplied to certain liquid natural gas extraction plants. Our production of gas (net of amounts re-injected) was 4,818 mmcfd in 2014, a 4% increase as compared to 4,616 mmcfd in 2013. This increase is primarily due to an increase in the gas-oil ratio (GOR) in the deposits of northern Monagas as a result of gas injections.

The net output of refined petroleum products (including output representing our equity interest in refineries held by our affiliates in the United States and Europe) was 2,184 mbpd in 2014, as compared to 2,207 mbpd in 2013. This was primarily caused by the decrease in the volume of refined petroleum products produced in Venezuela.

Total Income

Total income increased by U.S.$1,860 million, or 2%, to U.S.$121,895 million in 2014 from U.S.$120,035 million in 2013. This increase was primarily due to an increase in our finance income, which was due primarily to the effect of changes in the applicable exchange rate Bolívar/U.S. dollar. This increase in total income was partially offset by a decrease in the total amount of our exports and overseas sales, due to a decrease in the average export price of the Venezuelan basket.

Exports of Crude Oil and Refined Products

Exports represented 81% of our sales volumes for the year ended December 31, 2014. Our exports decreased in volume by 2% to 2,357 mbpd in 2014 from 2,425 mbpd in 2013. This decrease was primarily due to an increase in sales of crude oil in Venezuela. In addition, exports of refined petroleum products decreased by 30 mbpd, or 6%, to 460 mbpd, from 2013 to 2014, due to an increase in the consumption and demand for refined petroleum products in the Venezuelan domestic market. The average export price per barrel for Venezuelan crude oil, refined petroleum products and natural gas liquids was U.S.$88.42 in 2014, as compared to U.S.$98.08 in 2013, representing a 10% decrease.

Sales Revenues of International Subsidiaries

During 2014, the total volume of crude oil and refined petroleum products that we sold exceeded our total production of crude oil and natural gas liquids. Our total sales of crude oil, refined petroleum products and natural gas liquids were 2,425 mbpd during 2013 as compared to 2,357 mbpd of total sales of such products for 2014. CITGO generates most of the sales in excess of our crude oil and natural gas liquids production because it purchases crude oil and refined petroleum products from third parties (including unconsolidated affiliates) for supply to CITGO’s refining and marketing network in the United States. CITGO’s sales revenues decreased by U.S.$3.0 million, or 7%, to U.S.$39.2 million in 2014 from U.S.$42.2 million in 2013 due to a decrease in average sales price as sales volumes remained relatively flat.

Domestic Sales

We sold 663 mbpd of refined petroleum products (including liquid natural gas) domestically in 2014, a 6% decrease as compared to 703 mbpd sold domestically in 2013. This decrease was mainly due to effect of the legislation passed and related measures taken to prevent the smuggling and extraction of fuel. We also sold 247 mbpd of oil equivalent of gas in 2013 and 231 mbpd of oil equivalent of gas in 2014. Domestic sales increased 153% from U.S.$1,064 million in 2013 to U.S.$2,690 million in 2014, primarily due to the increase in gas stations under PDVSA’s control, resulting from the takeover of stations under wholesaler names pursuant to the Local Market Reorganization Plan (Plan de Reordenamiento del Mercado Interno).

Sales of crude oil, products and others

Sales of crude oil, products and others decreased by 8%, from U.S.$110,719 million in 2013 to U.S.$101,552 million in 2014. The decrease was mainly due to a decrease in the average export price of crude oil and refined products.

Finance Income

Our finance income increased by U.S.$11,027 million, or 118%, from U.S.$9,316 million in 2013 to U.S.$20,343 million in 2014. This increase was principally due to the effect of the change in the exchange rate, pursuant to which balances in Bolívares of monetary items were translated into U.S. Dollars using the new exchange rate, giving rise to an exchange gain derived from holding a net passive monetary position in Bolívares at the date of the change to the exchange rate.

Costs and Expenses

Purchases of crude oil and products, net

Our purchase of crude oil and refined petroleum products, net increased by 1.3% to U.S.$37,266 million in 2014 from U.S.$36,754 million in 2013. This increase was primarily due to the increase in the volume of sales to third parties.

Operating Expenses

Our operating expenses increased by U.S.$3,667 million, or 15%, to U.S.$27,400 million in 2014 from U.S.$23,733 million in 2013. This increase was the result of the increased cost of labor benefits as a result of the collective bargaining agreement entered into in February 2014, which was partially offset by the decrease in the Bolívar-denominated portion of these expenses due to the differential exchange rates in transactions pursuant to the exchange control regulations.

Exploration Expenses

Our total exploration expenses were U.S.$64 million in 2014, which was a decrease of U.S.$76 million, or 46%, as compared to U.S.$140 million in 2013. The decrease was the result of the decline in the portion in Bolívares due to the fluctuation in the exchange rates in transactions pursuant to the exchange control regulations.

Depreciation and Amortization

Depreciation and amortization decreased by U.S.$58 million, or 7.2%, to U.S.$8,038 million in 2014 from U.S.$8,096 million in 2013. This decrease was primarily a result of the exclusion of the results from Discontinued Operations.

Production Tax, Extraction Tax and Other Taxes

Production tax, extraction tax and other taxes decreased by U.S.$5,796, or 30%, to U.S.$13,466 million in 2014 from U.S.$19,262 million in 2013. This decrease is primarily due to the decrease in production and the decline of the average wellhead price.

Finance Costs

Finance costs increased by U.S.$1,185 million, or 41%, to U.S.$4,065 million in 2014 from U.S.$2,880 million in 2013. This increase in financial expenses resulted primarily from the issuance of the new debt.

Contributions for Social Development

Contributions for social development decreased by U.S.$7,702 million, or 59%, to U.S.$5,321 million in 2014 from U.S.$13,023 million in 2013 mainly due to the modification of the oil prices considered as extraordinary from U.S.$70 USD/bbl to U.S.$80 USD/bbl pursuant to the Ley que Crea Contribución Especial por Precios Extraordinarios y Precios Exorbitantes en el Mercado Internacional de Hidrocarburos (Law that Creates Special Contributions for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market), as well as due to a decline in the average price of the Venezuela crude oil basket and the reduction of the Bolívar-denominated portion of expenses as a result of the conversion of such portion to foreign currency. In support of social projects carried out by the Bolivarian Republic of Venezuela, PDVSA contributed U.S.$4,010 million to the “Gran Misión Vivienda Venezuela,” created by the Bolivarian Republic of Venezuela in April 2011, in order to address housing needs in Venezuela. During 2013 and 2014, PDVSA did not provide contributions to this program.

Likewise, contributions to FONDEN decreased by U.S.$1,888 million, or 36%, to U.S.$3,306 million, for the year ended December 31, 2014, from U.S.$5,194 million for the year ended December 31, 2013, as a result of the decrease of Venezuela’s crude oil basket price.

Share in Equity Accounted Investees

Share in equity accounted investees increased by U.S.$29 million, or 24%, to a U.S.$94 million loss in 2014 from a loss of U.S.$123 million in 2013. This increase resulted mainly from the exclusion of the results from Discontinued Operations.

Income Tax

Income tax during 2014 decreased by U.S.$2,080 million, or 29%, to U.S.$5,106 million from U.S.$7,186 million in 2013. This decrease was principally due to the reduction in the current income tax.

Results from Discontinued Operations

Income from Discontinued Operations during 2014 decreased by U.S.$7,747 million, or 54.2%, to U.S.$6,544 million from U.S.$14,291 million in 2013. Costs and expenses from Discontinued Operations during 2014 increased by U.S.$5,377 million, or 213.5%, to U.S.$7,896 million from U.S.$2,519 million in 2013.

Results for operational activities from Discontinued Operations during 2014 decreased by U.S.$13,124 million, or 111.5%, to a loss of U.S.$1,352 million from a profit of U.S.$11,772 million in 2013. Income tax from Discontinued Operations during 2014 increased by U.S.$126 million, or 19.1%, to U.S.$785 million from U.S.$659 million in 2013.

Profit

Profit during 2014 decreased by U.S.$6,761 million, or 42.7%, to U.S.$9,074 million from U.S.$15,835 million in 2013. This decrease was principally due to an increase in operating, sales and general expenses as a result of an increase in labor benefits. Additionally, the decrease was due to a loss resulting from discontinued operations in the non-oil sector and the depreciation of the value of assets associated with certain refineries, which was offset by the increase in finance income and the decline in the contributions to social development.

Impact of Taxes on Net Income and Cash Flows

In accordance with Venezuelan income tax law, our income tax expense is based on our accounting records as recorded in Bolívares. For fiscal purposes, Venezuelan companies are required to reflect the impact of inflation and, subject to certain conditions, the variations in the rate of the Bolívar relative to the U.S. dollar and other foreign currencies by adjusting non-monetary assets and stockholder’s equity on their fiscal balance sheets. The Venezuelan income tax law considers any gain resulting from this adjustment as taxable income and any loss as a deductible expense. Such adjustments affect our taxable income and therefore the amount of our income tax liability in Bolívares. When such tax liabilities are translated into U.S. dollars, the adjustments may create a material difference between the effective tax rate paid when expressed in U.S. dollars and the statutory rate in Bolívares.

On May 24, 2006, an amendment to the Organic Hydrocarbons Law modified existing taxes and created new taxes as described below.

Production tax. The Organic Hydrocarbons Law provides for the payment by oil companies of a royalty levied at a 30% rate on the volume of extracted hydrocarbons, which can be paid in kind or in cash, at the government of Venezuela’s option. For mature reservoirs or extra-heavy crude oil from the Orinoco Oil Belt, the Organic Hydrocarbons Law provides for a tax of 20% to 30%. The tax is fully deductible for the purposes of determining net taxable income.

Surface tax. The surface tax is calculated at the annual rate of 100 tax units for each square kilometer or fraction thereof. Surface tax is determined based on the concession area not under production, with an annual increase of 2% for five years and 5% in subsequent years.

General consumption tax. The general consumption tax is determined at a rate ranging between 30% and 50% of the price paid by the final customer and is applicable to each liter of hydrocarbon-derived product sold in the domestic market. The consumption tax rate is determined annually.

We are also taxed on our own consumption, equivalent to 10% of the value of each cubic meter of hydrocarbon-derived product consumed as fuel oil in our operations, calculated based on the final sale price.

Extraction tax. The extraction tax is calculated at a rate of one third of the value of all the liquid hydrocarbons extracted from an oil field (from the same base established by the law for production tax calculation). The taxpayer may deduct from the amount to be paid what it will pay as a production tax, including any additional royalty paid in advance.

Export registration tax. The export registration tax is calculated at a rate of one thousandth of the value of all hydrocarbons exported from a port in the national territory (based on the sale prices of these hydrocarbons).

Income tax. Our Venezuelan subsidiaries engaged in the production of hydrocarbons and related activities are subject to a 50% income tax.

Article 11 of the Venezuelan Income Tax Law provides for a 34% reduced tax rate for companies that carry out exploration and exploitation activities of non-associated gas or processing, transport, distribution, storage, commercialization and export activities of gas and their components and those companies devoted exclusively to the refining or upgrading of heavy and extra-heavy crude oil.

Pursuant to the Venezuelan Income Tax Law, taxpayers subject to income tax who carry out import, export and loan operations with related parties domiciled abroad are obliged to determine their income, costs and deductions by applying transfer pricing rules. We have obtained studies supporting our transfer pricing methodology. The resulting effects are included as a taxable item in the determination of our income tax. We undertake significant operations regulated by such transfer pricing rules.

Windfall contribution. We contribute funds to FONDEN through mandatory transfers required under the Decreto con Rango, Valor y Fuerza de Ley que Crea Contribución Especial por Precios Extraordinarios y Precios Exorbitantes en el Mercado Internacional de Hidrocarburos (Law Decree on the Creation of Special Contribution on Excess Prices and Exorbitant Prices in the International Hydrocarbons Markets) as amended on February 20, 2013, published in the Official Gazette No. 40,114 dated February 20, 2013. This amendment provides for an increase of U.S.$10 per barrel (from U.S.$70 to U.S.$80 per barrel) the budgeted price per barrel on which the excess windfall contribution described below is imposed. Under this windfall contribution, any time the oil basket prices are higher than the price established in the National Budget Law of the respective fiscal year, a tax is assessed based on the formula described below. The Board of Directors does not have discretion to declare and/or retain contributions, and all contributions are made in accordance with Venezuelan law. Pursuant to the law decree, in any month in which the average Venezuelan oil basket price exceeds the budgeted price per barrel, but is equal to or less than U.S.$80 per barrel, oil and oil derivatives exporters (including us) must pay a tax on exports calculated by multiplying the number of barrels they export in such month by 20% of the amount of the average Venezuelan oil basket price for such month that is greater than the budgeted price per barrel and equal to or less than U.S.$80. In any month in which the average Venezuelan oil basket price is greater than U.S.$80 and less than U.S.$100 per barrel, the tax is assessed at the amount specified in the previous sentence for the first U.S.$80 and at 80% of the total amount of the difference between U.S.$80 and the average price. In any month in which the average Venezuelan oil basket price is equal to or greater than U.S.$100 and less than U.S.$110 per barrel, the tax is assessed at the amount specified in the preceding sentences for the first U.S.$100 and at 90% of the amount in the excess of U.S.$100. Finally, in any month in which the average Venezuelan oil basket price is equal to or greater than U.S.$110, the tax is assessed as specified in the preceding sentences for the first U.S.$110 and at 95% of the excess of the average Venezuelan oil basket price over U.S.$100. The per barrel prices described above were each increased by U.S.$10 per barrel from the prices that were in effect prior to the amendment of the law decree on February 20, 2013. The contributions received from this tax are paid directly to FONDEN in U.S. dollars on a monthly basis to carry out social development and infrastructure projects.

Value Added Tax (VAT). Venezuela levies a value added tax at a 12% rate on sales. As an exporter, each of our Venezuelan operating subsidiaries is entitled to a refund for a significant portion of such taxes paid, which we classify on our balance sheet as recoverable value added tax. The Venezuelan tax authority issues tax recovery certificates, or CERTs, which can be used to pay future tax liabilities. In 2001, we were able to pay U.S.$209 million through CERTs. In 2002, 2003, 2004, 2005, 2007, 2009, 2010, 2011, 2012, 2013, 2014, and 2015, we did not settle any tax liabilities through CERTs. In 2008 and 2006, we settled tax liabilities amounting to U.S.$682 million and U.S.$647 million through CERTs, respectively.

A summary of the tax effects on our consolidated operations for the years ended December 31, 2015, 2014 and 2013 is as follows:

	For the year ended December 31,
	2015	2014	2013
	(in millions of U.S. dollars)
Income tax	(3,717)	5,106	7,186
Production and other taxes	6,294	13,466	19,262

Total	2,577	18,572	26,448

Liquidity and Capital Resources

Liquidity

As of December 31, 2015, we had cash and cash equivalents of $5,821 million. Our primary sources of liquidity are cash flow from operations and short- and long-term borrowings in U.S. dollars and Bolívares. We must continue to invest capital to maintain or increase the number of hydrocarbon reserves that we operate and the amount of crude oil that we produce and process. In the ordinary course of business, we and our subsidiaries enter into loan agreements and credit facilities to fund our capital requirements and liquidity needs. A number of the credit facilities and loan agreements entered into by our subsidiaries contain covenants that restrict their ability to, among others, make certain payments, incur additional debt, pay dividends, encumber assets and dispose of certain assets.

We do not have funds designated for, or subject to, permanent reinvestment in any country in which we operate. Distributions of the earnings of our subsidiaries are subject to the withholding taxes imposed by the subsidiaries’ jurisdictions of incorporation. From time to time, however, we may be unable to receive dividends from our subsidiaries and associated company as a result of a lack of distributable reserves or limitations under our contractual arrangements.

In addition, we are also limited in usage of certain cash, with such restricted cash constituting an aggregate amount of $930 million as of December 31, 2015, either because such cash deposits are time deposits or as a result of the loan covenants relating to our assets in Bolívares.

Our principal needs for liquidity generally consist of capital expenditures related to oil and gas exploration and production, refining, trade and supply and working capital requirements (e.g., maintenance costs). As part of our growth strategy, we have embarked on an ambitious capital expenditure plan to expand and upgrade our existing production and refining capacity. These and our activities in the future may require us to make significant capital expenditures and/or raise significant capital. Additionally, we are required by Venezuelan law to make significant financial contributions to social programs. While we determine the social contributions to be made by us during the course of the year, we send monthly reports to the Venezuelan government for the approval of such disbursements for social contributions, and the Venezuelan government may approve or request a change in the levels of such contributions. Between 2011 and 2015, our average social contributions represented 14% of our revenues. See “— Contributions for Social Development.” The availability of these sources of capital when the need arises will depend upon a number of factors, some of which are beyond our control. Additionally, we may not be able to find additional financing on commercially reasonable terms. See “Risk Factors — Our liquidity and ability to generate cash depends on many factors beyond our control, and any failure to meet our debt obligations could harm our business, financial condition, and results of operations.” We believe that our liquidity is sufficient to cover our working capital needs in the ordinary course of our business.

Contractual Obligations

The following table presents our contractual obligations as of December 31, 2015 (by maturity):

	Payments due by period
	Book Value	Contractual Cash Flow	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
	(in millions of U.S. dollars)
Long term debt	43,240	65,102	9,947	16,698	12,326	26,132
Finance lease obligations	476	633	90	290	52	201

Total	43,716	65,735	10,036	16,988	12,378	26,333

Cash Flows from Operating Activities

For the year ended December 31, 2013, our net cash provided by operating activities amounted to U.S.$21,903 million, which represents an increase of U.S.$360 million, or 2%, from our net cash provided by operating activities of U.S.$21,543 million in 2012. The main factors contributing to this increase were an increase in net income, a gain from sale and exchange operations, and higher deferred tax benefits.

For the year ended December 31, 2014, our net cash provided by operating activities amounted to U.S.$14,292 million, which represents a decrease of U.S.$7,611 million, or 35%, from our net cash provided by operating activities of U.S.$21,903 million in 2013. The main factor contributing to this decrease was a decrease in net income due to an increase in operating costs. In addition, a significant increase of the income derived from exchange gain was recorded.

For the year ended December 31, 2015, our net cash provided by operating activities amounted to U.S.$15,183 million, which represents an increase of U.S.$891 million, or 6.23%, from our net cash provided by operating activities of U.S.$14,292 million in 2014. The main factor contributing to this increase was a decrease in the net foreign exchange gain.

Cash Flows from Investing Activities

For the year ended December 31, 2013, net cash used in investment activities totaled U.S.$22,381 million compared to U.S.$25,221 million for 2012. This decrease was due to a decline in acquisitions of property, plants and equipment.

For the year ended December 31, 2014, net cash used in investment activities totaled U.S.$24,448 million compared to U.S.$22,381 million for 2013. This increase was due to an increase in the addition of properties, plants and equipment, which were mainly acquired by PDVSA Petróleo, S.A. as a result of the execution of investment programs.

For the year ended December 31, 2015, net cash used in investment activities totaled U.S.$17,355 million compared to U.S.$24,448 million for 2014. This decrease resulted from acquisitions of properties, plants and equipment. In addition, restricted cash decreased by U.S.$646 million in 2015, compared to a U.S.$146 million increase registered in 2014, due to the decline in the balance of certain letters of credit and liquidity accounts.

For the three-year period ended December 31, 2015 our capital expenditures were as follows:

	For the year ended December 31,
	2015	2014	2013
	(in millions of U.S. dollars)
In Venezuela:
Exploration and Production	13,132	13,854	12,750
Refining, trade and supply	1,764	2,088	4,342
Gas	959	4,295	2,868
Others	1,336	4,181	2,938

	17,191	24,418	22,898
Foreign-Refining	607	426	400
Others	308	207	232

Total	18,106	25,051	23,530

Restricted Cash

The purpose of the FEM (formerly known as FIEM) is to achieve budgetary stability at the national, state and local levels. Under the original terms of the regulations governing the FEM, we and the Venezuelan government, acting on its own behalf and on behalf of states and municipalities, contributed royalties, dividends, tax revenues and transfers related to the petroleum sector in excess of the average of payments on account of royalties, dividends, tax revenues and transfers.

In February 2011, in accordance with instructions by the Bolivarian Republic of Venezuela, all of the funds held by PDVSA in the FEM were transferred to the Fondo de Desarrollo Nacional (FONDEN). As of December 31, 2015, there were no funds deposited in the FEM.

Funds for Extra-heavy Crude Oil Projects in the Orinoco Oil Belt. Certain restricted funds allocated to the extra-heavy crude oil projects in the Orinoco Oil Belt correspond to restricted cash that cannot be utilized in the operations of the subsidiary of PDVSA Petróleo. The funds, deposited mainly in money market accounts in financial institutions abroad, are restricted in order to comply with commitments related to the financing received for the development of these projects. See note 16 to our annual audited consolidated financial statements.

Trusts in BANDES. During 2003 and 2004, CVP and the Bank for Social and Economic Development of Venezuela (known as “BANDES”) entered into trust agreements for the administration and investment of certain trust assets intended for (i) Programs and Projects of Housing and Infrastructure Development, (ii) Programs and Projects related to Ezequiel Zamora Fund for Agricultural Investment, (iii) Programs and Projects of the Works, Goods and Services intended for the Development of Infrastructure, Agricultural Activity, Highways, Health and Education (“FONDESPA”), and (iv) the Integral Agreement for cooperation with the Republic of Argentina between Venezuela and the Republic of Argentina, and approved by the Board of Directors of PDVSA on July 15, 2004.

Fund for Social and Economic Development of the Country (FONDESPA). This fund was approved on January 23, 2004 and established in dollars at BANDES with funds from crude oil exports and its products exceeding the budgeted average price per barrel, net of production tax, taxes and other direct expenses in 2004, 2005 and 2006. No funds have been transferred to this trust since 2006. During 2014, we retired part of the funds held in this trust. See note 16 to our annual audited consolidated financial statements.

The Integral Agreement of Cooperation with the Argentine Republic. This fund was created in July 2004 and comprises cash and securities in dollars received from Compañía Administradora del Mercado Mayorista Eléctrico Sociedad Anónima (CAMMESA), Argentina’s State energy company, for the sales of crude oil and related products by PDVSA under the agreement. Payments from this fund will be made only to companies in the Argentine Republic for the import of products from Argentina into Venezuela, which are included as contributions for social development. In 2012, a new trust was set up under this agreement that additionally includes collections from Energía Argentina, S.A. (ENARSA). During 2015 and 2013, contributions made to this trust were U.S.$431 million and U.S.$567 million, respectively. No contributions were made to this trust in 2014. See note 16 of our annual audited consolidated financial statements.

Cash Flows from Financing Activities

As of December 31, 2013, we had outstanding aggregate indebtedness amounting to U.S.$43,384 million maturing on various dates through 2035. As of December 31, 2013, consolidated net cash flow received from financing activities totaled U.S.$1,533 million, a decrease of U.S.$1,768 million from our net cash flow received from financing activities for the year ended on December 31, 2012, which amounted to U.S.$3,301 million. This decrease was due to an increase in the payments of financial debt and a decline in the issuance of new debt instruments.

For the year ended December 31, 2014, consolidated net cash flow received from financing activities totaled U.S.$10,812 million, which represents an increase of U.S.$9,279 million from our net cash flow received from financing activities for the year ended on December 31, 2013, which amounted to U.S.$1,533 million. This increase was due to the issuance of new debt instruments.

For the year ended December 31, 2015, consolidated net cash flow received from financing activities totaled U.S.$467 million, which represents a decrease of U.S.$10,345 million from our net cash flow received from financing activities for the year ended on December 31, 2014, which amounted to U.S.$10,812 million. This decrease was mainly related to a decrease in the cash flow proceeds from the issuance of financial debt and a stable trend of payments of financial debt.

The most recent dividends declared during 2013, 2014 and 2015 were paid in the year they were declared. In April 2013, dividends were declared and paid in the amount of U.S.$952 million to the Bolivarian Republic of Venezuela, and charged to accumulated income. In December 2013, dividends were declared to the Bolivarian Republic of Venezuela in the amount of U.S.$10,000 million. In March 2014, dividends were declared to the Bolivarian Republic of Venezuela in the amount of U.S.$5,000 million. In September 2014, dividends were declared and paid in the amount of U.S.$289 million to the Bolivarian Republic of Venezuela, and charged to accumulated income. In March 2015, dividends were declared in the amount of U.S.$87 million to the Bolivarian Republic of Venezuela. Payments of these dividends were offset against accounts receivable owed by the Bolivarian Republic of Venezuela arising from agreements related to the sale of crude oil by PDVSA to other countries.

Loan Agreements

Below is a description of the material loan agreements and credit facilities entered into by us and our subsidiaries.

Investment Certificates

In February 2009, we issued three 18-month term investment certificates in favor of Fondo de Protección Social de los Depósitos Bancarios (“FOGADE”) having an aggregate total principal dollar equivalent amount of U.S.$1,000 million. These certificates were issued and are payable in Bolívares, and interest accrues annually on the certificates at 9.5%. In 2010, we paid an aggregate principal amount of U.S.$500 million, while the amortization of the remaining balance under each certificate was extended until February 2012 and then renewed until August 2013. At the end of 2012 and 2011, the aggregate principal amount outstanding under these certificates was U.S.$500 million and U.S.$500 million, respectively. These certificates were renewed in August 2013, August 2014 and August 2015, for additional 12-month periods.

In December 2010, we issued two 8% short term investment certificates having an aggregate principal amount of U.S.$465 million in favor of Banco del Tesoro, Banco Universal C.A. (“Banco del Tesoro”) (wholly-owned by the Bolivarian Republic of Venezuela). These certificates were renewed in January 2011, January 2012, January 2013, January 2014, January 2015 and January 2016 for additional 12-month periods.

In 2011, we issued six 8% short term investment certificates totaling U.S.$721 million, denominated in Bolívares, in favor of Banco del Tesoro, Banco Universal C.A. (“Banco del Tesoro”), payable upon maturity. In January 2012, we paid off one of the certificates having a principal amount of U.S.$116 million (equivalent to Bs. 500 million). The remaining certificates were renewed in 2013, 2014 and 2015. In April 2016, we renewed four of remaining certificates, which are to have a maturity of July 2016, and we renewed one certificate, which is to have a maturity of August 2016.

In February 2012, we issued two 8% investment certificates totaling U.S.$465 million, denominated in Bolívares, in favor of Banco de Venezuela, Banco Universal S.A. (“Banco de Venezuela”). These certificates have a three-month term and an option to renew. These certificates have been subsequently renewed and mature in August 2016.

In December 2015, PDVSA issued in favor of Banco de Venezuela seven renewable investment certificates for a total of U.S.$145 million (Bs. 10.000 million) maturing in 2018, 2019 and 2020, with an annual interest rate of 14% to be paid on a quarterly basis.

In October 2015, PDVSA issued in favor of Banco de Desarrollo Económico y Social de Venezuela (BANDES) a renewable investment certificate for a total of U.S.$150 million, with a maturity date of 30 days and a 6.00% interest rate to be paid at maturity. The investment certificate has been subsequently renewed under the same conditions in June 2016 and July 2016. In June 2016, U.S.$30 million of such certificate were amortized.

In February 2016, PDVSA issued in favor of Banco de Desarrollo Económico y Social de Venezuela (BANDES) a renewable investment certificate for a total of U.S.$100 million, with a maturity date of 30 days and a 6.00% interest rate to be paid at maturity. The investment certificate has been subsequently renewed under the same conditions in July 2016.

In July 2016, PDVSA issued in favor of Banco de Venezuela three renewable investment certificates denominated in Bolívares in an aggregate amount of U.S.$76 million with a maturity date of three months and an annual 18% interest rate to be paid monthly.

Unsecured Bonds and Long-Term Debt

On April 12, 2007, PDVSA issued three series of U.S. dollar denominated bonds irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A., having a U.S.$7,500 million face amount and maturing in 2017, 2027 and 2037. Interest on these series of bonds accrues at a 5.25%, 5.375% and 5.5% rate per annum, respectively.

On October 29, 2010, we received the equivalent in Bolívares of U.S.$3,000 million from the issuance and placement of U.S.$3,000 million U.S. dollar denominated senior notes due 2017, irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 8.5%.

In October 2009, PDVSA completed the public offering U.S.$1,413 million, U.S.$1,413 million and U.S.$435 million in bonds (“Petrobonos”) due 2014, 2015 and 2016, respectively. This public offering was made in coordination with the BCV and the Ministry of People’s Power for Economy and Finance. As a result of this issuance, PDVSA received the Bolívar-equivalent of U.S.$4,501 million from local buyers. In August 2010, PDVSA reopened the Petrobonos due 2014 and issued an additional U.S.$1,587 million in bonds. Furthermore, in November 2013, PDVSA reopened the Petrobonos due 2016 and issued an additional U.S.$565 million in bonds. In November 2013, the bonds due 2013 (which were issued in November 2010 and reopened in July 2011 and September 2011), were swapped for 8% PDVSA bonds due November 2016, which were held by the Fund of Active Workers and Pensioned Workers of PDVSA. In October 2015, following the maturity of the Petrobonos due 2015, PDVSA paid U.S.$515 million in cash and exchanged the remaining bonds held by PDVSA’s related entities were for one-year promissory notes for an aggregate amount of U.S.$898 million with a 10% rate per annum payable semiannually, subject to automatic renewal.

In November 2010, we completed a swap process of zero-coupon bonds issued in July 2009 with a 2011 maturity, and exchanged U.S.$550 million of these bonds, for U.S.$618 million U.S. dollar denominated senior notes maturing on November 17, 2013 using an exchange ratio of 1.125. The senior notes are irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 8.0%. These notes were subsequently exchanged in November 2011 for 9% senior notes due 2021 as described further below.

In addition, in January 2011, we issued U.S.$3,150 million aggregate principal amount of additional senior notes due 2017 through a reopening of the notes issued on October 29, 2010.

On February 17, 2011, we completed the public offering of U.S.$3,000 million in bonds, payable in U.S. dollars upon maturity in 2022 with an annual performance coupon of 12.75%. In such offering, we received from local buyers a total of Bs. 12,900 million (U.S.$3,000 million). The issuance of these New Notes was authorized by the National Securities Superintendence under the Article N°2 of the Securities Market Law.

On July 8, 2011, PDVSA carried out a private placement of bonds with the Central Bank and certain pension funds for U.S.$1,783 million, through the reopening of the 8% senior notes due 2013 issued in November 2010. Such bonds in the amount of U.S.$1,372 million were delivered to the Central Bank on July 14, 2011, and in the amount of U.S.$410 million were delivered to such pension funds on September 9, 2011.

On November 17, 2011, PDVSA issued U.S.$2,394 million 9% senior notes due 2021 for cash and in exchange for certain outstanding U.S. Dollar denominated 8% senior notes due 2013.

On May 17, 2012, PDVSA issued U.S.$3,000 million senior notes due 2035, irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 9.75%. These notes were purchased by the Central Bank and several government-owned banks in Venezuela.

In July 2012, PDVSA issued agricultural bonds denominated in Bolívares in aggregate amounts of U.S.$140 million, U.S.$279 million and U.S.$279 million, maturing in 2015, 2016 and 2017, respectively. This issuance was carried out in coordination with the BCV and the ministry of People’s Power for Economy and Finance and the bonds were placed with national banks by means of auctions, resulting in a premium in the bond issuance of U.S.$11 million.

In November 2013, upon the maturity of the U.S. Dollar denominated 8% senior notes due 2013, PDVSA exchanged U.S.$440 million of these notes held by a workers’ pension fund and paid the remaining U.S.$705 million outstanding on the notes. In the same month, PDVSA reopened the U.S. Dollar denominated 8% senior notes due 2016 and issued an additional U.S.$565 million (Bs. 3,560) in notes. These bonds were exchanged in full for the 2013 bonds held by the workers’ pension fund and a discount of U.S.$126 million was generated by the transaction.

On November 15, 2013, PDVSA issued U.S.$4,500 million senior notes due 2026, irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 6.00%. All such notes were purchased by the Central Bank, certain PDVSA suppliers and vendors and Banco de Venezuela.

On May 16, 2014, PDVSA issue U.S.$5,000 million senior notes due 2024, irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 6.00%. All such notes were purchased by Banco de Venezuela.

On October 28, 2014, PDVSA issued U.S.$3,000 million of senior notes due 2022, irrevocably and unconditionally guaranteed by PDVSA Petróleo, S.A. Interest on such notes accrues at a rate per annum equal to 6.00%. All such notes were purchased by the Central Bank.

For a description of all our consolidated long-term debt incurred prior to December 31, 2015, see note 23 to our annual audited consolidated financial statements for the year ended on such date.

Conversion of Commercial Debt with Strategic Suppliers

PDVSA has implemented different transactions that allow to partially convert the outstanding commercial debt maintained with certain commercial suppliers into financial debt. This conversion is achieved by the execution of several note agreements which provide for (i) the assumption by PDVSA of a portion of its affiliates’ debt (evidenced in outstanding commercial invoices and contracts) with certain strategic suppliers; (ii) the novation of said commercial debt into a financial debt that cancels the former one; and (iii) the issuance of a three-year note (or several notes) regulated by a Note Agreement, with quarterly amortizations and an annual interest rate of 6.5%, to each of the participating strategic suppliers.

From May 2016 to the date of this offering circular, the aforementioned transactions have been successfully executed with GE Capital Financing, Inc., Cementaciones Petroleras Venezolanas, S.A., Petroalianza, C.A., Maritime Contractors de Venezuela, S.A., Weatherford Latin America, S.C.A., Servicios Halliburton de Venezuela, S.A., Environmental Solutions de Venezuela, C.A., Proambiente, S.A., Elecnor, S.A. and Servicios Picardi, C.A. for a total amount of U.S.$1,151 million.

JBIC

In February 2007, a group of banks, led by the JBIC, issued us two 15-year term credit facilities having a combined aggregate principal amount of U.S.$3,500 million. Interest on such loans accrues at a rate per annum equal to LIBOR plus a margin ranging from 0.5% to 6.5%. During 2010, 2011, 2012, 2013 and 2014, PDVSA paid U.S.$233 million per year. As of December 31, 2015, the outstanding loans amounted to U.S.$1,459 million. Under the terms and conditions of this facility, we are subject to certain restrictive covenants, including an obligation to maintain certain financial ratios. As of December 31, 2015, we were in compliance with all such ratios based on annual determinations.

In February 2011, Panavenflot Corp, a PDV Marina affiliate entered into a facility agreement with JBIC in an aggregate amount of ¥20,000 million (equivalent to U.S.$257 million) to finance the construction of four aframax tankers, which related loans mature in March 2023, July 2023, February 2024 and April 2024. As of December 31, 2015 the outstanding amount under this agreement is U.S.$110 million.

On June 28, 2011, we entered into: (i) a U.S.$750 million advance facility loan agreement with Santa Inés B.V. and The Bank of Tokyo-Mitsubishi UFJ, LTD and (ii) a U.S.$750 million advance facility loan agreement with Oriente Financing Company B.V. and Mizuho Corporate Bank, LTD. These loan agreements each have three tranches: Tranche A is a commitment of U.S.$338 million with a LIBOR plus 4.10% annual interest rate, Tranche B is a commitment of U.S.$338 million with a LIBOR plus 1.50% annual interest rate, and Tranche C is a commitment of U.S.$75 million with a LIBOR plus 8.75% annual interest rate. Interest for each tranche is paid quarterly and the final maturity date is the sixtieth quarter. The proceeds from these facilities will be allocated to the support of various oil and gas projects. On August 17, 2011, funds from these loan agreements, for a total amount of U.S.$1,500 million, were drawn by PDVSA for the financing of the deep conversion project of the Puerto La Cruz and El Palito refineries upon satisfaction of the conditions precedent for the loans. As of December 31, 2015, the outstanding balance for this loan was U.S.$1,050 million.

China Development Bank Corporation

On February 27, 2012, we entered into a credit agreement with CDBC for the purchase of petroleum related goods and services from the People’s Republic of China for U.S.$500 million. The rate of interest under this facility is LIBOR plus 4.55%, quarterly amortization payments, a maturity of 6 years or 72 months and a 30-month grace period, during which time no interest accrues or interest payments become due. Payments under this facility may be made with the proceeds from the sale of crude oil and related products at market prices. As of December 31, 2015, an amount of U.S.$495 million from this credit agreement was drawn by PDVSA.

In June 2013, Petrolera Sinovensa, S.A. (or Petrosinovensa), a joint venture in which we have a majority interest, entered into a facility agreement with CDBC, in an aggregate principal amount of U.S.$4,015 million to finance the development and construction of facilities for the purpose of increasing Petrosinovensa’s oil production capacity. Loans made under the facility agreement accrue interest at LIBOR plus 5.8% or 5.9% per annum and mature 10 years from the date all conditions precedent in the facility agreement have been satisfied or waived. Pursuant to an associated guarantee, PDVSA has a payment guarantee obligation of 60% of Petrosinovensa’s payment obligations under the facility agreement. As of December 31, 2015, U.S.$699 million from this facility agreement was drawn by Petrosinovensa.

In December 2014, PDVSA entered into a U.S.$1,500 million working capital loan facility with CDBC. The rate of interest under this facility is LIBOR plus 6.25%. Interest payments are made quarterly and the term of the facility is 36 months. As of December 31, 2015, U.S.$150 million has been amortized. Payments under this facility may be made through the delivery of crude oil and related products at market prices. As of December 31, 2015, the outstanding balance for this loan was U.S.$1,200 million.

Banco del Tesoro

In November 2011, we entered into a loan agreement with Banco del Tesoro for a total aggregate amount of Bs. 500 million (equivalent to U.S.$116 million). The rate of interest is 9.50% annually and the term is five years with a 12-month grace period. The proceeds from this loan were allocated to the manufacturing sector. As of December 31, 2015, the outstanding balance for this loan was Bs. 143 million (equivalent to U.S.$2 million).

In November 2011, we entered into a loan agreement with Banco del Tesoro for a total aggregate amount of Bs. 500 million (equivalent to U.S.$116 million). The rate of interest is 9.50% annually and the term is six years with a 24 -month grace period, during which time no interest accrues or interest payments become due. The proceeds from this loan will be allocated to the agricultural sector. As of December 31, 2015, the outstanding balance for this loan was Bs. 273 million (equivalent to U.S.$4 million).

In January 2012, we entered into a Bs. 500 million loan agreement with Banco del Tesoro (equivalent to U.S.$116 million). The rate of interest is 9.50% annually and the term is six years with a 24-month grace period, during which time no interest accrues or interest payments become due. The proceeds from this loan were allocated to the agricultural sector. As of December 31, 2015, the outstanding balance for this loan was Bs. 334 million (equivalent to U.S.$5 million).

In March 2013, PDVSA entered into a credit facility with Banco del Tesoro for Bs. 4,000 million (equivalent to U.S.$635 million), with an annual variable interest rate initially equivalent to 9.50% for use in the agro-industrial sector. As of December 31, 2015, the total aggregate amount of the loan has been drawn by PDVSA. As of December 31, 2015, the amount outstanding under this loan was Bs. 1,779 million (equivalent to U.S.$26 million).

In September 2013, PDVSA entered into two loan agreements with Banco del Tesoro for a total aggregate amount of Bs. 2,000 million (equivalent to U.S.$317 million). The annual variable rate of interest for each loan was initially equivalent to 12.00% and the term is five years. The proceeds from one of these loans will be allocated to industrial projects and proceeds from the other loan will be allocated to working capital. As of December 31, 2015, the outstanding balance for each of these loans was Bs. 642 million (equivalent to U.S.$9 million).

In February 2014, PDVSA entered into a Bolívar denominated loan agreement with Banco del Tesoro for U.S.$476 million (Bs. 3,000 million) with an initial annual variable interest rate of 12% and a term of five years. The proceeds from the loan were used to finance the deep conversion project of the Puerto La Cruz Refinery. As of December 31, 2015, the outstanding balance under this loan was Bs. 2,850 million (U.S.$41 million).

In August 2014, PDVSA entered into a loan agreement with Banco del Tesoro for a total aggregate amount of Bs. 1,100 million (equivalent to U.S.$175 million). The interest rate is 12% annually and the term is eight years. The proceeds from this loan were allocated to the manufacturing sector. As of December 31, 2015, the outstanding balance for this loan was Bs. 928 million (equivalent to U.S.$13 million).

Banco de Venezuela

On June 3, 2011, PDVSA entered into agreements with Banco de Venezuela (owned by BANDES) for two loans with a total amount equal to Bs. 4,000 million (equivalent to U.S.$930 million), both due in 2018 with an initial annual fixed interest rate of 9.5% for the first calendar quarter and a variable rate for subsequent quarters, not to exceed interest rates fixed by the Central Bank. These loans are for use in the manufacturing and agriculture sector. As of December 31, 2015, the outstanding balance for these loans was Bs. 3,360 million (equivalent to U.S.$49 million).

In November 2011, we entered into two loan agreements, one in the amount of Bs. 2,000 million (equivalent to U.S.$465 million), and the other in the amount of Bs. 300 million (equivalent to U.S.$70 million), with Banco de Venezuela. The rate of interest for each loan is 9.50% annually. The Bs. 2,000 million loan (equivalent to U.S.$465 million) has a term of 6 years with a 24-month grace period. The proceeds from this loan were allocated to the agricultural sector. The term of the Bs. 300 million loan (equivalent to U.S.$70 million) expired in February 2012 and it was paid in full in March 2012. As of December 31, 2015, the outstanding balance for the Bs. 2,000 million loan was Bs. 1,200 million (equivalent to U.S.$17 million).

In December 2011, we entered into a loan agreement with Banco de Venezuela in the amount of Bs. 2,000 million (equivalent to U.S.$465 million). The rate of interest for the loan is 9.50% annually. The loan has a term of 5 years with a 12-month grace period. The proceeds from this loan will be allocated to the manufacturing sector. As of December 31, 2015, the outstanding balance on this loan was Bs. 700 million (equivalent to U.S.$11 million).

In 2012, PDVSA entered into the following additional loan agreements with Banco de Venezuela:

•	A March 2012 loan for Bs. 2,000 million (equivalent to U.S.$465 million) with an annual interest rate of 9.5%, variable every quarter, variable principal amortizations and a grace period of six months, which matured in March 2015 and was paid in full. The proceeds from this loan were allocated to working capital.

•	A March 2012 loan for Bs. 2,000 million (equivalent to U.S.$465 million) with an annual interest rate of 9.5%, variable every quarter, and with variable principal amortizations and a grace period of 30 months, during which time no interest accrues or interest payments become due, maturing on March 23, 2017. The proceeds of this loan were allocated to the manufacturing sector. As of December 31, 2015, the outstanding balance of this loan was Bs. 1,480 million (equivalent to U.S.$22 million).

In March 2013, PDVSA entered into a credit facility with Banco de Venezuela for a total amount of Bs. 10,000 million (equivalent to U.S.$1,587 million), with an annual variable interest rate equivalent to 9.50%, which interest rate was modified in April, 2014 to 12% and further modified in April, 2015 to 12.5%, maturing between 2015 and 2018, and for use in the agro-industrial sector. As of December 31, 2015, PDVSA has drawn Bs. 9,293 million on this loan (equivalent to U.S.$1,475 million). As of December 31, 2015, the amount outstanding under this loan was Bs. 3,081 million (equivalent to U.S.$45 million).

In September and October 2013, PDVSA entered into two commercial loan agreements with Banco de Venezuela for a total amount of Bs. 1,200 million (equivalent to U.S.$190 million) and Bs. 2,800 million (equivalent to U.S.$444 million), respectively. Each loan has an annual variable interest rate initially equivalent to 12.00% and matures in September 2016. As of December 31, 2015 the amount outstanding under these loans was Bs. 2,760 million (equivalent to U.S.$40 million).

In July 2012, January 2013 and May 2013, Venezuelan Heavy Industries, C.A. a subsidiary of PDVSA Industrial, S.A., entered into loan agreements with Banco de Venezuela for an aggregate amount of Bs. 900 million (equivalent to U.S.$147 million). The July 2012 and January 2013 loans each have an annual variable interest rate equivalent to 13.50%, and mature in July 2014, January 2015, respectively. The May 2013 loan has an annual variable interest rate initially equivalent to 9.50% and matures in May 2018. As of December 31, 2015, the amount outstanding under this loan was Bs. 400 million (equivalent to U.S.$5.9 million). These July 2012 and January 2013 loans have matured and were paid in full.

In December 2013, PDVSA entered into a Bolívar denominated loan agreement with Banco de Venezuela for a total amount of U.S.$476 million (Bs. 3,000 million), with an initial variable interest rate of 12% and a term of five years. The proceeds from this loan were used to finance the deep conversion project of Puerto La Cruz Refinery. As of December 31, 2015, the outstanding amount under this loan is Bs. 3,000 million.

In 2014, PDVSA entered into the following additional loan agreements with Banco de Venezuela:

•	In March 2014, PDVSA entered into a Bolívar denominated loan agreement with Banco de Venezuela for a total amount of U.S.$476 million (Bs. 3,000 million), with an initial variable interest rate of 12% and a term of five years. The proceeds from this loan were used to finance the deep conversion project of Puerto La Cruz Refinery. As of December 31, 2015 the outstanding balance on this loan was Bs. 2,850 million (equivalent to U.S.$41 million).

•	Two loans entered into in September 2014 for Bs. 4,000 million (equivalent to U.S.$635 million) with an annual interest rate of 12% and maturing in September 2022. These loans were used in the agriculture and manufacturing sectors. As of December 31, 2015, the amount outstanding under these loans was Bs. 3,375 million (equivalent to U.S.$49 million).

In February 2016, PDVSA entered into a revolving credit facility with Banco de Venezuela for a total amount of Bs. 20,000 million (equivalent to U.S.$126 million). The facility has an annual interest rate of 14% and matures in February 2017.

Banco de Desarrollo Económico y Social de Venezuela (BANDES)

In December 2015, PDVSA entered into a loan agreement with Banco de Desarrollo Económico y Social de Venezuela (BANDES) for a total amount of U.S.$30 million. The rate of interest is LIBOR plus 6.5%. Interest payments are made monthly. The term of the agreement is 39 months. The outstanding amount under this loan is U.S.$30 million. Amortization under this loan will begin on September 3, 2016.

Deutsche Bank Trust Company Americas

In June 2014, PDV Marina, S.A. entered into a loan agreement with Deutsche Bank Trust Company Americas for a total aggregate amount of U.S.$111 million with an interest rate of 7% for the acquisition of tugs, which matures in May 2019. As of December 31, 2015 the outstanding amount under this loan is U.S.$39.5 million.

In March 2015, PDVSA entered into a U.S.$500 million credit facility with Deutsche Bank Trust Company Americas. The rate of interest under this credit facility is LIBOR plus 7.2%. Interest payments are made monthly and the term of the credit facility is 24 months. As of December 31, 2015, U.S.$20,833 million has been amortized. Payments under this facility may be made with the proceeds received from sales of crude oil and related products at market prices. As of December 31, 2015, the outstanding balance on this credit facility was U.S.$312 million.

CT Energía Holding Ltd.

In December 2015, CT Energía Holding Ltd, a Maltese company, granted a Bolívar denominated loan to the joint venture Petrodelta, S.A for Bs. 4,023 (equivalent to U.S.$20 million). This loan has an annual interest rate of 12% per annum and matures on third anniversary of the disbursement of the full loan amount. The proceeds of this loan may be used to cover the working capital needs of PDVSA. The outstanding amount under this loan as of December 31, 2015 was Bs. 4,023 (equivalent to U.S.$20 million).

Credit Suisse

In June 2012, PDVSA Petróleo, S.A. entered into a credit facility with Phoenix Infrastructure Funding (Ireland) Limited, other lenders referred to therein and Credit Suisse AG, as arranger and administrative agent, to finance part of PDVSA’s modification and expansion of its refining facilities in Puerto La Cruz, Venezuela. The total amount available to be drawn under the credit agreement is U.S.$1,000 million, loans drawn on the facility have a term of seven years and interest on any such loans is 8.70% per annum. PDVSA Petróleo’s obligations under the credit agreement are guaranteed by PDVSA. On September 3, 2014, PDVSA Petróleo, S.A. extended and modified the facility in the amount of U.S.$1,289 million dated June 2012. The modified facility amount is U.S.$2,206 million, which shall have quarterly amortizations and a 14-month grace period. As of December 31, 2015, the entire amount of the facility was drawn by PDVSA Petróleo, S.A. As of December 31, 2015, the outstanding amount under this facility was U.S.$1,950 million.

Chevron Boscan Finance B.V.

In May 2013, Petroboscan, S.A., a joint venture in which we have a majority interest, entered into a facility agreement with Chevron Boscan Finance B.V., in an aggregate principal amount of U.S.$2,000 million to finance projects for purposes of increasing Petroboscan’s hydrocarbon production. Loans made under the facility agreement accrue interest at LIBOR plus 4.5% per annum and mature approximately ten years from the applicable draw date. Pursuant to an associated guarantee agreement, PDVSA has a payment guarantee of 60% of Petroboscan, S.A.’s payment obligations under the facility agreement. Such guarantee can increase to 100% of the borrower’s payment obligations under certain circumstances. As of December 31, 2015, the outstanding amount for this facility was U.S.$461 million.

ENI Investments PLC Loan Agreement.

In November 2012, PDVSA entered into a loan agreement with ENI Investments PLC for U.S.$1,742 million, with an interest rate of LIBOR plus 5.00%, for financing new developments in the Orinoco Oil Belt. As of December 31, 2015, the outstanding amount for this facility was U.S.$96 million.

Banco Nacional de Desenvolvimento Económico e Social (BNDES) Credit Agreement

In September 2011, PDVSA entered into a credit agreement with the Brazilian Development Bank (BNDES), for the construction of the Astillero del Alba (Alba Shipyard), a project managed by the subsidiary PDVSA Naval, for an amount of up to U.S.$638 million with an interest rate of LIBOR plus 2.20% and a maturity date in 2024. As of December 31, 2015, an amount of U.S.$240 million from this credit facility has been drawn by PDVSA.

Banco Bicentenario Banco Universal Commercial Loan Agreement

In November 2013, PDVSA entered into a Bolívar denominated loan agreement with Banco Bicentenario Banco Universal, C.A. for Bs. 500 million (equivalent to U.S.$79 million) with a variable interest rate of 9.50%, maturing in 2018. As of December 31, 2015, the outstanding amount for this facility was Bs. 333 million (equivalent to U.S.$5 million).

In February 2014, PDVSA entered into a Bolívar denominated loan agreement with Banco Bicentenario Banco Universal, C.A. for Bs. 4,000 million (equivalent to U.S.$635 million) with a variable interest rate of 12%, maturing in 2019. The proceeds from this loan were used to finance the deep conversion project of Puerto La Cruz Refinery. As of December 31, 2015, the outstanding amount for this facility was Bs. 3,800 million (equivalent to U.S.$55 million).

In August 2014, PDVSA entered into a Bolívar denominated loan agreement with Banco Bicentenario Banco Universal, C.A. for Bs. 1,200 million (equivalent to U.S.$190 million) with a variable interest rate of 12%, maturing in 2022. The proceeds from this loan were used in the agriculture sector. As of December 31, 2015, the amount outstanding under this loan was Bs. 1.012 million (equivalent to U.S.$15 million).

Deutsche Bank, S.A.E.

In June 2010, PDVSA entered into a facility agreement with Deutsche Bank, S.A.E., in an aggregate amount of €59 million (equivalent to U.S.$78 million), to finance investments in the domestic refining sector. This facility was paid in full in March 2016.

GE Note

In March 2015, PDVSA issued a U.S.$257 million note in favor of General Electric Capital Corporation, with amortizations and interest to be paid monthly and an interest rate of 6.5% per annum. As of December 31, 2015, the outstanding amount under this note was U.S.$171 million. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with General Electric Capital Corporation into financial debt.

Second GE Note

In May 2016, PDVSA issued a three-year note for the amount of U.S.$194 million in favor of GE Capital Financing, Inc., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with GE Capital Financing, Inc. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$178 million.

CPVEN Note

In June 2016, PDVSA issued a three-year note for the amount of U.S.$100 million in favor of Cementaciones Petroleras Venezolanas, S.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Cementaciones Petroleras Venezolanas, S.A. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$100 million.

Petroalianza Note

In June 2016, PDVSA issued a three-year note for the amount of U.S.$100 million in favor of Petroalianza, C.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Petroalianza, C.A. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$100 million.

Maritime Note

In June 2016, PDVSA issued a three-year note for the amount of U.S.$117,571,234.31 in favor of Maritime Contractors de Venezuela, S.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Maritime Contractors de Venezuela, S.A. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$117,571,234.31.

Weatherford Note

In June 2016, PDVSA issued a three-year note for the amount of U.S.$120,000,009.00 in favor of Weatherford Latin America, S.C.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Weatherford Latin America, S.C.A. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$120,000,009.00.

Halliburton Note

In June 2016, PDVSA issued a three-year note for the amount of U.S.$200,000,123.50 in favor of Servicios Halliburton de Venezuela, S.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Servicios Halliburton de Venezuela, S.A. into financial debt. As of August 31, 2016, the outstanding amount under this note is U.S.$200,000,123.50.

ESVENCA Notes

In June 2016, PDVSA issued two three-year notes in the amounts of U.S.$30,000,000.00 and 36,082,436.00 in favor of Environmental Solutions de Venezuela, C.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. These notes were issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Environmental Solutions de Venezuela, C.A. into financial debt. As of August 31, 2016, the outstanding amounts under these notes are U.S.$30,000,000.00 and 36,082,436.00.

PROAMSA Notes

In June 2016, PDVSA issued two three-year notes for the amount of U.S.$13,518,837.80 each in favor of Proambiente, S.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. These notes were issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Proambiente, S.A. into financial debt. As of August 31, 2016, the outstanding amount under each of these notes is U.S.$13,518,837.80.

Elecnor Notes

In July 2016, PDVSA issued two three-year notes for the amount of U.S.$50 million each and two three-year notes for the amount of U.S.$45 million each, all in favor of Elecnor, S.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. These notes were issued a result of the conversion of PDVSA’s outstanding commercial debt maintained with Elecnor, S.A. into financial debt. As of August 31, 2016, the outstanding amounts under these notes are U.S.$50 million for the two three-year notes issued the amount of U.S.$50 million each, and U.S.$45 million for the two three-year notes issued in the amount of U.S.$45 million each.

Servicios Picardi Note

In September 2016, PDVSA issued a three-year note for the amount of U.S.$36,753,463.54 in favor of Servicios Picardi, C.A., with amortizations and interest to be paid quarterly and an interest rate of 6.5% per annum. This note was issued as a result of the conversion of PDVSA’s outstanding commercial debt maintained with Servicios Picardi, C.A. into financial debt. As of September 12, 2016, the outstanding amount under this note was U.S.$ 36,753,463.54.

Perenco Holdings

In August 2014, Perenco Holdings, a Bahamian company, approved a facility for an amount of U.S.$420 million for the joint venture Petrowarao, S.A. This facility had a variable interest rate of LIBOR plus 4.5% per annum. The maturity date of this facility is December 21, 2025. The proceeds of this facility were used to finance the business plan of Petrowarao. As of December 31, 2015 the outstanding amount under this facility was U.S.$17 million.

Banco San Juan Internacional Credit Facility

On March 23, 2016, PDVSA entered into a U.S.$300 million credit facility with Banco San Juan Internacional, Inc., comprised of a U.S.$70 million revolving loan facility with a 6.25% per annum interest rate, and a U.S.$230 million term loan facility with a 7.50% per annum interest rate. The maturity date for (i) each revolving loan is 18 months after the date of the relevant disbursement, and (ii) each term loan is 24 months after the date of the relevant disbursement.

CITGO Loan Agreements

With respect to outstanding debt of CITGO Holding as of December 31, 2015, please refer to “Appendix A—CITGO Holding, Inc. Report for the Fiscal Year Ended December 31, 2015,” page A-72 and note 9, page A-107.

CITGO Senior Secured Credit Facility. On July 29, 2014, CITGO replaced its former senior secured credit facility due 2017 with a new U.S.$1.6 billion senior secured credit facility, which consists of a five-year U.S.$900 million revolving credit facility and a seven-year U.S.$650 million term loan B (collectively, the “CITGO Senior Secured Credit Facility”), which are described further below.

A portion of the proceeds from the CITGO Senior Secured Term Loan B, after deducting original issue discounts of U.S.$7 million and debt issuance costs of U.S.$29 million, together with a portion of the proceeds from CITGO’s senior secured notes due 2022 issued on July 29, 2014 (the “CITGO Senior Secured Notes”) described further below, were used to (i) repay all amounts outstanding under CITGO’s former senior secured credit facility, (ii) purchase and redeem all of CITGO’s former senior secured notes due 2017 and (iii) pay a U.S.$300 million one-time dividend to the CITGO shareholder. The outstanding amount under this facility as of December 31, 2015 is U.S.$822 million, which consists of the sum of U.S.$180 million for the revolving credit facility and U.S.$642 million for the CITGO term loan B.

CITGO Senior Secured Credit Facility is secured by CITGO’s interests in its Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries, its trade accounts receivable and its inventories and guaranteed by CITGO’s material subsidiaries and is subject to covenants customary for senior secured financings.

Material covenant provisions under the CITGO Senior Secured Credit Facility include:

•	CITGO’s debt to capitalization ratio must not be more than 0.6 to 1.0 at the end of each quarter;

•	CITGO may not dispose of assets, subject to certain exceptions, including inventory in the normal course of business and a general exception for dispositions of assets (not including CITGO’s refineries or certain other properties); provided the proceeds in excess of an aggregate amount of U.S.$750 million are reinvested in assets related to the business of CITGO and its subsidiaries or applied to repay debt;

•	CITGO may not incur additional indebtedness, subject to certain exceptions;

•	CITGO may not incur any liens on its properties or assets, subject to certain exceptions, including liens incurred in connection with permitted indebtedness;

•	CITGO may not enter into any hedging agreements, except in the ordinary course of business and for the purpose of directly managing certain risks;

•	CITGO’s termination obligations under hedging agreements that are secured by the collateral that also secures the CITGO Senior Secured Credit Facility and CITGO’s Senior Secured Notes cannot exceed U.S.$200 million;

•	CITGO may not make new investments, subject to certain limited exceptions, including, limited investments in subsidiaries and joint ventures and a general exception for investments including loans to and other investments in affiliates, not to exceed at any time the greater of U.S.$200 million and 3% of consolidated net tangible assets; and

•	In addition to the one-time dividend of U.S.$300 million, CITGO may declare and pay dividends out of (i) 100% of its net income arising after April 1, 2014 on a cumulative basis, plus (ii) amount equal to the U.S.$170 million dividend paid in May 2014, plus (iii) certain permitted proceeds of dispositions of assets; dividend payments will be subject to minimum liquidity requirement of U.S.$500 million and a maximum debt to capitalization ratio of 0.55 to 1.0, in each case after giving effect to the declaration and payment of such dividend.

CITGO Secured Revolving Credit Facility. CITGO obtained in July 2014 a U.S.$900 million secured revolving credit facility due July 29, 2019. As of December 31, 2015 and 2014, there was U.S.$180 million and U.S.$50 million, respectively, outstanding under this secured revolving credit facility. As of December 31, 2015 CITGO had U.S.$712 million of available borrowing capacity under this facility and outstanding letters of credit totaling approximately U.S.$8 million issued against this facility. The interest rate at December 31, 2015 for this facility was 5.25%. At December 31, 2015, CITGO’s quarterly commitment fee was 0.50%.

CITGO Senior Secured Term Loan. As set forth above, CITGO entered into a U.S.$650 million term loan B due July 29, 2021. A portion of the total proceeds from the CITGO Senior Secured Credit Facility and CITGO Senior Secured Notes was used to repay the former CITGO term loans due 2015 and 2017, which at the time of repayment had a total outstanding principal amount of U.S.$667 million plus accrued and unpaid interest. The interest rate on December 31, 2015 was the 1.00% LIBOR floor plus 3.50%, or 4.50%. The CITGO Term Loan B amortizes in amounts equal to 1.00% of its initial principal amount annually, payable in equal quarterly installments with the balance payable at maturity. The outstanding amount under this facility as of December 31, 2015 is U.S.$642 million.

CITGO Tax-Exempt Bonds. As of December 31, 2015 and December 31, 2014, CITGO had U.S.$108 million of outstanding industrial development revenue bonds, respectively, the proceeds of which have been enlisted in certain projects at its Lake Charles, Louisiana; Corpus Christi, Texas; and Lemont, Illinois refineries. An additional U.S.$290 million of industrial revenue bonds were repurchased by CITGO in 2010 and will be held in treasury until such time as these selected industrial revenue bonds are either retired or remarketed at CITGO’s option. The U.S.$108 million in principal amount of outstanding industrial revenue bonds are secured on an equitable basis by the same collateral and have similar covenants as the senior secured credit facility. The outstanding bonds bear interest at various fixed rates which ranged from 4.875% to 8.0% on both December 31, 2015 and 2014. The final maturity dates for the outstanding industrial revenue bonds range from 2023 to 2032.

CITGO Senior Secured Notes. On July 29, 2014, CITGO closed on a private placement of U.S.$650 million aggregate principal amount of 6.25% senior secured notes due August 15, 2022 (the “CITGO Senior Secured Notes”). At each of December 31, 2015 and December 31, 2014, CITGO had U.S.$650 million CITGO Senior Secured Notes outstanding. The CITGO Senior Secured Notes bear interest at a fixed rate of 6.25% per annum. Interest is payable semi-annually on February 15 and August 15 of each year. The CITGO Senior Secured Notes are secured on an equitable basis by the same collateral that secures the CITGO Senior Secured Credit Facility, except that lenders under CITGO’s secured revolving credit facility will have priority to proceeds of certain inventory comprising the collateral.

The CITGO Senior Secured Notes may be redeemed by CITGO (i) prior to August 15, 2017, at a redemption price equal to 100% of the aggregate principal amount plus the applicable premium and accrued interest; (ii) during the twelve-month period beginning on August 15, 2017, at a redemption price equal to 104.688% of the aggregate principal amount plus accrued interest; (iii) during the twelve-month period beginning on August 15, 2018, at a redemption price equal to 103.125% of the aggregate principal amount plus accrued interest; (iv) during the twelve-month period beginning on August 15, 2019, at a redemption price equal to 101.563% of the aggregate principal amount plus accrued interest; and (v) on or after August 15, 2020, at a redemption price equal to 100% of the aggregate principal amount plus accrued interest. In addition, prior to August 15, 2017, CITGO may redeem up to 40% of the CITGO Senior Secured Notes with the net proceeds from certain equity offerings at a redemption price equal to 106.25% of the aggregate principal amount plus accrued interest, so long as certain conditions are met.

Under the terms and conditions of the CITGO Senior Secured Notes, CITGO is subject to certain covenants, such as certain restrictions on the ability to incur, assume or permit to exist additional indebtedness; guaranty obligations or hedging arrangements; incur liens or agree to negative pledges in other agreements; make loans and investments; declare dividends, make payments on or redeem or repurchase capital stock; limit the ability of CITGO’s subsidiaries to enter into agreements restricting dividends and distributions; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase CITGO’s indebtedness; sell assets; and enter into transactions with affiliates.

CITGO Holding Senior Secured Term Loan B. On February 12, 2015, CITGO Holding entered into a three-year U.S.$1.3 billion senior secured term loan B (the “CITGO Holding Senior Secured Term Loan B”). The proceeds from the CITGO Holding Senior Secured Term Loan B (after factoring in the original issue discount and debt issuance costs), together with the proceeds from the CITGO Holding Senior Secured Notes, were used to (i) establish debt service reserve accounts, (ii) fund a U.S.$100 million working capital and general corporate purposes reserve for CITGO Holding and (iii) pay a one-time cash dividend of U.S.$2.2 billion from additional capital to CITGO Holding’s shareholder. The interest rate on December 31, 2015 was the 1.00% LIBOR floor plus 8.50%, or 9.50%. Initially, the CITGO Holding Senior Secured Term Loan B amortized in amounts equal to 1.00% of its initial principal amount annually, payable in equal quarterly installments.

The CITGO Holding Senior Secured Term Loan B is secured by 100% of CITGO’s capital stock and 100% of the limited liability company interests in CITGO Holding’s other direct subsidiaries, CITGO Holding Terminals, Southwest Pipeline Holding and Midwest Pipeline Holding, as well as by minority pipeline interests and terminals owned by these other subsidiaries, and is guaranteed by CITGO Holding’s direct subsidiaries other than CITGO.

The CITGO Holding Senior Secured Term Loan B also requires certain mandatory prepayment offers, based on specified percentages of excess cash flow and asset sale proceeds of certain asset sales. CITGO Holding made mandatory excess cash flow prepayment offers and the lenders partially accepted the offers resulting in prepayments of U.S.$527 million in 2015. CITGO Holding may also make optional prepayments on the CITGO Holding Senior Secured Term Loan B, which prepayments shall require (i) during the twelve-month period beginning on February 12, 2016, a premium of 2.00% of the principal amount prepaid; and (ii) during the twelve-month period beginning on February 12, 2017, a premium of 1.00% of the principal amount prepaid. The outstanding amount under this facility as of December 31, 2015 is U.S.$762 million.

Under the terms and conditions of the CITGO Holding Senior Secured Term Loan B, CITGO Holding is subject to certain covenants, such as restrictions on the ability to declare or pay dividends (except if CITGO Holding meets certain conditions). In addition, CITGO may not incur indebtedness unless it meets certain financial ratios, and it may not dispose of certain assets.

Material covenant provisions under the CITGO Holding Senior Secured Term Loan B are substantially similar to those contained in CITGO’s Senior Secured Credit Facility, with certain variances, including the following:

•	Certain restrictions are more flexible with respect to CITGO and its subsidiaries, including (i) CITGO’s debt to capitalization ratio must not be more than 0.75 to 1.0 at the end of each quarter (rather than 0.60 to 1.0), and (ii) CITGO is not restricted from paying dividends to CITGO Holding;

•	Generally the covenants contain more restrictive terms with respect to CITGO Holding and the CITGO Holding guarantors;

•	CITGO Holding must maintain a debt service reserve account with funds sufficient to cover twelve or eighteen months of interest and required amortization of principal payments on the senior secured term loan; and

•	In addition to the one-time dividend of U.S.$2.2 billion, CITGO Holding may declare and pay dividends from excess cash flow and proceeds of certain asset sales not required to be applied to prepay indebtedness and from amounts released from its debt service reserve accounts, provided that the debt service reserve account is funded sufficiently to cover eighteen months of interest and required amortization of principal payments on the CITGO Holding Senior Secured Term Loan B following the date of such restricted payment and (iii) CITGO Holding’s leverage ratio must not be more than 2.0 to 1.0, in each case after giving effect to the dividends.

CITGO Holding Senior Secured Notes. Also on February 12, 2015, CITGO Holding closed on a private placement of a U.S.$1.5 billion aggregate principal amount of 10.75% senior secured notes due February 15, 2020 (the “CITGO Holding Senior Secured Notes”). At December 31, 2015, CITGO Holding had U.S.$1.5 billion CITGO Holding Senior Secured Notes outstanding. Interest is payable semi-annually on March 31 and September 30 of each year. The CITGO Holding Senior Secured Notes are secured on a ratable basis by the same collateral that secures the CITGO Holding Senior Secured Term Loan B, and are guaranteed by CITGO Holding’s subsidiaries other than CITGO.

The indenture governing the CITGO Holding Senior Secured Notes requires that CITGO Holding make offers to purchase the notes based on triggers similar to the mandatory prepayment for the CITGO Holding Senior Secured Credit Facility, following the repayment of the CITGO Holding Senior Secured Credit Facility. Prior to February 15, 2017, CITGO Holding may redeem up to 40% of the CITGO Holding Senior Secured Notes with the net proceeds from certain equity offerings at a redemption price equal to 110.75% of the aggregate principal amount plus accrued interest, so long as certain conditions are met. In addition, at any time the CITGO Holding Senior Secured Notes may be redeemed by CITGO Holding at a redemption price equal to 100% plus the applicable premium and accrued interest.

Under the terms and conditions of the CITGO Holding Senior Secured Notes, CITGO Holding is subject to certain covenants, such as restrictions on the ability to incur, assume or permit to exist additional indebtedness; guaranty obligations or hedging arrangements; incur liens or agree to negative pledges in other agreements; make loans and investments; declare dividends, make payments on or redeem or repurchase capital stock; limit the ability of CITGO Holding’s subsidiaries to enter into agreements restricting dividends and distributions; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase CITGO Holding’s indebtedness; sell assets; enter into transactions with affiliates; and maintain a debt service reserve account with funds sufficient to cover two or three semi-annual interest payments. CITGO Holding used a portion of the total net proceeds received from the CITGO Holding Senior Secured Term Loan B and the CITGO Holding Senior Secured Notes to establish a debt service reserve account.

Accounts Receivable Securitization Facility. CITGO owns a limited purpose consolidated subsidiary, CITGO AR2008 Funding Company, LLC (“AR Funding”). AR Funding established a non-recourse facility in June 2008 to transfer an undivided interest in specified trade receivables (the “pool”) to independent third parties, which is referenced to herein as the Secured Financing Arrangement. The interest that may be held by third parties at any one time under the Secured Financing Arrangement cannot exceed U.S.$450 million. The Secured Financing Arrangement has been renewed on multiple occasions, with a current maturity date of June 2, 2017. Under the terms of the Secured Financing Arrangement, new receivables are added to the pool as previously transferred receivables are collected (administered by CITGO).

As of December 31, 2015 and 2014, U.S.$551 million and U.S.$805 million, respectively, of CITGO’s accounts receivable comprised the designated pool of trade receivables owned by AR Funding. As of December 31, 2015 and 2014, U.S.$165 million and U.S.$250 million, respectively, of receivables in the designated pool that were held by third parties were included in accounts receivable, net and in the Secured Financing Arrangement on the consolidated balance sheets. As of December 31, 2015, CITGO had U.S.$67 million of available capacity under the Secured Financing Arrangement.

Other Short-Term Liabilities

In December 2013, notes for a total amount of U.S.$21,524 million (equivalent to Bs. 135,600 million) were offset against accounts receivable as a method of payment for the sale to BCV of 40% of PDVSA’s shares in Empresa Nacional Aurífera, S.A.

During 2013, PDVSA recognized a decrease in liabilities for promissory notes denominated in Bolívares in the amount of U.S.$6,770 million as a result of the changes in the exchange rate. In addition, PDVSA issued promissory notes in the amount of U.S.$36,064 million for general corporate purposes, with annual interest rates ranging from 0.50% to 1.5% and maturing between 2015 to 2022. PDVSA also refinanced U.S.$15,579 million in promissory notes and paid promissory notes in the amount of U.S.$6,459 million.

At December 31, 2015, accounts payable to related parties were U.S.$6,650 million, corresponding to promissory notes issued in favor of the BCV.

At December 31, 2015, we had outstanding short-term liabilities with related entities amounting to U.S.$2,691 million, which consists mainly of taxes and contributions payable by U.S.$6,650 million and promissory notes in favor of the ONT having an aggregate principal amount of U.S.$11,145 million.

BUSINESS

Overview

We are a corporation (sociedad anónima) organized under the laws of Venezuela, formed in 1975 by the Venezuelan government to coordinate, monitor and control all operations relating to hydrocarbons. We are wholly owned by Venezuela and are the holding company for a group of oil and gas companies. We are the fifth largest vertically integrated oil company in the world with daily crude oil production of 2,746 million barrels per day as of December 31, 2015, or mbpd, as measured by a combination of operational data, including volume of reserves, production, refining and sales, based on information published in Petroleum Intelligence Weekly on November 16, 2015, a trade publication. We carry out our exploration, development and production (“upstream”) operations in Venezuela and our sales, marketing, refining, transportation, infrastructure, storage and shipping (“downstream”) operations in Venezuela, the Caribbean, North America, South America, Europe and Asia. Through PDV Holding, a wholly-owned subsidiary, we indirectly own 100% of CITGO, a refiner and marketer of transportation fuels, petrochemicals and other industrial oil-based products in the United States. We plan to invest in upstream and downstream projects in Venezuela and abroad in order to satisfy the current and expected global increase in energy demands.

Our Business Plan outlines the development of production and refining projects totaling U.S.$132 billion in Venezuela, the Caribbean, Latin America and Asia during its initial stage between 2016 and 2025. Such expenditures are subject to the availability of cash from our operations, obtaining financing on reasonable terms and the favorable pricing of crude oil and gas. During the three-year period ended December 31, 2015, we invested U.S.$66,687 million in development projects in such regions. During the year ended December 31, 2015, we invested U.S.$18,106 million in such projects.

All hydrocarbon reserves in Venezuela are owned by Venezuela and not by us. Under the Organic Hydrocarbons Law, as amended, every activity relating to the exploration and exploitation of hydrocarbons and their derivatives is reserved to the government of Venezuela, which may undertake such activities directly or through entities controlled by Venezuela through an equity participation of more than 50%. At the current production rate of crude oil and gas, Venezuela has proved hydrocarbon reserves of crude oil for the next 301 years for oil and 73 years for gas.

We mainly sell crude oil to the United States, Canada, the Caribbean, Africa, Europe, South America and Asia. In addition, we refine crude oil, with a refining capacity of approximately 2.7 mmbpd and other feedstock in Venezuela and abroad into a number of products, including gasoline, diesel, fuel oil and jet fuel, petrochemicals and industrial products, lubricants and waxes, and asphalt. We are also engaged in the exploration and production of gas with a production of 913 boe per day as of December 31, 2015.

Our registered office is located at Avenida Libertador, La Campiña, Apartado 169, Caracas 1050-A, Venezuela, and our telephone number is 011-58-212-708-4111. Our website is: www.pdvsa.com. Information contained on our website is not part of this offering circular.

Social Development

Pursuant to the Venezuelan Constitution, the Organic Hydrocarbons Law and social policy, we are required to foster Venezuela’s socio-economic development and the welfare of its citizens. To that effect, we make and are expected to continue to make significant financial contributions to social programs, including transfers to FONDEN (Fondo de Desarrollo Nacional) and other programs, which are included in our annual budget together with other expenses aimed to fund specific social projects, as determined by our Board of Directors, certain of which are recorded as part of our capital expenditures in accordance with applicable accounting rules. We promoted and participated in Venezuela’s social and economic development by contributing significant funding to agricultural developments, development of infrastructure and roads, programs related to the provision of food, health and education to the poor, as well as several other programs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Social Development Expenses.”

We contributed a total of U.S.$30,079 million in 2011, a total of U.S.$17,336 million in 2012, and a total of U.S.$13,023 million in 2013 to social development, which are reflected as social development expenses in our consolidated statements of income included elsewhere in this offering circular. These contributions are in addition to taxes and dividends we pay annually to Venezuela, as well as the social projects we have funded, which are recorded as part of our capital expenditures because they relate to one of our oil and gas production projects.

Organizational Structure

We conduct our operations through our Venezuelan and international subsidiaries.

Through December 31, 1997, we conducted our operations in Venezuela through three main operating subsidiaries, Corpoven, S.A., Lagoven, S.A. and Maraven, S.A. In 1997, we established a new operating structure based on business units. Since then, we have been involved in a process of changing our organizational structure with the aim of improving our productivity, modernizing our administrative processes and enhancing the return on capital. The transformation process involved the merger of Lagoven, S.A. and Maraven, S.A. into Corpoven S.A., effective January 1, 1998, and the renaming of the combined entity PDVSA P&G. In May 2001, PDVSA P&G was renamed “PDVSA Petróleo, S.A.” and, by the end of 2002, certain non-associated gas assets were transferred to PDVSA Gas.

In accordance with instructions from the Venezuelan government and the guidelines of the Ministry of Petroleum, in 2006 and 2007, we finalized the conversion of operating service agreements into majority owned joint ventures and transferred association agreements to majority owned joint ventures, including the projects processing extra heavy crude oil in the Orinoco Oil Belt, as well as profit and risk exploration agreements.

Additionally, we have made several adjustments within our organization in order to enhance internal controls to improve our corporate governance and to align our operating structure with the long-term strategies of Venezuela by the adopting a new framework of operating structure that increases the involvement of our Board of Directors in our activities, and, at the same time, enhances our operational flexibility.

The following is a list of our material wholly-owned subsidiaries:

•	PDVSA Petróleo, S.A.

•	Corporación Venezolana del Petróleo, S.A.

•	PDVSA Gas, S.A.

•	PDVSA Servicios, S.A.

•	PDV Marina, S.A.

•	Bariven, S.A.

•	PDV Holding, Inc.(1)

•	PDVSA Industrial, S.A.

•	PDVSA América, S.A.

(1)	PDV Holding’s main subsidiary is CITGO Holding. PDVSA’s operations in the United States occur mainly through CITGO Holding’s subsidiaries, including CITGO and its subsidiaries.

Business Overview

We engage in the following activities in the oil and gas industries through our subsidiaries:

•	Upstream operations;

•	Downstream operations; and

•	Exploration and production of natural gas from offshore sources.

According to a comparative study published on November 16, 2015 by Petroleum Intelligence Weekly, a trade publication, we are the world’s fifth largest vertically integrated oil and gas company. Additionally, we ranked first in proved reserves of crude oil, according to the 2015 OPEC Annual Statistical Bulletin, and seventh in the world in crude oil production, seventh in refining capacity, sixth in proved gas reserves, fifteenth in gas production, and thirteenth in product sales, according to Petroleum Intelligence Weekly.

Venezuela’s crude oil and natural gas reserves and our upstream operations are located in Venezuela, while our downstream operations are located in Venezuela, the Caribbean, North America, South America, and Europe.

Our upstream and downstream operations include:

•	Operating exploration, development and production of crude oil and gas and the development and operation of associated crude oil and gas production facilities;

•	Operating refineries and marketing of crude oil and refined petroleum products in Venezuela under the PDV brand name and operating refineries and marketing of refined products for the international markets, including eastern and Midwestern regions of the United States under the CITGO brand name;

•	Operating businesses in the Caribbean through the Isla refinery (a refinery and storage terminal which we lease in Curaçao), Camilo Cienfuegos refinery in Cuba, the Refidomsa refinery in the Dominican Republic and Petrojam refinery in Jamaica;

•	Refining business in the United States with six refineries, three of which are owned by CITGO: Lake Charles, Louisiana refinery, Corpus Christi, Texas refinery and Lemont, Illinois refinery; and three in which we have a 50% interest: Hovensa refinery, which was closed in February 2012, and a vacuum oil and coke distilling plant named Merey Sweeny;

•	Owning equity interests in two refineries (one that is 50%-owned by ExxonMobil and one that is 50%-owned by Hess) and in a coker/vacuum crude distillation unit (50%-owned by ConocoPhillips) through joint ventures in the United States;

•	Refining businesses in Europe, through an affiliate of PDV Europa B.V.;

•	Maritime transport activities through our subsidiary PDV Marina;

•	Gas business through PDVSA Gas, a vertically integrated subsidiary in charge of gas extraction and processing for the production of liquefied natural gas, as well as transportation and marketing of gas in the domestic markets and exports of liquefied natural gas;

•	Operating storage terminals in Bonaire and Curaçao in the Caribbean;

•	Infrastructure and commercial services for clients for retail fuel and lubricants;

•	Owning equity interests in four refineries and the marketing of petroleum products in the United Kingdom and Sweden through a joint venture (that is 50%-owned by Neste Oil AB and 50%-owned by PDV Europa);

•	Exploration and production services through PDVSA Servicios, S.A.;

•	Research and development activities through INTEVEP, S.A.; and

•	Shipping activities.

United States

PDV Holding owns 100% of CITGO through CITGO Holding. CITGO is one of the largest refiners of crude oil in the United States. CITGO’s crude oil refining capacity at December 31, 2015 was 749 mbpd across three refineries located in Lake Charles, Louisiana; Corpus Christi, Texas; and Lemont, Illinois. These refineries have refining capacities of 425 mbpd, 157 mbpd and 167 mbpd, respectively. CITGO manufactures or refines and markets transportation fuels as well as petrochemicals, other industrial products and lubricants in the United States. CITGO Holding’s consolidated financial statements also include accounts relating to pipelines and equity interests in pipeline companies and petroleum storage terminals.

CITGO’s transportation fuel customers include CITGO branded wholesale marketers and other light oil suppliers located in the United States (mainly east of the Rocky Mountains). Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. Petrochemical feedstock and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets.

In 2015, CITGO sold a total of 15.5 million gallons of refined products, compared to 14.8 million gallons sold in both 2014 and 2013.

In the United States, we also conduct our crude oil refining operations and refined petroleum product marketing through our wholly-owned subsidiary, PDV Holding, which owns 50% of Merey Sweeny (through PDV Sweeny), a joint venture with ConocoPhillips that owns and operates a coker and vacuum crude distillation unit in Sweeny, Texas. Prior to the sale of our interest to a third party on October 31, 2015, we also owned a 50% interest in the Chalmette Refinery, located in Chalmette, Louisiana, which was jointly owned with ExxonMobil. See “Business—Legal Proceedings— PDV Sweeny and ConocoPhillips Company.”

Europe

Within Europe, we conduct our crude oil refining and refined petroleum product activities through our wholly-owned subsidiary, PDV Europa, which owns 50% interest in A.B. Nynäs Petroleum (“Nynäs”), a company with operations in Sweden and the United Kingdom and jointly owned with Neste Oil. Through Nynäs, we refine crude oil and market and transport asphalt, specialty products, lubricants, and other refined petroleum products.

Latin America and Caribbean

In recent years we have expanded our operations in Latin America and the Caribbean, including by making investments in refineries and entering into supply agreements. In the Caribbean, we operate the Isla refinery in Curaçao, which is leased on a long-term basis from the Netherlands-Antilles government through 2019. The Isla refinery has a nominal refining capacity of 335 mbpd. During 2012, the Isla Refinery was shut down periodically for maintenance and improvement, pursuant to an agreement with the government of Curaçao. As a result of such maintenance, the refinery’s production was limited to 180 mbpd in 2013. During 2014, the production at the Isla Refinery was 192 mbpd and during 2015, production at the Isla Refinery was 183 mbpd. Certain refinery projects which were included in prior business plans, such as: Refinería Abreu e Lima, in Pernambuco, Brazil and the “Eloy Alfaro Delgado” Pacific Refinery Complex in Ecuador were cancelled due to the decline in oil revenues.

In Cuba, Jamaica and the Dominican Republic we own a 49% interest in the Cienfuegos, Kingston and Refidomsa refineries. The Cienfuegos refinery has a refining capacity of approximately 65 mbpd, while the Kingston refinery has an installed capacity of 35 mbpd. The Refidomsa refinery has a refining capacity of approximately 34 mbpd and supplies approximately 70% of the fuel oil market in the Dominican Republic. In July 2016, the partial shutdown of the Cienfuegos refinery due to maintenance was announced.

Energy Cooperation Agreements (Convenios de Cooperación Energética)

The Venezuelan government entered into the following agreements together with the governments of other countries, mainly from Latin America and the Caribbean: Caracas Energy Cooperation Agreement (CECA), Integral Agreement of Cooperation (IAC) and the Petrocaribe Energy Cooperation Agreement (PETROCARIBE) (collectively, the “Energy Cooperation Agreements”). These agreements establish, among others, that PDVSA will supply crude oil and products to the state oil companies of the participating countries. See note 7 to our annual audited consolidated financial statements for the year ended December 31, 2015.

In furtherance of the provisions set forth in the CECA, the IAC and the PETROCARIBE agreements, we entered into supply agreements with the national oil company of each of the countries participating in said agreements for the supply of 357 mbpd, 357 mbpd and 377 mbpd for the years ended December 31, 2015, 2014 and 2013, respectively. Most of these agreements provide for a sale price equal to the market value, payment terms between 30 and 90 days for a significant portion of every shipment, and long-term financing for the remaining portion (between 15 and 25 years) and they are effective for one year and may be extended by agreement of the parties involved. See note 8 to our annual audited consolidated financial statements.

A significant portion of a shipment varies depending on the current oil price; the higher the price, the lower the portion to pay and the higher the financing portion.

In 2000, the Venezuelan government entered into a cooperation agreement with the governments of Cuba, the Dominican Republic, Paraguay, Bolivia, Jamaica, and Uruguay that provides that we will enter into a supply agreement with the national oil company of each country for the supply of crude oil and refined products based on the number of barrels agreed by the Venezuelan government or provided under the CECA.

Pursuant to the IAC, we entered into an agreement with the national oil company of Cuba in 2000 for the supply of 53 mbpd of crude oil. The agreement was subsequently amended to provide for the supply of up to 98 mbpd of crude oil.

Trade Related Term Loan Facility

PDVSA supplies crude oil on behalf of the Bolivarian Republic of Venezuela in connection with three trade agreements between the Bolivarian Republic of Venezuela and the People’s Republic of China: Fondo Pesado I, Fondo Pesado II and Gran Volumen. Pursuant to these agreements, PDVSA has supplied an aggregate amount of 627 mbpd, 477 mbpd and 485 mbpd during 2015, 2014 and 2013, respectively.

Selected Supply Agreements

In November 2013, PDVSA entered into an oil-backed prepayment agreement with Gazprombank, in an aggregate amount of U.S.$1 billion. The proceeds of the prepayment will be applied towards expanding infrastructure and increasing production at the Petrozamora project, a joint oil exploration venture. As a result of the agreement, production at the project is expected to increase from 63,000 barrels per day to 104,000 barrels per day. The sale of oil produced by Petrozamora will support repayment under this agreement.

In December 2013, PDVSA Petróleo, S.A. and Petrozamora, S.A. (Petrozamora), a joint venture in which we have a majority interest, entered into a prepayment and reimbursement agreement with GPB Energy Services B.V., in an aggregate principal amount of U.S.$1,000 million. The proceeds of the prepayment will be used by Petrozamora to finance projects for purposes of increasing Petrozamora’s hydrocarbon production. The prepayments are divided into two components: (i) an initial prepayment (on a revolving basis) for U.S.$250 million and (ii) subsequent prepayments up to an amount of U.S.$750 million. As of December 31, 2015, the outstanding amount under this agreement is U.S.$73 million.

Natural Gas Exploration and Production

Our natural gas exploration and production business is conducted by our vertically integrated wholly-owned subsidiary, PDVSA Gas. This subsidiary engages in onshore natural gas exploration and production activity and the processing of gas for NGL production, as well as transportation and marketing gas in the domestic market. Additionally, PDVSA Gas processes gas produced by our eastern and western exploration and production divisions, receiving all the remaining gas after consumption for our operations, for transport and marketing in the domestic market. Our wholly-owned subsidiary CVP manages offshore natural gas projects. Our wholly-owned subsidiary PDVSA Petróleo manages the offshore natural gas Mariscal Sucre Project, and CVP manages all other offshore natural gas projects with third parties.

Research and Development

We manage our research and development activities through our wholly-owned subsidiary INTEVEP.

Business Strategy

Our Business Plan takes into account the impact of the global economic conditions on the demand for oil and the expectations for global economic growth, as well as the projected supply of oil worldwide, the capabilities and challenges related to oil and gas production in Venezuela, and the consolidation of PDVSA’s non-oil businesses. Our Business Plan is based on the following key initiatives approved by the government of Venezuela:

•	Exploration of Condensate and Light and Medium Crude Oil. We intend to focus primarily on areas that have been already explored and that are currently producing crude oil. All other exploration areas, both onshore and offshore, are open to third-party participation in partnership with us, under the framework of the Organic Hydrocarbons Law and the Venezuelan Constitution.

•	Development of the Hugo Chávez Orinoco Oil Belt Magna Reserves. The Hugo Chávez Orinoco Oil Belt (“Orinoco Oil Belt”) area (55,314 km2) has been divided into 36 blocks for reserves quantification and certification of original oil on site purposes. There are approximately 1,469,011 million barrels of Original Oil in Place (“OOIP”) in the Orinoco Oil Belt. Of such amount, approximately 287,096 million barrels have been certified as recoverable reserves, based on a total recovery factor of 20%. See “Risk Factors – Venezuelan proved crude oil and gas reserve estimates involve some degree of uncertainty and may prove to be incorrect over time, which could adversely affect our ability to generate income.” We intend to participate actively in the development of these reserves.

•	Production Growth in Mature Areas. We are investing in mature areas with a view to achieve a crude oil production capacity in these areas of 1,221 mbpd by 2025. The projected production in mature areas for the period leading up to 2025 includes the following: 767 mbpd from areas where we are the sole operator and 454 mbpd from joint ventures producing light, medium and heavy oil.

•	Expansion of Orinoco Oil Belt Production. We intend to obtain 1,949 mbpd from the expansion of our existing and future operations in the Orinoco Oil Belt. This growth represents an increase of 629 mbpd from 1,320 mbpd in 2015 to 1,949 mbpd in 2025 (including 112 mbpd in mature areas of the Orinoco Oil Belt), which we plan to implement by developing our extra-heavy crude oil reserves, including a new upgrading facility and pipelines. The expected investment for the years 2016 through 2025 is U.S.$71,567 million. The expected total oil production capacity for 2025, including existing production and the expansion of the Orinoco Oil Belt, offshore crudes, NGL and the mature areas, is 3,180 mbpd. The growth of oil production capacity is expected to occur through joint ventures in which we typically have a 60% stake and international oil companies have the remaining 40% stake.

•	Development of Major Projects in Refineries. We intend to expand our refinery capacity from approximately 2.5 mmbpd in 2015 (1.3/1.2 mmbpd Venezuela/overseas capacity) to 2.7 mmbpd by 2025 (1.3/1.4 mmbpd Venezuela/overseas capacity). We expect that the implementation of this initiative will allow us to increase our production of refined petroleum products and upgrade our product slate towards higher-margin products, as well as to improve the efficiency of our existing refining capacity. The focus of our refining capacity expansion will be the incorporation of heavier crude oil from the Orinoco Oil Belt expansion into the national refinery system. We currently have in process a major upgrade project to increase the refining capacity of the Puerto La Cruz Refinery. Certain major projects which were part of prior business plans, such as Paraguaná and El Palito, have been postponed due to the decline in oil revenues. In addition, we intend to expand our refining capacity and develop a new refinery in Asia.

•	Development of the Gas Sector. We have plans to continue developing our onshore and offshore gas reserves with third-party participation under the framework of the Venezuelan Organic Law of Gaseous Hydrocarbons. We intend to maintain our natural gas production from 7,756 mmcfd in 2015 to 7,699 mmcfd by 2025 (equivalent to 1.33 mbpd). In particular, we intend to focus on the development of the Delta Caribe, an initiative consisting of the Northeast Delta Caribbean Project and the Rafael Urdaneta Project in western offshore Venezuela. These projects involve the development of gas reserves located north of Paria (the Mariscal Sucre Project) and Gulf of Venezuela (Cardón IV/Rafael Urdaneta Project). With respect to northeast developments, we intend to link all blocks by a gas pipeline network to the future Güiria Hub, where an industrial complex, Gran Mariscal de Ayacucho, or CIGMA, is expected to be developed. For Gulf of Venezuela natural gas developments, we plan to connect the gas production blocks in the Península de Paraguaná with the domestic gas transportation system.

•	Development of Infrastructure. We plan to implement an infrastructure program focused on multiple projects with the aim of securing the development of crude oil and gas reserves, particularly in the Orinoco Oil Belt. This program includes the building of about 8.0 million barrels of oil storage capacity, one liquid terminal in Punta Cuchillo (Orinoco River), the expansion of the existing liquid terminal in Jose, approximately 640 km in oil pipelines, the expansion of existing gas pipelines, and 1,924 km in new gas pipelines.

•	Marketing of Crude and Products. We intend to continue supplying the local market and exporting crude oil, refined products and natural gas, including refineries and wholesalers in order to improve our margins, and maintaining our markets in Asia, Europe and North America related to the transport logistics. We expect to renew and expand our tanker fleet and increase our maritime transporting capacity from its current controlled fleet of 2,642 tdwt to 9,122 twdt by 2025, as well as increase the number of vessels we own from 26 vessels to 75. In addition, we are expanding and diversifying our marketing efforts in Latin America, the Caribbean and Asia, including China, India and Russia, with the goal of reaching total crude oil exports of 2.6 mbpd by 2025.

•	Auto Gas Project. Since 2006, we have been developing a project aimed at reducing the domestic gasoline demand by creating natural gas dispatch facilities for vehicles and converting vehicles to dual fuel engines on a national scale. The project’s goals include the construction of 473 new compressed natural gas (“CNG”) stations, as well as the construction and outsourcing of more than 200 vehicle conversion centers and the reactivation of 141 existing CNG stations. As of December 31, 2015, we had 342 CNG stations and 39 vehicle conversion centers. Our total estimated investment in this project for the period beginning 2016 through 2025 is expected to be U.S.$2,189 million.

•	Production Strategy with Naphtha Stripper for the Orinoco Oil Belt. We have implemented a production strategy in the Orinoco Oil Belt in order to start production before upgraders are built and operational. This strategy consists of the construction of one naphtha stripper that will allow transportation of extra-heavy crude oil diluted with naphtha from the production fields to the port terminals and/or storage tanks where the stripper is to be located. The stripper will remove naphtha diluted with extra-heavy crude oil to send it back to the production field for re-use as a transport diluting agent and to allow the extra-heavy crude oil to be blended with other light crudes in order to obtain a commercially viable crude product. The naphtha stripper will have a total capacity of 260 mbpd and will require an investment of U.S.$725 million. The basic engineering for the naphtha stripper is being completed and its construction is expected to be finalized by 2022.

•	Exploration Projects. Our prior exploration strategy, known as Integral Exploration Projects (PIEX), included eight exploration projects covering the entire national territorial area with the aim of adding an estimated 8,045 million barrels of crude oil and 40.0 trillion cubic feet of gas. Currently, we are focused on an exploration strategy focused on: (i) concentrating the exploration efforts in new and traditional areas that lead to the incorporation of new light and medium crude oil and non-associated gas; (ii) executing an exploration plan for the incorporation of reserves associated to the Cretaceous in the Orinoco Oil Belt and the Lake Maracaibo; (iii) increasing the proved reserves of light and medium crude oil and non-associated gas from the conversion of the probable reserves with the execution of re-exploration and outline projects; (iv) accelerating the integrated characterization of fields with the purpose of establishing the exploitation plans and strategies that enhance the volumetric growth in Venezuela; and (v) executing a Specific Exploration Plan in border areas in Venezuela to strengthen Venezuela. The Exploration Plan includes the acquisition of 7,258 km2 of seismic 2D and 4,065 km2 of seismic 3D in the period 2016 – 2025, 131 exploratory wells, and includes the addition of 1,047 mbpd of oil and 2.3 bcf of new natural gas reserves. The total estimated investment in these projects from 2016 through 2025 is U.S.$2,386 million. As of December 31, 2015, total disbursements in the projects since 2011 have amounted to U.S.$1,454 million.

Our Business Plan outlines the development of production and refining projects totaling U.S.$302 billion in Venezuela, the Caribbean, Latin America and Asia during its initial stage between 2014 and 2019. Such expenditures are subject to the availability of cash from our operations, obtaining financing on reasonable terms and the evolution of the price of crude oil and gas. We expect that 81% of these expenditures will come from us and 19% from our partners in the applicable projects. During the three-year period ended December 31, 2015, we invested U.S.$66,687 million in development projects in such regions. During the year ended December 31, 2015, we invested U.S.$18,106 million in such projects.

The implementation of our business strategy includes the following initiatives:

Exploration, production and upgrading. Our exploration and production strategy focuses on increasing our efforts to search for new light crude oil and medium crude oil reserves as well as the systematic replacement of such reserves in mature areas. We are developing new production areas and adjusting our production activities to cater toward market demands and agreements reached among OPEC members and other oil-producing countries.

During 2015, PDVSA’s exploration projects were completed in accordance with strategic guidelines included in the Plan de la Patria, Segundo Plan Socialista de Desarrollo Económico y Social de la Nación, 2013-2019 (National Plan for Social and Economic Development) and the Business Plan. As a result of steps taken in 2015, PDVSA incorporated new proven and probable reserves through the drilling, evaluation of eleven exploratory wells. At December 31, 2015, we had concluded three additional projects in Venezuela, some of which include: (i) Proyecto Flanco Norandino Este (PGO), (ii) Reexploración Bachaquero Lago, and (iii) Proyecto Barinas Este (PGP).

Refining. Our refining strategy focuses on expanding and improving the efficiency of our downstream operations. We are in the process of adding deep conversion capacity to the Puerto La Cruz Refinery in order to increase the efficiency of heavy crude oil processing, while maintaining our environmental compliance standards. In our refineries in the United States, Europe and the Caribbean, we intend to continue to invest in order to comply with quality standards required by those markets. In addition, we intend to invest in the Nanhai (Jie Yang) – China refinery. Certain refinery projects which were included in prior business plans, such as: Batalla Santa Ines and Petrobicentenario were cancelled due to the decline in oil revenues.

International marketing. We plan to continue expanding our international marketing operations to ensure the growth of our market share for our crude oil and refined petroleum products and to increase brand recognition for our products. We seek to diversify our customer portfolio by increasing and strengthening our commercial strategies in markets such as China, India, Japan, Russia and Southeast Asia. We also intend to expand our operations in the Caribbean and South America and aim to maintain our market position in the United States and some other European countries through a more efficient distribution system of CITGO’s refined petroleum products.

In order to improve our logistic and maritime transportation capabilities, we intend to buy a set of 49 tankers (most of them VLCCs). These tankers are expected to increase the number of ships owned from 26 vessels to 75 by the end of 2025.

Domestic marketing. In Venezuela, we plan to continue to supply our products and promote the use of unleaded gasoline and to improve the competitive position of our network of service stations, lubrication centers and macro-stores. We also to intend to continue the development of our commercial network through business relationships and other associations and to increase our product supply to high-traffic airports.

Natural Gas. The development of the gas exploration and production business is one of our major goals. We intend to focus our activities on meeting the growing gas demand to foster national development and a higher standard of living. We plan to focus on creating attractive investment opportunities for the private sector in non-associated gas production. We intend to expand our transportation and distribution systems, processing and fractionation capacity, and develop new gas export ventures. We intend to continue to explore and develop non-associated gas reserves with the support of private investors. We are engaged in the development of a large gas distribution network in different cities to provide gas for residential, commercial and industrial purposes. We intend to promote an increased and more diverse use of gas in Venezuela.

Private Sector Participation in Natural Gas. In 2001, the Ministry of Petroleum completed a round of onshore non-associated gas licensing bids for exploration and production activities in 11 new onshore areas. Six areas were awarded to foreign and domestic investors: Yucal-Placer Norte, Yucal-Placer Sur, Barrancas, Tinaco, Tiznado and Barbacoas. During the first quarter of 2003, the Venezuelan government assigned two blocks within the Deltana Platform area (eastern Venezuela and on the maritime border with Trinidad & Tobago) to Statoil, Chevron and ConocoPhillips. In addition, the Ministry of Petroleum has plans for a new bidding round to explore and develop offshore resources in the west and northeast of Venezuela. These developments are likely to include projects for the production of LNG once demand in Venezuela has been met. The Ministry of Petroleum has defined an offshore gas project called Rafael Urdaneta located in the Venezuelan Gulf and northeast of Falcon State with an area of 30,000 km2 divided into 29 blocks to be offered in three phases. Phase one began during the second quarter of 2005, when the Venezuelan government offered the first six blocks to 37 national and foreign oil companies. During this phase, three blocks were awarded. During the third quarter, phase two began with the offering of 5 blocks (4 new and 1 from the 1st phase), 2 of which were awarded. Blocks Urumaco I and II were awarded to the Russian company Gazprom, block Cardón III was awarded to Chevron, block Cardón IV was awarded to Repsol-ENI and block Moruy II was awarded to Petrobras-Teikoku. The third phase is to be defined in the future. In April 2014, block Urumaco I was returned to the Republic of Venezuela pursuant to Resolution No. 031, dated April 21, 2014.

A discovery of approximately 9,500 billion cubic feet was made in 2010 in La Perla field (9.5 TCF), located within the Cardón IV Area. This field is being developed by ENI and Repsol pursuant to a license agreement. In 2012, the Ministry of Petroleum approved the commercial status of this field, and a contract for the sale of gas was entered into between the parties and PDVSA Gas, which guarantees the off-take and gas price for the project. Productions from this project started in July 2015 and by December 31, 2015, production levels reached 466 mmscfd.

Regulatory Framework in Venezuela

The hydrocarbons industry in Venezuela is regulated pursuant to the Organic Hydrocarbons Law, effective as of 2001, as amended, and the Organic Law of Gaseous Hydrocarbons, enacted in 1999. The Organic Hydrocarbons Law reserves oil-related activities to Venezuela. Under the Organic Hydrocarbons Law, private participation in hydrocarbon upstream activities, as well as gathering and initial transportation and storage, is allowed only through (Empresas Mixtas), or joint ventures, in which the Venezuelan government has more than 50% equity ownership. The Organic Law of Gaseous Hydrocarbons, which governs gas-related activities, provides for a non-reserved legal regime. Under the Organic Law of Gaseous Hydrocarbons, gas-related activities may be carried out by government entities or national and foreign private companies with no minimum government participation.

Exploration, Production and Upgrading

During 2015, our production was 1,001 million barrels of oil, which has allowed us to reach an aggregate production of 70,166 million barrels of oil from January 1, 1914 through December 31, 2015. Venezuela’s commercial oil production is concentrated in the Maracaibo-Falcón Basin (previously known as the Western-Zulia Basin), which covers the states of Zulia and Falcón; the Barinas-Apure Basin (previously known as West Central Barinas and Apure Basin), which covers the Apure and Barinas states; the Eastern Basin which covers the states of Guárico, Anzoátegui, Monagas and Sucre; and the Carúpano Basin, incorporated since 2006, which covers the northern part of the state of Sucre, the state of Nueva Esparta as well as the territorial waters located offshore eastern Venezuela.

The following table presents our proved reserves, proved and developed reserves, production volume for 2013 and the ratio of proved reserves to annual production in Venezuela as of December 31, 2015.

	For the year ended December 31, 2015
	Proved(1)	Proved developed	Production	Ratio Reserves/ Production
	(mmb)	(mbpd)	(mbpd)
Crude Oil:
Condensed	2,344	544	89	72
Light(2)	10,609	1,693	374	78
Medium	9,716	1,862	682	39
Heavy and Extra-Heavy	278,209	8,832	1,597	477

Total Crude Oil	300,878	12,931	2,742	301

Gas in boe(3)	34,715	6,784	1,300	73

Total Natural Hydrocarbon in boe(4)	335,593	19,715	4,042	227

(1)	Developed and undeveloped.
(2)	Production obtained from the top of wells, including condensates.
(3)	Net natural gas production (gross production less natural gas reinjected).
(4)	Does not include NGL.

The following table presents the location, production volume for 2015, discovery year, proved reserves and the ratio of proved reserves to annual production for each of our largest oil fields in Venezuela as of December 31, 2015.

Name of Field	Location	Year of Discovery	2015 Production	Proved Reserves	Ratio Reserves/ Production
	(state of)	(year)	(mbpd)	(mmb)	(years)
Zuata Principal	Anzoátegui	1985	278	53.946	532
Cerro Negro	Anzoátegui	1979	199	32.491	448
Cerro Negro	Monagas	1979	299	23505	215
Zuata Norte	Anzoátegui	1981	27	9.610	991
Uverito	Monagas	1979	13	9.469	1.942
Huyapari	Anzoátegui	1979	151	4.561	83
Bare	Anzoátegui	1950	62	1.833	81
Dobokubi	Anzoátegui	1981	63	2.137	93
Jobo	Monagas	1953	8	1.303	437
Melones	Anzoátegui	1955	23	1.094	128
Tia Juana Lago	Zulia	1925	74	2.798	103
Bloque VII: Ceuta	Zulia	1956	68	2.076	67
Bachaquero Lago	Zulia	1930	42	1.576	39
Urd. Oeste Lago	Zulia	1955	55	1.342	80
Boscan	Zulia	1945	104	1.466	132
Lagunillas Lago	Zulia	1913	39	1.138	61
Tia Juana Tierra	Zulia	1925	23	1.131	132
Lagunillas Tierra	Zulia	1913	41	925	61
Urd. Este Lago	Zulia	1955	4	530	374
Bloque III: Centro	Zulia	1957	4	504	311
Santa Bárbara	Monagas	1993	165	1.362	23
Mulata	Monagas	1941	166	1.148	19
El Furrial	Monagas	1986	198	907	13
Orocual	Monagas	1958	14	616	125
Travi	Monagas	2004	1	447	838
El Carito	Monagas	1988	51	238	13
Boquerón	Monagas	1989	5	199	107
Jusepín	Monagas	1944	18	186	28
Corocoro	Sucre	1998	33	145	12

Reserves

All oil and gas reserves located in Venezuela belong to Venezuela. We calculate oil and gas reserves and they are validated by the Ministry of Petroleum pursuant to Ministry of Petroleum’s hydrocarbon reserve manual definitions and rules. The Ministry of Petroleum’s rules include specific processes to calculate reserves, as well as to control data required by Venezuela, which enables a comparison among Venezuela’s and other countries’ reserves because these rules are similar to those used worldwide.

Proved reserves are volumes of hydrocarbons that are estimated with reasonable certainty. They are recoverable from known reservoirs in accordance with available geological and engineering data. Given the inherent uncertainty and limited nature of the reservoir data, the estimates of proved oil and gas reserves are subject to modifications overtime, as additional information becomes available. In accordance with our production facilities, proved reserves are classified as developed and not developed. Proved developed reserves are identified by the volume of hydrocarbons that is commercially recoverable from reservoirs from available wells. Proved reserves that are not developed are identified as those with significant hydrocarbons which will be obtained through investments in drilling new wells in areas not drained or the completion of existing wells.

The estimates of reserves are not precise and are subject to revision. We review these crude oil and gas reserves annually to take into account, among other things, production levels, field reviews, the addition of new reserves from discoveries, year-end prices, and economic and other factors. Proved reserve estimates may be materially different from the quantities of crude oil and gas that are ultimately recovered.

Proved developed reserves of crude oil and gas represented approximately 90% and 10%, respectively, of Venezuela’s total estimated proved crude oil and gas reserves on an oil equivalent basis at December 31, 2015.

Crude Oil. Venezuela had estimated proved crude oil reserves at December 31, 2015 totaling approximately 300,878 billion barrels. Based on production levels for 2015, estimated proved reserves of crude oil, including heavy and extra-heavy crude oil reserves that will require significant future development costs to produce and refine, have a remaining life of approximately 301 years.

Natural Gas. Venezuela had estimated proved reserves of gas totaling approximately 201,349 bcf (including an estimated 36,452 bcf associated with extra-heavy crude oil in the Eastern and Barinas-Apure Basin) as of December 31, 2015 compared to 35,265 bcf (or 6,080 mmb or boe) as of December 31, 2014. Venezuela’s gas reserves are comprised of associated gas that is developed incidental to the development of our crude oil reserves. A large proportion of our Venezuelan gas reserves are developed. During 2015, approximately 33% of the gas that we produced was reinjected for well pressure maintenance purposes.

The following table presents Venezuela’s proved reserves of crude oil and gas, which include both developed and undeveloped reserves. All of these reserves are located in Venezuela.

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(in millions of barrels, unless otherwise indicated)

Proved reserves:
Condensate	2,344	2,357	2,384	2,618	2,647
Light	10,609	10,493	10,331	10,390	10,157
Medium	9,716	9,672	9,742	9,786	9,650
Heavy	18,688	18,692	17,597	17,805	17,733
Extra-heavy(1)	259,521	258,739	258,299	257,136	257,384

Total crude oil	300,878	299,953	298,353	297,735	297,571

Ratio Reserves/Production (years)	301	296	282	279	273

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(in millions of barrels, unless otherwise indicated)

Natural gas in bcf	201,349	198,368	197,089	196,409	195,234
Natural gas in boe	34,715	34,201	33,981	33,864	33,661

Total hydrocarbons in boe	335,593	334,154	332,334	331,599	331,232

Proved developed reserves:
Condensate	544	565	615	639	674
Light	1,693	1,786	1,829	1,891	1,932
Medium	1,862	1,725	1,911	2,071	2,237
Heavy	4,574	4,524	4,621	4,321	4,464
Extra-heavy	4,258	4,326	3,984	4,053	4,345

Total crude oil	12,931	12,926	12,960	12,975	13,652

Natural gas in bcf	39,350	37,731	39,135	39,252	37,217
Natural gas in boe	6,784	6,505	6,747	6,768	6,417

Total hydrocarbons in boe	19,715	19,431	19,707	19,759	20,069

Percent of proved developed to total reserves:
Crude Oil	4%	4%	4%	4%	5%
Natural gas	20%	19%	20%	20%	19%

(1)	Proved reserves of extra-heavy crude oil located in the Orinoco Oil Belt have a low development grade, and for December 31, 2015, included approximately 259,515 mmb.

Operations

During 2012, our exploration projects were completed in accordance with strategic guidelines included in the Plan de Desarrollo Económico y Social de la Nación 2007-2013 (National Plan for Social and Economic Development) and the Business Plan. We incorporated new proved and probable reserves through the drilling, evaluation and completion of three exploratory wells.

In 2015, we continued our geophysical operations and completed the processing of seismic data in the project Barinas Este 07G 3D, in the Boyacá region. We also acquired a total amount of 1,833 km2 of 3D seismic lines and 1,012 km2 of 2D seismic lines.

The following table summarizes our drilling activities for the periods indicated.

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(Number of wells)
Exploration wells:
Completed	—	6	4	2	2
Suspended	2	—	—	—	—
Under evaluation	1	1	—	1	1
In progress	8	4	3	5	3
Dry or abandoned	—	—	2	1	—

Total	11	11	9	9	6

Of which are carry-overs	2	3	6	4	1

Development wells drilled(1)	375	496	454	469	402

(1)	Includes wells in progress, even if they were wells drilled in previous years, and injector wells. The breakdown of the 454 wells for the year ended December 31, 2015 is as follows: 338 corresponds to PDVSA Petróleo and 37 corresponds to PDVSA Gas. This does not include 329 wells from the Liviano-Mediano joint venture and 196 wells from the Orinoco Oil Belt joint venture, for a total of 525 wells.

In 2015, Venezuela’s crude oil production capacity was 3,184 mbpd, of which 1,798 mbpd corresponds to PDVSA’s own production (568 mbpd in the eastern region, 634 mbpd in the western region and 577 mbpd in the Orinoco Oil Belt and 19 mbpd corresponds to PDVSA Gas) and 1,386 mbpd corresponds to joint ventures.

Our average oil production (which includes crude oil and natural gas liquids) for 2015 reached 2,863 mbpd, of which 1,655 mbpd corresponds to PDVSA’s own production (767 mbpd in the eastern region, 365 mbpd in the western region and 503 in the Orinoco Oil Belt and 20 mbpd corresponds to PDVSA Gas) and 1,208 mbpd corresponds to joint ventures. The increase in Orinoco Oil Belt production is due to an increase in the volume of activity in oil wells during the last year. During 2015, our average production cost of crude oil was of approximately U.S.$10.68 per barrel, including joint ventures. During 2015, our natural gas production amounted to 7,756 mmcfd, out of which 2,460 mmcfd was re-injected with the purpose of maintaining existing reservoir pressure. Net natural gas production reached 913 boe.

The following table summarizes our historical average net daily crude oil and natural gas production by type and by basin and the average sales price and production cost for the periods specified.

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(in thousand barrels per day, unless otherwise indicated)

Production
Crude oil:
Condensate	93	110	116	107	104
Light	374	416	469	487	511
Medium	682	619	637	875	917
Heavy/Extra-heavy	1,597	1,640	1,677	1,441	1,459

Total crude oil	2,746	2,785	2,899	2,910	2,991
Natural gas liquids	117	114	116	124	138

Total crude oil and NGL	2,863	2,889	3,015	3,034	3,129

Natural gas (mmcfd):
Gross production	7,756	7,422	7,395	7,327	7,125
Less: Reinjected	2,460	2,604	2,779	2,871	2,884

Net natural gas (mmcfd)	5,296	4,818	4,616	4,456	4,241
Net natural gas (in mbpd boe)	913	831	796	768	731

PDVSA’s crude oil production by basin:
Maracaibo-Falcón	706	750	776	796	806
Barinas-Apure	32	38	41	46	55
Eastern	2,008	1,997	2,082	2,068	2,130

Total crude oil	2,746	2,785	2,899	2,910	2,991

Natural gas production by basin (mmcfd):
Maracaibo-Falcón	718	718	771	796	787
Barinas-Apure	31	36	34	7	35
Eastern	7,007	6,668	6,590	6,524	6,303

Total natural gas	7,756	7,422	7,395	7,327	7,125

Average export price ($/Bl)
Crude oil ($ per barrel)	44.65	88.42	98.08	103.42	100.11
Gas ($ per MPC)	0.93	2.51	0.66	0.95	0.88

Average production cost ($/boe)(1)
Including operating service agreements (Empresas Mixtas)	10.68	18.05	11.40	11.09	7.53
Excluding operating service agreements (Empresas Mixtas)	3.93	15.10	10.63	10.86	7.23

(1)	The average production cost per barrel is calculated by dividing the sum of direct and indirect costs of production (excludes depreciation and amortization) divided by the total volumes of production of crude oil, natural gas and liquid natural gas.

Venezuelan Crude Oil Production and Liquid Natural Gas Production Subject to Royalties

In 2015, Venezuela’s total crude oil production subject to royalties amounted to approximately 2,863 mbpd, of which 1,655 mbpd corresponds to PDVSA’s own production (767 mbpd in the eastern region, 365 mbpd in the western region and 503 in the Orinoco Oil Belt and 20 mbpd corresponds to PDVSA Gas), 1,208 mbpd corresponds to joint ventures.

Initiatives Involving Private Sector Participation

In the 1990s, we encouraged private initiatives and investment in the oil industry with the approval of the Venezuelan National Assembly, and we were permitted to enter into operating and association agreements with private entities. Pursuant to the guidelines of the Ministry of Petroleum, beginning in 2005, agreements and ventures with private parties were converted into joint ventures -Empresas Mixtas- where we held and continue to hold through CVP, one of our subsidiaries, a majority of the shares in each joint venture, as provided in the Organic Hydrocarbons Law.

Conversion of Operating Service Agreements to Empresas Mixtas

During 2006, 19 joint-operating agreements were converted into joint ventures, in which CVP has an equity holding between 60% and 80%.

Field	Joint Venture	PDVSA’s interest (through CVP)	Private shareholder’s interest
Kaki	Petrolera Kaki, S.A.	60%	Inemaka 22.67% / Inversiones Polar S.A. 17.33%
Cabimas	Petrocabimas, S.A.	60%	Sepca 40%
Onado	Petronado, S.A.	60%	CGC 26%/ BPE 8.36%/ KNOC 5.64%
Guárico Oriental	Petroguárico, C.A.	70%	Teikoku 30%
Mene Grande	Petroquiriquire, C.A.	60%	Repsol 40%
Quiriquire	Petroquiriquire, C.A.	60%	Repsol 40%
Boscán	Petroboscán, C.A.	60%	Chevron 39.20%/ INEMAKA 0.80%
LL-652	Petroindependiente, C.A.	74.80%	Chevron 25.20%
Falcón Este	Petrocumarebo, S.A.	60%	PFC 40%
Falcón Oeste	Petrocumarebo, .S.A.	60%	PFC 40%
Casma Anaco	Petrocuragua, S.A.	60%	CIP 28%/ Open 12%
Colón	Baripetrol, S.A.	60%	Suizum 17.50%/ PERENCO 17.50/ PFC 5%
Urdaneta Oeste	Petroregional del Lago, S.A.	60%	Shell 40%
Acema	Petroven-Bras, S.A.	60%	Petrobras 29.20%/ COROIL 10.80%
La Concepción	Petrowayu, S.A.	60%	Petrobras 36%/ Williams International Oil & Gas 4%
Mata	Petrokariña, S.A.	60%	Petrobras 29.20%/ Inversora Mata 10.80%
Oritupano-Leona	Petroritupano, S.A.	60%	Petrobras 22%/ Venezuela US 18%
Pedernales	Petrowarao, S.A.	60%	Perenco 40%
Ambrosio	Petrowarao, .S.A	60%	Perenco 40%
B2X 70/80	Lagopetrol, S.A.	69%	Integra Oil and Gas SAS 26.35%/ Ehcopek 3.10%/ CIP 1.55%
Monagas Sur	Petrodelta, S.A.	60%	HRN 40%
Caracoles	Petrolera Sino-Venezolana, S.A.	75%	CNPC 25%
Intercampo Norte	Petrolera Sino-Venezolana, S.A.	75%	CNPC 25%
DZO	Petroperijá, S.A.	60%	DZO 40%
Boquerón	Boquerón, S.A.	60%	Boqueron Holdings 26.67%/ PEI 13.33%

Exploration and Production in New Areas under Former Profit-sharing Agreements. In July 1995, the Venezuelan Congress approved profit-sharing arrangements pursuant to which private sector oil companies were offered the right to explore, drill and develop light and medium crude oil in ten designated blocks with a total area of approximately 13,774 km2, pursuant to the terms of the profit-sharing agreements entered into by such companies and CVP, our subsidiary appointed to coordinate, control and supervise these agreements. Under the profit-sharing agreements, CVP had the right to participate, at its option, with an ownership interest of between 1% and 35% in the development of any recoverable reserves with commercial potential. Eight oil fields were awarded to 14 companies in 1996. The awards were based on the percentage of pretax earnings that the bidders were willing to share with the Venezuelan government. The profit-sharing agreements provided for the creation of a control committee, as the authority with oversight power with respect to these agreements.

Originally, CVP was entitled to hold shares representing a maximum of 35% participation in the joint ventures that could be formed pursuant to profit-sharing agreements in the following oil fields.

Field	CVP Partners	Joint Venture
Western Paria Gulf	Conoco Venezuela, C.A. — ENI — OPIC(1)	Compañía Agua Plana, S.A.
Eastern Paria Gulf	Ineparia — Conoco Venezuela, C.A. – ENI – OPIC	Administradora del Golfo de Paria Este, S.A.
La Ceiba	ExxonMobil – PetroCanada	Administradora Petrolera La Ceiba, C.A.

(1)	Profit-sharing agreements under Phase I (development).

On February 26, 2007, President Chávez issued Decree-Law No. 5,200 establishing the timeline and general guidelines for the transfer of the association agreements to joint ventures. As a result, our ownership interest increased to at least 60%. The subsequent transition decrees were published in the Official Gazette, completing the incorporation process of the referred joint ventures.

The following are the joint ventures operating the projects:

•	Petrolera Paria, S.A.: operating the Golfo de Paria Este project formed between our subsidiary CVP holding 60% of the shares, Sinopec International Petroleum Exploration and Production Corporation holding 32% of the shares and INE Oil & Gas Inc. holding 8% of the shares.

•	Petrosucre, S.A.: operating the Golfo de Paria Oeste project formed between our subsidiary CVP holding 74% of the shares and Eni Venezuela B.V. holding 26% of the shares.

•	Petrolera Güiria, S.A.: operating the Golfo de Paria Central project formed between our subsidiary CVP holding 64.25% of the shares, INE Oil & Gas Inc. holding 16.25% of the shares and Eni Venezuela B.V. holding 19.50% of the shares.

Additionally, La Ceiba field is currently directly operated by our subsidiary PDVSA Petróleo.

Orinoco Oil Belt Extra-heavy Crude Oil Projects. Between 1993 and 1997, the Venezuelan National Assembly approved the creation of four vertically integrated joint venture projects in the Orinoco Oil Belt for the exploitation and upgrading of extra-heavy crude oil of average API gravity of 9° and marketing of the upgraded crude oil with API gravities ranging from 16° to 32°. These joint venture projects were implemented through association agreements between various foreign participating entities and us.

On February 26, 2007, President Chávez issued Decree-Law No. 5,200 establishing the timeline and general guidelines for the transfer of the association agreements to joint ventures. As a result, our ownership interest increased to at least 60%. The subsequent transition decrees were published in the Official Gazette, completing the incorporation process of the referred joint ventures. Under this decree, the associations of Hamaca, Sincor and Cerro Negro became joint ventures as described below. The fourth association, Petrozuata, is wholly owned by PDVSA Petróleo and was not transformed into a joint venture.

The current joint ventures operating in Orinoco Oil Belt are as follows:

•	Petropiar, S.A. joint venture, operating the Hamaca project between our subsidiaries CVP holding 66% of the shares, Chevron Orinoco Holdings B.V. holding 30% of the shares and PDVSA Social, S.A. holding 4% of the shares.

•	Petrocedeño, S.A. joint venture, operating the Sincor Project between our subsidiary CVP holding 56% of the shares, Total Venezuela, S.A. holding 30.32% of the shares, Sincor Netherlands B.V. (Statoil) holding 9.68% of the shares and PDVSA Social, S.A. holding 4% of the shares.

•	Petromonagas, S.A. joint venture, operating the Cerro Negro Project by our subsidiary CVP holding 79.33% of the shares, Rosneft Energy GMBH holding 16.67% of the shares and PDVSA Social, S.A. holding 4% of the shares.

•	Petrolera Sinovensa, S.A. (or Petrosinovensa) joint venture, operating in the Carabobo area between our subsidiary CVP holding 60% of the shares and CNPC Venezuela B.V. holding 40% of the shares.

•	Petrolera Vencupet, S,A. is a joint venture formed by CVP holding 60% of the shares and CUPET holding 40% of the shares.

For the year ended December 31, 2015, total investments in the Petropiar, Petrocedeño, Petromonagas and Petrosinovensa projects were U.S.$1,715 million.

Oilfield Service Sector Entities

On May 7, 2009, the Venezuelan government enacted the Organic Law that Reserves to Venezuela the Assets and Services Related to Primary Hydrocarbons Activities (the “Reserve Law”), which provides for the reservation, in favor of Venezuela, of those assets and services related to the performance of the “primary activities” as set forth in the Organic Hydrocarbons Law (essentially, the activities of exploration, extraction in natural stage, gathering, transport, and initial storage of liquid hydrocarbons and associated gas). Those assets and services were previously provided by private oil service providers. It further provides that the reserved activities must be directly carried out by us or any of our affiliates designated for such purposes, or through joint venture companies under our control or the control of any of our affiliates.

In accordance with the provisions of the Reserve Law, the assets and services related to the primary activities that are subject to reserve are the following:

•	Injection of water, steam or gas to increase a reservoir’s energy and improvement of the recovery factor;

•	Compression of gas; and

•	Those associated with activities in Lake Maracaibo: ships for the transportation of personnel, divers and maintenance; crane barges for the transportation of materials, diesel, industrial water and other inputs; tugs; flat barges, light vessels, cranes, cutting barges, pipeline and sub-aquatic cable laying or replacing barges; ship maintenance in workshops, docks and any type of dykes.

The Reserve Law explicitly provides that the reserved activities must be performed by Venezuela, by us or our affiliates, or through joint ventures under our control or the control of our affiliates. The Reserve Law provides that the Ministry of Petroleum will set out, by means of resolutions, those assets and services of companies or business sectors that are included within the scope of the Reserve Law. As of the date of this offering circular, the assets and activities of about 70 domestic and foreign companies have been named in a special resolution issued by such Ministry.

Following the mandate of the Reserve Law, during 2009 we were instructed by the Venezuelan government to take control of assets associated with the services activities subject to reserve pursuant to the Reserve Law. As of December 31, 2015, we were negotiating, on behalf of Venezuela, the applicable compensation to be paid, and as of today we have reached agreements with several of these entities.

Other Joint Ventures for exploration and production of light-medium crude

During 2007 and 2008, transfer decrees for the following joint ventures were completed:

•	Petrozumano, S.A. is a joint venture formed by our subsidiary CVP (which holds 60% of the shares) and CNPC Venezuela B.V. (holding the remaining 40%) to conduct exploration and production activities of light-medium crude in the Freites and Aguasay municipalities of Anzoátegui and Monagas State, respectively;

•	Petrolera Bielovenezolana, S.A. is a joint venture formed by our subsidiary CVP (which holds 60% of the shares) and Belorusneft (holding the remaining 40%) that was incorporated to conduct exploration and production activities of light-medium crude in the Freites municipality, Oritupano Norte and Ostra in Anzoategui State and in Lake Maracaibo; and

•	Petrolera Indovenezolana, S.A is a joint venture that was formed by our subsidiary CVP (holding 60%) and ONGC Nile Ganga B.V. (holding 40%) to conduct exploration and production activities of light-medium crude in the San Cristóbal area of Anzoátegui and Guárico State.

During 2012, transfer decrees for the following joint ventures were completed:

•	Petrozamora, S.A. is a joint venture formed by CVP (holding 60% of the shares) and Gazprombank Latin America Ventures B.V. (holding the remaining 40%) to conduct exploration and development in Lagunillas Tierra – Bachaquero Tierra;

•	Petrourdaneta, S.A. is a joint venture formed by CVP (holding 60% of the shares) and Odebrecht E&P España (holding the remaining 40% of the shares) to conduct exploration and development in Mara Este, Mara Oeste and la Paz, Zulia state; and

•	Petrolera Venangocupet, S.A. is a joint venture formed by CVP (holding 60% of the shares) and Commercial Cupet, S.A. (holding 20% of the shares) and Sonanlgol Pesquisa & Producao, S.A. (holding 20% of the shares) to operate in Miga y Melones, Anzoategui state.

National Industrial Conglomerate. The National Industrial Conglomerate, of which PDVSA is a member, is comprised of a group of Venezuelan companies and other enterprises that are producers of goods and services in the oil, gas and petrochemical industry seeking to jointly address the demand for goods, infrastructure and services of the oil, gas and petrochemical industry. The National Industrial Conglomerate provides benefits such as special contracting conditions with PDVSA, access to special financing through the state bank system and integration opportunities with joint investment funds, among others.

Overview of Main Projects with Private Sector Participation

We plan to invest in upstream and downstream projects. We have 220 projects planned between 2016 and 2025 in four strategic sectors. These projects include the construction of oil wells and production infrastructure, oil and gas pipelines, oil storage capacity, refineries and upgraders and loading docks and distribution facilities that will contribute to the development of Venezuela, while diversifying our markets, and strengthening energy integration.

The following table sets forth a distribution of our main projects by sector:

Sector	Number of Projects
Oil & Natural Gas Production	176

PDVSA Gas	29

Domestic Operative Refineries	4

New Refineries, Upgraders and Terminals	5

Trade and Supply	6

Total	220

Orinoco Oil Belt Development Project

The Business Plan provides for the production of 1,949 mbpd of extra-heavy oil in the Orinoco Oil Belt by 2025, and the development of one upgrader, with a 400 mbpd capacity. In addition, the total estimated capital investment in the region for the period of 2016 through 2025 will be approximately U.S.$71,567 million.

During 2009, the Ministry of Petroleum initiated the Carabobo project, which provides for the construction of three integrated extra-heavy crude oil production projects through joint ventures with private sector participation of up to 40% of the shares in these companies.

As of December 31, 2015 there were two joint ventures in operation with respect to the Carabobo project:

(i) Petrocarabobo, where we hold 60% of the shares, and Repsol Exploración S.A., Petrocarabobo Ganga, B.V., PC Venezuela LTD and Indoil Netherlands B.V. holding 11%, 11%, 11% and 7% of the remaining shares, respectively. The expected production of Petrocarabobo is 400 mbpd when fully operative and 205 mbpd by 2025, and its purpose is to develop the primary activities in Blocks Carabobo Center and Carabobo North of the Carabobo Area; and
(ii) Petroindependencia, where we hold 60% of the shares, while Chevron Carabobo Holdings APS, Mitsubishi Corp (together with Inpex Corp.) forming Japan Carabobo UK Ltd., and Suelopetrol, hold 34.0%, 5.0% and 1.0% of the remaining shares, respectively.

The expected production of Petroindependencia is 400 mbpd when fully operative and 212 mbpd by 2025, and its purpose is to develop primary activities in Blocks Carabobo 2 South, Carabobo 3 North and Carabobo 5 of the Carabobo Area. In 2012, a new joint venture, Petrovictoria, was entered into in the Carabobo project. We hold 60% of the shares and Rosneft holds the remaining 40% of the shares. The expected production of Petrovictoria is 400 mbpd when fully operative and 163 mbpd by 2025.

The following table outlines each party’s percentage interest in each of the joint ventures relating to the Carabobo project:

Project	Company	Percentage Interest	Expected Production (bpd)
Petrocarabobo	PDVSA	60%	205
	REPSOL	11%
	PC Venezuela	11%
	Petrocarabobo Ganga	11%
	Indoil Netherlands B.V.	7%

Petroindependencia	PDVSA	60%	212
	Chevron	34%
	JCU	5%
	Suelopetrol	1%

Petrovictoria	PDVSA	60%	163
	Rosneft	40%

We have entered into four currently operational joint venture agreements with respect to the Junín project: Petromacareo (Junín 2), Petrourica (Junín 4), Petrojunin (Junín 5) and Petromiranda (Junín 6). Each joint venture agreement corresponding to the Junín projects grants PDVSA a 60% ownership of the entity’s outstanding shares. Petrovietnam Exploration Production Corporation, Ltd. holds the remaining 40% of outstanding shares in Junín 2. CNPC holds the remaining 40% of outstanding shares in Junín 4. ENI holds the remaining 40% of outstanding shares in Junín 5. A consortium comprised of Gazprom Neft and Rosneft OJSC holds 40% of the remaining shares in Junín 6. By 2025, the expected production levels for Junín 2, Junín 4, Junín 5 and Junín 6 are 0 bpd (development plan being reviewed), 12 bpd, 123 bpd and 116 bpd, respectively.

The following table outlines each party’s percentage interest in each of the joint ventures relating to the Junin project:

Project	Company	Percentage Interest	Expected Production (bpd)
Petromiranda	PDVSA	60%	116
	Consorcio Nacional Petrolero	40%

Petromacareo	PDVSA	60%	0
	Petrovietnam	40%

Petrourica	PDVSA	60%	12
	CNPC	40%

Petrojunin	PDVSA	60%	123
	ENI	40%

We expect that the combined production capacity of the Carabobo project and Junín projects will be 832 bpd by 2025.

We are also realizing a major investment plan called the “PSO Project” (Orinoco Socialist Project), which consists of designing and constructing all the required facilities for the provision of industrial services relating to the construction and operation of different upgraders, production facilities, pipelines (water, oil, gas and diluent), roads, trains and urban development works. The PSO Project will contribute to the social development of different regions impacted by the projects being executed in the northern region of Venezuela’s Orinoco river area, Bolívar and Sucre state area.

Mariscal Sucre Project

The Mariscal Sucre project focuses on the development of non-associated gas located offshore Venezuela in the Dragón, Patao, Mejillones and Rio Caribe fields, in the Northeast region of Venezuela. The main objective of the project is to develop new non-associated gas reserves to meet domestic market demand as well as for exploration of new reserves. This project includes the execution of 14 projects that will consist of drilling activities and the construction of production facilities and subsea gas pipelines. The estimated capital investment for the Mariscal

Sucre project is U.S.$10,302 million and Bs. 12,943 million, of which U.S.$9,024 million has been invested as of December 31, 2015. The Mariscal Sucre project is expected to start production in 2017 at 280 mmpcd, achieving a production plateau of 1,215 mmcfd in 2023 upon completion of the project.

Jusepín 200 Project

The Jusepín 200 Project focuses on reducing gas emissions from the Jusepín complex through the installation of four motor-compressors with a capacity of 50 mmscfd. The total investment for this project is expected to be U.S.$106 million and Bs. 1,605 million. Start-up operations for this project are expected for September 2016.

Perla Field Project

In August 2013, PDVSA entered into an agreement with Italian energy company ENI SpA (ENI) to create a joint venture to exploit offshore condensate gas reserves in the Perla oil field, which is located off of the coast of the northern state of Falcon. PDVSA granted ENI and REPSOL a 924 km2 license for the exploration of natural gas in the offshore block of Cardón IV. In 2010, approximately 9,500 billion cubic feet of gas reserves was discovered in La Perla Field (9.5 TCF). Production for this project started in July 2015, with production levels reaching 466 mmscfd by December 31, 2015.

Projects with Energy Companies in India

In October 2013, PDVSA announced that it has entered into cooperation agreements with a number of major energy companies in India, including ONGC Vindesh Ltd., Oil & Natural Gas Corp., Reliance Industries Ltd. and Essar Group, in order to collaborate on the development of projects related to the exploration and production of hydrocarbon resources for purposes of helping India meet its increasing demand for fuel and to reduce oil imports by expanding its portfolio of overseas oil and gas assets. The agreement between ONGC Videsh Ltd. and PDVSA is for joint exploration and production of hydrocarbon resources in the Faja area. The agreement between Reliance Industries Ltd. and PDVSA is for the development of the Ayacucho Block 8 in the Orinoco Oil Belt. The agreement between Oil & Natural Gas Corp. and PDVSA is aimed at the development of energy infrastructure in Venezuela and the agreement between Essar Group and PDVSA is for the transportation of hydrocarbons and also includes studies for the construction of a thermoelectric power plant.

Complejo Industrial Gran Mariscal de Ayacucho: CIGMA Project

We expect to process the natural gas produced offshore Venezuela in a new industrial complex to be located near the city of Güiria, in the state of Sucre, in the Northeast region of Venezuela. This project, which is part of the Mariscal Sucre Natural Gas project, consists of the site preparation of the necessary infrastructure to incorporate the offshore gas production to the domestic market, including the construction of sea pipelines, roads, dock and services, gas processing plants, power generation, transmission and distribution lines and other infrastructure.

During 2009, the first delivery of equipment and materials was made for the construction of the Planta de Acondicionamiento de Gas al Mercado Interno in the Complejo Industrial Gran Mariscal de Ayacucho.

The complex will include a power generation facility of 350 MW at 400/230 KV, one electrical substation, a power distribution system of 230/115/34.5 KV and a service dock and telecommunication facility.

The remaining budget for the CIGMA project is U.S.$115 million and Bs. 3,649 million, and as of December 31, 2015, U.S.$804 million has been invested. The CIGMA project is scheduled to be completed in 2018.

Rafael Urdaneta Project

This is an offshore natural gas project located in Western Venezuela. The objective of the project is to develop exploration activities in the Gulf of Venezuela, mainly in the Róbalo, Merluza, Liza and Sierra camps. Areas of this project have been granted to different consortiums. The following list divides the project by areas and the licenses to which each area was granted.

•	Cardon block I - Gazprom.

•	Cardon block III - Chevron.

•	Cardon block IV - Repsol – ENI.

•	Moruy block II - Petrobras- Teikoku.

•	Castillete block II – Vinccler.

•	Urumaco block II – Gazprom.

A discovery of approximately 9.5 trillion cubic feet of In-Site Original Gas was made in 2010 in La Perla field, located within the Cardón IV Area. The first phase of this development started in July 2015. We expect that this development will produce 1,200 mmcfd by 2021. The project also focuses in the development of infrastructure to produce offshore gas, pipelines for the transport of gas, a gas processing plant to extract liquids, and storage and loading docks for modern ships.

Bachaquero Tierra – Lagunilla Tierra

On February 10, 2012, the Ministry of Petroleum announced the selection of Gazprombank Latin America Ventures B.V. (“Gazprombank”) as a participant in a joint venture with CVP for the exploration and production of crude oil and natural gas in the Bachaquero Tierra – Lagunilla Tierra field in the state of Zulia. In March 2012, CVP and Gazprom entered into a joint venture agreement to create Petrozamora, S.A., whereby CVP and Gazprombank have a 60% and 40% participation in the venture, respectively.

Oil Production Growth

We are currently investing in mature areas in order to meet our projected total oil production capacity of 3,180 bpd by 2025.

Our Business Plan also provides for the development of 176 E&P projects and a total capital investment of U.S.$97 billion, which we partially plan to execute in association with international enterprises.

The existing production facilities/area covers 80,364 km2, 16,868 km of pipelines, 24 tank farms, 18,595 active oil wells and 305 drilling and work-over rigs/year.

Development of Major Projects in Refineries

We plan to develop new refining centers in Venezuela to expand our refining capacity from approximately 2.5 mmbpd to 2.7 mmbpd by 2025. There is currently one refining project in Venezuela. Four additional refinery projects which were included in prior business plans have been postponed due to the decline in oil revenues.

Our main domestic refining project is Puerto la Cruz refinery - Residual Conversion into Distillates, based on a projected refining capacity of 210 mpbd. The Puerto La Cruz refinery is currently undergoing a deep conversion project focusing on the processing of extra-heavy crude through an expansion project, which started in 2015. This project will also include, among other things, the following: the improvement of distillation equipment to maximize its capacity from 187 mbpd to 210 mbpd; the development of an HDHPLUS conversion unit; the development of a hydroprocessing unit; and the construction of storage tanks. The estimated completion date for this project is 2018.

Our main foreign refining project is Nanhai refinery, based on a projected refining capacity of 400 mpbd. This project involves the construction of a new refinery seeking to maximize the performance of high-value products, mainly diesel, gasoline and petrochemical bases, to satisfy primarily the Chinese fuels market. This Deep Conversion Refinery will use technologies of proven, reliable and environmentally safe processes (Delayed Coker, hydrocracker, FCC, HDT, Naphtha Reforming Gasifier/BTX). The refinery will be located in Huilai County in the city of Jeyang in the South of China. The estimated completion date for this project is 2025.

Onshore Gas Sector Development

We intend to expand our natural gas production capacity through the development of 29 gas projects. The estimated capital investment in these projects is U.S.$7,798 million from 2016 through 2025. The following table includes a description of certain of our most important onshore projects based on projected capacity:

Project	Capacity/size

Gas pipeline Norte Llanero (Phase I)	250 kms. 26” & 30”

Gas Anaco Project: gas field development project	180 mmscfd

Ulé- Amuay gas pipeline expansion	230 km. 30”

Orinoco- Apure gas pipeline	435 km. 36”

Pirital I NGL Extraction Plant	42 bpd

Carito-Pirital Gas Compression Plant	2,000/720 mmscfd 450/60 psig

Soto I Extraction Plant	15 bpd

Crude and Products Tanker Fleet Project

We expect to increase the number of tankers and transport capacity in order to accomplish the expected increase in production and enhanced distribution of crude oil and refined petroleum products. The tankers will be purchased from countries such as Brazil, Korea and Japan. The estimated total investment involved in this project is U.S.$11,300 million.

This project is expected to increase our crude and product shipping capability through the construction of the following tankers:

Tanker Type	Quantity	tdwt	Capacity (Tons)
Handymax	15	47	282
Panamax	8	70	560
Aframax	8	113	452
Suezmax	4	157	628
VLCC	40	180	7,200

Total	75	567	9,122

Shipyard Construction, Rehabilitation and Expansion

PDVSA Naval, a subsidiary, has undertaken to rehabilitate and expand the following shipyards: (i) Astillero del Alba (Astialba), (ii) Astilleros Navales Venezolanos (Astinave), (iii) Astillero de Diques y Astilleros Nacionales, C.A. (Dianca), and (iv) Albanave, S.A. (Albanave). The estimated total investment in this project is U.S.$2,239 million from 2016 through 2025

Refining and Marketing

Refining

Our downstream strategy is focused on the expansion and upgrade of our refining operations in Venezuela and Asia to allow us to increase our production of refined petroleum products of high commercial value. We have invested in our National and International Refining Systems (Sistema de Refinación Nacional e Internacional) in order to increase refining capacity and complexity, as well as improve its installations, to satisfy global quality standards. Deep conversion capabilities in our Venezuelan refineries have enabled us to improve yields by allowing a greater percentage of higher value products to be produced.

The following table sets forth the refineries in which we hold an interest, the rated crude oil refining capacity and our net interest at December 31, 2015.

			Refining Capacity
Location	Owner	PDVSA’s Interest	Total Rated Crude Oil		PDVSA’s Net Interest
		(%)	(mbpd)		(mbpd)

Venezuela:
CRP, Falcón	PDVSA	100	955		955
Puerto La Cruz, Anzoátegui	PDVSA	100	187		187
El Palito, Carabobo	PDVSA	100	140		140
Bajo Grande, Zulia	PDVSA	100	16		16
San Roque, Anzoátegui	PDVSA	100	5		5

Total Venezuela			1,303		1,303

Caribbean:
Isla (1)	PDVSA	100	335		335
Camilo Cienfuegos	Cuvenpetrol (2)	49	65		32
Jamaica	Petrojam (3)	49	35		17
Haina, Dominican Republic	Refidomsa PDVSA (4)	49	34		17

Total Caribbean			469		401

United States:
Lake Charles, Louisiana	CITGO	100	425		425
Corpus Christi, Texas	CITGO	100	157		157
Lemont, Illinois	CITGO	100	167		167
Chalmette, Lousiana	Chalmette (5)	50	153		77
Saint Croix, U.S. Virgin Islands	Hovensa (6)	50	495		248
Sweeny, Texas	PDV Sweeny(7)	50	110/58	*	55/29	*

Total United States			1,397		1,074

Europe:
Nynäshamn, Sweden	Nynäs (8)	50	29		15
Gothenburg, Sweden	Nynäs (8)	50	11		5
Dundee, Scotland	Nynäs (8)	50	9		4
Eastham, England	Nynäs (8)	25	18		5

Total Europe			67		29

Worldwide Total (9)			3,236		2,807

(1)	Leased in 1994. The lease expires in 2019.
(2)	A joint venture with Commercial Cupet S.A.
(3)	A joint venture with Petroleum Corporation of Jamaica (PCJ).
(4)	A joint venture with Refidomsa.
(5)	A joint venture with ExxonMobil Co.
(6)	A joint venture with Hess Co.
(7)	A joint venture with Conoco Phillips.
(8)	A joint venture with Neste Oil AB.
(9)	The aggregate refining capacity amount reflects Chalmette Refinery operations prior to its sale in October 2015. As of December 31, 2015, the nominal capacity and the net capacity of PDVSA was 3,083 mbpd and 2,730 mbpd, respectively.
*	Refining capacity is measured by crude distillation capacity. PDVSA does not have a participation in the Sweeny Refinery units that distill crude (atmospheric distillers); however, PDVSA has a participation in two units within the Sweeny Refinery (a vacuum distillation unit and a delayed coker). As a result, we have included the total capacity and the participation in each unit in the crude oil refining capacity table, without including such amounts in the total refining capacity or the participation of PDVSA.

In order to maintain our competitiveness within international markets, we have an intensive Business Plan, which involves large investments in Venezuela and overseas. These investments are made to improve our refining systems and to adapt them to meet environmental regulations and domestic and international product quality requirements. The business refining plan includes projects aimed at manufacturing gasoline and diesel through deep conversion. All investment efforts will support our commercial strategy of market diversification.

Venezuela and the Caribbean. Our refineries in Venezuela are located in Amuay-Cardón (CRP), Puerto La Cruz, El Palito, Bajo Grande and San Roque, with rated crude oil refining capacities of 955 mbpd, 187 mbpd, 140 mbpd, 16 mbpd and 5 mbpd, respectively. We also operate the Isla refinery in Curaçao, which is leased on a long-term basis from the Netherlands-Antilles government through 2019. The Isla refinery has a nominal refining capacity of 335 mbpd. Through these refineries, we produce reformulated gasoline and distillates to meet U.S. and other international regulatory requirements and quality standards. Certain refinery projects which were included in prior business plans, such as: El Palito, Batalla Santa Ines, Petrobicentenario, Cienfuegos refinery enhancement, and construction of Matanzas and Hermanos Diaz refineries, were cancelled due to the decline in oil revenues.

The Amuay-Cardón refinery (CRP) is located in the Península de Paraguaná, in the state of Falcon. Approximately 58% of the products obtained in the Amuay-Cardón refinery are supplied to the Venezuelan market, and 42% are exported to the Caribbean, Central and South America, Europe and Africa. It meets the strictest global standards in its production of oil. Additionally, we are improving the Amuay-Cardón refinery to meet the future standards of the European diesel market, as well as diminishing the production of residue. We have implemented the Proyecto de Expansión de la Unidad de Desintegración Catalítica de Cardón to carry out these goals. On August 25, 2012, an accident occurred at the Amuay-Cardon refinery. As a result of the accident, the level of production for that facility during 2012 was reduced to approximately the same capacity as for 2011.

The products from the Puerto La Cruz refinery are supplied to Venezuelan markets, while the excess surplus of light crude, jet and diesel are exported abroad. Presently the Puerto La Cruz refinery is undergoing a deep conversion project focusing on processing of extra-heavy crude through an expansion project, which will commence in 2015. This project will also include, among other things, the following advancements: the improvement of distillation equipment to maximize their capacity from 187 mbpd to 210 mbpd; the development of an HDHPLUS conversion unit; the development of a hydroprocessing unit; and the construction of storage tanks. The estimated completion date for this project is 2018.

In May 2010, we entered into an agreement with the Dominican Republic for the acquisition of 49% of the shares of the Refinería Dominicana de Petróleo S.A. (REFIDOMSA), which has a 34 mbpd refining capacity and a 130 mbpd storing capacity, for U.S.$135 million. On August 2, 2010, the House of Representatives of the Dominican Republic approved this transaction.

Central and South America. Certain refinery projects which were included in prior business plans, such as: “El Supremo Sueño de Bolivar” in Nicaragua, Refinería Abreu e Lima, in Pernambuco, Brazil and the “Eloy Alfaro Delgado” Pacific Refinery Complex in Ecuador were cancelled due to the decline in oil revenues.

Asia. One refinery is planned in China, the Nanhai refinery to be completed by 2025 with a processing capacity of 380 mbpd. Certain refinery projects which were included in prior business plans, such as: the Shanghai refinery and the Weihai refinery were cancelled due to the decline in oil revenues.

United States. Through our wholly-owned subsidiary, CITGO, we produce light fuels and petrochemicals primarily through our refineries in Lake Charles, Louisiana; Corpus Christi, Texas; and Lemont, Illinois. CITGO is engaged in the refining, marketing and transportation of products such as gasoline, diesel, petrochemicals and lubricants. CITGO’s crude refining capacity is 749 mbpd.

Through the Chalmette refinery, a co-controlled joint venture between PDVSA and ExxonMobil, we had a 50% participation in a 184 mbpd capacity refinery located in Louisiana. The Chalmette refinery has capacity to process upgraded crude produced by the Petromonagas mixed company. Through PDV Chalmette, we had the option to purchase up to 50% of the refined products produced by the Chalmette refinery. On October 31, 2015, PDVSA sold its shares in the Chalmette Refinery.

Our subsidiary PDV Holding and ConocoPhillips participate in a joint-controlled joint venture, Merey Sweeny, which owns and operates a 58 mbpd coker and 110 mbpd vacuum crude distillation unit in ConocoPhillip’s refinery located in Sweeny, Texas. We have entered into long-term supply agreements with ConocoPhillips to supply the Sweeny refinery with heavy acid crude. This business unit comprises a supply ranging from 175 to 190 mbpd of 16° API Merey Crude from Venezuela. The long term supply agreement has a 20-year term at market prices using the Maya benchmark. Merey Sweeny’s income is derived from the payment of an operating fee by ConocoPhillips, plus any income that is generated from the sale of coker to third parties. Currently, we and ConocoPhillips are in disagreement over the ownership of these assets, and ConocoPhillips has exercised a call option to acquire all of our interests in Merey Sweeny.

Through our subsidiary PDVSA V.I., we owned 50% of the shares of the Hovensa refinery, located in the U.S. Virgin Islands. The other 50% of Hovensa’s shares were owned by the Hess Corporation. The Hovensa refinery had a refining capacity of approximately 495 mbpd. We had entered into long-term supply agreements for Mesa/Merey crude with Hovensa. This refinery was strategically located to supply gasoline and lubricants in the markets located in the United States Gulf Coast and the east coast of the United States. Hovensa also received and processed other foreign crude.

Given the unfavorable conditions existing in the international refining market, the management of Hovensa closed the refinery as of February 2012. As a result of preparations to close the refinery, Hovensa experienced operating losses, of which U.S.$474 million correspond to PDVSA’s equity interest in the Hovensa refinery. Currently Hovensa operates as a petroleum storage terminal facility. Since 2015, PDVSA does not hold any interest in this refinery.

Europe. Through Nynäs, a joint venture owned 50% by PDV Europa and 50% by Neste Oil, we own interests in three specialized refineries: Nynäshamn and Gothenburg in Sweden and Dundee in Scotland. Our net interest in crude oil refining capacity in each of these refineries at December 31, 2015 was 15 mbpd, 5 mbpd and 4 mbpd, respectively. The Nynäs refineries are specially designed to process heavy sour crude oil. Nynäs also owns a 25% interest in a refinery in Eastham, England. The Eastham refinery is a specialized asphalt refinery in which our net interest in crude oil refining capacity at December 31, 2015 was 5 mbpd.

The Nynäs refineries in Nynäshamn produce asphalt and naphthenic specialty oils. The Dundee, Gothenberg and Eastham refineries are specialized asphalt refineries. Nynäs purchases crude oil from us and produces asphalt and naphthenic specialty oils, two products for which Venezuelan heavy sour crude oil is particularly well-suited feedstock due to its proportions of naphthenic, paraffinic and aromatic compounds. Asphalt products are used for road construction and various industrial purposes, while naphthenic specialty oils are used mainly in electrical transformers, as mechanical process oils and in the rubber and printing ink industries.

The following table sets forth our aggregate refinery capacity, input supplied by us (out of our own production or bought in the open market), utilization rate and product yield for the three-year period ended December 31, 2015.

Refining Production	At or for the year ended December 31,
	2015		2014		2013
	(mbpd)		(mbpd)		(mbpd)

Total Refining Capacity	3,236		3,267		3,267
PDVSA’s net interest in refining capacity	2,807		2,822		2,822

Refinery input(1)
Crude Oil - Sourced by PDVSA
Light	284	13%	332	15%	312	14%
Medium	596	27%	639	29%	649	29%
Heavy	473	21%	417	19%	454	21%

Sub-total	1,353	61%	1,388	63%	1,415	64%

Crude Oil - Sourced by Others
Light	374	17%	283	13%	241	11%
Medium	15	1%	58	3%	96	4%
Heavy	210	9%	209	10%	191	9%

Sub-total	599	27%	550	26%	528	24%

Other Feedstock
Sourced by PDVSA	155	7%	155	7%	185	8%
Sourced by Others	147	7%	129	6%	107	5%

Total Transfers(5)	(40)	—	(38)	—	(28)	—

Gasoline / Naphtha	(32)	—	(34)	—	(20)	—
Distillate	(8)	—	(4)	—	(8)	—
Lubricants	—	—	—	—	—	—
Others	—	—	—	—	—	—

Sub-total	262	12%	246	11%	264	12%

Total Refining Input
Sourced by PDVSA(2)	1,508	68%	1,543	70%	1,600	71%
Sourced by Others	746	34%	679	32%	635	29%
Transfers	(40)		(38)	-2%	(28)	—

Total refinery input	2,214	100%	2,184	100%	2,207	100%

Crude Utilization(3)	70%		77%		78%

Product Yield(4)
Gasoline / Naphtha	775	—	794	—	773	—
Gasoline / Transferred Naphtha(5)	(32)	—	(34)	—	(20)	—

Total Gasoline/Naphtha	743	34%	760	35%	753	34%

Distillate	488	—	697	—	704	—
Transferred Distillate(5)	(8)	—	(4)	—	(8)	—

Total Distillate	480	22%	693	32%	696	32%

Low Sulfur Residual	316	14%	104	5%	107	5%
High Sulfur Residual	249	111%	316	14%	282	13%
Asphalt / Coke(6)	31	1%	25	1%	25	1%

Naphthenic Specialty Oil	14		13	—	11	—
Transferred Naphthenic Specialty Oil(5)	—		—	—	—	—

Total Naphthenic Specialty Oil	14	1%	13	1%	11	—

Petrochemicals	48	2%	53	2%	57	3%

Others	340		236	11%	297	13%
Transferred Others(5)	—		—	—	—	—

Total Others	340	15%	236	11%	297	13%

Net output	2,221	100%	2,200	101%	2,228	101%
Consumption, net (gain)/loss	(7)	—	(16)	(1)	(21)	—

Total yield	2,214	100%	2,184	100%	2,207	100%

(1)	Our refineries sourced 68%, 70% and 71% of the refineries’ total crude oil requirements from crude oil produced by us in 2015, 2014 and 2013, respectively.
(2)	Includes our interest in crude oil and other feedstock.
(3)	Crude oil refinery input divided by the net interest in refining capacity.
(4)	PDVSA’s participation in the product range.
(5)	Received and shipped goods from and to the international and national refining system.
(6)	Starting in 2011 only asphalt is reported herein. Coke is reflected in other products.

NOTE:	This table includes the capacity, PDVSA’s interest and the crude processing of the Chalmette Refinery, as of the date of its sale in October 2015.

In 2015, we supplied all of the crude oil requirements to our Venezuelan refineries (approximately 863 mbpd), approximately 178 mbpd of crude oil to our leased refinery in Curaçao and an aggregate of 433 mbpd of crude oil to refineries owned by our international subsidiaries or in which we otherwise have an interest (refinery input takes into account our net interest in crude oil). Of the total volumes supplied by us to our international affiliates, approximately 48 mbpd were purchased by us in the global market and supplied to our European affiliates. Additionally, CITGO purchased a total of approximately 204 mbpd of crude oil from us for processing in its refineries.

Marketing

In 2015, we exported 1,950 mbpd of crude oil, or 100%, of our total exports and 475 mbpd of refined petroleum products produced in Venezuela. Exports of crude oil and refined petroleum products to North America amounted to approximately 804 mbpd (or 33% of total exports).

Of our total crude oil exports in 2015, a total of approximately 733 mbpd (38%) was exported to North America, 255 mbpd (13%) to the Caribbean, 4 mbpd (0.2%) to South America, 6 mbpd (0.3%) to Central America, 150 mbpd (7.6%) to Europe, and 802 mbpd (41%) to Asia and other localities.

Of our total refined petroleum products produced in Venezuela in 2015, approximately 594 mbpd were used in the domestic market and approximately 475 mbpd were exported. Of the total exports of refined petroleum products in 2015, approximately 71 mbpd (15%) were sold to North America, approximately 34 mbpd (7%) to South America, approximately 30 mbpd (6%) to the Caribbean, approximately 33 mbpd (7%) to Europe, approximately 13 mbpd (3%) to Africa, approximately 4 mbpd (1%) to Central America, approximately 282 mbpd (60%) to Asia, and approximately 8 mbpd (1%) to other localities.

The following table sets forth the composition and average prices of our exports of crude oil and refined petroleum products from Venezuela for the three-year period ending December 31, 2015.

	For the year ended December 31,
	2015	2014	2013
	mbpd	mbpd	mbpd

Crude oil
Light	114	228	287
Medium	119	85	110
Heavy and extra-heavy	1,717	1,584	1,538

Sub-total crude oil	1,950	1,897	1,935
Third-party Participation in the Orinoco Oil Belt

Refined products
Gasoline/naphtha	56	53	36
Distillates	15	14	6
Fuel oil residual	279	254	284
Other	125	139	164

Sub-total products	475	460	490

Total Exports	2,425	2,357	2,425

	For the year ended December 31,
	2015	2014	2013
	mbpd	mbpd	mbpd

Average Export Price ($/Bl)
Crude oil:
Light crudes	52.90	95.49	106.04
Medium	47.75	85.31	99.94
Heavy	38.94	81.86	95.80
Extra-heavy	42.52	87.98	99.99
Refined products	36.25	90.47	97.49

Average export price	39.98	85.75	99.08

The following table sets forth the geographic breakdown of our exports segregating crude oil and products for the three-year period ended December 31, 2015.

	For the year ended December 31,
	2015		2014		2013
	mbpd	%	mbpd	%	mbpd	%
Crude Oil
North America	733	38	761	40.0	773	40.0
Latin America & Caribbean	265	14	333	17.0	349	18.0
Europe	150	8	109	6.0	87	4.5
Asia & Others	802	41	694	37	726	37.5

Sub-Total Crudes	1,950	100.0	1,897	100.0	1,935	100.0

Refined Products (1)
North America	71	15	76	16	72	14.7
Latin America & Caribbean	68	14	85	18	87	17.8
Europe	33	7	22	5	20	4.0
Asia & Others	303	64	277	61	311	63.5

Sub-total Refined Products	475	100.0	460	100.0	490	100.0

Crude Oil and Refined Products (2)
North America	804	33	837	36	845	34.9
Latin America & Caribbean	333	14	418	17	436	18.0
Europe	183	7	131	6	107	4.4
Asia & Others	1,105	46	971	41	1,037	42.7

Total Crude Oil and Refined Products	2,425	100.0	2,357	100.0	2,425	100.0

(1)	Includes LGNs.
(2)	Excludes PDVSA’s share in the Orinoco Oil Belt joint venture.

Marketing in the United States

Sales of Crude Oil to Affiliates. We supply our international refining affiliates with crude oil and feedstock either produced by us or purchased in the open market. Some of our U.S. affiliates have entered into long-term supply contracts with us that require us to supply minimum quantities of crude oil and other feedstock to such affiliates, usually for two to three years.

The crude contracts between PDVSA and CITGO incorporate price formulas for certain conventional crude types based on widely traded crude oil prices and other hydrocarbon prices plus adjustments for market change. For any other specific heavy crude oils, the price is subject to negotiation on a case-by-case basis. The feedstock agreements between PDVSA and CITGO incorporate market-based naphtha prices from a recognized index adjusted semi-annually.

Some of these contracts provide that, under certain circumstances, if supplies are interrupted, we are required to compensate the affected affiliate for any additional costs incurred in securing crude oil or other feedstock. These crude oil supply contracts may be terminated by mutual agreement, by either party in the event of a material default, bankruptcy or similar financial hardship on the part of the other party or, in certain cases, if we no longer hold, directly or indirectly, 50% or more of the ownership interests in the related affiliate.

Sales of Crude Oil to Third Parties. Most of our export sales of crude oil to third parties, including customers in the United States with which we maintain long-standing commercial relationships, are made at market prices pursuant to our general terms and conditions, and priced in dollars. Among our customers are major oil companies and other medium-sized companies.

Sales of Refined Products. We conduct all our retail sales in the United States through CITGO. CITGO’s major products are light fuels (including gasoline, jet fuel and diesel fuel), industrial products, petrochemicals and lubricants.

CITGO markets gasoline to approximately 405 marketers who in turn sell to approximately 5,500 independently owned and operated CITGO-branded retail outlets located east of the Rocky Mountains, in addition to a company-owned retail outlet that opened in March 2013. CITGO also markets jet fuel directly for use at various airports in South Florida. CITGO’s light fuel marketing activities are supported by an extensive terminal distribution network throughout its service regions. CITGO owns or has equity ownership in 43 refined product storage and transfer terminals located across 21 states of the United States with a total storage capacity of approximately 12 million barrels. In addition, CITGO has access to over 125 third-party and related third-party terminals through exchange, terminaling and other similar arrangements with other major refined product suppliers and terminal operators.

CITGO also produces a diverse range of industrial products, lubricants and petrochemicals, including benzene, cumene, mixed xylenes, toluene, cyclohexane, refinery-grade propylene and solvents. CITGO sells its petrochemicals primarily to large chemical and petrochemical manufacturers for use in the production of plastics, fibers and building materials, including paints, adhesives and coatings. Industrial products are byproducts that are produced or consumed during the refining process. CITGO’s industrial products include sulfur, which is sold to the U.S. and international fertilizer industries; cycle oils, which are sold for feedstock processing and blending; natural gas liquids, which are sold to the U.S. fuel and petrochemical industry for gasoline blending, heating and as feedstocks for petrochemicals; petroleum coke, which is sold primarily in international markets for use as kiln and boiler fuel; and residual fuel blendstocks, which are sold to a variety of fuel oil blenders or other refiners for further processing. CITGO also blends and markets lubricants such as industrial lubricants and automotive oils on a branded basis, with particular penetration in the retail markets for 2-cycle and small engine oil, grease products, metal working fluids and environmentally friendly and food-grade lubricants.

Crude Oil and Refined Product Purchases. CITGO does not own crude oil reserves or production facilities and must therefore rely on purchases of crude oil and feedstocks for its refinery operations. We are CITGO’s largest single supplier of crude oil, and CITGO has entered into supply agreements with us with respect to the crude oil requirements for CITGO’s Gulf Coast refineries. CITGO also purchases crude oil in the market. In addition, to optimize CITGO’s refineries and meet its customers’ demands, CITGO buys and sells gasoline and distillate through bulk sales channels. CITGO’s bulk purchases and sales are with various unaffiliated oil companies and trading companies and allow CITGO to balance location, grade, volume and timing differences between CITGO’s supply sources and demand from its customers.

Marketing in Europe. We supply crude oil to our European affiliates pursuant to various supply agreements. The crude oil that we supply to our European affiliates exceeds, as a percentage of total supply, our aggregate net ownership interest in such entities’ combined refining capacity. In 2013, we supplied to the European refineries in which we held an interest, approximately 34 mbpd of crude oil, of which approximately 27 mbpd were exported from Venezuela and approximately 7 mbpd were purchased in international markets.

Nynäs purchases crude oil from us and produces asphalt and naphthenic specialty oils, two products for which Venezuelan heavy sour crude oil is a particularly well-suited feedstock due to its high content of naphthenic, paraffinic and aromatic compounds. Nynäs does not own crude oil reserves or crude production facilities and, therefore, must purchase crude oil for its refining operations. Nearly all crude oil purchased by Nynäs is supplied by us pursuant to long-term supply contracts. We only supply Nynäs with high sulfur, extra-heavy crude oil.

Nynäs markets asphalt products through an extensive marketing network in several European countries. Nynäs markets its naphthenic specialty oils throughout Europe, Africa, the Middle East, Australia, North America, Latin America and Asia and the distillates that it produces are either sold as fuel or further processed into naphthenic specialty oils. Nynäs distributes its refined products primarily by a terminal network, specialized bitumen ships, rail tanks and trucks.

Marketing in Latin America and the Caribbean. We have been pursuing a commercial strategy based on integration of the oil and gas industries in Latin America and the Caribbean that entails the completion of several projects in countries located in the region within the scope of the PetroAmerica initiative. This initiative proposes the establishment of cooperation and integration agreements and the utilization of the resources and potential of Latin American and Caribbean nations, in order to support the socio-economic development of the Latin American and Caribbean population.

In 2005, we created PDVSA-Cuba in order to promote refining and marketing businesses in the Caribbean area. During 2006, we supplied, under special terms, crude oil and refined products to Caribbean and Central American nations through the Petrocaribe Energy Cooperation Agreement and the Caracas Energy Cooperation Agreement.

Marketing in Venezuela. The following table shows our sales of refined petroleum products and natural gas to the Venezuelan domestic market.

	For the year ended December 31,
	2015	2014	2013
	(mbpd, unless otherwise indicated)

Refined Products:
Liquefied natural gas	86	90	91
Motor gasoline	259	283	299
Diesel	208	239	249
Other	41	51	64

Total refined products	594	663	703

Natural gas (mmcf)	1,633	1,388	1,432
Natural gas in boe	278	231	247

Total hydrocarbons in boe	872	894	950

Since 1993, the Venezuelan government has allowed private sector participants to market lubricants in Venezuela.

The retail price for vehicle gasoline is set by the Venezuelan government and represents approximately 3% of the export price for vehicle gasoline in 2013. In accordance with MINPEM’s resolution, PDVSA has discounted from royalties expenses the difference between the settlement price of production taxes and U.S.$40 per barrel of the volumes sold at regulated price to the domestic market.

Pursuant to the Liquid Fuel Domestic Market Deregulation Law (Ley de Apertura del Mercado Interno de Combustibles Líquidos), enacted in 1998, private domestic and international third parties were permitted to participate in marketing activities in Venezuela. However, since 2008, after the Organic Law for the Reorganization of the Liquid Fuel Domestic Market (Ley Orgánica de Reordenamiento del Mercado Interno de Combustibles Líquidos) was enacted, Venezuela, through us, assumed all of the oil marketing activities in the country.

Gas

According to a comparative study published by Petroleum Intelligence Weekly on November 2015, we are the sixth largest owner of proved gas reserves in the world and the largest owner of proved gas reserves in Latin America. The total amount of proven natural gas reserves amounted to 201,349 bcf reserves at the end of 2015. Our total sales of natural gas in the Venezuelan market amounted to 278 mbpd for the year ended December 31, 2015.

Capital Expenditures

The following table sets forth our actual capital expenditures by geographic locations for fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013:

	For the year ended December 31,
	2015	2014	2013
	(in millions of U.S. dollars)
Venezuela	17,191	24,418	22,898
United States	501	336	296
Other Countries	414	297	336

Total	18,106	25,051	23,530

PDVSA’s estimated capital expenditures for 2016 are of U.S.$7,876 million and Bs. 209,145 million and for 2017 are of U.S.$13,622 million and Bs. 442,458 million. PDVSA expects to fund these capital expenditures with cash on hand, cash flow from operations and borrowings under our existing facilities as well as the capital markets.

Overview of Main Projects Wholly-Owned by PDVSA

Certain projects which were included in prior business plans, such as: the Calidad de Gas al Mercado Interno Project, the Jose Fifth Train Project, the Sistema Nor Oriental de Gas (SINORGAS) Project, the IV Tren San Joaquin Project, the Expansion Project at the El Palito Refinery and the New Refinery Project of Batalla Santa Ines, were cancelled due to the decline in oil revenues.

Morichal, San Tomé and Junín Sur. The main objective of this project is to develop the underground and surface production plans to enhance the average production of the districts affected by the project, in order to achieve a 796 mbpd average oil production (with a maximum production expected for 2019 of 824 mbpd) and a 596 mmcfd average gas production. The estimated investment in this project is U.S.$25,784 million. As of December 31, 2015, approximately 44% of this project has been completed and the total investment in the project has amounted to U.S.$6,237 million.

The Anaco Gas Project. The objective of the Anaco Gas Project is to build infrastructure for the development of gas reserves in order to supply the Venezuelan domestic market. The project requires developing gas handling facilities for 180 mmscfd and the cost for such development is Bs. 492 million. As of December 31, 2015, approximately 65% of this project has been completed and the total investment in the project has amounted to U.S.$3,710 million.

The Mariscal Sucre Gas Project. The Mariscal Sucre Natural Gas project aims to develop and exploit reserves of non-associated offshore gas and condensate in the North Paria Fields (the five fields of Rio Caribe, Mejillones, Mejillones South, Patao and Dragon) in the north coast of Venezuela. The project includes an off shore platform, gas gathering systems, a gas pipeline, gas facilities and a gas conditioning plant to deliver gas production to the domestic market.

The remaining investment required for the development of the offshore fields and the associated infrastructure is estimated at U.S.$10,302 million and Bs. 12,943 million. At the moment, PDVSA is in conversations with major companies to develop Phase 1 (Dragon Field) and Phase II (Patao, Mejillones and Rio Caribe fields) in joint ventures. As of December 31, 2015, the total investment in this project has amounted to U.S.$9,024 million.

Gasificación Nacional Project. The objective of this project is to install gas distribution facilities throughout the 23 states of Venezuela. The completion of this project is scheduled for 2025 and approximately 202,000 families will benefit from the project. As of December 31, 2015, approximately 45% of this project had been completed and the total investment in the project amounted to U.S.$111 million and Bs. 8,089 million.

Auto Gas Project. This project, commenced in 2006, is aimed at reducing the domestic gasoline demand by creating vehicle natural gas dispatch facilities and converting vehicles to dual fuel engines on a national scale.

The project’s goals include the construction 473 new compressed natural gas (CNG) stations and the reactivation of 141 existing CNG stations, as well as the construction and outsourcing of more than 200 vehicle conversion centers. Completion of this project is scheduled for 2025 and the total estimated investment in this project is expected to be U.S.$2,189 million.

The Pirital I Project. This project consists of the construction and use of a deep extraction facility for ethanol and NGL with a processing capacity of 1,000 mmcfd, together with the transportation of products for local consumption in Pirital, in the state of Monagas. The completion of this project is expected to be in 2021. The estimated cost of this project is U.S.$3,684 million. As of December 31, 2015, approximately 8% of this project had been completed and the total investment in this project amounted to U.S.$95 million.

Deep Conversion Project at Puerto La Cruz Refinery. The Deep Conversion project at Puerto La Cruz refinery involves the revamping of distillation units DA-1 and DA-2 in order to process 80 and 90 mbpd of Merey heavy crude oil, respectively, and 40 mbpd of Santa Bárbara 40° API. The project also involves the construction of a 130 mbpd vacuum distillation unit and a 50 mbpd deep conversion plant based on Venezuelan HDHPLUS® technology. The refinery is expected to lead to minimum production of residuals, as well as increased production of gasoline, jet A-1, diesel, all in compliance with international environmental quality standards. The basic engineering efforts have commenced.

The estimated capital investment for the project is U.S.$6,986 million. The completion of this project is scheduled for 2018. As of December 31, 2015, approximately 42.72% of this project had been completed and the total investment in the project amounted to U.S.$5,972.32 million.

Deep Extraction Plant (Soto). The operation of the deep extraction plant at Soto involves the development of a liquid extraction module to supply raw material for the Parque Industrial Petroquimico to process 200 mmcfd of natural gas in Anaco and San Tome, which will increase the production of liquefied natural gas by 15 mbpd. As of December 31, 2015, approximately 35% of this project had been completed and the total investment in the project amounted to U.S.$408 million.

Transportation and Infrastructure

Certain projects which were included in prior business plans, such as: construction of the Araya facility and the construction of the storage terminal in the Orinoco River region, were cancelled due to the decline in oil revenues.

Pipelines and Storage. We have an extensive transportation network in Venezuela consisting of approximately 2,771 km of crude oil pipelines. These pipelines connect production areas to terminal facilities and refineries. We have a network of gas pipelines in Venezuela totaling approximately 12.572 km. Our network is comprised of the Western and East Central systems, stretching from Lake Maracaibo, Zulia to Punto Fijo, Falcón and from Puerto Ordaz, Bolívar to Barquisimeto, Lara. We also have a network of 1,144 km of products pipelines with a total flow capacity of approximately 379 mbpd.

We maintain total crude oil and refined petroleum products storage capacity of approximately 30 mmbls and 74 mmbls, respectively, in Venezuela including tank farms, refineries and shipping terminals, of which approximately 16.3 mmbls are available at our refineries. Our terminal facilities are comprised of nine maritime ports as well as two river ports.

In addition to the storage and terminal facilities in Venezuela, we maintain storage and terminal facilities in the Caribbean, located in Bonaire and Curaçao, with an aggregate storage capacity of 24.2 mmbls as of December 31, 2015. The Curaçao oil terminal, which is leased from the Netherlands Antilles government, had a storage capacity of approximately 6.4 mmbls at December 31, 2015.

United States. CITGO owns and operates a crude oil pipeline and three products pipeline systems. CITGO and CITGO Holding have an equity interest in one crude oil pipeline company and four refined product pipeline companies.

Europe. Through equity interests in Nynäs AB, PDVSA refines crude oil, and commercializes and transports asphalt products, specialized lubricants and other refined products.

Shipping. As of December 31, 2015, PDV Marina, our wholly-owned subsidiary, owned and operated 26tankers with a total capacity of approximately 127,546 tdwt with an average age at December 31, 2015 of approximately 14 years.

Research and Development

INTEVEP S.A. is our wholly-owned subsidiary responsible for research and technology support. INTEVEP S.A. focuses on generating integral technological solutions, particularly relating to exploration and production activities, refining and industrialization. INTEVEP also develops new technologies and promotes cooperation and integration with the Venezuelan scientific community. For example, in 2014 INTEVEP S.A. culminated geochemical modeling 1D, 2D and 3D part of the basin of the Golfo of Venezuela and North of Paria allowing the estimate of potential oil in the area of the Gulf of Venezuela by identifying existing oil systems and proposing possible new prospects in the area to contribute to certification opportunities (Barracuda and Snook, among others) with expectations in the order of 18 TSCF gas condensate and 1,999 MBbl. Cardon IV reaches the first gas reserves of America and fifth in the world. Also, contributed in the engineering pipeline which will transport submarine Dragon 300 MSCFD from the Dragon field to PAGMI in Guiria. Additionally, assistance replacement catalysts unit (HDT) Petropiar upgrader with increased production of 20 KBD. As of December 31, 2015, INTEVEP S.A. has a portfolio of 41 projects.

As a result of its technological development, during 2011, PDVSA approved additional guidelines in the areas of pollution and toxic substances. These guidelines have influenced PDVSA’s and its affiliates’ discovery of 16 new inventions and the registration of 49 new patents and 7 new trademarks to date.

Environmental and Safety Matters

Environment and Occupational Health. We and our subsidiaries are subject to a complex environmental and occupational health regulation framework. Under this framework, we and our subsidiaries may be required to make significant expenditures to modify our facilities and to prevent or remedy the effects of waste disposal, pollutant spills, and accidents on the environment and the population’s health.

We are taking important steps to prevent risks to the environment, the population’s health, and the integrity of our installations. During 2012 and 2013, we continued the implementation of our company-wide Integral Risk Management System (SIR-PDVSA®). The system is based on international practices and standards, such as ISO 14001 for Environmental Management, ISO 18000 and British Standard BUSINESS 8800 for health, and the Occupational Safety and Health Administration (OSHA)’s and American Petroleum Institute (API) for process safety.

We have invested U.S.$42 million to complete the implementation of SIR-PDVSA®. In addition, we are undertaking an investment plan to comply with Venezuelan environmental laws under which U.S.$88 million was invested during 2011, U.S.$115 million was invested during 2012 and U.S.$56 million during 2013. In addition, CITGO plans to invest approximately U.S.$477 million for projects managing environmental risks between 2013 and 2018.

As part of our environmental responsibility initiative, we have also instituted a plan to recover oil pits that were left behind from oil exploration and other environmental liabilities generated until 2004. Oil pits are excavations made on the soil surface to store oil sludge and drilling cuts. The plan includes the recovery, recycling and transformation of the disposed waste, including abandoned installations, in order to convert them into financial and environmental assets. The plan was first implemented in 2001 and had an expected duration of twelve years, but its implementation will continue until the elimination of the national inventory of environmental liabilities. In 2015, 343 oil pits were sanitized and closed. As of December 31, 2015, the total amount of sanitized and closed oil pits was 6,403. In 2015, 2014 and 2013, we registered remediation and restoration expenses having an aggregate amount of U.S.$209.93 million, U.S.$73.50 million and U.S.$56.25 million, respectively. As of December 31, 2015,

CITGO Holding’s non-current liabilities included an environmental accrual of U.S.$160 million compared with U.S.$158 million as of December 31, 2014. CITGO Holding estimates a possible additional loss of U.S.$67 million as of December 31, 2015 in connection with environmental matters.

Our subsidiary CITGO is subject to numerous state and federal environmental statutes, including the federal Clean Air Act, which includes the New Source Review (“NSR”), National Emission Standards for Hazardous Air Pollutants (“NESHAPS”), the Risk Management Program (“RMP”) as well as the Title V Air Permitting Program; the federal Clean Water Act, which includes the National Pollution Discharge Elimination System program; the Toxic Substances Control Act; and the federal Resource Conservation and Recovery Act; the Comprehensive Environmental Response Compensation and Liability Act (“CERCLA”), and their equivalent state programs. CITGO is required to obtain permits under most of these programs and believes it is in material compliance with the requirements of the programs and terms of these permits. When the U.S. Environmental Protection Agency or a state enforcement agency issues a Notice of Violation under any applicable program, CITGO investigates and analyzes the allegations and engages the agencies to determine the appropriate resolution, which may involve taking remedial or corrective actions, and the payment of negotiated penalties if appropriate.

On February 4, 2012, two surface pipelines in the Venezuelan state of Monagas ruptured, resulting in a spill of light crude oil. The resulting oil spill spread over a distance of approximately 0.5 km to the Guarapiche River. A water treatment plant that treats water from the Guarapiche River and provides such water to residents of certain areas of the state of Monagas was temporarily shut down while PDVSA contained and conducted a clean-up of the oil spill. During such shut down, PDVSA distributed potable water to residents of the affected areas. In consultation with experts, PDVSA deployed containment barriers and equipment for purposes of containing and removing the oil. After containing the spill, PDVSA worked to remediate the affected water and soil. The clean-up of the spill and the restoration of the water supply to affected residents was completed within forty days of the incident.

Since May 2012, the following changes to PDVSA’s environmental safety initiatives have occurred: (i) PDVSA has increased the number of environmental indicators certified by KPMG; (ii) PDVSA has engaged in the development of the subsoil injection of waste, which has allowed PDVSA to safely dispose of approximately 650,000 barrels of mud and industrial water; (iii) PDVSA has designed and implemented new plans to address oil spills; (iv) PDVSA has commenced 4 environmental projects in different facilities throughout Venezuela; and (v) PDVSA has incorporated additional environmental policies to seven projects to be developed by PDVSA.

Safety. As part of our operational plan, we have also taken steps to assure the integrity of people’s health and installations, including, without limitation, revising technical safety standards to meet the terms of new regulations, technologies and best practices; visualizing and analyzing new trends and technologies in safety matters, and investing in safety equipment for several of our subsidiaries.

Amuay. On September 9, 2013, PDVSA disclosed the results of its investigation related to an event that occurred at the Amuay Refinery in August 2012, which results were published on PDVSA’s website. The investigation concluded that on August 24, 2012, a massive leak of flammable gas olefins was released into the atmosphere due to the opening of the flange between the header and suction pump P2601 of the suction pit located in Block 23 at the Amuay Refinery. The investigation concluded that this leak was due to the tampering and sabotage of retaining studs for pump P2601. Due to the weather conditions that day (low wind speed and high humidity), the cloud of gas that escaped from the flange of the pump P2601 moved in a southeast direction toward the base of Detachment 44 of the Bolivarian National Guard and was ignited in the early hours of the morning of August 25, 2012, when a vehicle at the Bolivarian National Guard base was started during the evacuation of the troops. The fire caused fatalities, injuries and property damage to third-party infrastructure and the tank farms of the Amuay Refinery. PDVSA immediately took the appropriate action to control and extinguish the fire in order to prevent greater damages to surrounding communities, to processing plants and to other areas of the Amuay Refinery. The fire was extinguished in its entirety on August 28, 2012. PDVSA estimates that the economic losses and associated costs of the incident are approximately U.S.$1.1 billion. According to the preliminary reports of the incident, the insurance policies taken by PDVSA cover all the expenditures necessary to restore the affected assets and meet PDVSA’s commitment to Venezuelan communities, except for U.S.$87 million (Bs. 374 million) relating to the deductible portion of the expense and risk assumed by PDVSA. This amount was accounted for in the operating expenses of the consolidated statement of comprehensive income for the year ended December 31, 2012.

Legal Proceedings

PDV Sweeny and ConocoPhillips Company

On February 25, 2010, PDV Sweeny, Inc. (“PDV Sweeny”) and PDV Texas, Inc. (“PDV Texas”) filed a request for arbitration with the International Chamber of Commerce (the “ICC”) against ConocoPhillips Company (“ConocoPhillips”) and Sweeny Coker Investor Sub, Inc. (“Sweeny Sub”), in connection with the exercise of a call option by ConocoPhillips and Sweeny Sub to purchase the interests of PDV Sweeny and PDV Texas in the joint venture for no consideration (the “Call Option Arbitration”). PDV Sweeny and PDV Texas seek an award declaring, among other things, that the exercise of the call option was invalid and ineffective and that they are entitled to their interests in the joint venture. Thereafter, on August 16, 2010 (amended on September 29, 2010), ConocoPhillips filed a request for arbitration with the ICC against PDVSA and its wholly-owned subsidiary PDVSA Petróleo, S.A., alleging that PDVSA Petróleo, S.A., breached an obligation under a crude oil supply agreement to participate in a joint calculation of an adjustment to the price of crude oil for the second half of 2008, and all of 2009, and that as a result ConocoPhillips suffered damages in excess of U.S.$242 million, and further alleging that PDVSA, as guarantor, had an obligation to indemnify ConocoPhillips for such damages (the “Lookback Adjustment Arbitration”). On December 17, 2010, an arbitral tribunal granted the request of PDVSA and its affiliates to consolidate the Call Option Arbitration and the Lookback Adjustment Arbitration. On February 4, 2011, ConocoPhillips resubmitted its claim related to the Lookback Adjustment Arbitration as a counterclaim and submitted two additional counterclaims, alleging that PDVSA Petróleo, S.A., under a crude oil supply agreement and PDVSA as guarantor were liable for damages caused by their failure to supply crude oil during the months of January, March, April, June, July and August 2009, in excess of U.S.$16 million, as well as damages caused by demurrage, in excess of U.S.$3.3 million. On May 3, 2011, the tribunal and the parties signed the terms of reference, and on May 26, 2011, the tribunal issued a procedural order, establishing a schedule for the arbitration. In accordance with that procedural order, PDVSA and its affiliates submitted their Statement of Claim on August 3, 2011, and the Statement of Defense and Counterclaim was filed on December 20, 2011. A hearing was conducted in December 2012. A partial award was issued by the tribunal on April 14, 2014 and a final award on August 18, 2014. Under the partial award, the tribunal dismissed the claims by PDVSA and its affiliates, declaring that ConocoPhillips properly exercised the call option and thereby validly acquired the interests of PDV Sweeny and PDV Texas in the joint venture. With respect to the counterclaims by ConocoPhillips, under the partial award, the tribunal declared that PDVSA Petróleo and PDVSA are jointly and severally liable to ConocoPhillips for approximately U.S.$5 million in damages arising out of their failure to supply crude oil during the months of April, June and July 2009, and dismissed all other counterclaims except for claims for legal costs of the arbitration and pre- and post-award interest. Under the final award, the tribunal declared that PDVSA and its affiliates are jointly and severally liable for approximately U.S.$3.7 million in legal costs plus pre-award interest and post-award interest.

On July 11, 2014, PDV Sweeny and PDV Texas filed a petition with the United States District Court for the Southern District of New York (the “District Court”) against ConocoPhillips and Sweeny Sub, seeking to vacate the portion of the partial award that dismissed the call option claim and declared that ConocoPhillips had properly exercised the call option and validly acquired the joint venture interests of PDV Sweeny and PDV Texas (the “Petition to Vacate”). On August 29, 2014, ConocoPhillips and Sweeny Sub filed their opposition to the Petition to Vacate, as well as a cross petition to confirm the partial and final awards in their entirety (the “Cross Petition”). On September 29, 2014, PDV Sweeny and PDV Texas filed their reply, and on October 6, 2014, ConocoPhillips and Sweeny Sub filed their reply. On September 1, 2015, the District Court issued a decision denying the Petition to Vacate and granting the Cross Petition and judgment was entered that same day.

On September 23, 2015, ConocoPhillips and Sweeny Sub filed a motion with the District Court seeking an order that the judgment be amended to include both the partial and final awards, reflecting all of the sums that were awarded in their favor under both of those awards, approximately U.S.$10.7 million. On October 2, 2015, PDV Sweeny and PDV Texas filed an opposition, and on October 7, 2015, respondents filed their reply. On December 21, 2015, the District Court issued a decision granting the motion of ConocoPhillips and Sweeny Sub to amend the judgment, but stated that the corrected judgment does not alter whatever liability the awards assigned to PDV Sweeny and PDV Texas. Accordingly, on December 22, 2015, a corrected judgment was entered, reflecting all of the sums that were awarded in favor of ConocoPhillips and Sweeny Sub under both of the awards and stating that the entitlement of ConocoPhillips and Sweeny Sub to those sums is subject to the conditions specified in the awards.

PDV Sweeny and PDV Texas have paid all of the sums they owe under the corrected judgment, a total of approximately U.S.$4 million. Accordingly, on February 16, 2016, ConocoPhillips and Sweeny Sub filed with the District Court a satisfaction of judgment reflecting that PDV Sweeny and PDV Texas had fully satisfied their payment obligations under the corrected judgment.

In the interim, on January 15, 2016, PDV Texas and PDV Sweeny appealed to the United States Court of Appeals for the Second Circuit (as used in this paragraph, the “Court of Appeals”) the denial of the Petition to Vacate and the grant of the Cross Petition insofar as it confirmed the portion of the partial award that declared the exercise of the call option by ConocoPhillips to have been valid. In accordance with an order by the Court of Appeals, dated February 16, 2016, PDV Texas and PDV Sweeny filed their opening appellate brief on April 27, 2016. ConocoPhillips and Sweeny Sub filed their response on June 28, 2016, and PDV Texas and PDV Sweeny filed their reply on July 12, 2016. The Court of Appeals has yet to set a date for oral argument.

Opic Arbitration

On November 19, 2010, Opic Karimun Corporation (“Opic”) filed a request for arbitration before the International Court of Arbitration of the International Chamber of Commerce in New York, against Corporación Venezolana del Petróleo, S.A. (“CVP”) and PDVSA under the exploration at risk and profit sharing association agreements relating to the Gulf of Paria East and Gulf of Paria West (the “Gulf of Paria Agreements”) and PDVSA’s guaranties of CVP’s obligations thereunder. Opic alleges that PDVSA and CVP are liable under a variety of theories, including breach of the Gulf of Paria Agreements and the guaranties, and seeks damages in the amount of approximately U.S.$200 million as a result of the migration process of 2007 in accordance with Decree-Law 5.200. On January 14, 2011, PDVSA and CVP filed their answer to the Request for Arbitration. Thereafter, following the constitution of the arbitral tribunal and the establishment of the terms of reference, the parties have submitted their initial briefs and have engaged in document production.

A pre-hearing briefing on the matter was completed on December 14, 2012 and a hearing on the merits was held on January 21, 2013 through January 28, 2013. The parties submitted their post-hearing briefs on March 15, 2013. Thereafter, the Secretariat of the ICC informed the parties that the ICC International Court of Arbitration has extended the time limit for rendering the award until November 29, 2013. An award was issued on November 11, 2013, pursuant to which PDVSA was ordered to pay U.S.$81 million. PDVSA has not made any payments on this award.

Helmerich & Payne International Drilling Co. and Helmerich & Payne de Venezuela C.A.

On September 23, 2011, Helmerich & Payne International Drilling Co. (“H&P-IDC”) and Helmerich & Payne de Venezuela C.A. (“H&P-V”, together with H&P-IDC, the “Plaintiffs”), filed a lawsuit against the Bolivarian Republic of Venezuela, PDVSA and PDVSA Petróleo (collectively, the “Defendants”) before the United States District Court for the District of Columbia (the “District Court”), seeking recovery of damages for the alleged expropriation of H&P-V’s assets in Venezuela (the “expropriation claim”) and for breach of contract for the alleged failure to make payments under ten drilling contracts entered into between H&P-V and PDVSA Petróleo (the “contractual claims”). The complaint alleges that payments are due under the contracts in the amount of U.S.$32 million and seeks damages for an unspecified amount on all claims. On August 31, 2012, Defendants filed motions to dismiss the complaint; on February 22, 2013, Plaintiffs filed their opposition; and on April 15, 2013, Defendants filed their reply. On July 15, 2013, the District Court heard oral argument, and on September 20, 2013, it rendered its decision, dismissing H&P-V’s expropriation claim but refusing to dismiss H&P-IDC’s expropriation claim and H&P-V’s contractual claims.

Both the Plaintiffs and the Defendants appealed to the United States Court of Appeals for the District of Columbia Circuit (as used in this paragraph, the “Court of Appeals”), and both appeals were subsequently consolidated. In accordance with an order by the Court of Appeals; on May 12, 2014, Defendants filed their opening brief; on July 11, 2014, Plaintiffs filed their opening brief; on August 25, 2014, Defendants filed their reply brief;

and on September 24, 2014, Plaintiffs filed their reply brief. On January 26, 2015, the Court of Appeals held oral argument, and on May 1, 2015, it rendered its decision, reversing the dismissal of H&P-V’s expropriation claim and affirming the refusal to dismiss H&P-IDC’s expropriation claim but dismissing H&P-V’s contractual claims. Subsequently, Defendants sought rehearing and rehearing en banc, and the Court of Appeals denied those petitions on July 30, 2015.

Thereafter, both the Plaintiffs and the Defendants filed petitions for certiorari with the Supreme Court of the United States (the “Supreme Court”). On February 29, 2016, the Supreme Court invited the Solicitor General of the United States (the “Solicitor General”) to file briefs expressing the views of the United States as to whether the petitions for certiorari should be granted. On May 24, 2016, the Solicitor General filed amicus briefs recommending that the Supreme Court partially grant Defendants’ petition for certiorari and deny Plaintiffs’ petition for certiorari in its entirety.

In the interim, on October 19, 2015, the District Court issued an order, establishing a schedule for jurisdictional discovery and further briefing. In accordance with that schedule, from November 2015 until June 28, 2016, the parties engaged in jurisdictional discovery.

On June 28, 2016, the Supreme Court partially granted Defendants’ petition for certiorari, but did not decide Plaintiffs’ petition for certiorari, which petition remains pending. In light of the Supreme Court’s grant of certiorari, on June 28, 2016, the District Court stayed all proceedings before it, including jurisdictional discovery, until after the Supreme Court renders a decision on the issues before it.

On August 19, 2016, Defendants filed their opening brief on the merits with the Supreme Court. Plaintiffs are to file their response on September 26, 2016, and Defendants are to file their reply on October 24, 2016. The Supreme Court has yet to set a date for oral argument.

PDVSA Servicios, S.A. v. Petrosaudi Oil Services (Venezuela) LTD

On August 28, 2015, PDVSA Servicios, S.A. (“PDV Servicios”) filed a request for arbitration under the UNCITRAL Rules against Petrosaudi Oil Services (Venezuela) Ltd. (“Petrosaudi”), in relation to a drilling services agreement between the companies dated September 9, 2010. PDV Servicios claims relate to the payment of several invoices delivered by Petrosaudi under the services agreement, alleging that such invoices do not reflect the terms and conditions contained in the agreement.

On March 22, 2016, the arbitral tribunal held a first preliminary hearing. On March 24, 2016, the arbitral tribunal issued its first partial award, where it upheld several claims raised by PDV Servicios in its allegations. This award permitted PDV Servicios to no longer abide by the “pay now, argue later” provision contained in the services agreement.

On May 16, 2016, Petrosaudi submitted its statement of defense and counterclaim. Although Petrosaudi has yet to set a sum of damages in connection with its counterclaims, it is expected that damages may reach up to approximately U.S.$150,000,000.00. An additional preliminary hearing took place during July 2016, and a final hearing on the merits is set to take place in December 2016.

Crystallex International Corp. v. Bolivarian Republic of Venezuela

On February 16, 2011, Crystallex International Corp. (“Crystallex”) commenced an arbitration against the Bolivarian Republic of Venezuela, before the International Centre for Settlement of Investment Disputes (ICSID), for the amount of U.S.$3,417 million, plus costs and interest, claiming an alleged infringement of the Bilateral Investment Treaty between Venezuela and Canada. On April 4, 2016, the arbitral tribunal issued an arbitral award granting Crystallex damages in the amount of U.S.$1,200 million (plus interest).

On April 7, 2016, Crystallex filed a request for confirmation of the arbitral award before the United States District Court for the District of Columbia, which was the seat of arbitration. Venezuela has opposed confirmation of the award and filed a motion seeking to vacate the award pursuant to the Federal Arbitration Act. In this proceeding, Crystallex has also moved that Venezuela be ordered to provide a prejudgment bond in the amount of the award. Venezuela has opposed the motion.

Crystallex has asserted that it has filed requests for recognition and enforcement of the award in several other jurisdictions, including Canada. On July 20, 2016 the Superior Court of Justice of Ontario, Canada issued an order recognizing and permitting enforcement of the award.

On April 12, 2016, PDVSA’s affiliate, PDVSA Services B.V. was notified by the Court of The Hague that PDVSA’s ownership interests of the following European affiliates have been subject to attachment: Propernyn B.V., PDV Europa B.V. and PDVSA Services B.V. for an amount of U.S.$1,526 million, based on the allegation that PDVSA is jointly and severally liable for the debts of the Bolivarian Republic of Venezuela. PDVSA objected to such claim and will file before the court a brief during the first quarter of 2017. The embargo of these shares has not resulted in any expenditure or the suspension of activities of any of PDVSA’s affiliates.

In addition, Crystallex has sued PDVSA, PDV Holding, and CITGO Holding in U.S. district court in Delaware claiming that a U.S.$2.2 billion dividend made by CITGO Holding in February 2015 was a fraudulent conveyance. Motions to dismiss have been filed and argued by the defendants. The trial court has not yet ruled on the motions.

Some creditors have, in recent years, used litigation tactics against several sovereign debtors, to attach assets of state-owned entities located outside the relevant jurisdiction or interrupt payments made by these. While PDVSA and its subsidiaries are entities with a legal personality separate from the Bolivarian Republic of Venezuela, PDVSA cannot guarantee that a creditor of the Bolivarian Republic of Venezuela will not be able to interfere with the Exchange Offers, the Collateral or payments made under the New Notes, through an attachment of assets, injunction, temporary restraining order or otherwise.

Phillips 66 v. Petróleos de Venezuela, S.A. and PDVSA Petróleo, S.A.

On March 24, 2015, Phillips 66 filed an arbitration request against PDVSA and PDVSA Petróleo before the Court of Arbitration of the International Chamber of Commerce in New York, in relation to the claim of the Look Back Adjustment under the Crude Oil Supply Modifying Agreement (“COSA”) asserting that PDVSA and PDVSA Petróleo owed Phillips 66 U.S.$250 million, which must be deducted from the price of future purchases of crude oil delivered under the COSA. The Look Back Adjustment is a review of the look back competitiveness of the crude oil supplied under the COSA. The periods at issue are the last half of the year of 2008 and the entire year of 2009. The hearing took place from April 4 through April 6, 2016, in New York.

On August 26, 2016, the arbitral tribunal rendered its final award. In accordance with article 12.3 of the COSA, the tribunal accepted, without any further adjustment, the proposal by PDVSA and PDVSA Petróleo, which was to revise the total amount of the aggregated look back adjustment amounts to U.S.$66.8 million, corresponding to the periods at issue, which will be deducted from future invoices. The tribunal also ruled that Phillips 66 must reimburse PDVSA and PDVSA Petróleo the prepayment of U.S.$325,000, plus applicable costs and fees for an amount of U.S.$1,572,833.99.

Frescati Shipping, et al. v. CITGO et al.

In November 2004, the Athos I, a merchant tanker, struck a submerged anchor in the public channel of the Delaware River near Paulsboro, New Jersey and released crude oil owned by CITGO Asphalt Refining Company (“CARCO”), a wholly-owned subsidiary of CITGO. Frescati Shipping Company Ltd. (“Frescati”), the owner of the Athos I, filed suit against CARCO in the U.S. District Court for the Eastern District of Pennsylvania for over U.S.$125 million in oil spill recovery and cleanup costs. In 2008, CITGO was also sued in the same court by the U.S. federal government, which was seeking to recover U.S.$87 million it paid out of the Oil Spill Liability Trust Fund to Frescati for its costs in responding to the oil spill. The cost of the entire cleanup and damages was approximately U.S.$268 million.

Although CITGO does not believe CARCO had any liability for the oil spill, it entered into an agreement with the U.S. federal government to cap CITGO’s potential damages at U.S.$124 million if it were to lose the Frescati lawsuit, with interest the amount is approximately U.S.$210 million.

On April 12, 2011, the U.S. District Court found that neither CARCO nor CITGO was liable for any damages or cleanup expenses. On June 10, 2011, the plaintiffs filed an appeal of the verdict in CARCO’s favor with the U.S. Court of Appeals for the Third Circuit. The U.S. Court of Appeals issued its decision on May 16, 2013 in which it reversed the trial court’s decision and remanded the case for additional findings of fact. On July 1, 2013, CITGO filed a petition for rehearing with the U.S. Court of Appeals, which was denied on July 12, 2013. CITGO then filed an appeal of that decision with the U.S. Supreme Court, and on February 24, 2014, the U.S. Supreme Court denied CITGO’s petition for a writ of certiorari.

The trial on remand was held in the U.S. District Court in 2015, and on July 25, 2016, the judge issued its opinion and preliminary order in favor of Frescati and the U.S. federal government for U.S.$100 million plus U.S.$20 million of prejudgment interest. CITGO intends to appeal the judgment to the Third Circuit. Legal proceedings over insurance coverage for these damages, which had been stayed pending this decision, will resume this year. CITGO does not believe that the resolution of this matter will have a material adverse effect on its financial condition or results of operations.

Other Claims; Allowances for Contingencies

As of December 31, 2015, we were subject to other legal claims and procedures in the ordinary course of business having an aggregate amount of U.S.$3,159 million.

As of December 31, 2015 and December 31, 2014, we registered allowances for contingences having an aggregate amount of U.S.$1,244 million and U.S.$4,274 million, respectively.

MANAGEMENT AND EMPLOYEES

Directors and Senior Management

In accordance with our charter, we are primarily managed by our Board of Directors and secondly by our president. Our Board of Directors is responsible for convening our shareholders’ meetings, preparing our year-end accounts, presenting our year-end accounts at our shareholders’ meetings and reviewing and monitoring our economic, financial and technical strategies and procedures.

Our Board of Directors consists of eleven members: a president, two vice presidents, five internal directors and three external directors. Our Board of Directors is directly appointed by the President of Venezuela for an initial term of two years, which may be extended indefinitely until a new board of directors is appointed. Our Board of Directors meets weekly and, from time to time, when summoned by our president.

Pursuant to our charter, our president has broad powers to act on our behalf and to represent us in our dealings with third parties, subject only to the authority expressly reserved to our Board of Directors or to our general shareholders’ meeting. Our president determines and is responsible for the implementation of our goals, strategies and budgets (which must be approved at our general shareholders’ meeting) for our different businesses. Such goals, strategies and budgets are monitored by our Board of Directors.

Our Board of Directors was appointed in 2016 and will serve until 2018, or until new directors are appointed. Our Board of Directors and executive officers as of the date of this offering circular are set forth below.

Name	Position with PDVSA	Age	Year of Appointment
Eulogio Del Pino	President	60	2016
Orlando Chacin	Vice President	62	2016
Jesus Luongo	Vice President	56	2016
Ana María España	Vice President	38	2016
Delcy Rodriguez	Vice President	46	2016
Sergio Tovar	Internal Director	62	2016
Antón Castillo	Internal Director	54	2016
Aracelis Suez	Internal Director	59	2016
Wills Rangel	External Director	55	2016
Rodolfo Marco Torres	External Director	49	2016
Ricardo Menendez	External Director	46	2016

Information on our directors and executive officers is set forth below. Unless otherwise indicated, the principal office for all of our directors and executive officers is located in Caracas, Venezuela.

Mr. Eulogio Del Pino, President

Mr. Eulogio Del Pino is a geophysical engineer who graduated from the Universidad Central de Venezuela in 1979 and holds a master’s degree in Oil Exploration from Stanford University in 1985. In 1979, Mr. Del Pino began his career in the Venezuelan oil industry at INTEVEP, where he held different technical and supervisory positions until 1990. In 1990, he was appointed Latin America technical manager for Western Atlas Company. In 1991, he returned to work with us, holding several managerial positions at Corpoven (our affiliate which ceased to exist in 1997 as a result of corporate restructuring). In 1997, he was appointed Exploration and Delineation Manager of PDVSA Exploration and Production. As Exploration and Delineation manager, he coordinated our offshore exploration campaign in the Plataforma Deltana in 2001. In 2003, he was appointed General Manager of the Orinoco Oil Belt Associations at CVP, our affiliate in charge of representing the Orinoco Oil Belt Associations, and, in 2004, was appointed Director of CVP. Additionally, Mr. Del Pino has been elected president and vice president of the Venezuelan Society of Geophysical Engineers (1990-1994), vice-president of the US Society of Exploration Geophysicists (1996-1997), and founder and coordinator of the Latin American Geophysical Union. Mr. Del Pino has served as a member of our Board of Directors since January 2005 and, in September 2008, was appointed

Exploration and Production Vice President. Subsequently, Mr. Del Pino served as director of CVP, president of PDV Europa, president of PDVSA Servicios and vice-president of PDVSA. In April 2015, Mr. Del Pino was appointed as the coordinator for the presidential commission in charge of the plan Guayana Socialista, to increase production growth and development of the Venezuelan basic industries. Mr. Del Pino has served as President of PDVSA since September 2014 and Minister of Petroleum since 2015.

Mr. Orlando Chacín, Vice President of Exploration and Production

Mr. Chacín is a geodetic engineer who graduated from the Universidad de Zulia. He holds a master’s degree in geophysics from the University of Tulsa. He started working in the oil industry in 1983 and has held various positions in the areas of geologic operations and oilfields. During the oil strike, he became the general manager for production and exploration of PDVSA INTEVEP and coordinated production operations for the Western and Eastern Division. Mr. Chacín has been a member of our Board of Directors since May 2011. In October 2009, Mr. Chachin was appointed as director of PDVSA Services, Inc. Since April 2011 until January 2013 Mr. Chacín served as director of the Eastern Division. Mr. Chacin has served as Director of PDVSA and member of the Board of Directors of CITGO since October 2014.

Mr. Jesús Luongo, Vice President of Refining, Trade and Supply.

Mr. Luongo is a chemical engineer who graduated from the Universidad Central de Venezuela. He holds a master’s degree in oil refining from the Instituto Francés del Petróleo (French Institute of Oil). During the oil strike, Mr. Luongo was one of the two people that continued working as an engineer at the Centro de Refinación Paraguaná (Paraguaná Refining Complex) in the state of Falcón. He has assumed responsibilities over operational activities, as well as the dispatching of oil to various parts of Venezuela. He currently serves as the General Manager of the Center for Refining in Paraguaná, Executive Director of Refining, director of INTERVEN, and director of PDV Mantenimiento and PDVSA Ingeniería y Construcción. Mr. Luongo has been a member of our Board of Directors since May 2011.

Mrs. Ana María España, Vice President of Finance

Mrs. España is an economist who graduated from Universidad Santa Maria. She holds a specialization in Global Planning from the Instituto Venezolano de Planificación (Venezuelan National Institute of Planning). She has taken courses in the Instituto de Estudios Superiores Avanzados (IESA) (Institute of Advanced Superior Studies) in Strategic Planning and Government and Public Budget. Previously, she held several positions in the Ministry of Foreign Affairs and was appointed as Budget Director in 2013. In July 2015, Mrs. España was appointed as Director of Treasury of PDVSA. Currently, she serves as Vice President of Finance of PDVSA. Mrs. España has been a member of our board of Directors since January 2016.

Ms. Delcy Rodriguez, Vice President of International Affairs

Ms. Rodriguez Gomez is a lawyer who graduated from the Universidad Central de Venezuela, with a master’s degree in Social and Trade Union Law at the University of Paris X- Nanterre (France) in 1996 and studied at Birkbeck College and the University of Cambridge (United Kingdom). Ms. Rodriguez was Director of International Affairs of the Ministry of Energy and Mining, from 2003 to 2005. Later, she served as Vice Minister for Europe at the Ministry of Foreign Affairs, from 2005 to 2006.

In 2006, Ms. Rodriguez was appointed Minister of the Office of the President, and between 2007 and 2008, she was General Coordinator of the Vice-presidency of the Bolivarian Republic of Venezuela. From 2011 to 2013, she was a professor at the Universidad Central de Venezuela and from 2013 to 2014 she served as Minister of Communication and Information.

Since 2014, Ms. Rodriguez has served as the Minister of Foreign Affairs. Since 2015, she has also served as Director and Vice President of International Affairs of PDVSA.

Mr. Sergio Tovar, Director

Mr. Tovar is a chemical engineer who graduated from Universidad Simón Bolívar with studies in Engineering Management at the University of California, Irvine and the State University of California, Long Beach. He has a vast experience in the oil industry and has held several management positions in several affiliates of PDVSA, including PEQUIVEN, PDVSA Argentina, PDV Texas, Petrolera del Cono Sur, ENARSA and PDVSA Brazil.

Since October 2014, Mr. Tovar has served as Director of CITGO Petroleum Corporation. Since September 2013, Mr. Tovar has also served as Director of PDVSA Uruguay, S.A., Vice President of PDVSA Argentina, S.A. and Director of PDVSA Ecuador. He has served as a member of our Board of Directors since January 2016.

Mrs. Aracelis Suez, Director

Mrs. Suez is a chemical engineer who graduated from Universidad Central de Venezuela. She has been in the oil industry since 1982. She has held several management positions including, Manager of Strategic Planning, Manager of IT, and Corporate Manager of IT for the Exploration and Production Business. Mrs. Suez has served as a member of our Board of Directors since 2014.

Mr. Anton Castillo, Director

Mr. Castillo is a mechanical engineer who graduated from the Escuela Superior de Ingeniería Mecánica y Eléctrica (School of Mechanical and Electrical Engineering) (Mexico), with a specialization in Gas Engineering from Universidad de Oriente in 2002. Early in his career, he held management positions in Production Operations and Equipment Maintenance. Between 1993 and1998, he held various positions in oil industry plants. In 1999 he joins the National Gas Liquids Agreements Department. Between 1999 and 2002, he is responsible for the National Gas Liquids Marketing Superintendence. From 2003 until 2005, he was appointed Manager of Fractionating and Shipping in Jose, in PDVSA (Eastern Division).

In 2007 he was appointed Director of PDVSA Bolivia SA, and in 2011 he was appointed President of the mixed capital company Venezuela Gazstroi, S.A. Since 2013, Mr. Castillo has served as President of PDVSA Gas, and in 2014 he was appointed Internal Director of or Board of Directors.

Mr. Rodolfo Marco Torres, Director

Mr. Marco is a brigadier general who graduated from the Military Academy of Venezuela, with master’s degree in Military Art and Science of the Escuela Superior del Ejército and holds a diploma in Public Banking from the Escuela Nacional de Hacienda Pública.

Mr. Marco has vast experience in public banking. Currently, he serves as Director of the Board of Directors of CENCOEX, Minister of Economy, Finance and Public Banking, President of the Banco de Venezuela, member of the Development Bank of Latin America (CAF), representative of the Ministerial Council of the OPEC’s Fund for International Development, Director of the Central Bank of Venezuela, Vice president of Economy and Finance and Minister of Food. He has served as a member of our Board of Directors since 2014.

Mr. Ricardo Menendez, Director

Mr. Menendez is a geographer who graduated from Universidad Central de Venezuela with a master’s degree in Urban Planning and a PhD in Urban Studies.

In 2009 he was appointed as Minister of Science, Technology and Intermediate Industries and Vice president of Productive Economy. In 2011, he was appointed as Minister of Industries and in 2014 was named as Minister of Higher Education. Mr. Menendez currently serves as Minister of Planning, Vice president of the Ministerial Council for Planning and Knowledge. He has served as a member of our Board of Directors since 2014.

Mr. Wills Rangel, Director, President of Federación Unitaria de Trabajadores del Petróleo, Gas, Similares y Derivados de Venezuela (Venezuelan Workers Union of Petroleum, Gas and Derivatives, or FUTPV)

Mr. Rangel has extensive experience in the hydrocarbon sector. He currently serves as the president of FUTPV, which seeks to defend labor rights in the oil, gas and derivatives industry. Mr. Rangel has served as an external director of PDVSA since May 2011. He holds an oil & gas technician degree and has worked for 22 years in the field.

Compensation

For the year ended December 31, 2015, the aggregate amount paid by us as compensation to our directors and executive officers for services in all capacities was U.S.$210,000 (based on the 2015 average exchange rate of Bs. 68.76 to U.S.$1).

Board practices

Our directors are appointed for an initial term of two years, which may be extended until a new board of directors is appointed.

Audit Committee Structure and Objectives

Basic Function

Our Audit Committee assists our Board of Directors in the monitoring of the quality and adequacy of the internal control system. The committee monitors the internal control system through the evaluation of the following matters:

•	Risk analysis of the different businesses.

•	Follow up of the elements of the internal control system, in the Venezuelan and international operations.

•	The performance of our corporate control units.

•	Compliance with requirements of existing laws and regulations, in Venezuela and with our norms and procedures.

•	The results of the internal and external audits.

•	The quality and adequacy of corporate financial information.

Authority

Our Board of Directors has granted full authority to the Audit Committee so that it can carry out its responsibilities. The Audit Committee may employ the services of the corporate control units, the external auditors, independent consultants, or any other group or internal or external resource to carry out studies or investigations necessary to better comply with its responsibilities.

Organization

The Audit Committee consists of six members who are appointed by our Board of Directors. The chairman of the committee is our president. Our general internal auditor deputy is the secretary of the committee and two members are external directors of our board.

The president of the Audit Committee is responsible for directing and prioritizing the issues overseen by the Audit Committee. Our internal controller and prevention and loss control manager assist the Audit Committee on a regular basis. Other corporate officials, including the CFO, attend these meetings whenever it is required.

Main Functions

•	To assure the adequacy of our internal control system and to monitor information processes.

•	To recommend to our Board of Directors any course of action regarding the main issues of the internal control system, including actions required to improve corporate information systems.

•	To set guidelines and support the activities of our corporate control units.

•	To review and approve the internal audit policy and norms, including the relationship between the corporate internal audit organization and the audit units within subsidiaries or joint ventures.

•	To ensure the application of general auditing standards issued by the Venezuelan government.

•	To ensure the independence and objectivity of the internal audit function.

•	To review the external auditors’ opinion of our financial statements, the quality of the internal control system, the main risk areas and the adequacy of the financial reports.

•	To evaluate on an annual basis the performance of the external auditors.

•	To review its annual performance and to submit its activity report to our Board of Directors.

Employees

The following table shows our number of employees as of December 31 for the last three years.

	As of December 31,
	2015	2014	2013
In Venezuela	114,259	116,806	113,369
Abroad	4,979	4,946	4,919

Total number of employees	119,238	121,752	118,288

Contractors	21,248	25,698	16,168

As of December 31, 2015, approximately 50% of our workers in Venezuela were affiliated with Federación Unitaria de Trabajadores del Petróleo, del Gas, sus Similares y Derivados de Venezuela (FUTPV) (Venezuelan Workers Union of Petroleum, Gas and Derivatives). Our directors, corporate staff, professional employees and security personnel are generally not affiliated with any unions.

Organic Labor and Workers Law

In the Official Gazette N° 6,076 of May 7, 2012, the new Organic Labor and Workers Law was published, which replaces the Organic Labor Law of 1997. Several provisions of the Organic Labor and Workers Law have increased our labor related costs and expenses, such as (i) our employees are entitled to a minimum of 15 days of paid vacation bonus, (ii) severance benefits will be calculated retroactively on an employee’s latest salary from the latter of June 19, 1997 or the hiring date (for purposes of this calculation, salary includes all compensation received by the employee, even if not paid on a regular basis), (iii) the floor on profit sharing payments have increased from 15 days of salary to 30 days, (iv) the weekly working hours were limited to a maximum of 40 hours per week (37.5 per week for mixed working hours), effective as of one year after the enactment of the law, and (v) the illegal outsourcing, understood as the outsourcing performed with the purpose of avoiding labor obligations by employers, is prohibited. Venezuelan companies have three years from enactment of the law to include the workers of such illegal outsourcing to their payroll. Meanwhile, workers of the contractor are protected with a bar against dismissal and are entitled to receive the same labor benefits as the workers hired by the Venezuelan companies that hired the contractor.

Share ownership

Our common stock is not publicly traded and, as of December 31, 2015, the nominal value of our share capital amounted to Bs. 1,280 million, represented by 51,204 shares, wholly owned by the Bolivarian Republic of Venezuela. Pursuant to Article 303 of the Venezuelan Constitution, these shares may not be transferred or encumbered.

PRINCIPAL SHAREHOLDERS

We are the holding company of a group of oil and gas companies in Venezuela. We were formed by the Venezuelan government in 1975 pursuant to the Nationalization Law. The Nationalization Law reserves for the Venezuelan government the industry and trade of hydrocarbons, and our operations are supervised by Venezuela’s Ministry of Petroleum, who now also serves as our president. The Ministry of Petroleum establishes our general policies and approves our production levels, capital expenditures and operating budgets annually, while our Board of Directors is responsible for implementing these policies.

Since our formation, we have been operated as a commercial entity, vested with commercial and financial autonomy. The Bolivarian Republic of Venezuela is not legally liable for our obligations, including our guarantees of indebtedness, or for the debt or obligations of our subsidiaries. Under the Venezuelan Constitution, Venezuela must retain exclusive ownership of our shares. However, the Venezuelan Constitution does not require Venezuela to retain ownership of our subsidiaries’ shares or of our interests in various exploration and joint venture arrangements. Through our subsidiaries, we supervise, control and develop the crude oil, petroleum products and gas industries in Venezuela. These activities are complemented by our operating companies abroad, which are responsible for refining and marketing activities in North America, Europe, Latin America and the Caribbean. See note 1 to our annual audited consolidated financial statements.

Our oil-related activities are governed by the Organic Hydrocarbons Law, which came into effect in January 2002 and its amendment as of May 2006. We are subject to regulations adopted by the executive branch of the Venezuelan government and other laws of general application, such as the Commercial Code of Venezuela. We and our Venezuelan subsidiaries are organized under the Commercial Code, which regulates the rights and obligations of Venezuelan commercial companies. Under the Commercial Code, we and our subsidiaries are permitted to develop and execute shareholders’ objectives as a corporate entity.

Our gas-related activities are regulated by the Organic Law of Gaseous Hydrocarbons of September 1999 and its regulations dated June 2000.

Ownership of Reserves

All oil and hydrocarbon reserves within Venezuela are owned by Venezuela and not by us. Under the Nationalization Law, every activity related to the exploration, exploitation, manufacture, refining, transportation by special means, and domestic and foreign sales of hydrocarbons and their derivatives is reserved to Venezuela. We were formed as an entity to coordinate, monitor and control all operations related to hydrocarbons.

Joint Ventures (Empresas Mixtas)

Pursuant to the Organic Hydrocarbons Law, private participation in hydrocarbon upstream activities, as well as gathering and initial transportation and storage, is allowed only through joint ventures – Empresas Mixtas – in which we hold a majority of the shares. Accordingly, through our subsidiary, CVP, we hold a majority interest in the joint venture created to operate (i) the fields of the former operating agreements, (ii) the Orinoco Oil Belt projects, (iii) the former profit-sharing agreements and (iv) other new ventures with foreign third-party participants. See “Business – Initiatives Involving Private Sector Participation.”

RELATED PARTY TRANSACTIONS

We consider our stockholder, non-consolidated investees, jointly controlled companies, our directors and executives and their families, employee retirement funds, companies that are also property of the stockholder and other government institutions as related parties.

A summary of transactions and balances with related parties for the years ended December 31, 2015 and 2014 are as follows (in millions of dollars):

	For the years ended December 31,
	2015	2014
Activities for the year:
Income:
Sales:
Companies owned by the Stockholder and other government institutions	(47)	(1,186)
Investments accounted for under the equity method	(901)	(1,919)

Costs and expenses:
Purchases of crude oil and products, net	88	189
Other operating, selling, administrative and general expenses	112	306
Production tax, extraction tax and other taxes	6,294	13,466

Other expenses (net):
Legal contributions	395	1,882
Financial expenses:
Gain on sale of stake	0	0
Exchange gain, net	15,039	17,656
Contributions for social development
Social development contributions	8,215	2,015
Contributions to FONDEN	974	8,507
Government grants received through FONDEN	0	(5,201)
Estimated income tax expenses in Venezuela	2,539	9,250
Deferred tax benefit expenses in Venezuela	(6,719)	(4,563)

	For the years ended December 31,
	2015	2014
Balances at year end:
Buildings used by government entities	56	56
Recoverable value-added tax	490	2,903
Funds for execution of social development projects	242	614
Advance special contribution	1,903	1,904
Income tax paid in excess	732	347
Income tax payable in Venezuela	3,085	9,114
Accounts payable to related entities	8,454	7,438
Withholdings and contributions payable	1,395	2,827
Productions and other taxes payable	1,194	1,933
Value-added tax	277	264
Accounts payable to suppliers	10	18

Notes and accounts receivable:
Investments accounted for under the equity method	707	714
Stockholder, companies owned by the Stockholder and other government institutions	10,077	11,155
Total notes and accounts receivable	10,784	11,869
Less current portion	10,327	11,571
Non-current portion	457	298

Balances and Transactions with the Stockholder

During the years ended December 31, 2015 and 2014, the total amount of production tax paid in cash to the Republic was U.S.$1,037 million and U.S.$9,250 million, respectively.

During the years ended December 31, 2015 and 2014, PDVSA delivered crude oil and byproducts in the amount of 185 TBPD and 255 TBPD, respectively, within the framework of the Energy Cooperation Agreements. Of this amount, 61 TBPD and 86 TBPD, with a value of U.S.$108 million and U.S.$2,251 million, respectively, or approximately 50% of the total deliveries under the Energy Cooperation Agreements, correspond to the portion of sales that are financed on a long term basis.

During the years ended December 31, 2015 and 2014, PDVSA delivered crude oil and byproducts in the amount of 579 TBPD and 472 TBPD, amounting to U.S.$8,371 million and U.S.$14,371 million, respectively, under the Chinese-Venezuelan Fund Incorporation Agreement, payment of which was received by BANDES. During the years ended December 31, 2015 and 2014, BANDES transferred U.S.$2,950 million and U.S.$8,123 million, respectively, to PDVSA, which corresponded to the collections it received under this agreement.

PDVSA was charged with the management and administration of the funds related to the implementation of the “Gran Misión Vivienda Venezuela” plan, and the administration of the “Fondo Simón Bolívar para la Reconstrucción” fund (the “Fund”). The Fund was created by the Law Decree with Merit of Organic Law for the Formation of “Fondo Simón Bolívar para la Reconstrucción,” which was published in the Official Gazette No. 39,583 of December 29, 2010. PDVSA formed a trust with BANDES (the “Trust”) to administer funds related to the “Gran Misión Vivienda Venezuela,” and as the settlor of the Trust, agreed to transfer such amounts as are necessary to satisfy the obligations of the Trust. The funds of such Trust consist of regular or special revenues set by the National Government of Venezuela, any income from its own operation or administration and any other income received from donations of any nature. Within the scope of the cooperation agreements between the Bolivarian Republic of Venezuela and several Venezuelan banking institutions, it was agreed that dematerialized participation certificates (Certificados de Participación Desmaterializados (“CPDs”)) would be issued through the Trust. In September 2011, PDVSA, as the settlor of the Trust, confirmed its commitment to transfer to the Trust such amounts as are necessary for the Trust to satisfy its obligations under the CPDs, up to an amount of Bs. 9,681,000,000. During 2015, 2014 and 2013, PDVSA did not provide contributions to this program.

As provided in an amendment of Law Decree with Merit of Organic Law for the Formation of “Fondo Simón Bolívar para la Reconstrucción” published in the Official Gazette No. 39,892 of March 27, 2012, the Fund was terminated after a new state-owned corporation named “Fondo Simon Bolívar para la Reconstrucción, S.A.” (the “FSBRSA”) was formed. The FSBRSA is wholly owned by the Bolivarian Republic of Venezuela and under the control of the Governing Body of the National Housing and Habitat System. The FSBRSA is the successor to all rights and obligations previously held by the Fund, and upon its creation PDVSA ceased to have existing obligations toward the Fund. All funds received by the FSBRSA are fully supported by the Bolivarian Republic of Venezuela. Starting in 2012, with the incorporation of the FSBRSA, PDVSA continues to provide administrative assistance to the funds on behalf of that company.

Balances and Transactions with Equity Accounted Investees

The supply agreements entered into by PDVSA’s subsidiary, PDVSA Petróleo, S.A. (the Guarantor), with equity accounted investees as of December 31, 2015 remain effective and have the same conditions as those disclosed at December 31, 2014 and 2013.

During 2015, 2014 and 2013, PDVSA made sales to equity accounted investees as follows (in millions of dollars):

	For the years ended December 31,
	2015	2014	2013
Nynas AB	405	1,263	1,203
Chalmette Refining	272	223	53
Mount Vernon Phenol Plant Partnership (Mt. Vernon)	224	433	430

Total	901	1,919	1,686

During the years ended December 31, 2015 and 2014, CITGO has made sales to Mount Vernon Phenol Plant of U.S.$224 million and U.S.$433 million, respectively, under a long term agreement. In addition, CITGO had petroleum coke sales to a non-consolidated investee of U.S.$161 million and U.S.$201 million during the years ended December 31, 2015 and December 31, 2014, respectively, that were recorded as an offset to the cost of sales and operating expenses in the consolidated statements of income and comprehensive income. As of December 31, 2015 and December 31, 2014, the outstanding receivables related to these transactions were U.S.$38 million and U.S.$63 million, respectively, and were reported as accounts receivable from related entities.

During the years ended December 31, 2015 and 2014, CITGO purchased intermediate feedstocks from a non-consolidated investee (Mount Vernon Phenol Plant) on a spot basis. These purchases, for U.S.$88 million and U.S.$189 million, respectively, were included as part of the cost of sales in the consolidated statements of income and comprehensive income. As of December 31, 2015 and December 31, 2014, accounts payable to Mount Vernon Phenol Plant related to these transactions totaled U.S.$11 million and U.S.$19 million, respectively.

Balances and Transactions with Companies Owned by the Stockholder and Other Government Institutions

As of December 31, 2015 and December 31, 2014, accounts receivable from Corporación Eléctrica Nacional (“CORPOELEC”) were U.S.$304 million and U.S.$1,032 million, respectively, and mainly consisted of operations carried out by PDVSA Petróleo to supply light diesel and financial support for the acquisition of equipment for the national electric system. These receivables were offset against amounts reflecting energy supplied by CORPOELEC.

Balances of accounts receivable with companies owned by the Bolivarian Republic of Venezuela and other government institutions are expected to be repaid through recovery plans to be agreed upon with the Bolivarian Republic of Venezuela in the near future. As of December 31, 2015 and December 31, 2014, a total of U.S.$10,077 million and U.S.$11,155 million of these accounts receivable, respectively, are part of our current assets.

TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the New Notes. It does not purport to be a complete analysis of all tax considerations relating to the New Notes. You should consult your tax advisors as to the consequences under the tax laws of the country of which you are resident for tax purposes and the tax laws of Venezuela of acquiring, holding and disposing of New Notes and receiving payments of interest, principal and/or other amounts on the New Notes. This summary is based upon the law as in effect on the date of this offering circular and is subject to any change in law that may take effect after such date.

Venezuelan Taxation

As used herein, the term “Resident of Venezuela” generally refers to an individual who is physically present in Venezuela for at least 183 days during the current calendar year or the previous calendar year and a legal entity that either is organized under Venezuelan law or maintains a registered branch or a permanent establishment pursuant to the definition contained in Venezuela’s tax law and/or the tax treaties entered into by Venezuela with other countries.

Generally, if a non-Venezuelan legal entity maintains a permanent office in Venezuela, this office should be subject to Venezuelan taxation to the extent income is attributable to the conduct of activities thereby. The term “Non-Resident of Venezuela” generally refers to a natural person who is not physically present in Venezuela for a period or periods aggregating more than 183 days during the calendar year or the previous calendar year and a legal entity that neither is organized under Venezuelan law nor maintains a registered branch or a permanent establishment in Venezuela.

Payment of interest by the Issuer on the New Notes to holders who are legal entities who are Non-Residents of Venezuela generally will be subject to income tax in Venezuela at a rate of up to 34%, unless a lower rate is applicable under a relevant tax treaty with Venezuela. Payment of interest will be subject to withholding at source at a rate equivalent to 32.3%. Withheld amounts are creditable toward final income tax liability.

Payment of interest by the Issuer on the New Notes to holders who are legal entities who are Residents of Venezuela will be subject to income tax in Venezuela at a rate of up to 34%. Payment of interest will be subject to withholding at source at a rate equivalent to 5%. Withheld amounts are creditable toward final income tax liability.

Payment of interest by the Issuer on the New Notes to holders who are offshore non-domiciled qualified financial institutions will be subject to Venezuelan income tax at a flat rate of 4.95% payable through withholding. Capital gains realized by offshore non-domiciled qualified financial institutions will be subject to Venezuelan income tax at a flat rate of 4.95%.

Capital gains realized by legal entities who are Non-Residents of Venezuela will be subject to income tax in Venezuela at a rate of up to 34%, unless a lower rate is applicable under a relevant tax treaty with Venezuela. This income tax on capital gains realized by legal entities who are Non-Residents of Venezuela is not subject to withholding at source.

Capital gains realized from the sale of the New Notes by holders who are entitled to the benefits of tax treaties in effect between Venezuela and the United States of America, Germany, Austria, Barbados, Belarus, Belgium, Brazil, Canada, China, Korea, Cuba, Denmark, Spain, France, Netherlands, Indonesia, Iran, Italy, Kuwait, Malaysia, Norway, Portugal, Qatar, Czech Republic, Russia, Sweden, Switzerland, Trinidad & Tobago, the United Arab Emirates, the United Kingdom, and Vietnam, will not be subject to income tax in Venezuela.

Although not free from doubt, Venezuelan counsel to the Issuer believes that capital gains from the sale of the New Notes realized by individuals who are for tax purposes Residents of Venezuela will not be subject to income tax in Venezuela.

Although not free from doubt, notwithstanding the tax treatment of interest and capital gains described above, since payments on the New Notes will be made by the Issuer to the common depositary of the New Notes, and the common depositary of the New Notes is an offshore non-domiciled qualified financial institution for purposes of the Venezuelan Income Tax law, the Issuer has concluded that payments on the New Notes to the applicable common depositary will be subject to Venezuelan Income Tax at a flat rate of 4.95% payable through withholding.

The Issuer has applied to obtain an income tax exemption with respect to interest payments from the President of Venezuela who may or may not grant such exemption at his discretion.

Inheritance and Gift Tax

Transfer of the New Notes through inheritance or gift to Residents of Venezuela or Non-Residents of Venezuela will be subject to Venezuelan inheritance tax, at bracket levels, ranging from 1% up to 55%.

Stamp Tax

The issuance of the New Notes will not be subject to stamp tax in Venezuela.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of acquiring, owning and disposing of the New Notes. Except where otherwise noted, this discussion applies only to Holders (as defined below) that purchase the New Notes on the date of this offering circular for their fair market value and that hold the New Notes as “capital assets” (generally, property held for investment). This discussion is based on the Code, its legislative history, existing final, temporary and proposed U.S. Treasury Regulations, administrative pronouncements by the IRS, and judicial decisions, all as currently in effect and all of which are subject to change (possibly on a retroactive basis) and to different interpretations. For purposes of this discussion, a “Holder” is any beneficial owner of the New Notes.

This discussion does not purport to address all U.S. federal income tax consequences that may be relevant to a particular Holder and you are urged to consult your own tax advisor regarding your specific tax situation. The discussion does not address the tax consequences that may be relevant to Holders subject to special tax rules, including, for example:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to mark-to-market their securities holdings;

•	banks or other financial institutions;

•	partnerships or other pass through entities;

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	U.S. expatriates; or

•	Holders that hold the New Notes as part of a hedge, straddle, conversion or other integrated transaction.

Further, this discussion does not address market discount, acquisition premium or the alternative minimum tax consequences of holding the New Notes or the consequences to partners in partnerships (or any other entities treated as partnerships for U.S. federal income tax purposes) that own the New Notes. In addition, this discussion does not address the state, local and non-U.S. tax consequences of acquiring, owning and disposing of the New Notes.

You are a “U.S. Holder” if you are a beneficial owner of the New Notes and you are for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or any other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (ii) the trust has an election in effect under current U.S. Treasury Regulations to be treated as a U.S. Person.

A Non-U.S. Holder is a beneficial owner of New Notes that is neither a U.S. Holder nor a partnership (or other entity that is treated as a partnership for U.S. federal income tax purposes). If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds the New Notes, the tax treatment of the partnership and a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such partner or partnership should consult its own tax advisor as to its consequences of holding the New Notes.

Consequenes of Tendering Your Existing Notes

Taxable Exchange

Under general principles of U.S. federal income tax law, a modification of the terms of a debt instrument (including an exchange of one debt instrument for another debt instrument having different terms) is a taxable event upon which gain or loss is realized only if such modification is “significant.” A modification of a debt instrument that is not a significant modification does not create a taxable event. Under applicable regulations, the modification of a debt instrument is a “significant” modification if, based on all the facts and circumstances and taking into account all modifications, other than certain specified modifications, the legal rights or obligations that are altered and the degree to which they are altered is “economically significant.” The applicable regulations also provide specific rules to determine whether certain modifications, such as a change in the timing of payments, are significant. Pursuant to these regulations, the Issuer intends to take the position that the exchange of any series of Existing Notes for any series of New Notes should be considered a taxable exchange; however, with respect to the Novemeber 2017 Notes, such conclusion is not without doubt.

Subject to the application of the market discount rules discussed below, you will recognize capital gain or loss in the exchange (subject in the case of loss to the potential application of the “wash sale” rules) in an amount equal to the difference between the amount that you realize in the exchange and your adjusted tax basis in the Existing Notes that you tender at the time of the consummation of the Exchange Offer. Your adjusted tax basis in an Existing Notes generally will equal the amount paid therefor increased by any market discount previously included in income by the U.S. Holder, and decreased by the amount of any bond premium previously amortized by the U.S. Holder. The amount that you realize in the exchange should be equal to the aggregate issue price of the New Notes that you receive in the exchange (determined for each New Note as described below under “—Issue Price”). Any such capital gain or loss will be long-term capital gain or loss if your holding period for the Existing Notes on the date of exchange is more than one year. Long-term capital gains of non-corporate U.S. Holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Your initial tax basis in the New Notes will be equal to their issue price (determined as described under “—Issue Price”). Your holding period with respect to such New Notes will begin the day following the consummation of the Exchange Offer.

If an exchange is treated as a wash sale within the meaning of Section 1091 of the Code, any loss recognized by a U.S. Holder resulting from the exchange would be deferred. U.S. Holders should consult their own tax advisers regarding whether the exchange may be subject to the wash sale rules.

No ruling or opinion is being sought with respect to the conclusion that the exchange of the Existing Notes for the New Notes is a taxable exchange for U.S. federal income tax purposes. However, if the IRS were to successfully challenge such treatment and assert, for example, that the exchange of the November 2017 Notes for New Notes did not result in a significant modification of the November 2017 Notes, U.S. Holders of November 2017 Notes that received New Notes would not recognize gain or loss on the exchange, and the adjusted tax basis and holding period of the New Notes would be the same as such U.S. Holder’s adjusted tax basis and holding period in the November 2017 Notes surrendered in the exchange. However, because it would be impossible to distinguish between the New Notes that were exchanged for the April 2017 Notes (which New Notes, as described below, are expected to be treated as issued with original issue discount (“OID”)) and the New Notes exchanged for the November 2017 Notes, U.S. Holders that received New Notes in exchange for November 2017 Notes would be required to accrue OID even though such exchange were determined not to be a taxable exchange for U.S. federal income tax purposes and such U.S. Holders were not required to recognize any gain or loss on such exchange. U.S. Holders of Existing Notes that receive New Notes pursuant to this Exchange Offer should consult their own tax advisor regarding the U.S. federal income tax treatment of the exchange.

Issue Price

As discussed under “—Taxable Exchange,” the amount you realize with respect to your tender of Existing Notes will be equal to the issue price of the New Notes received in the exchange. Your initial tax basis in such New Notes also will be equal to their issue price. The issue price of a debt instrument, such as a New Note generally will be equal to the fair market value of the debt instrument, determined as of the date of the issuance, if (i) a substantial amount of the debt instruments in an issue is considered “traded on an established market” for U.S. federal income tax purposes during the 31-day period ending 15 days after the date of the issuance and (ii) the debt instrument is issued for property (which includes certain currencies other than the functional currency of the issuer). Applicable U.S. Treasury Regulations require an issuer to determine whether debt instruments are “traded on an established market” for such purposes and, if so, their fair market value. If an issuer determines the debt instruments are traded on an established market, the issuer is required to make that determination as well as the fair market value of the debt instrument (which can be stated as the issue price of the debt instrument) available to holders in a commercially reasonable fashion, including by electronic publication, within 90 days of the date of issuance. Each determination by an issuer is binding on a holder of the debt instrument unless the holder explicitly discloses that its determination is different from the issuer’s in the manner required by the applicable U.S. Treasury Regulations. If an issuer for any reason does not make the issue price of a debt instrument reasonably available to a holder, the holder must determine the issue price of the debt instrument in accordance with the applicable U.S. Treasury Regulations. PDVSA expects that the New Notes will be traded on an established market for this purpose. Therefore, PDVSA anticipates that the issue price of the New Notes will be their fair market value as of the date of the issuance. If a substantial amount of a series of New Notes is not “traded on an established market,” but the Existing Notes delivered in exchange for such New Notes are so traded, the issue price of the relevant New Notes will be the fair market value of such Existing Notes determined as of the date of the exchange. If neither the New Notes nor the Existing Notes are “traded on an established market,” the issue price of the New Notes will be the stated principal amount of the New Notes. You should consult your tax advisor as to the issue price of the New Notes.

Market Discount

Subject to a de minimis rule, any gain recognized on the exchange of Existing Notes for New Notes generally would be characterized as ordinary income to the extent of the accrued market discount, if any, on such Existing Notes as of the Settlement Date.

U.S. Holders who acquired their Existing Notes other than at original issuance should consult their own tax advisors regarding the possible application of the market discount rules of the Code to a tender of the Existing Notes pursuant to the Exchange Offers.

Taxation of Receipt of Early Tender Premium

The U.S. federal income tax treatment of the Early Tender Premium is unclear. We intend to treat the Early Tender Premium as part of the consideration received by a U.S. Holder in exchange for the U.S. Holder’s Existing Note. The Early Tender Premium should therefore be treated as sales proceeds, as discussed above in “—Consequenes of Tendering Your Existing Notes – Taxable Exchange”. It is possible, however, that the IRS may take the position that the Early Tender Premium is not part of the consideration received by a U.S. Holder in exchange for the U.S. Holder’s Existing Note but rather that it is a separate amount payable for tendering your Existing Notes, which may be treated as fees or as additional interest on the Existing Notes. In that case, the Early Tender Premium would be taxable as ordinary income to the U.S. Holder.

Consequences of Holding the New Notes

Stated Interest and Original Issue Discount

If you are a U.S. Holder, stated interest paid to you on a New Note, including any amount withheld in respect of any taxes and any Additional Amounts, will be includible in your gross income as ordinary interest income at the time such payments are received or accrued in accordance with your usual method of tax accounting for U.S. federal income tax purposes.

The New Notes are expected to be issued with OID for U.S. federal income tax purposes. As discussed in more detail below, in such case you will be required to include OID on the New Notes in your gross income in advance of the receipt of corresponding cash payments on such New Notes. The amount of OID with respect to the New Notes will be equal to the excess of (i) the stated redemption price at maturity of the New Notes, over (ii) the issue price of the New Notes (as described above under the heading “—Issue Price”). A New Note’s stated redemption price at maturity is the sum of all payments due under the New Note other than payments of stated interest.

In general, you will be required to include OID in gross income under a constant-yield method over the term of the New Notes in advance of cash payments attributable to such income, regardless of whether you are a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments. Under this treatment, you will include in ordinary gross income the sum of the “daily portions” of OID on the New Notes for all days during the taxable year that you own the New Notes. The daily portions of OID on a New Note are determined by allocating to each day in any accrual period a ratable portion of the OID allocable to that accrual period. Accrual periods may be of any length and may vary in length over the term of the New Notes, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on either the final day or the first day of an accrual period. The amount of OID on a New Note allocable to each accrual period will be the excess, if any, of the “adjusted issue price” (as defined below) of the New Note at the beginning of the accrual period multiplied by the “yield to maturity” (as defined below) of such New Note over the amount of any stated interest paid in that period. The “adjusted issue price” of a New Note at the beginning of any accrual period generally will be the sum of its issue price, and the amount of OID allocable to all prior accrual periods, reduced by the amount of payments made on the New Note other than stated interest. The “yield to maturity” of a New Note will be the discount rate (appropriately adjusted to reflect the length of accrual periods) that causes the present value of all payments on the New Note to equal the issue price of such New Note.

In addition, interest and accruals of OID on the New Notes will be treated as foreign source income for U.S. Federal income tax purposes. Subject to generally applicable restrictions and conditions, if any foreign income taxes are withheld on interest payments on the New Notes, a U.S. Holder will be entitled to a foreign tax credit in respect of any such foreign income taxes. Alternatively, the U.S. Holder may deduct such taxes in computing taxable income for U.S. Federal income tax purposes provided that the U.S. Holder does not elect to claim a foreign tax credit for any foreign income taxes paid or accrued for the relevant taxable year. For U.S. foreign tax credit limitation purposes, the limitation on foreign income taxes eligible for credit is calculated separately with respect to specific classes of income. In this regard, interest and OID on the New Notes generally will constitute “passive category income” for most U.S. Holders. Additionally, a foreign tax credit for foreign income taxes imposed with respect to the New Notes may be denied where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Subject to the discussion below under the caption “—U.S. Backup Withholding and Information Reporting,” if you are a Non-U.S. Holder, payments to you of interest and accruals of OID on a New Note generally will not be subject to U.S. Federal income tax unless the income is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, such income is attributable to a permanent establishment maintained by you in the United States).

Sale, Exchange or Other Taxable Disposition

If you are a U.S. Holder, upon the sale, exchange or other taxable disposition (including a redemption) of a New Note you will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition, other than accrued but unpaid stated interest which will be taxable as ordinary income to the extent not previously included in your gross income, and your adjusted tax basis in the New Note. Your adjusted tax basis in a New Note generally will equal your initial tax basis in a New Note, determined as described under “Consequences of Tendering Your Existing Notes—Issue Price,” increased over time by the amount of OID included in your gross income and decreased by the amount of payments on the New Notes other than payments of stated interest. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if you have held the New Note for more than one year as of the date of disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

Any gain or loss realized on the sale, exchange or other taxable disposition by a U.S. Holder of a New Note generally will be treated as U.S. source gain or loss, as the case may be. As a result, if any such gain is subject to foreign income tax, U.S. Holders may not be able to credit such tax against their U.S. federal income tax liability under the U.S. foreign tax credit limitations of the Code, unless such income tax can be credited (subject to applicable limitations) against U.S. federal income tax due on other income treated as derived from foreign sources.

Subject to the discussion below under the caption “—U.S. Backup Withholding and Information Reporting,” if you are a Non-U.S. Holder, any gain realized by you upon the sale, exchange or other taxable disposition of a New Note generally will not be subject to U.S. federal income tax, unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States); or

•	if you are an individual Non-U.S. Holder, you are present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition and certain other conditions are met.

U.S. Backup Withholding and Information Reporting

Backup withholding and information reporting requirements generally apply to payments of principal of, and interest on, a New Note and to proceeds of the sale or redemption of a New Note, to U.S. Holders. Information reporting generally will apply to accruals of OID and payments of principal of, and interest on, New Notes, and to proceeds from the sale or redemption of, New Notes within the United States, or by a U.S. Payor or U.S. Middleman, to a U.S. Holder (other than an exempt recipient). Backup withholding will be required on payments made within the United States, or by a U.S. Payor or U.S. Middleman, on a New Note to a U.S. Holder, other than an exempt recipient, if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the backup withholding requirements. Payments within the United States, or by a U.S. Payor or U.S. Middleman, of principal and interest to a Non-U.S. Holder generally will not be subject to backup withholding and information reporting requirements if an appropriate certification is provided by the Non-U.S. Holder to the payor and the payor does not have actual knowledge or a reason to know that the certificate is incorrect.

Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability or to a refund of the amounts withheld provided the required information is furnished to the IRS in a timely manner.

Medicare Contribution Tax on Unearned Income

A 3.8% Medicare Tax is generally imposed on the net investment income of U.S. Holders that are individuals, estates, and trusts. “Net Investment Income” generally includes, among other things: (i) gross proceeds from interest other than from the conduct of a non-passive trade or business; (ii) other gross income from a passive trade or business; and (iii) net gain attributable to the disposition of property other than property held in a non-passive trade or business. As a result, certain U.S. Holders who are individuals, estates or trusts may be required to pay up to an additional 3.8% tax on interest and capital gains earned with respect to the New Notes.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of New Notes. You should consult your own tax advisors concerning the tax consequences of your particular situation.

Consequences to U.S. Holders that do not Tender their Existing Notes in the Exchange Offers

The Exchange Offers will not result in a taxable event for any U.S. Holders (i) that do not validly tender their Exisitng Notes in the Exchange Offer, (ii) that tender their Existing Notes but validly withdraw the Exchange Offers at or before the Withdrawal Deadline, or (iii) whose Existing Notes are not accepted for exchange.

DESCRIPTION OF THE NEW NOTES

Petróleos de Venezuela, S.A. (the “Issuer”) will issue the new notes (the “New Notes”) under an indenture (the “Indenture”), among the Issuer, PDVSA Petróleo, S.A. (the “Guarantor”), MUFG Union Bank, N.A., as trustee (the “Trustee”), GLAS Americas LLC, as collateral agent (the “Collateral Agent”), Law Debenture Trust Company of New York, as principal paying agent (the “Principal Paying Agent”), as transfer agent (the “Transfer Agent”), as registrar (the “Registrar”), and Banque Internationale à Luxembourg, société anonyme, as Luxembourg listing agent and paying agent. The following is a summary of the material provisions of the Indenture and the Security Documents. It does not include all of the provisions of the Indenture and the Security Documents. You are urged to read the Indenture and the Security Documents because they, and not this summary, define your rights. The terms of the New Notes include those stated in the Indenture. The Security Documents referred to below under the caption “—Security” will define the terms of the agreements that will secure the New Notes. You can obtain a copy of the Indenture, upon written request, at the offices of the Trustee and, for so long as the New Notes are listed on the Official List of the Luxembourg Stock Exchange, at the office of the listing agent in Luxembourg.

You can find definitions of certain capitalized terms used in this description under “Certain Definitions.”

The Principal Paying Agent will initially act as paying agent and as registrar for the New Notes. You may present New Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Principal Paying Agent’s corporate trust office. No service fee will be charged for any registration of transfer or exchange or redemption of New Notes, but the Issuer, the Trustee or the Paying Agent may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. The Issuer may change any paying agent and registrar without notice to Holders of the New Notes.

We intend to apply to list the New Notes on the Official List of the Luxembourg Stock Exchange and to trade them on the Euro MTF market of such exchange, although no assurance can be given as to the approval of said applications, if any.

Brief Description of the New Notes and the Guaranty

The New Notes. The New Notes will:

•	be senior secured Obligations of the Issuer;

•	rank effectively senior in right of payment to all existing and future senior unsecured Obligations of the Issuer to the extent of the value of the Collateral, and any outstanding amounts due after the foreclosure of the Collateral will rank equally in right of payment with all existing and future senior unsecured Obligations of the Issuer (other than Obligations preferred by statute or operation of law);

•	rank senior in right of payment to all existing and future Obligations of the Issuer that by their terms are subordinated to the New Notes;

•	be effectively subordinated to all existing and future secured Indebtedness of the Issuer that is secured by liens on assets that do not constitute the Collateral to the extent of the value of the assets securing such Indebtedness; and

•	be structurally subordinated to all existing and future Indebtedness of the Issuer’s subsidiaries (other than the Guarantor).

The Guaranty. The full and prompt payment of all Obligations of the Issuer under the Indenture and the New Notes will be unconditionally guaranteed by the Guarantor (the “Guaranty”). The Guaranty will:

•	be a senior secured Obligation of the Guarantor;

•	rank effectively senior in right of payment to all existing and future senior unsecured Obligations of the Guarantor to the extent of the value of the Collateral, and any outstanding amounts due after the foreclosure of the Collateral will rank equally in right of payment with all existing and future senior unsecured Obligations of the Guarantor (other than Obligations preferred by statute or by operation of law);

•	be effectively subordinated to all existing and future secured indebtedness of the Guarantor that is secured by liens on assets that do not constitute the Collateral to the extent of the value of the assets securing such indebtedness.

As of June 30, 2016, the Issuer and the Guarantor had total indebtedness of U.S.$37,345 million (of which U.S.$2,583 million was secured indebtedness).

As of June 30, 2016, CITGO Holding and CITGO had total indebtedness of U.S.$4,082 million and U.S.$1,927 million, respectively. As of the same date, on a consolidated basis, CITGO had U.S.$817 million of available capacity under its senior secured revolving credit facility and U.S.$67 million of available capacity under its accounts receivable securitization facility.

As of June 30, 2016, the non-Guarantor subsidiaries (excluding CITGO Holding) had total indebtedness of U.S.$3,863 million (of which U.S.$760 million was secured indebtedness).

Principal, Maturity and Interest

The Issuer will issue the New Notes in fully registered form without coupons. The New Notes will have minimum denominations of U.S.$150,000 and integral multiples of U.S.$1,000 in excess thereof. No additional Notes shall be issued under the Indenture.

The New Notes will mature on the fourth anniversary of the Settlement Date, unless earlier redeemed in accordance with the terms of the New Notes. See “—Redemption” below. Interest on the New Notes will accrue at the rate of 8.50% per annum and will be due and payable in cash semi-annually in arrears on each six month anniversary of the Settlement Date (each an “Interest Payment Date”). Principal payments on the New Notes will be payable annually, in four equal installments, on each anniversary of the Settlement Date. The first principal installment will be payable on the first anniversary of the Settlement Date, the second will be payable on the second anniversary of the Settlement Date, the third will be payable on the third anniversary of the Settlement Date, and the fourth will be payable on the Maturity Date (each a “Principal Payment Date,” and together with the Interest Payment Dates, the “Payment Dates”). For the avoidance of doubt, if any such Payment Date is not a Business Day, such Payment Date will be the next succeeding Business Day. Each payment of principal and/or interest will be made to the Persons who are registered Holders of the New Notes at the close of business of the date which is fifteen calendar days immediately preceding the applicable Payment Date (whether or not a Business Day). Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Collateral

The New Notes, the Guaranty and all other Obligations of the Issuer and the Guarantor under the Transaction Documents will be secured on a first-priority basis by the Collateral, which, pursuant to the terms of the Security Documents will include a first-priority security interest in 50.1% of the outstanding Capital Stock of CITGO Holding, held by PDV Holding Inc. (the “Pledgor”).

The Issuer, the Guarantor, the Pledgor, the Trustee and the Collateral Agent shall enter into on or before the Issue Date, the Security Documents establishing the terms of the first-priority security interests and Liens that secure the New Notes, the Guaranty and all other Obligations of the Issuer and the Guarantor under the Transaction Documents. On or before the Issue Date, the Issuer and the Guarantor shall ensure that all security interests in the Collateral are duly created and enforceable, and perfected.

The ability of the holders of the New Notes to realize the full value of the Collateral upon an enforcement action will be subject to several additional limitations and risks as described in “Risk Factors—Risks Relating to the New Bonds, the Guaranty and the Collateral,” including the specific Risk Factors “—It may be difficult to realize the value of the Collateral pledged to secure the New Notes in a timely manner or at all,” “The value of the Collateral securing the New Notes may not be sufficient to satisfy all our obligations under the New Notes,” “—The Exchange Offers described herein constitute separate and distinct Exchange Offers and any modifications to the terms of one Exchange Offer will not impact the terms of the other Exchange Offer. This may impact the level of participation in each Exchange Offer and your rights with respect to the Collateral securing the New Notes” and “—The Collateral may not be enforceable in the event PDVSA is subject to bankruptcy or reorganization proceedings.”

In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of any Collateral securing the Obligations, after paying the fees and expenses of the Trustee, and any expenses of selling or otherwise foreclosing on the Collateral, will be applied to the repayment of the New Notes, and all other Obligations of the Issuer and the Guarantor under the Transaction Documents.

Security Documents; Further Assurances; etc.

(1) On the Issue Date, the Collateral Agent and the Trustee shall have received an Officer’s Certificate of the Issuer and legal opinions from external counsel satisfactory to the Collateral Agent (subject to customary exceptions and qualifications) with respect to each Security Document, including that all actions have been taken as are necessary to perfect the Liens purported to be created by each such Security Document.

(2) The Issuer shall take, or cause to be taken, all actions necessary (and/or requested by the Collateral Agent) to maintain each Security Document in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by such Security Documents and the first-priority thereof. In furtherance of the foregoing, the Issuer shall ensure that all of its after-acquired property (including 50.1% of any capital stock issued by CITGO Holding) intended to be covered by the Security Documents shall become subject to the Lien of the Security Documents having the priority contemplated thereby promptly upon the acquisition thereof.

(3) Except as permitted under “—Limitation on Liens” below, the Issuer will not, and will not permit any Subsidiary to, assume or suffer to exist any Lien on any portion of the Collateral; it being acknowledged and agreed that nothing in the Transaction Documents shall or is intended to prohibit or restrict the Pledgor’s or any other Person’s right to dispose of or create any Liens over any remaining portion of the shares of CITGO Holding that are not part of the Collateral.

(4) On an annual basis, the Issuer shall furnish, or cause to be furnished, to the Trustee and the Collateral Agent, an opinion or opinions of legal counsel either stating that, in the opinion of such counsel, such actions have been taken with respect to (i) amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary to subject all the Collateral (including any after-acquired Property of the Issuer intended to be part of the Collateral) to the first-priority Lien of the Security Documents and (ii)(A) the recordation of the Security Documents (including, without limitation, any amendment or supplement thereto) and any other requisite documents and (B) the execution and filing of any financing statements and continuation statements as are necessary to maintain the first-priority Liens purported to be created by the Security Documents and reciting the details of such action or stating that, in the opinion of such counsel, no such action is necessary to maintain such first-priority Liens. Such opinion or opinions of counsel shall also describe the recordation of the Security Documents and any other requisite documents and the execution and filing of any financing statements and continuation statements, or the taking of any other action that will, in the opinion of such counsel, be required to maintain the Liens purported to be created by the Security Documents after the date of such opinion.

Notwithstanding anything to the contrary contained herein or in applicable law, none of the Trustee, the Principal Paying Agent or the Collateral Agent shall have responsibility for: (i) preparing, recording, filing, re-recording or re-refiling any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to, or contemplated by, the Indenture and the Security Documents; (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral; (iii) taking any action to protect against any diminution in value of the Collateral; or (iv) monitoring or confirming the Issuer’s or the Guarantor’s compliance with any of its covenants, including but not limited to, covenants regarding the granting, perfection or maintenance of any security interest.

Release of Collateral

Subject to the terms of the Security Documents, the Issuer and the Guarantor will be entitled to the release of Collateral from the Liens securing the New Notes, the Guaranty and all other Obligations of the Issuer and the Guarantor under the Transaction Documents and under any one or more of the following circumstances:

(1) in accordance with the Indenture and the applicable Security Documents if at any time the Collateral Agent forecloses upon or otherwise exercises remedies against any Collateral resulting in the sale or disposition thereof;

(2) as described under “—Modification of the Indenture” herein;

(3) upon payment in full of the principal of, together with accrued and unpaid interest on, the New Notes and all other Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, is paid; and

(4) upon a legal defeasance or covenant defeasance under the Indenture as described below under “—Defeasance” or a discharge of the Indenture as described under “—Satisfaction and Discharge.”

Redemption

Optional Redemption. The Issuer may redeem the New Notes in whole or in part at any time or from time to time, at its option, at a redemption price equal, determined by the Issuer, to the greater of (1) 100% of the then outstanding principal amount of the New Notes to be redeemed, and (2) the sum of the present values of the remaining scheduled payments of principal, interest (exclusive of interest accrued but unpaid, if any, to the date of redemption) and Additional Amounts, if any, on the New Notes to be redeemed discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 50 basis points, plus accrued and unpaid interest, if any, on the principal amount being redeemed and Additional Amounts, if any, to, but excluding, the date of redemption.

The Issuer and its Subsidiaries may acquire New Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Selection and Notice of Redemption. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to the Trustee, the Principal Paying Agent, and each holder of the New Notes to be redeemed at its registered address. Notices of redemption shall be irrevocable and unconditional. Notice of redemption shall identify the New Notes to be redeemed and shall state the redemption date (and that interest thereon will cease to accrue on and after such date), the redemption price, and the place of payment of the redemption price. If New Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount thereof to be redeemed, and that a new New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original New Note. For so long as the New Notes are listed on the Luxembourg Stock Exchange, the Issuer will cause notices of redemption to also be published as provided under “— Notices.”

Partial Redemption. In the event that the Issuer elects to redeem less than all of the New Notes at any time and the New Notes are global notes, selection of the New Notes for redemption will be made in accordance with the applicable procedures of the Depositary. If the New Notes are not global notes, the Trustee shall select the New Notes to be redeemed as follows:

(1) if the New Notes are listed, in compliance with the requirements of the principal securities exchange on which the New Notes are listed, which is expected to be the Luxembourg Stock Exchange; or

(2) if such securities exchange has no requirement governing redemptions of the principal securities exchange or if the New Notes are not so listed on a securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

No New Notes of a principal amount of U.S.$150,000 shall be redeemed in part, and New Notes of a principal amount in excess of U.S.$150,000 may be redeemed in part in multiples of U.S.$1,000 only.

New Notes called for redemption become due on the date fixed for redemption. The Issuer will pay the redemption price for any New Note together with accrued and unpaid interest, and Additional Amounts, if any, thereon, to the date of redemption. On and after the redemption date, interest will cease to accrue on New Notes or portions thereof called for redemption as long as the Issuer has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture. Upon redemption of any New Notes by the Issuer, such redeemed New Notes will be cancelled.

Redemption for Tax Reasons. The Issuer may, at its option, at any time redeem, in whole but not in part, upon not less than 30 days, nor more than 60 days’ notice, the New Notes at a redemption price equal to 100% of the outstanding principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) and Additional Amounts, if any, to the redemption date, if as a result of:

(1) any amendment to, or change in, the laws (or rules or regulations promulgated thereunder) of a Relevant Taxing Jurisdiction, or

(2) any amendment to or change in an official interpretation or application regarding such laws, rules or regulations (including a holding, judgment or order by a court or administrative body of competent jurisdiction), which amendment, change, interpretation or application is proposed and becomes effective on or after the Issue Date, the Issuer has become or would become obligated to pay, on or before the next date on which any amount would be payable with respect to such New Notes, any Additional Amounts in excess of those attributable to Taxes that are imposed, deducted or withheld at a rate of 4.95% (or such lower rate as may be contemplated by any regulation issued by the National Executive or new law enacted by the Venezuelan National Assembly or decision by the President of Venezuela exempting payments of interest under the New Notes from Venezuelan income tax or reducing the current 4.95% income tax withholding rate) on or from any payments of interest under the New Notes (See “Tax Considerations—Venezuelan Taxation”) and such obligations cannot be avoided by taking commercially reasonable measures available to the Issuer (which, for the avoidance of doubt, do not include changing the jurisdiction of incorporation of the Issuer); provided that:

(a) no such notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts were a payment in respect of the New Notes then due and payable, and

(b) at the time such notice is given, such obligation to pay such Additional Amounts remains in effect.

No such redemption shall be effective unless and until the Principal Paying Agent receives the amount payable upon redemption as set forth above.

Immediately prior to the publication of any notice of redemption pursuant to this provision, the Issuer will deliver to the Trustee and the Principal Paying Agent:

(i) an Officer’s Certificate (A) stating that (i) the amendment, change, interpretation or application as a result of which the Issuer has or will become obligated to pay such Additional Amounts is effective with respect to all companies in the Relevant Taxing Jurisdiction and (ii) the Issuer is entitled to effect such redemption and (B) setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and

(ii) an Opinion of Counsel (which may be Issuer’s counsel) to the effect that (A) the Issuer has or will become obligated to pay such Additional Amounts as a result of such amendment, change, interpretation or application and (B) the amendment, change, interpretation or application as a result of which the Issuer has or will become obligated to pay such Additional Amounts is effective with respect to all companies in the Relevant Taxing Jurisdiction.

No Mandatory Redemption; Open Market Purchases. Other than as described below in “—Limitation on Sales of Collateral and Restricted Assets,” the Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the New Notes. The Issuer and its Subsidiaries may acquire New Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws.

Additional Amounts

All payments made by the Issuer or the Guarantor under, or with respect to, the New Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) imposed or levied by or on behalf of Venezuela or any other jurisdiction in which the Issuer or the Guarantor is organized or resident for tax purposes or any political subdivision or taxing authority or governmental agency thereof or therein having the power to tax of any jurisdiction from or through which any payment on the New Notes is made (each, a “Relevant Taxing Jurisdiction”), unless the Issuer, or the Guarantor, as the case may be is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Issuer or the Guarantor is so required to withhold or deduct any amount for, or on account of, such Taxes of any Relevant Taxing Jurisdiction from any payment made under or with respect to the New Notes, the Issuer will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted; provided, however, that the foregoing obligation to pay Additional Amounts does not apply to:

(1)	any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust, partnership, limited liability company or corporation) and the Relevant Taxing Jurisdiction (other than the receipt of such payment or the ownership or holding of or the execution, delivery, registration or enforcement of such Note) or the Guaranty;

(2)	any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar Tax, assessment or governmental charge;

(3)	any Taxes that would not have been so imposed but for the presentation of such New Notes (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or holder thereof would have been entitled to Additional Amounts had the New Notes been presented for payment on any date during such 30 day period;

(4)

any Taxes that would not have been so imposed or would have been imposed at a lower rate if the holder of the Note had provided to the Issuer or the Guarantor, as the case may be, any information, certification, documentation or evidence required under applicable law, rules, regulations or generally published administrative practice of the Relevant Taxing Jurisdiction for such Taxes not to be imposed or to be imposed at a lower rate (provided that (a) such information, certification, documentation or evidence is required by the applicable law, rules, regulations or generally published administrative practice of the Relevant Taxing

Jurisdiction as a precondition to exemption from the requirement to deduct or withhold all or part of such Taxes and (b) at least 30 days prior to the first payment date with respect to which such information, certification, documentation or evidence is required under the applicable law, rules, regulations or generally published administrative practice of the Relevant Taxing Jurisdiction, the relevant holder at that time has been notified in writing by the Issuer, the Guarantor or any other Person through whom payment may be made, that such information, certification, documentation or evidence is required to be provided to the Issuer or the Guarantor, as the case may be);

(5)	any Tax imposed other than by way of withholding or deduction; or

(6)	any Tax imposed on overall net income (or any branch profits tax imposed in lieu thereof).

Such Additional Amounts will also not be payable where, had the beneficial owner of the Note been the Holder of the Note it would not have been entitled to payment of Additional Amounts by reason of clauses (1) to (6) inclusive above.

Notwithstanding the foregoing, the limitations on the Issuer’s obligation to pay Additional Amounts set forth in clause (4) above shall not apply if the provision of information, certification, documentation or other evidence described in such clause (4) would be substantially more onerous, in form, in procedure or in the substance of information disclosed, to a holder or beneficial owner of a Note (taking into account any relevant differences between U.S. law, rules, regulations or administrative practice and those of the Relevant Taxing Jurisdiction) than comparable information or other reporting requirements imposed under U.S. tax law, regulations and administrative practice (such as IRS Forms W-8IMY, W-8BEN-E and W-9).

The foregoing provisions will survive any termination or discharge of the Indenture and shall apply mutatis mutandis to any taxing jurisdiction with respect to any successor Person to the Issuer. The Issuer will (i) make such withholding or deduction of Taxes as is required under applicable law and (ii) remit the full amount deducted or withheld to the Relevant Taxing Jurisdiction in accordance with applicable law. The Issuer will use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes, and will furnish such certified copies to the Principal Paying Agent promptly after the date the payment of any Taxes so deducted or so withheld is due pursuant to applicable law or, if such tax receipts are not reasonably available, furnish such other documentation that provides reasonable evidence of such payment.

In the event that Additional Amounts actually paid with respect to the New Notes as described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such New Notes, and, as a result such holder is entitled to make a claim for a refund or credit in respect of such excess from the authority imposing such withholding tax, then by accepting such New Notes such holder shall be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit in respect of such excess to the Issuer.

At least 30 days prior to each date on which any payment under or with respect to the New Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 30th day prior to such date, in which case it shall be promptly thereafter), if the Issuer will be obligated to pay Additional Amounts with respect to such payment, the Issuer will deliver to the Trustee and Principal Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable and the amounts so payable and will set forth such other information necessary to enable the Principal Paying Agent to remit such Additional Amounts to Holders of New Notes on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a new Officer’s Certificate addressing such matters.

The Issuer will pay any present or future stamp, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which arise in any Relevant Taxing Jurisdiction from the initial execution, delivery or registration of the New Notes, the Indenture or any other document or instrument in relation thereto and the enforcement of the New Notes following the occurrence and during the continuance of any Default, excluding all such Taxes, charges or similar levies imposed by any Relevant Taxing Jurisdiction outside of Venezuela other than those resulting from, or required to be paid in connection with, the enforcement of the New

Notes or any other document or instrument in relation thereto following the occurrence and during the continuance of any Default with respect to the New Notes, and the Issuer will agree to indemnify each of the Trustee, the Principal Paying Agent and the Holders of the New Notes for any such Taxes paid by the Trustee, the Principal Paying Agent or such Holders.

Whenever this offering circular, the Indenture or the New Notes mention, in any context, the payment of principal, premium or interest, if any, or any other amount payable under or with respect to the New Notes by the Issuer or the Guaranty with respect to the Guarantor, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture.

Limitation on Sales of Collateral and Restricted Assets.

(1) The Issuer will not, and will not permit any Subsidiary to, cause, make or suffer to exist a Collateral Disposition; provided however, that Pledgor may assign and transfer the capital stock of CITGO Holding to a direct, wholly-owned subsidiary of Pledgor, which subsidiary acknowledges in writing that it accepts such assignment and transfer subject to the terms and provisions of the CITGO Holding Share Pledge Agreement.

(2) The Issuer will not, and will not permit any Subsidiary, to make a disposition of CITGO Restricted Assets unless:

(a) the Subsidiary receives consideration at the time of such disposition at least equal to the fair market value (as determined in good faith by the such Subsidiary) of the CITGO Restricted Assets sold or otherwise disposed of; and

(b) at least 75% of the consideration therefor received by such Subsidiary is in the form of cash or Cash Equivalents or Investments, Investments in one or more Similar Businesses or other assets that could be acquired under clause (b) of paragraph (3) below; provided that the amount of:

(i)	any liabilities (as shown on such Subsidiary’s most recent balance sheet or in the footnotes thereto) of such Subsidiary, other than liabilities that are by their terms subordinated to the Subsidiary’s outstanding notes or that are owed to the Subsidiary, that are assumed by the transferee of any such assets and for which the Subsidiaries have been validly released by all creditors in writing, and

(ii)	any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such disposition, shall be deemed to be cash for purposes of this provision and for no other purpose.

(3) Within 365 days after the receipt of any Net Available Cash from a disposition of CITGO Restricted Assets, the Net Available Cash shall be used to:

(a) permanently repay Indebtedness for borrowed money of CITGO Holding or its subsidiaries; or

(b) (i) make an investment in any Person principally engaged in one or more Similar Businesses, (ii) acquire assets or (iii) make capital expenditures or improvements or repairs that, in the case of each of clauses (ii) and (iii), (x) are used or useful in a Similar Business or (y) replace the businesses, properties and/or assets that were disposed of in disposition of CITGO Restricted Assets.

Pending the final application of any Net Available Cash pursuant to this covenant, the holder of such Net Available Cash may apply such Net Available Cash temporarily to reduce Indebtedness outstanding under a revolving credit facility.

(4) Any Net Available Cash not invested or applied as provided and within the time period set forth in the preceding paragraph, but only to the extent of amounts in excess of U.S.$100.0 million, will be deemed to constitute “Excess Proceeds;” provided that if CITGO Holding and its subsidiaries have no Indebtedness for borrowed money outstanding, any Net Available Cash (or excess thereof) from such asset sales shall be deemed to constitute “Excess Proceeds.”

(5) The Issuer shall, within 10 days after receipt of such Net Available Cash constituting Excess Proceeds make an offer (the “Offer”) to purchase Notes at a purchase price equal to 100% of the principal amount plus accrued interest to the date of purchase; provided that, pending the final application of any proceeds from such Net Available Cash in accordance with this clause (5), the Collateral Agent shall hold such proceeds in a New York account over which it has a first-priority perfected security interest for the benefit of the holders of the New Notes in accordance with the Indenture and the Security Documents.

(6) If the Offer is for less than all of the outstanding Notes and Notes in an aggregate principal amount in excess of the purchase amount are tendered and not withdrawn pursuant to the offer, the Issuer will purchase Notes having an aggregate principal amount equal to the purchase amount on a pro rata basis, with adjustments so that only Notes in multiples of U.S.$1,000 will be purchased and that only Notes with a minimum denomination of U.S.$150,000 or in multiples of U.S.$1,000 in excess thereof will remain outstanding following such purchase.

(7) The Issuer will comply, to the extent applicable, with the requirements of Section 14(e)-1 of the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of Notes pursuant to this covenant. To the extent that the provisions of any applicable securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Liens. The Issuer will not, and will not cause or permit any of its Subsidiaries to, incur, permit or suffer to exist any Liens (the “Initial Lien”), of any kind against or upon any Property or assets of the Issuer or any of its Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, to secure any Indebtedness, except (a) in the case of any Property or assets that constitute Collateral, the Permitted Collateral Liens and (b) in the case of Property or assets that do not constitute Collateral, (1) Permitted Liens or (2) Liens on Property or assets that are not Permitted Liens (x) if the New Notes and the Indenture (or the Guaranty in the case of Liens of a Guarantor) are secured by such Lien equally and ratably with (or prior or senior thereto, in the event such Indebtedness is subordinated in right of payment to the New Notes) all other Indebtedness of the Issuer or any of its Subsidiaries secured by such Lien and (y) if such Lien secures Obligations subordinated to the New Notes in right of payment, such Lien shall be subordinated to a Lien securing the New Notes in the same Property as that securing such Lien to the same extent as such subordinated Obligations are subordinated to the New Notes.

Any Lien created for the benefit of the Secured Parties pursuant to clause (b)(2) of the preceding paragraph shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

Limitation on Consolidation, Merger, Sale or Conveyance. The Issuer will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer substantially all of its properties, assets or revenues to any Person or entity (other than a direct or indirect subsidiary of the Issuer) or permit any person (other than a direct or indirect subsidiary of the Issuer) to merge with or into it unless:

•	either the Issuer is the continuing entity or the Person (the “successor company”) formed by the consolidation or into which the Issuer is merged or that acquired or leased the property or assets of the Issuer will assume (jointly and severally with the Issuer unless the Issuer will have ceased to exist as a result of that merger, consolidation or amalgamation), by a supplemental indenture, all of the Issuer’s obligations under the Indenture, the Security Documents and the New Notes;

•	the successor company (jointly and severally with the Issuer unless the Issuer will have ceased to exist as part of the merger, consolidation or amalgamation) agrees to indemnify each Holders of New Notes against any tax, assessment or governmental charge thereafter imposed on the Holders of New Notes solely as a consequence of the consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest, the New Notes;

•	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and

•	the Issuer has delivered to the Trustee, the Principal Paying Agent and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel, each stating that the transaction complies with the terms of the Indenture and the Security Documents and that all conditions precedent provided for in the Indenture and the Security Documents and relating to the transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no Default or Event of Default under the Indenture, the Security Documents or the New Notes will have occurred and be continuing at the time of the proposed transaction or would result from the transaction:

•	the Issuer may merge, amalgamate or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its properties, assets or revenues to a direct or indirect Subsidiary of the Issuer in cases when the Issuer is the surviving entity in the transaction and the transaction would not have a material adverse effect on the Issuer and its Subsidiaries taken as a whole, it being understood that if the Issuer is not the surviving entity, the Issuer will be required to comply with the requirements set forth in the previous paragraph; or

•	any direct or indirect Subsidiary of the Issuer may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any Person (other than the Issuer or any of its Subsidiaries or affiliates) in cases when the transaction would not have a material adverse effect on the Issuer and its Subsidiaries taken as a whole; or

•	any direct or indirect Subsidiary of the Issuer may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect Subsidiary of the Issuer; or

•	any direct or indirect Subsidiary of the Issuer may liquidate or dissolve if the Issuer determines in good faith that the liquidation or dissolution is in the best interests of the Issuer, and would not result in a material adverse effect on the Issuer and its Subsidiaries taken as a whole and if the liquidation or dissolution is part of a corporate reorganization of the Issuer; or

•	the Issuer may omit to comply with any term, provision or condition set forth in certain covenants or any term, provision or condition of the indenture, if before the time for the compliance the Holders of at least a majority in principal amount of the outstanding New Notes waive the compliance, but no waiver can operate except to the extent expressly waived, and, until a waiver becomes effective, the Issuer’s obligations and the duties of the Trustee in respect of any such term, provision or condition will remain in full force and effect.

Reports to Holders. The Issuer shall provide the Trustee, the Principal Paying Agent and the Holders of the New Notes

(1) within 180 days following the end of each fiscal year of the Issuer after the Issue Date, the annual consolidated financial statements (including the notes thereto) of the Issuer, prepared in accordance with IFRS and presented in the English language, and a report thereon by the Issuer’s certified independent accountants; and

(2) within 180 days following the end of the second fiscal quarter in each fiscal year of the Issuer beginning with the second fiscal quarter ending after the Issue Date, the semi-annual consolidated financial statements of the Issuer, prepared in accordance with IFRS and presented in the English language; provided that each annual and semi-annual financial statement shall include a “management discussion and analysis” or other report of management providing an overview in reasonable detail of the results of operations and financial condition of the Issuer and its Subsidiaries;

Concurrently with providing the Trustee, the Principal Paying Agent and the Holders of the New Notes with the information described above, the Issuer will post copies of such information on a web site maintained by the Issuer or provide substantially comparable public availability of such information.

Delivery of reports, information and documents to the Trustee, the Principal Paying Agent and the Collateral Agent is for informational purposes only and their respective receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s, the Guarantor’s or any other Person’s compliance with any of its covenants under the Indenture or the New Notes (as to which the Trustee, the Principal Paying Agent and the Collateral Agent, as applicable, are entitled to rely exclusively on Officer’s Certificates).

None of the Trustee, the Principal Paying Agent or the Collateral Agent shall be obligated to monitor or confirm, on a continuing basis or otherwise, the Issuer’s, the Guarantor’s or any other Person’s compliance with the covenants described herein or with respect to any reports or other documents filed under the Indenture.

For so long as any of the New Notes remain outstanding and constitute “restricted securities” under Rule 144, the Issuer will furnish to the Holders of the New Notes and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

For so long as the New Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the above information will also be made available through the offices of the paying agent in Luxembourg. See “—Listing.”

Ratings. The Issuer will maintain international foreign currency global ratings by at least two of the three Rating Agencies for as long as the New Notes remain outstanding.

U.S. Dollar Equivalent. For purposes of determining compliance with any covenant in the Indenture that is limited or otherwise refers to a specified amount of U.S. dollars, the amount of any item denominated in a currency other than U.S. dollars shall be the U.S. Dollar Equivalent of such item.

Additional Covenants. The Indenture will also contain customary covenants with respect to, among other things, the following matters: (1) payment of principal and interest; (2) maintenance of corporate existence; (3) maintenance of insurance; (4) compliance with laws, (5) maintenance of books and records and (6) obtaining and maintaining of all necessary governmental approvals to comply with the Issuer’s obligations under the New Notes.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)	the failure to pay the principal of, or premium, if any, on any New Notes, when such principal becomes due and payable, at any of the Principal Payment Dates, upon redemption or otherwise;

(2)	the failure to pay interest and Additional Amounts, if any, on any New Notes when the same becomes due and payable and the default continues for a period of 30 days;

(3)	a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest and Additional Amounts, if any, on any New Note) which default continues for a period of 60 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied) from Holders of at least 25% of the Outstanding principal amount of the New Notes;

(4)	the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Issuer or any of its Significant Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 30 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 30-day period described above has elapsed), aggregates U.S. $100 million or more at any time;

(5)	one or more judgments in an aggregate amount in excess of U.S. $100 million shall have been rendered against the Issuer or any of its Significant Subsidiaries and such judgments remain undischarged, unpaid or, unstayed, unbonded or not suspended by agreement for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)	the Issuer or any Significant Subsidiary shall (a) apply for or consent to the appointment of a receiver, conciliador, trustee, fiscal agent liquidator or similar official for all or any substantial part of the Property of the Issuer or such Significant Subsidiary, (b) make a general assignment for the benefit of the creditors of the Issuer or such Significant Subsidiary, (c) be adjudicated bankrupt (declaración de quiebra), in reorganization (concurso mercantil) or insolvent, or (d) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization (concurso mercantil) or seeking to take advantage of any applicable insolvency law;

(7)	the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Issuer or any Significant Subsidiary, in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, concurso mercantil, quiebra, reorganization or other similar law, or (B) a decree or order adjudging the Issuer or any Significant Subsidiary bankrupt or insolvent, or suspending payments, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Issuer or any Significant Subsidiary under any applicable law, or appointing a custodian, receiver, liquidator, assignee, fiscal agent, trustee, síndico, conciliador, sequestrator or other similar official of the Issuer or any Significant Subsidiary or of any substantial part of the property of the Issuer or any Significant Subsidiary, or ordering the winding up or liquidation of the affairs of the Issuer or any Significant Subsidiary, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(8)	any of the New Notes, the Indenture or any part thereof, shall cease to be in full force and effect (except as contemplated by the terms thereof) or is declared to be null and void and unenforceable in a judicial proceeding or inadmissible in evidence in the courts of Venezuela, or the Issuer shall contest the enforceability of, deny or disaffirm its material obligations under the New Notes or the Security Documents; and

(9)	except as expressly permitted by the indenture and the Security Documents, any of the Security Documents shall for any reason cease to be in full force and effect in all material respects, or the Issuer or any Subsidiary shall so assert, or any security interest created, or purported to be created, by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, except solely as a result of the Collateral Agent taking or refraining from taking any action in its sole control.

Acceleration of Maturity, rescission and Annulment.

If an Event of Default (other than an Event of Default specified in clauses (6) or (7) above) shall occur and be continuing and has not been waived, Holders of at least 25% in principal amount of Outstanding New Notes may declare the principal of, and premium, if any, accrued interest and Additional Amounts, if any, on all the New Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clauses (6) or (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest and Additional Amounts, if any, on all of the Outstanding New Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Trustee any Holder.

The Indenture will provide that, at any time after such notice of acceleration and before a judgment or decree for payment of the money due has been obtained by the Trustee as described in the preceding paragraphs, the Holders of a majority in principal amount of the New Notes, by written notice delivered to the Issuer and the Trustee, may rescind and cancel such declaration and its consequences:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, interest or Additional Amounts, if any, that has become due solely because of the acceleration;

(c) if the Issuer has paid or deposited with the Principal Paying Agent (to the extent the payment of such interest is lawful) interest on overdue installments of interest and overdue principal and premium, if any, and Additional Amounts, if any, which has become due otherwise than by such declaration of acceleration; and

(d) if the Issuer has paid or deposited with the Principal Paying Agent the reasonable compensation of the Trustee and the Principal Paying Agent and reimbursed the reasonable expenses, disbursements, indemnity amounts and advances of each of the Trustee, the Principal Paying Agent and the Collateral Agent, and their respective agents, and counsel under the Indenture.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the New Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, interest or Additional Amounts, if any, on any New Notes.

Subject to certain limitations, Holders of a majority in aggregate principal amount of the then Outstanding New Notes voting as a single class may direct the Trustee in its exercise of any trust or power. The Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no Holder may pursue any remedy with respect to the Indenture or the New Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in aggregate principal amount of the then Outstanding New Notes voting as a single class have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee and the Collateral Agent security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	Holders of a majority in aggregate principal amount of the then Outstanding New Notes voting as a single class have not given the Trustee a direction inconsistent with such request within such 60-day period.

Under the Indenture, the Issuer will be required to provide an Officer’s Certificate to the Trustee and the Principal Paying Agent promptly upon any Officer obtaining knowledge of any Event of Default that has occurred and is continuing (provided that such Officer’s Certificate shall be provided at least annually whether or not such Officer knows of any such Event of Default) and, if applicable, describe such Event of Default and the status thereof.

If a Default or an Event of Default occurs and is continuing, and is actually known to a responsible officer of the Trustee, the Trustee will notify each Holder (or cause each Holder to be notified) as provided herein under “—Notices” of the Default or Event of Default within the earlier of 90 days after such Default occurs and thirty (30) days after written notice of such Default is received by a Responsible Officer of the Trustee; provided that except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any New Notes, the Trustee may withhold the notice to the Holders if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interest of the Holders.

Defeasance

The Indenture will provide that the Issuer may, at its option, terminate (i) all of its obligations with respect to the notes (“defeasance”), except for certain obligations, including those regarding any trust established for a defeasance and obligations relating to the transfer and exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain agencies with respect to the notes or (ii) its obligations under the covenants set forth in the Indenture and the failure to comply with such obligations shall not constitute an Event of Default with respect to the notes issued under the Indenture (“covenant defeasance”). In order to exercise either defeasance or covenant defeasance, the Issuer must irrevocably deposit in trust, for the benefit of the Noteholders, with the Trustee or its designee cash, cash equivalents or U.S. government obligations, or any combination thereof, in such amounts as will be sufficient in the opinion of an internationally or nationally recognized firm of independent certified public accountants, investment bank or consulting firm (delivered to the Issuer, the Trustee and the Principal Paying Agent) to pay the principal, premium, if any, and interest (including Additional Amounts, if any) on the notes then outstanding on the maturity date of the notes, and comply with certain other conditions including the delivery of an opinion of counsel as to certain tax matters.

Provisions Relating to the Collateral.

In addition to the actions decribed above, in the event of the declaration of any Event of Default, the Trustee may, at the written direction of Holders of at least 25% in aggregate principal amount of the then Outstanding Notes voting as a single class: (i) institute proceedings to seek or enforce any remedy to protect and enforce any of its rights or powers with respect to the Collateral, including directing the Collateral Agent to enforce the security interest created pursuant to the CITGO Holding Share Pledge Agreement, (ii) apply any monies collected thereunder to the satisfaction of all Obligations of the Issuer and the Guarantor under the Transaction Documents, and (iii) take any other action of a secured party available under Applicable Law.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the New Notes, as expressly provided for in the Indenture) as to all Outstanding New Notes when:

(1)	either:

(a)	all the New Notes theretofore authenticated and delivered (except lost, stolen or destroyed New Notes which have been replaced or paid and New Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Principal Paying Agent for cancellation; or

(b)

in respect of all New Notes not theretofore delivered to the Principal Paying Agent for cancellation (i) the entire principal amount of such New Notes has become due and payable, (ii) such New Notes will become due and payable at their stated maturity within one year or (iii) such New Notes are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the New Notes not theretofore delivered to the Principal Paying Agent for cancellation, for principal of, premium, if any, interest and Additional Amounts, if any, on the New Notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer has paid all other sums payable by it under the Indenture; and

(3)	the Trustee, the Principal Paying Agent and the Collateral Agent shall have received an Officer’s Certificate of the Issuer and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, without the consent of the Holders adversely affected thereby, (a) the Issuer, the Trustee, the Principal Paying Agent and the Collateral Agent, may amend, modify or supplement the Indenture and the New Notes or enter into a written Indenture Supplement and (b) the Issuer, the Trustee and the Collateral Agent may amend, modify or supplement the Security Documents:

(1) to cure any ambiguity, defect or inconsistency contained therein;

(2) to convey, transfer, assign, mortgage or pledge any property or assets to the Collateral Agent as additional Collateral for the Holders, to add to the covenants of the Issuer for the benefit of the Holders or to surrender any right or power herein conferred upon the Issuer;

(3) to provide for uncertificated New Notes in addition to or in place of certificated New Notes;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect in any material respect the legal rights of the Holders under the Indenture or the New Notes;

(5) to allow any Subsidiary or any other Person to guarantee the New Notes;

(6) to provide for the issuance of additional New Notes in accordance with the Indenture;

(7) to evidence the replacement of the Trustee, the Collateral Agent or Principal Paying Agent as provided for under the Indenture or the Citgo Holding Share Pledge Agreement;

(8) to enter into additional or supplemental Security Documents or, if necessary, in connection with any addition or release of any security permitted under the New Notes; or

(9) to conform the text of the Indenture, the Security Documents or the New Notes to any provision of this Description of the New Notes to the extent that such provision in this Description of the New Notes was intended by the Issuer to be a verbatim recitation of a provision of the Indenture or the New Notes; or

(10) to comply with requirements of the SEC order to effect or maintain the qualification of the Indenture under the TIA.

Other amendments of, modifications to and supplements to the Indenture, the Security Documents and the New Notes may be made with the consent of the Holders of a majority in principal amount of the then Outstanding New Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(a) reduce the percentage of the principal amount of the New Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the New Notes;

(b) reduce the stated rate of or extend the stated time for payment of interest, including defaulted interest, or Additional Amounts on any New Notes;

(c) reduce the principal of any of the New Notes, change the principal installment amount on any New Notes, change the fixed final maturity of any New Notes or extend any Principal Payment Date, or change the date on which any New Notes may be subject to redemption or reduce the redemption price therefor;

(d) make any New Note payable in money other than that stated in the New Notes;

(e) impair the right of each Holder to receive payment of principal of, premium, if any, interest and Additional Amounts, if any, on such Note on or after the due date thereof or to institute suit to enforce such payment;

(f) subordinate the New Notes in right of payment to any other Indebtedness of the Issuer; or

(g) make any change in the preceding amendment and waiver provisions which require each Holder’s consent.

In addition, without the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding New Notes, no amendment, supplement or waiver may release any Lien on Collateral granted for the benefit of the Secured Parties, except in accordance with the terms of the relevant Security Documents and the Indenture.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Issuer will be required to give notice to the Luxembourg Stock Exchange and the Holders as provided under “—Notices,” briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of such amendment.

Each of the Trustee, the Principal Paying Agent and the Collateral Agent will be entitled to rely, solely on an Opinion of Counsel to the effect that such amendment, modification or supplement, is authorized or permitted by the terms and conditions of the Indenture.

In addition, under certain circumstances the Holders of a majority in principal amount of the New Notes Outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture. See “—Events of Default.”

Currency Indemnity

U.S. dollars are the sole currency of account and payment for all sums payable by the Issuer under the New Notes and the Indenture. Any amount received or recovered in a currency other than U.S. dollars in respect of the New Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer, any Subsidiary of the Issuer or otherwise) by the Holder in respect of any sum expressed to be due to it from the Issuer shall constitute a discharge of the Issuer only to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any New Note, the Issuer shall indemnify the recipient against the cost of making any such purchase. If that U.S. dollar amount is more than the U.S. dollar amount expressed to be due to the recipient under any New Note, such recipient will promptly remit the excess to the Principal Paying Agent who, in turn, will remit such amount to the Issuer. For purposes of this indemnity, it will be sufficient for the Holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of U.S. dollars been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of U.S. dollars on such date had not been practicable, on the first date on which it would have been practicable).

The above indemnity, to the extent permitted by law:

•	constitutes a separate and independent obligation from the other obligations of the Issuer;

•	shall give rise to a separate and independent cause of action;

•	shall apply irrespective of any waiver or indulgence granted by any Holder; and

•	shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any New Note or any other judgment.

Consent to Jurisdiction and Service of Process; Sovereign Immunity

The Issuer has consented to the non-exclusive jurisdiction of any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City, New York, United States, and any appellate court from any thereof, and has waived any immunity from the jurisdiction of such courts over any suit, action or proceeding that may be brought in connection with the Indenture and the New Notes. The Issuer, the Guarantor and the Pledgor, have appointed Corporation Service Company as its agent to receive and forward any writs, process and summonses in any suit, action or proceeding brought in connection with the Indenture, the Security Documents or the New Notes against the Issuer, the Guarantor or the Pledgor. in any court of the State of New York or any United States federal court sitting in the Borough of Manhattan, New York City and has agreed that such appointment shall be so long as the New Notes remain Outstanding or until the appointment by the Issuer of a successor in The City of New York as its agent for such purpose and the acceptance of such appointment by such successor.

To the extent that the Issuer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process, the Issuer will waive such immunity and will agree not to assert, by way of motion, as a defense or otherwise, in any suit, action or proceeding the defense of sovereign immunity or any claim that it is not personally subject to the jurisdiction of the above-named courts by reason of sovereign immunity or otherwise, or that it is immune from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property or from attachment either prior to judgment or in aid of execution by reason of sovereign immunity.

Governing Law

The Indenture will provide that the New Notes will be governed by, and construed in accordance with, the laws of the State of New York. The Security Documents will also be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee, the Principal Paying Agent and the Collateral Agent

MUFG Union Bank, N.A. is the Trustee under the Indenture. Its address is 350 California Street, 11th Floor, San Francisco, CA 94104, Attention: Corporate Trust Administration.

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Trustee may resign at any time by so notifying the Issuer. In addition, the Holders of a majority in aggregate principal amount of the New Notes then Outstanding and the Issuer may remove the Trustee by so notifying the Trustee and the Issuer may appoint a successor Trustee satisfactory to the Issuer.

If the Trustee resigns, is removed by the Issuer or by the Holders of a majority in aggregate principal amount of the New Notes then Outstanding and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. So long as the New Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the successor Trustee shall mail a notice of its succession to Holders of the New Notes and give notice as described under “—Notices.”

Law Debenture Trust Company of New York is the Principal Paying Agent under the Indenture. Its address is at 400 Madison Avenue, New York, NY 10017, Attention: Corporate Trust or such other office as the Principal Paying Agent may from time to time designate in writing to the Issuer.

The Indenture will provide that the Principal Agent will perform only such duties as are specifically set forth in the Indenture.

The Principal Paying Agent may resign at any time by so notifying the Issuer. In addition, the Holders of a majority in aggregate principal amount of the New Notes then Outstanding and the Issuer may remove the Principal Paying Agent by so notifying the Principal Paying Agent and may appoint a successor Principal Paying Agent satisfactory to the Issuer.

If the Principal Paying Agent resigns, is removed by the Issuer or by the Holders of a majority in aggregate principal amount of the New Notes then Outstanding and such Holders do not reasonably promptly appoint a successor Principal Paying Agent, or if a vacancy exists in the office of the Principal Paying Agent for any reason, the Issuer shall promptly appoint a successor Principal Paying Agent. So long as the New Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, the successor Principal Paying Agent shall mail a notice of its succession to Holders of the New Notes and give notice as described under “—Notices.”

GLAS Americas LLC is the Collateral Agent under the Security Documents. Its address is 230 Park Avenue, Suite 1000, New York, New York 10169.

Listing

We intend to apply to list the New Notes on the Luxembourg Stock Exchange in accordance with the rules of that exchange; however, the New Notes are not yet listed and the Issuer cannot assure you they will be accepted for listing. Following the issuance of the New Notes, the Issuer will use its best efforts to obtain and maintain listing of the New Notes on the Luxembourg Stock Exchange. In addition, so long as the New Notes are listed on the Luxembourg Stock Exchange and the rules of that exchange so require, a listing agent and a paying agent will be maintained in Luxembourg. The address of the listing agent and paying agent are set forth on the last page of this offering circular.

Notices

All notices shall be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to Holders at their registered addresses as recorded in the New Notes register not later than the latest date, and not earlier than the earliest date, prescribed in the New Notes for the giving of such notice. Any requirement of notice hereunder may be waived by the Person entitled to such notice before or after such notice is required to be given, and such waivers shall be filed with the Trustee.

As long as the New Notes are listed on the Luxembourg Stock Exchange and its rules so require, the Issuer will also give notices to Holders by publication in a daily newspaper of general circulation in Luxembourg. If publication in Luxembourg is impracticable, the Issuer will make the publication in a widely circulated newspaper in Western Europe. By “daily newspaper” the Issuer means a newspaper that is published on each day, other than a Saturday, Sunday or holiday, in Luxembourg or, when applicable, elsewhere in Western Europe. If the Issuer is unable to give notice as described in this paragraph because the publication of any newspaper is suspended or it is otherwise impractical for the Issuer to publish the notice, then the Issuer, the Trustee or the Principal Paying Agent acting on the Issuer’s instructions, will give Holders notice in another form. That alternate form of notice will be sufficient notice to you.

Neither the failure to give any notice to a particular Holder, nor any defect in a notice given to a particular Holder, will affect the sufficiency of any notice given to another Holder.

Certain Definitions

Set forth below is a summary of certain of the defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Additional Amounts” has the meaning set forth under “Additional Amounts” above.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. Solely for purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Bolívar” or “Bolívares” means the lawful currency of Venezuela.

“Business Day” means a day other than a Saturday, Sunday or any day on which banking institutions are authorized or required by law to close in The City of New York, New York or in Venezuela.

“Capital Stock” of any Person means any and all quotas, shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the equity of such Person, including any preferred stock and partnership interests, but excluding any debt securities convertible into such equity.

“Cash Equivalent” means:

(1)	United States dollars;

(2)	(a) euros; or (b) in the case of the Issuer or any Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(3)	securities, with maturities of 12 months or less from the date of acquisition, issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof, the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million or the foreign currency equivalent thereof, and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency;

(5)	repurchase obligations for underlying securities of the types described in clauses (3) and (4) entered into with any financial institution meeting the qualifications specified in clause (4) above;

(6)	commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 12 months after the date of creation thereof;

(8)	investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above and (9) below; and

(9)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

provided, however, that if S&P or Moody’s or both shall not make ratings of commercial paper of the type referred to in clause (6) above or securities of the type referred to in clause (9) above publicly available, the references in clause (6) or (9) or both, as the case may be, to S&P or Moody’s or both, as the case may be, shall be to a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Issuer, and the references to the ratings in categories in clause (6) or (9) or both, as the case may be, shall be to the corresponding rating categories of such rating agency or rating agencies, as the case may be.

“CITGO Holding Share Pledge Agreement” means the Pledge and Security Agreement entered into among the Pledgor, the Issuer, the Guarantor, the Trustee and the Collateral Agent, pursuant to which 50.1% of the outstanding Capital Stock of CITGO Holding, Inc. is pledged by the Pledgor to or on behalf of the Collateral Agent for the benefit of (among others) the holders of the New Notes and the Trustee.

“CITGO Opco Party” means CITGO Petroleum Corporation and its consolidated Subsidiaries.

“CITGO Restricted Assets” means (i) the Capital Stock of CITGO Petroleum Corporation, (ii) any Principal Property, the Lake Charles Storage Terminal or any Intercompany Pipeline Facility or (iii) any Capital Stock in any Subsidiary that, at the time of such asset sale, directly or indirectly either owns, leases or has material contract rights in respect of any Principal Property, Lake Charles Storage Terminal or Intercompany Pipeline Facility.

“Collateral” means all Property that, in accordance with the terms of the Security Documents, is intended to be subject to any Lien in favor of the Secured Parties.

“Collateral Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Issuer or any Subsidiary, including any disposition by means of a merger, consolidation, or similar transaction (each referred to for the purposes of this definition as a “disposition”), of assets or other rights or property that constitute Collateral under the Security Documents. The sale or issuance of Capital Stock in a Subsidiary that owns Collateral such that it thereafter is no longer a Subsidiary shall be deemed to be a Collateral Disposition of the Collateral owned by such Subsidiary.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Financial Advisor as having a maturity comparable to the remaining term (“Remaining Life”) of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.

“Comparable Treasury Price” means, with respect to the redemption date, (1) the average of five Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations or (2) if the Independent Financial Advisor obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Corpus Christi Land” means the land identified in the mortgage securing the 6.25% senior secured notes issued by CITGO Petroleum Corporation.

“Corpus Christi Refinery Assets” means CRCCLP’s refinery located at Corpus Christi, Texas (including without limitation the Corpus Christi Land, buildings, real property improvements, component parts, other constructions permanently attached to the Corpus Christi Land and fixtures, equipment, and other tangible property at such location.

“CRCCLP” means CITGO Refining and Chemicals Company L.P., a Delaware limited partnership, formerly known as CITGO Refining and Chemicals, Inc., the partners in which are CITGO Investment Company, a Delaware corporation, and CITGO Petroleum Corporation.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Fair Market Value” of any Property, asset, share of Capital Stock, other security, investment or other item means, on any date, the fair market value of such property, asset, share of Capital Stock, other security, investment or other item on that date as determined in good faith by the management of PDVSA.

“Guarantor” means PDVSA Petróleo, S.A.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“IFRS” means the International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board or any successor institution (“IASB”) (which includes standards and interpretations approved by the IASB and International Accounting Standards issued under its previous constitutions), together with its pronouncements thereon from time to time.

“Incur” shall mean to create, issue, assume, Guarantee or otherwise become liable for, with respect to, or otherwise become responsible for the payment of an obligation. The term “Incurrence”, when used as a noun, shall have a correlative meaning.

“Indebtedness” means any obligation (whether present or future, actual or contingent and including, without limitation, any Guaranty) for the payment or repayment of money which has been borrowed or raised.

“Independent Financial Advisor” means a nationally recognized accounting, appraisal or, investment banking firm or consultant in the United States selected by the Issuer: (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Issuer or any of its Subsidiaries; and (2) which, in the judgment of the Issuer’s Board of Directors, is otherwise independent and qualified to perform the task for which such firm is being engaged.

“Intercompany Pipeline Facilities” means, with respect to any Principal Property, all pipelines (other than Federal Energy Regulatory Commission regulated common carrier pipelines), delivery lines, interconnections and lateral connections used in the transportation of crude oil, feedstock or refined product to or from such Principal Property, in each case, owned or operated by CITGO Petroleum Corporation or any of its Subsidiaries.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers and other extensions of credit in the nature thereof, prepayments to lessors, suppliers and other vendors, commission, travel and similar advances to directors, officers, employees and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities issued by any other Person and investments that are required by IFRS to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“Issue Date” means the date of issuance of the New Notes.

“Lake Charles Land” means the land identified in the mortgage securing the 6.25% senior secured notes issued by CITGO Petroleum Corporation.

“Lake Charles Refinery Assets” means CITGO’s refinery located at Lake Charles, Louisiana (including without limitation the Lake Charles Land, buildings, real property improvements, component parts, other constructions permanently attached to the Lake Charles Land and fixtures, equipment, and other tangible property at such location.

“Lake Charles Storage Terminals” means (a) the ‘Less and Except Tract 3 Clifton Ridge Tank Farm’ as shown on the survey of the Lake Charles refinery (including, without limitation, all buildings, component parts, other constructions permanently attached to the ground, and other improvements now or hereafter attached thereto, and all appurtenances thereto) and all fixtures (including, without limitation, fixtures now or hereafter attached to such real property) owned by CITGO Petroleum Corporation or any of its Subsidiaries and (b) the ‘Less and Except Tract 5 Pecan Grove Tank Farm’ as shown on the survey of the Lake Charles refinery (including, without limitation, all buildings, component parts, other constructions permanently attached to the ground, and other improvements now or hereafter attached thereto, and all appurtenances thereto) and all fixtures (including, without limitation, fixtures now or hereafter attached to such real property) owned by CITGO Petroleum Corporation or any of its Subsidiaries.

“Lemont Land” means the land identified in the mortgage securing the 6.25% senior secured notes issued by CITGO Petroleum Corporation.

“Lemont Refinery Assets” means PDV Midwest Refining, L.L.C.’s refinery located at Lemont, Illinois (including without limitation the Lemont Land, buildings, real property improvements, component parts, other constructions permanently attached to the Lemont Land and fixtures, equipment, and other tangible property at such location).

“Lien” means any lien, mortgage, pledge, security interest, charge or similar encumbrance.

“Net Available Cash” from a Collateral Disposition or a disposition of the CITGO Restricted Assets means cash payments received (including any cash payments received by way of deferred payment of principal, but not interest, pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the transferee of Indebtedness or other obligations relating to the properties or assets that are the subject of such disposition or received in any other noncash form) therefrom minus all legal fees and expenses, title and recording tax expenses, accounting expenses, investment banking expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign, local and other taxes paid or payable or accrued as a liability as a consequence of such Collateral Disposition or disposition of CITGO Restricted Assets.

“Obligations” means all payment obligations, whether or not contingent, for principal, premium, interest, Additional Amounts, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the Chairman of the Board of Directors, the Chief Financial Officer, the Secretary of the Board of Directors, the Treasurer or the Controller of the Issuer (or any equivalent officer of the Issuer).

“Officer’s Certificate” means a certificate signed by two Officers of the Issuer, at least one of whom shall be the Chief Financial Officer of the Issuer, and delivered to the Trustee, the Principal Paying Agent or the Collateral Agent, as applicable.

“Opinion of Counsel” means a written opinion of counsel, who may be an employee of or counsel for the Issuer and who is reasonably acceptable to the Trustee, the Principal Paying Agent or the Collateral Agent, as applicable.

“Outstanding” when used with respect to the New Notes, means, as of the date of determination, all New Notes theretofore authenticated and delivered under the Indenture, except:

(1) New Notes theretofore canceled by the Principal Paying Agent or delivered to the Principal Paying Agent for cancellation;

(2) New Notes, or portions thereof, for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee, Principal Paying Agent or any paying agent (other than the Issuer) in trust or set aside and segregated in trust by the Issuer (if the Issuer shall act as their own paying agent) for the Holders of such New Notes; provided that, if such New Notes are to be redeemed, notice of such redemption has been duly given pursuant to the Indenture or provision therefor satisfactory to the Trustee has been made; and

(3) New Notes which have been paid pursuant to the provisions for “Mutilated Notes” under the Indenture or in exchange for or in lieu of which other New Notes have been authenticated and delivered pursuant to the Indenture, other than any such New Notes in respect of which there shall have been presented to the Trustee and the Principal Paying Agent proof satisfactory to it that such New Notes are held by a protected purchaser in whose hands such New Notes are valid obligations of the Issuer;

provided, however, that in determining whether the Holders of the required principal amount of the New Notes have concurred in any direction, notice, waiver, or consent, New Notes owned by the Issuer or any Affiliate of the Issuer, shall be considered as though not Outstanding, except that for purposes of determining whether the Trustee and/or the Principal Paying Agent, as the case may be, shall be protected in relying upon any such direction, notice, waiver or consent, only New Notes which a Responsible Officer of the Trustee and/or the Principal Paying Agent, as the case may be, actually knows to be so owned shall be so disregarded. New Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee and/or the Principal Paying Agent, as the case may be, the pledgee’s right so to act with respect to such New Notes and that the pledgee is not either of the Issuer or its Affiliates.

“Permitted Collateral Liens” means the following types of Liens:

(1)	Liens in favor of the Collateral Agent for the benefit of the Secured Parties created pursuant to the Indenture and the Security Documents with respect to the New Notes and the Guaranty issued on the date of the Indenture;

(2)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent (taking into account all available extensions) or (b) contested in good faith by appropriate proceedings and as to which the Issuer or its Subsidiaries shall have set aside on its books such reserves to the extent required pursuant to IFRS; and

(3)	Liens arising by operation of law.

“Permitted Liens” means the following types of Liens:

(1)	Liens for taxes, assessments or governmental charges or claims either (a) not delinquent (taking into account all available extensions) or (b) contested in good faith by appropriate proceedings and as to which the Issuer or its Subsidiaries shall have set aside on its books such reserves to the extent required pursuant to IFRS;

(2)	statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, to the extent required by IFRS shall have been made in respect thereof;

(3)	Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure public or statutory obligations, the performance of tenders, statutory obligations, surety and/or appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), including any Lien securing letters of credit issued in the ordinary course of business in connection therewith;

(4)	any judgment Lien not giving rise to an Event of Default;

(5)	easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real Property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

(6)	any interest or title of a lessor under any Capitalized Lease Obligation provided that such Liens do not extend to any Property or assets which are not leased Property subject to such Capitalized Lease Obligation;

(7)	Liens granted upon or with respect to any assets hereafter acquired by the Issuer or any Subsidiary to secure the acquisition costs of such assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such assets, including any Lien existing at the time of the acquisition of such assets as long as the maximum amount so secured shall not exceed the aggregate acquisition costs of all such assets or the aggregate Indebtedness incurred solely for the acquisition of such assets, as the case may be;

(8)	Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other Property relating to such letters of credit and products and proceeds thereof;

(10)	Liens arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which such Indebtedness was originally incurred and which are related to the financing of export, import or other trade transactions;

(11)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Subsidiaries, including rights of offset and set-off;

(12)	Liens securing Hedging Obligations otherwise permitted under the Indenture;

(13)	Liens existing on any asset or on any stock of any Subsidiary prior to the acquisition thereof by the Issuer or any Subsidiary as long as such Lien is not created in anticipation of such acquisition;

(14)	Liens existing as of the Issue Date;

(15)	Liens securing the New Notes and all other monetary obligations under the Indenture;

(16)	Liens in favor of the Issuer or any Subsidiary of the Issuer;

(17)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Subsidiary of the Issuer or becomes a Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any other assets owned by the Issuer or the Subsidiary of the Issuer;

(18)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods or other Liens on inventory and goods to facilitate the purchase, shipment, or storage of such inventory or goods;

(19)	Liens on assets that are the subject of a Sale and Lease-Back Transaction;

(20)	Liens arising by operation of law;

(21)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(22)	Liens on the receivables or inventory of the Issuer or any Subsidiary of the Issuer securing obligations under or in connection with any lines of credit or working capital facilities;

(23)	Leases, licenses, subleases or sublicenses granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Issuer and its Subsidiaries;

(24)	Liens in favor of the Venezuelan government or any agency or instrumentality thereof to secure payments under any agreement entered into between such entity and the Issuer or a Subsidiary of the Issuer;

(25)	Liens to secure obligations of the Issuer or a Subsidiary of the Issuer under agreements that provide for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary; provided that the maximum aggregate liability in respect of all such Liens will at no time exceed the gross proceeds actually received by the Issuer and the Subsidiary of the Issuer in connection with such disposition;

(26)	Lien over any Qualifying Asset relating to a project financed by, and securing Indebtedness incurred in connection with, the Project Financing of such project by the Issuer, any of the Issuer’s Subsidiaries or any consortium or other venture in which the Issuer has any ownership or similar interest; and

(27)	Lien in respect of Indebtedness the principal amount of which in the aggregate, together with all Liens not otherwise qualifying as the Issuer’s Permitted Liens pursuant to this definition, does not exceed 15% of the Issuer’s consolidated total assets (as determined in accordance with IFRS) at any date as at which the Issuer’s balance sheet is prepared and published as provided herein.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Pledgor” means PDV Holding, Inc.

“Project Financing” of any project means the incurrence of Indebtedness relating to the exploration, development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more Qualifying Assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness.

“Principal Property” means (a) the Lake Charles Refinery Assets, (b) the Corpus Christi Refinery Assets and (c) the Lemont Refinery Assets.

“Property” means any property of any kind whatsoever, whether movable, immovable, real, personal or mixed and whether tangible or intangible, any right or interest therein or any receivables or credit rights.

“Qualifying Asset” in relation to any Project Financing means:

•	any concession, authorization or other legal right granted by any governmental authority to the Issuer or any of the Issuer’s subsidiaries, or any consortium or other venture in which the Issuer or any subsidiary has any ownership or other similar interest;

•	any drilling or other rig, any drilling or production platform, pipeline, marine vessel, vehicle or other equipment or any refinery, oil or gas field, processing plant, real property (whether leased or owned), right of way or plant or other fixtures or equipment;

•	any revenues or claims that arise from the operation, failure to meet specifications, failure to complete, exploitation, sale, loss or damage to, such concession, authorization or other legal right or such drilling or other rig, drilling or production platform, pipeline, marine vessel, vehicle or other equipment or refinery, oil or gas field, processing plant, real property, right of way, plant or other fixtures or equipment or any contract or agreement relating to any of the foregoing or the project financing of any of the foregoing (including insurance policies, credit support arrangements and other similar contracts) or any rights under any performance bond, letter of credit or similar instrument issued in connection therewith;

•	any oil, gas, petrochemical or other hydrocarbon-based products produced or processed by such project, including any receivables or contract rights arising therefrom or relating thereto and any such product (and such receivables or contract rights) produced or processed by other projects, fields or assets to which the lenders providing the project financing required, as a condition therefore, recourse as security in addition to that produced or processed by such project; and

•	shares, rights or other ownership interest in, and any subordinated debt rights owing to the Issuer by, a special purpose company or vehicle formed solely for the development of a project, and whose principal assets and business are constituted by such project and whose liabilities solely relate to such project.

“Reference Treasury Dealer” means a primary U.S. government securities dealer in New York City, New York designated by the Issuer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Financial Advisor, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Financial Advisor at 5:00 p.m., New York City, New York time, on the third Business Day preceding such redemption date.

“Relevant Taxing Jurisdiction” has the meaning set forth under “—Additional Amounts.”

“Responsible Officer” means, with respect to the Trustee, the Principal Paying Agent or the Collateral Agent, any officer within the corporate trust office of the Trustee, the corporate office of the Principal Paying Agent or the corporate office of the Collateral Agent, respectively, with direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Sale and Lease-Back Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Issuer or a Subsidiary of the Issuer transfers such Property to another Person and the Issuer or a Subsidiary of the Issuer leases it from such Person.

“Secured Parties” means, collectively, the Collateral Agent, the Trustee, the Principal Paying Agent, the holders of New Notes and any other Person (other than the Issuer, the Guarantor or any Affiliate of any thereof) that has a right to receive any payment from any of the Issuer or the Guarantor under the Transaction Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means, collectively, the following documents:

(1) the CITGO Holding Share Pledge Agreement; and

(2) each other agreement or instrument designated as a “Security Document” by the Issuer or the Guarantor from time to time.

“Significant Subsidiary” means any Subsidiary of the Issuer that would be a “Significant Subsidiary” of the Issuer within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer’s Subsidiaries on the Issue Date or any business that is similar, reasonably related or ancillary thereto.

“Subsidiary” with respect to any Person, means:

(1)	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be Beneficially Owned by such Person; or

(2)	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time Beneficially Owned by such Person.

“Taxes” has the meaning set forth under “—Additional Amounts.”

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§77aaa-77bbbb) as in effect on the Issue Date.

“Transaction Documents” means, collectively, the following documents:

(i)	the Indenture;

(ii)	the New Notes;

(iii)	the Security Documents; and

(iv)	each other agreement or instrument designated as a “Transaction Document” by the Issuer or the Guarantor from time to time.

“Treasury Rate” means, with respect to the redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the redemption date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price of the redemption date. The Treasury Rate will be calculated by the Issuer or its nominee on the third Business Day preceding the redemption date.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by translating such other currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable other currency as published in U.S. dollars on the date that is two Business Days prior to the date of such determination; provided that the exchange rate published by the Banco Central de Venezuela in the Venezuelan Federal Official Gazette, as the exchange rate for satisfaction of foreign currency denominated obligations in effect on the relevant date, will be used for any such translation of Venezuelan Bolívares into U.S. dollars. Notwithstanding any other provision of the Indenture, no specified amount of U.S. dollars shall be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

“Venezuela” means the Bolivarian Republic of Venezuela.

Book-Entry; Delivery and Form

The Global Notes

The New Notes will be issued in the form of one or more fully registered global notes (the “Global Notes”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depositary” or “DTC,”) and registered in the name of Cede & Co., the Depositary’s nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in the Depositary.

Investors may elect to hold interests in the Global Notes through the Depositary, Clearstream Banking Luxembourg S.A. (“Clearstream”) or Euroclear Bank S.A., as operator of the Euroclear System (“Euroclear”) if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream and JPMorgan Chase Bank will act as depositary for Euroclear. Except as described below, the Global Notes may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee.

PDVSA will apply to DTC for acceptance of the global notes in its book-entry settlement system.

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer does not take responsibility for these operations and procedures and urge holders to contact the system or their participants directly to discuss these matters.

DTC, Euroclear and Clearstream have advised the Issuer as follows:

DTC. DTC is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a “banking organization” within the meaning of the New York Banking Law, (iii) a member of the Federal Reserve System, (iv) a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended, and (v) a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC’s participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies, or indirect participants that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.

Euroclear. Euroclear Bank holds securities for its participants and clears and settles transactions between its participants through simultaneous electronic book-entry delivery against payment. Euroclear Bank provides various other services, including safekeeping, administration, clearance and settlement and securities lending and borrowing, and interfaces with domestic markets in several countries. Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable law (collectively, the “Euroclear Terms and Conditions”). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear.

Clearstream. Clearstream is incorporated under the laws of The Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries.

We expect that pursuant to procedures established by DTC (i) upon deposit of each global note, DTC will credit the accounts of participants designated by the Exchange Agent with an interest in the global note and (ii) ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of participants) and the records of participants and the indirect participants (with respect to the interests of persons other than participants).

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer interests in the New Notes represented by a global note to such persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer such interest to persons or entities that do not participate in DTC’s system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in respect of a global note will not be entitled to have New Notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee or the Principal Paying Agent thereunder. Accordingly, each holder owning a beneficial interest in respect of a global note must rely on the procedures of DTC and, if such holder is not a participant or an indirect participant, on the procedures of the participant through which such holder owns its interest, to exercise any rights of a holder of New Notes under the Indenture or such global note. We understand that under existing industry practice, in the event that we request any action of holders of New Notes, or a holder that is an owner of a beneficial interest in respect of a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize holders owning through such participants to take such action or would otherwise act upon the instruction of such holders. Neither we, the Trustee, the Principal Paying Agent or any paying agent, security registrar or transfer agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Payments on the New Notes

Payments on the New Notes will be made in U.S. dollars.

Payments of principal and interest under each global note will be made to DTC’s nominee as the registered owner of such global note. PDVSA expects that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global note as shown on the records of DTC. PDVSA also expects that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of PDVSA, the Trustee, the Principal Paying Agent, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global note or for maintaining or reviewing any records relating to such beneficial interests.

Certificated New Notes

A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the Rule 144A Global Note only upon receipt by the Principal Paying Agent of a Rule 144A certificate of the transferee. A certificated note may be transferred to a Person who wishes to hold a beneficial interest in the Regulation S Global Note only upon receipt by the Principal Paying Agent of a Regulation S certificate of the transferor. A certificated note may be transferred to a Person who wishes to hold a certificated note only upon receipt by the Principal Paying Agent of (x) a Rule 144A certificate of the transferee or (y) a Regulation S certificate of the transferor. The restrictions on transfer described in this paragraph will not apply (1) to New Notes sold pursuant to a registration statement under the Securities Act or to exchange notes or (2) after such time (if any) as PDVSA determines and instructs the Principal Paying Agent that the New Notes are eligible for resale pursuant to Rule 144 under the Securities Act without the need for current public information. There is no assurance that the New Notes will become eligible for resale pursuant to Rule 144. Notwithstanding the foregoing, certificated notes that do not bear the restricted legend set forth under “Transfer Restrictions” will not be subject to the restrictions described above applicable to transfers to Persons who will hold in the form of beneficial interests in the Regulation S Global Note or certificated notes.

If DTC notifies PDVSA that it is unwilling or unable to continue as depositary for a global note and a successor depositary is not appointed by PDVSA within 90 days of such notice, or an Event of Default has occurred and the Principal Paying Agent has received a request from DTC, each beneficial interest in that global note will be exchanged for one or more certificated notes registered in the name of the owner of such beneficial interest, as identified by DTC. Any such certificated note issued in exchange for a beneficial interest in the Rule 144A Global Note or the Regulation S Global Note will bear the restricted legend set forth under “Transfer Restrictions” and accordingly will be subject to the restrictions on transfer applicable to certificated notes bearing such restricted legend.

Same Day Settlement and Payment

The Indenture will require that payments in respect of the New Notes represented by the global notes be made by wire transfer of immediately available funds to the accounts specified by holders of the global notes. With respect to New Notes in certificated form, PDVSA will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder’s registered address.

The New Notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by DTC to be settled in immediately available funds. PDVSA expects that secondary trading in any certificated notes will also be settled in immediately available funds.

NOTICE TO PROSPECTIVE INVESTORS

Notice to Prospective investors in Venezuela

On January 8, 2010, the Venezuelan government, through the Ministry of Finance and the Central Bank, enacted Foreign Exchange Agreement No. 14, which established a dual exchange rate regime (Convenio Cambiario No. 14), and was in place throughout 2010. As of January 11, 2010, the dual exchange rate regime established an exchange rate of Bs. 2.60 to U.S.$1 for essential goods, including food, health, imports of machinery and equipment, science and technology, as well as all non-petroleum public sector transactions and other special cases. The exchange rate for all other transactions was set at Bs. 4.30 to U.S.$1. This dual exchange rate regime abrogated Foreign Exchange Agreement No. 2 from March 1, 2005, which established a single exchange rate for all transactions of Bs. 2.15 to U.S.$1.

Subsequently, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 18, dated as of June 1, 2010 (Convenio Cambiario No. 18), under which the Central Bank was vested with the authority to regulate the transaction in Bolívares of securities denominated in foreign currency issued or to be issued by Venezuela and other entities owned directly or indirectly by Venezuela.

On December 30, 2013, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 24 (Convenio Cambiario No. 24), effective as of December 30, 2013. Pursuant to this Foreign Exchange Agreement, foreign currency originating from activities and transactions that differ from exports of hydrocarbons of PDVSA and its affiliates, joint ventures created under the Organic Hydrocarbons Law, and service companies that are part of the so-called Petroleum Industrial National Conglomerate (Conglomerado Nacional Industrial Petrolero) may be sold at an exchange rate based on the most recent foreign currency auction granted through the direct and indirect currency conversion mechanism, “Supplementary System for the Administration of Foreign Currency” (SICAD), as published by the BCV on its web page, less 0.25%. This Foreign Exchange Agreement No. 24 was abrogated on April 4, 2014 by Foreign Exchange Agreements No. 27 and No. 28.

On March 10, 2014, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 27 (Convenio Cambiario No. 27), effective as of March 10, 2014, published in Official Gazette No. 40,368 dated March 10, 2014, which established SICAD II, a new system for currency exchange that operates in parallel to SICAD. This new system created a new legal variable exchange rate, and unlike SICAD, SICAD II operates via auctions that are held on a daily basis by the Central Bank and are open to the general public in Venezuela for the exchange of currency between U.S. dollars and Bolívares. Unlike SICAD, the proceeds from SICAD II transactions are not restricted to a specific list of uses, provided that SICAD II is not available for use by PDVSA directly. The SICAD II exchange rate may not be lower than the exchange rate established in Foreign Exchange Agreement No. 14 dated February 8, 2013, published in Official Gazette No. 40,108 dated February 8, 2013 (Bs. 6.30/U.S.$1 for the sale of foreign currency, and Bs. 6.2842/U.S.$1 for the purchase of foreign currency). The Central Bank publishes a reference exchange rate for SICAD II operations on a daily basis on its official website.

On April 3, 2014, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 28 (Convenio Cambiario No. 28), effective as of April 4, 2014. Pursuant to this Foreign Exchange Agreement, foreign currency originating from activities and transactions other than from sales and/or exports of hydrocarbons by PDVSA, its affiliates and joint ventures created under the Organic Hydrocarbons Law, may only be sold at an exchange rate based on the most recent foreign currency auction granted through SICAD II, as published by the BCV, less 0.25%. The sale of foreign currency originating from oil exports by PDVSA, its affiliates and joint ventures are made at the exchange rate of Bs. 6.2842/U.S.$1 set forth in Exchange Agreement No. 14. Additionally, pursuant to this Foreign Exchange Agreement, foreign currency originating from activities carried out by service companies that are part of the so-called Petroleum Industrial National Conglomerate (Conglomerado Nacional Industrial Petrolero) may only be sold at an exchange rate equivalent to the most recent last foreign currency auction granted through SICAD II, as published by the BCV. Both Foreign Exchange Agreement No. 27 and 28 abrogate and replace Foreign Exchange Agreement No. 24 enacted on December 30, 2013.

On February 10, 2015, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 33 (Convenio Cambiario No. 33), published in the Official Gazette No. 6,171 dated February 10, 2015. Through this Foreign Exchange Agreement No. 33, a new foreign exchange system was created, known as Sistema Marginal de Divisas (SIMADI). This system replaced SICAD II, which ceased its operations on February 12, 2015. SIMADI consists of a mechanism to buy and sell foreign currency at a rate set by market transactions where the general public and private and public entities can offer and buy foreign currency without such funds being limited to a specific use or purpose. Likewise, this system established two types of operations based on the amount to be offered or bought in the relevant transaction: (i) high value operations, where the minimum amount to be offered or bought was set at U.S.$3,000; and (ii) retail operations, where the minimum amount to be offered or bought is set at U.S.$300, as published in an Official Communication issued by the Central Bank, dated February 11, 2015. Under the regime of Foreign Exchange Agreement No. 33 there were three (3) official exchange rates: (i) the exchange rate of the CENCOEX of Bs. 6.30/U.S.$1; (ii) the exchange rate of SICAD I and (iii) the exchange rate of SIMADI.

On March 9, 2016, the Ministry of Finance and the Central Bank enacted Foreign Exchange Agreement No. 35 (Convenio Cambiario No. 35), effective as of March 10, 2016, published in Official Gazette No. 40,865 dated March 9, 2016, which established two exchange rates: (i) a protected exchange rate (known as “DIPRO”) fixed at 9.975 to buy and Bs. 10.00 to sell for products related to the food and pharmaceuticals sectors as well as other sectors specified in the Foreign Exchange Agreement and; (ii) the complementary floating exchange market rate (known as “DICOM”), which varies in accordance with market needs, for the remaining sectors.

The exchange transactions derived from the export and/or sale of hydrocarbons by PDVSA and its affiliates and joint ventures, as well as those derived from financing operations, financial instruments, capital contributions, asset sales, dividends, collection of debts, and provision of services can be made using any of the exchange rates described above, or any other rate; provided, that if any rate other than the exchange rates described above is to be used, such rate shall be reduced in one-quarter of a percent (0.25%) and must be authorized by the Vice-presidency of the Economic Sector, the Ministry for Bank and Finance and the Central Bank.

The Foreign Exchange Agreement No. 35 provides that the mechanisms for the exchange transactions provided in the partially abrogated Foreign Exchange Agreement No. 33 of February 10, 2015, published in the Extraordinary Official Gazette No. 6,171 dated February 10, 2015, shall continue to remain in force until such mechanisms are replaced pursuant to a subsequent Foreign Exchange Agreement. Therefore, the acquisition of foreign currency at the DICOM exchange rate shall continue to be executed through the SIMADI system, which consists of auctions that are held on a daily basis by the Central Bank and are open to the general public in Venezuela for the exchange of currency between U.S. dollars and Bolívares.

The purchase and sale of the New Notes in the secondary market in Venezuela in transactions payable in Bolívares by individuals and legal entities domiciled in Venezuela can occur only through universal banks (under Venezuelan law, a universal bank is a bank that can carry out any financial operation permitted by Venezuelan laws), authorized stock brokers and the Bolsa de Valores Pública Bicentenaria (Bicentennial Public Stock Exchange) and it must be made at the complementary floating exchange market rate (DICOM) pursuant to the Foreign Exchange Agreement No. 35 dated March 9, 2016 published in the Official Gazette No. 40,865 and the Foreign Exchange Agreement No. 33 dated February 10, 2015 published in the Extraordinary Official Gazette No. 6,171.

These regulations do not apply to the purchase and sale of New Notes effected in the international markets.

In the future, the New Notes might be sold in Venezuela in the Public Securities Exchange (Bolsa Pública de Valores Bicentenaria), created pursuant to the Public Securities Exchange Law (Ley de la Bolsa Pública de Valores Bicentenaria) published in the Special Official Gazette No. 5,999 dated November 13, 2010 and its General Rules (Reglamento General de la Bolsa Pública de Valores Bicentenaria) published in the Official Gazette No. 39,566 dated December 3, 2010, as amended by Official Gazette No. 39,659 dated April 25, 2011, in accordance with the procedures and subject to the terms and conditions established in the Rules relating to the Registration, Negotiation and Settlement of Securities in the Public Securities Exchange (Reglamento de Inscripción, Negociación y Liquidación de Valores en la Bolsa Pública de Valores Bicentenaria) issued by the Venezuelan Superintendency of Securities (Superintendencia Nacional de Valores) and published in the Official Gazette No. 39,600 dated January 24, 2011.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the relevant implementation date), an exchange of the New Notes described in this offering circular may not be made to the public in that Relevant Member State other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This offering circular is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This offering circular and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

TRANSFER RESTRICTIONS

We are offering the New Notes pursuant to the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof. Accordingly, the New Notes are subject to the same restrictions on transfer as the Existing Notes as summarized below. By submitting the Exchange Instructions, each holder of Existing Notes will be deemed to have made the following acknowledgements and representations to and agreements with the Issuer (terms used in this paragraph that are defined in Rule 144A or Regulation S under the Securities Act are used herein as defined therein):

(1) It understands that the New Notes are being offered in a transaction not involving any public offering in the United States within the meaning of the Securities Act, that the New Notes have not been and will not be registered under the Securities Act and that (A) if in the future it decides to offer, resell, pledge or otherwise transfer any of the New Notes, such New Notes may be offered, resold, pledged or otherwise transferred only (i) to PDVSA or any of its subsidiaries (ii) pursuant to an effective registration statement under the Securities Act, (iii) to a QIB in compliance with Rule 144A, (iv) outside the U.S. in compliance with Rule 904 under the Securities Act, or (v) pursuant to the exemption from registration provided by Rule 144 under the Securities Act (if available) or any other available exemption from registration under the Securities Act, and that (B) the investor will, and each subsequent holder is required to, notify any subsequent investor that purchases the New Notes from it of the resale restrictions referred to in (A) above.

(2) Each holder of the Existing Notes being tendered acknowledges that none of the Issuer, the Trustee, the Principal Paying Agent nor any person representing the Issuer, the Trustee or the Principal Paying Agent has made any representation to such holder with respect to the Issuer, the Exchange Offers or the offering of the New Notes, other than the information contained in this offering circular. The holder represents that it is relying only on this offering circular in making its decision to exchange the Existing Notes for the New Notes as it has deemed necessary in connection with its decision to exchange the Existing Notes for the New Notes, including an opportunity to ask questions and request information from the Issuer.

(3) Each holder represents that it is tendering the Existing Notes in exchange for the New Notes for its own account, or for one or more other holder’s accounts for which it is acting as a fiduciary or agent, in each case not with a view to, or for offer or sale in connection with, any distribution of the New Notes in violation of the Securities Act, subject to any requirement of law that the disposition of the holder’s property or the property of that other holder’s account or accounts be at all times within its or their control and subject to its or their ability to resell the New Notes pursuant to any available exemption from registration under the Securities Act.

(4) Each holder understands that the New Notes (other than those issued to persons other than U.S. Persons purchasing New Notes in reliance on Regulation S) will, until the expiration of the one year period following the completion of the distribution of the New Notes by PDVSA and any of its affiliates, unless otherwise agreed by us, bear a legend substantially to the following effect:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER

(1) REPRESENTS THAT:

(A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR

(B) IT IS NOT A UNITED STATES PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT); AND

(2) AGREES FOR THE BENEFIT OF PDVSA THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY:

(A) TO PETRÓLEOS DE VENEZUELA, S.A. OR ANY OF ITS SUBSIDIARIES,

(B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT,

(C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT,

(D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR

(E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE PRINCIPAL PAYING AGENT) MUST BE DELIVERED TO THE PRINCIPAL PAYING AGENT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, PDVSA RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION OR WARRANTY IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT; AND

(3) AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST THEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.

THIS LEGEND CAN BE REMOVED ONLY AT THE OPTION OF THE ISSUER.

In addition to the representations, acknowledgements and agreements herein made by the holders of Existing Notes, each holder of Existing Notes tendered in exchange for New Notes offered in reliance on Regulation S will be deemed to have represented and agreed that (i) it is not a U.S. Person (as such term is defined in Regulation S) and is exchanging the Existing Notes for the New Notes in an offshore transaction pursuant to Regulation S, (ii) it is exchanging the Existing Notes for the New Notes for its own account or an account for which it exercises sole investment discretion and that it and any such account is a foreign purchaser that is outside the United States and acknowledge that the New Notes have not been and will not be registered under the Securities Act or with any securities regulatory authority in any jurisdiction and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except as set forth below; (iii) if it should resell or otherwise transfer the New Notes prior to the expiration of a restricted period (defined as 40 days after the date of completion of the distribution of the New Notes by PDVSA and any of its affiliates) it will do so only (a)(i) outside the United States in compliance with Rule 904 under the Securities Act or (ii) to a qualified institutional buyer in compliance with Rule 144A, and (b) in accordance with all applicable securities laws of the states of the United States or any other applicable jurisdiction and (iv) it understands that such New Notes will, unless otherwise agreed by us, bear an additional legend substantially to the following effect:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AGENCY IN ANY JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR IN A TRANSACTION NOT

SUBJECT TO THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THIS NOTE IS SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN THE REVERSE HEREOF. PRIOR TO THE EXPIRATION OF A RESTRICTED PERIOD ENDING ON THE 40TH DAY AFTER THE DATE OF COMPLETION OF THE DISTRIBUTION OF THE NEW NOTES BY PDVSA AND ANY OF ITS AFFILIATES, THIS SECURITY, OR ANY BENEFICIAL INTEREST HEREIN, MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED EXCEPT (A)(1) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (2) TO A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT IN COMPLIANCE WITH RULE 144A, AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER AGREES THAT IT WILL DELIVER TO EACH PERSON TO WHOM THIS NOTE OR AN INTEREST THEREIN IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THIS LEGEND CAN BE REMOVED ONLY AT THE OPTION OF THE ISSUER.

(5) Each holder also acknowledges that the Issuer, the Principal Paying Agent and others will rely upon the truth and accuracy of the above acknowledgements, representations and agreements. The holder agrees that if any of the acknowledgements, representations and agreements the holder is deemed to have made by its tender of the Existing Notes is no longer accurate, the holder will promptly notify the Issuer and the Principal Paying Agent. If the holder is exchanging any Existing Notes for New Notes as a fiduciary or agent for one or more holder accounts, the holder represents that it has sole investment discretion with respect to each of those accounts and that it has full power to make the above acknowledgements, representations and agreements on behalf of each account.

LEGAL MATTERS

Certain legal aspects of U.S. law and New York law and the issuance of the New Notes offered hereby will be passed upon for us by Hogan Lovells US LLP as our U.S. legal counsel. Certain legal matters with respect to Venezuelan law will be passed upon for us by Despacho de Abogados Hogan Lovells, S.C. as our Venezuelan legal counsel.

INDEPENDENT AUDITORS

Our annual audited consolidated financial statements as of December 31, 2015, 2014 and 2013, and for the years then ended included elsewhere in this offering circular have been audited by Rodríguez Velázquez & Asociados, a member firm of KPMG International, an independent auditor.

The audit report as of December 31, 2015 dated June 30, 2016 contains emphasis paragraphs indicating that: (i) PDVSA is conducting an independent investigation on certain events to which the Company was subject in connection with the international procurement process for goods and services through one of its subsidiaries. The external specialists have estimated that it will be extended for a while, and that it might require changes in its scope as the investigation progresses. As a result thereof, such investigation is subject to a series of uncertainties which possible effects on the results of operations and the consolidated financial position of PDVSA cannot be currently determined with sufficient accuracy, and (ii) PDVSA as the national oil company owned by the Bolivarian Republic of Venezuela and according to its corporate objective and specific responsibilities, performs significant transactions with its stockholder, government institutions and others related entities, resulting in significant effects on the annual audited consolidated financial statements.

The audit report as of December 31, 2014 dated March 30, 2015 contains emphasis paragraphs indicating that PDVSA as the national oil company owned by the Bolivarian Republic of Venezuela and according to its corporate objective and specific responsibilities, performs significant transactions with its stockholder, government institutions and others related entities, resulting in significant effects on the annual audited consolidated financial statements.

The audit report as of December 31, 2013 dated May 6, 2014 contains emphasis paragraphs indicating that: (i) PDVSA as the national oil company owned by the Bolivarian Republic of Venezuela and according to its corporate objective and specific responsibilities, performs significant transactions with its stockholder, government institutions and others related entities, resulting in significant effects on the annual audited consolidated financial statements, and (ii) in preparing the consolidated financial statements for the year ended December 31, 2013, PDVSA recognized the effect of the revised International Accounting Standard 19 Employee Benefits, which shall be applied retrospectively and for annual periods beginning on or after January 1, 2013. Therefore, the Company restated its consolidated financial statements for the years ended as of December 31, 2012 and 2011. The financial information as of June 30, 2016, July 31, 2016 and September 12, 2016 included elsewhere in this offering circular has not been reviewed nor audited by Rodríguez Velázquez & Asociados.

AVAILABLE INFORMATION

We will furnish, upon prior written request of any registered owner of a New Note, or holder of New Note, or beneficial owner of a New Note, such information as is specified in paragraph (d)(4) of Rule 144A under the Securities Act: (a) to such holder or owner of the New Note, (b) to a prospective holder of such New Note (or beneficial interest therein) who is a qualified institutional buyer designated by such holder or owner of the New Note or (c) to the Principal Paying Agent for delivery to such holder or owner or such prospective holder so designated, in each case in order to permit compliance by such holder or owner with Rule 144A in connection with the resale of such New Note (or a beneficial interest therein) in reliance upon Rule 144A unless, at the time of such request, (1) we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or (2) we qualify for the exemption to Rule 12g3-2(b).

TECHNICAL AND REGULATORY TERMS

A unit conversion table and a glossary of certain oil and gas terms, including abbreviations for certain units, used in this offering circular are contained below. When used in this offering circular, the following terms mean:

“m” means thousand;

“mm” means million;

“b” means billion;

“t” means trillion;

“one billion” means one thousand million;

“bcf” means billion cubic feet;

“bls” means barrels;

“boe” means barrel-of-oil equivalent;

“bpd” means barrel per day;

“dwt” means deadweight tons, a designation for the size or displacement of a ship;

“km” means kilometer;

“mboe” means thousand barrel-of-oil equivalent;

“mbpd” means thousand barrels per day;

“mmbpd” means million barrels per day;

“mmcf” means million cubic feet;

“mmcfd” means million cubic feet per day;

“mmscfd” means million standard cubic feet per day;

“tcf” means thousand cubic feet; and

“tdwt” means thousand of dead weight tons.

Equivalent measures are based upon:

1 barrel equals 42 U.S. gallons;

1 barrel of oil equivalent equals 1 barrel of crude oil;

1 barrel of oil equivalent equals 5,800 cubic feet of natural gas;

1 barrel of crude oil per day equals 50 tons of crude oil per year (33º degrees API);

1 cubic meter equals 33.315 cubic feet;

1 metric ton equals 1,000 kilograms; and

1 metric ton crude oil equals 7.3 barrels of crude oil (33º degrees API).

Terms:

“2D” means two dimensional seismic lines (square kilometers).

“3D” means three dimensional seismic lines (square kilometers).

“API gravity” means an indication of density of crude oil or other liquid hydrocarbon as measured by a system recommended by the American Petroleum Institute (API), measured in degrees. The lower the API gravity, the heavier the compound. For example, asphalt has an API gravity of 8º and gasoline has a gravity of 50º.

“barrels” means barrel of crude oil, including condensates and natural gas liquids.

“condensate” means light carbon substance produced from natural gas that condenses into liquid at normal temperatures and pressures associated with surface production equipment.

“crude slate” means a listing of the various crudes that are processed in a refinery during a given period in a given configuration.

“Distillate” means liquid hydrocarbons distilled from crude or condensates.

“Empresas Mixtas” means joint stock contractual structure between us and third-party companies.

“feedstock” means partially refined products that are added to the crude slate and converted into refined petroleum products.

“fractionation” means a processing unit that breaks down feedstock into desired fractions (specific boiling ranges).

“HDHPLUS®” is a high conversion process for heavy and extra heavy oils and refinery residuals via hydro conversion that produces a very good performance in output liquids (115%) to high quality products. It is a flexible technology that allows for processing different crude streams with high sulfur and metals content. At the same time, it reduces the handling of solids and refinery byproducts and is environmentally friendly.

“light crude oil” means, unless the context otherwise requires, crude oil with average API gravity of 30º or more.

“LNG” means liquefied natural gas.

“medium crude oil” means, unless the context otherwise requires, crude oil with an average API gravity between 21º, inclusive, and 30º.

“NGL” means natural gas liquids.

“proved developed reserves” means the reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing natural forces and mechanisms of primary recovery are included as “proved developed reserves” only after testing by a pilot project or after the operating of an installed program has confirmed through production response that increased recovery will be achieved.

“proved reserves” means the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrates with reasonable certainty to be recoverable in future years from known reserves under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not escalations based upon future conditions.

“Ratio Reserves/Production” means remaining reserves life in years of proved crude oil reserves at the end of the period divided by production from the top of the wells.

Company Abbreviations:

“BANDES” means Banco de Desarrollo Económico y Social de Venezuela (Bank for Social and Economic Development of Venezuela).

“BCV” or “Central Bank” means Banco Central de Venezuela.

“BITOR” means Bitumenes Orinoco, S.A.

“BP” means BP Plc.

“Cerro Negro” means Petrolera Cerro Negro, S.A.

“CGC” means Compañía General de Combustibles.

“Chalmette Refining” means Chalmette Refining L.L.C.

“Chevron” means Chevron Corporation.

“CITGO” means CITGO Petroleum Corporation.

“CITGO Holding” means CITGO Holding, Inc.

“CNPC” means China National Petroleum Corporation.

“ConocoPhillips” means ConocoPhillips Company.

“CPZ” means ConocoPhillips Petrozuata B.V.

“CRP” means Centro Refinador Paraguaná (Paraguaná Refining Complex).

“CVP” means Corporación Venezolana del Petróleo, S.A.

“Deutsche BP” means Deutsche BP AG.

“ENI” means Eni B.V.

“ExxonMobil” means ExxonMobil Corporation.

“FEM” means Fondo para la Estabilización Macroeconómica (Macroeconomic Stabilization Fund).

“Hamaca” means Petrolera Hamaca, C.A.

“Hess” means Hess Corporation.

“Hovensa” means HOVENSA, L.L.C.

“ICC” means International Chamber of Commerce.

“INTEVEP” means INTEVEP, S.A.

“Isla refinery” means Refinería Isla (Curazao), S.A.

“Merey Sweeny” means Merey Sweeny, L.P.

“MINPEM” means Ministry of Petroleum.

“Neste Oil” means Neste Oil Corporation.

“NGL” means natural gas liquids.

“Nynäs” means AB Nynäs Petroleum.

“ONT” means the National Treasury Office (Oficina Nacional del Tesoro).

“OPEC” means Organization of Petroleum Exporting Countries.

“OPIC” means OPIC Karimun Corporation.

“Orinoco Oil Belt” means natural bitumen and extra-heavy crude reserves located in eastern Venezuela.

“PDV Chalmette” means PDV Chalmette, Inc.

“PDV Europa” means PDV Europa B.V.

“PDV Holding” means PDV Holding, Inc.

“PDV Marina” means PDV Marina, S.A.

“PDV Sweeny” means Sweeny Coker LLC.

“PDV Texas” means PDV Texas, Inc.

“PDVSA Cerro Negro” means PDVSA Cerro Negro, S.A.

“PDVSA-Cuba” means PDVSA Cuba S.A.

“PDVSA Gas” means PDVSA Gas, S.A.

“PDVSA P&G” means PDVSA Petróleo y Gas, S.A.

“PDVSA Petróleo” means PDVSA Petróleo, S.A.

“PEQUIVEN” means Petroquímica de Venezuela, S.A.

“PetroCanada” means Petro-Canada La Ceiba, GmbH (formerly Veba Oel & Gas La Ceiba, GmbH).

“Petrozuata” means Petrolera Zuata, C.A.

“Phillips Venezuela” means Phillips Petroleum Company Venezuela Limited.

“Rosneft” means Rosneft Holdings Limited S.A.

“Rühr” means Rühr Oel GmbH.

“SEC” means United States Securities and Exchange Commission.

“SENIAT” means Servicio Nacional Integrado de Administración Aduanera y Tributaria (National Service of Tax and Customs Administration of Venezuela).

“Sincor” means Sincrudos de Oriente, S.A.

“Statoil” means Statoil Sincor AS.

“Sweeny Sub” means Sweeny Coker Investor Sub, Inc.

“Venezuela” means República Bolivariana de Venezuela (The Bolivarian Republic of Venezuela).

“Veba Oel” means Veba Oel AG.

INDEX OF DEFINED TERMS

2D	177
3D	177
Additional Amounts	16, 145
adjusted issue price	137
Affected Notes	39
Affiliate	158
Announcement Date	41
API gravity	177
April 2017 Notes	i, 10
AR Funding	82
ATOP	11, 36
b	177
Banco de Venezuela	70
Banco del Tesoro	70
BANDES	69, 178
barrels	177
bcf	177
BCV	178
BITOR	178
bls	177
Board of Directors	158
boe	177
Bolívar	158
Bolívares	158
BP	178
bpd	177
Business Day	158
Business Plan	3
Call Option Arbitration	118
Capital Stock	158
Cash Equivalent	158
Central Bank	178
Cerro Negro	178
CGC	178
Chalmette Refining	178
Chevron	178
CITGO	178
CITGO Holding	179
CITGO Holding Senior Secured Notes	82
CITGO Holding Senior Secured Term Loan B	81
CITGO Holding Share Pledge Agreement	159
CITGO Opco Party	159
CITGO Restricted Assets	159
CITGO Senior Secured Credit Facility	79
CITGO Senior Secured Notes	79, 80
Clearstream	167
Clearstream, Luxembourg	11
CNG	5, 90
CNPC	179
Collateral	i, 159
Collateral Agent	140
Collateral Disposition	159
Comparable Treasury Issue	159
Comparable Treasury Price	159

condensate	177
ConocoPhillips	118, 179
CORPOELEC	132
Corpus Christi Land	160
Corpus Christi Refinery Assets	160
covenant defeasance	153
CPDs	131
CPZ	179
CRCCLP	160
CRP	179
crude slate	177
Crystallex	120
CVP	119, 179
daily newspaper	157
Default	160
defeasance	153
Depositary	167
Deutsche BP	179
DICOM	6, 58, 171
DIPRO	6, 58, 171
Direct Participant	37
Discontinued Operations	vi
Distillate	177
downstream	3, 54, 84
DTC	ii, 36, 167
dwt	177
Early Tender Deadline	i
Early Tender Premium	i
EEA	iii
Empresas Mixtas	177
ENI	179
Euroclear	ii, 11, 167
Events of Default	150
Excess Proceeds	148
Exchange Act	160
Exchange Agent	45
Exchange Consideration	i
Exchange Offers	i
Existing Notes	i
Expiration Date	i
ExxonMobil	179
Fair Market Value	160
feedstock	178
FEM	179
FIEL	v
Financial Promotion Order	iii
FOGADE	70
FONDESPA	69
fractionation	178
FSBRSA	131
Gazprombank	104
Global Notes	167
Guarantor	i, 140, 160
Guaranty	i, 140

Gulf of Paria Agreements	119
Hamaca	179
HDHPLUS®	178
Hess	179
Holder	134, 160
Hovensa	179
ICC	179
IFRS	160
Indebtedness	160
Indenture	140
Independent Financial Advisor	160
Information Agent	45
Initial Lien	148
Intercompany Pipeline Facilities	160
Interest Payment Date	141
Investment	160
Isla refinery	179
Issue Date	161
Issuer	i, 140
km	177
Lake Charles Land	161
Lake Charles Refinery Assets	161
Lake Charles Storage Terminals	161
Lemont Land	161
Lemont Refinery Assets	161
Lien	161
light crude oil	178
LNG	178
Lookback Adjustment Arbitration	118
Luxembourg Prospectus Act	iv
m	177
mboe	177
mbpd	177
medium crude oil	178
Merey Sweeny	179
MINPEM	179
mm	177
mmbpd	177
mmcf	177
mmcfd	177
mmscfd	177
Neste Oil	179
Net Available Cash	161
New Notes	i, 140
NGL	178, 179
notice of acceleration	151
November 2017 Notes	i
November 2017 Notes”	10
Nynäs	87, 179
Obligations	161
Offer	148
Officer	161
Officer’s Certificate	161
OID	137
one billion	177
ONT	179

OOIP	4, 89
OPEC	27, 179
Opic	119
OPIC	179
Opinion of Counsel	162
Order	172
Orinoco Oil Belt	4, 89, 179
Outstanding	162
passive category income	137
Payment Dates	141
PDV Chalmette	179
PDV Europa	179
PDV Holding	179
PDV Marina	180
PDV Servicios	120
PDV Sweeny	118, 180
PDV Texas	118, 180
PDVSA	i
PDVSA Cerro Negro	180
PDVSA Gas	180
PDVSA P&G	180
PDVSA Petróleo	i, 180
PDVSA-Cuba	180
PEQUIVEN	180
Permitted Collateral Liens	162
Permitted Liens	162
Person	164
Petrobonos	71
PetroCanada	180
Petrosaudi	120
Petrozuata	180
Phillips Venezuela	180
Pledgor	141, 164
pool	82
Principal Paying Agent	140
Principal Payment Date	141
Principal Property	164
Project Financing	164
Property	164
Prospectus Directive	iv
proved developed reserves	178
proved reserves	178
PSO Project	102
Qualifying Asset	164
Ratio Reserves/Production	178
Reference Treasury Dealer	165
Reference Treasury Dealer Quotations	165
Registrar	140
Relevant Member State	iii, 172
relevant person	172
Relevant Taxing Jurisdiction	145, 165
Reserve Law	99
Responsible Officer	165
Rosneft	180
Rühr	180
Sale and Lease-Back Transaction	165

SEC	180
Secured Parties	165
Securities Act	ii, 165, 173, 174
Security Documents	166
SENIAT	180
Settlement Date	42
SICAD	57, 170
Significant Subsidiary	166
Similar Business	166
Sincor	180
Statoil	180
Subsidiary	166
successor company	148
Sweeny Sub	118, 180
t	177

Taxes	145, 166
tcf	177
tdwt	177
Total Exchange Consideration	i
Transaction Documents	166
Transfer Agent	140
Treasury Rate	166
Trustee	140
U.S. Dollar Equivalent	166
U.S. Holder	135
upstream	3, 54, 84
Veba Oel	180
Venezuela	i, 167, 180
Withdrawal Deadline	ii, 12, 39
yield to maturity	137

INDEX TO THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS

PDVSA’s Consolidated Financial Statements with Independent Auditors’ Report for the year Ended December 31, 2015

PETRÓLEOS DE VENEZUELA, S.A.

AND SUBSIDIARIES (PDVSA)

(Owned by the Bolivarian Republic of Venezuela)

Consolidated Financial Statements

December 31, 2015

With Independent Auditor’s Report Thereon

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Financial Statements

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Financial Statements

Appendix I -	Supplementary Information on Exploration and Production Activities of Oil and Gas
	(unaudited)	94

Rodríguez Velázquez & Asociados Contadores Públicos Torre KPMG, Avenida Francisco de Miranda con intersección Avenida Libertador Chacao - Caracas, 1010 - A Venezuela	Teléfono: +58 (212) 277.78.11 (Master) Fax: +58 (212) 263.38.27 www.kpmg.com/ve RIF: J-00256910-7

Independent Auditors’ Report

To the Stockholder and Board of Directors of

Petróleos de Venezuela, S.A.:

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Petróleos de Venezuela, S.A. and subsidiaries (PDVSA) (owned by the Bolivarian Republic of Venezuela), which comprise the consolidated statements of comprehensive income, changes in equity and cash flows for the year ended December 31, 2015, the consolidated statement of financial position as at that date, and notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial performance and consolidated cash flows of Petróleos de Venezuela, S.A. and subsidiaries (PDVSA) for the year ended December 31, 2015 and its consolidated financial position as at that date in accordance with International Financial Reporting Standards.

(Continued)

© 2016 Rodríguez Velázquez & Asociados a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”) a Swiss entity. All rights reserved. RIF: J-00256910-7. Printed in the Bolivarian Republic of Venezuela.

Emphasis of Matter

Without modifying our opinion, we draw attention to the following matters:

•	As described in note 32 to the consolidated financial statements, at the date of our report, PDVSA is conducting an independent investigation on certain events to which the Company was subject in connection with the international procurement process for goods and services through one of its subsidiaries. The external specialists have estimated that it will be extended for a while, and that it might require changes in its scope as the investigation progresses. As a result thereof, such investigation is subject to a series of uncertainties which possible effects on the results of operations and the consolidated financial position of PDVSA cannot be currently determined with sufficient accuracy.

•	As further explained in note 33 to the consolidated financial statements; PDVSA as the national oil company owned by the Bolivarian Republic of Venezuela and according to its social purposes and specific responsibilities, performs significant transactions with its Stockholder, government institutions and other related entities, resulting in significant effects on the consolidated financial statements.

Rodríguez Velázquez & Asociados

Mauro J. Velázquez G.
Public Accountant C.P.C. N° 22.237

June 30, 2016 Caracas, Venezuela

© 2016 Rodríguez Velázquez & Asociados a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”) a Swiss entity. All rights reserved. RIF: J-00256910-7. Printed in the Bolivarian Republic of Venezuela.

2

PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Statement of Comprehensive Income (in millions of dollars)

		For the year ended December 31,
	Notes	2015	2014	2013
			(Restated) (1)

Continuing operations:

Revenue:
Sales of crude oil, products and other	5 - 9 - 35	55,339	101,552	110,719
Finance income	8	16,830	20,343	9,316

		72,169	121,895	120,035

Costs and expenses:
Purchases of crude oil and products, net	5 - 35	22,965	37,266	36,754
Operating, selling, administrative and general expenses		16,828	27,400	23,733
Exploration expenses		50	76	140
Depreciation and amortization	5 - 14	8,995	8,038	8,096
Production, extraction and other taxes	13 - 33	6,294	13,466	19,262
Finance costs	8	2,393	4,065	2,880
Other expenses, net	11	3,986	9,946	4,239

		61,511	100,257	95,104

Profit before contributions for social development and income tax		10,658	21,638	24,931

Contributions for social development	12	9,189	5,321	13,023

Profit before income tax		1,469	16,317	11,908

Income tax:
Current tax expense	13	3,172	9,715	12,280
Deferred tax benefit	13	(6,889)	(4,609)	(5,094)

		(3,717)	5,106	7,186

Profit from continuing operations		5,186	11,211	4,722

Discontinued operations:

Profit (loss) from discontinued operations, net of tax	6	2,159	(2,137)	11,113

Profit		7,345	9,074	15,835

Other comprehensive income:
Items that will not be reclassified to profit or loss -
Remeasurements of benefit liability, net of tax	23	(4,998)	1,390	(3,824)
Items that are or may be reclassified subsequently to profit or loss -
Foreing operations - foreign currency translation differences		241	2,001	896

Other comprehensive income, net of tax		(4,757)	3,391	(2,928)

Total comprehensive income		2,588	12,465	12,907

Profit attributable to:
Company’s stockholder		6,504	7,386	14,254
Non-controlling interests	28	841	1,688	1,581

Profit		7,345	9,074	15,835

Total comprehensive income attributable to:
Company’s stockholder		1,747	10,777	11,326
Non-controlling interests	28	841	1,688	1,581

Total comprehensive income		2,588	12,465	12,907

(1)	See notes 6 and 39-c.

Notes 1 to 40 are an integral part of these consolidated financial statements.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Statement of Financial Position (in millions of dollars)

		December 31,
	Notes	2015	2014	2013
			(Restated) (1)

Assets

Property, plant and equipment	14	127,033	141,248	129,831
Deferred tax assets	13	13,483	19,351	17,494
Accounts receivable and other assets	15	6,398	9,673	10,813
Recoverable value-added tax	13	490	996	5,023
Restricted cash	16	604	284	227

Non-current assets		148,008	171,552	163,388

Inventories	17	9,676	11,764	12,963
Recoverable value-added tax	13	—	1,907	2,884
Notes and accounts receivable	18	18,206	24,357	36,020
Prepaid expenses and other assets	19	7,083	7,977	5,405
Restricted cash	16	326	1,292	1,327
Cash and cash equivalents		5,821	7,911	9,133
Assets held for disposal	20	12,823	—	—

Current assets		53,935	55,208	67,732

Total assets		201,943	226,760	231,120

Equity

Share capital	21	39,094	39,094	39,094
Retained earnings	21	30,317	28,657	23,169

Total equity attributable to the Company’s stockholder		69,411	67,751	62,263

Non-controlling interests	21 - 28	21,468	22,006	22,223

Total equity		90,879	89,757	84,486

Liabilities

Financial debt	22	36,916	39,871	36,353
Employee and other post-employment benefits	23	7,856	12,979	16,624
Deferred tax liabilities	13	4,850	10,689	5,403
Provisions	24	2,073	2,858	5,557
Accrued and other liabilities	25	6,677	14,880	17,471

Non-current liabilities		58,372	81,277	81,408

Financial debt	22	6,800	5,865	7,031
Employee and other post-employment benefits	23	367	1,813	1,048
Trade payable		19,052	20,855	21,404
Income tax payable		3,444	9,554	10,116
Provisions	24	225	606	788
Accrued and other liabilities	25	18,414	17,033	24,839
Liabilities related to assets held for disposal	20	4,390	—	—

Current liabilities		52,692	55,726	65,226

Total liabilities		111,064	137,003	146,634

Total equity and liabilities		201,943	226,760	231,120

Notes 1 to 40 are an integral part of these consolidated financial statements.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Statement of Changes in Equity For the year ended December 31, 2015 (in millions of dollars)

		Equity attributable to Company’s Stockholder
			Retained earnings
	Notes	Share capital	Legal reserves and other		Accumulated income	Stockholder’s additional contribution	Total	Non- controlling interests	Total equity

Balances at December 31, 2012		39,094	15,617		3,953	3,243	61,907	10,579	72,486

Comprehensive income (restated) (1)
Profit		—	—		14,254	—	14,254	1,581	15,835
Other comprehensive income		—	—		(2,928)	—	(2,928)	—	(2,928)

Total comprehensive income (restated) (1)	6 - 39-c	—	—		11,326	—	11,326	1,581	12,907

Transactions with Stockholder and non-controlling interests, directly recognized in equity -
Transfer to reserves	21	—	5,867		(5,867)	—	—	—	—
Transfer to accumulated income	21	—	—		3,225	(3,225)	—	—	—
Interest in subsidiary received from the Stockholder		—	—		—	(18)	(18)	(8)	(26)
Dividends distributed	21	—	—		(10,952)	—	(10,952)	—	(10,952)
Sale of interest in subsidiary		—	—		—	—	—	12,000	12,000
Dividend in advance to non-controlling interests	21	—	—		—	—	—	(552)	(552)
Portion of non-controlling interests in dividends distributed	21	—	—		—	—	—	(1,377)	(1,377)

Total transactions directly recognized in equity		—	5,867		(13,594)	(3,243)	(10,970)	10,063	(907)

Balances at December 31, 2013		39,094	21,484		1,685	—	62,263	22,223	84,486

Comprehensive income (restated) (1)
Profit		—	—		7,386	—	7,386	1,688	9,074
Other comprehensive income		—	—		3,391	—	3,391	—	3,391

Total comprehensive income (restated) (1)	6 - 39-c	—	—		10,777	—	10,777	1,688	12,465

Transactions with Stockholder and non-controlling interests, directly recognized in equity -
Transfer to reserves	21	—	1,857		(1,857)	—	—	—	—
Dividends distributed	21	—	—		(5,289)	—	(5,289)	—	(5,289)
Additional contribution from non-controlling interests	21	—	—		—	—	—	408	408
Dividend in advance to non-controlling interests	21	—	—		—	—	—	(436)	(436)
Portion of non-controlling interests in dividends distributed	21	—	—		—	—	—	(1,517)	(1,517)
Other movements		—	—		—	—	—	(360)	(360)

Total transactions directly recognized in equity		—	1,857		(7,146)	—	(5,289)	(1,905)	(7,194)

Balances at December 31, 2014		39,094	23,341		5,316	—	67,751	22,006	89,757

Comprehensive income (restated) (1)
Profit		—	—		6,504	—	6,504	841	7,345
Other comprehensive income	20	—	(179	) (2)	(4,578)	—	(4,757)	—	(4,757)

Total comprehensive income		—	(179)		1,926	—	1,747	841	2,588

Transactions with Stockholder and non-controlling interests, directly recognized in equity -
Transfer to reserves		—	(2,275)		2,275	—	—	—	—
Additional contribution from non-controlling interests	21	—	—		—	—	—	843	843
Dividends distributed	21	—	—		(87)	—	(87)	—	(87)
Dividend in advance to non-controlling interests	21	—	—		—	—	—	(411)	(411)
Portion of non-controlling interests in dividends distributed	21	—	—		—	—	—	(1,811)	(1,811)

Total transactions directly recognized in equity		—	(2,275)		2,188	—	(87)	(1,379)	(1,466)

Balances at December 31, 2015		39,094	20,887		9,430	—	69,411	21,468	90,879

(1)	See notes 6 and 39-c.
(2)	It corresponds to other comprehensive income related to assets held for disposal (see note 20).

Notes 1 to 40 are an integral part of these consolidated financial statements.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Consolidated Statement of Cash Flows (in millions of dollars)

		For the year ended December 31,
	Notes	2015	2014	2013

Cash flows from operating activities:
Profit		7,345	9,074	15,835
Adjustments to reconcile profit with net cash from operating activities -
Depreciation and amortization	5 - 14	8,995	8,441	8,335
Constructions in progress cancelled	11 - 14	1,956	1,432	1,101
Impairment loss, net of reversals	11 - 14 - 15	2,649	6,844	439
Impairment loss on recoverable value-added tax	13-1	1,247	—	—
Net foreign exchange gain	8	(15,039)	(19,127)	(7,817)
Gain from sale of interest in subsidiary	8 - 25	—	—	(9,524)
Deferred tax benefit	13	(6,889)	(4,610)	(5,094)
Contributions for social development paid through bonds issued	22	—	—	116
Portion of profit of equity-accounted investees, net of tax		86	67	33
Excess of fair value of net assets over the acquisition cost		—	—	(30)
Changes in the fair value of non-current accounts receivable and recoverable value-added tax	8 - 13 - 15	169	(146)	625
Net realizable value of inventories	17	572	439	962
Increase in the allowance for doubtful accounts	18 - 26	(4)	2	30
Changes in operating assets -
Notes and accounts receivable	18	(9,257)	(17,975)	(21,588)
Inventories	17	1,516	760	(2,319)
Prepaid expenses and other assets	19	2,743	(7,502)	(435)
Recoverable value-added tax	13	(1,555)	(964)	(2,155)
Changes in operating liabilities -
Trade payable		2,542	6,598	7,924
Employee and other post-employment benefits	23	(559)	8,732	3,210
Provisions	24	(19)	569	138
Income tax payable, accrued and other liabilities	13 - 25	20,254	46,727	56,930
Payments of interests, net of the capitalized amount as assets		(400)	(429)	(2,060)
Payments of income tax, production and other taxes	13	(1,169)	(24,640)	(22,753)

Net cash from operating activities		15,183	14,292	21,903

Cash flows from investing activities:
Acquisitions of property, plant and equipment	14	(18,106)	(24,634)	(23,306)
Disposal of equity-accounted investees, net of cash acquired		322	160	(21)
Decrease (increase) in restricted cash	16	646	(146)	708
Additional contributions to equity-accounted investees		—	7	(15)
Dividends received from equity-accounted investees		—	48	89
Other variations in assets		(217)	117	164

Net cash used in investing activities		(17,355)	(24,448)	(22,381)

Cash flows from financing activities:
Proceeds from issue of financial debt	22	8,123	18,197	6,923
Payments of financial debt	22	(8,088)	(7,068)	(2,892)
Dividends paid to Stockholder	21	—	(289)	(952)
Additional contribution from non-controlling interests	21	843	408	—
Dividends paid in advance to non-controlling interests	21	(411)	(436)	(552)
Dividends paid to non-controlling interests	21	—	—	(994)

Net cash from financing activities		467	10,812	1,533
Effect of exchange rate on cash and cash equivalents		(385)	(1,878)	(155)

Net (decrease) increase in cash and cash equivalents		(2,090)	(1,222)	900

Cash and cash equivalents at January 1		7,911	9,133	8,233

Cash and cash equivalents at December 31		5,821	7,911	9,133

Notes 1 to 40 are an integral part of these consolidated financial statements.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(1)	Reporting Entity

Petróleos de Venezuela, S.A. is a company incorporated and domiciled in the Bolivarian Republic of Venezuela (the Republic) and its headquarter is located at Edificio Petróleos de Venezuela, Torre Este, avenida Libertador, La Campiña, Apartado N° 169, Caracas 1050-A.

Petróleos de Venezuela, SA. (the Parent Company or the Company) and subsidiaries (collectively referred to as PDVSA) is owned by the Republic, which controls PDVSA as stockholder, through the Ministry of People’s Power for Petroleum and Mining (Ministry). PDVSA is mainly engaged in planning, coordinating, supervising and controlling the activities of exploration, exploitation, transportation, manufacture, refining, storage, marketing of crude oil and products or any other oil and hydrocarbons activities within the scope of its subsidiaries, both in Venezuela and abroad. PDVSA is also engaged in promoting or participating in activities aimed at fostering the comprehensive, organic and sustainable development of the country, as well as agricultural, industrial and mining activities, preparation or processing of goods and their marketing, and rendering services to achieve the adequate alignment of hydrocarbon resources and the Venezuelan economy (see notes 6 and 20). Most of its foreign subsidiaries are mainly involved in refining and marketing activities in the United States of America, Europe, the Caribbean and Latin America. The consolidated financial statements of PDVSA include the Company and subsidiaries, and PDVSA’s interest in equity-accounted investees.

The main activities of PDVSA in Venezuela are regulated by the Organic Hydrocarbons Law, in effect since 2002 and partially amended in May 2006; as well as the Organic Gaseous Hydrocarbons Law of September 1999 and its Regulation dated June 2000, its Bylaws – Memorandum of Incorporation, and provisions enacted by the National Government through the Ministry and any applicable common law provisions. PDVSA’s activities abroad are regulated by the legal framework of the countries where those activities are conducted.

(2)	Statement of Compliance

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB).

On June 29, 2016, PDVSA’s Board of Directors approved to submit for consideration at the Stockholder’s Meeting the consolidated financial statements as of and for the year ended December 31, 2015, which will be presented at the Stockholder’s Meeting and it is expected to be approved without changes.

Consolidated Financial Statements - Subsidiaries Audited by Other Independent Public Accountants, Different to the Corporate Independent Public Accountants

The consolidated financial statements of PDVSA as of December 31, 2015 and for the year then ended, include subsidiaries which have been audited by other independent public accountants other than the corporate independent public accountants. Below is presented a detail of those entities not audited by the corporate independent public accountants, Rodriguez Velázquez & Asociados (a Venezuelan member firm of KPMG International), indicating their respective proportion of net profit or loss and total assets with respect to the corresponding consolidated totals:

	Proportion (%) with respect to the consolidated totals
	Loss (Profit) Net	Total Assets
Subsidiaries audited by Mendoza, Delgado, Labrador & Asociados, a member firm of Ernst & Young Global (EY) -
Petrosucre, S.A.	3.83%	0.90%
Petrolera Sinovensa, S.A.	(14.78)%	2.27%
Petrolera Indovenezolana, S.A.	0.36%	1.79%
Petrozumano, S.A.	2.62%	0.40%
Petrolera Bielovenezolana, S.A.	2.44%	1.43%
Petrolera Paria, S.A.	0.24%	0.05%
Petrolera Güiria, S.A.	0.01%	0.05%
Lagopetrol, S.A.	(0,10)%	0.33%
Boquerón, S.A.	1.71%	0.44%
Petroperijá, S.A.	1.24%	0.62%

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Proportion (%) with respect to the consolidated totals
	Loss (Profit) Net	Total Assets

Subsidiaries audited by León Delgado & Asociados, a member firm of RSM International (RSM) -
Petrowarao, S.A.	1.49%	0.48%
Petrocabimas, S.A.	(6.52)%	0.88%
Petrolera Sino-Venezolana, S.A.	1.44%	0.60%
Petrozamora, S.A.	(11.52)%	1.99%
Petrocumarebo, S.A.	1.06%	0.07%

Subsidiaries audited by PGFA Perales, Pistone & Associados, a member firm of HLB International (HLB) -
Petrodelta, S.A.	(5.40)%	0.70%
Petronado, S.A.	1.17%	0.11%
Petrocuragua, S.A.	0.70%	0.05%
Petrolera Kaki, S.A.	2.62%	0.08%
Petrourdaneta, S.A.	0.25%	0.32%
Petroguárico, S.A.	0.74%	0.11%

(3)	Functional Currency

The consolidated financial statements are presented in U.S. dollars. The Company’s functional currency is the U.S. dollar.

All financial information presented in dollars has been rounded to the nearest million, except where otherwise indicated.

(4)	Use of Judgments and Estimates

In preparing the consolidated financial statements in conformity with IFRS, management has made estimates, judgments and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. The effects to revisions to accounting estimates, if any, are recognized prospectively.

Judgments

Information about judgments conducted in the application of accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included in the following notes:

•	Note 27 – Consolidation: whether PDVSA has de facto control over an investee.

•	Notes 22 and 29 – Leases: classification and determining whether an arrangement contains a lease.

Assumptions and Estimation Uncertainties

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment in future periods is included in the following notes:

•	Note 13 – Deferred tax assets and tax loss carry-forwards: future taxable profits to be used for the recovery of deferred tax assets and the offsetting of tax losses from previous years tax returns.

•	Note 14 – Impairment test of property, plant and equipment: key assumptions for determining the recoverable amounts and accounting for oil and gas operations.

•	Note 23 – Measurement of obligations related to retirement benefits, defined by contract, and other postemployment benefits: key actuarial assumptions.

•	Note 24 – Provisions for litigation and other claims, for environmental issues and asset retirement obligations: key assumptions concerning the probability and magnitude of an outflow of economic resources.

•	Note 39-k and Annex I (Supplementary information unaudited) – Reserves: estimation of oil and gas reserves.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Measurement of Fair Values

Some of the Company’s accounting policies and disclosures require the measurement of fair values, for both financial and non-financial assets and liabilities.

PDVSA has an established control framework with respect to the measurement of fair values which includes the supervision of all of the significant measurements of fair value. Management regularly reviews significant unobservable inputs and valuation adjustments. If third party information, such as broker quotes or pricing services, is used to measure fair values, then the valuation team assesses the evidence obtained from the third parties to support the conclusion that such valuations meet the requirements established by IFRS, including the level in the fair value hierarchy in which such valuations should be classified.

When measuring the fair value of an asset or a liability, PDVSA uses as much observable market data as possible. Fair values are categorized into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2: inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. prices) or indirectly (i.e. derived from prices).

•	Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

If the entry data used to measure the fair value of an asset or liability is classified in levels other than the fair value hierarchy, then the fair value measurement is entirely classified in the same fair value hierarchy level as the lowest variable that is significant for the total measurement.

PDVSA recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Note 26 – Financial instruments include additional information about the assumptions made upon measuring fair values.

(5)	Operating Segments

PDVSA determines and discloses, at least on a quarterly basis, its operating segments based on information internally reported to the Board of Directors, and evaluates the performance of its segments based on net sales, operating profit (revenue less cost and expenses, except for financial income and cost, share of profit or loss of equity-accounted investees), and acquisitions of property, plant and equipment.

Inter-segment sales, which primarily consist of sales of crude oil and natural gas, are generally measured according to the destination of refined products.

Refined products for the domestic market are sold at a regulated price; therefore, PDVSA’s management deems it appropriate that inter-segment sales of crude oil and natural gas for local supply be measured at cost less the production tax discount granted by the Ministry for those sales at the regulated price. Additionally, inter-segment sales of crude oil and natural gas for the international market are measured at the approximate market prices.

PDVSA’s main business segments are:

•	Exploration and production activities, which include the search for crude oil and associated gas reserves, extraction and upgrading of extra-heavy crude oil, and transportation of crude oil and natural gas to refineries and fractionation plants.

•	Refining, trade and supply activities in Venezuela include the administration of refineries, marketing and transportation of crude oil and refined products under the brand of PDV®. Refining, trade and supply activities in the United States of America comprise the administration of refineries and gasoline and products marketing, mainly in the East and Midwest region of that country, under the brand of CITGO®. Refining, trade and supply activities in other countries, are related to the handling of refined products within the energy agreements entered into with countries in Latin America and the Caribbean.

•	Gas related activities include the management of gas processing plants, marketing and upgrading of natural and liquid gas as well as its transportation, distribution, placement and sale.

•	The other segment includes operations by subsidiaries conducting activities other than those listed above, related mainly to freight and leasing services, as well as the Parent Company’s operating activities.

Main Customer

During 2015, revenues from sales of crude oil and products from the main customer of the exploration and production and refining, trade and supply segments amounted to $6,967 million [$17,506 million in 2014 and $17,236 million in 2013].

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The financial information related to each reportable segment is in the following tables (in millions of dollars):

		Year ended December 31, 2015
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Eliminations		Continuing operations	Discontinued operations (4)	Total

Acquisition of property, plan and equipment:
In Venezuela		13,132	1,764	959	549	—		16,404	787	17,191
In the United States of America		—	501	—	—	—		501	—	501
In other countries		—	106	—	—	—		106	308	414

Total acquisition of property, plan and equipment	14	13,132	2,371	959	549	—		17,011	1,095	18,106

Depreciation and amortization	14	6,328	1,574	779	314	—		8,995	223	9,218

Impairment of property, plan and equipment	14	2,463	186	—	—	—		2,649	—	2,649

Revenue:
Sales to external customers -
In Venezuela		23,253	10,860	66	20	—		34,199	772	34,971
In the United States of America		—	19,780	—	—	—		19,780	—	19,780
In other countries		—	1,091	—	269	—		1,360	963	2,323

Total sales to external customers		23,253	31,731	66	289	—		55,339	1,735	57,074

Inter-segment sales (3) -
In Venezuela		22,324	1,845	140	72	(24,381	) (1)	—	—	—
In the United States of America		—	331	—	—	(331	) (1)	—	—	—
In other countries		—	7,880	—	—	(7,880	) (1)	—	—	—

Total inter-segment sales		22,324	10,056	140	72	(32,592)		—	—	—

Total sales	9	45,577	41,787	206	361	(32,592)		55,339	1,735	57,074

Total operating segment profit (loss):
In Venezuela		4,737	(11,593)	(2,330)	(942)	490	(2)	(9,638)	28	(9,610)
In the United States of America		—	2,392	—	—	—		2,392	—	2,392
In other countries		—	3,454	—	99	—		3,553	419	3,972

Total operating segment profit (loss)		4,737	(5,747)	(2,330)	(843)	490		(3,693)	447	(3,246)

Finance income	8							16,830	2,110	18,940
Finance cost	8							(2,393)	(44)	(2,437)
Loss portion or equity-accounted investees, net of tax	11							(86)	25	(61)
Contributions for social development	12							(9,189)	—	(9,189)
Income tax	13							3,717	(379)	3,338

Profit								5,186	2,159	7,345

(1)	Represents eliminations of inter-segment sales.
(2)	Represents eliminations of inter-segment purchases and costs.
(3)	Mainly crude oil and products.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		Year ended December 31, 2014
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Eliminations		Continuing operations	Discontinued operations (4)	Total

Acquisition of property, plan and equipment:
In Venezuela		13,854	2,088	4,295	671	—		20,908	3,510	24,418
In the United States of America		—	336	—	—	—		336	—	336
In other countries		—	90	—	—	—		90	207	297

Total acquisition of property, plan and equipment	14	13,854	2,514	4,295	671	—		21,334	3,717	25,051

Depreciation and amortization	14	5,732	1,491	641	174	—		8,038	403	8,441

Impairment of property, plan and equipment	14	3,723	2,453	—	—	—		6,176	343	6,519

Revenue:
Sales to external customers -
In Venezuela		40,669	17,319	1,704	(125)	—		59,567	1,002	60,569
In the United States of America		—	37,620	—	—	—		37,620	—	37,620
In other countries		—	4,291	—	74	—		4,365	2,717	7,082

Total sales to external customers		40,669	59,230	1,704	(51)	—		101,552	3,719	105,271

Inter-segment sales (3) -
In Venezuela		52,133	4,422	1,555	339	(58,449	) (1)	—	—	—
In the United States of America		—	1,447	—	—	(1,447	) (1)	—	—	—
In other countries		—	9,318	—	—	(9,318	) (1)	—	—	—

Total inter-segment sales		52,133	15,187	1,555	339	(69,214)		—	—	—

Total sales	9	92,802	74,417	3,259	288	(69,214)		101,552	3,719	105,271

Total operating segment profit (loss):
In Venezuela		11,230	(5,209)	(1,038)	656	(23	) (2)	5,616	(3,778)	1,838
In the United States of America		—	1,580	—	—	—		1,580	—	1,580
In other countries		—	(2,054)	—	312	—		(1,742)	(409)	(2,151)

Total operating segment profit (loss)		11,230	(5,683)	(1,038)	968	(23)		5,454	(4,187)	1,267

Finance income	8							20,343	2,825	23,168
Finance cost	8							(4,065)	(17)	(4,082)
Loss portion or equity-accounted investees, net of tax	11							(94)	27	(67)
Contributions for social development	12							(5,321)	—	(5,321)
Income tax	13							(5,106)	(785)	(5,891)

Profit								11,211	(2,137)	9,074

(1)	Represents eliminations of inter-segment sales.
(2)	Represents eliminations of inter-segment purchases and costs.
(3)	Mainly crude oil and products.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		Year ended December 31, 2013
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Eliminations		Continuing operations	Discontinued operations (4)	Total

Acquisition of property, plan and equipment:
In Venezuela		12,750	4,342	2,868	1,171	—		21,131	1,767	22,898
In the United States of America		—	296	—	—	—		296	—	296
In other countries		—	104	—	5	—		109	227	336

Total acquisition of property, plan and equipment	14	12,750	4,742	2,868	1,176	—		21,536	1,994	23,530

Depreciation and amortization	14	4,301	2,746	545	504	—		8,096	239	8,335

Impairment of property, plan and equipment	14	233	141	—	—	—		374	—	374

Revenue:
Sales to external customers -
In Venezuela		46,833	21,295	1,146	(500)	—		68,774	756	69,530
In the United States of America		—	40,554	—	—	—		40,554	—	40,554
In other countries		—	1,275	—	116	—		1,391	2,504	3,895

Total sales to external customers		46,833	63,124	1,146	(384)	—		110,719	3,260	113,979

Inter-segment sales (3) -
In Venezuela		62,106	4,264	1,657	327	(68,354	) (1)	—	—	—
In the United States of America		—	1,640	—	—	(1,640	) (1)	—	—	—
In other countries		—	14,892	—	—	(14,892	) (1)	—	—	—

Total inter-segment sales		62,106	20,796	1,657	327	(84,886)		—	—	—

Total sales	9	108,939	83,920	2,803	(57)	(84,886)		110,719	3,260	113,979

Total operating segment profit (loss):
In Venezuela		30,685	(13,032)	(1,155)	4,293	15	(2)	20,806	(1,657)	19,149
In the United States of America		—	1,174	—	—	—		1,174	—	1,174
In other countries		—	(3,457)	—	95	—		(3,362)	2,362	(1,000)

Total operating segment profit (loss)		30,685	(15,315)	(1,155)	4,388	15		18,618	705	19,323

Finance income	8							9,316	11,031	20,347
Finance cost	8							(2,880)	(54)	(2,934)
Loss portion or equity-accounted investees, net of tax	11							(123)	90	(33)
Contributions for social development	12							(13,023)	—	(13,023)
Income tax	13							(7,186)	(659)	(7,845)

Profit								4,722	11,113	15,835

(1)	Represents eliminations of inter-segment sales.
(2)	Represents eliminations of inter-segment purchases and costs.
(3)	Mainly crude oil and products.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		December 31, 2015
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Total

Segment assets -
Property, plant and equipment, net:
In Venezuela		87,300	8,038	20,484	6,102	121,924
In the United States of America		—	4,715	—	—	4,715
In other countries		—	394	—	—	394

Total property, plant and equipment, net	14	87,300	13,147	20,484	6,102	127,033

Unallocated non-current assets						20,975

Unallocated current assets						53,935

Total assets						201,943

Segment liabilities -
In Venezuela		25,800	7,084	3,909	43,930	80,723
In the United States of America		—	4,836	—	—	4,836
In other countries		—	974	—	—	974

Total segment liabilities		25,800	12,894	3,909	43,930	86,533

Unallocated liabilities						20,141

Liabilities related to assets held for disposal	20					4,390

Total liabilities						111,064

(1)	Include assets held for disposal (see note 20).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		December 31, 2014
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Total

Segment assets -
Property, plant and equipment, net:
In Venezuela		84,979	10,252	20,382	19,193	134,806
In the United States of America		—	4,699	—	—	4,699
In other countries		—	1,743	—	—	1,743

Total property, plant and equipment, net	14	84,979	16,694	20,382	19,193	141,248

Unallocated non-current assets						30,304

Unallocated current assets						55,208

Total assets						226,760

Segment liabilities -
In Venezuela		26,075	11,139	4,218	21,245	62,677
In the United States of America		—	2,746	—	—	2,746
In other countries		—	2,406	—	564	2,970

Total segment liabilities		26,075	16,291	4,218	21,809	68,393

Unallocated liabilities						68,610

Liabilities associated to assets held for disposal						137,003

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		December 31, 2013
	Notes	Exploration and production	Refining, trade and supply	Gas	Other	Total

Segment assets -
Property, plant and equipment, net:
In Venezuela		76,769	15,454	16,922	14,078	123,223
In the United States of America		—	4,735	—	—	4,735
In other countries		—	1,873	—	—	1,873

Total property, plant and equipment, net	14	76,769	22,062	16,922	14,078	129,831

Unallocated non-current assets						33,557

Unallocated current assets						67,732

Total assets						231,120

Segment liabilities -
In Venezuela		31,964	16,037	4,487	27,391	79,879
In the United States of America		—	3,105	—	—	3,105
In other countries		—	2,526	—	2,221	4,747

Total segment liabilities		31,964	21,668	4,487	29,612	87,731

Unallocated liabilities						58,903

Liabilities associated to assets held for disposal						146,634

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(6)	Discontinued Operations

See accounting policy in note 39-c

In December 2015, as part of the processes and structure review plan onto which the Company intends to concentrate efforts, particularly regarding its oil subsidiaries, the Stockholder’s Meeting approved the segregation of a large part of the non-oil subsidiaries and their transfer to the stockholder, at carrying value. This will be completed within a period not longer than one year.

The segregated subsidiaries correspond to PDVSA América, S.A.; PDVSA Industrial, S.A.; PDVSA Naval, S.A.; PDVSA Salud, S.A.; PDVSA Agrícola, S.A.; PDVSA Gas Comunal, S.A.; PDVSA Desarrollos Urbanos, S.A. and Empresa Nacional de Transporte, S.A. (see note 20).

A summary of the profit (loss) from discontinued operations follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013

Revenue		3,845	6,544	14,291
Costs and expenses		1,307	7,896	2,519

Operating results		2,538	(1,352)	11,772
Income tax	13	379	785	659

Profit (loss) from discontinued operations, net of tax		2,159	(2,137)	11,113

Net cash provided by (used in) operating activities		1,971	3,703	(412)
Net cash used in investing activities		(1,370)	(3,312)	(756)
Net cash (used in) provided by financing activities		(146)	(51)	137

Cash flows provided by (used in) discontinued operations		455	340	(1,031)

Profit (loss) from discontinued operations is a combination of profit and loss results among segregated subsidiaries. Accordingly, the portion of income is mainly attributable to the Stockholder while the portion of loss corresponds to non-controlling interests.

(7)	Agreements

PDVSA has signed agreements with other investors and supports the compliance with energy cooperation agreements entered into with governments from other countries.

A detail of the most important associations for the years ended December 31, 2015, 2014 and 2013 follows:

(a)	Incorporations of Mixed Companies

According to the approval of the National Assembly and the authorization of the National Executive, Corporación Venezolana de Petróleo, S.A. (CVP) established in 2013 the mixed company PetroVictoria, S.A., in association with OJSC Oil Company Rosneft (40%), in the area of Carabobo 2 Norte, with the purpose of conducting activities of exploration, extraction, recovery, production, upgrading, transportation, storage and trading of crude oil and natural gas in the Hugo Chávez Frías Orinoco Oil Belt.

(b)	Energy and Supply Agreements

The main crude oil and products supply agreements entered into by PDVSA are:

		2015	2014	2013
	Notes	TBPD (3)
Energy agreements with Latin America and the Caribbean Countries(1)	13-g - 15 - 33-a	357	357	377
Supply Agreement with the People’s Republic of China	33-a	630	630	550
Supply Agreement with Other Countries (2)		99	99	99

(1)	Mainly subscribed with countries from Latin America and the Caribbean countries, Caracas Energy Cooperation Agreement (CECA), Integral Agreement of Cooperation (IAC) and the Petrocaribe Energy Cooperation Agreement (PETROCARIBE).
(2)	Subscribed with the Portuguese Republic, the Islamic Republic of Iran and the Republic of Belarus.
(3)	TBPD: thousand barrel per day.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Energy and supply agreements establish, among other matters, the supply of crude oil and products by PDVSA to the national oil companies of these countries and/or mixed companies incorporated for this purpose, at selling prices equivalent to the market price.

Energy agreements with Latin America and the Caribbean establish, among other conditions, payment terms between 30 and 90 days for a significant portion of each shipment and a longer-term for the remaining portion, between 15 and 25 years. The agreements will be effective for a one-year period and may be renewed by mutual consent between the parties involved.

(8)	Finance Income and Finance Costs

See accounting policy, note 39-i

A summary of finance income presented as revenues in the consolidated statement of comprehensive income, follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013
			(restated) (1)

Finance income -
Net foreign exchange gain	26-a - 36-a	15,039	17,656	6,310
Income from the effect of inflation on net monetary position		—	—	1,473
Reverse cost on asset retirement obligations	24	213	1,852	—
Gain from credit pre-payment		—	477	1,100
Interest earned		64	271	344
Interest on items recognized at amortized cost	15	1,514	87	89

Total finance income		16,830	20,343	9,316

(1)	See accounting policy in notes 6 and 39-c.

Net Foreign Exchange Income

During years 2015 and 2014, the Venezuelan Official Gazettes published different foreign exchange agreements and reforms, modifying the official exchange rates for the purchase and sale of dollars. Also, the exchange rates applicable to PDVSA for the sale of dollars within the framework of current exchange agreements in the Republic were established (see note 36-a).

As at the date of the modification in the exchange rate, according to the abovementioned exchange agreements and reforms, PDVSA maintained a net monetary liability position in bolivars, which generated a net foreign exchange income during the years 2015 and 2014 (see notes 26-a and 39-b).

Net monetary liability position in bolivars, as at the date of the modification in the exchange rate, mainly comprise of accounts payable to related entities, including accounts payable to the BCV; accrued liabilities to domestic contractors, included as accruals and other liabilities; accounts payable to domestic suppliers; financial debt in bolivars and liabilities for employee benefits and other post-employment benefits for local employees. Monetary assets in bolivars mainly consist of accounts receivable from companies owned by the Company’s stockholder and other government institutions; recoverable value-added tax and advances to domestic suppliers.

A summary of finance costs follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013
			(restated) (1)

Finance costs	22	2,074	3,160	1,967
Change in fair value of financial assets, net	13-1 - 15	169	179	625
Bank commissions and other finance costs		150	297	264
Unwinding of the discount on asset retirement obligation	39-s	—	429	24

Total finance costs		2,393	4,065	2,880

(1)	See accounting policy in note 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(9)	Revenue

See accounting policy in note 39-d

A summary of revenue follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013
			(restated) (1)

Sales of crude oil, products and others -
Exports and overseas sales, net		54,716	98,745	109,491
Products in Venezuela		435	2,690	1,064
Food, services and others		188	117	164

Total revenue from sales of crude oil, products and others	5 - 35	55,339	101,552	110,719

(1)	See notes 6 and 39-c.

(10)	Unrecovered Costs and Expenses for Sales of Products in Venezuela

The consolidated statement of comprehensive income for the year ended December 31, 2015, includes unrecovered costs and expenses net for $7,680 million [$16,068 million in 2014 and $15,193 million in 2013], primarily due to:

•	Fuels are sold in the domestic market at regulated prices as established by the National Government, which are significantly lower as compared to production and selling costs. During 2015, PDVSA sold in the domestic market 580 TBPD of fuel [647 TBPD in 2014 and 686 TBPD in 2013], incurring in unrecovered production and selling costs net for this year for $7,494 million [$9,960 million in 2014 and $14,958 million in 2013]. Revenues and production and selling costs of fuels to the domestic market are included in the corresponding captions in the consolidated statements of comprehensive income for the year.

•	During the year ended December 31, 2015, PDVSA recognized losses as other expenses in the consolidated statements of comprehensive income for $1,318 million [$6,108 million in 2014 and $235 million in 2013], which are mainly due to the identified excess resulting from the comparison between the carrying amount and the recoverable amounts of certain productive assets of the refining and supply segment, including constructions in progress, which are mainly used to produce fuels and refined products to be sold in the local market at regulated prices (see notes 11, 14 and 37-d).

(11)	Other Expenses, Net

A summary of other expenses, net follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013
			(restated) (1)

Cancelled constructions in progress	14	1,956	1,432	1,101
Legal contributions	33 - 36	395	1,882	840
Cost for unrecoverable value-added tax (VAT)	13-1	428	682	297
Impairment losses	14	2,649	6,176	374
Impairment of recoverable value-added tax	13-1	1,247	—	—
Provision for litigations and other claims	24	130	769	183
Income from sale of promissory notes	15	(2,633)	—	—
Other non-operating expenses (income), net		(272)	(1,089)	1,321
Loss portion of equity - accounted investees, net of tax	15 - 39-a	86	94	123

Total other expenses, net		3,986	9,946	4,239

(1)	See accounting policy in note 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(12)	Contributions for Social Development

See accounting policy in note 39-g

A summary of contributions for social development follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013

Contributions for social development	33	8,215	2,015	7,829
Special contribution, net of exemption	33 - 36-i	974	8,507	10,435
Government grant received through FONDEN	30 - 33 - 36-i	—	(5,201)	(5,241)

Total		9,189	5,321	13,023

Contributions for Social Development

Based on the social responsibility of PDVSA, as established by the Constitution of the Republic, the Hydrocarbons Organic Law and in its Bylaws-Memorandum of Incorporation, related to its participation in the social and comprehensive development of the country, during 2015, 2014 and 2013, PDVSA made contributions for social development mainly supporting missions and communities as well as social programs, social investment plans and contributions to the Housing Mission (Gran Misión Vivienda Venezuela - GMVV for its Spanish acronym) (see note 33). Those contributions for social development were mainly comprised of funds for the execution of social development projects maintained with BCV (see note 16).

Contributions to the National Development Fund FONDEN, S.A. (FONDEN for its Spanish acronym)

During 2015 and 2014, there were no benefits generated by exemption of special contribution established by law [$1,583 million in 2013].

(13)	Taxes

See accounting policy in note 39-j

A summary of taxes affecting PDVSA’s consolidated operations follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013
			(restated) (1)
Income tax:
Continuing operations -
Current tax expense:
Venezuela	33	2,539	9,250	11,997
Foreign		633	465	283

Total current tax expense		3,172	9,715	12,280

Deferred tax (benefit) expense:
Venezuela	33	(6,719)	(4,563)	(5,157)
Foreign		(170)	(46)	63

Total deferred tax benefit		(6,889)	(4,609)	(5,094)

Total income tax		(3,717)	5,106	7,186

Production extraction and other taxes:
Production tax		5,624	11,902	16,633
Extraction tax		482	937	1,946
Special advantages tax		148	295	313
Surface tax		37	268	228
Export registration tax		2	40	35
Other taxes		1	24	107

Total production, extraction and other taxes	33	6,294	13,466	19,262

Tax income from discontinued operations of $379 million [$785 million in 2014 and $659 million in 2013]; are included in Income (loss) from discontinued operations.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(a)	Income Tax

A reconciliation between the statutory income tax rate and the effective tax rate for each year is as follows:

	Year ended December 31,
	2015		2014		2013
	%	Millions of Dollars	%	Millions of Dollars	%	Millions of Dollars
				(restated) (1)		(restated) (1)

Profit from continuing operations		5,186		11,211		4,722

Income tax from continuing operations		(3,717)		5,106		7,186

Profit before income tax		1,469		16,317		11,908

Nominal statutory income tax rate of the oil sector	50.0	735	50.0	8,159	50.0	5,954
Tax inflation adjustment and effect of translation into dollar	(2,086.6)	(30,653)	(55.8)	(9,112)	15.7	1,870
Unrealized losses on financial instruments	—	—	—	—	1.4	169
Tax losses	1,194.8	17,551	3.3	537	12.7	1,517
Non-temporary items	(59.0)	(867)	6.9	1,126	(16.9)	(2,015)
Effect of subsidiaries subject to lower income tax rate	59.1	868	(3.3)	(539)	(2.6)	(314)
Dividend tax	29.2	429	2.6	430	1.7	203
Basis differences applied to property, plant and equipment, net	—	—	2.1	344	(4.2)	(500)
Unrealized foreign exchange loss	529.1	7,772	32.5	5,311	9.6	1,145
Other finance costs	23.7	349	(13.4)	(2,193)	(12.8)	(1,523)
Fines	6	84	—	—	—	—
Other differences, net	1	15	3.8	624	2.8	334

Effective tax rate in Venezuela	(253.0)	(3,717)	28.8	4,687	57.5	6,840

Effect of foreign subsidiaries	—	—	2.6	419	2.9	346

Effective tax rate	(253.0)	(3,717)	31.3	5,106	60.4	7,186

(1)	See notes 6 and 39-c.

(b)	Tax Loss Carry-Forward

The Venezuelan Income Tax Law allows tax losses to be carried forward for up to three years to offset future taxable outcome to be compensated up to 25% of future taxable income obtained for each period of imposition, except losses resulting from the application of the tax inflation adjustment, which can not be carried forward.

At December 31, 2015, territorial and extraterritorial tax loss carry-forwards amount to approximately $19,048 million and $54 million, respectively. Territorial tax losses for $5 million, $195 million and $54 million will expire in 2016, 2017 and 2018, respectively. Extraterritorial tax losses for $54 million will expire in 2018. The Venezuelan tax legislation includes a determination of taxable income or loss by every single taxpayer. Therefore, the main entities declared these tax losses seize expected over the next years, by assuming that will not cause taxable enrichments before prescribing the right to transfer.

Net operating tax losses from previous years, available to offset taxable income for the year ended December 31, 2015 amounted to $597 million [$101 million in 2014 and $441 million in 2013].

(c)	Tax Inflation Adjustment

The Venezuelan Income Tax Law establishes an initial tax inflation adjustment for income tax calculation. The amount initially adjusted under property, plant and equipment is depreciated and amortized over their remaining useful lives for tax purposes. The Tax Law also includes a calculation of a regular inflation adjustment to be included in the reconciliation of taxable income as a taxable or deductible item (see note 36-e).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(d)	Transfer Pricing

In accordance with the Venezuelan Income Tax Law, taxpayers subject to income tax that conduct import, export and loan transactions with related parties domiciled outside Venezuela must determine their income, costs and deductions by applying the established transfer pricing methodology. PDVSA has obtained technical analyses developed according to the methodology established by the Income Tax Law. The resulting effects, if any, for each subsidiary are included in the determination of income tax for each year.

(e)	Tax Rate

The current Venezuelan Income Tax Law establishes a general tax rate of 50% for companies involved in the exploitation of hydrocarbons and related activities. A rate of 34% applies to companies that perform integrated activities or non-integrated activities, of exploration and exploitation of non-associated gas, processing, transportation, distribution, storage, marketing and export of gas and its components, or exclusively performing hydrocarbon refining or upgrading of heavy or extra-heavy crude oil. The applicable tax rate for most of the foreign subsidiaries is 35%. Additionally, PDVSA subsidiaries domiciled outside of Venezuela are subject to tax regulations of the countries where they operate.

(f)	Deferred Tax

A summary of the deferred tax assets (liabilities) follows (in millions of dollars):

	December 31,
	2015			2014			2013
	Assets	Liabilities	Net	Assets	Liabilities	Net	Assets	Liabilities	Net

Employee and other post-employment benefits	3,283	—	3,283	4,211	—	4,211	7,725	—	7,725
Property, plant and equipment	(84)	(615)	(699)	3,350	(645)	2,705	2,230	(1,460)	770
Production tax payable	374	—	374	561	—	561	457	—	457
Capitalized borrowing costs	14	(6)	8	4	(242)	(238)	4	(1,030)	(1,026)
Equity-accounted investess	—	(71)	(71)	—	(146)	(146)	—	(146)	(146)
Inventories	709	(1,948)	(1,239)	724	(1,814)	(1,090)	717	(1,722)	(1,005)
Dividend payments	—	(381)	(381)	—	(221)	(221)	—	(128)	(128)
Provisions	4,189	(224)	3,965	2,546	—	2,546	2,290	—	2,290
Legal contributions	988	(58)	930	1,388	(58)	1,330	1,207	(58)	1,149
Unrealized foreign exchange loss	4,144	(1,699)	2,445	5,675	(7,016)	(1,341)	1,015	—	1,015
Other	(134)	152	18	892	(547)	345	1,849	(859)	990

Total	13,483	(4,850)	8,633	19,351	(10,689)	8,662	17,494	(5,403)	12,091

At December 31, 2015, the cumulative unrecognized deferred tax assets balance, which includes temporary differences in property, plant and equipment, inventories and employee benefits and other post-retirement unrealized exchange loss and loss carryforwards amounts to $41,182 million [$47,915 million in 2014 and $37,804 million in 2013].

Changes in deferred assets (liabilities) in profit of each year are as follows (in millions of dollars):

	2014 Assets (liabilities)	Benefit (expense) recognized in profit	Foreign exchange currency effect	2015 Assets (liabilities)
December 31, 2015:

Employee and other post-employment benefits	4,211	(580)	(348)	3,283
Property, plant and equipment	2,705	1,235	(4,639)	(699)
Production tax payable	561	44	(231)	374
Capitalized borrowing costs	(238)	110	135	8
Equity-accounted investees	(146)	75	—	(71)
Inventories	(1,090)	66	(215)	(1,239)
Dividend payments	(221)	(160)	—	(381)
Provisions	2,546	78	—	3,965
Legal contributions	1,330	359	(759)	930
Unrealized foreign exchange loss	(1,341)	4,288	(502)	2,445
Other	345	1,374	(359)	18

Total deferred tax, net	8,662	6,889	(6,918)	8,633

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	2013 Assets (liabilities)	Benefit (expense) recognized in profit	Foreign exchange currency effect	2014 Assets (liabilities)

December 31, 2014:

Employee benefits and other post-employment benefits	7,725	943	(4,457)	4,211
Property, plant and equipment	770	3,273	(1,338)	2,705
Production tax payable	457	104	—	561
Capitalized borrowing costs	(1,026)	81	707	(238)
Equity-accounted investees	(146)	—	—	(146)
Inventories	(1,005)	51	(136)	(1,090)
Dividend payments	(128)	(134)	41	(221)
Provisions	2,290	965	(709)	2,546
Legal contributions	1,149	595	(414)	1,330
Unrealized foreign exchange loss	1,015	(1,417)	(939)	(1,341)
Other	990	150	(795)	345

Total deferred tax, net	12,091	4,611 (1)	(8,040)	8,662

(1)	Includes $ 2 million from discontinued operations (see note 6).

	2012 Assets (liabilities)	Benefit (expense) recognized in profit	Foreign exchange currency effect	Recognized OCI	2013 Assets (liabilities)

December 31, 2013:

Employee benefits and other post-employment benefits	3,228	3,002	(962)	2,457	7,725
Property, plant and equipment	1,838	(178)	(890)	—	770
Production tax payable	607	43	(193)	—	457
Capitalized borrowing costs	(578)	(631)	183	—	(1,026)
Equity-accounted investees	(125)	(21)	—	—	(146)
Inventories	(918)	57	(144)	—	(1,005)
Dividend payments	(358)	116	114	—	(128)
Provisions	1,580	1,212	(502)	—	2,290
Legal contributions	1,279	276	(406)	—	1,149
Unrealized foreign exchange loss	—	1,015	—	—	1,015
Other	1,347	203	(560)	—	990

Total deferred tax, net	7,900	5,094	(3,360)	2,457	12,091

At December 31, 2015, the Company did not recognize as part of deferred tax liability the portion corresponding to the difference between the inflation rate and devaluation of Property, Plant and Equipment located in Venezuela, because it is deemed a very volatile distortion from the specific situations of the local economy, it is impractical to estimate with sufficient reliability and also can create significant distortions in the financial information presented.

(g)	Production Tax

In accordance with the Hydrocarbons Organic Law of May 2006, production tax is paid based on the crude oil produced and natural gas processed in Venezuela. A tax rate of 30% is applied to the volumes of hydrocarbons and natural gas produced in traditional areas (applicable to PDVSA Petróleo, SA PDVSA Gas, SA and Mixed Companies). Pursuant to instructions issued by the National Government, a conversion rate of Bs.4,30 [Bs.4,30 2014 and 2013] per U.S. dollar was used in 2015 to determine and settle this tax.

Based on the Ministry’s instructions pursuant to Article 45 of the Organic Law on Hydrocarbons, 50% of the long-term financed portion of volumes supplied by PDVSA on behalf of the Republic related to the Energy Cooperation Agreement are deemed compliance with part of PDVSA’s obligation regarding production tax (see notes 33-a).

In February 2013, the Decree Law amending the Law for Special Contribution for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market was published, establishing a top for the determination and settlement of production tax, extraction tax, and export registration tax, as stipulated in the Hydrocarbons Organic Law of up to $80 per barrel (see note 36-i).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

In April 2011, the Decree in Full Force and Effect of the Law Creating the Special Contribution for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market was published, establishing a top in the determination and settlement of production tax, extraction tax, and export registration tax, as established in the Hydrocarbons Organic Law of up to $70 per barrel, except for those subjects exempt from the payment of the special tax (see note 36-i).

By resolution of the Ministry, PDVSA deducts the production tax expense differential resulting from the settlement price of production tax and the price per barrel established in the Budget Law from the volumes sold at regulated price in the Republic, which for the years 2014 and 2013 were $60 and $55 per barrel, respectively. For the year ended December 31, 2015, PDVSA did not recognize a decrease for this concept in the production tax expense [$731 million in 2014, and $1,001,000 in 2013].

(h)	Extraction Tax

The amendment to the Hydrocarbons Organic Law establishes a rate of 33.33% of the value of all liquid hydrocarbons extracted from any reservoir, determined on the same basis established for determining production tax. In determining this tax, the taxpayer may deduct the amount paid for production tax, including the additional production tax paid as special advantages, applicable to Mixed Companies.

(i)	Special Advantages Tax

Mixed Companies are subject to the payment of special advantages, which are determined based on: (a) additional production tax of 3.33% on the volumes of hydrocarbons extracted in marked areas and delivered to PDVSA, and (b) an amount equivalent to the difference, if any, between (i) 50% of the value of hydrocarbons extracted in specified areas and delivered to PDVSA during each calendar year, and (ii) the sum of the payments made to the Republic, for the activity conducted in the same calendar year, for taxes, production tax and special advantages tax on hydrocarbons, including investments in endogenous development projects equivalent to 1% of income before taxes. The special advantages under (b) must be paid before April 20 of each year, according to the provisions set forth in Appendix F of the Contract for Conversion to Mixed Companies.

(j)	Surface Tax

The Hydrocarbons Organic Law establishes the payment of a tax equivalent to 100 tax units (TU) per square kilometer or fraction of surface extension of unexploited land. This tax will be annually increased by 2% during the first five years and by 5% in subsequent years.

(k)	Export Registration Tax

The Hydrocarbons Organic Law establishes a rate of 0.1% of the value of all hydrocarbons exported from any port in the national territory, calculated on the sales price of such hydrocarbons.

(l)	Value-added Tax (VAT)

Official Gazette N° 39.147, dated March 26, 2009, published the Partial Amendment Law of the Budget Law for the 2009 fiscal year, establishing an increase of VAT from 9% to 12%, beginning on April 1, 2009.

The VAT Law establishes an exemption on the trading of certain fuels derived from hydrocarbons and the power to recover certain tax credits resulting from export sales from the tax authorities. The amounts pending recovery do not bear interest.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

A summary of pending recovery or off-setting follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Balance pending recovery or off-setting at beginning of the year		2,903	7,907	9,272
Generated during the year		769	964	2,155
Changes in fair value	8	(169)	146	(578)
Reversals (transfer) of accounts receivable from stockholder	21 - 33-b	786	(2,595)	—
Impairment of recoverable value-added tax		(1,247)	—	—
Reclassification of assets held for disposal		63	—	—
Effects in profit due to foreign rate fluctuation in the reporting currency		(2,615)	(3,519)	(2,942)

Recoverable value-added tax	26 - 33	490	2,903	7,907

Less, current portion		—	1,907	2,884

Non-current portion		490	996	5,023

During 2015, the Company has taken steps and arrangements for recovering tax credits between 2016 and 2020. However, even though efforts have been made relating to the Integrated National Customs and Tax Administration (SENIAT), there has been no answer regarding the issue of the Tax Refund Certificate (CERT) of approved tax credits; therefore, the company decided, for accounting purposes, to establish an amount as an estimate of impairment on the basis of previous credits.

(m)	Other Taxes

Own Consumption Tax

The Hydrocarbons Organic Law establishes a tax of 10% of the value of each cubic meter of oil products produced and consumed as fuel in its own operations, calculated on the selling price offered to the consumer. In case case the product is not sold on the domestic market, the price will be fixed by the Ministry.

General Consumption Tax

The sale of gasoline and other fuels in Venezuela and in the United States of America is subject to consumption tax.

In Venezuela and in the United States of America, this tax is paid by the consumer; therefore, it is included in the selling price of the product, collected and paid to government entities without affecting the consolidated profit of PDVSA. In 2015, such taxes amounted to approximately $504 million, [$591 million in 2014 and $588 million in 2013], in Venezuela; and $1,991 million, [$1,844 million in 2014 and $2,066 million in 2013], in the United States of America.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(14)	Property, Plant and Equipment

See accounting policy in note 39-k

Properly, plant and equipment comprise the following (in millions of dollars):

	Notes	Wells and production facilities	Plants and refining facilities	Storage facilities and transportation of crude oil, gas and products	Lands, buildings and constructions	Machinery and equipment	Land, maritime and air transportation units	Industrial and camp support services and others	Construction in progress	Total
Cost:
Balances at December 31, 2012		80,146	27,767	12,723	5,885	13,833	3,939	10,062	51,223	205,578

Acquisitions and additions		29	197	10	280	182	4	9	22,819	23,530
Transfers and capitalizations		5,959	1,635	1,696	298	626	397	226	(10,837)	—
Sales and disposals		(4)	(159)	(6)	(14)	(12)	(23)	—	—	(218)
Asset retirement obligations	24	(496)	(2)	—	—	—	—	—	—	(498)
Other		(236)	33	29	(4)	8	(42)	4	(986)	(1,194)
Effects of inflation and change in exchange rate on conversion into dollars		—	—	10	17	(14)	(9)	(29)	1,017	992

Balances at December 31, 2013		85,398	29,471	14,462	6,462	14,623	4,266	10,272	63,236	228,190

Acquisitions and additions		32	395	178	237	101	2	368	23,738	25,051
Transfers and capitalizations		6,490	457	3,276	408	763	113	445	(11,952)	—
Sales and disposals		(282)	(13)	(8)	(23)	(117)	(212)	(25)	—	(680)
Asset retirement obligations	24	(1,272)	1	—	—	—	—	—	—	(1,271)
Other		70	22	138	376	443	(213)	287	(1,360)	(237)
Effects of inflation and change in exchange rate on conversion into dollars		—	—	—	242	91	120	258	3,000	3,711

Balances at December 31, 2014		90,436	30,333	18,046	7,702	15,904	4,076	11,605	76,662	254,764

Acquisitions and additions		47	223	—	51	71	72	74	17,568	18,106
Transfers and capitalizations		4,727	1,444	2,730	844	3,677	442	376	(14,240)	—
Sales and disposals		(473)	(32)	(8)	(1)	(8)	(54)	—	(29)	(605)
Reclassification of assets held for disposal	20	—	(977)	(786)	(196)	(1,282)	(418)	(1,191)	(4,457)	(9,307)
Asset retirement obligations	24	(50)	(1)	—	—	—	—	—	—	(51)
Other		130	(300)	184	15	(162)	220	(20)	(2,585)	(2,518)
Effects of inflation and change in exchange rate on conversion into dollars		—	—	42	(1,561)	(1,728)	(335)	(381)	(10,090)	(14,053)

Balances at December 31, 2015		94,817	30,690	20,208	6,854	16,472	4,003	10,463	62,829	246,336

Accumulated depreciation and amortization:

Balances at December 31, 2012		44,297	17,557	7,839	3,675	7,383	2,560	6,362	—	89,673

Depreciation and amortization	5	4,025	1,869	590	226	855	254	277	—	8,096
Sales and disposals		(5)	(88)	(4)	(12)	(22)	(35)	—	—	(166)
Impairment loss	11	139	158	7	25	12	4	29	—	374
Reclassification of assets held for disposal		—	95	15	4	48	96	47	—	305
Asset retirement obligations	24	(69)	—	—	—	—	—	—	—	(69)
Other		34	(159)	54	(7)	11	27	(2)	—	(42)
Effects of inflation and change in exchange rate on conversion into dollars		—	—	6	50	31	64	37	—	188

Balances at December 31, 2013		48,421	19,432	8,506	3,962	8,318	2,970	6,750	—	98,359

Depreciation and amortization	5	4,203	1,816	693	230	484	274	338	—	8,038
Sales and disposals		(240)	—	(6)	(9)	(106)	(176)	—	—	(537)
Impairment loss	11	58	10	—	—	—	—	—	6,108	6,176
Reclassification of assets held for disposal		—	375	75	26	112	47	112		747
Asset retirement obligations	24	(345)	—	—	—	—	—	—	—	(345)
Other		312	(639)	99	221	157	167	252	—	568
Effects of inflation and change in exchange rate on conversion into dollars		—	—	—	61	91	120	238	—	510

Balances at December 31, 2014		52,409	20,994	9,367	4,491	9,056	3,401	7,691	6,108	113,516

Depreciation and amortization	5	4,374	2,148	902	234	677	307	353	—	8,995
Sales and disposals		(437)	—	(1)	—	(8)	(53)	—	—	(499)
Impairment loss	11	1,547	122	100	120	5	(7)	154	608	2,649
Reclassification of assets held for disposal	20	—	(1,298)	(356)	(172)	(465)	(473)	(592)	—	(3,356)
Asset retirement obligations	24	(37)	—	—	—	—	—	—	—	(37)
Other		203	(201)	13	366	82	198	141	—	802
Effects of inflation and change in exchange rate on conversion into dollars		—	—	—	(765)	(1,013)	(419)	(570)	—	(2,767)

Balances at December 31, 2015		58,059	21,765	10,025	4,274	8,334	2,954	7,177	6,716	119,303

Total net cost at December 31, 2015		36,758	8,925	10,183	2,580	8,138	1,049	3,286	56,113	127,033

Total net cost at December 31, 2014		38,027	9,339	8,679	3,211	6,848	675	3,914	70,554	141,248

Total net cost at December 31, 2013		36,977	10,039	5,956	2,500	6,305	1,296	3,522	63,236	129,831

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Impairment Loss

During the year ended December 31, 2015, PDVSA assessed impairment and, considering the market conditions and related business, it recognized the amount of $2,649 million [$6,176 million in 2014 and $374 million in 2013], of impairment loss mainly relating to plants and refining facilities, as well as construction in progress (see note 11).

The recoverable amounts from the impaired assets are the following (in millions of dollars):

	Measurement of the recoverable amount	December 31,
		2015	2014	2013
Plants and refining facilities (1)	Value in use	—	—	—
Other asset classes (2)	Fair value level 2 (3)	1,824	4,133	4,180

(1)	Corresponds to the El Palito Refinery and Puerto La Cruz Refinery.
(2)	It includes the amounts related to wells assets, production facilities and construction in progress of certain mixed company.
(3)	The fair values presented were determined as Level 2. The Company does not determine fair values of recoverable amounts in levels 1 and 3 (see note 4).

During the year ended December 31, 2015, the value in use and fair value were estimated using a discount rate before taxes of 26.86% (20.28% in 2014 and 16.87% in 2013).

Determining the recoverable amount measured at value in use, PDVSA considered that impairment indicators submitted in previous years were held for 2015. The recoverable amount measured at fair value was determined through the valuation technique of the expected revenues discounted at present value, assuming the maximum and better use of the assets, using the risk adjusted discount rates indicated.

During the year ended December 31, 2015, the Company recognized an impairment reverse of $1,112 for construction in progress that were cancelled. This reverse is presented net of impairment assets.

Major Maintenance

During the year ended December 31, 2015, PDVSA recognized disbursements for major maintenance for $2,951 million [$3,315 million in 2014 and $2,984 million in 2013], which are considered as a separate component of assets and included in property, plant and equipment, mainly in plants and refining facilities and construction in progress.

Assets under Lease Agreement

At December 31, 2015, there are certain refining assets and related equipment acquired under lease agreements net of accumulated depreciation for approximately $485 million [$522 million in 2014 and $359 million in 2013] (see note 22).

Construction in Progress

The balance of construction in progress mainly comprises investment programs aimed at maintaining the production capacity and adjusting the facilities to the production levels set forth by PDVSA’s business plan, tangible assets for exploration works and various projects in progress that will be capitalized as property, plant and equipment at the date of incorporation into operations. The main constructions in progress currently developed by PDVSA are Costa Afuera project, construction and expansion of refineries and development of the Hugo Chávez Frías Orinoco Oil Belt.

During the year ended December 31, 2015, as a result of the continuous management evaluation of status operations of the continuity of investment projects started in previous years, PDVSA cancelled construction in progress (see note 11).

During the year ended December 31, 2015, borrowing costs amounting to $2,548 million, [$1,337 million in 2014 and $1,856 million in 2013], were capitalized to construction in progress.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(15)	Accounts Receivable and Other Assets

See accounting policy in note 39-n

Accounts receivable and other assets are as follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Non-current accounts receivable:
Energy agreements	7-b	4,085	6,251	6,087
Related entities	33	457	298	925
Employees		277	452	798

Other:
Equity-accounted Investees	11 - 39-a	500	1,265	1,712
Pension plan assets	23	—	467	—
Materials and supplies	17	209	276	285
Buidings used by government entities	33	56	56	119
Goodwill		15	49	—
Other		799	559	887

Total		6,398	9,673	10,813

Accounts Receivable related to Energy Agreements

•	On February 18, 2015, the subsidiary PDVSA Petróleo, S.A. entered into a Debt Acknowledgment and Assignment Contract with the National Administration of Fuels, Alcohol and Portland Cement (ANCAP) of the Oriental Republic of Uruguay, as the result of a cooperation agreement for the production of hydrocarbons between PDVSA Petróleo, S.A. and ANCAP, with an estimated carrying value of $351 million. Through this contract, the payment of $267 million by ANCAP was agreed upon.

•	On July 21, 2015, PDVSA Petróleo, S.A. entered into a Debt Acknowledgment and Assignment Contract with the Government of Jamaica, through the Ministry of Finances and Planning. Such debt results from the supply of crude oil, within the framework of the PETROCARIBE Energy Cooperation Agreement, by PDVSA Petróleo, S.A. to the Petroleum Corporation of Jamaica (PCJ), with an estimated carrying value of $3,256 million. Through this contract, the payment of $1,500 million by the Government of Jamaica was agreed upon.

•	On 27 January 2015, the subsidiary PDVSA Petróleo, S.A. entered into a contract of Debt Recognition and Transfer with the Public Finance Ministry of Dominican Republic, the Refinery Dominicana de Petróleo, S.A. and the Secretary of the Public Finance Ministry of the country, until 31 August 2014. Such debt is provided by the supply of crude within the frame of the Energy Cooperation Agreement of PETROCARIBE, which carrying value is $4,038 billion. Regarding this contract, agreement was reached as to the payment of $1,933 billion by the abovementioned clients.

The result remaining from those transactions of accounts receivable associated to accounts receivable related to energy cooperation agreements entered into during 2015 is included in the notes and accounts receivable from the Stockholder (see note 18).

During the year ended December 31, 2015, PDVSA recognized income of $1,514 million, which includes $1,375 million in such transactions of accounts receivable from energy cooperation agreements [$87 million in 2014 and $89 million in 2013], related to the amortization, through the effective interest rate method, of the amortized cost of non-current accounts receivable associated with energy agreements (see note 8).

Accounts Receivable from Related Entities

During the year ended December 31, 2015, PDVSA did not generate expenses from adjustments to fair value over non-current accounts receivable from related entities [$325 million in 2014 and $47 million in 2013, presented as part of financial expenses] (see note 8).

Between June and December 2015, promissory notes issued in favor of PDVSA Petróleos were transferred to the BCV for the sale of crude and by-products to Nicaragua, El Salvador, Belize, Guyana, Dominican Republic, San Cristobal, and Nieves within the frame of the Energy Cooperation Agreement of PETROCARIBE and other Cooperation Agreements. These correspond to long-term accounts receivable from these countries totaling $4,295 billion. These transactions generated income for $8,033 billion which are included forming part of the financial income (see note 8).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Equity-accounted Investees

During 2015, the equity-accounted investee Chalmette Refining LLC was sold. This transaction generated income from sales for $30 million, recognized as other income, net (see note 11).

PDVSA’s exposure to credit and market risks, and impairment losses relating to accounts receivable and energy agreements is featured in note 26-a.

(16)	Restricted Cash

Restricted cash comprises the following (in millions of dollars):

		December 31
	Notes	2015	2014	2013

Funds for the execution of social development projects:
Fund for Social and Economic Development of the Country (FONDESPA, for its Spanish acronym)		27	2	35
Integral Cooperation Agreement with the Republic of Argentina	7-b	2	2	159
Simon Bolivar Fund for Reconstruction, S.A.		—	—	34
Funds at BCV		47	444	56
Integral Cooperation Agreement with the Portuguese Republic	7-b	—	—	242
Bilateral Fund Suriname - Venezuela		166	166	—

Total funds for execution of social development projects	33	242	614	526

Funds for extra-heavy crude projects in the Orinoco Oil Belt Hugo Chavez Frias		11	—	—
Letters of credit		—	161	208
Liquidity accounts	22	677	750	697
Other		—	51	123

		930	1,576	1,554
Less current portion		326	1,292	1,327

Non-current portion		604	284	227

Based on PDVSA’s social responsibility project, which includes supporting or participating in activities aimed at promoting integral and sustainable development of the country (see note 1), trusts have been incorporated to support social programs and projects, constructions, goods and services for the development of infrastructure, agricultural activities, roads, health and education in the country, as following:

Trusts for the Conduction of Social Development Projects

a)	Funds at BCV: Constituted in bolivars to support social development projects, with resources mainly acquired from the difference in the calculation of production tax contributions using a conversion factor of Bs. 2 per U.S. dollar, during 2015, 2014 and 2013, according to instructions of the National Government (see notes 12 and 13). During 2015, contributions made in cash to the funds amounted to $8,094 million [$2,198 million in 2014 and $7,249 million in 2013].

b)	Bilateral Fund Suriname - Venezuela: On May 28, 2012, PDVSA’s Board of Directors approved bilateral funds as an alternative to finance Petrocaribe. The Bilateral Fund Venezuela – Suriname is one of those approved funds. PDVSA manages the administration and accounting of the Fund and will be supported by the Surinamese Bank for settlement of credit and collection of capital and interest of reimbursable projects.

Letters of Credit

At December 31, 2015, no credit letters are maintained with various international oil companies [$ 158 million in 2014]. During 2013, European bank placements were made for $167 million to ensure the implementation of projects in the electric sector.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Liquidity Account

The liquidity account includes restricted funds under agreements with financial institutions to secure several credit facilities, loan extensions and bonds issued. These accounts consist of cash and time deposits, including interest earned on those amounts (see note 22).

(17)	Inventories

See accounting policy in note 39-p

Inventories are summarized as follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Crude oil and products		5,564	7,660	8,609
Materials and supplies		4,321	4,375	4,623
Other		—	5	16

		9,885	12,040	13,248
Less materials and supplies classified in other non-current assets	15	209	276	285

Total		9,676	11,764	12,963

A summary of the inventories of crude oil and products measured at their net realizable value and the adjustment recognized in this measurement is presented as follows (in millions of dollars):

	December 31,
	2015	2014	2013

Amount at year-end	2,796	3,554	1,835
Net realizable value adjustment (*)	455	357	849

(*)	Adjustment is included in purchases of crude oil and products in the consolidated statements of comprehensive income.

(18)	Notes and Accounts Receivable

Notes and accounts receivable include the following (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Stockholder and related entities	33	10,327	11,571	26,760
Trade	26-a	7,212	9,623	9,015
Accounts receivable from employees		21	95	145
Other accounts receivable		1,181	3,607	637

		18,741	24,896	36,557
Less allowance for doubtful accounts	26-a	535	539	537

Total		18,206	24,357	36,020

Exposure to credit risk and impairment losses of notes and accounts receivable is included in note 26.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(19)	Prepaid Expenses and Other Assets

Prepaid expenses and other assets include the following (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Advances to suppliers and contractors		3,394	4,498	3,622
Income tax paid in excess and prepaid income tax	33	749	347	101
Advances for special contributions	33 - 36-i	1,903	1,904	565
Investments at cost		—	10	10
Tradeable assets	26-b	44	50	70
Prepaid insurance policies		512	878	742
Prepaid services		125	132	86
Derivative assets	26-b	21	62	3
Other assets		335	96	206

Total		7,083	7,977	5,405

(20)	Assets Held for Disposal

See accounting policy in note 39-r

As a result of the segregation and transfer of a large part of non-oil subsidiaries (see note 6), at December 31, 2015, the assets held for disposal and the effects on the Company’s financial situation comprise the following assets, liabilities and other comprehensive income (in millions of dollars):

Financial position:
Property, plant and equipment	5,951
Deferred tax assets	6
Equity-accounted investees	1,018
Accounts receivable and other assets	1,823
Recoverable value-added tax	63
Restricted cash	964
Inventories	351
Notes and accounts receivable	932
Prepaid expenses and other assets	817
Cash and cash equivalents	898

Assets held for disposal	12,823

Financial debt	97
Employee and other post-employment benefits	23
Deferred tax liabilities	27
Trade payable	917
Income tax payable	382
Accrued and other liabilities	2,944

Liabilities related to assets held for disposal	4,390

Other comprehensive income year ended December 31, 2015

Remeasurements of benefic liabilities, net of tax	86
Foreign operations - foreign currency translations differences	93

Other comprehensive income related to assets held for disposal, net of tax	179

The Company estimates to receive the value of the assets held for disposal, net of related liabilities, as a compensation for such transaction.

Other comprehensive income related to the assets held for disposal is presented in the legal reserves and other in the consolidated statement of changes in equity (see note 21).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(21)	Equity

Share Capital

According to PDVSA’s bylaws and Articles of Incorporation, the nominal value of share capital is Bs.1,280 million, corresponding to 51,204 shares. Pursuant to Article 303 of the Venezuelan Constitution, these shares may not be transferred or encumbered.

Legal Reserve and Other

The legal reserve is a requirement for Venezuelan companies to maintain a percentage of profit each year to reach a percentage of the capital stock. Pursuant to the Venezuelan law, the legal reserve cannot be distributed as dividends.

At December, 31, 2015, other reserves mainly include the reserve for the realization of deferred tax assets amounting to $13,483 million [$21,258 million in 2014 and $20,378 million in 2013]. As well as the other comprehensive income associated with assets held for disposal (see note 20).

Dividends

In March 2015, dividends were declared for $87 million (Bs.6,000 million) [$5,000 million in 2014 (Bs.104,000 million) and $10,000 million (Bs.63,000 million) in 2013], paid by offsetting with account receivables from the Republic (see notes 33).

In September 2014, dividends were declared and paid in cash to the Republic for $289 million (Bs.6,000 million) recognized as a reduction of accumulate income [$952 million (Bs.6,000 million) in April 2013]. Cash dividends are declared and paid to the Stockholder in bolivars based on the statutory consolidated financial statements.

Additional Contribution from Stockholder

At the Extraordinary Stockholder’s Meetings held in December 2013, the Stockholder decided to transfer $3,225 million from the Stockholder additional contribution to accumulated income, corresponding to assets contributed as a result of the migration from mixed company and exploitation and profit sharing agreements carried out by the Stockholder during 2008 and 2007.

Non-Controlling Interests

During the year ended December 31, 2015, non-controlling interests made additional capital contributions for $843 million [$408 million in 2014 and no additional capital contributions were made in 2013].

During the year ended December 31, 2015, Mixed Companies paid dividend advances to non-controlling interests amounting to $411 million [$436 million in 2014 and $552 million in 2013].

During the year ended December 31, 2015, certain Mixed Companies declared dividends. In 2015, the corresponding portion of those dividends declared to non-controlling interests amounted to $1,811 million [$1,517 million in 2014 and $1,377 million in 2013].

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(22)	Financial Debt

See accounting policie in note 39-n

PDVSA’s consolidated debt follows (in millions of dollars):

	Literal	Currency	Interest rate	Maturity date	Nominal value (2)	December 31,
						2015	2014	2013

PDVSA (Parent Company):
Unsecured bond		Dollars	4,90%	2014	3,000	—	—	2,860
Unsecured bond	a-1	Dollars	5.00%	2015	—	—	1,413	1,413
Unsecured bond	a-1	Dollars	5.125%	2016	1,000	958	915	878
Unsecured bond	a-2	Bolivars	9.10%	2015	—	—	29	96
Unsecured bond	a-2	Bolivars	9.10%	2016	18	18	58	193
Unsecured bond	a-2	Bolivars	9.10%	2017	18	18	58	193
Unsecured bond	a-3	Dollars	8.50%	2017	4,100	3,898	5,736	5,543
Unsecured bond	a-4	Dollars	5.25%	2017	3,000	3,083	3,094	3,105
Unsecured bond	a-4	Dollars	5.375%	2027	3,000	3,083	3,095	3,105
Unsecured bond	a-4	Dollars	5.50%	2037	1,500	1,543	1,547	1,552
Unsecured bond	a-5	Dollars	9.00%	2021	2,394	1,751	1,688	1,634
Unsecured bond	a-6	Dollars	6.00%	2022	3,000	3,000	3,000	3,000
Unsecured bond	a-6	Dollars	12.75%	2022	3,000	3,000	3,000	—
Unsecured bond	a-7	Dollars	6.00%	2024	5,000	3,356	3,229	—
Unsecured bond	a-8	Dollars	6.00%	2026	4,500	3,584	3,545	1,816
Unsecured bond	a-9	Dollars	9.75%	2035	3,000	2,858	2,856	2,853

Total bonds						30,150	33,263	28,241

Investment certificates	b-1	Bolivars	14.00%	2018 - 2019 - 2020	152	145	—	—
Investment certificates	b-2	Dollars	6.00%	2016	150	150	—	—
Investment certificates	b-3	Bolivars	8.00%	2016	30	29	96	317
Investment certificates	b-4	Bolivars	8.00%	2016	70	67	221	730
Investment certificates	b-5	Bolivars	9.50%	2016	32	31	103	342

Total Investment certificates						422	420	1,389

Credit rating	c	Dollars	6.50%	2018	171	171	—	—

Credit facility	d-1	Bolivars	12.50%	2016 - 2017 - 2018	47	45	262	1,309
Credit facility	d-2	Bolivars	9.50%	2016 - 2017 - 2018	27	27	132	582
Credit facility	d-3	Dollars	LIBOR + 5,00%	2016	96	96	63	109
Credit facility	d-4	Dollars	LIBOR + 4,55%	2018	318	318	463	460
Credit facility	d-5	Dollars	LIBOR + 2,20%	2024	240	240	227	191
Credit facility	d-6	Euro	2.12%	2016	9	9	30	54

Total credit facilities						735	1,177	2,705

Unsecured loan	e-la	Dollars	LIBOR + 5,00%	2019	30	30	—	79
Unsecured loan	e-lb	Dollars	LIBOR + 7,20%	2017	312	312	—	307
Unsecured loan	e-1c	Bolivars	9.66%	2015	—	—	53	79
Unsecured loan	e-1c	Bolivars	12.00%	2015	—	—	29	62
Unsecured loan	e-1c	Bolivars	9.66%	2015	—	—	29	79
Unsecured loan	e-1c	Bolivars	12.50%	2016	42	40	183	476
Unsecured loan	e-1c	Bolivars	12.50%	2016	11	10	58	629
Unsecured loan	e-1c	Bolivars	9.50%	2016	2	2	13	167
Unsecured loan	e-1c	Bolivars	12.50%	2017	18	17	82	222
Unsecured loan	e-1c	Bolivars	12.50%	2017	22	22	95	317
Unsecured loan	e-1c	Bolivars	9.50%	2017	4	4	19	270
Unsecured loan	e-1c	Bolivars	9.66%	2015	—	—	14	317

Carried forward, Unsecured loans						437	575	3,004

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Literal	Currency	Interest rate	Maturity date	Nominal value (2)	December 31,
						2015	2014	2013

Brought forward, Unsecured loans						437	575	3,004

Unsecured loan	e-1c	Bolivars	9.50%	2018	5	5	21	629
Unsecured loan	e-1c	Bolivars	12.00%	2019 - 2022	73	70	248	—
Unsecured loan	e-1c	Bolivars	12.50%	2018	51	49	181	—
Unsecured loan	e-1c	Bolivars	12.50%	2018	45	44	144	—
Unsecured loan	e-1c	Bolivars	12.00%	2018	19	19	78	—
Unsecured loan	e-1c	Bolivars	9.50%	2018	5	5	21	—
Unsecured loan	e-1c	Bolivars	12.50%	2019	44	41	144	—
Unsecured loan	e-1c	Bolivars	12.00%	2019 - 2022	58	55	195	—
Unsecured loan	e-1c	Bolivars	12.50%	2022	52	49	186	—
Unsecured loan	e-1d	Dollars	LIBOR + 6,25%	2017	1,200	1,200	1,500	600
Secured loan	e-2	Dollars	LIBOR + 0,50% - 6,50%	2022	1,460	1,460	1,692	1,250
Secured loan	e-2	Dollars	LIBOR +1,50% - 8,75%	2018 - 2026	1,050	1,050	1,150	1,926

Total loans						4,484	6,135	7,409

Financial leases		Dollars	—	2015	1	1	1	1

						35,963	40,996	39,745

CITGO:
Secured bonds		Dollars	10.75%	2020	1,500	1,417	—	—
Secured bonds		Dollars	6.25%	2022	650	637	636	294
Tax-exempted industrial bond		Dollars	6.00%	2023	3	3	3	3
Tax-exempted industrial bond		Dollars	4.88%	2025	50	49	49	49
Tax-exempted industrial bond		Dollars	8.00%	2028	25	25	25	25
Tax-exempted industrial bond		Dollars	8.00%	2032	30	30	29	29

Total bonds						2,161	742	400

Credit facility type B		Dollars	LIBOR 1,00% base + 8,50%	2018	762	718	—	—
Credit facility type B		Dollars	LIBOR 1,00% base + 3,50%	2021	642	630	634	87
Revolving credit facility		Dollars	Tasa Base 3,5% + 1,75%	2019	180	168	34	579
Secured facility with accounts receivable		Dollars	PC + 1,50%	2016	165	165	250	220

Total credit facilities						1,681	918	886

Financial leases		Dollars	—	2030	241	241	247	257

						4,083	1,907	1,543

PDVSA América, S.A. and subsidiaries:
Trocana World Inc. - Secured loan		Dollars	LIBOR + 1,00%	2023	—	—	37	41
Tovase Development Corp. - Secured loan		Dollars	LIBOR + 1,00%	2024	—	—	39	42
Naviera Conosur-Unsecured loan		Dollars	7.75%	2015	—	—	—	—

Fluvialba - Unsecured loan		Argentinean pesos	26.00%	2020	—	—	—	—

Total loans					—	—	76	83

Financial leases		Dollars	—	2015	—	—	1	1

						—	77	84

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Literal	Currency	Interest rate	Maturity date	Nominal value (2)	December 31,
						2015	2014	2013

PDVSA Petróleo, S.A. and subsidiaries:
PDVSA Cerro Negro, S.A. - Secured bonds		Dollars	7.90%	2020	2	2	2	3
Credit facility		Dollars	8.70%	2019	—	—	—	966
Credit facility		Dollars	LIBOR + 7,90%	2024	1,950	1,950	1,477	—

						1,952	1,479	969

Corporación Venezolana de Petróleo, S.A. (CVP) and subsidiaries:
PetroAnzoátegui, S.A. - Secured bonds		Dollars	8,22% - 8,37%	2017 - 2022	4	4	5	6
Petropiar, S.A. - Credit facility		Dollars	LIBOR + 4,50%	2017	5	5	—	—
Petrowarao, S.A. - Credit facility		Dollars	LIBOR + 4,50%	2021	17	17	—	—
Petrocedeño, S.A. - Credit facility		Dollars	1.32%	2016	56	56	40	—
Petrozamora, S.A. - Prepaid facility		Dollars	LIBOR + 6,90%	2019	73	73	8	—
Petrolera Sinovensa, S.A. - Credit facility		Dollars	LIBOR + 5,80%	2023	699	699	291	291
Petroboscán, S.A - Credit facility		Dollars	LIBOR + 4,5%	2025	461	461	297	120
Petroquiriquire, S.A - Credit facility		Dollars	LIBOR + 4,50%	2015	—	—	45	—
Petrodelta, S.A. - Unsecured loan		Bolivars	12%	2018	19	20	—	—

						1,335	686	417

PDV Marina, S.A. and subsidiaries:
Panavenflot Corp. - Credit facility		Yens	CIRR 1,77% + 3,12%	2023 - 2024	110	110	124	158
PDV Marina, S.A. - Secured loan		Dollars	7.00%	2019	39	39	83	—
Financial leases		Dollars	—	2019	148	148	173	197

						297	380	355

PDVSA Industrial, S.A. and subsidiaries:
VHICOA - Unsecured loan		Bolivars	13.50%	2015	1	—	1	5
VHICOA - Unsecured loan		Bolivars	12.50%	2018	89	—	89	113
VHICOA - Unsecured loan		Bolivars	13.50%	2014	3	—	—	3
Carbones del Guasare, S.A.- Unsecured loan		Bolivars	15.00%	2018	1	—	1	8
Carbones de la Guajira, S.A.- Unsecured loan		Bolivars	15.00%	2019	1	—	1	4

Total loans						—	92	133

Carbones de la Guajira, S.A. - Financial lease		Bolivars		2014	1	—	—	1

						—	92	134

PDVSA Naval, S.A and subsidiaries:
Credit facility		Euro	Euribor + 3,8%	2020	—	—	16	19

Refineria Isla (Curacao), B.V. and subsidiaries:
Financial leases		Dollars	—	2019	86	86	103	118

Total financial debt (1)						43,716	45,736	43,384
Less current portion						6,800	5,865	7,031

Non-current portion						36,916	39,871	36,353

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Literal	Currency	Interest rate	Maturity date	Nominal value (2)	December 31,
						2015	2014	2013
Financial debt held for disposal (3):
PDVSA América, S.A. and subsidiaries:
Trocana World Inc. - Secured loan		Dollars	LIBOR + 1,00%	2023	33	33	—	—
Tovase Development Corp. - Secured loan		Dollars	LIBOR + 1,00%	2024	35	35	—	—
Naviera Conosur-Unsecured loan		Dollars	7.75%	2015	—	—	—	—
Fluvialba - Unsecured loan		Argentine pesos	26.00%	2020	7	7	—	—

Total loans						75	—	—

Financial leases		Dollars	—	2015	1	1	—	—

						76	—	—

PDVSA Industrial, S.A. and subsidiaries:
VHICOA - Unsecured loan		Bolivars	12.50%	2018	6	6	—	—
Carbones del Guasare, S.A.- Unsecured loan		Bolivars	15.00%	2018	1	1	—	—
Carbones de la Guajira, S.A.- Unsecured loan		Bolivars	15.00%	2019	1	1	—	—

Total loans						8	—	—

PDVSA Naval, S.A and subsidiaries:
Credit facility		Euro	Euribor + 3,8%	2020	13	13	—	—

Total Financial debt held for disposal						97	—	—

(1)	No includes financial debt held for disposal.
(2)	Corresponds to nominal value as of December 31, 2015, in dollars, before discount, premiums and others origin cost
(3)	See note 20.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Future maturities of the non-current portion of consolidated financial debt at December 31, 2015 are as follows (in million of dollars):

Years -
2017	7,204
2018	1,001
2019	1,391
2020	4,856
2021	3,863
Remaining years	18,601

36,916

Petróleos de Venezuela, S.A.

(a)	Unsecured Bonds

1.	Petrobonos 2014, 2015 and 2016

On October 28, 2009, the Company completed the issue of public bond offerings for $1,413 million, $1,413 million and $435 million, payable upon maturity in 2014, 2015 and 2016, respectively. This issue was conducted in cordination with the BCV and the Ministry of People’s Power for Economy, Finance and Public Banking and was excluded from the scope of application of the Venezuelan Securities Market Law and exempted from the payment of income tax on the interest that these bonds will earn. In this issue, the Company received $4,501 million from domestic buyers on the date of the transaction.

In November 2013, the Company reopened Petrobonos 2016 for the amount of $565 million, which were fully swapped by 2013 PDVSA Bonds maintained by PDVSA’s Fund of Active Employees and Pensioners, thus generating a discount of $126 million in this transaction.

In October 2015, upon the maturity of the Petrobonos 2015 with a nominal value of $1,413 million, PDVSA paid $515 million in cash, and the rest of those instruments held by PDVSA’s related companies was swapped to promissory notes for a value of $898 million.

2.	PDVSA Agricola 2015, 2016 and 2017 Bonds

In July 2012, the Company completed the issue of bonds for $140 million, $279 million and $279 million, maturing in 2015, 2016 and 2017, respectively, with an interest rate resulting from applying a fixed benchmark percentage of 70% of the interest rate applicable to the loans referred to Article 7 of the Decree with the Right, Value and Force of Law of Credit for the Agricultural Sector (“Agricultural Rate”). This issue was realized in coordination with the BCV and the Ministry of People’s Power for Economy, Finances and Public Banking. It was fully-awarded to national banks by an auction, and a bond issue premium of $11 million was generated in this transaction. The issue of the new bonds was authorized by the National Securities Superintendence (SNV, for its Spanish acronym) pursuant to Article 2 of the Securities Market Law, and was exempted from paying income tax.

In July 2015, the PDVSA Agricola 2015 bonds were paid out to their holders.

3.	PDVSA 2017 Bonds

On October 29, 2010, the Company completed the public offering of these bonds for $3,000 million, with a principal amortization of $1,000 million for 2015, 2016 and 2017. These bonds were issued at its face value. The issue was authorized by the SNV and was exempted from the payment of income tax on the interest that these bonds will earn.

On January 17, 2011, the Company reopened the PDVSA 2017 Bonds for $3,150 million, issuing bonds with a nominal value of $2,844 million and generating a discount of $954 million and a gain of $99 million. These bonds were awarded to the BCV and related non-financial institutions for the settlement of promissory notes. The remaining reopened bonds were awarded to the BCV and other non-financial institutions on September 19, 2011, generating a discount of $92 million and a gain of $37 million.

In November 2015, the first amortization of the PDVSA 2017 bonds took place, with a total of $2,050 million being paid out to their holders.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

4.	PDVSA 2017, 2027 and 2037 Bonds

Between April 12 and May 10, 2007, the Company completed the issue of a public offering of bonds for $7.500 million, maturing in 10, 20 and 30 years (2017, 2027 and 2037), generating in turn a bond issue premium of $413 million, payable upon maturity. This issue was directed and regulated by the BCV, and was excepted from this scope of application of the Securities Market Law and exempted from the payment of income tax on the interest earned by such bonds.

5.	PDVSA 2021 Bonds

On November 17, 2011, the Company completed the private issuance process of these bonds for $2,394 million, with annual amortization of principal for $798 million for 2019, 2020 and 2021. This issue was fully-awarded to the BCV, receiving $435 million in cash and swapping the difference for bonds previously issued maturing in 2013, generating a discount of $867 million and again for $96 million. This issue was excluded from this scope of application of the Securities Market Law and the payment of income tax on the interest earned.

6.	PDVSA 2022 Bonds

On February 17, 2011, the Company completed the issue of a public offering of PDVSA 2022 Bonds for $3,000 million, payable upon maturity. These bonds were issued at face value. This issue was authorized by the SNV.

On October 16, 2014, the Company issued to Banco de Venezuela, S.A., Banco Universal (Banco de Venezuela) an investment certificate denominated in U.S. dollars for $2,400 million, maturing on December 30, 2014, with interest payable upon maturity. On October 28, 2014, an early redemption of the investment certificate was carried out, which had been assigned by Banco de Venezuela to the BCV as part of the payment for the private placement of PDVSA 2022 in October 28, 2014 bonds for $3,000 million, fully-awarded to the BCV at their face value. At December 31, 2015, after having submitted, by way of payment, promissory notes issued by the Republic of Jamaica, within the PETROCARIBE Energy Cooperation Agreement and other cooperation agreements, the BCV owes PDVSA the amount of $121 million [$600 million in 2014].

7.	PDVSA 2024 Bonds

In May 2014, the Company issued, by a direct award to Banco de Venezuela, the PDVSA 2024 Bonds with a face value of $5,000 million, with annual amortization of principal for $1,667 million for 2022, 2023 and 2024. The agreed market value, based on the bonds quotation at the date of sale, was $3,161 million.

8.	PDVSA 2026 Bonds

On November 15, 2013, the issue of a public offering of bonds for $4,500 million was approved, with annual amortization of principal for $1,500 million for 2024, 2025 and 2026, out of which $900 million were awarded at face value to the BCV and $800 million were awarded to suppliers and contractors of PDVSA to settle accounts payable. In addition, $116 million were awarded to suppliers of Corporación de Abastecimiento y Servicios Agrícolas, S.A. (CASA, for its Spanish acronym) as part of the contributions that PDVSA grants to the social and overall development of the country.

Between January and March of 2014, the Company awarded the remaining PDVSA 2026 Bonds with a face value of $2,684 million. The agreed market value, based on the bonds quotation at date of sale, was $1,260 million. The Company awarded $2,156 million to Banco de Venezuela, which were paid in bolivars at SICAD and SICAD II rates, while $414 million were awarded to suppliers of CASA and the rest to other suppliers and contractors.

9.	PDVSA 2035 Bonds

On May 11, 2012, the Company completed the issue of bonds for $3,000 million, with annual amortization of principal for $1,000 million maturing in 2033, 2034 and 2035, thus generating with this transaction a discount of $150 million in the issue of bonds. This issue was made in coordination with the BVC and the Ministry of People’s Power for Economy and Finances. The issue was mainly awarded to the BCV and the domestic public banks. This issue was authorized by the SNV.

The bonds issued by Petroleós de Venezuela, S.A. do not include security rights over assets belonging to the Company, and its subsidiary (PDVSA Petróleo, S.A.) act as unconditionally and irrevocably as a guarantor.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(b)	Investment Certificates

1.	In December 2015, the Company issued renewable investment certificates to Banco de Venezuela for a total of $145 million, maturing in 2018, 2019 and 2020, and quarterly payment of interest.

2.	In October 2015, the Company issued a renewable investment certificate to Banco de Desarrollo Económico y Social de Venezuela (BANDES by its Spanish acronym) maturing in 30 days, and interest payable upon maturity. In November and December 2015, the investment certificate was renewed under the same conditions.

3.	During 2012, the Company issued two quarterly-renewable investment certificates to Banco de Venezuela, with monthly payment of interest. In 2014 and 2015, the investment certificates were renewed under the same conditions.

4.	During 2010 and 2011, the Company issued renewable investment certificates denominated in bolivars to Banco del Tesoro, C.A. Banco Universal (Banco del Tesoro), with monthly payments of interests. During 2012, the Company settled one of the investment certificates for $116 million. In 2015, the investment certificates were renewed under the same conditions, maturing in 2016.

5.	In February 2009, the Company issued investment certificates to the Social Protection Fund for Bank Deposits (formerly, Fondo de Garantía de Depósitos y Protección Bancaria – FOGADE by its Spanish acronym), renewable for 18 months. In August 2015, investment certificates were renewed for one year, at the same interest rate and maturing in 2016.

(c)	Credit Note

In March 2015, PDVSA subscribed a credit note with General Electric Capital Corporation for $257 million, with quarterly payment of principal amortizations and interest.

(d)	Credit Facilities

1.	In March 2013, the Company entered into a credit facility with Banco de Venezuela denominated in bolivars for $1,587 million, with a variable interest rate, to be used in the agroindustrial sector. During 2013, the Company used $1,475 million from this facility. At December 31, 2015, the outstanding balance for this facility was $45 million [$262 million in 2014].

2.	In March 2013, the Company entered into a credit facility with Banco del Tesoro denominated in bolivars for $635 million at a variable interest rate, to be used in the agroindustrial sector. During 2013, the total amount agreed to for this facility was used. At December 31, 2015, the outstanding balance was $27 million [$132 million in 2014].

3.	In November 2012, ENI Investments PLC approved a credit facility of $1,742 million for Petroleós de Venezuela, S.A. which would be used to finance new developments in the Orinoco Oil Belt of the Mixed Companies PetroJunín, S.A. and Petrobicentenario, S.A., in which PDVSA has a controlling interest. This financing bears interest payable upon maturity. At December 31, 2015, the Company had used $268 million of the agreed amount of this facility, with an outstanding balance of $96 million [$63 million in 2014].

4.	On February 27, 2012, the Company entered into a loan agreement with China Development Bank Corporation (CDBC) for the purchase of oil goods and services for $500 million. This facility includes payment options in cash from the delivery of crude oil and products at market prices. At December 31, 2015, the Company has used $495 million of the agreed amount of this credit facility, with an outstanding balance of $318 million [$463 million in 2014] (see note 37-a).

5.	In September 2011, the National Economic and Social Development Bank (BNDES) approved a credit facility with a nominal value of up to $638 million for Petroleós de Venezuela, S.A., to finance the construction of the Alba Shipyard, a project managed by PDVSA Naval, S.A. At December 31, 2015, the Company has an outstanding balance of $240 million of the agreed amount for this facility [$227 million in 2014].

6.	On June 8, 2010, the Company entered into a credit facility with Deutsche Bank, S.A.E. for €59 million, equivalent to $78 million, earmarked to finance investments in the domestic refining sector. At December 31, 2015, the agreed amount of this credit facility has been entirely used, and the outstanding balance amounts to €8 million, equivalent to $9 million [€25 million, equivalent to $30 million in 2014].

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(e)	Loans

1.	Unsecured loans

1.a	In December 2015, the Company received a loan from BANDES, at a variable interest rate and with long term maturity.

1.b	In March 2015, the Company received a loan from Deutsche Bank Trust Company Americas, at a variable interest rate and with long term maturity.

1.c	The Company has received loans from financial institutions belonging to the national public banking system, primarily from Banco Bicentenario, Banco del Tesoro and Banco de Venezuela. The loans bear interest at variable rates and maturity varies from short to medium terms. As of May 2015, Banco de Venezuela set a variable interest rate for its loans granted to PDVSA, specifically for those at rate of 12% per annum, which was revised to 12.50% annually.

1.d	In December 2014, the Company entered into a loan agreement with the CDBC at a variable interest rate. This loan agreement includes options for payment in cash from the delivery of crude oil and products at market prices (see note 37-a).

2.	Secured loans

In August 2011 and February 2007, a group of banks led by Japan Bank for International Cooperation (JBIC) provided secured loans in dollars to the Company at a variable interest rate. The payment options include the payment in cash from the delivery of crude oil and products at market prices.

CITGO

Secured Bonds

On February 12, 2015, CITGO Holding issued a private placement of secured bonds for $1,500 million that bear interest at an annual fixed rate of 10.75% and mature in February 2020. Interest is paid biannually in March and September, until maturity, starting in September 2015. CITGO Holding may amortize the bonds upon maturity at a redemption price equal to 100% of the bonds’ initial value, plus any interest generated and unpaid to the date of transaction, with the premium being determined on that date.

Additionally, before February 15, 2017, the issuer may amortize up to 40% of the bonds by using the cash from the offering of shares at their nominal value, plus the value of the corresponding coupon and premium. If CITGO Holding experiences certain specific control changes, it will have to buy the entirety of the outstanding bonds at 101% of the bonds’ initial value, plus any interest generated and unpaid until the date of transaction.

In July 2014, CITGO Petroleum Corporation, a subsidiary of CITGO Holding, issued a private placement of secured bonds for $650 million. Interest is paid biannually in February and August each year, until maturity, starting in February 2015. CITGO Petroleum Corporation may amortize the bonds before they are due at a redemption price equal to 100% of the bonds’ initial value, plus interest accrued until the date of transaction, with the premium being determined on that date.

Precisely like CITGO Holding, before August 15, 2017, CITGO Petroleum Corporation may amortize up to 40% of the bonds by using the cash from the offering of shares at their nominal value, plus the value of the corresponding coupon and premium. If CITGO Petroleum Corporation experiences certain specific control changes, it will have to buy the entirety of the outstanding bonds at 101% of the bonds’ initial value, plus any interest generated and unpaid until the date of transaction.

Tax-exempt Bonds

CITGO Petroleum Corporation received funds from government agencies in the United States of America for a nominal value of $108 million in the way of indebtedness with tax-free industry bonds to finance projects of environmental nature. These bonds generate interest at fixed rates.

Secured Credit Facilities

On February 12, 2015, CITGO Holding entered into the secured Type B credit facility for $1,300 million, with maturity in July 2018, and amortizable in quarterly installments equal to 1%, with the outstanding balance being payable upon maturity. The facility requires obligatory prepaid offerings varying between 50% and 100% of excessive cash flow, and certain income from the sale of assets, depending on the leverage ratio at which the lender has the option to reject such proposal. The interest options for this credit facility are: (i) LIBOR rate, with a minimum of 1% plus an applicable margin of 8.50%; or (ii) the base rate, with a minimum of 2% plus an applicable margin of 7.50%.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

In July 2014, CITGO Petroleum Corporation replaced its secured credit facilities for $1,550 million, which are made up as follows:

•	A Type B credit facility for $650 million maturing in July 2021, payable in equal quarterly installments of 1% with a balance payable upon maturity. The interest options for this facility are (i) LIBOR rate, with a minimum of 1% plus an applicable margin of 3.5% or (ii) the base rate, with a minimum of 2% plus an applicable margin of 2.5%. At December 31, 2015, a LIBOR rate of 1% plus a margin of 3.5%, equivalent to 4.5%, was applied.

•	A secured revolving credit facility of $900 million maturing in July 2019. The interest options for this facility are (i) LIBOR rate, plus an applicable margin of 2.75% or (ii) the base rate, plus an applicable margin of 1.75%, at CITGO’s discretion. At December 31, 2015, the amount of the debt was $168 million [$34 million in 2014] and a base rate of 3.5% plus applicable margin of 1.75%, equivalent to 5%, were applied. The unused portion of this credit facility, less the letters of credit issued thereunder, is subject to a commitment fee, paid quarterly, and an annual rate varying between 0.375% and 0.50%, depending on debt rating. At December 31, 2015, the commitment fee is 0.50%.

Credit Facility Secured by Accounts Receivable

In September 2008, a group of banks led by BNP Paribas approved a revolving credit facility for a face amount of $450 million, secured by certain trade accounts receivable of CITGO Petroleum Corporation. This financing matures annually, with a renegotiation option for equal terms with a variable interest rate of Commercial Paper (CP) plus 1.4%. During 2015, CITGO Petroleum Corporation extended the facility’s maturity up to 2016.

Guarantees

The secured Type B credit facility and the bonds of CITGO Holding are guaranteed for the total share capital of CITGO Petroleum Corporation, and the interest in limited liability companies of CITGO Holding and other direct and indirect subsidiaries. These facilities are subject to typical covenants for that type of financing.

The secured credit facility, the secured bonds and the tax-exempt industrial bonds are guaranteed by CITGO’s interest in its refineries in Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois, trade accounts receivable that have not been used as guarantee for other credit facilities and its inventories.

PDVSA Petróleo, S.A. and subsidiaries

PDVSA Cerro Negro, S.A. (PDVSA Cerro Negro)

In June 1998, Cerro Negro Finance, Ltd., a special-purpose company, non-affiliated, of the former Association Agreement of the Orinoco Oil Belt, issued secured bonds in the amount of $600 million. PDVSA Cerro Negro’s share (a partner to this agreement) was 50% interest. In December 2007, PDVSA paid $501 million for 99% of the bonds issued by this special purpose company. At December 31, 2015, the outstanding balance of these bonds $2 million [$2 million in 2014].

PDVSA Petróleo, S.A.

On June 27, 2012, PDVSA Petróleo, S.A. entered into a credit facility with Credit Suisse AG (Credit Suisse) for $1,000 million, with semi-annual payments of principal and a grace period of 16 months, earmarked for the modification and expansion of the Puerto La Cruz Refinery.

On September 3, 2014, PDVSA Petróleo, S.A. entered into an extension of the credit facility agreement with Credit Suisse in June 2012 for $1,289 million, with some of the terms and conditions of the initial agreement being modified. The new amount of the credit facility is $2,206 million, with quarterly payments and a grace period of 14 months, earmarked for the modification and expansion of the Puerto La Cruz Refinery. At December 31, 2015, the outstanding balance for this item was $1,950 million [$1,477 million in 2014].

Corporación Venezolana del Petróleo, S.A. (CVP) and subsidiaries

PetroAnzoátegui, S.A. (PetroAnzoátegui) (formerly Petrolera Zuata, Petrozuata, C.A.) (currently, Petrosanfelix, S.A.)

In September 2008, PDVSA made a public offering for the acquisition of bonds issued by Petrozuata Finance, Inc. (a subsidiary of PetroAnzoátegui), paying $740 million for 97.96% of the bonds in circulation as of that date, with a face value of $1,000 million. At December 31, 2015, the outstanding balance of these bonds was $4 million [$5 million in 2014].

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Petropiar, S.A. (Petropiar)

In January 2015, Chevron Boscan Finance B.V. granted a revolving credit facility for up to $10 million to the Mixed Company Petropiar. This credit facility will bear interests at a variable annual LIBOR rate plus 4.5% and will be used to cover the needs for working capital of this company.

Petrowarao, S.A. (Petrowarao)

In August 2014, Perenco Holdings granted a credit facility for a nominal value of $420 million to the Mixed Company Petrowarao. This credit facility will bear interests at a variable annual LIBOR rate plus 4.5% and will be used to finance the business plan of Petrowarao. At December 31, 2015, the outstanding balance of this facility is $17 million [with no balance in 2014].

Petrocedeño, S.A. (Petrocedeño)

In October 2014, Novo Banco (formerly Banco Espírito Santo) granted a credit facility for $60 million to the Mixed Company Petrocedeño. This credit facility will bear interests at an annual fixed rate of 1.32% and will be used to cover the company’s working capital needs. At December 31, the outstanding balance of this facility was $56 million [$40 million in 2014].

Petrozamora, S.A. (Petrozamora)

In December 2013, PDVSA Petróleo S.A. and the Mixed Company Petrozamora in which CVP holds a controlling interest, entered into a prepaid facility agreement with GPB Energy Services B.V. for $1,000 million. The prepayment funds will be used by Petrozamora to finance projects for the purpose of increasing its hydrocarbons production. The agreed-upon prepaid facility is divided into two components, an initial prepayment of $250 million and a subsequent one up to $750 million. At December 31, 2015, the outstanding balance of this prepaid facility was $73 million [$8 million in 2014].

Petrolera Sinovensa, S.A. (Petrolera Sinovensa)

In June 2013, CDBC approved a credit facility for $4,015 million for the Mixed Company Petrolera Sinovensa. This credit facility will bear interests at an initial variable annual LIBOR rate plus 5.8% and will be used for projects to increase Petrolera Sinovensa’s production of hydrocarbons. At December 31, 2015, the outstanding balance of this facility is $699 million [$291 million in 2014].

Petroboscán, S.A. (Petroboscán)

In July 2015, Chevron Boscan Finance B.V. approved a revolving credit facility for a nominal value of up to $10 million to the Mixed Company Petroboscán. This credit facility will bear interest at LIBOR plus annual 4.5%. During the year ended December 31, 2015, no funds were received from this financing.

In May 2013, Chevron Boscan Finance B.V. approved a credit facility for a nominal value of $2,000 million to the Mixed Company Petroboscán. This credit facility will bear interest at LIBOR plus annual 4.5% and will be used for projects to increase Petroboscán’s production of hydrocarbons. At December 31, 2015, the outstanding balance of this facility is $461 million [$297 million in 2014].

Petrodelta, S.A. (Petrodelta)

In December 2015, CT Energía Holding Ltd. granted a loan in bolivars to Mixed Company Petrodelta, for $20 million. This financing generates interest at an annual fixed rate of 12% and will be used to cover the needs for working capital of this company.

At December 31, 2015 and 2014, Petróleos de Venezuela, S.A., through its subsidiaries (CVP and PDVSA Social, S.A.), has an interest in the abovementioned Mixed Companies, as follows:

	% Share
	CVP	PDVSA Social, S.A.	Total
Mixed Company:
Petrosanfélix, S.A.	96.0%	4.0%	100.0%
Petropiar, S.A.	66.0%	4.0%	70.0%
Petrowarao, S.A.	56.0%	4.0%	60.0%
Petrocedeño, S.A.	56.0%	4.0%	60.0%
Petrozamora, S.A.	60.0%	0.0%	60.0%
Petrolera Sinovensa, S.A.	56.0%	4.0%	60.0%
Petroboscán, S.A.	56.0%	4.0%	60.0%
Petroquiriquire, S.A.	56.0%	4.0%	60.0%
Petrodelta, S.A.	56.0%	4.0%	60.0%

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

PDV Marina, S.A. and subsidiaries

In February 2011, Panavenflot Corp, a subsidiary of PDV Marina, S.A., entered into a credit facility agreement with the JBIC for ¥20 billion, equivalent to $257 million, to finance the constructions of Aframax vessels.

During 2014, PDV Marina, S.A. acquired tugboats through a five-year financing with Deutsche Bank Trust Company Americas for $111 million, with quarterly payments of principal and interest.

Contractual Covenants

Several loan facilities contain contractual covenants that restrict PDVSA’s ability to incur into additional debts, pay dividends, encumber properties and dispose of certain assets. As at December 31, 2015, PDVSA was in compliance with these covenants (see note 37-a).

Obligations under Financial Leases

As at December 31, 2015, obligations were maintained for the acquisition of certain assets, primarily for refining, acquired under financial leases, and accounted for as property, plant and equipment.

Future lease payments are as follows (in millions of dollars):

	December 31, 2015
	2015	2014	2013
Years -
2014	—	—	91
2015	—	90	88
2016	89	88	88
2017	90	88	88
2018	89	88	88
2019	110	109	365
2020	26	26	—
Subsequent years	229	228	—

Estimated future lease payments	633	717	808

Less interest	157	192	234

Total finance lease	476	525	574

Financial Debt held for Disposal

In 2015, the Company agreed to the transfer of some of its subsidiaries to the Ministry, which is expected to occur during 2016. The subsidiaries that will be transferred include:

PDVSA América, S.A. and subsidiaries

During 2015, Fluvialba, S.A. (an indirect subsidiary of PDVSA América, S.A.) received loans from Banco Credicoop at a fixed interest rate.

During 2009, Trocana World Inc. and Tovase Development Corp. (indirect subsidiaries of PDVSA América, S.A.) purchased Panamax vessels, through financing provided by BANDES with variable interest rates and biannual payments of principal and interest amortizations.

PDVSA Industrial, S.A. and subsidiaries

In May and January of 2013, Venezuelan Heavy Industries, C.A. (VHICOA), a subsidiary of PDVSA Industrial, S.A., received from Banco de Venezuela two commercial loans denominated in bolivars for $127 million and $8 million, at an initial annual variable interest rate of 9.5% and 13.5%, respectively. During 2015, the first loan was entirely paid off. At December 31, 2015, the outstanding balance of the second loan amounted to $6 million.

During 2011, Carbones del Guasare, S.A. and Carbones de la Guajira, S.A. (indirect subsidiaries of PDVSA Industrial, S.A.), entered into loan agreements with Banco del Tesoro for $8 million and $4 million, with an initial variable annual interest rate of 15%. At December 31, 2014, the outstanding balance of each of those loans was $1 million.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

PDVSA Naval, S.A.

In February 2011, PDVSA Naval, S.A. entered into a credit facility agreement with Novo Banco (formerly, Banco Espírito Santo - BES) for €136 million, equivalent to $176 million, used to finance the constructions of asphalt tankers. At December 31, 2014, €14 million, equivalent to $16 million, of the agreed amount of this facility has been used.

(23)	Employee and Other Post-employment Benefits

See the accounting policy in note 39-e

A detailed review of liabilities (assets) for employee termination benefits, pension and other post-employment benefits follows (in millions of dollars):

		December 31,
	Note	2015	2014	2013

Assets -
Pension plans (1)	15	—	(467)	—

Liabilities -
Employee termination benefits		465	2,072	1,890
Pension plans		576	—	3,354
Other post-employment benefits other than pension plans		7,182	12,720	12,428

		8,223	14,792	17,672
Less current portion		367	1,813	1,048

Non-current portion		7,856	12,979	16,624

(1)	See letter c.

PDVSA has the following employees’ benefit plans:

(a)	Savings Plans

PDVSA’s employees maintain savings funds and PDVSA guarantees the capital credited into members’ accounts. At December 31, 2015, the amount secured by PDVSA and its subsidiaries in the savings funds amounted to $47 million [$101 million in 2014 and $219 million in 2013].

Costs associated to this plan are recognized in profit or loss as services are provided by the employee.

(b)	Employee Termination Benefits

PDVSA’s labor force is classified into employee belonging to contractual payroll, who are covered by PDVSA’s Employment Collective Contract in force since 2013 through 2015, while the remainder of employees are included in the non-contractual payroll and covered by the relevant laws (see note 37-h).

According to the employment benefits system established by LOTTT on May 7, 2012, PDVSA assessed the financial impact of the new Law on the employees’ termination benefit system of all its employees in Venezuela, concluding that the retrospective effect of the employees’ termination benefit represents a defined benefit in accordance with IAS 19 Employee Benefits; therefore, an actuarial analysis was conducted to determine net liabilities and the corresponding expense, which was based on determining the difference between the projected cumulative termination payment balance at the age the employee might be at the actual retirement date, and the balance obtained from making the retrospective calculation of employees’ termination benefits based on the last projected wage at the age the employee might have by the actual retirement date.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

A summary of the net liability rollforward related to employee termination benefits follows (in millions of dollars):

	Year ended December 31,
	2015	2014	2013	2015	2014	2013	2015	2014	2013
	Present value of the obligation			Fair value of plan assets			Present value of the obligation, net

Balance at January 1	2,072	1,890	2,208	—	—	—	2,072	1,890	2,208

Included in comprehensive income for the period:
Current service cost	106	882	127	—	—	—	106	882	127
Past service cost	—	58	1	—	—	—	—	58	1
Finance costs	53	191	217	—	—	—	53	191	217
Effect of exchange rate variation	(1,834)	(820)	(697)	—	—	—	(1,834)	(820)	(697)

	(1,675)	311	(352)	—	—	—	(1,675)	311	(352)

Included in other comprehensive income:
Actuarial (gain) loss:
Financial hypothesis	(209)	(39)	491	—	—	—	(209)	(39)	491
Experience adjustment (1)	316	—	—	—	—	—	316	—	—

	107	(39)	491	—	—	—	107	(39)	491

Other:
Benefits paid by the Company	(16)	(90)	(457)	16	90	457	—	—	—
Contributions made by the Company	—	—	—	(16)	(90)	(457)	(16)	(90)	(457)
Reclassification to liabilities associated to assets held for disposal	(23)	—	—	—	—	—	(23)	—	—

	(39)	(90)	(457)	—	—	—	(39)	(90)	(457)

Balance at December 31	465	2,072	1,890	—	—	—	465	2,072	1,890

(1)	Disaggregated data in the actuarial analysis for 2015. Data was not disaggregated in 2014 and 2013 due to impracticability.

The actuarial assumptions used are as follows:

	Year ended December 31,
	2015	2014	2013
	%
	(1)	(2)	(2)
Venezuela:
Discount rate	4.00	34.53	32.05
Salary increase rate	—	30.00	28.00
Inflation rate	N/A	30.00	28.00

(1)	Inflation assumptions (real).
(2)	Inflation assumptions (nominal).

During the fiscal year ended December 31, 2015, the Company prospectively modified its actuarial assumptions from nominal terms to real terms in order to realize the actuarial valuation, considering the recommendations of IAS 19 for economies like the Venezuelan economy where cumulative inflation for three consecutive years exceeds 100% (hyperinflation), as these are more reliable data, since they reduce the risk of distensions in the present value of the obligation due to the effects of inflation (see note 23-c).

(c)	Pension Plans and Other Post-employment Benefits

Most Venezuelan and foreign subsidiaries have pension plans and other benefits in place, covering employees and eligible former employees (retirees). These plans, among other conditions, are based on time of service, age and salary.

According to the collective labor contract, PDVSA and most of its Venezuelan subsidiaries have a retirement plan that covers both employees and retired employees. There are pension funds with their respective independent organizations that manage financial assets. The legal framework requires the Board of Director of each pension fund to pursue the best interest of the employees covered by the plan; therefore, they are responsible for establishing certain policies for the fund, including investment, contribution and indexation.

The financing of the pension plan for Venezuelan employees is based on a contribution system, with monthly mandatory contributions based on 3% of the normal salary by the employee and 9% by PDVSA, managed under individual capitalization accounts for each employee.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

For employees joining PDVSA after October 1, 2000, a pension benefit is granted equivalent to the accumulated balance in the individual capitalization account at the time of retirement. If required, PDVSA will make additional contributions to assure the minimum payment of the pension benefit, according to the contractual plan.

For employees that joined PDVSA before September 30, 2000, the calculation of the pension benefit takes into account the greater of (a) the pension amount obtained based on the cumulative balance in the individual capitalization account, (b) the pension amount according to the defined benefit plan effective until that date and (c) the minimum pension contractually defined (see note 37-h).

In relation to these retirement plans, the Company does not maintain any financing agreement affecting future contributions to the plan.

In addition to retirement pension plans, PDVSA grants health and dental care plans, funeral insurance and electronic cards for food. These benefits are funded by PDVSA on the cash method basis.

On June 27, 2012, a collective labor contract effective until September 2013 was entered into; this Contract introduces wage and social benefit improvements for employees included in the contractual payroll in Venezuela. In February 2014, the collective labor contract was renewed with retroactive effect since October 1, 2013 (see note 37-h).

Until April 2, 2013, CITGO sponsored three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. From April 2013, one retirement and defined contribution savings plan was merged into the two remaining qualified plans. As of April 2, 2013, one retirement and defined contribution savings plan was merged into the two remaining qualified plans. During the year ended on December 31, 2015, CITGO recognized expenses for $26 million [$25 million in 2014 and $24 million in 2013], as expense for its contribution to those plans.

Regarding the retirement plan, CITGO grants three qualified noncontributory defined benefits retirement plans, two of those to cover eligible workers hours’ regime and one covering salaried eligible employees. Likewise, CITGO sponsors two unskilled plans with defined benefit retirement for certain eligible employees.

In addition to pension plans, CITGO also provides certain postretirement life insurance and health insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment and other limitations and are funded on a pay-as-you-go basis. CITGO reserves the right to modify or terminate these benefits at any time. CITGO changed the postretirement benefit plan, for retirees older than 65 years of age, effective January 1, 2013. As a result of the change, eligible retired employees older than 65 years of age and their eligible spouses will receive a subsidy, which will be deposited in a retired employee reimbursement account intended to purchase an individual coverage of a selected health insurance provider. Individuals under 65 years of age depending on eligible retired employees older than 65 years of age will continue to receive the corresponding benefits through the benefit plans for salaried and hourly employees.

The pension plans and other retirement post-employment plans are summarized below (in millions of dollars):

	December 31,
	2015	2014	2013	2015	2014	2013
	Pension plans			Other post-employment benefits

Present value of the obligation	3,909	3,464	6,782	7,183	12,721	12,429
Fair value of plan assets	(3,333)	(3,931)	(3,428)	(1)	(1)	(1)

Present value of (assets) obligation, net	576	(467)	3,354	7,182	12,720	12,428

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

A summary of changes in net liabilities (assets) for pension plans follows (in millions of dollars):

	Year ended December 31,
	2015	2014	2013	2015	2014	2013	2015	2014	2013
	Present value of the obligation			Fair value of plan assets			Present value of the obligation, net

Balance at January 1	3,464	6,782	5,967	(3,931)	(3,428)	(3,564)	(467)	3,354	2,403

Included in comprehensive income for the period:
Current service costs	48	83	120	—	—	—	48	83	120
Finance costs	207	768	738	(37)	(42)	—	170	726	738
Expected return on plan assets	—	—	—	(214)	(321)	(521)	(214)	(321)	(521)
Effect of exchange rate variation in the currency of presentation	(2,485)	(3,536)	(1,378)	2,792	1,620	909	307	(1,916)	(469)

	(2,230)	(2,685)	(520)	2,541	1,257	388	311	(1,428)	(132)

Included in other comprehensive income:
Actuarial (gain) loss:
Financial hypotheses	667	(479)	1,622	(384)	(1,443)	257	283	(1,922)	1,879
Experience adjustment (1)	2,147	—	—	(1,238)	—	—	909	—	—

	2,814	(479)	1,622	(1,622)	(1,443)	257	1,192	(1,922)	1,879

Others:
Benefits paid by the Company	(141)	(154)	(287)	135	154	287	(6)	—	—
Contributions paid by the Company	—	—	—	(369)	(365)	(693)	(369)	(365)	(693)
Contributions paid by employees	—	—	—	(87)	(106)	(103)	(87)	(106)	(103)

	(141)	(154)	(287)	(321)	(317)	(509)	(462)	(471)	(796)

Balance at December 31	3,909	3,464	6,782	(3,333)	(3,931)	(3,428)	576	(467)	3,354

Disaggregated data in the actuarial analysis for 2015. Data was not disaggregated in 2014 and 2013 due to impracticability.

A summary of the pension plan assets portfolio follows (in million of dollars):

	December 31,
	2015	2014	2013

Fixed rate interest instruments	(3,219)	(3,755)	(2,881)
Mixed rate interest instruments	(81)	(80)	(212)
Cash and cash equivalents	(13)	(2)	(22)
Other	(20)	(94)	(313)

Total	(3,333)	(3,931)	(3,428)

A detail of the instrument composition of the portfolio of pension plan assets specified for the year ended December 31, 2015 follows (in million of dollars):

Fixed rate interest instruments:
Promissory notes	(2,990)
Bonds and other investments	(229)

(3,219)

Mixed rate interest instruments:
Managed portfolios	(79)
Bonds	(2)

(81)

Cash and cash equivalents	(13)
Other	(20)

Total	(3,333)

The Administrative Board of PDVSA’s pension funds led a conservative investment strategy for 2015, which mainly regarded the acquisition of fixed-income financial instruments, allowing to obtain favorable returns based on a technical rate increased to 10%.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

At December 31, 2015, in the portfolio of pension plan assets, promissory notes issued by PDVSA and maintained are measured at their fair value and do not represent financial risk of the administration of the pension funds because the interest generated by such instruments has been paid periodically and accounts for short-term investments.

The instruments comprised in the portfolio of pension plan assets are listed on active markets, except for the promissory notes and elements included under others, with the latter corresponding mainly to real state.

A summary of changes in net liabilities for other post-employment benefits follows (in millions of dollars):

	Year ended December 31,
	2015	2014	2013	2015	2014	2013	2015	2014	2013
	Present value of the obligation			Fair value of plan assets			Present value of the obligation, net

Balance at January 1	12,721	12,429	10,197	(1)	(1)	(1)	12,720	12,428	10,196

Included in comprehensive income for the period:
Current service costs	159	131	221	—	—	—	159	131	221
Finance costs	9	5,765	183	—	—	—	9	5,765	183
Expected return on plan assets	1,098	1,521	1,394	—	—	—	1,098	1,521	1,394
Effect of exchange rate variation in the currency of presentation	(10,414)	(7,486)	(3,135)	—	—	—	(10,414)	(7,486)	(3,135)

	(9,148)	(69)	(1,337)		—	—	(9,148)	(69)	(1,337)

Included in other comprehensive income:
Actuarial (gain) loss:
Financial hypotheses	(180)	571	3,911	—	—	—	(180)	571	3,911
Experience adjustment (1)	3,879	—	—	—	—	—	3,879	—	—

	3,699	571	3,911	—	—	—	3,699	571	3,911

Others:
Benefits paid by the Company	(89)	(210)	(342)	89	(210)	(342)	—	(420)	(684)
Contributions paid by the Company	—	—	—	(89)	210	342	(89)	210	342

	(89)	(210)	(342)	—	—	—	(89)	(210)	(342)

Balance at December 31	7,183	12,721	12,429	(1)	(1)	(1)	7,182	12,720	12,428

(1)	Disaggregated data in the actuarial analysis for 2015. Data was not disaggregated in 2014 and 2013 due to impracticability.

During the year ended December 31, 2015, actuarial losses for employees’ benefits, pension plans and other post-employment benefits amounted to $4,998 million [gains for $1,390 million in 2014 and losses for $3,824 million in 2013]. They are recorded under other consolidated income, net of deferred income tax.

Actuarial Assumptions and Trends

The actuarial assumptions used are comprised as follows:

	Year ended on December 31,
	2015	2014	2013	2015	2014	2013
	Pension plans			Other post-employment benefits
	Percentage
	(1)	(2)	(2)	(1)	(2)	(2)
Venezuela:
Discount rate	4.00	34.53	32.05	4.00	34.53	32.05
Wage increase rate	—	30.00	28.00	—	30.00	28.00
Minimum pension increase rate	—	30.00	28.00	—	—	—
Medical inflation rate	—	—	—	2.00	34.50	32.20
Inflation rate	N/A	30.00	28.00	—	30.00	28.00
Food inflation rate	N/A	—	—	3.00	38.69	35.48
Estimated return rate on plan assets	4.00	22.27	25.30	—	—	—

Abroad:
Discount rate	4.37	4.33	5.31	4.19	4.22	5.18
Wage increase rate	3.97	3.96	3.93	3.89	3.89	3.89
Estimated return rate on plan assets	5.27	5.27	5.23	—	—	—

(1)	Inflation assumptions (real). Applicable only in Venezuela.
(2)	Inflation assumptions (nominal).

An update of the assumptions at December 31, 2015 is referred to in note 23-b.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The assumptions relating to future mortality rate, from year 2013, are based on statistics and mortality charts elaborated by the Society of Actuaries in conformity with market experiences, which presents distinctions by gender, according to which the average life expectancy in Venezuela of a retired person aged 60 is 21 years for men and 25 years for women. Until 2012, for these premises, PDVSA’s own statistics and mortality charts were used, according to which this expectation is 23 years for both. Overseas, each country use mortality rate indexes pursuant to their current laws according to the type of post-employment benefits granted in each country.

The long-term expected rate of return on plan assets for pension plans and other post-employment benefits is 4% in Venezuela and 5.27% abroad. The return is based exclusively on the expected return on investments made by PDVSA in external funds to finance future pensions according to the post-employment plan. This rate is determined based on the entire investment portfolio.

PDVSA expects to pay its retirees about $234 million as benefits pension plans and other benefits during 2016.

Trends in the discount rate have an effect on the amounts reported. A changed in the assumed percentage of this rate at December 31, 2015, considering that other actuarial assumptions are being held constant, would have the following effects (in millions of dollars):

	One percentage point of
	increase	decrease
Discount rate:
Service costs during the period plus financial expense	4,359	6,728
Present value of the obligation	7,847	11,917

Future salaries and pension plans:
Service costs during the period plus financial expense	155	39
Present value of the obligation	3,103	2,159

Future medical expenses:
Service costs during the period plus financial expense	1,600	1,025
Present value of the obligation	2,115	1,386

Future dental expenses:
Service costs during the period plus financial expense	0.07	0.04
Present value of the obligation	0.09	0.06

Future funerary expenses:
Service costs during the period plus financial expense	71	46
Present value of the obligation	98	64

Future food expenses:
Service costs during the period plus financial expense	5,070	3,136
Present value of the obligation	6,624	4,195

The methodology used to prepare this sensitivity analysis was that set forth by IAS 19 for the determination of the current value of the defined benefit obligation, on the basis of the projected credit unit method using a variation criterion of 1% by excess and by default on the premises considered for the 2015 actuarial valuation.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(24)	Provisions

See the accounting policy in note 39-s

Provisions are summarized below (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Assets retirement obligations		1,470	1,846	4,438
Litigation and other claims	11 - 31-c	334	916	983
Environmental issues	31-d	494	702	924

		2,298	3,464	6,345
Less current portion		225	606	788

Non-current portion		2,073	2,858	5,557

A summary of changes in provisions during 2015 follows (in millions of dollars):

	Assets retirement obligation		Litigations and other claims	Environmental issues	Total

Balances at December 31, 2014	1,846		916	702	3,464

Increases	197		130	264	591
Payments and reversals	(573	)(1)	(24)	(27)	(624)
Effect on income by the change in the exchange rate	—		(688)	(445)	(1,133)

Balances at December 31, 2015	1,470		334	494	2,298

Less current portion	—		147	78	225

Non-current portion	1,470		187	416	2,073

(1)	During the year ended December 31, 2015, reversals are included for $706 million [$2,694 million in 2014 and $580 million in 2013].

(25)	Accrued and Other Liabilities

Accrued and other liabilities are summarized below (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Payable to related parties	33	8,454	7,438	14,937
Payable to contractors		3,322	8,006	10,749
Withholdings and contributions payable	33	1,395	2,827	2,579
Production tax and other taxes payable	33	1,194	1,933	3,386
Withholdings for the Fund Negra Matea		258	850	1,442
Payable to employees		432	890	1,356
Advances received from customers		5,516	5,533	1,066
Payable from legal matters		—	—	644
Payable from asset acquisitions	14	77	252	362
Interest payable	22	385	184	605
VAT	33	277	264	450
Payable to non-controlling interests		4	4	4
Payable from purchase of subsidiaries		—	—	133
Dividends payable on non-controlling interests	21	2,520	1,484	2,544
Deferred income from China - Venezuela Joint Fund	30	1,232	—	—
Other		25	2,248	2,053

		25,091	31,913	42,310
Less current portion		18,414	17,033	24,839

Non-current portion		6,677	14,880	17,471

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

At December 31, 2014, the Company reclassified $4,688 million from non-current portion to current portion of accruals and other liabilities, to maintain consistency with judgments and estimates considered at 31 December 2015.

Accounts Payable to Related Entities

Promissory notes with the BCV

At December 31, 2015, accounts payable to related entities include $6,650 million [$6,251 million in 2014 and $13,483 million in 2013], corresponding to promissory notes issued in favor of the BCV.

During year 2014, PDVSA issued promissory notes for $4,186 million with expiration dates between 2016 and 2022 and annual interest rates of 0.51%, payable upon maturity.

Bolivarian Republic of Venezuela

In 2007, PDVSA has received from the stockholder, the net assets of the previous association conventions of the Orinoco Oil Belt Hugo Chávez Frías and the conventions of exploration, to risk and profit sharing which were decided not to migrate to mixed company, recognizing in this transaction a net liability with the stockholder at 31 December 2015, for $391 million [$391 million in 2014 and $466 million in 2013], which is included under accounts payable to related entities; this obligation has no due date set and lor does not generate interest.

Other Transactions with Related Entities

At 31 December 2015, accounts payable relating to promissory notes with the Administering Civil Association of Pension Funds of Retirees of Petróleos de Venezuela, S.A. amounted to $1,052 million [$437 million in 2014 and $618 million in 2013] in the short term and with a 9.50% performance.

Advances Received from Customers

During 2015, PDVSA does not received advances from customers. During 2014, the subsidiary PDVSA Petróleo entered into agreements with TNK Trading International S.A., subsidiary of Rosneft Oil Company, for the implementation of operations for the sale of crude oil and products, which establishes an advance payment of $4,000 million, in accordance with the following terms:

•	Delivery time of crude oil and products for the cancellation of the prepayment: five years.

•	Initial deliveries to amortize the first payment: two years from the date the advance was received.

•	Rate of interest: LIBOR plus 6% annual (first year); LIBOR plus 4% annual (following years).

•	PDVSA Petróleo will be forced to pay certain dividends pending on behalf of the mixed company, Petroperijá, S.A., PetroMonagas S.A., and Boquerón, S.A. to DZO HOLDINGS B.V. (subsidiary of Rosneft Oil Company), which will be subject to the laws of the Republic.

(26)	Financial Instruments

(a)	Financial Risks Management

PDVSA is exposed to the following risks arising from financial instruments:

•	Credit risk.

•	Liquidity risk.

•	Market risk.

This note presents information about PDVSA’s exposure to each of the above risks, PDVSA’s objectives, policies and procedures for measuring and managing risks and PDVSA’s management of capital.

PDVSA’s Board of Directors is responsible for establishing and overseeing PDVSA’s risk management process. In the strategic planning and budget processes, the impact of business risks are estimated to obtain a comprehensive understanding of their impact on PDVSA.

Risk management policies are established to identify and analyze the risks faced by PDVSA, to set appropriate risk limits and controls, and to monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and PDVSA’s activities.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

i)	Credit Risk

The risk of financial loss PDVSA faces if a customer or counterparty to a financial instrument fails to meet its contractual obligations. It arises mainly from sales of crude oil and products, recoverable value-added tax, restricted cash, as well as cash and cash equivalents. For the purpose of mitigating credit risk:

•	Accounts receivable from transactions with the stockholder are considered risk-free instruments (see notes 15 and 18).

•	Notes and accounts receivable are distributed throughout a broad and reliable global customer portfolio and their financial position is assessed periodically. As a result of this assessment, an allowance for impairment is recognized in the consolidated financial statements (see note 18).

•	Recoverable value-added tax constitutes a vested right of PDVSA, based on the Venezuelan legislation and recovery is deemed highly likely because these are risk-free instruments (see notes 13-1 and 33).

•	Restricted cash corresponds to trusts, letters of credit, liquidity accounts placed on various financial institutions and oil companies selected by PDVSA, in order to diversify credit risk related to them (see note 16).

•	Cash and cash equivalents comprised instruments placed on various financial institutions selected by PDVSA, with a view to diversify the associated credit risk (see note 39-p).

Exposure to Credit Risk

The carrying amounts of financial assets represent the maximum credit risk exposure, and a summary follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Non-current accounts receivable	15	4,819	7,001	7,810
Recoverable value-added tax	13-1	490	2,903	7,907
Restricted cash	16	930	1,576	1,554
Notes and accounts receivable	18	18,206	24,357	36,020
Cash and cash equivalents		5,821	7,911	9,133

Total		30,266	43,748	62,424

The maximum credit risk exposure for notes and accounts receivable by geographic region follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Central America and the Caribbean		2,113	3,909	3,260
South America		397	767	1,346
Europe		1,575	1,575	1,481

Total non-current portion	15	4,085	6,251	6,087

Venezuela		11,559	14,457	28,024
United States of America and Canada		2,081	3,100	4,078
Central America and the Caribbean		2,919	4,348	1,057
Asia		414	616	830
South America		201	299	401
Europe		1,032	1,537	1,630

Total current portion	18	18,206	24,357	36,020

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The maximum exposure to credit risk for accounts receivable per type of customer follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Energy agreements		4,085	6,251	6,087

Total non-current portion	15	4,085	6,251	6,087

Trade		7,069	9,518	8,874
Energy agreements		143	105	141

Total current portion	18	7,212	9,623	9,015

Impairment

The aging of current notes and accounts receivable follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Less than 30 days		3,904	4,840	4,817
From 31 to 180 days		1,519	2,238	2,001
From 181 days to one year		804	2,006	1,660
More than one year		985	539	537

		7,212	9,623	9,015
Less allowance for doubtful accounts	18	535	539	537

Total		6,677	9,084	8,478

The maximum exposure to credit risk is concentrated on trade accounts receivable. PDVSA estimates the allowance for doubtful accounts receivable based on the aging of the balances and on the results of the assessments of the customer portfolio.

The changes in the allowance for doubtful accounts follow (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013

Balances at January 1		539	537	507
Impairment loss recognised		—	2	30
Reclassification of assets held for disposal		(4)	—	—

Balances at December 31	18	535	539	537

Based on historical delay interest index, PDVSA’s management believes that an allowance for doubtful accounts is not required for current notes and accounts receivable or for those aged less than one year. Notes and accounts receivable are distributed throughout an extensive and reliable customer portfolio worldwide.

ii)	Liquidity Risk

The risk that PDVSA will encounter difficulties in meeting its financial obligations as these become due. PDVSA’s approach to managing liquidity is to assure, to the greatest extent possible, that it will always have sufficient liquidity to meet its obligations when due, both under normal and stressed conditions, without incurring unacceptable losses or risking damage to PDVSA’s reputation.

As a fundamental policy, PDVSA assures it has enough cash available to meet its obligations, including payment of its financial obligations; this excludes the possible impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. Furthermore, PDVSA maintains credit facilities that are also available to meet cash requirements. At December 31, 2015, PDVSA has funds available for $1,871 million of unused credit facilities (see note 22).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements are presented below (in millions of dollars):

		December 31, 2015
	Notes	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years

Non-derivative financial liabilities:
Financial debt	22	43,240	65,735	4,014	6,023	13,287	16,078	26,333
Financial leases liabilities	22	476	633	45	44	179	162	203

Total debt		43,716	66,368	4,059	6,067	13,466	16,240	26,536
Other liabilities (included in accrued and other liabilities) (1)	25	17,628	17,628	11,604	984	1,120	3,569	351
Payable to related parties	33	10	10	10	—	—	—	—
Trade payable		19,042	19,042	19,042	—	—	—	—
Derivative financial liabilities:
Future exchange contracts:
Capital outflows		15	15	14	1	—	—	—
Capital inflows		(14)	(14)	(13)	(1)	—	—	—

Total financial liabilities		80,397	103,049	34,716	7,051	14,586	19,809	26,887

(1)	Includes accounts payable to related parties, accruals payable to contractors, production tax and other taxes payable, withholding and contributions payable, accounts payable to non-controlling interest, accounts payable for purchase of subsidiaries, accounts payable from assets acquisition, interest payable, VAT and dividends payable on non-controlling interest.

		December 31, 2014
	Notes	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years

Non-derivative financial liabilities:
Financial debt	22	45,211	69,583	2,862	6,376	18,167	11,456	30,722
Financial leases liabilities	22	525	717	45	45	176	197	254

Total debt		45,736	70,300	2,907	6,421	18,343	11,653	30,976

Other liabilities (included in accrued and other liabilities) (1)	25	22,392	22,392	16,385	2,444	—	3,269	294
Payable to related parties	33	18	18	18	—	—	—	—
Trade payable		20,837	20,837	20,837	—	—	—	—
Derivative financial liabilities:
Future exchange contracts:
Capital outflows		42	165	123	38	4	—	—
Capital inflows		(42)	(78)	(78)	—	—	—	—

Total financial liabilities		88,983	113,634	40,192	8,903	18,347	14,922	31,270

(1)	Includes accounts payable to related parties, accruals payable to contractors, production tax and other taxes payable, withholding and contributions payable, accounts payable to non-controlling interest, accounts payable for purchase of subsidiaries, accounts payable from assets acquisition, interest payable, VAT and dividends payable on non-controlling interest.

		December 31, 2013
	Notes	Carrying amount	Contractual cash flows	6 months or less	6 to 12 months	1 to 2 years	2 to 5 years	More than 5 years
Non-derivative financial liabilities:
Financial debt	22	42,810	65,000	4,128	6,165	15,896	15,313	23,498
Financial leases liabilities	22	574	808	45	46	176	176	365

Total debt		43,384	65,808	4,173	6,211	16,072	15,489	23,863

Other liabilities (included in accrued and other liabilities) (1)	25	36,393	36,393	20,592	6,267	—	9,534	—
Payable to related parties	33	15	15	15	—	—	—	—
Trade payable		21,389	21,389	21,389	—	—	—	—
Derivative financial liabilities:
Future exchange contracts:
Capital outflows		4	186	176	7	3	—	—
Capital inflows		(3)	(202)	(202)	—	—	—	—

Total financial liabilities		101,182	123,589	46,143	12,485	16,075	25,023	23,863

(1)	Includes accounts payable to related parties, accruals payable to contractors, production tax and other taxes payable, withholding and contributions payable, accounts payable to non-controlling interest, accounts payable for purchase of subsidiaries, accounts payable from assets acquisition, interest payable, VAT and dividends payable on non-controlling interest.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

iii)	Market Risk

The risk that changes in market conditions, such as foreign exchange rates, interest rates will affect PDVSA’s income or the value of the financial instruments. The objective of market risk management is to manage and control exposures to this risk within fair parameters and, at the same time optimizing return.

The subsidiary CITGO uses derivative financial instruments to manage market risks. At December 31, 2015, 2014 and 2013, and for the years then ended, PDVSA has not classified derivatives as hedging instruments for operations in Venezuela (see note 39-n).

PDVSA is exposed to exchange risk on sales, purchases, assets and liabilities in currency other than the functional currencies of PDVSA’s entities. Foreign currency transactions are primarily denominated in bolivars, and PDVSA’s policy is to manage the net monetary assets and liabilities position in such currency, in order to reduce the possible impact on PDVSA due to exchange rate variations in respect of the functional currency (see notes 39-b and 36-a).

Foreign Currency Risk

The monetary assets and liabilities denominated in currencies other than the functional currency, which are translated to U.S. dollars at the exchange rate in effect at the date of the consolidated statement of financial position follow (in millions of dollars):

	December 31,
	2015	2014	2013

Monetary assets:
Bolivars	26,894	31,234	65,423
Euros	2,754	3,967	3,028
Other currencies	—	154	154

	29,648	35,355	68,605

Monetary liabilities:
Bolivars	40,062	54,687	87,041
Yens	110	124	158
Other currencies	29	46	73

	40,201	54,857	87,272

Net monetary liability position	(10,553)	(19,502)	(18,667)

The exchange rates with respect to U.S. dollar at the reporting date and the average annual exchange rates are detailed in note 39-b.

Foreign Exchange Sensitivity Analysis

A possible strengthening (weakening) of the bolivar in respect to the dollar, at the date of the consolidated financial statements, might have affected proportionally the measurement of financial instruments in foreign currency, as well as the equity and profit or loss before income tax, in the amounts presented below. This analysis assumes that all the other variables are kept constant, and does not consider the impact of the sales and the forecasted purchases (in millions of dollars):

	December 31,
	Strengthening (5%)	Weakening (5%)

Net monetary liability position in foreign currency (bolivars)	12,510	13,826
Net monetary asset position in foreign currency (euros)	(2,623)	(2,899)
Net monetary liability position in foreign currency (yen)	105	116

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Interest Rate Risk

An analysis per type of interest rate on financial instruments of PDVSA is as follows (in millions of dollars):

		December 31,
	Notes	2015	2014	2013

Fixed rate instruments -
Time deposit		647	734	1,267
Financial debt	22	(33,927)	(37,384)	(37,282)
Accounts payable to related parties	25	(8,454)	(7,438)	(14,937)

		(41,734)	(44,088)	(50,952)
Variable rate instruments -
Financial debt	22	(9,789)	(8,352)	(6,102)

Total		(51,523)	(52,440)	(57,054)

Fair Value Sensitivity Analysis for Fixed Rate Instruments

A change in fixed interest rates would not affect PDVSA’s consolidated statement of comprehensive income, since the Company does not account for fixed rate financial assets and liabilities using the fair value hedge accounting model, and it has not designated derivatives as hedging instruments.

Cash Flow Sensitivity Analysis for Long-Term Debt at Variable Rates

A change in one percent in the interest rate at the reporting date of the consolidated financial statements would have increased (decreased) in profit or loss before income tax by the amounts shown below. This analysis assumes that all other variables remain constant and is performed using the same bases as in 2014 and 2013 (in millions of dollars):

	Results
	Increase by one percent	Decrease by one percent

December 31, 2015 -

Financial debt	68	(54)

December 31, 2014 -

Financial debt	64	(63)

December 31, 2013 -

Financial debt	73	(76)

iv)	Capital Management

As the Venezuelan national oil and gas company, PDVSA’s approach to maintaining its equity consists of safeguarding the Company’s ability to continue as a going concern, for it to continue to drive the country’s development and comprehensive transformation. Equity consists of share capital, accumulated income, stockholders additional contribution, and non-controlling interest.

PDVSA’s has progressively strengthened its equity position, through management decisions that are based on changes in economic conditions and operating risks characteristics. To strengthen its capital structure, PDVSA considers strategies for dividend payments, the creation or transfer of reserves and the sale of assets.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(b)	Classification and Fair Value of Financial Instruments

Fair values of financial assets and liabilities, together with carrying values presented in consolidated statements of financial position are as follows (in millions of dollars):

		Carrying value				Fair value (2)
	Notes	Designated at fair value	Loans and accounts receivable	Other financial liabilities	Total	Level 1 (2)	Level 2 (2)	Total

December 31, 2015 -

Non-current accounts receivable	15	—	4,819	—	4,819	—	—	—
Recoverable value-added tax	13	490	—	—	490	—	490	490
Notes and accounts receivable	18	—	18,206	—	18,206	—	—	—
Derivative assets (included in prepaid expenses and other assets)	19	21	—	—	21	—	21	21
Restricted cash	16	—	930	—	930	—	—	—
Trading securities (included in prepaid expenses and other assets)	19	44	—	—	44	—	44	44
Cash and cash equivalents		—	5,821	—	5,821	—	—	—

Financial debt	22	—	—	(43,716)	(43,716)	(11,893)	(13,312)	(25,205)
Trade payable		—	—	(19,052)	(19,052)	—	—	—
Other liabilities (included in accrued and other liabilities)(1)	25	—	—	(17,628)	(17,628)	—	—	—
Derivative liabilities (included in accrued and other liabilities)	25	(15)	—	—	(15)	(6)	(9)	(15)

December 31, 2014 -

Non-current accounts receivable	15	—	7,001	—	7,001	—	—	—
Recoverable value-added tax	13	2,903	—	—	2,903	—	2,903	2,903
Notes and accounts receivable	18	—	24,357	—	24,357	—	—	—
Derivative assets (included in prepaid expenses and other assets)	19	62	—	—	62	—	62	62
Restricted cash	16	—	1,576	—	1,576	—	—	—
Trading securities (included in prepaid expenses and other assets)	19	50	—	—	50	—	50	50
Investments at cost	15	—	10	—	10	—	—	—
Cash and cash equivalents		—	7,911	—	7,911	—	—	—

Financial debt	22	—	—	(45,736)	(45,736)	(2,973)	(24,506)	(27,479)
Trade payable		—	—	(20,855)	(20,855)	—	—	—
Other liabilities (included in accrued and other liabilities)(1)	25	—	—	(22,392)	(22,392)	—	—	—
Derivative liabilities (included in accrued and other liabilities)	25	(41)	—	—	(41)	(26)	(15)	(41)

December 31, 2013 -

Non-current accounts receivable	15	698	7,112	—	7,810	—	698	698
Recoverable value-added tax	13	7,907	—	—	7,907	—	7,907	7,907
Notes and accounts receivable	18	—	36,020	—	36,020	—	—	—
Derivative assets (included in prepaid expenses and other assets)	19	3	—	—	3	—	3	3
Restricted cash	16	—	1,554	—	1,554	—	—	—
Trading securities (included in prepaid expenses and other assets)	19	70	—	—	70	—	70	70
Investments at cost	15	—	10	—	10	—	—	—
Cash and cash equivalents		—	9,133	—	9,133	—	—	—

Financial debt	22	—	—	(43,384)	(43,384)	—	(37,931)	(37,931)
Trade payable		—	—	(21,404)	(21,404)	—	—	—
Other liabilities (included in accrued and other liabilities)(1)	25	—	—	(32,843)	(32,843)	—	—	—
Derivative liabilities (included in accrued and other liabilities)	25	(15)	—	—	(15)	—	(15)	(15)

(1)	Includes accounts payable to related parties, accruals payable to contractors, production tax and other taxes payable, withholding and contributions payable, accounts payable to non - controlling interests, accounts payable from assets acquisition, accounts payable from purchase of subsidiaries, interest payable and VAT and Share of non-controlling interests in declared dividends.
(2)	PDVSA has no Level 3 financial instruments. (see note 4)

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(c)	Measurement of Fair Values

The valuation techniques used in measuring level 1 and 2 of fair value, as well as the significant unobservable inputs used are summarized as follows:

Financial instrument measured at fair value -

Type	Valuation Techniques	Significant unobservable inputs	Inter-relationship between significant unobservable inputs and fair value measurement

Recoverable value - added tax	The valuation model considers the present value of expected payments, discounted using a risk-adjusted discount rate for similar instruments payable in the original currency of the transaction. The expected payment is determined considering an expected settlement date of tax credits authorized by the tax administration.	Risk-adjusted discount rate (6,37% in 2015, 9,436% in 2014 and 8,777% in 2013). Based on estimates of discount rates.	The estimated fair value would increase (decrease) if:
• New information about approvals or rejections of applications for tax credits by the Venezuelan tax authorities.
• Estimates of the settlement date of future tax credits may change the effects on the discounted cash flows.
• The discount rate adjusted for risk is lower (higher). Usually, a change in the annual discount rate impacts on the discounted cash flows.

Derivative assets (included in prepaid expenses and other assets)	Fair value at acquisition date.	Not applicable	Not applicable

Trading assets (included in prepaid expenses and other assets)	Market comparison techniques: The fair values are based on quoted prices. Similar contracts are traded in an active market and the prices reflect actual transactions with similar instruments.	Not applicable	Not applicable

Derivative liabilities (included in accruals and other liabilities)	Market comparison techniques: The fair values are based on quoted prices. Similar contracts are traded in an active market and the prices reflect actual transactions with similar instruments.	Not applicable	Not applicable
Financial instrument not measured at fair value -

Type	Valuation technique	Significant unobservable inputs

Non-current accounts receivable	Amortized cost	Not applicable

Financial debt	Discounted cash flow	Not applicable

Accounts payable to suppliers	Cost	Not applicable

Other liabilities (included in accruals and other liabilities) (1)	Cost	Not applicable

(1)	Includes accounts payable to related parties, accruals payable to contractors, production tax and other taxes payable, withholding and contributions payable, accounts payable to non - controlling interests, accounts payable from assets acquisition, accounts payable from purchase of subsidiaries, interest payable and VAT and dividends payable on non-controlling interests.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(27)	PDVSA’s Entities

The most significant PDVSA’s entities include the following:

	Country	Porcentage interest (%)	Main activities
PDVSA Petróleo, S.A.	Venezuela	100	PDVSA Petróleo concentrates most of the country’s exploration, production and refining activities for crude oil and products, as well as the trading and supply to the domestic and international markets.

Corporación Venezolana del Petróleo, S.A. (CVP)	Venezuela	100	Manages and administrates the businesses related to PDVSA’s oil activities within the national territory in association with domestic or foreign-capital oil companies, which conduct crude oil exploration, production, upgrading and trading activities at the Orinoco Oil Belt “Hugo Chávez Frías” and the exploration and production of crude oil in traditional areas.

PDVSA Gas, S.A.	Venezuela	100	Exploration and exploitation of non-associated gas and extraction and fractionation of Natural Gas Liquids (NGL) transportation, distribution and sale of methane. Because of its importance, this subsidiary is present in almost all the country.

Bariven, S.A.	Venezuela	100	In charge of the procurement of materials and equipment required for PDVSA’s operations, and is also responsible for administrating inventories, warehouses and sale of unused assets.

PDV Marina, S.A. (PDV Marina)	Venezuela	100	In charge of distributing and shipping hydrocarbons and derivatives. This subsidiary was incorporated with a view to becoming PDVSA’s shipping company and managing the transportation business of the Venezuelan oil industry.

CITGO Holding, Inc.	Unites States of America	100	PDVSA’s main refining and marketing operation in the United States of America is represented by CITGO, which is wholly-owned by CITGO Holding Inc.

On January 9, 2015, in the Official Gazette No. 40,577, the Republic ascribed the subsidiary Bariven to the Corporacion Venezolana de Comercio Exterior, S.A. (CORPOVEX by its Spanish acronym), entering into force as of the above date of publication.

(28)	Non-controlling Interests

In December 2013, the Empresa Nacional Aurífera, S.A was incorporated. Subsequent to its incorporation, PDVSA sold 40% of this subsidiary to the BCV for Bs.135,600 million equivalents to $12,000 million (see note 33).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

A summary of the information on non-controlling interests prior to the elimination of intercompany transactions follow (in millions of dollars):

	Percentage of participation	December 31,
		2015	2014	2013

Non-controlling interests in CVP -	20.67% - 40%

Financial position:
Non-current assets		36,558	37,616	34,455
Current assets		73,237	66,035	64,811
Non-current liabilities		(3,179)	(2,231)	(3,093)
Current liabilities		(75,675)	(66,188)	(58,132)

Net assets		30,941	35,232	38,041

Non-controlling interests in CVP		9,876	12,003	10,614

Other non-controlling interests (*)	15%-51%	11,592	10,003	11,609

Total non-controlling interests		21,468	22,006	22,223

(*)	Includes the non-controlling interest of PDVSA Ameŕica, S.A. and PDVSA Industrial, S.A.

	Year ended December 31,
	2015	2014	2013

Non-controlling interests in CVP-

Comprehensive income for the year:
Revenue	18,149	36,999	41,842
Profit	171	4,650	5,563

Comprehensive income	171	4,650	5,563

Net (loss) profit attributable to non-controlling interests	(1,088)	1,910	1,803

Other non-controlling interests
Profit (loss) attributable to other non-controlling interests	1,929	(222)	(222)

Total net profit attributable to non-controlling interests	841	1,688	1,581

Net cash provided from operating activities	7,310	8,868	9,880
Net cash used in investing activities	(7,580)	(7,203)	(4,352)
Net cash used in financing activities	(1,480)	(1,277)	(5,111)

Net (decrease) increase in cash and cash equivalents in CVP	(1,750)	388	417

(29)	Operating Leases

See the accounting policy in note 39-t

Future payments for operating leases follow (in millions of dollars):

	December 31,
	2015	2014	2013
Maturity -
Less than one year	344	351	232
From one to five years	1,148	1,536	342
More than five years	668	442	142

Estimated future lease payments	2,160	2,329	716

Operating leases expense incurred in 2015 was approximately $175 million [$220 million in 2014 and $189 million in 2013], corresponding mainly to terminals, buildings and heavy-load vehicles. This cost is included in operating expenses in the consolidated statement of comprehensive income.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(30)	Government Grants

See the accounting policy in note 39-h

PDVSA received government grants, through FONDEN, for expenses already incurred into amounting to $5,201 million in 2014 and $5,241 million in 2013, which were recognized as a reduction of the special contribution expenses in the consolidated statements of comprehensive income (see note 12). During the year ended December 31, 2015, PDVSA did not receive government grants for such items.

In 2015, PDVSA received $1,232 million as a grant of the Chinese-Venezuelan Joint Fund Incorporated Fund through BANDES for the acquisition of goods and services under execution regarding oil projects. Such amounts were recognized as deferred income, as part of accruals and other liabilities in the consolidated statement of financial position (see note 25).

(31)	Commitments and Contingencies

(a)	Guarantees

At December 31, 2015, CITGO maintains a guarantees commitment for $6 million to secure debts of affiliates. The company has not accounted liabilities under this heading.

At December 31, 2015, 2014 and 2013, PDVSA has not recognized liabilities for guarantees due to; historically, claims resulting from guarantees have not been significant.

(b)	Agreements with the Organization of the Petroleum Exporting Countries (OPEC)

The Republic is a member of OPEC, an organization whose main purpose is to establish agreements to maintain stable crude oil prices through production quotas (see note 1).

(c)	Litigation and Claims

Based on the analysis of the available information, at December 31, 2015, an estimate of $334 million has been included under provisions (see note 24). Although it is not possible to anticipate the outcome of these matters, management, based in part on advice of its legal attorneys, does not believe that it is probable that losses associated with the legal proceedings indicated above, that exceed amounts already recognized, will generate significant amounts that would be material to PDVSA’s financial position or the results of its operations.

At December 31, 2015, PDVSA is involved in other claims and legal actions in the normal course of its operations for $127 million. The companies Conoco Phillips Petrozuata B.A. and Phillips Petroleum Company Venezuela Limited filed a lawsuit against PDVSA, corresponding to the Petrozuata and Hamaca projects. It was submitted to the International Court of Arbitration of the International Chamber of Commerce of Paris, France, and the trial is in initial phase. In the opinion of management and theirs attorneys, the outcome of these claims will not have a materially adverse effect on PDVSA’s financial position, operational results or liquidity.

(d)	Compliance with Environmental Regulations

The majority of PDVSA’s subsidiaries, both in Venezuela and abroad, are subject to various environmental laws and regulations which may require significant expenditures to modify facilities and prevent or remedy the environmental impact of waste disposal and spills of pollutants. In the United States of America and Europe, operations are subject to various federal, state and local laws and regulations, which may require companies to take action to remedy or relieve the impact on the environment of early plant decommissioning or spills of pollutants.

PDVSA has invested approximately $3 million to complete the implementation of its Integral Management of Risks (SIR-PDVSA®) system, in compliance with the provisions set forth in the Organic Law on Prevention, Working Conditions and the Work Environment 2005, and the Organic Law on the Office of the Republic’s Comptroller General and the National System of Fiscal Control. Additionally, PDVSA has an investment plan to comply with environmental regulations in Venezuela, whereby a total of $230 million was executed in environmental soundness projects, as well as $175 million to manage investments related to occupational hygiene in 2015. CITGO estimates investments of approximately $247 million for projects regulating environmental risks from 2015 and 2019. In addition, as at 31 December 2015, 2014 and 2013, provisions are held to cover costs to remediate environmental issues (see note 24).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

In addition and as part of its environmental responsibility, PDVSA has designed a plan for environmental remediation and restoration in relation to obligations generated until 2004. This plan consider the remediation of pits and out-of-specification mud and crude oil, hazardous materials and waste, facilities, abandoned equipment and equipment to be dismantled, areas impacted by oil-related activities and radioactive sources. Based on the analysis of detailed information available, PDVSA estimated and recognized its obligation relating to remediation and restoration of the environment, as operating expenses in the consolidated statement of comprehensive income during the year ended 2015 of $494 million (see note 24).

CITGO has received various notices of violation from the Environmental Protection Agency (EPA) in United State of America and other regulatory agencies, which include notices under the United States of America’s Federal Clean Air Act, and could be designated as a potentially responsible parties (PRP) jointly with other companies with respect to sites under the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA). These notices are being reviewed and, in some cases, remediation action is being taken. CITGO is committed to negotiate agreements with the previously mentioned authorities.

Conditions that require additional expenditures at various sites may exist, including, but not limited to, PDVSA’s operating complexes, service stations and crude oil and petroleum storage terminals. Management believes that these matters, in the normal course of business, will not have a material effect on the consolidated financial position, liquidity or operations of PDVSA.

(32)	Research Case

In December 2015, the Office for the Southern District of Texas, Division of Houston, in the United States of America, submitted an indictment against representatives of certain contractors and suppliers of PDVSA for certain violations of the laws against corruption and against money laundering, among other charges, in connection with international contracts for the procurement of goods and related services entered into with a subsidiary of PDVSA during the period between 2009 and 2014. Additionally, certain former workers of a foreign subsidiary of PDVSA were accused of the same offenses. All the accused parties pleaded guilty to the charges on different procedural occasions between the end of 2015 and June 2016.

PDVSA’s Audit Committee discussed this matter and instructed its Committee of Inquiry and Control to initiate a thorough investigation into these facts. This Committee is a component of support to the Audit Committee whose purpose is to intervene in situations where there is evidence of infringement or weakening of the internal control over the business processes that could result in errors, omissions or fraud, as well as to act and promote actions aimed at detecting, investigating, preventing and mitigating irregular practices and behavior; and any circumstances resulting in inefficiencies and other adverse effects to the equity of PDVSA. This Committee of Inquiry and Control comprises the following PDVSA officials: the Executive Director of Internal Audit, the Executive Director of Budget and Control, the Legal Consultant and the Corporate Manager for Prevention and Loss Control.

The Committee of Inquiry and Control initiated a review of these events through the venues of control of the Company and, additionally, contracted external internationally-renowned fraud, accounting and law specialists to conduct an independent investigation for the period between 2009 and 2015, considering, among other matters, the following:

•	Identifying the internal controls that were violated and the manner in which that happened.

•	Identifying the modalities and behavioral patterns associated with the foregoing violation of internal controls, including those described in the indictment of December 2015.

•	Evaluating whether these breaches of internal controls were widespread or were just limited to certain transactions or individuals.

•	Identifying possible irregular acts that could have been carried out by officials or suppliers of the Company, as well as the possible perpetrators of such irregular acts.

•	Determining the effect of such irregular acts on the PDVSA’s consolidated financial statements.

•	Identifying mechanisms for the redressing of possible damages to property.

PDVSA does not tolerate acts of corruption and will continue to investigate and acting with the purpose of determining responsibility for the facts identified.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

To prevent situations like these from re-occurring, the Company has implemented, among others, the following actions:

•	Strengthening the design and implementation of certain internal controls related to compliance with the Venezuelan and international laws applicable to the activities of the Company.

•	Establishing new procedures and controls in the internal process of payment to suppliers.

•	Proactively blocking certain entities that are in PDVSA’s auxiliary log of contractors and that exhibit certain evidence that may relate them to the entities and individuals under investigation.

•	Creating an entity for the verification and driving of the processes of inquiry and review of all providers of goods and related services.

•	Updating and improving the code of ethics, including the development and implementation of a section referring to commercial conduct.

The investigation is under way, and it has allowed so far to identify issues such as:

•	Confirming that the Company has been a victim of fraud in international processes for the procurement of goods and related services.

•	Identifying the modalities through which the fraud was carried out, as well as the violations of internal controls that allowed for this situation to occur.

•	Identifying certain persons of interest who might have some liability regarding the facts or who could contribute to achieving the objectives of enquiries.

•	Determining signs that have allowed for isolate transactions to be affected by fraud from the rest of the transactions related to the international procurement of goods and related services. This has provided basis to consider that, to this date and in the current stage of the inquiry, these irregular facts are not widespread in all transactions related to the international procurement of goods and related services that is carried out through one of the Company’s subsidiaries.

Due to the impracticality to determine the periods and additional amounts for possible surcharges incurred into by the Company as the result of fraud, PDVSA developed a methodology to estimate the potential impact on its consolidated financial statements as at December 31, 2015, and for the year then ended. Based on this methodology, and in consideration of the progress of the investigation and the issues identified to date, there is no material effect on these consolidated financial statements. This methodology comprised the following:

•	Identifying PDVSA’s contractors and suppliers allegedly involved in the irregularities under investigation, as well as any other entity or individual related to these companies.

•	Taking into account the information of December 2015 accusation and the progress of this inquiry, the period between 2009 and 2014 was identified to be the affected period. Likewise, 2015 was also included, as it is the year corresponding to the most recent consolidated financial statements.

•	Identifying the contracts signed with the aforementioned entities, including during the aforesaid period.

•	Identifying payments related to the aforementioned entities.

•	Determining an average percentage of surcharge on the total value of the constracts affected, based on information from December 2015 accusation and matters identified through enquiries to date. This percentage was used to estimate the potential impacts on the total amount of contracts identified.

The investigation will continue in order to identify all those parties responsible for these acts, to clarify the possible effects on Company’s equity and to exercise future legal actions. As the inquiry progresses and establishes liabilities, the Company will take the necessary legal actions under the Venezuelan law and other applicable laws, including the submission of complaints and accusations to punish the responsible parties and filing civil claims and seizing property as a way of compensation for the damage suffered.

PDVSA and its external specialists have estimated that the investigation will be extended for a while, and that it might require changes in its scope as the investigation progresses. As a result thereof, such investigation is subject to a series of uncertainties which possible effects on the results of operations and the consolidated financial position of PDVSA cannot be currently determined with sufficient accuracy.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(33)	Related Parties

PDVSA considers as related parties its Stockholder, its equity-accounted investees, the Company’s directors and executives and their relatives, employee retirement fund, companies owned by the Stockholder and other government institutions. PDVSA as the national oil company owned by the Bolivarian Republic of Venezuela, and according to its social purposes and specific responsibilities, performs significant transactions with its Stockholder, government institutions and other related entities, resulting in significant effects on the consolidated financial statements. These transactions mainly relate to:

•	Management support in agreements and contracts signed by the Republic and the compliance with the obligations deriving thereof by supplying crude oil and products (see notes 7 and 33-b).

•	Contributions for social development and to FONDEN (see note 12).

•	Fiscal obligations, including production tax and taxes (see note 13).

•	Financial and investment operations with the BCV and financial institutions of the Republic (see note 25).

•	Government grants (see note 30).

A summary of transactions and balances with related parties follows (in millions of dollars):

		Year ended December 31,
	Notes	2015	2014	2013

Activities of the year:
Sales:
Companies owned by the Stockholder and other government institutions		(47)	(1,186)	(314)
Equity-accounted investees		(901)	(1,919)	(1,686)
Costs and expenses:
Purchases of crude oil and products, net		88	189	169
Other operating, selling, administrative and general expenses:		112	306	224
Production, extraction and other taxes	13	6,294	13,466	19,262
Other expenses, net:
Legal contributions and others	11 - 36	395	1,882	840
Contributions for social development:
Contributions for social development	12	8,215	2,015	7,829
Contributions to FONDEN	12	974	8,507	10,435
Government grant received through FONDEN	12	—	(5,201)	(5,241)
Estimated income tax expense in Venezuela	13	2,539	9,250	11,997
Deferred tax benefit in Venezuela	13	(6,719)	(4,563)	(5,157)

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

		December 31,
	Notes	2015	2014	2013

Year-end balances:
Buildings used by government entities	15	56	56	119
Recoverable valued - added tax	13 - 1	490	2,903	7,907
Funds for execution of social development projects	16	242	614	526
Income tax paid in excess	19	732	347	101
Special contributions advances	19	1,903	1,904	565
Income tax payable in Venezuela	13	3,085	9,114	9,668
Accrued and other liabilities -
Payable to related parties	25	8,454	7,438	14,937
Withholdings and contributions payable	25	1,395	2,827	2,579
Production and other taxes payable	25	1,194	1,933	3,386
VAT	25	277	264	450
Accounts payable		10	18	15

Notes and accounts receivable:
Equity-accounted investees		707	714	1,642
Stockholder, companies owned by the Stockholder and other government and other government institutions	15 - 18	10,077	11,155	26,043

		10,784	11,869	27,685
Less current portion	18	10,327	11,571	26,760

Non-current portion	15	457	298	925

(a)	Balances and Transactions with the Stockholder

During the year ended December 31, 2015, production tax was paid in cash to the Republic amounting to $1,037 million [$9,250 million in 2014 and $11,637 million in 2013].

During the year ended December 31, 2015, PDVSA delivered crude oil and products totaling 185 TBPD [255 TBPD in 2014 and 302 TBPD in 2013], within the framework of the Energy Cooperation Agreements (see note 7-b), of this oil and products delivered 61 TBPD, with a value of $108 million, [86 TBPD with a value of $2,251 million in 2013 and 116 TBPD with a value of $3,214 million in 2013], represent 50% of the long-term financed portion subject to offsetting and deposited in a trust funds of these agreements (see notes 13-g, 15 and 18).

During the year ended December 31, 2015, PDVSA delivered crude oil and products of 579 TBPD with a value of $8,371 million [472 TBPD with a value of $14,371 million in 2014 and 485 TBPD, with a value of $16,559 million in 2013], under the Supply Agreement entered into with the People’s Republic of China (see note 7-b). Collections on the volumes delivered by PDVSA are received by BANDES to guarantee compliance with the commitments accorded by the Bolivarian Republic of Venezuela with respect to such agreement and any remaining amounts are transferred to PDVSA as collection of accounts receivable from the stockholder. During the year ended December 31, 2015, BANDES transferred to PDVSA $2,950 million [$8,123 million in 2014 and $9,640 million in 2013] corresponding to collections received.

(b)	Stockholder, Companies Owned by the Stockholder and Other Government Institutions

During the years ended December 31, 2015, 2014 and 2013, PDVSA made sales to companies owned by the Stockholder and other government institutions, as summarized below (in millions of dollars):

	Year ended December 31,
	2015	2014	2013

Corporación Eléctrica Nacional, S.A. (CORPOELEC by its Spanish acronym)	8	83	76
Petroquímica de Venezuela, S.A. (PEQUIVEN by its Spanish acronym)	22	733	133
Corporación Venezolana de Guayana	3	35	34
Fertilizantes Nitrogenados de Venezuela, C.E.C. (Fertinitro by its Spanish acronym)	10	300	41
Others	4	35	30

Total	47	1,186	314

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Notes and accounts receivable from the Stockholder, companies owned by the Stockholder and other government institutions include (in millions of dollars):

	December 31,
	2015	2014	2013

Bolivarian Republic of Venezuela	7,691	7,978	18,991
CORPOELEC	304	1,032	2,857
Fondo Simón Bolívar para la Reconstrucción, S.A.	64	47	—
PEQUIVEN	777	801	2,055
Corporación Venezolana de Guayana	102	291	901
BANDES	90	90	90
Civil Associacion Administradora de los Fondos de Pensiones de los Jubilados de Petróleos de Venezuela, S.A.	7	225	913
Others	1,042	691	236

Total	10,077	11,155	26,043

Accounts receivable from the Republic are mainly originated from sales of crude oil and products on behalf of the Republic under contracts and agreements signed with governments of other countries (see note 7-b).

In November 2014, PDVSA sold to BCV investment certificates for $2,400 million, recognizing gains for $2,102 million, due to the difference between the carrying amount and the selling value of those instruments.

(c)	Balances and Transactions with Equity-accounted Investees

During the years ended December 31, 2015, 2014 and 2013, PDVSA made sales to equity-accounted investees which are summarized below (in millions of dollars):

	Year ended December 31,
	2015	2014	2013

Nynas AB	405	1,263	7,326
Chalmette Refining	272	223	323
Mount Vernon Phenol Plant Partnership (Mt Vernon)	224	433

Total	901	1,919	7,649

Notes and accounts receivable from equity-accounted investees comprise the following (in millions of dollars):

	December 31,
	2015	2014	2013

Hovensa L.L.C.	—	—	4,398
Chalmette Refining	565	549	4,102
CV Shipping Ltd.	105	102	636
TCP Petcoke Corporation	9	28	151
Mount Vernon Phenol Plant Partnership (Mt. Vernon)	28	35	378
Petrojam Limited	—	—	680

Total	707	714	10,345

(d)	Balances and Transactions with Key Management Personnel

During 2015, compensation paid by PDVSA to its directors for salaries and social security were approximately $0.21 million [$0.74 million in 2014 and $1.63 million in 2013].

In addition to salaries and social security contributions, PDVSA grants non-monetary benefits to its directors, as well as employee benefits and post-employment benefits. Under the terms of internal regulations of PDVSA, directors have the same rights as all other employees, with respect to eligibility for retirement plan and post-employment benefits other than pension plans. At December 31, 2015, liabilities recognized in this regard are approximately $1.62 million [$1.37 million in 2014 and $1,93 million in 2013] (see note 23-c).

Certain directors of PDVSA hold key positions in other related parties, and some of their powers include influencing the operating and financial policies of those companies.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Transactions with related parties during the years ended December 31, 2015, 2014 and 2013, do not necessarily indicate the results that would have been obtained from these transactions it has been made with third parties.

(34)	Information on Crude Oil and Natural Gas Liquids (NGL) Production, Refining and Exports

The following tables show information on crude oil and natural gas liquids (NGL), production, refining and exports based on sub - ledgers of PDVSA and production reports verified by the Ministry (in TBPD):

	Year ended December 31,
	2015	2014	2013
Oil and NGL production (per geographic area):
Eastern division	837	903	965
Western division	707	750	776
Orinoco Oil Belt Hugo Chávez Frías	1,319	1,246	1,274

Total production (1)	2,863	2,899	3,015

Refining capacity (unaudited):
Domestic sector (2)	1,303	1,303	1,303
International sector (3)	1,427	1,519	1,519

Total refining capacity	2,730	2,822	2,822

Crude oil volume processed in refineries (unaudited):
Domestic sector	863	920	952
International sector	956	1,018	991

Total crude oil volume processed in refineries	1,819	1,938	1,943

Own exports:
Crude oil	1,950	1,897	1,935
Products	475	460	490

Total exports (4)	2,425	2,357	2,425

(1)	Includes crude oil condensate from plant for 4 TBPD [6 TBPD in 2014 to 5 TBPD in 2013] and includes LGN for 117 TBPD [114 TBPD in 2014 and 117 TBPD in 2013].
(2)	Includes domestic sector refineries Paraguana Refining Complex - CRP (Amuay, Cardon and Bajo Grande), El Palito, Puerto La Cruz and San Roque.
(3)	Includes the aliquot corresponding to PDVSA refineries on the international sector, as well as its 100% interest in Isla, Lake Charles, Lemont and Corpus Christi refineries.
(4)	For 2015, it includes sales made within the brammework of Energy Corporation Agreements and Foint Agreement Chinese/Venezuelan Incorporation Fund, delivered as the agreements between the Republic and the countries of these agreements (see note 7-b).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(35)	Financial Information of Domestic and International Sectors

A consolidated summary of PDVSA’s financial information by sectors and activities is presented below, in compliance with Article 20 of the Hydrocarbons Organic Law (in millions of dollars):

	Year ended December 31, 2015
	Domestic Sector
	Exploration and production	Gas	Refining trade, supply and others	Eliminations (1)	Total Domestic Sector (2)	International Sector	Eliminations and reclassifications (3)	Consolidated

Revenue:
Sales of crude oil, products and other	39,917	207	2,563	(215)	42,472	28,209	(15,342)	55,339
Finance income	12,226	12,674	(7,802)	—	17,098	(268)	—	16,830

	52,143	12,881	(5,239)	(215)	59,570	27,941	(15,342)	72,169

Costs and expenses:
Purchases of crude oil and products, net	11,123	529	2,656	(215)	14,093	24,214	(15,342)	22,965
Operating, selling, administrative and general expenses	13,348	854	366		14,568	2,318	(58)	16,828
Exploration expenses	50	—	—		50	—		50
Depreciation and amortization	6,192	778	1,381		8,351	644		8,995
Production, extraction and other taxes	5,665	13	616		6,294	—		6,294
Finance cost	960	—	990		1,950	443		2,393
Other expenses, net	3,246	340	323		3,909	19	58	3,986

	40,584	2,514	6,332	(215)	49,215	27,638	(15,342)	61,511

Profit (loss) before contributions for social development and income tax	11,559	10,367	(11,571)	—	10,355	303	—	10,658

Contributions for social development	974	—	8,162	—	9,136	53	—	9,189

Profit (loss) before income tax	10,585	10,367	(19,733)	—	1,219	250	—	1,469

Income tax:
Current tax expense	1,603	204	732	—	2,539	633	—	3,172
Deferred tax benefit	(1,634)	(102)	(4,983)	—	(6,719)	(170)	—	(6,889)

	(31)	102	(4,251)	—	(4,180)	463	—	(3,717)

Discontinued operations (4)
Profit from discontinued operations, net of tax	—	—	1,825	—	1,825	334		2,159

Profit (loss) net	10,616	10,265	(13,657)	—	7,224	121	—	7,345

Other comprehensive income:
Items that will not be reclassified to profit or loss -
Remeasurements of benefit liability, net of tax	(4,067)	—	(874)	—	(4,941)	(57)	—	(4,998)
Items that are or may be reclassified subsequently to profit or loss -
Foreign operations - foreign currency translation differences	—	—	241	—	241	—	—	241

Other comprehensive income, net of tax	(4,067)	—	(633)	—	(4,700)	(57)	—	(4,757)

Total comprehensive income (loss)	6,549	10,265	(14,290)	—	2,524	64	—	2,588

(1)	Represents eliminations of sales, purchases and costs among activities.
(2)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina, S.A.
(3)	Represents eliminations and reclassifications of sales, purchases and other between domestic and international sectors for consolidation purposes.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Year ended December 31, 2014 (Restated) (4)
	Domestic Sector
	Exploration and production	Gas	Refining trade, supply and others	Eliminations (1)	Total Domestic Sector (2)	International Sector	Eliminations and reclassifications (3)	Consolidated

Revenue:
Sales of crude oil, products and other	94,566	3,259	11,406	(27,489)	81,742	45,693	(25,883)	101,552
Finance income	5,508	—	14,823	—	20,331	12	—	20,343

	100,074	3,259	26,229	(27,489)	102,073	45,705	(25,883)	121,895

Costs and expenses:
Purchases of crude oil and products, net	30,771	1,451	16,134	(27,489)	20,867	42,236	(25,837)	37,266
Operating, selling, administrative and general expenses	19,097	3,237	2,387		24,721	2,725	(46)	27,400
Exploration expenses	69	—	7		76	—		76
Depreciation and amortization	5,807	641	970		7,418	620		8,038
Production, extraction and other taxes	13,171	255	40		13,466	—		13,466
Finance cost	1,999	—	1,885		3,884	181		4,065
Other expenses, net	1,923	170	8,222		10,315	(369)		9,946

	72,837	5,754	29,645	(27,489)	80,747	45,393	(25,883)	100,257

Profit (loss) before contributions for social development and income tax	27,237	(2,495)	(3,416)	—	21,326	312	—	21,638

Contributions for social development	3,303	3	1,970	—	5,276	45	—	5,321

Profit (loss) before income tax	23,934	(2,498)	(5,386)	—	16,050	267	—	16,317

Income tax:
Current tax expense	2,151	502	6,598		9,251	464		9,715
Deferred tax (benefit) expense	10,085	(106)	(14,545)		(4,566)	(43)		(4,609)

	12,236	396	(7,947)	—	4,685	421	—	5,106

Discontinued operations (4)
Profit (loss) from discontinued operations, net of tax			(1,530)		(1,530)	(607)		(2,137)

Profit (loss) net	11,698	(2,894)	1,031	—	9,835	(761)	—	9,074

Other comprehensive income:
Items that will not be reclassified to profit or loss -
Remeasurements of benefit liability, net of tax	1,060		330		1,390		—	1,390
Items that are or may be reclassified subsequently to profit or loss -
Foreign operations - foreign currency translation differences			2,001		2,001	—	—	2,001

Other comprehensive (loss) income, net of tax	1,060	—	2,331	—	3,391	—	—	3,391

Total comprehensive income (loss)	12,758	(2,894)	3,362	—	13,226	(761)	—	12,465

(1)	Represents eliminations of sales, purchases and costs among activities.
(2)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina, S.A.
(3)	Represents eliminations and reclassifications of sales, purchases and other between domestic and international sectors for consolidation purposes.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	December 31, 2015
	Domestic Sector
	Exploration and production	Gas	Refining, trade, supply and others	Total Domestic sector (1)	International Sector	Eliminations and reclassifications (2)	Consolidated

Assets

Property, plant and equipment	87,300	20,484	14,140	121,924	5,109	—	127,033
Deferred tax assets	5,691	650	7,161	13,502	(19)	—	13,483
Accounts receivable and other assets	2,439	118	3,446	6,003	7,760	(7,365)	6,398
Recoverable value-added tax	472	92	(74)	490	—	—	490
Restricted cash	37	—	219	256	348	—	604

Non-current assets	95,939	21,344	24,892	142,175	13,198	(7,365)	148,008

Inventories	2,786	943	3,673	7,402	2,274	—	9,676
Notes and accounts receivable	4,441	649	11,888	16,978	1,228	—	18,206
Prepaid expenses and other assets	4,100	604	21,688	26,392	19,333	(38,642)	7,083
Restricted cash	126	—	190	316	10	—	326
Cash and cash equivalents	2,771	10	2,474	5,255	565	—	5,821
Assets held for disposal	—	—	7,012	7,012	5,811	—	12,823

Current assets	14,224	2,206	46,925	63,355	29,221	(38,642)	53,935

Total assets	110,163	23,550	71,817	205,530	42,419	(46,007)	201,943

Equity	74,537	17,940	23,161	115,638	1,203	(25,962)	90,879

Liabilities
Financial debt	3,286	—	30,489	33,775	3,141	—	36,916
Employee and other post-employment benefits	3,306	(25)	3,805	7,086	770	—	7,856
Deferred tax liabilities	952	574	2,297	3,823	1,027	—	4,850
Provisions	1,651	107	31	1,789	284	—	2,073
Accrued and other liabilities	4,576	886	(18,556)	(13,094)	498	19,273	6,677

Non-current liabilities	13,771	1,542	18,066	33,379	5,720	19,273	58,372

Financial debt	—	—	5,771	5,771	1,029	—	6,800
Employee and other post-employment benefits	257	71	39	367	—	—	367
Trade payable	9,259	1,152	6,811	17,222	2,138	(308)	19,052
Income tax payable	1,454	324	1,306	3,084	360	—	3,444
Provisions	123	60	36	219	6	—	225
Accrued and other liabilities	10,762	2,462	15,076	28,300	29,124	(39,010)	18,414
Liabilities related to assets held for disposal	—	—	1,551	1,551	2,839	—	4,390

Current liabilities	21,855	4,069	30,590	56,514	35,496	(39,318)	52,692

Total liabilities	35,626	5,610	48,656	89,892	41,216	(20,045)	111,064

Total equity and liabilities	110,163	23,550	71,817	205,530	42,419	(46,007)	201,943

(1)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina.
(2)	Represents eliminations and reclassifications between domestic and international sectors for consolidation purposes.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	Year ended December 31, 2013 (Restated) (4)
	Domestic Sector
	Exploration and production	Gas	Refining trade, supply and others	Eliminations (1)	Total Domestic Sector (2)	International Sector	Eliminations and reclassifications (3)	Consolidated

Revenue:
Sales of crude oil, products and other	104,715	2,804	18,200	(31,457)	94,262	51,297	(34,840)	110,719
Finance income	5,145	1,620	1,956	—	8,721	595	—	9,316

	109,860	4,424	20,156	(31,457)	102,983	51,892	(34,840)	120,035

Costs and expenses:
Purchases of crude oil and products, net	28,743	1,592	23,719	(31,457)	22,597	48,808	(34,651)	36,754
Operating, selling, administrative and general expenses	17,340	1,688	1,754		20,782	3,099	(148)	23,733
Exploration expenses	140	—	—		140	—		140
Depreciation and amortization	5,518	544	1,437		7,499	597		8,096
Production, extraction and other taxes	18,936	259	67		19,262	—		19,262
Finance cost	796	335	1,582		2,713	167		2,880
Other expenses (income), net	1,363	(131)	2,035		3,267	953	19	4,239

	72,836	4,287	30,594	(31,457)	76,260	53,624	(34,780)	95,104

Profit (loss) before contributions for social development and income tax	37,024	137	(10,438)	—	26,723	(1,732)	(60)	24,931

Contributions for social development	5,194	51	7,761	—	13,006	17	—	13,023

Profit (loss) before income tax	31,830	86	(18,199)	—	13,717	(1,749)	(60)	11,908

Income tax:
Current tax expense	10,656	280	1,070		12,006	295	(21)	12,280
Deferred tax (benefit) expense	(3,447)	(68)	(1,634)		(5,149)	55		(5,094)

	7,209	212	(564)	—	6,857	350	(21)	7,186

Discontinued operations (4)
Profit (loss) from discontinued operations, net of income tax	—		9,159		9,159	1,954		11,113

Profit (loss) net	24,621	(126)	(8,476)	—	16,019	(145)	(39)	15,835

Other comprehensive income:
Items that will not be reclassified to profit or loss -
Remeasurements of benefits liability, net of tax	(1,717)	(344)	(1,932)	—	(3,993)	169	—	(3,824)
Items that are or may be reclassified subsequently to profit or loss -
Foreign operations - foreign currency translation differences	—	—	896	—	896	—	—	896

Other comprehensive (loss) income, net of tax	(1,717)	(344)	(1,036)	—	(3,097)	169	—	(2,928)

Total comprehensive income (loss)	22,904	(470)	(9,512)	—	12,922	24	(39)	12,907

(1)	Represents eliminations of sales, purchases and costs among activities.
(2)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina, S.A.
(3)	Represents eliminations and reclassifications of sales, purchases and others between domestic and international sectors for consolidation purposes.
(4)	See notes 6 and 39-c.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	December 31, 2014
	Domestic Sector
	Exploration and production	Gas	Refining, trade, supply and others	Total Domestic Sector (1)	International Sector	Eliminations and reclassifications (2)	Consolidated
Assets
Property, plant and equipment	84,979	20,382	29,445	134,806	6,442		141,248
Deferred tax assets	4,163	957	14,253	19,373	(22)		19,351
Accounts receivable and other assets	3,598	196	6,629	10,423	7,450	(8,200)	9,673
Recoverable value-added tax	—	—	974	974	22		996
Restricted cash	38	—	176	214	70		284

Non-current assets	92,778	21,535	51,477	165,790	13,962	(8,200)	171,552

Inventories	1,938	860	5,890	8,688	3,076	—	11,764
Recoverable value-added tax	1,244	628	35	1,907	—	—	1,907
Notes and accounts receivable	6,263	2,874	12,897	22,034	2,408	(85)	24,357
Prepaid expenses and other assets	3,357	1,426	16,099	20,882	10,316	(23,221)	7,977
Restricted cash	847	—	435	1,282	10	—	1,292
Cash and cash equivalents	2,367	27	4,226	6,620	1,291	—	7,911

Current assets	16,016	5,815	39,582	61,413	17,101	(23,306)	55,208

Total assets	108,794	27,350	91,059	227,203	31,063	(31,506)	226,760

Equity	50,026	20,493	14,565	85,084	3,385	1,288	89,757

Liabilities
Financial debt	20,204	—	17,916	38,120	1,751	—	39,871
Employee and other post-employment benefits	3,816	355	8,453	12,624	355	—	12,979
Deferred tax liabilities	834	—	8,388	9,222	1,467	—	10,689
Provisions	2,518	134	—	2,652	206	—	2,858
Accrued and other liabilities	3,393	139	14,886	18,418	2,486	(6,024)	14,880

Non-current liabilities	30,765	628	49,643	81,036	6,265	(6,024)	81,277

Financial debt	2,930	—	2,599	5,529	336	—	5,865
Employee and other post-employment benefits	44	1,527	225	1,796	17	—	1,813
Trade payable	9,521	1,610	7,641	18,772	2,391	(308)	20,855
Income tax payable	4,403	827	3,884	9,114	440	—	9,554
Provisions	295	237	74	606	—	—	606
Accrued and other liabilities	10,810	2,028	12,428	25,266	18,229	(26,462)	17,033

Current liabilities	28,003	6,229	26,851	61,083	21,413	(26,770)	55,726

Total liabilities	58,768	6,857	76,494	142,119	27,678	(32,794)	137,003

Total equity and liabilities	108,794	27,350	91,059	227,203	31,063	(31,506)	226,760

(1)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina, S.A.
(2)	Represents eliminations and reclassifications between domestic and international sectors for consolidation purposes.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

	December 31, 2013
	Domestic Sector
	Exploration and production	Gas	Refining, trade, supply and others	Total Domestic Sector (1)	International Sector	Eliminations and reclassifications (2)	Consolidated

Assets
Property, plant and equipment	76,769	16,922	29,533	123,224	6,607	—	129,831
Deferred tax assets	12,177	776	4,269	17,222	—	272	17,494
Accounts receivable and other assets	6,405	179	3,257	9,841	7,731	(6,759)	10,813
Recoverable value-added tax	3,524	—	1,476	5,000	23	—	5,023
Restricted cash	148	—	10	158	69	—	227

Non-current assets	99,023	17,877	38,545	155,445	14,430	(6,487)	163,388

Inventories	2,179	802	6,047	9,028	4,726	(791)	12,963
Recoverable value-added tax	2,438	311	135	2,884	—	—	2,884
Notes and accounts receivable	6,854	1,459	25,087	33,400	2,620	—	36,020
Prepaid expenses and other assets	2,708	1,828	12,274	16,810	5,881	(17,286)	5,405
Restricted cash	854	—	473	1,327	—	—	1,327
Cash and cash equivalents	1,503	101	6,144	7,748	1,385	—	9,133

Current assets	16,536	4,501	50,160	71,197	14,612	(18,077)	67,732

Total assets	115,559	22,378	88,705	226,642	29,042	(24,564)	231,120

Equity	55,865	17,540	2,704	76,109	7,302	1,075	84,486

Liabilities
Financial debt	18,487	—	16,394	34,881	1,472	—	36,353
Employee and other post-employment benefits	10,846	203	5,058	16,107	517	—	16,624
Deferred tax liabilities	1,988	—	1,531	3,519	1,151	733	5,403
Provisions	4,942	302	105	5,349	208	—	5,557
Accrued and other liabilities	2,528	—	22,553	25,081	1,474	(9,084)	17,471

Non-current liabilities	38,791	505	45,641	84,937	4,822	(8,351)	81,408

Financial debt	3,043	—	3,720	6,763	268	—	7,031
Employee and other post-employment benefits	23	470	544	1,037	11	—	1,048
Trade payable	6,094	1,871	9,154	17,119	4,593	(308)	21,404
Income tax payable	5,854	351	3,463	9,668	434	14	10,116
Provisions	485	179	124	788	—	—	788
Accrued and other liabilities	5,404	1,462	23,355	30,221	11,612	(16,994)	24,839

Current liabilities	20,903	4,333	40,360	65,596	16,918	(17,288)	65,226

Total liabilities	59,694	4,838	86,001	150,533	21,740	(25,639)	146,634

Total equity and liabilities	115,559	22,378	88,705	226,642	29,042	(24,564)	231,120

(1)	The domestic sector mainly consists of the following subsidiaries: PDVSA Gas, PDVSA Petróleo, CVP and PDV Marina, S.A.
(2)	Represents eliminations and reclassifications between domestic and international sectors for consolidation purposes.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(36)	Laws, Resolutions and Legal Regulations

Laws and Resolutions

(a)	Exchange Agreements

The following summarizes the most important foreign exchange agreements for PDVSA:

Exchange Agreement N° 9, Official Gazette N° 39,239, effective date August 11, 2009 -

•	The foreign currencies received from the exports of hydrocarbons including the gaseous hydrocarbons and other shall be of obligatory sale to the Central Bank of Venezuela (BCV), except for foreign currencies resulting from the activities carried out by Petróleos de Venezuela, S.A., which will sell the Central Bank of Venezuela only those amounts necessary to attend to the operating and functioning expenses in the country of such company, as well as the tax contributions to which the company is bound in accordance with the Republic’s Budget Law. The BCV shall purchase such foreign currencies at the exchange rate set in accordance with the provisions of Article 6 of Foreign Exchange Agreement N° 1 of February 5, 2003.

•	PDVSA and subsidiaries cannot keep funds in a currency other than the local currency within the National Territory for more than 48 hours, except for those amounts corresponding to funds placed abroad, for up to a maximum limit to be determined.

•	PDVSA and subsidiaries may use the funds referred to in the foregoing article to attend to contracts setting forth obligations of payment in foreign currency only to the extent of the portion of such payment corresponding to its external component.

•	PDVSA and subsidiaries shall forward to the BCV detailed information on a monthly basis regarding the flows of foreign currency generated from their activities, as well as their foreign currency asset and liability positions.

•	The companies created under the association agreements signed by PDVSA within the framework of the repealed Organic Law Reserving the Hydrocarbon Industry and Trade to the State, the mixed companies referred to in the Hydrocarbons Organic Law and the Gaseous Hydrocarbons Organic Law, as well as the mixed companies formed under the provisions of the Law for the Development of Petrochemical Activities, may maintain foreign exchange accounts in banking or similar institutions, including revenues received, with the purpose of making the payments and disbursements that must be made outside the Bolivarian Republic of Venezuela. This must be monitored by the BCV, which will enact a corresponding regulation. The rest of the foreign currencies shall be of obligatory sale to the BCV at the exchanged rate set in accordance with Article 6 of Exchange Agreement N° 1 of February 5, 2003.

Exchange Agreement N° 14, Official Gazette N° 40,108, effective date February 9, 2013:

•	Bs.6.2842 for purchases and Bs.6.30 for sales.

Exchange Agreement N° 24, Official Gazette N° 40,324, effective date December 30, 2013:

•	Establishes that the purchases exchange rate applicable to PDVSA for the sale of foreign currency obtained from activities or operations other than export and/or sales of hydrocarbons shall be the same as the exchange rate resulting from the last foreign currency allocation through the Supplementary Foreign Exchange System (SICAD), reduced in 0.25%. The same exchange rate shall be applicable to the sale of foreign currency of service companies belonging to the National Petroleum Industrial Conglomerate, companies selling foreign currency from mining exports and foreign currency managed or received by the People’s Savings Fund.

•	Companies mentioned above must transfer foreign currencies to PDVSA to be sold to BCV on their behalf. The selling exchange rate applicable to the transactions described above shall be equal to the exchange rate resulting from the last foreign currency allocation through SICAD.

•	This exchange rate will also be applicable to gold purchase transactions by the BCV and will be applicable to the recognition of the assets and foreign currency represented by exploration rights transferred to PDVSA, as well as other intangible assets and liabilities in foreign currency of the gold sector companies.

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Exchange Agreement Nº 27, Official Gazette Nº 40,368, effective date March 14, 2014:

•	With this agreement, an Alternative Currency Exchange System (SICAD II), administered by the BCV and the People’s Ministry of Economy, Finance and Public Banking was set forth, which was then repealed by Exchange Agreement Nº 34. However, an Official Notice of the BCV set forth as follows: “The general public is reassured that, for the purposes of operations involving the purchase and sale of foreign currency, as well as for compliance with those obligations that, in accordance with foreign exchange regulations, may be applicable to the official exchange rate set forth in Article 14 of Exchange Agreement Noº 27 of March 10, 2014, the exchange rate corresponding to the last session held in the Alternative Currency Exchange System (SICAD II), published on the BCV website will continue to be used as a benchmark until another rate is determined, with this being informed through the mechanisms that are deemed appropriate. An equal exchange rate shall apply to the obligations set forth in Exchange Agreement Nº 33 of February 10, 2015, which exchange rate benchmark is that set forth in Article 24 of the aforesaid instrument, until any of the foreign currency market thereby governed, which allows for the disclosure of a new exchange rate that will be applied to such obligations, is put into force”.

Exchange Agreement Nº 28, Official Gazette Nº 40,378, effective date April 4, 2014 (partially repealed):

•	Establishes that the purchase exchange rate applicable to PDVSA for the sale of foreign currencies received from financing, financial instruments, capital contributions in cash, asset sales, dividends received, debt collection, provision of services and any other sources, coming from activities or transactions other than from the export and/or sale of hydrocarbons, will be equal to the exchange rate resulting from the last foreign exchange allocation made through the Alternative Currency Exchange System (SICAD II) that applies to the date of the relevant transaction, reduced in 0.25%.

•	Foreign currencies generated by service companies that are part of the National Petroleum Industrial Conglomerate and currencies managed or received by the People’s Savings Fund referred in the Decree with Rank, Value and Force of Law of the National Savings Fund of the Working Class and People’s Savings Fund and those that are intended for private investments by companies in the oil, gas and petrochemical sectors, may be sold through SICAD II.

Exchange Agreement Nº 30, Official Gazette Nº 40,504, effective date September 24, 2014:

•	Establishes that the settlement of foreign currency sales transactions made by PDVSA to the BCV to be delivered in bolivars to the FONDEN for the special contributions referred to in the Law on Partial Reform of the Decree Nº 8,807 with the Decree-Law Creating the Special Contribution for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market, published in Official Gazette Nº 40,114 of February 20, 2013 shall be made at any of the official exchange rates agreed to under the exchange agreements in effect at the time of payment of this contribution.

Exchange Agreement Nº 32, Official Gazette Nº 6,167, effective date December 30, 2014:

•	Establishes that the settlement of foreign currency sales transactions made by PDVSA to the BCV from financing, financial instruments and the collection of debts, export and/or hydrocarbons sales activities or transactions conducted within the framework of Energy Cooperation Agreements shall be made at any of the official exchange rates agreed to under the exchange agreements in effect.

Exchange Agreement Nº 33, Official Gazette Nº 6,171 of February 10, 2015:

Defines the regulations governing foreign exchange transactions in the national financial system, denominated the “Marginal Foreign Exchange System” (SIMADI for its Spanish acronym), through which banking institutions, foreign exchange agents, securities dealers and the “Bolsa de Valores Bicentenaria” (Bicentenary Public Stock Exchange) act as exchange intermediaries in any of the markets for foreign currencies and securities in foreign currency, whether currently existing or to be developed in the future. With respect to this agreement:

•	Universal banks may manage, among the various buyers, the flows of foreign currency provided by sellers, on the terms established in Chapter II of the aforementioned exchange agreement.

•	Universal banks and foreign exchange agents may execute transactions as intermediaries specialized in retail foreign currency transactions only with individuals.

•	Authorized securities dealers and universal banks, as well as the “Bolsa de Valores Bicentenaria” (Bicentenary Public Stock Exchange) are authorized as operators to trade in local currency, securities in foreign currencies issued or to be issued by the Republic, its decentralized entities or any other entity, public or private, domestic or foreign, that are traded in regulated international markets.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

On February 10, 2015 the National Executive and the BCV informed, by official notices:

•	Operator institutions authorized to act through SICAD II, as well as the general public, that starting February 12, 2015, foreign currency purchase and sale transactions in cash or instruments in foreign currency would not be processed through the aforementioned system.

•	Operator institutions would have to continue with the appropriate processes for the settlement of negociated balances, in accordance with customers’ instructions and pursuant to SICAD II up to and including February 11, 2015.

•	The general public is reassured that, for the purposes of operations involving the purchase and sale of foreign currency, as well as for compliance with those obligations that, in accordance with foreign exchange regulations, may be applicable to the official exchange rate set forth in Article 14 of Exchange Agreement N° 27 of March 10, 2014, the exchange rate corresponding to the last session held in the Alternative Currency Exchange System (SICAD II), published on the BCV website, will continue to be used as a benchmark until another rate is determined, and informed through the mechanisms deemed appropriate.

•	The amounts that apply to the transactions contemplated in Exchange Agreement N° 33 to foreign exchange operators and the public in general: a) minimum of US$3,000 or transactions involving exchanging foreign currencies for local currency, b) maximum amounts of the foreign currency sales transactions that foreign exchange companies can execute for individuals and c) a minimum of US$300 per person for retail foreign exchange transactions.

Consequently, as of February 12, 2015, three legal mechanisms for the purchase-sale of foreign currencies are in effect in Venezuela, each one with its own definitions and restrictions, which may be summarized as follows:

•	Through the National Foreign Trade Center (CENCOEX, for its Spanish acronym), which is expected to be used for imports for the food and health sector, which exchange rate will be Bs.6.30 per US$1.

•	SICAD, based on which the BCV invites some sectors to participate in auctions. The exchange rate for the last auction, which took place on September 24, 2014, was Bs.12 per US$1.

•	SIMADI through which banking institutions, foreign exchange agent, securities dealers and the “Bolsa de Valores Bicentenaria” (Bicentenary Public Stock Exchange) act as exchange intermediaries in any of the markets for foreign exchange and securities in foreign currency, whether currently existing or to be developed in the future. On February 12, 2015, the first day of activity of this mechanism, the exchange rates were Bs.169.62 per US$1 for purchase and Bs.170.04 per US$1 for sale.

(b)	Decree with Rank, Value and Force of Law of the Partial Amendment of the Central Bank of Venezuela Law

On November 19, 2014, Presidential Decree N° 1,419 was published in Extraordinary Official Gazette N° 6,155, containing the the Decree-Law for the Partial Amendment on the Central Bank of Venezuela Law, as reformed by Decree N° 2,179, whereby the Decree with Rank, Value and Force of Organic Reform Law of the Law of the Central Bank of Venezuela, published in the Extraordinary Official Gazette N° 6,211 of December 30, 2015, was enacted.

The aforementioned law sets forth that the foreign currencies obtained by PDVSA from the export of hydrocarbons must be sold at the exchange rate in force at the transaction date. However, foreign currencies necessary to meet foreign currency tax contributions, and to which the subjects authorized to perform these activities are bound are exempted.

Likewise, it sets forth that the BCV, considering the estimates on an adequate level of operating international reserves that may have been set by its Directors, their average during the period, as well as their projected performance for the following term shall transfer to the FONDEN, if applicable, the corresponding surplus, so that it can be used for the financing of investments projects in the economy, education and health sectors, improving the profile and the balance of public debt as well as for attending to special and strategic situations.

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(c)	Decree with Rank, Value and Force of Organic Law Reserving the State the Exploration and Exploitation Activities of Gold and of other Strategic Minerals

On December 30, 2015, the Decree with Rank, Value and Force on the Organic Law Reserving the State the Exploration and Exploitation Activities of Gold and other Strategic Minerals was published in Extraordinary Official Gazette N° 6.210. This Decree-Law amends the previous Decree-Law Reserving the State the Exploration and Exploitation Activities of Gold dated November 18, 2014, and is intended to govern gold and other strategic minerals exploration and exploitation activities by the Venezuelan State, the promotion and development of such activities, the regime of royalties and special advantages, and the related penalties regime. It also establishes that the activities referred to in this Decree shall only be exercised.

•	By the Republic, through the People’s Ministry with jurisdiction in mining matters, public entities, corporations or companies of the Republic’s exclusive property or their subsidiaries, provided that their share capital is entirely owned by them and that these entities have been incorporated for such purpose.

•	Mixed company in which the Republic has an interest of no less than 55% of the share capital, provided that they have been incorporated in accordance with the law and duly registered with the Master Mining Register.

•	Strategic alliances comprising the Republic and units of production, socio-productive organizations, partnerships and other forms of association permitted by the law and working in small-scale mining activities, provided that they are duly registered on the Master Mining Register and following the authorization of the People’s Ministry with jurisdiction in mining matters.

(d)	Decree with Rank, Value and Force of Law Governing the Foreign Exchange System and Crimes

On November 18, 2014, Presidential Decree N° 1,403 was published in the Extraordinary Official Gazette N° 6,150, containing the Decree with Rank, Value and Force of Law Governing the Foreign Exchange System and crimes (Decree Law) with the objective of regulate the terms and conditions on which agencies and entities having jurisdiction over the system for managing foreign currencies exercise the powers that have been conferred on them by the laws and regulations, in accordance with the exchange agreements issued to such effect and the guidelines for the execution of such policy and, in addition, the fundamental parameters for the participation of individuals and legal entities, public and private, in the acquisition of foreign currencies and the situations of fact that constitute crimes in this field and corresponding penalties.

The Decree Law designates PDVSA and other public and private entities as offers of foreign currencies through foreign currency transactions in a new alternative foreign currency exchange market, regulated by the exchange agreements issued for such purpose, without prejudice of access to mechanisms managed by competent authorities for the foreign exchange administration system.

This law was repealed by Decree N° 2,167, whereby the Decree with Rank, Value and Force of Law governing the Foreign Exchange System and crimes, as published in Extraordinary Official Gazette N° 6,210 of December 30, 2015, was enacted. This amendment increases the penalties set forth.

(e)	Decree with Rank, Value and Force of Law Amending the Income Tax Law

On November 18, 2014, Presidential Decree N° 1,435 was published in Extraordinary Official Gazette N° 6,152, containing the Decree with Rank, Value and Force of Law Amending the Tax Law, which included several changes. Among the most important changes, it establishes that losses provided by the tax inflation adjustment cannot be carried forward to future fiscal years. In the case of operating losses, they can be carried forward for three subsequent tax periods, only up to 25% of the net enrichment obtained during the current fiscal year. In addition, the recognition of losses relating to property, plant and equipment is established, but only losses resulting from fortuitous deeds or force majeure.

This law was reformed via Decree N° 2.163, whereby the Decree with Rank, Value and Force of Partial Reform Law of the Decree with Rank, Value and Force of Income Tax Law, as published in Extraordinary Official Gazette N° 6,210 of December 30, 2015, was enacted, with the following changes:

•	Income shall be deemed to be available from the moment when the transactions generating them are effected, except in credit assignments and discount transactions whose product may be recoverable in several annuities. Therefore, any income resulting from the assignment of real estate or personal property, including those deriving from royalties and similar holdings and from dividends, those produced by the independent exercise of non-commercial professions and the disposal of real estate, shall no longer be considered to be valiant at the moment when these are paid.

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•	Liable subjects classified as special subjects by the customs and tax administration shall be excluded from the inflation adjusted system set forth by the Income Tax Law.

•	Anything related to rebates shall be suppressed in what pertains to activities and investments.

(f)	Certification of Gaseous Hydrocarbon Reserves

Resolution N° 82 of the Ministry was published in Official Gazette N° 40,529 of October 29, 2014, which adds 2,295 million cubic feet of new proved gaseous hydrocarbon reserves, resulting in nation’s total proved reserves of gaseous hydrocarbons as of December 31, 2013 of 197,089 million regular cubic feet.

(g)	Certification of Hydrocarbon Reserves

Resolution N° 030 of the Ministry was published in Official Gazette N° 40,392 of April 11, 2014, which adds 1.6 million barrels of proved oil reserves, resulting in nation’s total proved oil reserves as of December 31, 2013 of 298,353 million barrels.

(h)	Presidential Decree Reserving the National Executive Branch, through the Ministry, the Exercise of Nickel Exploration and Exploitation Activities

On October 4, 2013, Presidential Decree N° 455 was published in Official Gazette N° 40,265, which reserves the National Executive Branch, through the Ministry, direct exercise of nickel exploration and exploitation activities, as well as other nickel-related minerals, which are located in the area comprising the former concessions, in the Municipalities of Santos Michelena and Guaicaipuro of Aragua and Miranda States, respectively.

(i)	Decree with Rank, Value and Force of Law Creating a Special Tax for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market

On February 20, 2013, the Law Creating a Special Tax for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market was published in Official Gazette N° 40,114. The aforementioned law repeals Decree N° 8,807.

This reform establishes that extraordinary prices are those whose monthly average of international quotations of the basket price of Venezuelan liquid hydrocarbons is higher than the price established in the Budget Law for the particular fiscal year, but less than or equal to $80 per barrel. Exorbitant prices are those prices whose monthly average of international quotations of the Venezuelan liquid hydrocarbons basket exceeds $80 per barrel. With regards to the percentage for extraordinary prices, it was provided that if the monthly average of the international quotations for the basket price of Venezuela’s liquid hydrocarbons is greater than the price established in the Budget Law for that particular fiscal year, but less than or equal to $80 per barrel, an aliquot of 20% of the difference between the two prices shall be applied.

The exorbitant price percentage aliquot is created, which is determined according to the following segment:

•	When exorbitant prices are higher than $80 per barrel, but lower than $100 per barrel, an aliquot of 80% of the total amount of the difference between the two prices will be applied.

•	When exorbitant prices are equal to or higher than $100 per barrel, but lower than $110 per barrel, an aliquot of 90% of the total amount of the difference between the two prices will be applied.

•	When exorbitant prices are equal to or higher than $110 per barrel, an aliquot of 95% of the total amount of the difference between the two prices will apply.

Furthermore, the exemptions are ratified in the case of:

•	Companies performing activities referred to in Articles 6 and 8 of the Law, related to the implementation of projects involving the new development of reservoirs, as well as the volumes associated with enhanced recovery projects or production remediation projects, declared as such by the Ministry of People’s Power for Petroleum and Mining, which agency shall, by resolution, establish the parameters that it will take into account to declare the volumes exempt from this tax to be such.

•	Export of volumes in compliance with international agreements for cooperation or financing.

Likewise, a ceiling of $80 per barrel was established as the maximum price for the calculation and payment of royalties, extraction tax and export registration tax as provided for in the Hydrocarbons Organic Law.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

This law repeals provisions of the BCV Law, enacted on April 8, 2012 and published in Official Gazette N° 39,419 of May 7, 2010, regulating PDVSA’s contribution to FONDEN, as well as any other provision of equal or lower rank that may be inconsistent with the aforementioned law.

(j)	Decree of Transfer to PDVSA or a Designated Subsidiary of the Right to Conduct the Contemplated Gold Exploration and Exploitation Activities

In Official Gazette N° 40.109 of February 13, 2013 Presidential Decree N° 9,368 was published, transferring to PDVSA or a designated subsidiary the power to conduct, directly or through a State entity the gold exploration and exploitation activities, as well as any required ancillary activities; the required activities will be carried out in accordance with the principles of sustainable development, conservation of the environment and land use planning, on the technical and economic terms most appropriate for the rational exploitation of the deposits (see note 36-c).

(k)	Resolution N° 177 of the Ministry regarding the Delimitation of the Geographical Area Where the Gold Exploration and Exploitation Activities that the State Reserves will be conducted

In Extraordinary Official Gazette N° 6,094, dated December 28, 2012, the Ministry published Resolution N° 177 delimiting the geographical area in which PDVSA or a designated subsidiary will conduct activities contemplated in Article 1 of the Decree with the Rank, Value and Force of Organic Law Reserving the State the Activities of Gold Exploration and Exploitation, as well as those Connected or Auxiliary thereto (see notes 36-c and 36-j).

(l)	Decree with Rank, Value and Force of Organic Law on the National Working Class Savings Fund and the People’s Savings Fund

In Official Gazette N° 39,915 of May 4, 2012, Presidential Decree No. 8,896 was published, dictating Decree with Rank, Value and Force of Organic Law on the National Working Class Savings Fund and the People’s Savings Fund. The objective of the National Working Class Savings Fund is to generate and manage financial and investment instruments, as well as to administer and manage other funding sources necessary to aid with the payment of the State’s social benefit debts to employees, as well as promoting national savings through investment mechanisms. To this end, savings banks and funds, workers, companies and the general public will participate, with a view to developing national production sectors. Based on the foregoing, it was decided to incorporate the subsidiary PDVSA Social, S.A., which will have shares in the Mixed Companies transferred from CVP. The dividends generated by these assets will be transferred to the National Savings Fund. Amounts representing 3.33% of the value of liquid hydrocarbons extracted from any reservoir payable by mixed companies as an extraction tax will be transferred to this Fund.

Legal Contributions

(m)	Organic Law on Sports, Physical Activities and Physical Education

On August 23, 2011, Official Gazette N° 39,741 was published, containing the Organic Law on Sports, Physical Activities and Physical Education. This law establishes that companies or other private or public organizations performing for-profit economic activities in the country must make a contribution of 1% of their net profits or annual accounting income if is greater than 20,000 Tax Units. This contribution will be made in accordance with the parameters defined in the Regulations to the Law or with those issued by the People’s Ministry of Sports. During the year ended December 31, 2015, PDVSA contributed $18 million [$98 million in 2014 and $156 million en 2013], which include in other expenses, net, in the consolidated statement of comprehensive income (see note 11).

On February 28, 2012, Official Gazette N° 39,872 was published, containing Partial Regulation N° 1 under the Organic Law on Sports, Physical Activities and Physical Education, which establishes the rules for the payment of contributions to the National Fund for the Development of Sports. Payment can be made in legal tender or in a combined manner, with projects charged addressed to the bank of projects of the National Sports Institute. Payment for projects may not exceed 50% of the corresponding contributions. Returns for these contributions must be filed within 120 calendar days subsequent to the fiscal year closing (see note 11).

The rules establish that filing estimated returns is mandatory for taxpayers bound to make this contribution, 190 days subsequent to the fiscal year closing.

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(n)	Law Amending the Organic Law on Science, Technology and Innovation (LOCTI, for its Spanish acronym)

On November 18, 2014, Extraordinary Official Gazette N° 6,151 was published, containing the Law that Partially Amends the Organic Law on Science, Technology and Innovation (LOCTI for its Spanish acronym). This reform establishes that private or public legal entities, whether domiciled in the Republic or abroad, performing business activities within the national territory will pay, on an annual basis an established percentage of the gross revenues obtained during the previous period, in accordance with the business activity they perform, as follows:

•	2% when the business area is listed under the Law on the Control of Casinos, Bingo Facilities and Slot Machines, as well as any area relating to the industry and trade of ethyl alcohol, alcoholic beverages and tobacco.

•	1% for private companies operating in business areas subject to the Gaseous and Liquid Hydrocarbons Organic Law including mining, its processing and distribution activities.

•	0.5% for state-owned companies if the business activity is listed in the Gaseous and Liquid Hydrocarbons Organic Law and includes mining, processing and distribution.

•	0.5% for any other business activity.

Among the most significant changes in the recent amendment of the law, the following stand out:

•	The National Science, Technology and Innovation Fund (FONACIT for its Spanish acronym) will be responsible for the administration, collection, control, monitoring and verification and quantitative and qualitative determination of the contributions for science, technology and innovation and their applications.

•	The same aliquots established in the previous law remain in effect, pursuant to the taxpayer’s activity, but it specifies that the applicable percentage will be determined on the gross income actually earned in the immediately previous fiscal year, for any activity conducted by the entity.

•	“Gross revenues” are defined as revenues, income and flows that tax payers ordinarily, occasionally, or extraordinarily taxpayers earn as a result of any economic activity, provided that they are not obligated to reimburse or return them, without any costs or deductions of any sort.

•	In derogative provisions, Number 4 of Article 2 and Article 8 of the Partial Regulations under the Organic Law on Science, Technology and Innovation pertaining to contributions, financing and the results thereof, and ethics in research, technology and innovation, published in Official Gazette N° 39,795 of November 8, 2011, remain without effect.

During the year ended December 31, 2015, PDVSA contributed $352 million [$908 million in 2014 and $546 million in 2013], reported as part of other expenses, net, in the consolidated statement of comprehensive income (see note 11).

(o)	Organic Law on Drugs (LOD, for its Spanish acronym)

On November 5, 2010, the Official Gazette N° 39,546 was published (reprinting due to material errors) containing the LOD, which repealed Organic Law against Illicit Trafficking and Consumption of Stupefacient and Psychotropic Substances (LOCTICSEP for its Spanish acronym) effective as of its publication date. This Law establishes that all private legal entities, consortia and public entities with 50 or more employees are subject to pay the equivalent of 1% of their earnings or profit for the pertinent fiscal year to the National Antidrug Fund (FONA for its Spanish acronym) within 60 calendar days after the end of the fiscal year. For purposes of this obligation, legal entities that are part of business groups will be consolidated, while the resources obtained by the FONA for this concept will be earmarked for the financing of plans, projects and programs for the comprehensive prevention of illegal drugs trafficking.

During the year ended December 31, 2015, PDVSA contributed $25 million [$350 million in 2014 and $138 million in 2013], reported as part of other expenses, net, in the consolidated statement of comprehensive income (see note 11).

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(37)	Subsequent Events

(a)	Financial Waiver

As a result of the reduction in the Company’s income due to the decrease in the average selling prices, PDVSA exhibited a variation in certain financial ratios associated with the conditions required by the CDBC on financial debt instruments. Before this variation, on June 18, 2016, the CDBC granted a waiver to the Company, whereby it was agreed that this financial institution would continue to review the financial ratios periodically during 2016 (see notes 22-d, 22-e and Annex I - Additional Information unaudited).

(b)	Creation of the People’s Ministry of Ecological Mining Development

On June 9, 2016, Decree N° 2,350 was published in Official Gazette N° 40,922, whereby the Ministry of People’s Power for Ecological Mining Development is created. This Ministry is responsible for all matters pertaining to the mining activity, as well as to the development, utilization and control of non-renewable natural resources over which the entity has control. In addition, the Decree also sets for the abolition of the Vice Ministry of People’s Power for Petroleum and Mining, whose material responsibilities will be taken on by the Ministry of People’s Power for Ecological Mining Development, as of the publication of this Decree in Official Gazette of the Republic. Pursuant to this Decree, the Ministry of People’s Power for Petroleum and Mining is renamed as the Ministry of People’s for Oil.

In this same decree, CVG Minerven, C.A. (MINERVEN for its Spanish acronym), the Corporación Venezolana de Minería (CVM for its Spanish acronym), and the Instituto Nacional de Geología y Minería (INGEOMIN for its Spanish acronym) are ascribed to the Ministry of People’s Power for Ecological Mining Development.

(c)	Exchange Agreement N° 35

On March 9, 2016, Exchange Agreement N° 35 was published in Official Gazette N° 40,865. It sets forth the rules that will govern the operations of the administrative regime of foreign currency, and that set the protected exchange rate (DIPRO for its Spanish acronym) at Bs.9,975 per dollar for purchases and Bs.10 for sales, as well as the Supplementary Foreign Exchange System (DICOM), and indicates the activities to which each type of exchange rate corresponds.

As of the entry into force of this exchange agreement, the acquisition of foreign currencies required by the agencies and entities of the public sector in accordance with Exchange Agreement N° 11 of November 20, 2014 will be settled at the exchange rate for sales provided for in Article 1 of this Agreement.

The transactions for the sale of foreign currencies generated by export and/or sale operations and activities of hydrocarbons of PDVSA and its subsidiaries, as well as the mixed company referred to in the Organic Hydrocarbons Law, the Organic Law of Gaseous Hydrocarbons and the Organic Law for the Development of Petrochemical Activities will be effected at any of the exchange rates provided for in this exchange agreement, reduced in 0.25%, taking into account the programming, coordination and evaluation between the Sectoral Vice Presidency of the Economy, the Ministry of People’s Power for Banking and Finance, and the BCV, on the basis of the policies established and the availability of foreign currencies to meet the needs of the economy, governed by the exchange rate referred to in this chapter.

The transactions for the purchase of foreign currencies by the subjects referred to in this article shall be effected at any of the exchange rates provided for in this exchange agreement, taking into account the aforementioned programming, coordination and evaluation between the Sectoral Vice President of Economy, the Ministry of People’s Power for the Banking and Finances and the Central Bank of Venezuela, on the basis of the policies established and the availability of foreign currencies to meet the needs of the economy.

Assets denominated in foreign currency, represented by the exploitation rights referred to in Decree N° 9,368 of January 30, 2013, published in Official Gazette of the Republic N° 40,109 of January 13, 2013, whereby the National Executive transferred Petróleos de Venezuela, S. A. (PDVSA), or the subsidiary designated by it, the right to develop directly or through a State entity the the activities provided for in the Decree with Rank, Value and Force of Organic Law that Reserves the State the Activities of Exploration and Exploitation of Gold, as well as Ancillary Activities Related thereto and, in the areas defined by Resolution N° 177 of the Ministry of People’s Power for Petroleum and Mining of December 28, 2012, published in Extraordinary Official Gazette of the Republic N° 6,094 of December 28, 2012, and by other intangible assets in foreign currency from the operators referred to in this article for these activities. Also, the liabilities denominated in foreign currency of such operators in the gold sector shall be recorded and valued for accounting purposes at the supplementary floating market exchange rate.

This exchange agreement shall enter into force on March 10, 2016.

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(d)	Resolution on the Setting of Prices and Type of Products that will be Sold in Establishments for the Sale of Liquid Fuels

On February 18, 2016, Ministerial Resolution N° 15 was published in Official Gazette N° 40,851. It fixes the prices for the types of products that will be sold in establishments for the sale of liquid fuels. These are duly authorized by the Ministry of People’s Power for Petroleum and Mining, as indicated below: 95 Research Octane Number (RON) gasoline in Bs.6 per liter and 91 RON gasoline in Bs.1 per liter. The prices fixed in this Resolution shall apply only to engine gasolines that are sold at the retail level. The prices of engine gasolines that are sold at the wholesale level and are delivered to the selling establishments shall be fixed via an order or a circular letter issued by the General Director for the Internal Market of the Ministry of People’s Power for Petroleum and Mining.

(e)	Creation of the Military Company for the Mining, Oil and Gas Industries (CAMIMPEG for its Spanish acronym)

On February 10, 2016, Presidential Decree N° 2,231 was published in Official Gazette N° 40,845. It authorized the incorporation of a State-run enterprise called Compañía Anónima Militar de Industrias Mineras, Petrolíferas y de Gas (Military Company of the Mining, Oil and Gas Industries – CAMIMPEG), which will be attached to the People’s Ministry of Defense. CAMIMPEG will have its headquarters in Caracas, and its corporate purpose will be to attend to all matters pertaining to the lawful activities of oilfield, gas and mining services in general.

(f)	Economic Emergency Decree throughout the National Territory

On January 14, 2016, Decree N° 2,184 was published in Extraordinary Official Gazette N° 6,214. It declared a state of economic emergency throughout the national territory, meaning that the Executive Power is entitled to take appropriate measures to address effectively such exceptional, extraordinary and cyclical situation that the Venezuelan economy is going through.

The measures that the National Executive deems advisable to take will be particularly related to the following aspects:

•	To dispose of resources from the budgetary savings of the 2015 financial and economic period.

•	To allocate extraordinary resources to projects, whether set forth or not in the Budget Law, to the agencies and entities of the public administration.

•	To design and implement special measures of immediate application aimed at reducing tax evasion and tax avoidance.

•	To exempt the contracting agencies and entities in certain sectors from the modalities and requirements of the public procurement regime.

•	To waive the formalities, procedures and requirements for the import and nationalization of goods.

•	To implement special measures to expedite the transit of goods in ports and airports throughout the country.

•	To exempt agencies and entities of the public or private sector from the exchange procedures established by CENCOEX and the BCV.

•	To require enterprises in the public sector and the private sector to increase their levels of production, as well as the supply of certain inputs to the production centers of food or of essential goods.

•	To take all the necessary measures to ensure timely access by the population to food, medicines and other basic goods.

•	To take the necessary measures to stimulate foreign investment for the benefit of the development of the national production infrastructure.

•	To develop, strengthen and protect the System of Socialist Programs (“Misiones”).

This decree will remain in force for 60 days, starting as of the date of its publication in Official Gazette of the Bolivarian Republic of Venezuela, and may be extended for another 60 days in accordance with constitutional procedure.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(g)	New Accounting Standard

The IASB issued on January 13, 2016, IFRS 16 – Leases. The purpose of this standard is to improve the comparability of the financial information pertaining to entities that maintain operating and financial leases. This standard shall be effective for the periods beginning on January 1, 2019 or at a later date. Its early adoption is permitted for entities that apply IFRS 15 – Revenues from Contracts with Customers.

The Company is in the process to evaluate the impact that this standard could have on its consolidated financial statements.

(h)	Proposal of Improvements for Employee Benefits

The Executive Committee of PDVSA, during the meeting held on January 6, 2016, agreed to improve the existing formula of the retirement plan. This amendment includes that the initial pension be increased on the basis of the wage increases granted to active workers, thus ensuring the equality of the benefits to all workers. This amendment will be applied as of January 1, 2016. The Company is in the process to evaluate the impact that this amendment could generate or have on its consolidated financial statements.

A collective bargaining agreement for the oil sector (CCP) for the 2015-2017 period was also entered into. This agreement provides for salary improvements and other benefits for employees, which were considered in the calculation of the benefits to employees with retroactive effect from October 2015 onwards (see note 23). The effects of these changes were recognized in the consolidated statement of comprehensive income.

(i)	Financial Debt

During 2016, the Company has made amortizations for $1,619 million and the payment of interest for $1,655 million of its various financial debt instruments (see note 22).

During 2016, PDVSA has underwritten credit notes with suppliers for a total of $831 million, with maturity in 2019, at interest rate of 6.50%, with the amortization and interest payable quarterly.

(38)	Basis of Measurement

The consolidated financial statements have been prepared on the historical cost basis, except for certain assets and liabilities that have been measured at fair value:

•	Accounts receivable from energy cooperation agreements.

•	Derivative financial instruments.

•	Recoverable value-added tax.

•	Non-current accounts receivable from related entities.

•	Employee benefits and other post-employment benefits (present value of the defined benefit obligation less fair value of the plan assets).

The methods used to measure fair values are discussed in notes 4 and 26-c.

(39)	Significant Accounting Policies

The Company, subsidiaries and equity-accounted investees, have consistently applied the following accounting policies to all years presented in these consolidated financial statements.

(a)	Basis of Consolidation

Business Combinations

Business combinations are accounted for using the acquisition method at the date on which control is transferred to PDVSA. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any arising goodwill is tested annually for impairment. Any gain on a bargain purchase is recognized immediately in profit on loss. Transaction costs are expensed as incurred, except for those related to the issuance of debt or equity, which are accounted for in accordance with IAS 32 Financial Instruments: Presentation and IFRS 9 Financial Instruments.

The consideration transferred does not include the amounts related to the settlement of pre-existing realtionships for transactions executed before the acquisition date. Such amounts are recognized in profit or loss.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Any contingent consideration is recognized at fair value at the acquisition date. If the contingent consideration is recognized as equity, it is not remeasured, and the final result is accounted for directly in equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

Investments in Subsidiaries

A subsidiary is an entity controlled by PDVSA. The financial statements of subsidiaries are included in the consolidated financial statements from the date when control commences until the date control ceases. PDVSA controls an entity if it is exposed to, or has rights to variable returns from its involvement with the subsidiary and has the ability to affect those returns through its control over the entity.

Non-controlling Interests

PDVSA measures any non-controlling interest as the proportional share in the identifiable net assets of the acquiree on the acquisition date.

Adjustments to non-controlling interests resulting from transactions that do not result in a loss of control are accounted for as equity transactions.

Loss of Control

When the control over a subsidiary ceases, PDVSA derecognizes the assets and liabilities of the subsidiary, any non-controlling interest and other components of equity. Any resulting gain or loss is recognized in profit or loss. Any remaining interest is measured at fair value on the date that control is lost.

Interest in Equity-accounted Investees

Interest in Equity-accounted Investees includes investments in associates and jointly-controlled entities.

Associates are companies on which PDVSA has significant influence but not control or joint control over their operating and financial policies. A mixed company is an agreement by which PDVSA has joint control, through which it has rights to the net assets under the agreement, instead of having rights on the assets and obligations provided by its liabilities.

Investments in associates and in jointly-controlled entities are initially recognized at cost, including transaction costs; subsequently, these are measured using the equity method until the date when the significant influence or joint control ceases.

PDVSA’s consolidated financial statements include the share of gain or losses and other comprehensive income, from the date when the significant influence and joint control commence and until the date these cease.

Transactions eliminated on Consolidation

Balances and transactions between the Parent Company and its subsidiaries (intercompany transactions) as well as any other unrealized income or expense from intercompany transactions are eliminated in consolidation. Unrealized gains from transactions with equity-accounted investees are eliminated against the investment to the extent of the equity amount in such entities. Unrealized losses are eliminated in the same manner as unrealized gains, but only to the extent that there has been no evidence of impairment.

(b)	Foreign Currency

Foreign Currency Transactions

Transactions in foreign currency (any currency other than the functional currency) are translated into the respective functional currency of the subsidiary, using the exchange rates applicable at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currency at the date of the consolidated statement of financial position are translated into the functional currency using the exchange rates applicable on such date. Non-monetary assets and liabilities denominated in foreign currencies that are presented at fair value are translated into the functional currency using the exchange rate on the date on which the fair value was determined. Other non-monetary items in foreign currency measured at historical cost are translated at the exchange rate onin effect at the transaction date (historical exchange rate).

Foreign exchange gains or losses generated as a result of the foregoing are recognized on a net basis in the consolidated statement of Comprehensive Income and are presented as part of financial income or expenses.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Translation to the Presentation Currency

The translation of PDVSA’s consolidated financial statements from dollars to bolivars, a presentation currency different from the functional currency, was made in accordance with International Accounting Standard N° 21 (IAS 21) as follows: assets and liabilities at the exchange rates in force on the date of the consolidated statement of financial position, and income and expenses at the average exchange rates in force during each year. All the exchange differences that may be generated as a result of the foregoing are reported as part of other comprehensive income.

Within the framework of the foreign exchange agreements in force (see note 36-a), during the year ended December 31, 2015, Petróleos de Venenzuela, S.A. and some of its domestic subsidiaries conducted sales transactions of of dollars, bonds and other financial instruments stated in dollars, using the exchange rates in force for the bolivar with respect to the dollar. As a result of such transactions, and in accordance with the provisions of IAS 21, PDVSA determined the exchange rate to translate the balances in dollars of the consolidated financial statements to bolivars (presentation currency).

Exchange Rates and Inflation Indexes

The following chart shows the exchange rates with respect to the dollar at the closing date and the inter-annual increases in the NCPI, as published by the Central Bank of Venezuela (BCV, for its Spanish acronym) (see note 36-a):

	December 31,
	2015	2014	2013
Exchange rates of other currencies with respect to the dollar:
Exchange rate of the euro (€) with respect to the dollar at closing date (€/$1)	0.91	0.82	0.72
Exchange rate of the yen (¥) with respect to the dollar at closing date (¥/$1)	120.38	120.39	105.10
Exchange rate of the Argentinean peso with respect to the dollar at closing date (ARS/$1)	12.97	8.55	—

Exchange rates of the bolivar with respect to the dollar:
Exchange rate of the bolivar (Bs.) with respect to the dollar at closing date (Bs./$1) according to Exchange Agreement N° 9	6.30	6.30	6.30
Exchange rate of the bolivar with respect to the dollar in the Supplementary Foreign Exchange System (SICAD) (Bs./$1)	13.50	12.00	11.30
Exchange rate of the bolivar with respect to the dollar in the Alternative Foreign Exchange System (SICAD II) (Bs./$1)	52.10	49.99	—
Exchange rate of the bolivar with respect to the dollar at closing date (Bs./$1) in the Exchange Agreement N° 33 - Marginal Foreign Exchange System (SIMADI)	198.69	—	—

Inflation rates in Venezuela:
Year-over-year increases in the NCPI (%)	180.90	68.54	56.20

(c)	Discontinued Operations

A discontinued operation is a component of the Company’s business whose transactions and cash flow may be clearly distinguished from the rest of the Company and:

•	Represents a business line or a geographic area that is significant and can be considered to be separate from the rest.

•	Is part of a single coordinated plan to dispose of on a business line or a geographic area that is significant and can be considered to be separate from the rest.

•	Is a subsidiary exclusively purchased to be resold.

The classification as a discontinued operation occurs upon disposal or when the operation meets the criteria to be classified as maintained for disposal, whichever occurs first.

When an operation is classified as a discontinued operation, the comparative consolidated statements of comprehensive income are presented as if the operation had been discontinued at inception of the comparative years.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(d)	Revenue Recognition

Revenues from the sale of crude oil, natural gas, refined products and other items are measured at fair value of the consideration received or to be received, net of commercial discounts and royalties on the volumes shipped on behalf of the Republic and are recognized in the consolidated statements of comprehensive income when the significant risks and rights deriving from ownership have been transferred to the buyer, the recovery of the particular account receivable is probable, there is sufficient evidence of a sales agreement, the prices have been set or are determinable, and PDVSA has no future involvement with the assets sold. Mostly, the transfer of significant risks and rights deriving from ownership is governed by the terms of delivery stipulated in the contracts with the customers.

In the case of revenues from activities other than PDVSA’s principal business, they are recognized when the revenues have been realized through the transfer of risks and benefits associated with the sale of assets, when the service has been provided or in proportion to the stage of completion of the transaction or contract, at the end of the period being reported, for services provided and construction contracts.

(e)	Employee Benefits and Other Post-retirement Benefits

Short-term Benefits

Obligations for short-term benefits, such as employee bonuses, vacations and other benefits are accounted for in profit and loss to the extent that the services are provided by the employees.

Defined Contribution Plans

PDVSA offers its employees a defined contribution plan, in the form of a savings plan. The expenses associated with this plan are accounted for in profit and loss as the services are provided by the employees.

Defined Benefit Plans

PDVSA’s net obligations for defined benefit plans are calculated separately for each plan, estimating the amount of the future benefit that the employees have earned in prior periods and the current period, discounting such amount and deducting the fair value of the plan assets.

The calculation of the obligations is performed annually by qualified actuaries using the projected unit credit method. If the calculation results in a potential asset for PDVSA the asset recognized is limited to the present value of the economic benefits available in the form of any future refunds from the plan or reduction in future contributions to the plan. To calculate the present value of economic benefits, any existing minimum financing requirement is taken into consideration.

Remeasurement of the net defined benefit liability, which includes actuarial gains and losses, the return on plan assets (excluding interest) and the effect of the asset limit that might result are immediately recognized in other comprehensive income. PDVSA determines the net interest expense (income) on liabilities (assets) in applying a discount rate used for measuring the obligation of the defined benefit at the commencement of the annual period, taking into consideration any net change in the defined benefit liabilities (assets) during the period, resulting from the contributions and payments of benefits. The net interest expense and other expenses related to defined benefits plans are recognized in operating expenses and selling, administrative and general expenses in the consolidated statement of comprehensive income.

The discount rate used reflects the market yield, as of the date of the consolidated financial statements of top-tier debt instruments issued by PDVSA with maturity dates similar to those where such obligations must be paid.

If the benefits of the plan are modified or if a plan is reduced, the resulting change in benefits related to past services or to the gain or loss in the reduction of the plan is recognized immediately in profit or loss. PDVSA recognizes the gains or losses in the liquidation of a defined plan when it occurs.

Post-employment Benefits Other Than Pensions

These benefits include health and dental plans, funeral insurance, and electronic food cards.

Employee Termination Benefits

The employee termination benefits for employees in Venezuela are established by the labor law and the collective labor contract in effect. A significant portion of employee benefits has been deposited in a trust account for the benefit of each employee. PDVSA does not have a specific portfolio of assets to guarantee compliance with this defined employee termination benefits resulting in no calculations of fair value of assets (see notes 23-b and 37-h).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The Company’s net obligation with respect to benefits from the guarantee of employee benefits is defined in the collective bargaining agreement in effect and the Organic Labor and Workers Law (LOTTT, for its Spanish acronym), which came into effect in May 2012 retroactively and with characteristics of a defined benefit plan under IAS 19, Employee Benefits.

Under the LOTTT, payment of the right to employee benefits is established in proportion to the length of service, calculated based on the salary earned by the employee upon termination of the employment relationship.

(f)	Research and Development

Research and Development expenses for activities conducted in order to obtain new scientific or technological knowledge are recognized in profit or loss when incurred and are presented as part of operating expenses in the consolidated statements of comprehensive income. During the year ended December 31, 2015, the expenses recognized by way of research and development amounted to $74 million [$191 million in 2014 and 123 million in 2013].

(g)	Contributions for Social Development

PDVSA participates in the social and comprehensive development of the country through contributions for social programs and projects (see notes 1, 12 and 16). These contributions are recognized directly in profit or loss when the obligation is acquired, except for contributions made through various funds, which include trust and restricted cash funds, which are recognized in profit or loss when disbursements are made, with the administrative responsibility for the funds with the trustees and beneficiaries.

Contributions to the National Development Fund, FONDEN, S.A. (FONDEN, for its Spanish acronym) are disbursements in accordance with the Decree with the Rank, Value and Force of Law Creating the Special Contribution for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market (see note 36-i).

(h)	Government Grants

Government grants are initially recognized at fair value when these are received, and if there is reasonable assurance that PDVSA will comply with the conditions associated with them. Grants of non-monetary assets are recognized at fair value, or, if there is no reasonable certainty of their value, at their face value.

Government grants received as compensation for expenses already incurred, without subsequent related costs are recognized in the profit or loss of the period when the grants becomes payable, reducing the expenses related to such grants.

Grants of assets are recognized by PDVSA in the consolidated statement of financial position as deductions of the carrying amount of the assets to which such grants relate and are recognized in profit or loss on a systematic basis over the course of the periods where the Company recognizes the cost related to the compliance with the grant as expenses.

(i)	Finance Income and Finance Costs

Finance income presented in the consolidated statements of comprehensive income consists primarily of foreign exchange gains (see notes 36-a and 39-b), results obtained from transactions involving the sale of financial instruments, transactions executed with debt instruments issued by PDVSA, interest on noncurrent accounts receivable accounted for at amortized cost, results of the effects of inflation on the net monetary position of subsidiaries whose functional currency is the bolivar (see note 39-b) and the yield on invested funds (see note 8).

Finance costs that are not directly attributable to the acquisition, construction or production of qualifying asset are recognized in profit or loss using the effective interest method. An asset is considered suitable when it requires a substantial period of time before being ready for use.

Foreign exchange gains and losses are recognized on a net basis, either as finance income or finance cost, depending on whether the effect of foreign currency exchange rate fluctuations result in a net asset or liability position (see note 8).

(j)	Income Tax

Income tax expense consists of current tax and deferred tax. The income tax expense is recognized in profit or loss each year, unless it involves items related to a business combination or items recognized directly in equity or other comprehensive income.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

The current tax is the expected tax payable calculated on the taxable income for the year, using the methodology established by the law in effect and the tax rate in effect at the end of the reporting period. Deferred assets and liabilities are recognized for future tax consequences attributable to temporary differences existing between the values of the assets and liabilities presented in the consolidated statement of financial position and their corresponding tax basis, as well as for unused operating losses and unused tax credits that can be carried forward to future periods. The value of deferred assets and liabilities is determined using the tax rates that are expected to be applicable to taxable income in the year when temporary differences are recovered or settled, according to the applicable law. The effect on deferred assets and liabilities of changes in tax rates is recognized in income for the year when these become effective.

In the determination of the amount of current and deferred tax, PDVSA takes into consideration the impact of uncertain tax positions and the possibility that a tax obligation or additional interest may arise. PDVSA considers that its tax payable is adequate for all fiscal years, based on its assessment of various factors, including interpretations of law provisions and previous experiences. These evaluations are based on estimates and assumptions, and might also include a series of judgments regarding future events.

A deferred tax is recognized only to the extent that it is probable that future taxable income will be available against which it can be offset. Deferred tax assets are reviewed as of the date of the financial statements and are reduced to the extent that the probability that the related tax benefit to be realized is reduced. Deferred tax assets and liabilities are only offset if certain criteria are met.

Income tax related to the distribution of dividends, determined based on the laws and regulations of each tax jurisdiction is recognized as a liability when the obligation to pay such dividends is generated.

(k)	Property, Plant and Equipment

Recognition and Measurement

Property, plant and equipment are measured at cost, net of accumulated depreciation and impairment losses (see note 39-q). The successful efforts method is used for oil and gas exploration and producing activities, taking into consideration the IFRS 6, Exploration for and Evaluation of Mineral Resources. The costs of development wells and related property, plant and equipment engaged in the exploitation of crude oil and gas are accounted for as part of the cost of the assets. The costs of exploratory wells are recognized as assets until it is determined whether they are commercially feasible and, otherwise are recognized in exploration expenses. Other exploration expenses are recognized in exploration expenses, when incurred.

The initial cost of property, plant and equipment includes disbursements directly attributable to the acquisition of such assets, as well as the amounts associated with asset retirement obligations (see note 39-1). These assets are recognized when it is likely that they will generate future economic benefits.

The financing cost of projects that require major investments and that is incurred for specific financing of projects is recognized as part of property, plant and equipment when it is directly attributable to the construction or acquisition of a qualifying asset. The capitalization of these costs is suspended during the periods when the performance of construction activities is interrupted and their capitalization concludes when the activities necessary for the use of a suitable asset have been substantially completed.

The initial cost of assets constructed by the Company includes financing interest, the costs of materials and direct labor, as well as any other direct costs attributable to the placement into service; it also includes the costs of dismantlement and removal at the location where assets are constructed.

All disbursements related to the construction or acquisition of property, plant and equipment during the phase prior to the start-up are initially presented at cost as constructions in progress. Once the assets are ready for use, they are transferred to the relevant component of property, plant and equipment and depreciation commences.

The gain or loss arising from disposal of an asset of property, plant and equipment is determined by the difference between the amount received on the sale or disposal, if any, and the net carrying amount of the asset, and it is recognized as other net expenses on the consolidated statements of comprehensive income.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Subsequent Costs

The costs of major maintenance, as well as those for the replacement of significant parts of property, plant and equipment are capitalized in the cases when it is possible that the future economic benefits incorporated to PDVSA and their cost can be reliably measured; they are depreciated in the estimated periods covered, between the date of the maintenance and replacement of such parts and the next time these will be performed. Disbursements for minor maintenance, repairs and renovations made to keep the facilities in normal operating condition are charged to operating expenses.

Depreciation and Amortization

Depreciation and amortization of costs capitalized for wells and crude oil and gas production facilities is determined according to the units of production method by field, using as a basis the proved developed reserves, which consists of the amounts of crude oil and gas that can be recovered from existing wells, with equipment and methods currently in use. The rates used are revised annually based on a reserves analysis and are applied retroactively at the beginning of the year.

Capitalized costs of other property, plant and equipment are depreciated over their estimated useful life, using the straight-line method, whose average useful life in years range from:

Useful life in years

Refining plants and facilities	17 - 25
Crude oil, gas and products storage and transportation facilities	12 - 25
Buildings and constructions	20
Machinery and equipment	5 - 10
Land, maritime and air transportation units	3 - 20
Industrial and camp support services	10 - 17
Remaining assets	3 - 10

When items of property, plant and equipment have different useful lives, they are accounted for separately as a significant component of the asset.

The methods of depreciation, the average useful life and the residual value of property, plant and equipment are reviewed annually and adjusted prospectively when necessary. Land is not depreciated.

Property, plant and equipment are depreciated from the dates when these are installed and ready for use or, in the case of assets constructed by PDVSA, from the date when these have been completed and ready for use.

Estimation of Reserves

Estimates for oil and gas reserves made by PDVSA and certified by the Ministry are an integral part of the Company’s decision-making. The volume of oil and gas reserves is used to calculate the depreciation expense per production unit by field and the asset retirement obligation, allowing PDVSA to evaluate the recoverability of the investments made in the exploration and production processes. Any change in the volumes of reserves might have a significant impact on PDVSA’s comprehensive income (see Annex I – Unaudited Supplementary Information).

(I)	Costs Associated with Asset Retirement Obligations

PDVSA capitalizes the estimated costs associated with the retirement obligations of those assets used for crude oil and gas exploration and production activities and other industrial facilities based on the plan for the future disposal of these assets. These estimated costs are measured and presented at their present value at closing of each period. The cost is capitalized as part of the related asset and amortization is recognized in profit or loss over the asset’s useful life (see notes 39-s y 24).

(m)	Goodwill

Goodwill resulting from the acquisition of subsidiaries is presented as part of accounts receivable and other assets (see notes 39-a, and 15).

Goodwill resulting from the acquisition of non-controlling interests is included as part of the carrying amount of the investment.

Goodwill is measured at cost less accumulated impairment losses. Regarding non-controlling interests, impairment losses of these investments are allocated to the carrying amount of the investment.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

(n)	Financial Instruments

Non-derivative Financial Assets and Liabilities – Recognition and Disposal

Loans and receivables are recognized on the date when these are originated. All other financial assets and liabilities (including those designated at fair value with changes through profit or loss) are initially recognized on the transaction date, which is the date when PDVSA obliges or commits itself to the contractual clauses of the instrument. Any interest originating from the transfer of the financial assets is recognized as a separate asset or liability.

PDVSA derecognizes a financial asset when the contractual rights to cash flows deriving from the asset expire or when it transfers the rights to receive contractual cash flows from the financial assets in the transaction in which substantially all of the risks and benefits related to the ownership of the potential asset are transferred. Any interest in the transfer of financial assets created or retained by PDVSA is recognized as a separate asset or liability.

PDVSA derecognizes a financial liability when its contractual obligations are discharged or canceled or have expired.

Financial assets and liabilities offset and the net amount are presented in the consolidated statement of financial position, when and only when, PDVSA has the legal right to offset the amounts, and intends to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Non-derivative Financial Assets – Measurement

Financial Assets at Fair Value through Profit or Loss

Financial assets are classified at fair value through profit or loss or as available for sale in the initial recognition. Costs directly attributable to the transaction are recognized as income as incurred. Subsequent to the initial recognition, financial assets are accounted for at fair value and prospective changes are recognized in income. Financial assets recorded at fair value are presented as trading assets in prepaid expenses and other assets (see note 19). Recoverable tax credits and a portion of accounts receivable are measured at fair value after their initial recognition (see note 13-1).

Loans and Receivable and Financial Assets Held to Maturity

These assets are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, these assets are measured at amortized cost using the effective interest method.

Financial Assets Available for Sale

These are initially recognized at fair value plus any attributable transaction costs. Subsequent to their initial recognition, such assets are measured at fair value and changes other than losses due to impairment and the effects of changes in the exchange rate are recognized in other comprehensive income. When the asset is disposed, the gains or losses accumulated in equity are reclassified to profit or losses.

Non-Derivative Financial Liabilities – Measurement

These are classified in the category of other financial liabilities, which are initially recognized at fair value less any cost directly attributable to the transaction. Subsequent to initial recognition, such liabilities are measured at amortized cost using the effective interest method. Other non-derivative financial liabilities consist primarily of financial debt (see notes 22 and 26).

See note 39-i for the accounting policy to account for financial income and expenses.

Derivative Financial Instruments

These are recognized initially at cost and are included as part of prepaid expenses and other assets or accruals and other liabilities. Attributable transaction costs are recognized in income when they occur. After the initial recognition, derivative instruments are measured at fair value, and any change in such fair value is recognized in the statement of income. The effects of changes in the fair values of derivatives are not significant and are recognized in the financial results of the year.

CITGO Petroleum Corporation (CITGO), a PDVSA subsidiary, uses futures, financial swaps and options agreements to reduce its exposure to market risk. To manage these risks, management has defined certain references according to their proper risk profiles for the economic environment where CITGO conducts its activities and finances its assets. CITGO reduces the risk of price volatility for a portion of its inventories of crude oil and related products. In such years, CITGO has not used hedge accounting.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

CITGO is exposed to changes in the variable interest rates of its financial debt resulting from fluctuations in the London InterBank Offered Rate (LIBOR). CITGO manages its exposure to interest rates fluctuations through interest rate swap agreements, in order to balance its fixed-rate and variable debt.

In accordance with its corporate policy, PDVSA does not issue or hold derivative financial instruments for trading or speculative purposes.

(o)	Inventories

Inventories of crude oil and products are measured at the lower of cost or net realization value. The cost of such inventories includes primarily production, refining and transportation costs, production tax and other costs necessary for their sale and distribution. The cost of such inventories is calculated using the average cost method. Net realizable value is the estimated selling price in the ordinary course of business, less completion costs and the estimated selling costs.

Materials and supplies are measured at the lower of the average cost and net realizable value, and are classified in two groups: non-current assets and current assets (see notes 15 and 17).

(p)	Cash and Cash Equivalents

Cash and cash equivalents are subject to non-significant risks of changes in their fair value and are used by PDVSA primarily to manage its short-term commitments. PDVSA considers cash equivalents placements and time deposits with original maturities of less than three months and available on a current basis. At December 31, 2015, cash and cash equivalents amounted to $647 million [$734 million in 2014 and $1,267 million in 2013].

(q)	Impairment of Asset Value

Non-derivative Financial Instruments

Financial assets not accounted for at fair value through profit or loss, including interest in equity-accounted investees are evaluated by PDVSA on each date of the consolidated statement of financial position to determine whether there is any objective evidence of impairment. A financial asset is impaired if there is objective evidence of impairment as the result of one or more events of loss occurring after the initial recognition of the asset, and this event or events have had a negative impact on the estimated future cash flows of the asset that can be reliably estimated.

Objective evidence that the financial assets are impaired may include default or delinquency by a debtor, restructuring of an amount owed to PDVSA on terms that would not be considered otherwise, indications that a debtor or issuer will be declared bankrupt, disappearance of an active market for a security and observable data indicating a decrease in the determination of the cash flow expected from a group of financial assets, among other aspects. In assessing impairment, PDVSA uses historical trends of the likelihood of default, the timing of recoveries and the amount of loss incurred, adjusted for management’s judgment as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

Significant financial assets are evaluated individually to determine impairment. Remaining financial assets that have similar credit risk characteristics are evaluated as a group (see note 26).

An impairment loss related to a financial asset measured at amortized cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows, discounted at the original effective interest rate of the financial asset. Impairment losses are recognized in the consolidated statement of comprehensive income. If the impairment loss decreases subsequently and this can be objectively related to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed in profit or loss.

Impairment losses in financial assets available for sale are recognized in reclassifying these accumulated losses accumulated in equity to profit or loss. The reclassified amount will be the difference between the acquisition cost (net of any reimbursement or amortization of the principal) and the current fair value, less any loss from impairment of value of this financial asset previously recognized in profit or loss. If, in a subsequent period, fair value increases and this increase can be objectively related to an event occurring after the impairment loss was recognized in profit on loss, this loss will be reversed in profit or loss; otherwise, it is reversed through other comprehensive income.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

A loss from impairment related to an investment recognized under the equity method is measured in comparing the recoverable amount of the investment with its carrying amount. Impairment losses are recognized in profit or loss and are reversed if there has been a favorable change in the estimates used for determining the recoverable amount.

Non-financial Assets

The value of non-financial assets, excluding inventories, biological assets, and deferred tax is reviewed on each date on the consolidated statements of financial position to determine whether there is any indication of impairment. If indications exist, the recoverable value of the asset is estimated. In the case of goodwill, the useful life of which is undefined, the values to be recovered are determined on an annual basis. A loss from impairment is recognized when the carrying amount of an asset or its cash-generating unit exceeds its recoverable value.

Impairment is determined by PDVSA based on the cash-generating units, geographical locations, and the end-use of the production generated by each unit. A cash-generating unit is the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or groups of assets. To assess impairment, the goodwill resulting from a business combination is allocated to the cash-generating units expected to benefit from synergies of the combination.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less cost to sale. To determine value in use, the net future cash flows expected to be generated by the assets are discounted to their present value, using a pre-tax discount rate that reflects current market assessments of the time value of money and the risk specific to the asset.

In the determination of fair value less cost to sale, the amount that can be obtained from the sale of a cash-generating unit is based on a transaction conducted in conditions of mutual independence between the duly-informed interested parties, less the costs to sale or disposal.

Impairment losses are recognized in profit or loss. Impairment losses recognized with respect to cash-generating units are first reduced from the carrying amount of any goodwill associated with those units and then from the carrying amount of other assets of the unit on a pro rata basis.

Impairment losses are reversed only if the reversal realtes to a change in the estimates used, after which the impairment loss was recognized; these reversals will not exceed the carrying amount net of depreciation and amortization that would have been determined had the impairment never been recognized. Impairment losses associated with goodwill are not reversed.

(r)	Assets Held for Disposal

Non-current assets or groups of assets to be disposed of and comprising both assets and liabilities are classified as held for sale or as held for distribution among holders if it is highly probable that they may be recovered fundamentally through sale and not through continued used.

These assets or groups of assets held for disposal, in general, are measured at the least value between the carrying amount and their fair value less the costs of sale. Any impairment loss is allocated first to the goodwill, an them allocated on a pro-rata basis to the remaining assets and liabilities, but such loss is not allocated to inventories, financial assets, deferred tax assets, biological assets or assets for employee benefits, which will continue to be measured in accordance with the Company’s other accounting policies. Impairment losses in the initial classification as held for disposal or held for distribution among holders, as well as the subsequent gains and losses resulting from remeasurement are reported in the consolidated statements of comprehensive income.

As these have been classified as held for disposal, property, plant and equipment do not continue to depreciate, and equity-accounted investees continue to be accounted for using that method.

(s)	Provisions

A provision is recognized if, as the result of a past event, PDVSA has incurred in a current, legal, or implicit obligation that can be reliably estimated, and it is probable that a future outflow of economic benefits will be required to settle the obligation. Provisions are determined in discounting the expected future cash flow at a pretax rate over the estimated payment terms, if the term as well as the risk associated to those obligations can be reliably estimated. The unwinding of the discount is recognized as financial cost (see note 24).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Environmental Issues

In accordance with the environmental policy established by PDVSA and applicable laws and regulations, a liability is recognized when costs are probable and can be reasonably estimated. Disbursements related to environment remediation, linked to revenues from current or future transactions are accounted for as expenses or assets, as applicable. Disbursements related to operations in the past that do not contribute to the obtaining of current or future revenues are accounted for in profit or loss. The creation of these provisions coincides with the identification of an obligation related to environmental remediation, for which PDVSA has adequate information to make a reasonable estimate of the cost involved. Subsequent adjustments to estimates are made, if necessary, upon obtaining of additional information (see note 31-d).

Assets Disposals

The provision for the disposal of assets is recognized when the Company has obligations related to the abandonment of the wells, which consist of dismantling and removing their facilities and restoring the site. This is recognized at fair value on the date when such obligation is incurred, based on discounted future cash flows. The determination of fair value is based on existing regulations and technologies. The carrying amount of the provision is reviewed and adjusted annually taking into account changes in such variables. The applied discount rate is reviewed annually.

Changes in the fair values of the obligation are added to or deducted from the cost of the related asset. The adjusted value of the asset is depreciated over its remaining useful life. Therefore, once the asset has reached the end of its useful life, all subsequent changes in the fair value of the obligation are recognized in profit or loss. The increase or decrease in the obligation for each year elapsed is recognized in income as financial expenses or income (see note 8).

Costs and obligations associated with the disposal of assets related to the main structures used in refining, trade and supply activities are not estimated, due to the fact that those assets are deemed to have an indefinite life as the result of major maintenance.

Litigation and Other Claims

Provisions for litigation and claims are recognized in the event that there are legal actions, government investigations, proceedings or other legal actions that are pending or subject to being filed in the future against PDVSA, as the result of past events, in respect to which it is likely that there will be an outflow of resources that include economic benefits to pay for that obligation and based on which it is possible to make a reliable estimate (see note 31-c).

(t)	Leases

Determination of Whether an Agreement Contains a Lease

When an agreement is entered into, PDVSA’s management determines whether such agreement is or contains a lease.

At the time of the execution or reevaluation of an agreement, PDVSA separates payments and other consideration required by the agreement into those for the lease and those for other elements, based on their relative fair values. If PDVSA concludes that for a financial lease it is impracticable to separate payments reliably, then an asset and a liability are recognized at an amount equal to the fair value of the underlying asset identified. Subsequently, the liability is reduced as payments are made and an imputed financial cost is recognized on the liability using PDVSA’s incremental borrowing rate.

Leased Assets

Leases under which PDVSA substantially assumes all ownership risks and rewards are classified as financial leases. When initially recognized, the leased asset is measured at the lower amount between its fair value and the present value of minimum future payments under the lease (see note 22). ). After the initial recognition, the asset is accounted for in accordance with the accounting policies applicable to such asset (see note 39-k). Other leases are deemed operating leases; accordingly, these assets under operating leases are not recognized in the consolidated statement of financial position (see note 29).

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA) Notes to the Consolidated Financial Statements

Lease Payments

Payments made under operating leases are recognized in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognized as an integral part of the total lease expenses over the term of the lease.

Minimum payments made under financial leases are distributed between financial expenses and the reduction of the outstanding liabilities. Financial expenses are allocated to each year during the lease term, so as to produce a constant periodic rate of interest on the remaining balance of the liability.

(40)	Standards Issued but not yet Applied

A set of new standards, amendments and interpretations to standards are effective for annual periods beginning after January 1, 2015 and have not early applied in preparing these consolidated financial statements.

In addition, management is also assessing the following standards and amendments, in order to determine their potential impact on the consolidated financial statements:

•	IFRS 9 Financial Instruments (2014)

IFRS 9 (2014) replaces the guidance in IAS 39 Financial Instruments: Recognition and Measurement. IFRS 9 includes revised guidance on the classification and measurement of financial instruments, a new expected credit loss model for calculating impairment on financial assets and new general hedge accounting requirements. It also maintains the guidelines related to the recognition and derecognition of financial instruments under IAS 39.

IFRS 9 (2014) is effective for annual periods beginning on or after January 1, 2018 with early adoption permitted.

•	IFRS 14 Regulatory Deferral Accounts

The objective of this standard is to improve the comparability of the financial reporting of entities engaged in activities at regulated rates. This standard will be effective for the periods beginning on or after January 1, 2016, with early adoption permitted.

•	IFRS 15 Revenue from Contracts with Customers

IFRS 15 establishes a comprehensive framework for determining whether how much and when revenue is recognized. It replaces the current guidance for the recognition of revenues, including IAS 18 Revenue, IAS 11 Construction Contracts and IFRIC 13 Customer Loyalty Programmes.

IFRS 15 is effective for annual periods beginning on or after January 1, 2018, with early adoption permitted.

•	Accounting for Acquisitions of Interests in Joint Operations (Amendments to IFRS 11 Joint Agreements)

This amendments to IFRS 11 establishes how a joint operator must account for the acquisition of an interest in a joint operation, where the activity of the joint operation constitutes a business. It requires that such transactions are accounted for using the standards related to business combinations accounting contained in IFRS 3 Business Combinations and other standards. The amendment is effective for annual periods beginning on January 1, 2016 or at a later date, with early adoption permitted.

•	Clarification of Acceptable Methods of Depreciation and Amortization (Amendments to IAS 16 Property, Plant and Equipment and IAS 38 Intangible Assets).

These amendments offer an additional orientation regarding how the depreciation or amortization of property, plant and equipment and intangible assets should be calculated, indicating that depreciation or amortization methods based on revenues are not permitted (subject to some very specific exceptions) because these do not reflect the expected consumption pattern of the future economic benefits of an asset. The modifications are effective for annual periods beginning on or after January 1, 2016 with early adoption permitted.

•	Disclosures (Amendments to IAS 1 Presentation of Financial Statements)

The objective of these amendments is to encourage preparers of financial statements focus on a global approach and avoid a checklist focus, applying more judgment in making disclosures. The modifications are effective for annual periods beginning on or after January 1, 2016 with early adoption permitted.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

The following tables provide supplementary information about oil and gas exploration, development and production activities. This supplementary information is not covered by in the audit opinion issued by the independent auditors. Production activities are carried out primarily on Venezuelan territory by PDVSA Petróleo, PDVSA Gas and CVP’S mixed companies, while exploration activities are carried out in Venezuela, Bolivia, Ecuador and Cuba (see notes 6 and 20).

Table I - Crude Oil and Natural Gas Reserves

All crude oil and natural gas reserves are located on Venezuelan territory and are owned by the Republic. Crude oil and natural gas reserves are estimated by PDVSA and certified by the Ministry based on the reserve definitions established by the American Petroleum Institute (API) of the United States of America.

Proved reserves are the estimated quantities of oil and gas present in known deposits which, with reasonable certainty, are expected to be recovered in the future under existing economic and operating conditions. Due to the inherent uncertainties and limited nature of the data relating to deposits, reserve estimates are subject to change in time, as additional information becomes available. Proved reserves do not include additional volumes which may result from the extension of areas currently explored or from the application of secondary recovery processes not yet tested as yet and determined to be economically feasible.

Proved developed reserves of crude oil and gas include the quantities that can be expected to be recovered from existing wells with equipment and operating methods currently in use. Proved undeveloped reserves are volumes expected to be recovered through investments in the drilling of new wells in undeveloped areas or in the completion of existing wells.

Proved crude oil reserves have been grouped into conventional crude oils (condensed, light, medium and heavy crude oil), extra-heavy crude oil (in millions of barrels) and natural gas (in millions of equivalent barrels):

	December 31,
	2015			2014			2013
	Conventional Crude Oil	Extra- Heavy Crude Oil (Including mixed companies	Natural Gas	Conventional Crude Oil	Extra- Heavy Crude Oil (Including mixed companies	Natural Gas	Conventional Crude Oil	Extra- Heavy Crude Oil (Including mixed companies	Natural Gas

Proved developed reserves	9,099	4,257	6,784	8,404	4,574	6,522	8,595	4,364	6,747
Proved undeveloped reserves	32,258	255,264	27,931	32,811	254,164	27,679	31,460	253,935	27,233

Proved developed and undeveloped oil reserves	41,357	259,521	34,715	41,215	258,738	34,201	40,054	258,299	33,980

Equity-accounted investees (1)
Proved developed and undeveloped oil reserves	550	—	—	567	—	—	596	—	—

(1)	Corresponds to 30% share of reserves in operations by Rio Napo Compañía de Economia Mixta (subsidiary of PDVSA America, S.A.) (see notes 6 and 20).

A summary of annual changes in the proved reserves of crude oil and natural gas follows:

a)	Conventional and Extra-Heavy Crude Oil (in million of barrels)

	Year ended December 31,
	2015		2014		2013
	Mixed companies (1)	Total (including Mixed companies	Mixed companies (1)	Total (including Mixed companies (1)	Mixed companies (1)	Total (including Mixed companies (1)
Proved developed and undeveloped reserves of conventional crude oil at January 1	10,669	41,215	9,217	40,054	9,098	40,598
Revisions	573	755	397	1,625	49	9
Extensions and new discoveries	14	20	67	201	—	162
Production	(184)	(627)	(166)	(668)	(168)	(715)
Transfers (2)	3,229	(6)	1,154	3	238	—

Proved developed and undeveloped reserves of conventional crude oil at December 31	14,301	41,357	10,669	41,215	9,217	40,054
Proved developed and undeveloped reserves of extra-heavy crude oil at December 31	112,376	259,521	111,986	258,738	108,261	258,299

Total proved developed and undeveloped reserves at December 31 (1)	126,677	300,878	122,655	299,953	117,478	298,353

Total proved developed reserves subject to production, including extra-heavy crude oil at December 31 (included in the previous total)	4,988	12,931	4,123	12,978	4,020	12,960

(1)	Includes in 2015 condensed crude oil reserves for 2,342 million barrels [2,357 million barrels in 2014 and 2,384 million barrels in 2013].
(2)	The 2015 transfer of conventional crude oil to heavy crude.

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Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

Extra-Heavy Crude Oil

Venezuela has significant reserves of extra-heavy crude oil (less than 8 API degrees), which are being developed by PDVSA Petróleo jointly with foreign companies through Mixed Companies with operations at the “Hugo Chávez Frías” Orinoco Oil Belt and in applying of new technologies for crude oil refining and upgrading.

The changes in proved developed and undeveloped reserves of extra-heavy crude oil associated to the Mixed Companies operating at the “Hugo Chávez Frías” Orinoco Oil Belt, as well as the total proved developed and undeveloped reserves of extra-heavy crude oil follow (in millions of barrels):

	Year ended December 31,
	2015		2014		2013
	Mixed companies (1)	Total (including mixed companies	Mixed companies (1)	Total (including mixed companies	Mixed companies (1)	Total (including mixed companies

Proved developed and undeveloped reserves of extra-heavy crude oil at January 1	92,583	258,738	92,664	258,299	92,624	257,137
Revisions	657	1,109	181	789	225	1,503
Transfers	19,403	6	—	—	21	—
Development and new discoveries	—	42	—	—	—	—
Others	—	—	(3)	(3)	—	—
Production	(267)	(374)	(259)	(347)	(206)	(341)

Proved developed and undeveloped reserves of extra-heavy crude oil at December 31	112,376	259,521	92,583	258,738	92,664	258,299

Proved developed reserves subject to production of extra-heavy crude oil at December 31	1,791	4,257	1,546	4,574	1,370	4,364

(1)	Includes PetroPiar, S.A., PetroCedeño, S.A., and PetroMonagas, S.A., which are aimed at the production of synthetic crude. It also includes mixed companies that produce diluted crude oil 16° API (Merey Segregation).

In June 2005, the Ministry assigned the Orinoco Magna Reserva Project to CVP in order to quantify and certify the reserves of the “Hugo Chávez Frías” Orinoco Oil Belt. The established strategic guidelines aimed at transforming the area into an engine for economic, social, industrial, technological and sustainable development for the country through the valuation and optimal development of hydrocarbon resources, within the current legal framework and the development plan of the nation.

In order to quantify and certify the reserves, the Orinoco Oil Belt was divided into four main large areas: Boyacá, Junín, Ayacucho and Carabobo, and these were subsequently subdivided into 45 blocks (including the areas assigned to the mixed companies). These were quantified as a result of a joint effort between the Corporación Venezolana de Petróleo (CVP) and the professionals of 24 companies of 19 countries that signed understanding agreements with the national government.

During 2015, the total proved crude oil reserves increased by 1,926 million barrels [2,615 million barrels in 2014 and 1,674 million barrels in 2013], as summarized below (in millions of barrels):

	Year ended December 31,
	2015	2014	2013

Ayacucho	683	784	56
Junín	14	—	758
Carabobo	543	635	212
Traditional areas	649	—	469

Proven reserves of heavy crude incorporated	1,889	1,419	1,495
Traditional areas	—	1,137	179
Offshore	37	59	—

Total incorporation of reserves	1,926	2,615	1,674

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Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

The “Hugo Chavez Frias” Orinoco Oil Belt contains is home to 1,469 million barrels of Original Oil in Place (OOIP), and it is estimated that its recoverable reserves will be 287,096 barrels, based on the total recovery factor of 20%. Until 2007, a total of 57,060 million barrels had been certified, with 73,738 million barrels in 2008, 38,920 million barrels in 2009, 86,282 million barrels in 2010, 949 million barrels in 2011, 400 million barrels in 2012, 1,495 million barrels in 2013, 1,419 million barrels in 2014, and 1,240 million barrels in 2015, thus raising official reserves to 261,775 million barrels over the past eight years.

b)	Natural Gas Reserves (in billion cubic feet)

	Year ended December 31,
	2015	2014	2013

Proved developed and undeveloped reserves of natural gas at January 1	161,845	160,702	160,449
Revisions	3,419	2,425	1,052
Extensions and new discoveries	1,344	459	676
Production	(2,608)	(2,651)	(2,488)
Injection	895	910	1,013

Proved developed and undeveloped reserves of natural gas at December 31	164,895	161,845	160,702

Proved development and undevelopment reserves of natural gas related to reserves of extra-heavy crude oil at December 31	36,454	36,523	36,387

Total proved developed and undeveloped reserves of natural gas at December 31	201,349	198,368	197,089

Total proved developed reserves of natural gas submitted to production, including those related to extra-heavy crude oil at December 31 (included in the previous total)	39,350	37,731	39,135

Table II - Costs Incurred in Exploration and Development Activities

Exploration costs include the costs incurred in connection with geological, geophysical, drilling activities and equipping activities regarding exploratory wells. Development costs include those related to drilling and equipping development wells, enhanced recovery projects and facilities to extract, treat and store crude oil and natural gas. Annual costs, as summarized below, include amounts recorded in both expenses and assets accounts related to PDVSA’s conventional and extra-heavy crude oil reserves (in millions of dollars):

	Year ended December 31,
	2015			2014			2013
	Conventional Crude	Extra-heavy Crude	Total	Conventional Crude	Extra-heavy Crude	Total	Conventional Crude	Extra-heavy Crude	Total

Exploration costs	50	—	50	84	—	84	176	—	176
Development costs	18,048	3,803	21,851	17,031	5,885	22,916	10,171	3,883	14,054

Total	18,098	3,803	21,901	17,115	5,885	23,000	10,347	3,883	14,230

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Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

Table III - Costs Recognized as Assets in Oil and Gas Production Activities

The following table summarizes costs recognized as assets in oil and gas production activities and the corresponding accumulated depreciation and amortization at December 31 related to PDVSA’s conventional and extra-heavy crude oil reserves (in millions of dollars):

	December 31,
	2015			2014			2013
	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total

Assets used in production	42,266	12,388	54,654	45,581	10,053	55,634	47,912	14,334	62,246
Equipment and facilities	61,194	16,135	77,329	31,350	14,661	46,011	20,277	8,179	28,456

Total assets in production activities	103,460	28,523	131,983	76,931	24,714	101,645	68,189	22,513	90,702
Accumulated depreciation	(46,017)	(9,735)	(55,752)	(44,867)	(11,735)	(56,602)	(41,109)	(9,723)	(50,832)
Construction in progress	38,936	8,071	47,007	44,731	8,471	53,202	34,037	9,472	43,509

Net costs recognized as assets	96,379	26,859	123,238	76,795	21,450	98,245	61,117	22,262	83,379

Table IV - Results of Operations Corresponding to Oil and Gas Production Activities for Each Year (in million dollars)

	Year ended December 31,
	2015			2014			2013
	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total

Net profit from production
Sales	7,621	12,149	19,770	16,879	22,983	39,862	26,901	22,268	49,169
Transfers	25,321	—	25,321	37,094	—	37,094	55,094	—	55,094
Production costs	(12,968)	(2,767)	(15,735)	(14,188)	(4,913)	(19,101)	(7,588)	(4,705)	(12,293)
Production and extraction tax	(2,989)	(3,306)	(6,295)	(2,326)	(10,686)	(13,012)	(7,924)	(10,607)	(18,531)
Depreciation	(4,741)	(2,749)	(7,490)	(3,650)	(3,250)	(6,900)	(1,870)	(2,993)	(4,863)
Exploration expenses	(50)	—	(50)	(84)	—	(84)	(176)	—	(176)

Profit before income tax	12,194	3,327	15,521	33,725	4,134	37,859	64,437	3,963	68,400
Income tax	(6,748)	232	(6,516)	(16,862)	(2,067)	(18,929)	(32,219)	(1,982)	(34,201)

Profit from production operations	5,446	3,559	9,005	16,863	2,067	18,930	32,218	1,981	34,199

Sales of oil production are calculated using international market prices as if the entire production were sold.

Production costs include extraction expenses incurred to operate and maintain productive wells and related equipment and facilities, including costs of operating labor, materials and supplies, fuel consumed in operations and the costs of operating liquid natural gas plants incurred by PDVSA and Mixed Companies.

Production costs of extra-heavy crude oil include the expenses incurred to operate and maintain productive wells in Venezuela, as well as transportation and handling expenses.

Exploration costs include the costs of geological and geophysical activities, as well as costs incurred in non-productive exploratory well drilling.

Depreciation expenses correspond to assets used in production activities. Income tax expense is calculated using the statutory rate for the year. To this purposes, results in production operations do not include finance expenses overhead expenses, or their associated tax effects.

The following table summarizes the average selling prices per unit and production costs (in dollars):

	Year ended December 31,
	2015	2014	2013

Average sale prices:
Crude oil, per barrel	44.65	88.42	98.08
Basket price of gas, per barrel	2.33	26.53	28.71
Natural gas, per barrel	0.43	11.17	3.97
Average production costs, per equivalent oil barrel	10.68	18.05	11.40
Average production costs, per equivalent oil barrel, excluding Mixed Companies	3.93	15.10	10.63

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Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

Table V - Standardized Measure of Discounted Future Cash Flows Related to Proven Oil and Gas Reserves

As a result of the uncertainties related to the time required to develop the country’s extra-heavy crude oil reserves, only proved conventional crude oil and the extra-heavy crude oil reserves produced by the subsidiaries of CVP at the “Hugo Chávez Frias” Orinoco Oil Belt have been considered in the calculation of discounted future cash flows.

Estimated future cash inflows from production are determined in applying the 2015, 2014 and 2013 average export prices and the oil and gas year-end quantities of estimated proved reserves. Future cash flows from extra-heavy crude oil production are determined using average export prices and quantities of the upgraded crude oil that will be produced in plants (including PetroPiar, S.A., PetroCedeño, S.A., PetroMonagas, S.A., and Petrolera Sinovensa, S.A.) and in the case of the new businesses (Mixed Companies in preoperating stage located at the “Hugo Chavez Frias” Orinoco Oil Belt), extra-heavy crude oil produced is not upgraded. Upgraded crude oil prices at year-end approximate to conventional crude oil prices with similar characteristics. Future development and production costs are those considered necessary to add and develop estimated proved reserves at year-end, assuming that the same economic conditions are maintained. Future production and extraction taxes correspond to the total amounts to be paid for Export Registration Tax, Extraction Tax, Production Tax, Special Advantages and the Special Contribution for Extraordinary Prices and Exorbitant Prices in the International Hydrocarbons Market. Future income tax expense is calculated in applying the appropriate year-end statutory tax rates. These rates are applied to estimated future pre-tax cash flows. This calculation requires annual estimates regarding when the future expenditures will be incurred and when the proved reserves will be extracted.

The information provided below represent neither certified estimates of PDVSA’s expected future cash flows nor an accurate value of proved oil and gas reserves. Proved reserves are inaccurate and may change over time as new information becomes available. Furthermore, probable and possible reserves, which may become proved in the future are excluded from the calculation. The valuation method requires assumptions of the timing of future extraction of proved reserves and the timing and amount of future development and production costs. The calculations are made at December 31 each year and should not be relied upon as an indication of PDVSA’s future cash flows or the value of the oil and gas reserves (in millions of dollars):

	Year ended December 31,
	2015			2014			2013
	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total

Future cash flows	2,007,911	4,004,236	6,012,147	3,871,090	9,542,850	13,413,940	4,839,093	7,908,672	12,747,765
Future production costs	(266,385)	(929,175)	(1,195,560)	(232,210)	(213,841)	(446,051)	(692,297)	(290,714)	(983,011)
Future production and extraction tax (1)	(654,784)	(1,292,093)	(1,946,877)	(1,842,943)	(4,027,271)	(5,870,214)	(2,501,517)	(3,190,618)	(5,692,135)
Future development costs	(393,865)	(411,090)	(804,955)	(242,341)	(768,531)	(1,010,872)	(673,296)	(1,753,672)	(2,426,968)
Future income tax expenses	(286,307)	(742,683)	(1,028,990)	(751,165)	(1,676,042)	(2,427,207)	(441,254)	(978,666)	(1,419,920)
Asset retirement cost	(3,477)	(191)	(3,668)	(14,243)	(1,383)	(15,626)	(11,913)	(568)	(12,481)

Future net cash flows	403,093	629,004	1,032,097	788,188	2,855,782	3,643,970	518,816	1,694,434	2,213,250

Effect of discounting net cash flow at 10%	(336,520)	(569,974)	(906,494)	(598,525)	(1,640,993)	(2,239,518)	(404,799)	(1,567,580)	(1,972,379)

Future discounted cash flows	66,573	59,030	125,603	189,663	1,214,789	1,404,452	114,017	126,854	240,871

(1)	The effect of the Law Creating Special Contributions for Extraordinary Prices and Exorbitant Prices on the International Hydrocarbons Market is included in years, 2014 and 2013.

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PETRÓLEOS DE VENEZUELA, S.A. AND SUBSIDIARIES (PDVSA)
Appendix I - Supplementary Information on Exploration and Production Activities of Oil and Gas (unaudited)

Table VI - Analysis of Changes in Discounted Future Net Cash Flows Related to Proved Crude Oil and Natural Gas Reserves

The following table summarizes the changes for each year (in millions of dollars):

	Year ended December 31,
	2015			2014			2013
	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total	Conventional Crude Oil	Extra-heavy Crude Oil	Total

Present value at January 1:
Sales, net of production costs and taxes	(37,459)	(6,303)	(43,762)	(37,459)	(8,112)	(45,582)	(60,465)	(8,143)	(68,608)
Value of additional reserves throughout the year due to extensions and discoveries	541	—	541	1,527	—	1,527	2,229	—	2,229

	(36,918)	(6,303)	(43,221)	(35,932)	(8,112)	(44,044)	(58,236)	(8,143)	(66,379)

Changes in the value of reserves of the previous year resulting from:
Development costs incurred in the year	12,139	6,483	18,622	11,911	4,797	16,708	7,342	1,923	9,265
Changes in future development costs	44,144	27,744	71,888	100,835	71,250	172,085	(36,627)	(62,300)	(98,927)
Net changes in prices and production costs	(108,037)	315,308	207,271	28,824	168,895	197,719	(67,034)	76,947	9,913
Revisions of prior reserve estimates	5,769	3,485	9,254	16,934	25,929	42,863	12,513	21,005	33,518
Net changes in income tax expenses	25,590	71,507	97,097	(74,575)	(11,042)	(85,617)	46,923	34,623	81,546
Unwinding of discount	11,402	21,479	32,881	11,402	15,965	27,367	12,104	12,824	24,928
Net changes in production tax and others	(1,533)	(595,460)	(596,993)	16,247	(215,508)	(199,261)	75,995	(78,261)	(2,266)

Total change throughout the year	(47,444)	(155,757)	(203,201)	75,646	52,174	127,820	(7,020)	(1,382)	(8,402)

www.pdvsa.com	99

APPENDIX A

CITGO HOLDING, INC. REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2015

Glossary of Selected Terms	A-7

Forward-looking Statements	A-12

Risk Factors	A-15

Business and Properties	A-33

Management’s Discussion and Analysis of Financial Condition and Results of Operations	A-48

Quantitative and Qualitative Disclosures About Market Risk	A-73

Certain Relationships and Related Party Transactions	A-77

Financial Statements and Supplementary Data	A-79

CITGO Holding, Inc.

1293 Eldridge Parkway, Houston, TX 77077

(832) 486-4000

Report for the Fiscal Year Ended December 31, 2015

We are furnishing this report to (i) holders of our 10.75% Senior Secured Notes due 2020 (the “Notes”) issued under the Indenture dated February 12, 2015 (the “Indenture”); (ii) lenders under our Credit Agreement dated February 12, 2015 (the “Credit Agreement”); and (iii) trade creditors that have entered into and are subject to confidentiality agreements with CITGO Holding, Inc. and/or its affiliates. This report is being provided to and may only be shared with such persons listed in items (i), (ii) or (iii) of the preceding sentence and any other potential holder of the Notes to whom the

Notes may be transferred pursuant to the terms of the Notes and the Indenture. Providing access to this report or its contents to any other person is unauthorized. By accepting this report, you agree to these restrictions and, if you are a lender under the Credit Agreement, you acknowledge that you are subject to the confidentiality provisions of the Credit Agreement.

CITGO HOLDING, INC.

Report for the Fiscal Year Ended December 31, 2015

TABLE OF CONTENTS

Page
GLOSSARY OF SELECTED TERMS	1

FORWARD-LOOKING STATEMENTS	6

RISK FACTORS	9

Business and Properties	27
Overview	27
Our Company	27
Competition	27
Refining	29
Other Properties	36
Crude Oil and Other Feedstock Purchases	36
Refined Product Marketing and Distribution	39
Employees	40
Environmental and Safety Regulation	40
Legal Proceedings	42

Management’s Discussion and Analysis of Financial Condition and Results of Operations	42
Overview	42
Factors Impacting Our Profitability	42
Industry Outlook	46
Critical Accounting Policies and Estimates	46
New Accounting Standards	50
Results of Operations - 2015 Compared to 2014	51
Results of Operations - 2014 Compared to 2013	55
Liquidity and Capital Resources	60
Contractual Obligations and Commercial Commitments	66

Quantitative and Qualitative Disclosures About Market Risk	67

Certain Relationships and Related Party Transactions	71

Financial Statements and Supplementary Data	3

GLOSSARY OF SELECTED TERMS

Unless otherwise noted or indicated by context, the following terms used in this annual report have the following meanings:

“3/2/1 crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil and is used as a benchmark for gauging changes in refining industry margins based upon hypothetical yield from a barrel of crude oil.

“AR Funding” refers to CITGO AR2008 Funding Company, LLC.

“Argus” refers to the Argus Sour Crude Index, a pricing index used to approximate market prices for sour, heavy crude oil.

“ASU” refers to Accounting Standards Update, which refers to standards issued by the Financial Accounting Standards Board.

“Barrel” refers to a common unit of measure in the oil industry, which equates to 42 gallons.

“Blendstocks” refers to various compounds that are combined with gasoline or diesel from the crude oil refining process to make finished gasoline and diesel; these may include natural gasoline, fluid catalytic cracking unit gasoline, ethanol, reformate or butane, among others.

“Catalyst” refers to a substance that alters, accelerates or instigates chemical changes, but is not produced as a product of the refining process.

“CFTC” refers to the U.S. Commodity Futures Trading Commission.

“CITGO” refers to CITGO Petroleum Corporation, a direct wholly-owned operating subsidiary of CITGO Holding.

“CITGO Holding” refers to CITGO Holding, Inc. (formerly known as PDV America, Inc.), the direct parent of CITGO, and a wholly-owned subsidiary of PDV Holding. CITGO Holding’s ultimate parent is PDVSA.

“CITGO Holding Terminals” refers to CITGO Holding Terminals, LLC, a newly formed company that as of February 12, 2015 became a direct wholly-owned subsidiary of CITGO Holding and which is the owner of five terminals located in East Chicago, Indiana; Linden, New Jersey; Albany, New York; Toledo, Ohio; and Dayton, Ohio.

“Clean Air Act” refers to a U.S. federal law designed to control air pollution on a national level administered by the U.S. EPA.

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“Coker unit” refers to a refinery unit that utilizes the lowest value component of crude oil remaining after all higher value products are removed and further breaks down the component into more valuable products and converts the rest into petroleum coke.

“Crack spread” refers to a simplified calculation that measures the difference between the price for light products and crude oil.

“Dated Brent” refers to Brent blend oil, a light, sweet North Sea crude oil, characterized by an American Petroleum Institute (API) gravity of 38°.

“Distillates” refers primarily to diesel, heating oil, kerosene and jet fuel.

“Dodd-Frank Act” refers to the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Dollars” or “$” refers to United States dollars.

“Ethanol” refers to a clear, colorless, flammable oxygenated liquid, which is used in the U.S. as a gasoline octane enhancer and oxygenate. Ethanol is typically produced biologically from fermentation of various sugars from carbohydrates found in agricultural crops and cellulosic residues from crops or wood, or chemically from ethylene.

“Feedstocks” refers to crude oil and intermediate products that are processed and blended into refined products.

“FOB” refers to free on board and indicates a sale is considered complete at the seller’s shipping dock.

“Heavy crude oil” refers to crude oil with an API gravity of less than 25° and is characterized by high relative density and viscosity. Heavy crude oils require greater levels of processing to produce high value products, such as gasoline and diesel, and are typically less expensive than light crude oils.

“IRS” refers to the U.S. Internal Revenue Service.

“LIBOR” refers to the London Inter-Bank Offer Rate.

“LIFO” refers to the last-in, first-out method for inventory valuation.

“Light crude oil” refers to crude oil with an API gravity of 25° or greater and is characterized by low relative density and viscosity. Light crude oils require lower levels of processing to produce high value products such as gasoline and diesel, and are typically more expensive than heavy crude oils.

“LLS” refers to light Louisiana sweet crude oil, typically characterized by an API gravity between 35° and 37° and a sulfur content of approximately 0.4% weight that is used as a benchmark for other crude oils.

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“Maya” refers to Maya crude oil, a heavy, sour crude oil characterized by an API gravity of approximately 22° and a sulfur content of approximately 3.3% weight that is used as a benchmark for other heavy crude oils.

“MBPD” refers to thousand barrels per day.

“Midwest Pipeline Holding” refers to Midwest Pipeline Holding, LLC, which as of February 12, 2015 became a direct wholly-owned subsidiary of CITGO Holding.

“MMBTU” refers to one million British thermal units, which is a measure of energy. One British thermal unit of heat is required to raise the temperature of one pound of water one degree Fahrenheit.

“MTBE” refers to methyl tertiary butyl ether, which is a component of gasoline.

“Naphtha” refers to a refined product used as a gasoline blending component, a feedstock for reforming and as a petrochemical feedstock.

“Nelson Refinery Complexity Index” refers to the complexity of an oil refinery measured by the Nelson Complexity Index, which is calculated on an annual basis by the Oil and Gas Journal. The Nelson Complexity Index assigns a complexity factor to each major piece of refinery equipment based on its complexity and cost in comparison to a crude distillation unit (which is assigned a complexity factor of 1.0). The complexity of each piece of refinery equipment is then calculated by multiplying its complexity factor by its throughput ratio as a percentage of crude distillation capacity. Adding up the complexity values assigned to each piece of equipment, including crude distillation, determines a refinery’s complexity on the Nelson Complexity Index. A refinery with a complexity of 10.0 on the Nelson Complexity Index is considered ten times more complex than crude distillation for the same amount of throughput.

“OPEC” refers to the Organization of Petroleum Exporting Countries.

“OTC” refers to over-the-counter.

“PBGC” refers to the Pension Benefit Guaranty Corporation, which is an agency of the U.S. government created by the Employee Retirement Income Security Act of 1974 that regulates and insures plans of pension benefits.

“PDV Holding” refers to PDV Holding, Inc., the direct parent of CITGO Holding.

“PDVIC” refers to PDV Insurance Company Limited, which is a captive insurance company of PDVSA.

“PDVSA” refers to Petróleos de Venezuela S.A. and its affiliates. PDVSA, a Venezuelan corporation 100% owned and controlled by the Bolivarian Republic of Venezuela, owns, indirectly, 100% of CITGO’s capital stock. PDVSA is the direct parent of PDV Holding.

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“PDV USA” refers to PDV USA, Inc., which is a wholly-owned subsidiary of CITGO Holding (formerly known as PDV America, Inc.) as of December 31, 2014. On February 12, 2015, PDV USA became a direct wholly-owned subsidiary of PDV Holding.

“Platts” refers to a division of The McGraw-Hill Companies. Platts is a provider of energy and metals information and a source of benchmark price assessments in the physical energy markets.

“PPM” refers to parts per million.

“Refined products” refers to petroleum products, such as gasoline, diesel and jet fuel, that are produced by a refinery.

“RFS” refers to the Renewable Fuel Standards program that was established by the U.S. EPA pursuant to the U.S. Energy Policy Act of 2005 and includes regulations to ensure that transportation fuel sold in the U.S. contains a minimum volume of renewable fuel.

“RFS2” refers to the RFS program as expanded by the U.S. Energy Independence and Security Act of 2007.

“RINs” refers to Renewable Identification Numbers assigned to a batch of biofuel for the purpose of tracking its production, use and trading as required by RFS2.

“SEC” refers to the U.S. Securities and Exchange Commission.

“Sour crude oil” refers to a crude oil with a sulfur content of greater than 0.5% and requiring additional processing to remove the sulfur. Sour crude oil is typically less expensive than sweet crude oil.

“Southwest Pipeline Holding” refers to Southwest Pipeline Holding Company, LLC, which as of February 12, 2015 became a direct wholly-owned subsidiary of CITGO Holding.

“Sweet crude oil” refers to a crude oil with a sulfur content of 0.5% or less and requiring less processing to remove the sulfur. Sweet crude oil is typically more expensive than sour crude oil.

“Throughput” refers to the volume of crude oil or intermediate feedstocks processed through a unit or refinery.

“Turnaround” refers to overhauls or planned major maintenance activities of refinery equipment. These are other than routine maintenance activities that are necessary to perform on a recurring basis to maintain property, plant and equipment in efficient operating condition. This process involves the shutdown and inspection of major processing units and typically occurs every three to seven years depending on the operating unit.

“ULSD” refers to ultra low sulfur diesel.

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“U.S.” refers to the United States of America.

“U.S. EPA” refers to the U.S. Environmental Protection Agency.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“WCS” refers to Western Canadian Select crude oil, a heavy, sour crude oil blend typically characterized by an API gravity between 20° and 22° and a sulfur content of approximately 3.5% weight that is used as a benchmark for heavy Western Canadian crude oil.

“WTI” refers to West Texas Intermediate crude oil, a light, sweet crude oil, typically characterized by an API gravity between 38° and 40° and a sulfur content of approximately 0.3% weight that is used as a benchmark for other crude oils.

“Yield” refers to the percentage of refined products that is produced from crude oil and other feedstocks.

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FORWARD-LOOKING STATEMENTS

Certain information included in this report may be deemed to be “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, our expectations regarding revenues, costs and expenses, refining and other margins, profitability, cash flows, capital expenditures, liquidity and capital resources, working capital requirements and other financial and operating items. These statements also relate to our industry, business strategy, goals and expectations concerning our market position and future operations. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar terms and phrases to identify forward-looking statements, which speak only as of the date on which this report is furnished to holders of our 10.75% Senior Secured Notes due 2020 issued under the Indenture dated February 12, 2015 and lenders under our Credit Agreement dated February 12, 2015. Unless otherwise indicated or the context requires otherwise, (i) all references in this report to “CITGO Holding,” the “Company,” “we,” “us,” “our” or similar references mean CITGO Holding, Inc. and its consolidated subsidiaries (including CITGO Petroleum Corporation and its consolidated subsidiaries) and (ii) all references in this report to “CITGO” mean our subsidiary CITGO Petroleum Corporation and its consolidated subsidiaries.

Any forward-looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or could otherwise materially affect our financial condition, results of operations and cash flows. We caution readers that these forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from the results that are projected, expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements.

While it is not possible to identify all the factors that may cause our future performance to differ from our expectations, risks and uncertainties that may affect us include:

•	changes in global economic conditions and the effects of a global economic downturn on our business and the business of our suppliers, customers, business partners and lenders;

•	the timing and extent of changes in commodity prices;

•	the availability and cost of crude oil, other refinery feedstocks and refined products;

•	changes in the price differentials between light sweet and heavy sour crude oils;

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•	changes in the cost or availability of third-party vessels, pipelines and other means of transporting crude oil, feedstocks and refined products;

•	changes in fuel and utility costs for our facilities;

•	operational hazards inherent in refining operations and in transporting and storing crude oil and refined products;

•	disruptions due to equipment interruption or failure at our facilities or third-party facilities;

•	effects of and costs relating to compliance with U.S. federal and state laws, regulations and policies, including, but not limited to, those relating to environmental, health and safety and energy matters, and any changes thereto;

•	refining industry overcapacity or undercapacity and changes in the underlying demand for our refined products;

•	changes in our cash flow from operations and changes in the carrying costs of our inventory;

•	regulatory and market-driven product changes and related capital expenditure requirements and capital project risks;

•	the price, availability and acceptance of alternative energy sources and alternative energy vehicles;

•	the constantly changing margin between the price we pay for crude oil and other refinery feedstocks and the prices at which we are able to sell refined products;

•	environmental compliance (including compliance with the Renewable Fuel Standards established by the U.S. EPA pursuant to the U.S. Energy Policy Act of 2005, as expanded by RFS2) and the availability, price and validity of RINs;

•	adverse rulings, judgments or settlements in litigation or other legal or tax matters, including unexpected environmental remediation costs in excess of any reserves;

•	actions of customers and competitors;

•	hurricanes or other natural disasters and weather conditions affecting our operations or the areas in which our refined products are marketed;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	risks related to labor relations and workplace safety;

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•	direct or indirect effects on our business resulting from actual or threatened terrorist incidents or acts of war;

•	effects of any process that could be undertaken by PDVSA to monetize its interests in us;

•	reliance on distributions from our subsidiaries in order to pay amounts due with respect to CITGO Holding indebtedness; and

•	political developments.

Some of these factors, as well as others that may cause actual results, developments and business decisions to differ materially from those contemplated by these forward-looking statements, are discussed in greater detail under the heading “Risk Factors” in this report.

The forward-looking statements contained in this report are made only as of the date of this report. We disclaim any duty to update any forward-looking statements.

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RISK FACTORS

These risks should be considered carefully together with the information provided elsewhere in this report. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we do not presently know about or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to Our Indebtedness

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations and adversely affect our liquidity.

As of December 31, 2015, we had total indebtedness of approximately $3.7 billion, $712 million of available capacity under our senior secured revolving credit facility and $67 million of available capacity under our accounts receivable securitization facility, which we also refer to as our secured financing arrangement. As of December 31, 2015, we also had $290 million of industrial revenue bonds held in treasury until such time as they are either retired or remarketed at our option. Our indebtedness could have important consequences to you. For example, our indebtedness could: (i) make it more difficult for us to satisfy our debt and other obligations, which could in turn result in an event of default on our debt; (ii) require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; (iii) impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes; (iv) diminish our ability to withstand a downturn in our business, the industry in which we operate or the economy generally; (v) limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and (vi) place us at a competitive disadvantage compared to certain competitors that may have proportionately less debt.

If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our debt, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, if at all.

In addition, at December 31, 2015, $1.5 billion of our debt (comprised of $729 million under our senior secured term loan B, $180 million under CITGO’s senior secured revolving credit facility and $637 million under CITGO’s senior secured term loan B) was variable rate debt and CITGO had the capacity to incur up to $712 million of additional variable rate debt under CITGO’s senior secured revolving credit facility. If market rates increase, such variable rate debt will have higher debt service requirements, which would adversely affect our cash flow.

In addition to our current indebtedness, we may be able to incur substantially more indebtedness. If we do, this could exacerbate the risks associated with our indebtedness.

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We and our subsidiaries may be able to incur substantially more debt in the future. Although our and CITGO’s current debt agreements contain restrictions on our and CITGO’s incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, additional indebtedness incurred in compliance with these restrictions, including additional secured indebtedness, could be substantial. Also, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness. To the extent new indebtedness or such new obligations are added to our current levels, the risks described above could intensify.

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To service our indebtedness, we require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our indebtedness, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our indebtedness will depend on the satisfaction of the covenants in our current debt agreements and other agreements we may enter into in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs.

We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and premium, if any, and interest on our indebtedness or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in our debt agreements, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any default under our indebtedness that is not waived by the required lenders and the remedies sought by the holders of such indebtedness could make us unable to pay principal and premium, if any, and interest on our debt and substantially decrease the market value of the debt.

CITGO Holding is a holding company with no significant assets other than its ownership of the capital stock of CITGO and the limited liability company interests of CITGO Holding Terminals, Southwest Pipeline Holding and Midwest Pipeline Holding and therefore does not have any direct operations or any sources of cash flows, other than through its ownership of these entities. CITGO Holding’s ability to service its indebtedness depends upon the ability of its subsidiaries to pay dividends and make other distributions to CITGO Holding, which ability may be restricted by the terms of their own indebtedness.

CITGO Holding is a holding company with no significant assets, other than its ownership of 100% of the capital stock of CITGO and 100% of the limited liability company interests of CITGO Holding Terminals, Southwest Pipeline Holding and Midwest Pipeline Holding. Accordingly, CITGO Holding does not have any direct operations or any sources of cash flows other than through its ownership of these entities. CITGO Holding’s cash flows and ability to service its indebtedness, including CITGO Holding’s senior secured notes and CITGO Holding’s senior secured term loan, is dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to CITGO Holding by our subsidiaries are contingent upon the terms of our subsidiaries’ indebtedness (including the terms of CITGO’s senior secured credit facility and the terms of the indenture governing CITGO’s 6.25% senior secured notes), our subsidiaries’ earnings, business and tax considerations, legal and regulatory restrictions and other considerations. In making decisions regarding cash dividends and distributions or other transfers to CITGO Holding, our subsidiaries may take actions that conflict with the interests of CITGO Holding, holders of CITGO Holding’s senior secured notes and lenders under CITGO Holding’s senior secured term loan.

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Any payment of dividends, distributions, loans or advances to CITGO Holding by our subsidiaries are subject to statutory or contractual restrictions. CITGO’s senior secured credit facility and the terms of the indenture governing CITGO’s senior secured notes each restrict CITGO from paying dividends and otherwise transferring assets to CITGO Holding and its other direct subsidiaries. The terms of each of those debt instruments provide CITGO with “baskets” that can be used to make certain types of “restricted payments,” including dividends or other distributions to CITGO Holding. CITGO’s senior secured credit facility and the indenture governing CITGO’s senior secured notes generally allow CITGO to pay dividends equal to 100% of CITGO’s cumulative net income (excluding the after-tax effect of gain on sales of assets). However, CITGO’s senior secured credit facility and the indenture governing CITGO’s senior secured notes prohibit CITGO from paying dividends during the existence of an event of default or to the extent payment of dividends would trigger an event of default, and further restrict CITGO’s payment of dividends by instituting certain incurrence tests, including minimum liquidity of $500 million post-dividend and maximum indebtedness to total capitalization of 55% post-dividend. In addition, the terms of any future indebtedness incurred by CITGO or any of our other subsidiaries may also include restrictions on their ability to make funds available to CITGO Holding.

Some of the funds CITGO generates is used to service its own indebtedness (including CITGO’s senior secured credit facility, CITGO’s senior secured notes, CITGO’s industrial revenue bonds and CITGO’s capital lease obligations). We cannot assure you that CITGO will have sufficient payment capacity in the baskets with respect to its existing debt agreements or otherwise in order to make payments to enable CITGO Holding to service its own indebtedness.

Our subsidiaries are separate and distinct legal entities and, other than the guarantors with respect to CITGO Holding’s senior secured notes and CITGO Holding’s senior secured term loan, have no obligation, contingent or otherwise, to pay any amounts due on CITGO Holding’s debt or to provide CITGO Holding with funds for its payment obligations, whether by dividends, distributions, loans or other payments. CITGO Holding’s right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the CITGO Holding’s debt to participate in those assets, would be effectively subordinated to the claims of those subsidiaries’ creditors, including trade creditors. In addition, even if CITGO Holding were a creditor of any of our subsidiaries, its rights as a creditor would be subordinate to any security interest in our subsidiaries’ assets and any indebtedness of our subsidiaries senior to that held by CITGO Holding.

CITGO Holding’s senior secured notes and CITGO Holding’s senior secured term loan are guaranteed by CITGO Holding Terminals, Southwest Pipeline Holding and Midwest Pipeline Holding, but are not guaranteed by any of our other subsidiaries, including CITGO.

CITGO Holding’s senior secured notes and CITGO Holding’s senior secured term loan are structurally subordinated to all liabilities of our subsidiaries that do not guarantee such indebtedness, including all existing and future secured and unsecured indebtedness and other liabilities of CITGO. On a consolidated basis, substantially all of our assets are held by, and substantially all of our operations are conducted by, our non-guarantor subsidiaries. We estimate that, as of December 31, 2015, our non-guarantor subsidiaries would have had over 99% of our total consolidated liabilities, all of which would be effectively senior to CITGO Holding’s

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senior secured notes and CITGO Holding’s senior secured term loan. In addition, we estimate that as of December 31, 2015, our non-guarantor subsidiaries would have owned over 99% of our total consolidated assets. We estimate that over 99% of our total consolidated net sales for the year ended December 31, 2015 were generated by our non-guarantor subsidiaries, after giving effect to intercompany eliminations.

Our non-guarantor subsidiaries will have no obligation, contingent or otherwise, to pay any amounts due pursuant to CITGO Holding’s senior secured notes and CITGO Holding’s senior secured term loan, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Any right that we or the guarantors have to receive any assets of these non-guarantor or unrestricted subsidiaries upon the liquidation or reorganization of those subsidiaries, and the consequent rights of holders of CITGO Holding’s senior secured notes and lenders under CITGO Holding’s senior secured term loan to realize proceeds from the sale of any of those subsidiaries’ assets, will be structurally subordinated to the claims of those subsidiaries’ creditors, including trade creditors and any holders of preferred equity interests of those subsidiaries. Accordingly, in the event of bankruptcy, liquidation or reorganization of any non-guarantor or unrestricted subsidiary, such subsidiaries will pay the holders of their debt, holders of preferred equity interests and their trade creditors before any of their assets would be potentially available for payment to the holders of CITGO Holding’s senior secured notes and lenders under CITGO Holding’s senior secured term loan.

Our debt agreements contain various covenants that impose restrictions on us that may affect our ability to operate our business and to make payments on the debt.

Our existing debt agreements impose, and any future financing agreements are likely to impose, operating and financial restrictions on our activities. These restrictions require us to comply with or maintain certain financial tests and limit or prohibit our ability to, among other things:

•	incur, assume or permit to exist additional indebtedness, guaranty obligations or hedging arrangements;

•	grant or incur liens or agree to negative pledges in other agreements;

•	make loans and investments;

•	declare dividends or make other payments on or redeem or repurchase capital stock;

•	permit our subsidiaries to enter into agreements restricting dividends and distributions;

•	engage in mergers, acquisitions and other business combinations;

•	prepay, redeem or purchase certain indebtedness;

•	amend or otherwise alter the terms of our organizational documents, our indebtedness and other material agreements;

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•	sell assets (including in connection with sale-leaseback transactions); and

•	enter into transactions with affiliates.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, merger and acquisition and other corporate opportunities.

Various risks, uncertainties and events beyond our control could affect our ability to comply with any of the covenants in our existing or future financing agreements. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. A default would permit lenders to accelerate the maturity of the indebtedness under these agreements and to foreclose upon any collateral securing such indebtedness. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations. In addition, the limitations imposed by financing agreements on our ability to incur additional indebtedness and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our indebtedness on terms acceptable to us, if at all.

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Risks Related to Our Business and Industry

Volatile commodity prices may negatively affect our future operating results and decrease our cash flow.

Our financial results are primarily affected by the relationship among various grades of crude oils and the relationship, or margin, between the prices for refined products and the prices for crude oil and other feedstocks. The cost to acquire our feedstocks and the price at which we can ultimately sell refined products depend on a variety of factors beyond our control. These factors include the global supply of and demand for crude oil, gasoline and other refined products, which in turn are subject to, among other things, changes in domestic and foreign economies, weather conditions, hurricanes and other natural disasters, domestic and foreign political affairs, refinery capacities and utilization rates, the availability, permissibility and quantity of imports and exports of crude oil and other products, the price and availability of alternative fuels and the extent of government regulation. Historically, refining margins have been volatile, and we believe they are likely to continue to be volatile in the future. Although an increase or decrease in prices for crude oil, other feedstocks and blending components generally will result in a corresponding increase or decrease in prices for refined products, there is generally a lag in the realization of the corresponding increase or decrease in prices for refined products. In addition, even if we are able to pass on increases in crude oil and feedstock prices to our customers, demand for our products may decrease as a result of price increases. Future volatility in the prices for crude oil could have a material adverse effect on our financial condition and results of operations, since the margin between the prices for refined products and the prices for crude oil and other feedstocks as well as our sales volumes, could decrease below the amount needed for us to generate net cash flow sufficient to meet our needs.

In recent years, the prices of crude oil, other feedstocks and refined products have fluctuated substantially. This volatility has had, and may continue to further have, a negative effect on our results of operations to the extent that the margin between the prices for refined products and the prices for crude oil and other feedstocks narrows.

The nature of our business requires us to maintain substantial quantities of crude oil and petroleum product inventories. Crude oil and petroleum products are commodities that are subject to changing market values. Because our crude oil and petroleum product inventories are stated at the lower of cost or market, with cost determined using the LIFO inventory valuation method, if the market value of our inventory were to decline to an amount less than our LIFO cost, we would record a write-down of inventory and a non-cash charge to cost of sales.

In addition, the volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refineries affects operating costs. Fuel and utility prices have been, and will continue to be, affected by factors outside our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile. Typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a negative effect on our results of operations.

Geopolitical risk and tensions in various parts of the world have been cited as the cause for, and can be expected to result in further, volatility in the availability, and overall market price of crude oil. The shale oil

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boom in North America and related logistical challenges have created significant regional variances in the market prices of crude oil. It is expected that as the production of shale oil grows and matures, it will continue to have a significant impact on refining margins, creating regional advantages and disadvantages.

Disruption in our crude oil supply could negatively affect our business and operations, which could negatively affect our financial condition and results of operations.

Our crude oil supply could be disrupted for a variety of reasons beyond our control. These include changes in domestic and foreign economies, geographic variations in demand and prices for crude oil, domestic and foreign political affairs and policy, trade policy and events and circumstances affecting crude oil transportation systems.

We have historically purchased a significant portion of our crude oil requirements for our Corpus Christi, Texas and Lake Charles, Louisiana refineries from PDVSA and its affiliates. We purchased approximately 28%, 22% and 31% of our total crude oil volume requirements (the equivalent of approximately 36%, 30% and 42% of the crude oil volume processed in our Corpus Christi and Lake Charles refineries) from PDVSA in 2015, 2014 and 2013, respectively. Currently, the majority of our purchases of crude oil from PDVSA are under a supply agreement with PDVSA which extends through March 31, 2016. The supply agreement has market-based price terms and a 30-day payment term. In 2015, 2014 and 2013, approximately 28%, 22% and 23%, respectively, of our crude oil volume purchases were pursuant to supply agreements with PDVSA. We cannot assure you that we will be able to continue sourcing significant portions of our crude oil requirements from PDVSA and its affiliates, on commercially competitive terms. In addition, as is customary for commodities supply agreements, our supply agreement with PDVSA contains force majeure provisions which permit PDVSA to decrease or stop our supply upon certain force majeure events and provisions that permit PDVSA to terminate the supply agreement based upon certain defaults and other actions by and events affecting us. PDVSA has invoked the force majeure provisions in the past and could do so in the future.

We are subject to interruptions of supply and increased costs as a result of our reliance on third-party transportation of crude oil. Our Lemont, Illinois refinery receives a substantial portion of its crude oil through third-party pipelines. The Enbridge Pipeline Inc. system is our primary supply route for crude oil from various points in Canada to our Lemont refinery. In addition, during 2015, 2014 and 2013, approximately 43%, 49% and 55%, respectively, of our purchases of Canadian crude oil were under term contracts. We also source domestic crude oil on a spot basis through our connections to the Enbridge Energy Inc. pipeline system. A substantial volume of the crude oil processed at our Lemont refinery is delivered through the Enbridge pipeline system. In addition, during 2015, 2014 and 2013, approximately 45%, 40% and 5%, respectively, of our crude oil purchases for our Lake Charles refinery were through Marketlink and Permian Express under both term and spot contracts. We could experience an interruption of supply if the ability of these pipelines to transport crude oil were disrupted because of accidents, weather interruptions, governmental regulation, terrorism, other third-party action or for any other reason.

Political and economic events in major oil producing countries and actions taken by OPEC could also affect the global supply of crude oil. Historically, OPEC members have entered into agreements to reduce their

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production of crude oil. Such agreements have sometimes increased global crude oil prices by decreasing global supply of crude oil. PDVSA has been required in the past and could be required in the future to curtail its production of crude oil in response to a curtailment decision by OPEC, of which Venezuela is a member. Such a curtailment of PDVSA’s production could be an event of force majeure under our crude oil supply agreement, giving PDVSA the right to reduce crude oil deliveries under that agreement for so long as such curtailment is in effect. At the same time, if the production cutbacks by OPEC members cause a tightening of global crude oil supply, we could experience difficulty replacing our supply from PDVSA with third-party purchases.

Similarly, the political and economic environment in Venezuela, including periods of significant social turmoil and instability, has disrupted PDVSA’s operations in the past and could do so again in the future, which could disrupt our crude oil supplies.

Our crude oil supply could also be disrupted due to foreign policy developments or changes in trade policy. In December 2014, the U.S. Congress enacted a new law which authorizes sanctions with respect to foreign persons that the U.S. President has determined to have committed sanctionable conduct against citizens of Venezuela. In addition, members of the U.S. Congress have stated that the law is not intended to adversely affect the oil industry.

If we experience disruption to our crude oil supply for any of these reasons, including foreign policy developments or changes in trade policy, or any other reasons beyond our control, we could experience volatility in our earnings, cash flow and liquidity. If we were required to replace disrupted supplies under our supply agreement with PDVSA or the supply agreements with any of our Canadian suppliers with purchases in the spot market, depending on market conditions at the time of the disruption, these purchases could be at higher prices than the prices under our supply agreements. In addition, purchases on the spot market may require payment terms of less than 30 days. Similarly, if crude oil supplies to our Lemont refinery were interrupted because of circumstances affecting the Enbridge pipeline system, we could experience increased crude oil and transportation costs.

The dangers inherent in our operations could cause disruptions and could expose us to potentially significant losses, costs or liabilities.

Our assets and operations are subject to various hazards common to our industry, including explosions, fires, spills, toxic emissions, mechanical failures, security breaches, labor disputes, maritime hazards and severe weather and other natural disasters. We also face risks of mechanical failure and equipment shutdowns. The occurrence of any of the events described above could significantly disrupt our production and distribution of refined products, and any sustained disruption could have a material adverse effect on our business, financial condition and results of operations. In any of these situations, undamaged refinery processing units may be dependent on or interact with damaged sections of our refineries and, accordingly, are also subject to being shut down. A shutdown of any of our refining facilities for a significant period of time would be expected to have a material adverse effect on our financial condition and results of operations.

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Many of these events could also result in environmental pollution, personal injury, loss of life and damage to property of others, the resolution of which could have a material adverse effect on our financial condition and results of operations.

Our insurance coverage may be inadequate to cover all losses.

As protection against the risks to which our business is subject, we maintain property, casualty and business interruption insurance in accordance with industry standards. However, not all operating risks are insurable and, in the future, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of factors affecting the insurance market, insurance premiums with respect to renewed insurance policies may increase significantly compared to what we are currently paying. In addition, the level of coverage, deductibles and/or waiting periods may change from those contained in our existing insurance policies. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our business, financial condition and results of operations.

Our insurance program includes a number of insurance carriers. Disruptions in the global financial markets in recent years have resulted in the deterioration in the financial condition of many financial institutions, including insurance companies. We are not currently aware of any information that would indicate that any of our insurers is unlikely to perform in the event of a covered incident. However, in light of this uncertainty, we can make no assurances that we will be able to obtain the full amount of our insurance coverage for insured events.

Environmental statutes and regulations impose significant costs and liabilities.

Our operations are subject to extensive federal, state and local environmental, health and safety laws and regulations, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. Consistent with the experience of all U.S. refineries, environmental laws and regulations have raised operating costs and necessitated significant capital investments at our refineries. For example, in recent years we have made significant capital expenditures to comply with low sulfur gasoline and diesel standards, to upgrade and close surface impoundments and other solid waste management units, to respond to requirements under RFS2, and other ether-based gasoline additives to reduce air emission from our refineries and to comply with a consent decree with the U.S. EPA under its New Source Review (“NSR”) program. We estimate that our capital expenditures required to comply with the Clean Air Act and other environmental laws and regulations from 2016 through 2020 will be $247 million (including capitalized interest). Additional material expenditures could be required in the future as a result of new or different interpretations of existing environmental, health and safety and energy laws, regulations or requirements. We also could be required to address information or conditions that may be discovered in the future and require a response.

Various federal and state legislative and regulatory measures to address greenhouse gas emissions (including carbon dioxide, methane and nitrous oxides) are in varying phases of discussion or implementation at the federal, state and regional levels. These measures include U.S. EPA-enacted regulations to require reporting of greenhouse gas emissions from a wide array of sources and reduction of greenhouse gas emissions from

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certain new and modified sources, as well as state actions to develop programs which, among other things, would regulate or require reductions in greenhouse gas emissions. The proposed actions could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any greenhouse gas emissions program. The proposed actions could also impact demand for refined products, thereby affecting our financial condition and results of operations. In addition, certain states have adopted or are considering adopting low carbon fuel standards which would in effect place a penalty on fuels made from carbon intensive sources to curb greenhouse gas emissions. These types of regulations could adversely impact demand for or the cost of our products derived from crude oil and other carbon based feedstock used at our refineries.

In December 2007, the U.S. Energy Independence and Security Act was signed into law, which, among other things, modified the industry requirements for RFS, known as RFS2. RFS2, which is subject to modification by either the U.S. EPA or Congress mandates refiners to blend increasing amounts of renewable fuels into their petroleum products and requires the total volume of renewable transportation fuels (including ethanol and biodiesel) sold or introduced in the U.S. to be 12.95 billion gallons in 2010 rising to 36 billion gallons by 2022. The U.S. EPA finalized its RFS2 requirements for 2014, 2015, and 2016, increasing the total volume of renewable transportation fuels (including ethanol and biodiesel) sold or introduced in the U.S. to 16.28 billion gallons, 16.93 billion gallons, and 18.11 billion gallons, respectively. As a result, the cost of renewable fuels credits jumped sharply. The certainty provided by the finalized requirements should stabilize environmental compliance costs for the rest of 2016, and those costs should have a minimal impact on refining sector profitability. The RFS2 requirements could reduce demand growth for petroleum products in the future as blending renewable fuels into refined petroleum fuels will displace an increasing volume of a refinery’s product pool. In the near term, the RFS2 requirements present production and logistics challenges for both the renewable fuel and refining and marketing industries and may require additional expenditures by us to accommodate increased renewable fuel use. Alternatively, refineries can meet their RFS2 obligations by purchasing RINs. If sufficient valid RINs are unavailable for purchase, costs to purchase RINs increase, or if we are otherwise unable to meet the U.S. EPA’s RFS2 mandates, our business, financial condition, results of operations and cash flows could be materially adversely affected. Renewable fuels and other alternative energy mandates and energy conservation efforts, tax incentives and other subsidies, can make renewable fuels and alternative energy more competitive with refined products than they otherwise might be, which could reduce refined product margins and hinder the ability of refined products to compete with renewable fuels.

We expect that the refining business will continue to be subject to increasingly stringent environmental and other laws and regulations that may increase the costs of operating our refineries above currently projected levels and require future capital expenditures, including increased costs associated with more stringent standards for air emissions, wastewater discharges and the remediation of contamination. It is difficult to predict the effect of future laws and regulations on our financial condition or results of operations. We cannot assure you that environmental or health and safety liabilities and expenses will not have a material adverse effect on our financial condition or results of operations.

Failure to comply with applicable environmental, health and safety laws and regulations can lead to, among other things, civil and criminal penalties and, in some circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations in one or more of our refineries or terminals. Failure to

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modify our facilities and operations in order to comply with applicable environmental laws and regulations requiring product changes could also adversely impact our sales volumes and our financial condition and results of operations. We are subject to or are a defendant in a variety of claims and lawsuits and regulatory actions under environmental laws, including a judgment for civil penalties by the U.S. EPA involving a violation of the Clean Water Act and claims by private parties seeking damages for alleged personal injuries, property damage and/or business interruption related to our Lake Charles refinery. We believe we have valid defenses to these claims and lawsuits and are vigorously defending against them. However, there can be no assurance that the ultimate resolution of these matters would not result in a material adverse effect on our financial condition or results of operation.

Our operations are inherently subject to discharges or other releases of petroleum or hazardous substances for which we may face significant liabilities.

Our operations, as with others in the industry in which we operate, are inherently subject to spills, discharges or other releases of petroleum or hazardous substances that may give rise to liability to governmental entities and private parties under federal, state or local environmental laws, as well as under common law. Under certain laws, such liability is strict and under certain circumstances joint and several. We could incur substantial costs in connection with these liabilities, including clean-up costs, fines and civil or criminal sanctions, and personal injury or property or natural resource damage claims. Spills, discharges or other releases of contaminants have occurred from time to time in the course of our operations. We cannot assure you that additional spills, discharges and other releases will not occur in the future, that governmental agencies will not assess clean-up costs or obligations or penalties against us in connection with any past or future discharges or incidents, or that third parties will not assert claims against us for damages allegedly arising out of any such past or future discharges or incidents.

Permitting and regulatory matters may adversely impact the operation of our refineries or terminals.

We are required to obtain certain permits and to comply with changing provisions of numerous statutes and regulations relating to, among other things, business operations, the safety and health of employees and the public, the environment, employment and hiring and anti-discrimination. New statutes and regulations or new permit provisions may become applicable to our refineries, resulting in the imposition of significant additional costs. Failure to comply with these permits, statutes and regulatory requirements could result in significant civil or criminal liability and, in certain circumstances, the temporary or permanent curtailment or shutdown of all or part of our operations or the inability to produce marketable products, which could adversely affect our financial condition and results of operations.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities, including federal, state and local taxes such as income, excise, sales/use, payroll, franchise, property, gross receipts, withholding and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed that could result in increased expenditures for tax liabilities in the future. These liabilities are subject to periodic audits by the respective taxing authorities, which could increase our tax liabilities. Subsequent changes to our tax liabilities as a result of these audits may also subject us to interest and penalties. There can be no certainty that increases in our federal, state or local taxes could be passed to our customers.

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Our pension obligations under our defined benefit pension plans currently exceed the fair value of the plans’ assets.

CITGO’s pension obligations under its defined benefit pension plans currently exceed the fair value of the plans’ assets. The funded status of the pension plans is dependent upon many factors, including changes in the value of plan assets, the actual rate of return on plan assets, discount rates and other actuarial assumptions used to measure the pension obligations. Unfavorable returns on plan assets or declines in the market value of the assets could adversely affect the funded status of the plans and affect the level of pension expense and required contributions. Similarly, a decrease in the discount rate used to determine pension obligations could result in an increase in the valuation of pension obligations, which could affect the reported funded status of the pension plans and required amount of future contributions, as well as the periodic pension cost in subsequent fiscal years. In addition, under the Employee Retirement Income Security Act of 1974, as amended, the PBGC has the authority to petition a court to terminate an underfunded defined benefit pension plan under certain limited circumstances. One such circumstance is if the PBGC’s long-term loss with respect to the plan “may reasonably be expected to increase unreasonably” if the plan is not terminated. In the event the pension plans are terminated by the PBGC, we could be liable to the PBGC for the entire amount of the underfunding, as calculated by the PBGC based on its own assumptions (which likely would result in a larger obligation than that based on the assumptions we have used to fund such plans), and, under certain circumstances, such liability could be senior to our indebtedness. The PBGC has requested certain information in connection with the CITGO Holding debt financing completed on February 12, 2015, in order to assist it in assessing the possible impact of the transaction on the plans.

A portion of our workforce is unionized, and we may face labor disruptions that interfere with our operations or increase our costs.

Approximately 37% of our employees are covered by union contracts. Most of our union employees are employed in refining operations. Our collective bargaining agreements will expire between February 2019 and December 2019. We may not be able to renegotiate these collective bargaining agreements on satisfactory terms or at all when they expire. If we are unable to renegotiate these agreements on satisfactory terms or at all when they expire, we may face an increase in our costs or an interruption of our operations, including as a result of a strike or work stoppage. Any strike or work stoppage could have a material adverse effect on our business, financial condition and results of operations.

Competitors who produce their own supply of crude oil and other feedstocks, make alternative fuels or have greater financial resources may have a competitive advantage over us.

The refining industry is highly competitive with respect to both crude oil and other feedstock supply and refined product markets. We compete with numerous other companies for available supplies of crude oil and other feedstocks and for outlets for our refined products. We are not engaged in the petroleum exploration and production business and therefore do not produce any of our crude oil or feedstocks. Competitors that have their

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own production are at times able to offset losses from refining operations with profits from production operations, and may be better positioned to withstand periods of depressed refining margins or feedstock shortages. A number of our competitors have greater financial and other resources than we do. These competitors have a greater ability to enhance their facilities and operations and bear the economic risks inherent in all phases of the refining industry. Some of our competitors have more efficient refineries and may have lower per barrel crude oil refinery processing costs. In addition, we compete with other industries that provide alternative means to satisfy the energy and fuel requirements of our industrial, commercial and individual consumers. If we are unable to compete effectively with these competitors, our financial condition, results of operations and business prospects could be materially adversely affected.

Our derivative activities could result in financial losses or could reduce our earnings.

To reduce our exposure to adverse fluctuations in the price of crude oil, refined products and natural gas, we currently, and expect to in the future, enter into derivative contracts for petroleum and natural gas commodities, including futures, forwards, options and swap contracts. To reduce our exposure to adverse fluctuations in interest rates on our variable rate debt, we may in the future enter into interest rate swap agreements. Changes in the fair value of our commodity derivative contracts are recorded under cost of sales and operating expense in our consolidated statements of income and comprehensive income. Changes in the fair value of our interest rate swap agreements are recorded under other income (expense), net in our consolidated statements of income and comprehensive income. Accordingly, to the extent we maintain commodity derivatives and interest rate swaps in the future, our earnings could fluctuate significantly as a result of changes in fair value of our derivative contracts. The Dodd-Frank Act establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Dodd-Frank Act requires the CFTC and the SEC to promulgate implementing rules and regulations. The CFTC has re-proposed regulations to set position limits for certain futures and option contracts in the major energy markets, but it is not possible at this time to predict whether or when the CFTC will adopt these rules and what form any such final rules would take. In addition, the CFTC has issued regulations to establish minimum capital requirements for certain market participants that serve as counterparties to some of our transactions. In addition, the Dodd-Frank Act may require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities. The Dodd-Frank Act may also require the counterparties to our commodity derivative contracts to spin-off some of their derivatives activities to a separate entity that may not be as creditworthy as the current counterparty. These Dodd-Frank Act provisions could result in increased costs to us. The impact of these regulations on our operations is not anticipated to be material, but we cannot predict the consequences of these proposed and final regulations.

Risks Related to Our Relationship with PDVSA

We are indirectly owned by PDVSA, which is wholly owned by the Bolivarian Republic of Venezuela.

PDVSA, a Venezuelan corporation 100% owned and controlled by the Bolivarian Republic of Venezuela, owns, indirectly, 100% of our capital stock. Major corporate actions of PDVSA may be subject to the approval of the Venezuelan government, as its sole shareholder. However, the Bolivarian Republic of Venezuela is not legally liable for the obligations of PDVSA or the obligations of its subsidiaries. No assurance can be given that the Bolivarian Republic of Venezuela, as PDVSA’s shareholder, will not adopt policies or exercise its control of PDVSA in a manner that might adversely affect your interests.

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As our indirect shareholder, PDVSA has the ability to control the election, and change the members, of our board of directors and indirectly control the selection of our senior management. No assurance can be given that PDVSA will not make decisions that could impact our commercial affairs or management in a manner adverse to the interests of our creditors. Similarly, in circumstances involving a conflict of interest between PDVSA, as our sole owner, and our creditors, PDVSA may exercise the rights arising from its ownership interest in a manner that would benefit PDVSA interests above CITGO Holding’s interests, and in turn, have a negative impact on our financial condition and results of operations.

The operations of PDVSA and its subsidiaries are subject to regulation and supervision by various levels and agencies of the Venezuelan government, and there can be no assurance that the applicable legal or regulatory framework will not change in a manner that could indirectly adversely affect us. Furthermore, in December 2015, PDVSA was referenced in a criminal indictment of two individuals alleging that the individuals violated the Foreign Corrupt Practices Act. CITGO was not referenced in the indictment.

PDVSA may pursue transactions or other opportunities that could involve risks to our creditors. In the past, PDVSA has explored strategic alternatives relating to CITGO and has explored marketing its interests in us. PDVSA could at any time in the future conduct other processes or undertake one or more transactions to monetize its interests in us, and any such process could be undertaken or any such transaction could occur at a time when it would be beneficial to PDVSA but could have a negative impact on our business and operations.

On February 12, 2015, the Company completed a debt financing consisting of the borrowing under a $1.3 billion senior secured term loan and the issuance of $1.5 billion of 10.75% senior secured notes due 2020 in which we pledged, among other things, 100% of CITGO’s capital stock to secure such term loan and notes. PDVSA’s sale or reduction to less than a majority or fifty percent of its ownership of our voting shares would be a change of control under certain of our debt agreements. In addition, a default under CITGO Holding’s senior secured term loan B or senior secured notes could lead to an enforcement of the loan on CITGO’s capital stock, which could result in a change of control of CITGO. Any such change of control would constitute an event of default under some of such agreements (including CITGO’s senior secured credit facility) and consequently, a cross-default under certain of our other debt agreements. Separately, if a change of control occurs, CITGO Holding would be required to repay its senior secured term loan in full within three business days following such change of control and to make an offer to purchase its 10.75% senior secured notes and CITGO would be required to make an offer to purchase its 6.25% senior secured notes. In the event that CITGO Holding and CITGO are required to make such repayment and such offers, there can be no assurance that each of CITGO Holding and CITGO would have sufficient funds available to make such repayment or purchase and each of CITGO Holding and CITGO may be required to refinance such indebtedness. There can be no assurance that either of CITGO Holding and CITGO would be able to accomplish a refinancing. If either CITGO Holding or CITGO were unable to refinance its indebtedness, any failure by CITGO Holding or CITGO to make such repayment or purchase such notes would constitute an event of default under such indebtedness.

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PDVSA and the Bolivarian Republic of Venezuela are respondents in various arbitrations and lawsuits that are at various stages. Claimants in one or more of these proceedings may seek to obtain orders freezing or attaching our assets and/or assets of PDVSA and/or PDV Holding. Such a freeze or attachment of assets could adversely affect our financial condition and results of operations.

The credit rating of our indirect shareholder could increase our costs of borrowing money and limit our access to capital markets and trade credit.

As a privately held company, our credit ratings could be negatively impacted due to our relationship with our ultimate parent. Our credit ratings are evaluated taking into account the credit ratings of our indirect shareholder, PDVSA, as well as PDVSA’s shareholder, the Bolivarian Republic of Venezuela and could be lowered by a rating agency if, in its judgment, the facts and circumstances warrant. Downgrades in our rating could adversely affect our ability to obtain new financing and retain trade credit and increase the related costs and could have an adverse impact on our future operations and financial position.

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Certain Other Risks

Our failure to maintain an adequate system of internal control over financial reporting could adversely affect our ability to accurately report our results.

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent material fraud. If we cannot provide reliable financial reports or prevent fraud, our reputation and operating results could be harmed. Although we maintain internal control over financial reporting, our efforts to maintain our internal controls may not be successful, and we may be unable to maintain adequate controls over our financial processes and reporting in the future.

Uncertainty in the capital markets could affect the value of certain assets as well as our ability to obtain capital.

Global financial markets and economic conditions have been, and continue to be uncertain due to a variety of factors. In some cases, the markets have produced downward pressure on credit capacity for certain issuers without regard to those issuers’ underlying financial and/or operating strength. As a result, the cost of raising money in the capital markets and the availability of funds from those markets will change based on market conditions.

The U.S. federal government, state governments and foreign governments have implemented and are considering a broad range of measures to address the current economic conditions. Nevertheless, government responses to any disruptions in the financial markets may not restore consumer confidence, stabilize the markets or increase liquidity and the availability of credit.

Catastrophic and unpredictable events could have a material adverse effect on our business.

A terrorist attack, war, power failure, cyber-attack, natural disaster or other catastrophic or unpredictable event could adversely affect our future revenue, expenses and operating results by: interrupting our normal business operations; sustaining employee casualties, including loss of our key employees; requiring substantial expenditures and expenses to repair, replace and restore normal business operations; and reducing investor confidence. We have a disaster recovery plan to address certain contingencies, but we cannot be assured that this plan will be sufficient in responding to the effects of any disaster scenario. Similarly, these types of events could also affect the ability of the third-party vendors that we rely upon to continue to provide necessary services to us, even though they also may have disaster recovery plans to address these contingencies. If we or our third-party vendors are unable to respond adequately or in a timely manner, this failure may result in a loss of revenue and/or increased expenses, either of which could have a material adverse effect on our operating results.

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Recourse against our directors for securities laws claims may be limited.

Certain members of our board of directors and certain of our executive officers are residents or citizens of Venezuela, and all or a substantial portion of the assets of those directors and officers may be located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon those directors and officers or to enforce, in U.S. courts, judgments obtained in such courts and predicated upon the civil liability provisions of the U.S. federal securities laws. In addition, PDVSA may replace members of our board of directors, which could in turn replace our executive officers, at any time. This could make it more difficult to effect service of process on our directors and executive officers. In addition, liabilities predicated solely upon the civil liability provisions of the U.S. federal securities laws in actions brought in Venezuela, in original actions or in actions for enforcement of judgments of U.S. courts, may not be enforceable in Venezuela.

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Business and Properties

Overview

CITGO Holding is the direct parent of CITGO. CITGO is engaged in the refining, marketing and transportation of petroleum products, including gasoline, diesel fuel, jet fuel, petrochemicals and lubricants, mainly within the continental United States east of the Rocky Mountains. CITGO Holding is a wholly-owned subsidiary of PDV Holding, a Delaware corporation, and is an indirect wholly-owned subsidiary of PDVSA (which may also be used herein to refer to one or more of its subsidiaries), the national oil company of the Bolivarian Republic of Venezuela. The Company does not own any crude oil reserves or crude oil exploration or production facilities. The Company operates as a single segment. (See our consolidated financial statements included in this report.)

Our Company

We own and operate three large-scale, highly complex petroleum refineries with a total rated crude oil refining capacity of approximately 749 MBPD, located in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. Our refining operations are supported by an extensive distribution network, which provides reliable access to our refined product end-markets. We own 38 refined product terminals with a total storage capacity of 19.4 million barrels and have equity ownership of an additional 3.9 million barrels of refined product storage capacity through our joint ownership of an additional ten terminals, spread across 22 states. We also have access to over 125 third-party terminals through exchange, terminaling and similar arrangements. Our retail network consists of approximately 5,500 independently owned and operated CITGO-branded retail outlets located east of the Rocky Mountains, in addition to a company-owned concept retail outlet in Houston, Texas. We and our predecessors have had a recognized brand presence in the U.S. for over 100 years.

Competition

The petroleum refining and marketing business is highly competitive. Our competitors include companies engaged in petroleum refining, as well as companies that produce similar or alternative products or services to meet the needs of industrial, commercial and individual consumers. Within the refining industry, we compete with other independent refiners as well as with integrated oil companies. Increasing environmental regulations and changing consumer preferences could in the future increase the level of competition from companies that produce alternative products and services. For example, mandated increases in the ethanol and other alternative fuel content of gasoline have benefited and are expected to continue to benefit producers of these products. Many of our competitors have significantly greater capital resources at their disposal, which may provide them greater flexibility in responding to volatile or changing industry and market conditions.

We compete on the basis of competitive pricing, brand loyalty, quality products and services, dependability and excellent customer services to our network of independent marketers. We also seek to enhance the CITGO brand through advertising and promotional campaigns, including campaigns that emphasize the value of our social development programs and the contributions that local owners and operators of CITGO-branded retail outlets make to their neighboring communities.

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We believe the size and complexity of our refineries, which enable us to process large volumes of lower cost, advantageous light and heavy sour crude oils into a flexible slate of refined products, gives us a significant advantage over our competitors.

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Refining

We own and operate three large-scale, highly complex petroleum refineries with a total rated crude oil refining capacity of approximately 749 MBPD located in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. We are one of the most complex independent refiners in the U.S., with each of our refineries capable of processing large volumes of heavy sour crude oils into a flexible slate of refined products. Refinery complexity refers to a refinery’s ability to process and convert crude oil and other feedstocks into higher-value products and is commonly measured by the Nelson Refinery Complexity Index. The higher complexity of our refineries gives us greater flexibility to process different grades and types of crude oils, ranging from heavy sour crude oils to lighter domestic crude oils in an economically efficient manner. Our refineries are supported by an extensive logistics network for receiving foreign heavy crude oils and domestic crude oils via marine facilities, pipelines, rail and truck and for distributing products via connections to major product pipelines and marine terminals with export capabilities. Over the 2013 to 2015 period, an average of 54% of the crude oils processed through our refineries was heavy sour crude oils. In 2015, our total yield of high-value products, including gasoline, jet fuel, diesel, no. 2 fuel oil and petrochemicals, was 89%. Our refineries also produce industrial products, which are used in a wide variety of end-market applications. The following table shows the rated crude oil refining capacity and our internally-calculated Nelson Refinery Complexity Index of each of our refineries as of December 31, 2015.

	Rated Crude Oil Refining Capacity	2015 Nelson Refinery Complexity Index
	(MBPD)
Location
Lake Charles, LA	425	12.21
Corpus Christi, TX	157	17.73
Lemont, IL	167	11.87

Total Rated Crude Oil Refining Capacity	749

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The following table summarizes our total rated crude oil refining capacity, total refinery input, product yield and utilization of rated crude oil refining capacity of our three refineries for each of the years in the three-year period ended December 31, 2015.

Total Refinery Production

	Year Ended December 31,
	2015		2014		2013
	(MBPD, except percentages)

Rated Crude Oil Refining Capacity at year end	749		749		749
Refinery Input
Crude oil
Heavy	372	52%	377	55%	385	56%
Light sour	28	4%	42	6%	86	13%
Light sweet	320	44%	272	39%	214	31%

Total crude oil	720	100%	691	100%	685	100%

Other feedstocks	113		102		87

Total	833		793		772

Product Yield
Light fuels
Gasoline	384	46%	370	47%	334	43%
Jet fuel	72	9%	74	9%	77	10%
Diesel/#2 fuel	244	29%	203	26%	201	26%
Petrochemicals	44	5%	50	6%	55	7%
Industrial products	91	11%	97	12%	114	14%

Total	835	100%	794	100%	781	100%

Utilization of Rated Crude Oil Refining Capacity		96%		92%		91%

Lake Charles, Louisiana Refinery. Our Lake Charles refinery has a rated crude oil refining capacity of 425 MBPD and is one of the largest refineries in the U.S. The Lake Charles refinery, which we estimate has a Nelson Refinery Complexity Index of 12.21, processed an average of 43% heavy sour crude oils over the 2013 to 2015 period. Light fuel products represented approximately 86% of the Lake Charles refinery’s total product yield in 2015, including significant quantities of conventional gasoline and reformulated gasoline, as well as jet fuel and ULSD. The Lake Charles refinery also produces petrochemicals, including refinery-grade propylene, benzene, toluene and mixed xylenes, and industrial products, including sulfur, residual oils and petroleum coke. Our Lake Charles refinery is supported by a wide range of logistics options that enhances the refinery’s ability to access low cost feedstock and various major product markets.

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The major conversion units at our Lake Charles refinery include three fluid catalytic cracking units, three naphtha reforming units, two coking units, an alkylation unit and a two-stage hydrocracking unit. Our Lake Charles refinery’s high coking capacity enables us to run a heavier crude oil slate and to convert heavy residual oils to high-value transportation fuels. The hydrocracking unit is used to upgrade gas oil or low quality distillates to high quality naphtha, jet fuel and diesel fuel. Additionally, hydrotreating units such as our ULSD and gasoline hydrotreating units help us meet regulatory and customer demands for clean fuels products.

The following table summarizes our Lake Charles refinery’s total rated crude oil refining capacity, total refinery input, product yield and utilization of rated crude oil refining capacity for each of the years in the three-year period ended December 31, 2015.

Lake Charles Refinery Production

	Year Ended December 31,
	2015		2014		2013
	(MBPD, except percentages)

Rated Crude Oil Refining Capacity at year end	425		425		425
Refinery Input
Crude oil
Heavy	157	39%	168	44%	178	47%
Light sour	13	3%	17	4%	52	14%
Light sweet	230	58%	202	52%	150	39%

Total crude oil	400	100%	387	100%	380	100%

Other feedstocks	33		16		12

Total	433		403		392

Product Yield
Light fuels
Gasoline	199	45%	185	45%	159	40%
Jet fuel	71	16%	73	18%	75	19%
Diesel/#2 fuel	107	25%	82	20%	98	24%
Petrochemicals	18	4%	26	6%	26	6%
Industrial products	44	10%	44	11%	44	11%

Total	439	100%	410	100%	402	100%

Utilization of Rated Crude Oil Refining Capacity		94%		91%		89%

The Lake Charles refinery’s Gulf Coast location provides it with access to crude oil feedstock deliveries from multiple sources. The Lake Charles refinery has direct marine access to crude oil and other feedstock transportation facilities and is connected by pipeline to growing supplies from the Permian Basin and to growing production in the U.S. and Canada as a shipper on the Keystone Marketlink pipeline and to the U.S. Strategic Petroleum Reserve. Imported heavy crude oil and feedstock supplies are delivered by ship directly to the Lake

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Charles refinery, while additional light sour crude oil supplies are delivered to a third-party marine terminal and delivered to Lake Charles by our Sour Lake, Texas pipeline. The refinery is also connected by pipelines to the Louisiana Offshore Oil Port and to terminal facilities in St. James, Louisiana and the Houston, Texas area. In addition to marine and pipeline crude supplies, our Lake Charles refinery also has a rail car facility capable of receiving Midwestern U.S. and Canadian crude oil. The wide range of logistics options enhances the refinery’s ability to access low cost feedstock and major product pipelines.

For delivery of refined products, the Lake Charles refinery has injection capabilities directly into one of the largest product pipelines in the U.S., Colonial Pipeline, which supplies the Mid-Atlantic region of the U.S. Other pipelines carry our light end products such as butanes, refinery-grade propylene and propane to the market. Deep draft docks at the Lake Charles refinery and adjacent terminals provide access for ocean tankers and barges to load refined products for shipment to domestic and international markets.

Corpus Christi, Texas Refinery. Our Corpus Christi refinery has a rated crude oil refining capacity of 157 MBPD. Utilizing the methodology from Oil & Gas Journal’s 2014 Worldwide Refining Survey and our most recent operating data, we estimate that our Corpus Christi refinery has a Nelson Refinery Complexity Index of 17.73, making it one of the most complex fuel and petrochemical refineries in the U.S. The Corpus Christi refinery processed an average of 80% heavy sour crude oils over the 2013 to 2015 period. In 2015, light fuel products represented approximately 82% of the total product yield for the Corpus Christi refinery, with petrochemicals representing approximately 8% and the remaining balance comprised of industrial products. Our Corpus Christi refinery is also capable of producing high-value aromatic-based petrochemicals, such as cumene, cyclohexane and mixed xylenes.

The major conversion units at our Corpus Christi refinery include two fluid catalytic cracking units, two state-of-the-art naphtha continuous catalytic reforming units, a delayed coking unit and an alkylation unit. Our Corpus Christi refinery’s high coking capacity enables us to run a heavier crude oil slate and to convert heavy residual oils into high-value transportation fuels. The refinery’s conversion units are able to process the intermediate feedstock from its crude topping capacity as well as additional intermediate feedstock.

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The following table summarizes our Corpus Christi refinery’s total rated crude oil refining capacity, total refinery input, product yield and utilization of rated crude oil refining capacity for each of the years in the three-year period ended December 31, 2015.

Corpus Christi Refinery Production

	Year Ended December 31,
	2015		2014		2013
	(MBPD, except percentages)

Rated Crude Oil Refining Capacity at year end	157		157		157
Refinery Input
Crude oil
Heavy	126	79%	108	81%	119	79%
Light sour	1	1%	4	3%	3	2%
Light sweet	32	20%	21	16%	29	19%

Total crude oil	159	100%	133	100%	151	100%

Other feedstocks	62		68		54

Total	221		201		205

Product Yield
Light fuels
Gasoline	103	47%	97	48%	92	45%
Diesel/#2 fuel	77	35%	66	33%	53	26%
Petrochemicals	19	8%	18	9%	21	10%
Industrial products	22	10%	21	10%	40	19%

Total	221	100%	202	100%	206	100%

Utilization of Rated Crude Oil Refining Capacity		101%		85%		96%

Our Corpus Christi refinery receives crude oil and other feedstock supplies primarily by marine transport, utilizing wholly- and partly-owned docks as well as third-party docks. The refinery also has access to crude oil from the nearby Eagle Ford Shale via barge and truck.

For delivery of refined products, the refinery utilizes marine, pipeline and adjoining terminal facilities. More than half of the Corpus Christi refinery’s shipments are made via third-party pipelines and marine transport, primarily to the Southeast region of the U.S., Texas and international markets.

Our Corpus Christi refinery complex consists of an East Plant and a West Plant, located within five miles of each other. A third party owns and operates a hydrogen production plant located near our Corpus Christi refinery, built to supply hydrogen to our ULSD units, which is treated as a capital lease scheduled to expire in March 2030.

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Lemont, Illinois Refinery. Our Lemont refinery has a rated crude oil refining capacity of 167 MBPD and is a major supplier of transportation fuels primarily to the upper Midwest region of the U.S. The Lemont refinery’s deep conversion capacity enables it to process large amounts of heavy sour Canadian crude oils, which gives it an advantage over other Midwest refineries without similar capabilities. The Lemont refinery also benefits from the lower transportation cost of Canadian heavy crude oils and its location in a historically net import market for petroleum products. The Lemont refinery, which we estimate has a Nelson Refinery Complexity Index of 11.87, processed an average of 57% heavy sour crude oils over the 2013 to 2015 period. In 2015, light fuel products represented approximately 82% of the total product yield for our Lemont refinery, with the remaining output comprised of petrochemicals, including benzene, toluene and mixed xylenes, plus a range of aliphatic solvents and industrial products.

The major conversion units at our Lemont refinery include a crude unit, fluid catalytic cracking unit, two catalytic reforming units, a coking unit and an alkylation unit. As with our other refineries, the Lemont refinery’s high coking capacity enables us to run a heavier crude oil slate and to convert heavy residual oils into high-value transportation fuels. In September 2010, we completed a unit for production of ULSD at our Lemont refinery. This unit helps us meet regulatory and customer demands for clean fuel products. Petrochemical units give our Lemont refinery the capability of producing aromatic-based petrochemicals in addition to aliphatic solvents.

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The following table summarizes our Lemont refinery’s total rated crude oil refining capacity, total refinery input, product yield and utilization of rated crude oil refining capacity for each of the years in the three-year period ended December 31, 2015.

Lemont Refinery Production

	Year Ended December 31,
	2015		2014		2013
	(MBPD, except percentages)

Rated Crude Oil Refining Capacity at year end	167		167		167
Refinery Input
Crude oil
Heavy	89	55%	101	59%	88	57%
Light sour	14	9%	21	12%	31	20%
Light sweet	58	36%	49	29%	35	23%

Total crude oil	161	100%	171	100%	154	100%

Other feedstocks	18		18		21

Total	179		189		175

Product Yield
Light fuels
Gasoline	82	47%	88	48%	83	48%
Jet fuel	1	1%	1	1%	2	1%
Diesel/#2 fuel	60	34%	55	30%	50	29%
Petrochemicals	7	4%	6	3%	8	5%
Industrial products	25	14%	32	18%	30	17%

Total	175	100%	182	100%	173	100%

Utilization of Rated Crude Oil Refining Capacity		96%		102%		92%

Approximately 55% of the Lemont refinery’s crude oil input in 2015 was heavy Canadian crude oil transported from Western Canada via the Enbridge Pipeline system. The refinery is also capable of receiving other feedstocks by barge and rail.

Our Lemont refinery is strategically positioned along major shipping routes and close to the high demand Chicago market. The facility is adjacent to the Chicago Sanitary and Ship Canal, which connects by the Des Plaines River to the Illinois and Mississippi Rivers. This system of waterways provides our Lemont refinery with access to the Great Lakes area of the U.S. and the Gulf of Mexico for delivery of products. Our Lemont refinery also is positioned in close proximity to two major rail systems as well as to third-party pipelines for the delivery of products.

Certain third parties own and operate hydrogen production plants located within the boundaries of our Lemont refinery, built to supply hydrogen to units such as the ULSD unit, which are treated as capital leases scheduled to expire between November 2023 and March 2030.

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Other Properties

Our principal properties are described above under the caption “Refining.” In addition, we also own directly or have interests in pipelines and terminals, as described under the caption “Refined Product Marketing and Distribution.”

We also have various other operating and capital leases, primarily for product storage facilities, office space, marine chartered vessels, computer equipment and various facilities and equipment used to store and transport feedstocks and refined products. Operating lease expense totaled $175 million, $185 million and $170 million for the years ended December 31, 2015, 2014 and 2013, respectively. See Note 13 to our consolidated financial statements included in this report for a discussion of certain of our lease arrangements.

Crude Oil and Other Feedstock Purchases

Crude oil is our primary raw material. We do not own any crude oil reserves or production facilities, and must therefore rely on purchases of crude oil and feedstocks for our refinery operations. We buy and sell crude oil to facilitate procurement and delivery of a desired type or grade of crude oil to a desired location to supply our refineries or for operational or logistical reasons, not as an independent business activity to generate profit. We believe that reflecting the net result of this activity in cost of sales is an appropriate reflection of the nature of these transactions as efforts undertaken to acquire raw material.

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Crude Oil Purchases. The following table summarizes our net purchases of crude oil by source and type of purchase arrangement for each of the years in the three-year period ended December 31, 2015.

Crude Oil Purchases by Source

	Lake Charles, LA			Corpus Christi, TX			Lemont, IL			Total
	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
	(MBPD)
Supplier/Source
Venezuela (1)
Contract purchases	136	113	122	66	41	40	—	—	—	202	154	162
Spot purchases	1	39	41	1	1	20	—	—	—	2	40	61
Canada
Contract purchases	—	—	—	—	—	—	62	78	83	62	78	83
Spot purchases	—	1	—	—	—	—	81	81	67	81	82	67
U.S.
Contract purchases	88	24	—	7	—	—	4	—	—	99	24	—
Spot purchases	154	184	142	25	18	25	13	15	8	192	217	175
Other sources
Contract purchases	—	—	32	3	—	—	—	—	—	3	—	32
Spot purchases	24	31	69	54	71	47	—	—	—	78	102	116

Total (2)	403	392	406	156	131	132	160	174	158	719	697	696

(1)	Includes PDVSA supplied Venezuelan crude oil which we purchased at market-related prices from a third-party reseller. During 2015, 2014 and 2013, 0%, 6% and 1%, respectively, of our crude oil purchases were from this source.
(2)	Total crude oil purchases do not equal crude oil refinery inputs because of changes in inventory.

Our largest single supplier of crude oil is PDVSA, together with certain of its other subsidiaries and affiliates, from whom we source a substantial amount of the crude oil requirements for our Lake Charles and Corpus Christi refineries (our U.S. Gulf Coast refineries). In 2015, approximately 28% of our crude oil purchases in volume were from PDVSA and PDVSA affiliated suppliers. See “Certain Relationships and Related Party Transactions.” The remaining 72% of our crude oil purchases in 2015 were supplied by approximately 48 suppliers, including ten that exclusively supplied Canadian crude oil to our Lemont refinery.

In total in 2015, approximately 51% of our crude oil requirements were purchased under term contracts, with the remainder being purchased on the spot market.

Our largest contractual relationship is with PDVSA. We also purchase Venezuelan crude oil for our U.S. Gulf Coast refineries on a spot basis from PDVSA and other affiliated suppliers. See Note 2 to our consolidated financial statements included in this report.

Approximately 39% of the crude oil requirements for our Lemont refinery in 2015 were purchased under term contracts with various Canadian suppliers. These contracts generally have terms of one year, which are typically renewed upon expiration. The contracts generally incorporate formula pricing based on spot market values of widely traded crude oils.

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The complexity and geographic location of our three refineries gives us the flexibility to process a wide range of crude oils, including large volumes of heavy sour grades, and better positions us to withstand potential disruptions in supply at one of the refineries. In 2015, our crude oil supply was comprised of 57 different types of crude oil from ten different countries. Our U.S. Gulf Coast refineries have direct marine access and pipeline connections, giving us the ability to optimize on low cost feedstocks. Due to its geographic location, our Lemont refinery, which processes mainly Western Canadian crude oils, is able to capture significant discounts on its crude oil costs compared to most other refineries in the U.S.

The following table shows our net purchases of crude oil by type for our three refineries for each of the years in the three-year period ended December 31, 2015.

Crude Oil Purchases by Type

	Lake Charles, LA			Corpus Christi, TX			Lemont, IL			Total
	2015	2014	2013	2015	2014	2013	2015	2014	2013	2015	2014	2013
	(MBPD)
Crude Oil Type
Heavy	158	170	204	123	109	100	92	102	92	373	381	396
Light
Sour	14	16	54	1	—	2	13	21	30	28	37	86
Sweet	231	206	148	32	22	30	55	51	36	318	279	214

Total	403	392	406	156	131	132	160	174	158	719	697	696

Other Feedstock Purchases. In addition to crude oil, we utilize intermediate feedstocks to optimize the capacity of our refinery conversion units. Although the majority of our intermediate feedstocks are produced internally from crude processing, we also purchase intermediate feedstocks in order to utilize refinery spare capacity and optimize unit run rates.

Purchased intermediate feedstocks include naphtha, a refined product used as a feedstock for catalytic reforming units; vacuum gas oil, used as a feedstock for fluid catalytic cracking units; coker feed, used as a feedstock for coking units; and cycle oil, used as a feedstock for hydrocracking units. The mix of intermediate feedstocks purchased varies by refinery because of the differences in available capacity. For example, our Lake Charles refinery has available hydrocracking capacity, which allows us to purchase more cycle oil, while our Corpus Christi refinery has available fluid catalytic cracking capacity, which allows us to purchase more vacuum gas oil.

Intermediate feedstocks are purchased from a number of different sources, mainly on a spot basis. Historically, we have purchased some of our naphtha from PDVSA, including purchases under supply agreements. See Note 2 to our consolidated financial statements included in this report.

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Refined Product Marketing and Distribution

Our principal products are light fuels (including gasoline, jet fuel and diesel fuel), petrochemicals and industrial products.

Light Fuels. We sell branded gasoline to approximately 405 marketers who in turn sell the product through approximately 5,500 independently owned and operated CITGO-branded retail outlets located east of the Rocky Mountains. Our extensive branded retail network provides us with a more stable and consistent distribution outlet while also allowing us to capture additional margin over the bulk spot market. We sell diesel and a small portion of our gasoline through a network of unbranded or commercial customers. We market jet fuel for use at various airports in south Florida. We sell our heating oil primarily through distributors. In addition, we export refined products to foreign markets. Our U.S. Gulf Coast refineries have the ability to export gasoline, jet fuel and distillates, with export volumes of these products dependent on economic conditions. In 2015, we exported approximately one-third of the gasoline, distillate and jet fuel produced at our U.S. Gulf Coast refineries to foreign markets.

Our light fuel marketing activities are supported by an extensive terminal distribution network throughout our service regions. We own or have equity ownership in 48 refined product storage and transfer terminals located across 22 states. Of these terminals, 38 are wholly owned by us and the remaining ten are jointly owned (with seven being operated by us). Thirteen of the 48 product terminals have waterborne docking facilities, which greatly enhance our logistical flexibility. Refined product terminals owned or jointly owned and operated by us provide a total storage capacity of approximately 23 million barrels. In addition, we have access to over 125 third-party terminals through exchange, terminaling and similar arrangements with other major refined product suppliers and terminal operators. This terminal network provides us the flexibility and timely response capability to meet the distribution needs of our customers, while allowing us to optimize our refinery utilization, balance refined product supply and demand and minimize transportation costs. Additionally, our U.S. Gulf Coast refineries have substantial marine export capabilities enabling us to reach growing international product markets.

Sales to our independent branded marketers are typically made under contracts which run for an initial term of three years and automatically renew for successive three-year periods unless terminated earlier. The contracts require the marketers to purchase a minimum amount of CITGO-branded gasoline each month at prices established by CITGO on a point-of-sale basis. Under the contracts, marketers must display our brand and maintain certain minimum standards relating to cleanliness, safety and appearance at their retail facilities.

Petrochemicals, Industrial Products and Lubricants. We produce a diverse range of petrochemicals and industrial products.

The petrochemicals we produce include benzene, cumene, mixed xylenes, toluene, cyclohexane, refinery-grade propylene and solvents. We sell petrochemicals primarily to large chemical and petrochemical manufacturers for use in the production of plastics, fibers and building materials, including paints, adhesives and coatings. Our petrochemicals sales are typically governed by contracts that range from one to five years and have a minimum volume requirement.

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Industrial products are categorized as byproducts that are produced or consumed during the refining process. Our industrial products include sulfur, which is sold to the U.S. and international fertilizer industries; cycle oils, which are sold for feedstock processing and blending; natural gas liquids, which are sold to the U.S. fuel and petrochemical industry for gasoline blending, for heating and as feedstocks for petrochemicals; petroleum coke, which is sold primarily in international markets for use as kiln and boiler fuel; and residual fuel blendstocks, which are sold to a variety of fuel oil blenders or other refiners for further processing.

We also blend and market globally on a branded basis lubricants such as industrial lubricants and automotive oils, with particular penetration in the retail markets for two-cycle and small engine oil, grease products, metal working fluids and environmentally friendly and food-grade lubricants. Besides direct sales to large direct accounts, we have over 200 contract marketers that distribute our finished lubricant products throughout the U.S. and internationally.

Refined Product Purchases. We supply our distribution network primarily from our three refineries in Lake Charles, Corpus Christi and Lemont. In 2015, our internal production exceeded our marketing sales by approximately 98 MBPD for gasoline, 99 MBPD for distillate and 59 MBPD for jet fuel. To optimize our refineries and meet our customers’ demands, we also buy and sell gasoline and distillate through bulk sales channels. Our bulk purchases and sales are with various unaffiliated oil companies and trading companies and allow us to balance location, grade, volume and timing differences between our internally produced products and demand from our customers.

Employees

We have a total of approximately 3,500 employees, approximately 1,300 of whom are covered by union contracts. Most of the union employees are employed in refining operations. The remaining union employees are located at a lubricant blending and packaging facility and the Linden, New Jersey refined product terminal. See “Risk Factors—Risks Related to Our Business and Industry—A portion of our workforce is unionized, and we may face labor disruptions that interfere with our operations or increase our costs.” Our collective bargaining agreements will expire between February 2019 and December 2019. We believe our relations with our employees are satisfactory.

Environmental and Safety Regulation

Environment. We are subject to extensive and evolving federal, state and local environmental laws and regulations, including, but not limited to, those relating to the discharge of materials into the environment or that otherwise relate to the protection of the environment, waste management and the characteristics and composition of fuels. These laws and regulations, and enforcement actions thereunder, may require us to take additional compliance actions and actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other regulated materials and/or pay for natural resource and other related damages. Compliance with these laws and regulations also increases our operating costs and requires significant

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capital expenditures. For additional information on and discussion of environmental matters relating to our business, see “Risk Factors – Environmental statutes and regulations impose significant costs and liabilities,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Capital Expenditures” and the subheading “Environmental Compliance and Remediation” in Note 12 to our consolidated financial statements included in this report.

Safety. The petroleum refining and distribution industry is subject to stringent federal and state occupational health and safety laws and regulations. We also believe that the safety of our employees and facilities is tied directly to productivity in our facilities and financial results. We maintain a comprehensive safety management system which includes safety policies, procedures, recordkeeping, internal reviews, training, incident reviews and corrective actions. We track not only accidents, but also “near miss” events and conditions, equipment malfunctions, first aid events and medical treatments. Each employee at our facilities has a role in maintaining safe work conditions and has the authority to stop unsafe acts or unsafe conditions.

Environmental and Safety Matters. While we do not believe that any currently pending or proposed environmental or safety compliance or remediation requirements or currently pending or asserted litigation, investigatory or other matters, including those described in Note 12 to our consolidated financial statements included in this report, will have a material adverse impact on our financial condition, results of operations or cash flows, we cannot assure you that such requirements or the outcome of such matters would not, individually or in the aggregate, have a material adverse effect on our financial condition and results of operations and certain indicated matters could significantly affect us during individual financial reporting periods.

The disclosure under the subheading “Environmental Compliance and Remediation” in Note 12 to our consolidated financial statements included in this report is incorporated by reference into this section of this report.

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Legal Proceedings

The disclosure under the subheading “Litigation and Injury Claims” and “Environmental Compliance and Remediation” in Note 12 to our consolidated financial statements included in this report is incorporated by reference into this section of this report.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes included elsewhere in this report. The following discussion, including the “Industry Outlook” section, includes certain forward-looking statements, which are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from the results that are projected, expressed or implied. See “Forward-Looking Statements” and “Risk Factors.”

Overview

We own and operate three large-scale, highly complex petroleum refineries with a total rated crude oil refining capacity of approximately 749 MBPD, located in Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois. Our refining operations are supported by an extensive distribution network, which provides reliable access to our refined product end-markets. We own 38 refined product terminals with a total storage capacity of 19.4 million barrels and have equity ownership of an additional 3.9 million barrels of refined product storage capacity through our joint ownership of an additional ten terminals, spread across 22 states. We also have access to over 125 third-party terminals through exchange, terminaling and similar arrangements. Our retail network consists of approximately 5,500 independently owned and operated CITGO-branded retail outlets located east of the Rocky Mountains, in addition to a company-owned concept retail outlet in Houston, Texas. We and our predecessors have had a recognized brand presence in the U.S. for over 100 years.

Factors Impacting Our Profitability

As with other refining companies, our earnings and cash flows are primarily affected by refined product prices, which impact our net sales, and crude oil and other feedstock prices, which impact our cost of sales. Crude oil, other feedstocks, including primarily naphtha and catalytic feed, and refined products are all commodities, the prices of which depend on numerous factors. These factors include the supply and demand for each of these commodities, which in turn depend on changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, energy commodity investment activity, refinery capacities and utilization rates, imports, alternative fuels and government regulation.

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While the net sales and cost of sales of refining companies are affected by movements in the prices for crude oil and other feedstocks and the prices for refined products, the two primary drivers of profitability in the refining industry are the relationship among various grades of crude oils and the relationship between crude oil and refined product prices. The following table presents certain recognized industry markers that demonstrate the margin relationship between specified crude oil inputs and refined products and the average price differentials between certain lighter, sweeter crude oils and their heavier, more sour counterparts during the indicated periods.

	Year Ended December 31,
	2015	2014	2013
Selected Industry Markers (1):	($ per barrel)

Average price of WTI Cushing (light crude)	$48.78	$93.21	$97.94
Average price of LLS St. James (light crude)	$52.45	$96.84	$107.42
Average price of Dated Brent (light crude)	$52.51	$99.00	$108.68
Average price of Maya FOB (heavy crude)	$44.20	$85.81	$97.32
Average price of WCS FOB (heavy crude)	$36.97	$73.77	$73.47

Gulf Coast light/heavy crude oil spread (2)	$8.25	$11.03	$10.10
Chicago light/heavy crude oil spread (3)	$11.81	$19.44	$24.47
Dated Brent less Maya FOB crude oil spread (4)	$8.31	$13.19	$11.36
Dated Brent less WTI Cushing crude oil spread (5)	$3.73	$5.79	$10.74

Gulf Coast 3/2/1 crack spread (6)	$12.79	$10.53	$9.30
Gulf Coast gasoline crack spread (7)	$14.86	$9.73	$7.39
Gulf Coast heat crack spread (8)	$8.65	$12.13	$13.13
Chicago 3/2/1 crack spread (9)	$19.04	$17.58	$21.97
Chicago gasoline crack spread (10)	$18.87	$14.20	$18.70
Chicago distillate crack spread (11)	$19.38	$24.35	$28.49

(1)	(1) The per barrel values are calculated using the average of daily prices for the applicable type of crude, gasoline or distillate during the applicable period, as published by Platts (light crude, gasoline and distillate), Argus (Chicago heavy crude) and both Platts and Argus (Gulf Coast heavy crudes).The per barrel values are calculated using the average of daily prices for the applicable type of crude, gasoline or distillate during the applicable period, as published by Platts (light crude, gasoline and distillate), Argus (Chicago heavy crude) and both Platts and Argus (Gulf Coast heavy crudes).
(2)	(2) The Gulf Coast light/heavy crude oil spread is calculated as the value of one barrel of LLS St. James crude oil less the value of one barrel of Maya FOB crude oil. The Gulf Coast light/heavy crude oil spread is calculated as the value of one barrel of LLS St. James crude oil less the value of one barrel of Maya FOB crude oil.
(3)	(3) The Chicago light/heavy crude oil spread is calculated as the value of one barrel of WTI Cushing crude oil less the value of one barrel of WCS FOB Hardisty, Canada crude oil. The Chicago light/heavy crude oil spread is calculated as the value of one barrel of WTI Cushing crude oil less the value of one barrel of WCS FOB Hardisty, Canada crude oil.
(4)	(4) The Dated Brent less Maya FOB crude oil spread is calculated as the value of one barrel of Dated Brent crude oil less the value of one barrel of Maya FOB crude oil. The Dated Brent less Maya FOB crude oil spread is calculated as the value of one barrel of Dated Brent crude oil less the value of one barrel of Maya FOB crude oil.
(5)	(5) The Dated Brent less WTI Cushing crude oil spread is calculated as the value of one barrel of Dated Brent crude oil less the value of one barrel of WTI Cushing crude oil. The Dated Brent less WTI Cushing crude oil spread is calculated as the value of one barrel of Dated Brent crude oil less the value of one barrel of WTI Cushing crude oil.
(6)	(6) The Gulf Coast 3/2/1 crack spread is calculated as the value of two-thirds of a barrel of Gulf Coast regular unleaded gasoline plus the value of one-third of a barrel of Gulf Coast no. 2 fuel oil minus the value of one barrel of LLS St. James crude oil. Heavy crude refiners also evaluate the Gulf Coast light/heavy crude oil spread. The Gulf Coast 3/2/1 crack spread is calculated as the value of two-thirds of a barrel of Gulf Coast regular unleaded gasoline plus the value of one-third of a barrel of Gulf Coast no. 2 fuel oil minus the value of one barrel of LLS St. James crude oil. Heavy crude refiners also evaluate the Gulf Coast light/heavy crude oil spread.

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(7)	(7) The Gulf Coast gasoline crack spread is calculated as the value of one barrel of Gulf Coast regular unleaded gasoline less the value of one barrel of LLS St. James crude oil. The Gulf Coast gasoline crack spread is calculated as the value of one barrel of Gulf Coast regular unleaded gasoline less the value of one barrel of LLS St. James crude oil.
(8)	(8) The Gulf Coast heat crack spread is calculated as the value of one barrel of Gulf Coast no. 2 fuel oil less the value of one barrel of LLS St. James crude oil. The Gulf Coast heat crack spread is calculated as the value of one barrel of Gulf Coast no. 2 fuel oil less the value of one barrel of LLS St. James crude oil.
(9)	(9) The Chicago 3/2/1 crack spread is calculated as the value of two-thirds of a barrel of Chicago regular unleaded gasoline plus the value of one-third of a barrel of Chicago ULSD minus the value of one barrel of WTI Cushing crude oil. Heavy crude oil refiners also evaluate the Chicago light/heavy crude oil spread. The Chicago 3/2/1 crack spread is calculated as the value of two-thirds of a barrel of Chicago regular unleaded gasoline plus the value of one-third of a barrel of Chicago ULSD minus the value of one barrel of WTI Cushing crude oil. Heavy crude oil refiners also evaluate the Chicago light/heavy crude oil spread.
(10)	(10) The Chicago gasoline crack spread is calculated as the value of one barrel of Chicago regular unleaded gasoline less the value of one barrel of WTI Cushing crude oil. The Chicago gasoline crack spread is calculated as the value of one barrel of Chicago regular unleaded gasoline less the value of one barrel of WTI Cushing crude oil.
(11)	(11) The Chicago distillate crack spread is calculated as the value of one barrel of Chicago ULSD less the value of one barrel of WTI Cushing crude oil. The Chicago distillate crack spread is calculated as the value of one barrel of Chicago ULSD less the value of one barrel of WTI Cushing crude oil.

Crude Oil and Feedstock Costs. Our crude oil and feedstock costs may vary from published industry crude markers such as WTI, LLS, Dated Brent, Maya and WCS crude oil prices due to the quality of crude oils that we purchase, location basis differentials, the timing of our purchases and the mix of crude oils and feedstocks we purchase. Our crude oil purchases are optimized and weighted toward heavy crude oils that have historically been purchased at lower prices than light crude oils. Hence, our profitability is significantly affected by the differential among varying types and grades of crude oil, including but not limited to the differential between light and heavy crude oil prices, referred to as the “light/heavy crude oil spread” or the “light/heavy differential”.

Product Prices. As with crude oil and feedstocks, the prices we realize from the sale of refined products may vary from published industry prices due to differences in the grades of products we sell, the geographic regions and locations where we sell our products and the mix of the products we sell. Refined product prices may behave differently over different periods of time. This is the case for petrochemicals and industrial products, as well as gasoline and other light fuel products.

Refining Margins. The refining margins we realize from our operations may vary from published industry markers such as the “Gulf Coast gasoline crack spread” and the “Gulf Coast heat crack spread” due to variances between our actual crude oil costs, other feedstock costs and product sales prices and the prices used to calculate these industry markers. Likewise, our actual refining margins may vary from the “Gulf Coast 3/2/1 crack spread” for similar reasons, as well as because of differences between the proportions of products our refineries produce versus the proportions of products assumed in the calculation of the industry crack spreads. Although our actual refining margins may differ from these industry markers, we believe that over time our actual margins tend to track these markers, and in that respect they serve as a general indicator of our performance.

Refining margins are also affected by the cyclical nature of demand for refined products. Demand for gasoline is generally lower during the winter months than during the summer months. This decrease in demand during the winter months can lower gasoline prices during that time. Consequently, our operating results for the

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second and third calendar quarters are generally expected to be higher than those for the first and fourth calendar quarters of each year. The effects of seasonal demand for gasoline are partially offset by increased demand for heating oil during the winter months. Refining margins remain volatile and our results of operations may not reflect these historical seasonal trends.

Other Factors Impacting Our Profitability. Other fundamental factors which may impact our normal operating profitability include refinery utilization rates, refinery energy costs such as natural gas and electricity, petrochemical margins, maintenance costs and wholesale branded marketing margins. Increasingly, non-fundamental factors such as overall commodity price movements, movements in financial markets, such as the equities and currency markets, and geopolitical risks have an impact on overall profitability.

We comply with RFS2 requirements through a combination of RINs that we carry over from prior periods, blending renewable fuels obtained from third parties and purchases of RINs in the open market. The cost and availability of RINs, which operate like commodities, could also impact our operating profitability.

Non-operating factors, including LIFO inventory adjustments due to fluctuations in our inventory levels, impairments of assets, other non-cash charges and receipts of insurance proceeds, may also impact our profitability. Expenses associated with our social development programs can also impact our results from period to period.

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Industry Outlook

The U.S. economy continued to perform reasonably well in the fourth quarter of 2015. The U.S Federal Reserve determined that the economic outlook was strong enough to warrant the first increase in short-term interest rates since 2006. While we believe that was viewed as a vote of confidence for future economic expansion, other metrics such as the low labor participation rate and low inflation continue to suggest relatively tepid economic growth. Internationally, we believe that the impact of the extremely high private sector debt load in China continues to weigh on the outlook for growth in the world’s second largest economy. Chinese economic expansion has been the main driver of world economic growth, and a prolonged reduction in Chinese growth could create a ripple effect on developed economies that depend in part on future Chinese consumption.

The U.S. refining industry set a new fourth quarter throughput record, and continues to benefit from high utilization rates. While margins fell somewhat in the last quarter, in line with seasonal trends, overall refining margins were above average. Gasoline margins remain strong with export demand providing refiners with the incentive to maximize gasoline production even in the traditional distillate season. We believe that refiners continue to enjoy strong margins on “bottom of the barrel” products like asphalt and petroleum coke. At the same time, extremely high distillate inventories in the U.S. and elsewhere have driven distillate margins to their lowest levels in more than a decade, adjusting for quality and the impact of RFS2. While we believe sector profitability remains very healthy, the potential exists for a short-term earnings impact if gasoline margins slip from their unseasonably high levels.

Oil prices continue to decline as crude oil inventories grow to record levels. Benchmark WTI and Brent prices have fallen to their lowest levels in 12 years. While opinions vary on how low prices might ultimately go, what is certain is that current prices do not support investment levels necessary to maintain output and that, as a result, supply and demand will ultimately rebalance as available supply falls. High cost, heavy crudes are at or below break-even production economics. If prices stay low this will tend to narrow light-heavy crude oil spreads such as Brent-Maya and WTI-WCS. At the same time, the lifting of the ban on exporting U.S. crude oil has removed any artificial price constraints on crude oil grades allowing refiners to once again optimize their crude slates based on completely free-market forces.

The U.S. EPA finalized its RFS2 requirements for 2014, 2015 and 2016 in November, increasing both conventional (ethanol) and advanced biofuels requirements versus the proposal from earlier in the year. As a result, the cost of renewable fuels credits jumped sharply. The certainty provided by the finalized requirements should stabilize environmental compliance costs for the rest of 2016, and those costs should have a minimal impact on refining sector profitability.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with U.S. GAAP requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those that management believes are the most critical to the preparation of our financial statements and which require significant judgment and estimation because of inherent uncertainty.

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Environmental Liabilities. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. We continually monitor our compliance with environmental regulations and respond promptly to issues raised by regulatory agencies. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value and are recorded without consideration of potential recoveries from third parties, which are separately recorded in other noncurrent assets. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available. Accruals for our environmental liabilities require judgment due to the uncertainties related to the magnitude of the liability and timing of the remediation effort. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts and potential improvements in remediation technologies.

Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against us. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis by which we determine whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management’s opinion, such losses are probable and reasonably estimable. These amounts can vary significantly from actual litigation results due to differing interpretations of relevant law and differing opinions regarding the degree of potential liability and the assessment of reasonable damages.

Inventories. Our crude oil and refined product inventories are carried at the lower of cost or market. Cost is determined principally under the LIFO valuation method. Ending inventory costs in excess of market value are written down to market values and charged to cost of products sold in the period recorded. In determining the market value of our inventories, we assume our feedstocks are converted into refined products, which requires us to make estimates regarding the refined products expected to be produced from those feedstocks and the conversion costs required to convert those feedstocks into refined products. Market values are based on subsequent month average sales prices. We determine market value inventory adjustments by evaluating crude oil and refined product inventories on an aggregate basis by geographic region and by product type. The market value of our inventories exceeded the LIFO cost by $89 million at December 31, 2015.

Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, we have absorbed the majority of these cost increases which increase our liability and reduce our profitability. There is no indication that the trend of increasing health care costs will be reversed in future periods. Our recorded liability for such health care costs is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.

Pensions. Our recorded pension costs and liability are based on actuarial calculations, which are dependent on assumptions concerning discount rates, expected rates of return on plan assets, employee turnover,

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estimated retirement dates, salary levels at retirement and mortality rates. In addition, differences between actual experience and the assumptions also affect the actuarial calculations. While management believes that the assumptions used are appropriate, differences in actual experience or changes in assumptions could significantly affect our future pension cost and liability.

Impairments. We periodically evaluate the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

We evaluate our investments in affiliates for impairment when there is evidence that we may not be able to recover the carrying amount of our investments or the affiliate is unable to sustain an earnings capacity that justifies the carrying amount. A loss in the value of an investment that is other than a temporary decline is recognized currently in earnings, and is based on the difference between the estimated current fair value of the investment and its carrying amount.

Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management utilizes assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

Commodity, RINs and Interest Rate Derivatives. We periodically use futures, forwards, swaps and options primarily to reduce our exposure to market risk related to crude oil, refined products and natural gas commodities. To manage these exposures, management has defined certain benchmarks consistent with our preferred risk profile for the environment in which we operate and finance our assets. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. We do not designate any of our derivative instruments as hedges for accounting purposes. Fair values of commodity derivatives are recorded in prepaid expenses and other or other current liabilities, as applicable, and changes in the fair values of commodity derivatives not designated in hedging relationships are recorded in cost of sales and operating expenses.

We use forwards to reduce our exposure to market risk related to RINs. Fair values of RINs fixed-price contracts are recorded in prepaid expenses and other or other current liabilities, as applicable, and changes in the fair value of RINs fixed-price contracts are recorded in cost of sales and operating expenses.

We are also exposed to changes in interest rates on our variable rate debt as a result of movements in LIBOR. We have managed our exposure to interest rate fluctuations by entering into interest rate swap agreements to achieve a required mix of fixed and floating rate debt. Fair values of interest rate swap agreements would be recorded in other current and noncurrent liabilities, as applicable, and changes in the fair values are recorded in other income (expense), net in our consolidated statements of income and comprehensive income.

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The Dodd-Frank Act establishes federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Act requires the CFTC and the SEC to promulgate implementing rules and regulations. The CFTC has re-proposed regulations to set position limits for certain futures, option contracts and swap transactions in the major energy markets, but it is not possible at this time to predict whether or when the CFTC will adopt these rules and what form any such final rules would take. In addition, the CFTC has issued regulations to establish minimum capital requirements for certain market participants that serve as counterparties to some of our transactions. The Dodd-Frank Act may also require compliance with margin requirements and with certain clearing and trade-execution requirements in connection with certain derivative activities. The Dodd-Frank Act may also require the counterparties to our commodity derivative contracts to spin-off some of their derivative activities to a separate entity that may not be as creditworthy as the current counterparty. These Dodd-Frank Act provisions could result in increased costs to counterparties such as us. The impact of these regulations on our operations is not anticipated to be material, but we cannot predict the consequences of these proposed and final regulations.

Income Taxes. Our annual tax rate is based on our income, statutory income tax rates and tax planning opportunities available within the tax jurisdictions in which we operate. The tax laws are complex and subject to different interpretations by us and the respective taxing authorities. Significant judgment is required in determining our income tax liabilities and in evaluating tax positions, including uncertain tax positions. We review our tax positions quarterly and make adjustments as new information becomes available.

Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. Such assets arise because of temporary differences between financial reporting and tax bases of assets and liabilities, including net operating loss carryforwards. We evaluate the recoverability of these future deductions by assessing the adequacy of taxable income in future years. Deferred tax assets are reduced by a valuation allowance, if based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. In determining the need for a valuation allowance, we generally consider the carryback capacity, reversal of existing temporary differences and future taxable income. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions. As of December 31, 2015, we have a net deferred tax liability of $877 million with a valuation allowance of $12 million related to state net operating loss carryforwards. At December 31, 2015, the Company had approximately $670 million of state net operating loss carryforwards that will expire between the years 2016 and 2035. If our actual results of operations differ from such estimates, the valuation allowance may need to be revised.

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New Accounting Standards

Certain new accounting pronouncements have been issued that either have already been reflected in the accompanying financial statements, or will become effective for our financial statements at various dates in the future. These pronouncements are described in Note 1 to our consolidated financial statements included in this report. The adoption of these new financial accounting pronouncements, other than ASU 2014-09 and 2016-02, has not had, and is not expected to have, a material effect on our financial condition or results of operations or on the presentation in our financial statements.

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Results of Operations – 2015 Compared to 2014

	Year Ended December 31,		Increase (Decrease) from 2014
	2015	2014
(Dollars in millions except where noted)

Net sales	$24,636	$39,183	$(14,547)
Equity in earnings of affiliates	10	26	(16)
Gain on sale of investments in affiliates	39	—	39
Other income (expense), net	25	113	(88)
Insurance recoveries	—	50	(50)

	24,710	39,372	(14,662)

Cost of sales and operating expenses	22,467	37,614	(15,147)
Selling, general and administrative expenses	366	314	52
Loss on early extinguishment of debt	—	38	(38)
Interest expense, excluding capital lease	411	117	294
Capital lease interest charge	16	16	—
Insurance recoveries	(11)	(74)	63

	23,249	38,025	(14,776)

Income before income taxes	1,461	1,347	114
Income taxes	537	452	85

Net income	$924	$895	$29

Average price per gallon of gasoline ($/gallon) (1)	$1.62	$2.57	$(0.95)
Average cost per barrel of crude oil ($/barrel) (2)	$46.38	$89.06	$(42.68)
Throughput margin (3)	$4,500	$4,028	$472
Throughput margin per barrel ($/barrel) (3)	$14.81	$13.91	$0.90

(1)	The average price per gallon of gasoline is calculated by dividing our total gasoline sales revenue for the applicable period by our total gasoline sales volume for the same period. We present this measure here because securities analysts, investors and other interested parties use it in evaluating companies in our industry. This measure should not be considered an alternative to operating income, revenues or any other measure of financial performance presented in accordance with U.S. GAAP. See the “CITGO Holding Sales Revenues and Volumes” table that follows.
(2)	Average cost per barrel of crude oil is calculated by dividing our total crude oil cost for the applicable period by our total volume of refinery crude inputs for the same period. Average cost per barrel of crude oil is a non-GAAP performance measure which may not be calculated in the same way as similarly titled measures by other companies. We present this measure here because securities analysts, investors and other interested parties use it in evaluating companies in our industry. This measure should not be considered an alternative to costs of sales, operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP. See the “CITGO Holding Cost of Sales and Operating Expenses” table that follows.
(3)	Throughput margin is calculated as net sales less hydrocarbon costs, which includes crude oil, intermediate feedstock costs and refined product purchases. Throughput margin per barrel is calculated by dividing total throughput margin by total throughput barrels. Total throughput barrels were 303.9 million and 289.6 million for the years ended December 31, 2015 and 2014, respectively. Throughput margin and throughput margin per barrel are not measures of performance under U.S. GAAP, and should not be considered as substitutes for net income, cash flows from operating activities or statement of cash flows data prepared in accordance with U.S. GAAP, or as measures of profitability or liquidity. Shown in the table below is a reconciliation of throughput margin and throughput margin per barrel for each of the periods presented. These measures may not be calculated in the same way as similarly titled measures used by other companies.

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	Year Ended December 31,
	2015	2014
(Dollars in millions except per barrel data)
Net sales	$24,636	$39,183
Less: Cost of sales and operating expenses	22,467	37,614

Gross margin	2,169	1,569

Plus:
Refining and manufacturing costs	2,026	2,109
Other operating expenses	305	350

Throughput margin	$4,500	$4,028

Throughput margin per barrel	$14.81	$13.91

We present throughput margin and throughput margin per barrel because we believe it assists investors and analysts by providing a more transparent picture of our gross refining margin. Our calculation of throughput margin and throughput margin per barrel has certain limitations as an analytical tool, however. Some of these limitations are:

•	our total throughput margin includes contributions from sales of refined products that we purchase (including lubricants which we blend but do not produce in our refinery operations) in addition to products that we produce in our refinery operations; however, in calculating throughput margin per barrel we divide total throughput margin only by throughput barrels (i.e., barrels of crude oil and intermediate feedstock that we process), without including barrels of purchased refined products;

•	our net sales include contributions from marketing and other programs such as credit card programs for which we receive certain commissions for transactions unrelated to the sale of refined products; and

•	other companies in our industry may calculate throughput margin and throughput margin per barrel and other similar measures differently than we do, limiting its usefulness as a comparative measure.

Net sales. Sales decreased $14.5 billion, or 37%, to $24.6 billion in 2015 from $39.2 billion in 2014. This was primarily due to decrease in average sales price partially offset by an increase in volumes sold.

CITGO Holding Sales Revenues and Volumes

	Year Ended December 31,			Year Ended December 31,
	2015	2014	2013	2015	2014	2013
	($ in millions)			(Gallons in millions)
Gasoline	$12,722	$19,435	$20,599	7,852	7,563	7,403
Jet fuel	1,821	3,258	3,597	1,167	1,186	1,217
Ultra low sulfur diesel/diesel / #2 fuel	6,944	10,486	11,522	4,284	3,776	3,823
Petrochemicals	1,432	2,879	3,148	745	826	867
Industrial products	1,558	2,874	3,063	1,377	1,415	1,422
Lubricants	297	348	374	39	41	45

Total refined product sales	24,774	39,280	42,303	15,464	14,807	14,777
Other sales, discounts and allowances (1)	(138)	(97)	(108)	—	—	—

Total sales	$24,636	$39,183	$42,195	15,464	14,807	14,777

(1)	Also includes adjustment for Subtopic ASC 605-45, an accounting rule which requires reporting of revenues as net, not gross, where an entity acts as an agent for another, and which only impacts other operating expenses in the cost of sales and operating expenses section of our consolidated statements of income and comprehensive income.

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Equity in earnings of affiliates. Equity in earnings of affiliates decreased $16 million due to the sale of our investment in West Texas Gulf in January 2015 as well as losses related to our partnership in Nelson Industrial Steam Company.

Gain on sale of investments in affiliates. The gain on sale of investments in affiliates is due to the sale of our investment in West Texas Gulf in January 2015.

Other income (expense), net. Other income (expense), net decreased $88 million, or 78%, to $25 million in 2015 from $113 million for the same period in 2014. The decrease in 2015 was primarily attributed to an $85 million litigation settlement related to our investment in West Texas Gulf and a $5 million settlement with a vendor for early contract termination, both of which occurred in 2014. There were no similar transactions in 2015.

Insurance recoveries. Insurance recoveries related to business interruption were $50 million in 2014 from the Lemont vacuum crude tower fire in 2013.

Cost of sales and operating expenses. The following table summarizes our cost of sales and operating expenses for 2015 and 2014:

CITGO Holding Cost of Sales and Operating Expenses

	Year Ended December 31,		Increase (Decrease) from 2014
	2015	2014
		($ in millions)
Crude oil	$12,182	$22,458	$(10,276)	(46)%
Refined products	5,270	8,023	(2,753)	(34)%
Intermediate feedstocks	2,684	4,674	(1,990)	(43)%
Refining and manufacturing costs	2,026	2,109	(83)	(4)%
Other operating costs and expenses (1)	305	350	(45)	(13)%

Total cost of sales and operating expenses	$22,467	$37,614	$(15,147)	(40)%

(1)	Also includes adjustment for ASC Subtopic 605-45, an accounting rule which requires reporting of revenues as net, not gross, where an entity acts as an agent for another, and which only impacts other operating expenses in the cost of sales and operating expenses section of our consolidated statements of income and comprehensive income.

Cost of sales and operating expenses decreased $15.1 billion in 2015. This was due to a significant decrease in crude oil costs reflecting a lower average cost per barrel of $43, or 48%, from approximately $89 per barrel in 2014 to approximately $46 per barrel in 2015. Refined products costs and intermediate feedstock costs decreases were attributed to a decrease in prices. Refining and manufacturing costs decreased primarily due to decreases in energy costs, maintenance and service costs associated with operations and turnaround amortizations costs. Other operating costs and expenses decreased primarily due to a decrease in crude exchanges offset by increases in derivative costs and legal and environmental costs.

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Throughput margin. Throughput margin increased $472 million, or 12%, to $4.5 billion in 2015 from $4.0 billion in 2014. During the same period, throughput margin per barrel increased $0.90, or 6%, to $14.81 from $13.91. This was attributed mainly due to higher throughput volumes, which increased 5%, along with an increase in the gasoline crack spread and secondary product margins that more than offset the decrease in the distillate crack spread and the light/heavy crude oil spread in both the U.S. Gulf Coast and Midwest regions.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $52 million, or 17%, to $366 million in 2015 from $314 million in 2014. The increase was driven by higher employee compensation, non-income related tax expenses, legal expenses and charitable donations committed during 2015 when compared to 2014.

Interest expense, excluding capital lease. Interest expense, excluding capital lease interest charge, increased $294 million, or 251%, to $411 million in 2015 from $117 million in 2014, due to the CITGO Holding financing completed in February 2015.

Loss on early extinguishment of debt. Loss on early extinguishment of debt of $38 million in 2014 due to the $19 million premium paid to redeem CITGO’s former senior secured notes, as well as a $19 million write off of unamortized debt issuance costs and unamortized discounts associated with the retirement of CITGO’s former senior secured credit facility and CITGO’s former senior secured notes in July 2014.

Insurance recoveries. Insurance recoveries decreased $63 million, or 85%, to $11 million in 2015 from $74 million for the same period in 2014, primarily due to the Lemont vacuum crude tower fire repairs in 2014 and the related property damage insurance recoveries (see Note 16 to our consolidated financial statements included in this report).

Income taxes. In 2015 and 2014, the provision for income taxes was $537 million and $452 million, respectively. The increase was primarily due to higher pre-tax income and increase in nondeductible penalties offset by a decrease in the manufacturing deduction in 2015 compared to 2014.

Net income. Net income of $924 million and $895 million were recognized in 2015 and 2014, respectively.

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Results of Operations – 2014 Compared to 2013

	Year Ended December 31,		Increase (Decrease) from 2013
	2014	2013
(Dollars in millions except where noted)

Net sales	$39,183	$42,195	$(3,012)

Equity in earnings of affiliates	26	25	1
Other income (expense), net	113	34	79
Insurance recoveries	50	—	50

	39,372	42,254	(2,882)

Cost of sales and operating expenses	37,614	40,745	(3,131)
Selling, general and administrative expenses	314	295	19
Loss on early extinguishment of debt	38	—	38
Interest expense, excluding capital lease	117	126	(9)
Capital lease interest charge	16	17	(1)
Insurance recoveries	(74)	(104)	30

	38,025	41,079	(3,054)

Income before income taxes	1,347	1,175	172
Income taxes	452	397	55

Net income	$895	$778	$117

Average price per gallon of gasoline ($/gallon) (1)	$2.57	$2.78	$(0.21)
Average cost per barrel of crude oil ($/barrel) (2)	$89.06	$100.21	$(11.15)
Throughput margin (3)	$4,028	$3,857	$171
Throughput margin per barrel ($/barrel) (3)	$13.91	$13.69	$0.22

(1)	The average price per gallon of gasoline is calculated by dividing our total gasoline sales revenue for the applicable period by our total gasoline sales volume for the same period. We present this measure here because securities analysts, investors and other interested parties use it in evaluating companies in our industry. This measure should not be considered an alternative to operating income, revenues or any other measure of financial performance presented in accordance with U.S. GAAP. See the “CITGO Holding Sales Revenues and Volumes” table that follows.
(2)	Average cost per barrel of crude oil is calculated by dividing our total crude oil cost for the applicable period by our total volume of refinery crude inputs for the same period. Average cost per barrel of crude oil is a non-GAAP performance measure which may not be calculated in the same way as similarly titled measures by other companies. We present this measure here because securities analysts, investors and other interested parties use it in evaluating companies in our industry. This measure should not be considered an alternative to costs of sales, operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP. See the “CITGO Holding Cost of Sales and Operating Expenses” table that follows.
(3)

(3) Throughput margin is calculated as net sales less hydrocarbon costs, which includes crude oil, intermediate feedstock costs and refined product purchases. Throughput margin per barrel is calculated by dividing total throughput margin by total throughput barrels. Total throughput barrels were 289.6 million and 281.7 million for the years ended December 31, 2014 and 2013, respectively. Throughput margin and throughput margin per barrel are not measures of performance under U.S. GAAP, and should not be considered as substitutes for net income, cash flows from operating activities or statement of cash flows data prepared in accordance with U.S. GAAP, or as measures of profitability or liquidity. Shown in the table below is a reconciliation of throughput margin and throughput margin per barrel for each of the periods presented. These measures may not be calculated in the

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same way as similarly titled measures used by other companies. Throughput margin is calculated as net sales less hydrocarbon costs, which includes crude oil, intermediate feedstock costs and refined product purchases. Throughput margin per barrel is calculated by dividing total throughput margin by total throughput barrels. Total throughput barrels were 289.6 million and 281.7 million for the years ended December 31, 2014 and 2013, respectively. Throughput margin and throughput margin per barrel are not measures of performance under U.S. GAAP, and should not be considered as substitutes for net income, cash flows from operating activities or statement of cash flows data prepared in accordance with U.S. GAAP, or as measures of profitability or liquidity. Shown in the table below is a reconciliation of throughput margin and throughput margin per barrel for each of the periods presented. These measures may not be calculated in the same way as similarly titled measures used by other companies.

	Year Ended December 31,
	2014	2013
(Dollars in millions except per barrel data)
Net sales	$39,183	$42,195
Less: Cost of sales and operating expenses	37,615	40,745

Gross margin	1,568	1,450

Plus:
Refining and manufacturing costs	2,109	2,035
Other operating expenses	351	372

Throughput margin	$4,028	$3,857

Throughput margin per barrel	$13.91	$13.69

We present throughput margin and throughput margin per barrel because we believe it assists investors and analysts by providing a more transparent picture of our gross refining margin. Our calculation of throughput margin and throughput margin per barrel has certain limitations as an analytical tool, however. Some of these limitations are:

•	our total throughput margin includes contributions from sales of refined products that we purchase (including lubricants which we blend but do not produce in our refinery operations) in addition to products that we produce in our refinery operations; however, in calculating throughput margin per barrel we divide total throughput margin only by throughput barrels (i.e., barrels of crude oil and intermediate feedstock that we process), without including barrels of purchased refined products;

•	our net sales include contributions from marketing and other programs such as credit card programs for which we receive certain commissions for transactions unrelated to the sale of refined products; and

•	other companies in our industry may calculate throughput margin and throughput margin per barrel and other similar measures differently than we do, limiting its usefulness as a comparative measure.

Net sales. Sales decreased $3.0 billion, or 7%, to $39.2 billion in 2014 from $42.2 billion in 2013. This was primarily due to decrease in average sales price as volumes remained relatively flat.

Other income (expense), net. Other income (expense), net increased $79 million, or 232%, to $113 million in 2014 from $34 million for the same period in 2013. The increase in 2014 was primarily attributed to an $85 million litigation settlement related to one of our interests in a pipeline company and a $5 million settlement with a vendor for early contract termination. Other income (expense), net recorded in 2013 primarily related to $9 million in interest income from a tax settlement with the IRS on prior years’ audits and $3 million distribution by the SEC related to its settlement of a securities fraud action against a broker and related entities.

Insurance recoveries. Insurance recoveries related to business interruption were $50 million in 2014 from the Lemont vacuum crude tower fire in 2013.

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Cost of sales and operating expenses. The following table summarizes our cost of sales and operating expenses for 2014 and 2013:

CITGO Holding Cost of Sales and Operating Expenses

	Year Ended December 31,		Increase (Decrease)
	2014	2013	from 2013
		($ in millions)
Crude oil	$22,458	$25,041	$(2,583)	(10)%
Refined products	8,023	8,884	(861)	(10)%
Intermediate feedstocks	4,674	4,413	261	6%
Refining and manufacturing costs	2,109	2,035	74	4%
Other operating costs and expenses (1)	350	372	(22)	(6)%

Total cost of sales and operating expenses	$37,614	$40,745	$(3,131)	(8)%

Cost of sales and operating expenses decreased $3.1 billion in 2014. This was due to significant decrease in crude oil costs attributed to the decreases in both volume of crude oil processed and price purchased. The average cost per barrel of crude oil decreased by $11, or 11%, from approximately $100 per barrel in 2013 to approximately $89 per barrel in 2014. Decreases in both volume and price purchased reduced the refined product costs. Other operating costs and expenses decreased primarily due to unrealized gains on commodity and fixed-price RINs contracts, decreases in postretirement benefits and other inventory adjustments and asset impairment, partially offset by increases in reserves for contingent liabilities and insurance expense. These decreases were partially offset by increases in intermediate feedstock costs and refining and manufacturing costs. Intermediate costs increase was attributed to an increase in volume purchased partially offset by a decrease in price purchased. Refining and manufacturing costs increased primarily attributed to increases in energy costs, maintenance and service costs associated with operations and turnaround amortizations costs, partially offset by a decrease in RINs expense.

Throughput margin. Throughput margin increased $171 million, or 3%, to $4.0 billion in 2014 from $3.9 billion in 2013. This was due to increased volume in 2014 as throughput margin per barrel was comparable to the prior year. In addition, the differentials between refined products prices and crude oil costs in the Gulf Coast also increased coupled with the higher Gulf Coast Dated Brent to Maya crude oil spread. The increase was partially offset by decreases in the differentials between refined product prices and crude oil costs in the Midwest regions and the Chicago light/heavy crude oil spread.

Selling, general and administrative expenses. Selling, general and administrative expenses increased $17 million, or 6%, to $312 million in 2014 from $295 million in 2013. The increase was due primarily to $25 million in donations for our heating oil donation program committed during the first quarter of 2014 and $6 million in insurance expense. This was partially offset by decreases in compensation and benefits, legal and professional consulting fees.

Interest expense, including capital lease. Interest expense, including capital lease interest charge, decreased $10 million, or 7%, to $133 million in 2014 from $143 million in 2013. This was primarily due to a decrease in interest expense associated with prior years’ income tax assessments and lower interest rates related to CITGO’s debt refinancing in July 2014.

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Loss on early extinguishment of debt. Loss on early extinguishment of debt of $38 million in 2014 due to the $19 million premium paid to redeem CITGO’s former senior secured notes, as well as a $19 million write off of unamortized debt issuance costs and unamortized discounts associated with the retirement of CITGO’s former senior secured credit facility and CITGO’s former senior secured notes in July 2014.

Insurance recoveries. Insurance recoveries related to property damage decreased $30 million, or 29%, to $74 million in 2014 from $104 million for the same period in 2013. This was primarily related to decreases in the accrual for the recoveries for the vacuum crude tower fire repairs and the recoveries related to historical legal and environmental costs settlements (see Note 16 to our consolidated financial statements included in this report).

Income taxes. In 2014 and 2013, the provision for income taxes was $452 million and $397 million, respectively. The increase was primarily due to a higher pre-tax income in 2014 compared to 2013.

Net income. Net income of $895 million and $778 million were recognized in 2014 and 2013, respectively.

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Liquidity and Capital Resources

Cash Flow Summary

The following table summarizes cash flows during the years ended December 31, 2015, 2014 and 2013:

	For the Year Ended December 31,
	2015	2014	2013
	($ in millions)
Net cash provided by (used in):
Operating activities	$1,377	$713	$706
Investing activities	(291)	(203)	(165)
Financing activities	(757)	(576)	(701)

Net increase (decrease) in cash and cash equivalents	$329	$(66)	$(160)

Cash Flows for the Year Ended December 31, 2015

Net cash provided by operating activities totaled approximately $1.4 billion in 2015, up from $713 million in 2014. Operating cash flows consisted of net income of $924 million, depreciation and amortization of $640 million, offset by a $39 million gain on sale of our investment in West Texas Gulf, other adjustments to reconcile net income to net cash provided by operating activities of $8 million and net changes in operating assets and liabilities of $140 million. Operating cash flows benefited from a decrease in accounts receivable of $327 million due to a decrease in sales price, an increase in current federal income taxes payable of $87 million due to increased taxable income recognized in 2015, a decrease in prepaid expenses of $89 million, receipt of $85 million related to the litigation settlement for West Texas Gulf and an increase in other current liabilities of $39 million. Operating cash flows were negatively impacted by a decrease in accounts payable of $548 million due primarily to the timing of payments, an increase in prepaid turnaround of $211 million for all three refineries and a decrease in pension and postretirement benefit liabilities of $42 million.

Net cash used in investing activities in 2015 totaled $291 million primarily due to capital expenditures offset by the sale of our investment in West Texas Gulf of $46 million. Capital expenditures consisted of:

	For the Year Ended December 31,
	2015	2014	2013
	($ in millions)
Regulatory/Environmental	$148	$53	$39
Maintenance	152	100	85
Strategic	18	33	24
Safety/Risk Mitigation	17	17	17

Total capital expenditures	$335	$203	$165

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Net cash used in financing activities totaled $757 million, consisting of dividend payments of $2.6 billion, payments on CITGO Holding’s term loan B of $538 million, payments made to debt reserves of $298 million, payments on our secured financing arrangement of $85 million, debt issuance costs of $50 million, payments of capital lease obligations of $11 million, capital stock distribution of $8 million and payments on the CITGO senior secured term loan B of $7 million. These payments and distributions were partially offset by proceeds of $1.4 billion from the CITGO Holding senior secured notes, proceeds of $1.2 billion from the CITGO Holding senior secured term loan B, and net proceeds received from CITGO’s secured revolving credit facility of $130 million.

Cash Flows for the Year Ended December 31, 2014

Net cash provided by operating activities totaled approximately $713 million in 2014, up from $706 million in 2013. Operating cash flows consisted of net income of $895 million, depreciation and amortization of $549 million, loss on early extinguishment of debt of $38 million (including $19 million premium paid to redeem the former senior secured notes), asset impairment of $11 million, dividends and distributions in excess of equity in earnings of affiliates of $5 million, other adjustments to reconcile net income to net cash provided by operating activities of $9 million and provision for losses on account receivable of $2 million. These items were offset by net changes in operating assets and liabilities of $783 million and a decrease in deferred income taxes of $13 million. Operating cash flows were impacted by a decrease in accounts payable of $521 million, due to a combination of timing of invoices received and a decrease in purchasing volume; a decrease in payables to affiliates of $78 million due to favorable terms offered by PDVSA for early payments, partially offset by an increase for an insurance payable to a PDVSA affiliate; an inventory build of $210 million; a prepayment to PDVSA of $100 million which allows us to take advantage of cash discounts; an increase in prepaid turnaround of $272 million for all three refineries; an increase in prepaid for commodity derivative and RINs of $60 million, including $21 million cash that is held as margin against exchange-traded future contracts; and an increase in restricted cash of $10 million to serve as collateral for our insurance obligation. Operating cash flows benefited from an increase in federal income taxes payable of $274 million; a decrease in accounts receivable of $300 million as a result of a decrease in sales prices; and a decrease in due from affiliates of $50 million as a result of a lower level of sales to affiliates, partially offset by pricing adjustments.

Net cash used in investing activities in 2014 totaled $203 million primarily due to capital expenditures.

Net cash used in financing activities totaled $576 million, consisting of dividend payments of $907 million; principal payments on CITGO’s former senior secured facility for the term loan B of $89 million and for the term loan C of $590 million; payments to redeem CITGO’s former senior secured notes of $319 million; debt issuance costs of $41 million; payments on capital lease obligations of $10 million and principal payments on CITGO’s term loan B of $2 million. These payments were partially offset by proceeds from CITGO’s senior secured credit facility for the term loan B of $643 million and CITGO’s senior secured notes of $650 million, proceeds from CITGO’s revolving credit facility of $50 million, proceeds from CITGO’s secured financing arrangement under the accounts receivable securitization facility of $30 million and capital contributions of $8 million.

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Cash Flows for the Year Ended December 31, 2013

Net cash provided by operating activities totaled approximately $706 million in 2013, down from $746 million during 2012. Operating cash flows consisted of net income of $778 million, depreciation and amortization of $509 million and an increase in deferred income taxes of $56 million. These items were offset by net changes in operating assets and liabilities of $633 million and other adjustments to reconcile net income to net cash provided by operating activities of $10 million. Operating cash flows were impacted by a significant increase in inventory of $415 million, due to late year-end purchases of crude oil from PDVSA; an increase in net accounts receivable and due from affiliates of $31 million, primarily due to timing of sales to PDVSA affiliates; an increase in prepaid turnaround of $156 million for all three refineries; a decrease in other current liabilities of $19 million, primarily due to decreases in heating oil donation obligations, RINs obligation and federal and state income tax payable, partially offset by increases in compensation performance accruals, utilities and other costs related to the repairs associated with the Lemont vacuum crude tower fire; and a decrease in other noncurrent liabilities of $65 million, primarily related to reserves for contingent liabilities, accruals for long term incentive compensation and uncertain income tax positions. Operating cash flows benefited from an increase in net accounts payable and payables to affiliates of $80 million, primarily due to timing of payments.

Net cash used in investing activities in 2013 totaled $165 million primarily due to capital expenditures.

Net cash used in financing activities totaled $701 million, consisting primarily of dividend payments of $888 million, principal payments of $25 million on CITGO’s former senior secured term loans and payments of $10 million on capital lease obligations. This is partially offset by $220 million of proceeds from CITGO’s secured financing arrangement and capital contributions of $2 million.

Capital Expenditures

Projected capital expenditure amounts for 2016 and 2017 through 2020 are estimated as follows:

CITGO Holding Estimated Capital Expenditures - 2016 through 2020 (1)

	2016 Projected	2017 - 2020 Projected	Total
	($ in millions)
Regulatory/Environmental	$75	$172	$247
Maintenance	74	432	506
Strategic	17	81	98
Safety/Risk Mitigation	26	136	162

Total	$192	$821	$1,013

(1)	These estimates may change as future regulatory events unfold. See “Forward-Looking Statements” and “Risk Factors.”

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We believe that we will have sufficient resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations and other planned expenditures as they arise. We periodically evaluate other sources of capital in the marketplace and anticipate that long-term capital requirements will be satisfied with current capital resources and existing and renewed financing arrangements. Our ability to obtain such financing will depend on numerous factors, including market conditions, compliance with existing debt covenants and our perceived creditworthiness at that time.

Capital Resources

Our primary sources of liquidity are cash generated principally from our operations, combined with financing arrangements. As of December 31, 2015, capital resources available to CITGO included cash and cash equivalents totaling $44 million generated principally by operations, available borrowing capacity under CITGO’s committed bank facilities of $712 million and available capacity under CITGO’s secured financing arrangement of $67 million. CITGO also had $290 million of industrial revenue bonds held in treasury until such time as they are either retired or remarketed at our option. Cash on hand available to CITGO Holding and its direct subsidiaries other than CITGO totaled $322 million.

On July 29, 2014, CITGO issued $650 million in principal of 6.25% senior secured notes due August 15, 2022 and entered into a $1.6 billion new senior secured credit facility consisting of a $900 million five-year revolving credit facility and a $650 million seven-year term loan B. Also on July 29, 2014, CITGO used a portion of the total net proceeds received to (i) repay all amounts under CITGO’s former senior secured credit facility, (ii) purchase and redeem all of CITGO’s former senior secured notes due 2017 and (iii) pay a $300 million one-time dividend to our shareholder. As of December 31, 2015, CITGO had drawn $180 million under CITGO’s new secured revolving credit facility of $900 million.

CITGO’s various debt instruments require maintenance of a specified minimum net worth and impose restrictions on our ability (subject to specified exceptions) to:

•	incur additional debt unless we meet specified fixed charge coverage ratio;

•	place liens on our property;

•	sell assets;

•	make restricted payments, including dividends, repurchases of capital stock and specified investments;

•	engage in transactions with affiliates; and engage in transactions with affiliates; and

•	merge, consolidate or transfer assets.

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CITGO’s debt instruments do not contain any covenants that trigger prepayment as a result of a change in our debt rating. CITGO was in compliance with the covenants under CITGO’s debt financing arrangements at December 31, 2015.

Upon the occurrence of a change of control of CITGO, as defined in the indenture governing CITGO’s senior secured notes due 2022, CITGO will be required to offer to repurchase all outstanding notes at a price equal to 101% of the principal amount plus accrued interest. Such a change of control could affect our ability to finance our operations and our cash requirements. In addition, the occurrence of a change of control would also constitute an event of default under CITGO’s senior secured credit facility and CITGO’s failure to make a change of control offer under the indenture or to purchase tendered notes would constitute a further default under CITGO’s senior secured credit facility. A default under CITGO’s senior secured credit facility would result in a default under the indenture if the lenders accelerate the indebtedness under CITGO’s senior secured credit facility, even if we complied with the change of control offer requirements under the indenture.

In addition, on February 12, 2015, CITGO Holding completed a debt financing consisting of a borrowing under a $1.3 billion senior secured term loan and the issuance of $1.5 billion of 10.75% senior secured notes due 2020. In connection with the debt financing, CITGO Holding pledged, among other things, 100% of CITGO’s capital stock to secure such term loan and such notes. As a holding company, our cash flows and ability to service its indebtedness is dependent upon cash dividends and distributions or other transfers from our subsidiaries. As such, we will rely on distributions from our subsidiaries in order to pay cash amounts due in respect of our indebtedness. Any payment of dividends, distributions, loans or advances to us are subject to statutory or contractual restrictions, including restrictions in CITGO’s senior secured credit facility and the indenture governing CITGO’s senior secured notes. If CITGO is not able to make distributions to us because of the restrictions in CITGO’s debt agreements or otherwise, then we may not have sufficient cash on hand to service our obligations under CITGO Holding’s senior secured term loan and CITGO Holding’s senior secured notes. A default under CITGO Holding’s senior secured term loan and CITGO Holding’s senior secured notes may lead to an enforcement of the lien on CITGO’s capital stock, which could result in a change of control of CITGO.

CITGO Holding used the net proceeds received from its borrowing of the $1.3 billion senior secured term loan and its issuance of $1.5 billion of its 10.75% senior secured notes due 2020 to (i) establish debt service reserve accounts with funds sufficient to cover the first two semi-annual interest payments on the senior secured notes and twelve months of interest and required amortization of principal payments and certain hedge settlement payments under the senior secured term loan, (ii) retain $100 million of the proceeds for working capital and general corporate purposes and (iii) pay a one-time cash dividend of $2.2 billion to our shareholder.

Similar to CITGO’s debt, CITGO Holding’s debt instruments impose restrictions on our ability (subject to specified exceptions) to:

•	incur additional debt;

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•	place liens on our property;

•	sell assets;

•	make restricted payments, including dividends, repurchases of capital stock and specified investments; and

•	merge, consolidate or transfer assets.

CITGO Holding was in compliance with the covenants under CITGO’s debt financing arrangements at December 31, 2015.

In addition, CITGO Holding’s debt instruments require CITGO Holding to maintain a debt service reserve account with funds sufficient to cover twelve or eighteen months of interest and required amortization of principal payments and certain hedge settlement payments under CITGO Holding’s senior secured term loan and senior secured notes.

PDVSA’s sale or reduction to less than a majority or fifty percent of its ownership of our voting shares would be a change of control under certain of our debt agreements, which would constitute an event of default under some of such agreements (including CITGO’s senior secured credit facility) and consequently, a cross-default under certain of our other debt agreements. Separately, if a change of control occurs, CITGO Holding would be required to repay its senior secured term loan in full within three business days following such change of control and to make an offer to purchase its senior secured notes and CITGO would be required to make an offer to purchase its 6.25% senior secured notes. In the event that CITGO Holding and CITGO are required to make such repayment and such offers, it could affect our ability to finance our operations and our cash requirements. In addition, if either CITGO Holding or CITGO were unable to refinance its indebtedness, any failure by CITGO Holding or CITGO to make such repayment or purchase any such notes would constitute an event of default under such indebtedness.

In June 2008, our limited purpose consolidated subsidiary, AR Funding, established a one-year nonrecourse trade accounts receivable facility with certain independent third parties. This facility has a current maturity date of June 3, 2016. Under the facility, we transfer to AR Funding CITGO’s trade accounts receivable from which undivided interests in specified eligible receivables are acquired by independent third parties. The proceeds from these transactions are released to us. Aggregate interests of up to $450 million may be held by third parties as of any date of determination. As of December 31, 2015, $551 million of CITGO’s accounts receivable were included in the pool of eligible receivables under the facility and undivided interests in an aggregate of $165 million were held by third parties (see Note 3 to our consolidated financial statements included in this report).

We believe that we have adequate liquidity from existing sources to support our operations and our other cash needs, including capital expenditures, for the foreseeable future. Any excess cash and cash equivalents that we may have could be applied towards prepayments on CITGO Holding’s senior secured term loan or senior secured notes.

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Contractual Obligations and Commercial Commitments

The following table summarizes future payments for our contractual obligations as of December 31, 2015.

Contractual Obligations at December 31, 2015

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	($ in millions)

Long-term debt (1)	$194	$734	$1,452	$1,362	$3,742
Interest expense (2)	284	500	352	139	1,275
Capital lease obligations (3)	28	54	52	227	361
Operating leases (4)	296	548	477	167	1,488
Estimated crude purchase obligations (5)	3,119	575	—	—	3,694
Estimated product purchase obligations (6)	1,283	546	15	5	1,849
Estimated capital project spending commitments	27	—	—	—	27
Other commitments (7)	155	238	210	719	1,322

Total contractual cash obligations	$5,386	$3,195	$2,558	$2,619	$13,758

(1)	Includes maturities of principal, net of discounts, but excludes interest payments. Does not reflect letters of credit issued under CITGO’s revolving credit facility, which are reflected on the following table summarizing our other contingent commitments.
(2)	Includes interest on fixed and variable rate debt as well as payments for the commitment fees on the unused portion of our revolving credit facility. Variable rate debt was estimated based on LIBOR Forward Curve at December 31, 2015.
(3)	Includes amounts classified as principal and interest.
(4)	Represents future minimum lease payments for noncancelable operating leases.
(5)	Represents an estimate of contractual crude oil purchase commitments, which are primarily with our ultimate parent. These supply contracts specify minimum volumes to be purchased through March 2016, payable in 2016. Prices were estimated using actual prices paid in December 2015 or December 2015 market prices, as appropriate.
(6)	Represents an estimate of contractual refined product and feedstock purchase commitments. These supply contracts specify minimum volumes to be purchased. Prices were estimated using actual prices paid in December 2015 or December 2015 market prices, as appropriate.
(7)	Represents an estimate of contractual commitments to purchase various commodities and services, including hydrogen, electricity, steam and fuel gas. Includes commitments for future purchases of hydrogen from the plants related to the ULSD projects.

See Notes 2, 9, 12 and 13 to our consolidated financial statements included in this report.

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The following table summarizes our contingent commitments at December 31, 2015.

Other Commercial Commitments at December 31, 2015

	Payments Due by Period
	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years	Total
	($ in millions)

Letters of credit	$8	$—	$—	$—	$8
Guarantees	6	—	—	—	6
Surety bonds	8	174	—	—	182

Total commercial commitments	$22	$174	$—	$—	$196

See Note 12 to our consolidated financial statements included in this report.

Quantitative and Qualitative Disclosures About Market Risk

Introduction. We have exposure to price fluctuations of crude oil, refined products and natural gas and changes in interest rates associated with our variable rate debt. The fluctuations in future commodity and RINs prices create risk to us as our activities involve commitments to pay or receive fixed prices in the future. To manage and reduce exposures in connection with the commodity and RINs prices, management enters into certain derivative instruments. Our petroleum commodity derivatives, comprised of physical and financial derivatives, include exchange-traded futures contracts, forward purchase and sale contracts, exchange-traded and OTC options and OTC swap agreements. From time to time we may use derivative financial instruments to manage our exposure to interest rate fluctuations.

We have risk management policies and practices in place to identify, analyze and act on the risks we face. We do not attempt to manage the price risk related to all of our inventories of crude oil and refined products. As a result, at December 31, 2015, we were exposed to the risk of broad market price volatility with respect to a substantial portion of our crude oil and refined products inventories. At both December 31, 2015 and 2014, our total crude oil and refined products inventory was 37 million barrels. At the same time, the aggregated absolute value of commodity derivative positions related to the management of the price movement were less than 1 million and 3 million barrels of crude oil and refined products at December 31, 2015 and 2014, respectively, which we hold in regulated exchanges markets. The net positions after offsetting positions were less than 1 million and 1 million barrels of crude oil and refined products at December 31, 2015 and 2014, respectively. The aggregate absolute value of commodity derivative positions for natural gas was 13 million MMBTU and the net positions after offsetting positions was 4 million MMBTU at December 31, 2014, which are held in OTC markets. No such commodity derivative positions for natural gas were held at December 31, 2015.

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Commodity and RINs Instruments. We do not designate any of our derivative instruments as accounting hedges, as these instruments are designed to hedge risk associated with the market price fluctuations or for trading purposes. Changes in the fair value of these contracts are recorded in cost of sales and operating expenses.

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The following tables summarize the Company’s non-trading commodity derivative open positions at December 31, 2015 and 2014.

Commodity and RINS Derivatives

Open Positions at December 31, 2015

Commodity	Derivative	Maturity Date	Notional Contracts Volumes	Contract Value	Market Value (2)
			Long/(Short)	Asset/(Liability)
				($ in millions)
Gasoline (1)	Forward Purchase Contracts	2016	1,628	82	83
	Forward Sale Contracts	2016	(1,245)	(61)	(63)

Distillates (1)	Futures Purchased	2016	184	15	9
	Futures Purchased	2017	1	1	1
	Forward Purchase Contracts	2016	567	26	26
	Forward Sales Contracts	2016	(1,287)	(64)	(59)

			(152)

Crude Oil (1)	Forward Purchase Contracts	2016	284	8	9

			284

RINs (4)	Forward Purchase Contracts	2016	56,250	38	39

			56,250

Commodity and RINS Derivatives

Open Positions at December 31, 2014

Commodity	Derivative	Maturity Date	Notional Contracts Volumes	Contract Value	Market Value (2)
			Long/(Short)	Asset/(Liability)
				($ in millions)
Gasoline (1)	Forward Purchase Contracts	2015	630	39	35
	Forward Sale Contracts	2015	(875)	(46)	(46)

Distillates (1)	Futures Purchased	2015	1,639	71	52
	Futures Sold	2015	(1,024)	(6)	(5)
	Futures Purchased	2016	52	5	4
	Forward Purchase Contracts	2015	238	18	17
	Forward Sales Contracts	2015	(396)	(140)	(120)
	Forward Sales Contracts	2016	38	(4)	(3)

			302

Natural Gas (3)	OTC Call Optons Purchased	2015	4,200	1	—
	OTC Put Options Sold	2015	(8,400)	(1)	(6)

			(4,200)

RINs (4)	Forward Purchase Contracts	2015	63,209	31	48
	Forward Sales Contracts	2015	(10,700)	—	(8)

			52,509

(1)	Thousands of barrels.
(2)	Based on actively quoted prices.
(3)	Ten-thousands of MMBTU per contract.
(4)	Thousands of gallons.

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Debt Related Instruments. We have fixed and floating U.S. currency denominated debt. At December 31, 2015 and 2014, our primary exposures were to LIBOR and the base rate on CITGO’s senior secured credit facility.

On August 25, 2010, CITGO entered into two five-year interest rate swap agreements for notional amounts of $85 million each. The swap agreements effectively fixed LIBOR on $170 million of debt. On July 28, 2014, a novation agreement was executed on one of the interest rate swap agreements where the fixed rate for the new swap agreement changed from 1.705% to 1.775% effective June 30, 2014. The interest rate swap agreements expired in June 2015. The Company fulfilled its requirement under the agreement, and under CITGO and CITGO Holding’s current senior secured credit facility agreement there are no requirements to fix interest rate exposure on any indebtedness. There was no significant impact to our consolidated financial statements as a result of the interest swaps expiration.

The table below presents notional amounts and interest rates by expected (contractual) maturity dates for our existing interest rate swap agreements, both of which expired in June 2015. Notional amounts were used to calculate the contractual payments to be exchanged under the contracts.

Interest Rate Swap Agreements

Open Positions at December 31, 2014

Variable Rate Index	Expiration Date	Fixed Rate Paid	Notional Principal Amount
			($ in millions)

Three-month LIBOR	June 2015	1.695%	$85
Three-month LIBOR	June 2015	1.775%	85

			$170

Changes in the fair value of these agreements were recorded in other income (expense), net with the offset recorded on the consolidated balance sheets as other current and noncurrent liabilities, as applicable.

70

For debt obligations, the tables below present principal cash flows and related weighted average interest rates by expected maturity dates on an actual basis at December 31, 2015 and 2014. Weighted average variable rates are based on implied forward curves at the reporting date.

Debt Obligations

At December 31, 2015

Expected Maturities	Fixed Rate Debt	Average Fixed Interest Rate	Variable Rate Debt	Expected Average Variable Interest Rate
	($ in millions)		($ in millions)
2016	$—	—	$878	8.65%
2017	280	10.75%	43	9.33%
2018	280	10.75%	7	5.49%
2019	280	10.75%	7	5.76%
2020	599	10.75%	7	5.98%
Thereafter	758	6.29%	603	6.18%

Total	$2,197	9.21%	$1,545	7.67%

Fair Value	$2,131		$1,513

Debt Obligations

At December 31, 2014

Expected Maturities	Fixed Rate Debt	Average Fixed Interest Rate	Variable Rate Debt	Expected Average Variable Interest Rate
	($ in millions)		($ in millions)
2015	$—	—	$57	4.94%
2016	—	—	7	5.04%
2017	—	—	7	5.73%
2018	—	—	7	6.07%
2019	—	—	7	6.27%
Thereafter	758	6.29%	607	6.52%

Total	$758	6.29%	$692	6.36%

Fair Value	$768		$686

Certain Relationships and Related Party Transactions

We engage in various transactions with our indirect shareholder, PDVSA, and its other subsidiaries and affiliates. We purchase significant portions of the crude oil processed in our refineries from PDVSA and its other subsidiaries and affiliates. We also purchase other feedstock and refined products from PDVSA and its other subsidiaries and affiliates. In addition, we sell feedstocks and refined products to PDVSA and participate in other transactions and arrangements with PDVSA and its other subsidiaries and affiliates. At December 31, 2015

71

and 2014, PDVSA and its other subsidiaries and affiliates owed us an aggregate of $109 million and $141 million, respectively, primarily due to pricing adjustments and other product sales. We also had notes receivable of $169 million due from PDVSA. At December 31, 2015 and 2014, we owed PDV Holding and its other subsidiaries and affiliates an aggregate of $54 million and $130 million, respectively, primarily in respect of payments under our tax allocation agreement. We also engage in various transactions with entities in which we own joint venture or other non-controlling interests, including Mount Vernon Phenol Plant Partnership, TCP Petcoke Corporation, Nelson Industrial Steam Company and various pipeline operators. “Risk Factors” and Note 2 to our consolidated financial statements included in this report are incorporated by reference into this section of this report.

72

CITGO Holding, Inc.

Consolidated Financial Statements as of

December 31, 2015 and 2014, and for

Each of the Years in the Three-Year Period

Ended December 31, 2015, and

73

Independent Auditors’ Report

The Board of Directors and Shareholder

CITGO Holding, Inc.:

We have audited the accompanying consolidated financial statements of CITGO Holding, Inc. and its subsidiaries (the Company) (formerly known as PDV America, Inc.), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, shareholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of CITGO Holding, Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2015 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP
Houston, Texas
March 8, 2016

CITGO HOLDING, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)
	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$366,453	$37,241
Current restricted cash	10,000	10,000
Accounts receivable, net	565,990	978,036
Due from affiliates	206,770	238,604
Inventories	1,492,926	1,499,150
Prepaid expenses to ultimate parent, PDVSA	28,800	100,000
Prepaid expenses and other	269,518	306,749

Total current assets	2,940,457	3,169,780
PROPERTY, PLANT AND EQUIPMENT - Net	3,952,907	3,951,547
RESTRICTED CASH	348,200	70,187
INVESTMENTS IN AFFILIATES	90,945	96,214
NOTE RECEIVABLE FROM ULTIMATE PARENT, PDVSA	169,514	169,514
NONCURRENT PREPAID TURNAROUND - Net	441,818	421,352
OTHER ASSETS	173,994	143,387

	$8,117,835	$8,021,981

LIABILITIES AND SHAREHOLDER’S EQUITY
CURRENT LIABILITIES:
Accounts payable	$757,239	$1,314,432
Payables to affiliates	123,297	174,909
Taxes other than income	172,805	160,760
Federal income taxes	362,816	275,362
Current deferred income taxes	—	79,936
Other current liabilities	345,116	305,730
Secured financing arrangement	165,000	250,000
Current portion of long-term debt	878,500	56,500
Current portion of capital lease obligation	12,759	10,636

Total current liabilities	2,817,532	2,628,265
LONG-TERM DEBT	2,863,764	1,393,701
CAPITAL LEASE OBLIGATION	227,995	236,768
PENSION AND OTHER POSTRETIREMENT BENEFITS	660,638	703,137
OTHER NONCURRENT LIABILITIES	313,466	243,930
DEFERRED INCOME TAXES	877,045	801,665
COMMITMENTS AND CONTINGENCIES (Note 12)
SHAREHOLDER’S EQUITY:
Common stock, $1.00 par value - 1,000 shares authorized, issued, and outstanding	1	1
Additional capital	(660,091)	1,548,635
Retained earnings	1,094,390	553,813
Accumulated other comprehensive income (loss)	(76,905)	(87,934)

Total shareholder’s equity	357,395	2,014,515

	$8,117,835	$8,021,981

See notes to consolidated financial statements.

F-3

CITGO HOLDING, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2015

(Dollars in Thousands)
	2015	2014	2013
REVENUES:
Net sales	$24,635,691	$39,182,914	$42,195,099
Equity in earnings of affiliates	9,535	25,677	25,171
Gain on sale of investments in affiliates	38,880	—	—
Other income (expense), net	25,104	113,043	34,158
Insurance recoveries	—	50,000	—

	24,709,210	39,371,634	42,254,428

COST OF SALES AND EXPENSES:
Cost of sales and operating expenses	22,466,160	37,614,474	40,745,560
Selling, general and administrative expenses	365,373	313,830	295,426
Loss on early extinguishment of debt	—	37,436	—
Interest expense, excluding capital lease	411,200	117,053	125,752
Capital lease interest charge	15,988	16,043	16,684
Insurance recoveries	(10,533)	(74,289)	(103,794)

	23,248,188	38,024,547	41,079,628

INCOME BEFORE INCOME TAXES	1,461,022	1,347,087	1,174,800
PROVISION FOR INCOME TAXES	536,859	451,967	397,132

NET INCOME	924,163	895,120	777,668
OTHER COMPREHENSIVE INCOME (LOSS):
Pension and postretirement adjustments, net of tax expense (benefit) of $7,007, ($100,172) and $74,196, respectively	11,029	(171,502)	127,346

Total other comprehensive income (loss)	11,029	(171,502)	127,346

COMPREHENSIVE INCOME	$935,192	$723,618	$905,014

See notes to consolidated financial statements.

F-4

CITGO HOLDING, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2015

(Dollars and Shares in Thousands)
			Additional Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)			Total Shareholders’ Equity
	Common Stock				Pension & Postretirement Liabilitiy	Foreign Currency Translation	Total
	Shares	Amount
BALANCE, DECEMBER 31, 2012	1	$1	$1,538,737	$704,334	$(43,357)	$(421)	$(43,778)	$2,199,294
Net income	—	—	—	777,668	—	—	—	777,668
Capital contribution from parent	—	—	2,048	—	—	—	—	2,048
Other comprehensive income	—	—	—	—	127,346	—	127,346	127,346
Dividends paid to parent	—	—	—	(887,684)	—	—	—	(887,684)
Indirect non-cash dividend to parent	—	—	—	(14,455)	—	—	—	(14,455)

BALANCE, DECEMBER 31, 2013	1	1	1,540,785	579,863	83,989	(421)	83,568	2,204,217
Net income	—	—	—	895,120	—	—	—	895,120
Capital contribution from parent	—	—	7,850	—	—	—	—	7,850
Other comprehensive loss	—	—	—	—	(171,502)	—	(171,502)	(171,502)
Dividends paid to parent	—	—	—	(906,765)	—	—	—	(906,765)
Indirect non-cash dividend to parent	—	—	—	(14,405)	—	—	—	(14,405)

BALANCE, DECEMBER 31, 2014	1	1	1,548,635	553,813	(87,513)	(421)	(87,934)	2,014,515
Net income	—	—	—	924,163	—	—	—	924,163
Other comprehensive income	—	—	—	—	11,029	—	11,029	11,029
Dividends paid to parent	—	—	(2,201,000)	(359,679)	—	—	—	(2,560,679)
Indirect non-cash dividend to parent	—	—	—	(23,907)	—	—	—	(23,907)
Capital stock distribution to parent	—	—	(7,726)	—	—	—	—	(7,726)

BALANCE, DECEMBER 31, 2015	1	$1	$(660,091)	$1,094,390	$(76,484)	$(421)	$(76,905)	$357,395

See notes to consolidated financial statements.

F-5

CITGO HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2015

(Dollars in Thousands)
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	924,163	895,120	777,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	639,817	548,998	509,359
Loss on early extinguishment of debt	—	37,436	—
Provision for losses on accounts receivable	(193)	2,148	(1,080)
Property impairments and loss on retirement of assets	3,180	10,966	—
Deferred income taxes	(11,376)	(12,504)	55,635
Dividends and distributions in excess (less than) equity in earnings of affiliates	1,366	5,079	(12,862)
Gain on sale of investments in affiliates	(38,880)	—	—
Other adjustments	(960)	8,781	9,876
Changes in operating assets and liabilities:
Accounts receivable and due from affiliates	335,032	(37,893)	(1,652,775)
Inventories	6,224	(210,388)	(415,158)
Prepaid expenses and other current assets	88,645	(213,745)	(21,876)
Accounts payable and other current liabilities	(375,579)	36,736	1,662,234
Other noncurrent assets	(237,686)	(288,213)	(179,450)
Other noncurrent liabilities	43,767	(69,044)	(25,819)

Net cash provided by operating activities	1,377,520	713,477	705,752

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, including interest capitalized	(335,411)	(203,140)	(164,962)
Proceeds from sale of assets	1,298	87	107
Increase (decrease) in restricted cash	1	(70)	(45)
Proceeds from sale of investments in affiliates	45,791	—	—
Investments in affiliates	(3,000)	—	—

Net cash used in investing activities	(291,321)	(203,123)	(164,900)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from CITGO secured revolving credit facility, net	130,000	50,000	—
Payments on CITGO senior secured term loans	(6,500)	(980,875)	(24,500)
Proceeds from CITGO senior secured term loans	—	1,293,500	—
Premium paid to retire CITGO senior secured notes	—	(18,921)	—
Payments on CITGO Holding senior secured term loans	(537,908)	—	—
Proceeds from CITGO Holding senior secured term loans	1,222,000	—	—
Proceeds from CITGO Holding senior secured notes	1,426,065	—	—
Payments to debt reserves	(297,750)	—	—
Funds released from debt reserves	21,638	—	—
(Payments) proceeds from secured financing arrangement, net	(85,000)	30,000	220,000
Dividends paid to parent	(2,560,679)	(906,765)	(887,684)
Capital stock distribution to direct parent	(7,726)	—	—
Capital contribution from parent	—	7,850	2,048
Debt issuance costs	(50,321)	(40,733)	(693)
Payments on capital lease obligations	(10,806)	(10,167)	(9,807)

Net cash used in financing activities	(756,987)	(576,111)	(700,636)

(Continued)

F-6

CITGO HOLDING, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2015

(Dollars in Thousands)
	2015	2014	2013

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	329,212	(65,757)	(159,784)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	37,241	102,998	262,782

CASH AND CASH EQUIVALENTS, END OF YEAR	366,453	37,241	102,998

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest, net of amounts capitalized	327,800	123,711	130,726

Income taxes for PDV Holding and subsidiaries, net of refunds of $5,727 in 2015, $32,878 in 2014 and $46,469 in 2013	545,811	189,374	322,592

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:

Capital expenditures	24,936	34,350	33,777

Indirect non-cash dividends (Note 2)	23,907	14,405	14,455

Crude payable offsets against procurement services receivable from ultimate parent, PDVSA (Note 2)	480,433	278,783	359,870

Crude payable / product receivable offsets with affiliates (Note 2)	85,134	367,577	1,608,662

(Concluded)

See notes to consolidated financial statements.

F-7

CITGO HOLDING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2015

1.	SIGNIFICANT ACCOUNTING POLICIES

Description of Business – CITGO Holding, Inc., formerly known as PDV America, Inc., (“CITGO Holding” or the “Company”) was incorporated on November 14, 1986 and is a wholly-owned subsidiary of PDV Holding, Inc. (“PDV Holding”), a Delaware corporation. The Company’s ultimate parent is Petróleos de Venezuela, S.A. (“PDVSA” or “ultimate parent”), the national oil company of the Bolivarian Republic of Venezuela. PDVSA may also be used herein to refer to one or more of its subsidiaries.

CITGO Petroleum Corporation (“CITGO”), a wholly-owned subsidiary of the Company, manufactures or refines and markets transportation fuels as well as petrochemicals, other industrial products and lubricants. CITGO owns and operates three crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois) with a combined aggregate rated crude oil refining capacity of 749 thousand barrels per day (“MBPD”) (unaudited). CITGO’s consolidated financial statements also include accounts relating to three lubricant plants, pipelines and equity interests in pipeline companies and refined product storage terminals. In addition to CITGO and its direct subsidiaries, the Company also owns five refined product storage terminals and equity interests in pipeline companies.

CITGO’s transportation fuel customers include CITGO branded wholesale marketers and other light oil suppliers located in the United States (“U.S.”) mainly east of the Rocky Mountains. Lubricants are sold principally in the U.S. to independent marketers, mass marketers and industrial customers. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the U.S. Petroleum coke is sold primarily in international markets. The Company operates as a single business and geographical segment.

Principles of Consolidation – The consolidated financial statements include the accounts of the Company and its subsidiaries (collectively referred to as the “Company”), including CITGO and its direct subsidiaries, CITGO Holding Terminals LLC (“CITGO Holding Terminals”), Midwest Pipeline Holding LLC (“Midwest Pipeline Holding”) and Southwest Pipeline Holding LLC (“Southwest Pipeline Holding”). On February 12, 2015, CITGO Holding distributed 100% of the capital stock of its direct wholly-owned subsidiary, PDV USA, Inc. to PDV Holding. All consolidated subsidiaries are wholly owned. All material intercompany transactions and accounts have been eliminated.

The Company’s investments in less than majority-owned affiliates are accounted for primarily by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates’ assets.

F-8

Estimates, Risks and Uncertainties – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on the Company’s results of operations and cash flows for any particular year.

Impairments – The Company periodically evaluates the carrying value of long-lived assets or asset groups to be held and used when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying value of a long-lived asset or asset group is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset or asset group. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs. Impairment assessments inherently involve judgment as to assumptions about expected future cash flows and the impact of market conditions on those assumptions. Although management would utilize assumptions that it believes are reasonable, future events and changing market conditions may impact management’s assumptions, which could produce different results.

The Company evaluates its investments in affiliates for impairment when there is evidence that it may not be able to recover the carrying amount of its investments or the investee is unable to sustain an earnings capacity that justifies the carrying amount. A loss in the value of an investment that is other than a temporary decline is recognized currently in earnings, and is based on the difference between the estimated current fair value of the investment and its carrying amount.

Revenue Recognition – Revenue is generated from the sale of refined products to bulk purchasers, wholesale purchasers and final consumers. Revenue recognition occurs at the point that title to the refined product is transferred to the customer. That transfer is determined from the delivery terms of the customer’s contract. In the case of bulk purchasers, delivery and title transfer may occur while the refined products are in transit, if agreed by the purchaser; or may occur when the hydrocarbons are transferred into a storage facility at the direction of the purchaser. In the case of wholesale purchasers, delivery and title transfer generally occurs when the refined products are transferred from a storage facility to the transport truck. Direct sales to the final consumer make up an immaterial portion of revenue recognized by the Company.

Supply and Marketing Activities – The Company engages in the buying and selling of crude oil to supply its refineries. In order to obtain crude oil of a specific grade and quantity in a certain location, the Company may enter into contracts to buy and sell different grades and quantities of crude oil at different

F-9

locations. In the event that the Company does not have the specified crude oil to satisfy the needs of its refineries, it may sell crude oil of one grade and location and purchase crude oil of a different grade and location from a third party. The net results of this activity are recorded in cost of sales and operating expenses.
The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. In a typical refined product buy/sell transaction, the Company enters into a contract to buy a particular type of refined product at a specified location and date from a particular counterparty and agrees to sell a particular type of refined product at a different location on the same or another specified date. The value of the purchased volume may not equal the value of the sold volume due to grade or quality differentials, location differentials or timing differences.

These refined product buy/sell transactions are monetary in nature and are recorded on a gross basis. The results of this activity are recorded in sales and cost of sales and operating expenses, except for those buy/sell transactions made with the same counterparty and in contemplation of each other, which are recorded on a net basis in accordance with applicable accounting guidance.

The characteristics of the refined product buy/sell transactions include gross invoicing between the Company and its counterparties and cash settlement of the transactions. Nonperformance by one party to deliver does not relieve the other party of its obligation to perform. Both transactions require physical delivery of the product. The risks and rewards of ownership are evidenced by title transfer, assumption of risk of loss and credit risk.

Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company’s last-in, first-out (“LIFO”) inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

Excise Taxes – The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes are collected from customers and paid to various governmental entities. Excise taxes are not included in sales revenue.

Cash and Cash Equivalents – Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less. Cash equivalents are $65 million and less than $1 million at December 31, 2015 and 2014, respectively.

Inventories – Crude oil and refined product inventories are stated at the lower of cost or market. Cost is determined using the LIFO method and market value is determined based on the net realizable value of the inventories. Materials, supplies and retail operations are valued using the average cost method.

Property, Plant and Equipment – Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds – 10 to 24 years; machinery and equipment – 5 to 25 years; and vehicles – 3 to 10 years.

F-10

Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized.

The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets Capitalized interest totaled $5 million and $1 million during 2015 and 2014, respectively.

Restricted Cash – The Company has restricted cash consisting of cash required to maintain a debt service reserve account for certain principal and interest payments under the CITGO Holding senior secured term loan B and CITGO Holding senior secured notes as well as highly liquid investments held in trust accounts established pursuant to three separate escrow agreements to provide financial assurance for environmental remediation liabilities in Illinois, Louisiana and Maine and a trust account that serves as collateral for the Company’s insurance obligations (Note 5).

Concentration of Credit Risk – The Company’s financial instruments that are exposed to concentrations of credit risk consist principally of its cash equivalents, derivative financial instruments, notes and accounts receivable and pension plan assets held in trust. The Company’s cash equivalents are in high-quality securities placed with a wide array of institutions. Similar standards of creditworthiness and diversity are applied to the Company’s counterparties to derivative instruments. Accounts receivable balances are dispersed among a broad customer base and the Company routinely assesses the financial position of its customers. The Company’s credit risk is dependent on numerous additional factors including the price of crude oil and refined products, as well as the demand for and the production of crude oil and refined products. The carrying amount of financial assets represents the maximum credit exposure.

Commodity, Renewable Identification Numbers (“RINs”) and Interest Rate Derivatives – The Company uses futures, forwards, swaps and options primarily to reduce its exposure to market risk related to petroleum and natural gas products. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which the Company operates and finances its assets. The Company does not attempt to manage the price risk related to all of its inventories of crude oil and refined products.

Fair values of derivatives are recorded in prepaid expenses and other or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in cost of sales and operating expenses. Hedge accounting was not used during the three years ended December 31, 2015 (Note 14).

The Company uses forward contracts to reduce exposure to market risk related to RINs. Fair values of RINs fixed-price contracts are recorded in prepaid expenses and other or other current liabilities, as applicable, and changes in the fair value of RINs fixed-price contracts are recorded in cost of sales and operating expenses.

The Company is exposed to changes in interest rates on its variable rate debt as a result of movement in the London Inter-Bank Offer Rate (“LIBOR”). The Company has managed its exposure to interest rate fluctuations by entering into interest rate swap agreements to achieve a required mix of fixed and floating

F-11

rate debt. Under the CITGO and CITGO Holding senior secured credit facility agreements, there are no requirements to fix interest rate exposure on certain indebtedness. The Company did not elect hedge accounting for these agreements. Fair values of interest rate swap agreements were recorded in other current and noncurrent liabilities, as applicable, and changes in the fair values were recorded in other income (expense), net (Note 15).

Refinery Maintenance – Costs of major refinery turnaround maintenance are capitalized and charged to operations over the estimated period between turnarounds. Turnaround periods range from approximately one to seven years. Unamortized costs are included in prepaid expenses and other and noncurrent prepaid turnaround, net. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $191 million, $189 million and $156 million for 2015, 2014 and 2013, respectively. Ordinary maintenance costs are expensed as incurred.

Environmental Liabilities – Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are recorded at their undiscounted current value and without consideration of potential recoveries from third parties, which are recorded in other noncurrent assets. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available. Accruals for the environmental liabilities require judgment due to the uncertainties related to the magnitude of the liability and timing of the remediation effort. Such estimates are subject to change due to many factors, including the identification of new sites requiring remediation, changes in environmental laws and regulations and their interpretation, additional information related to the extent and nature of remediation efforts and potential improvements in remediation technologies.

Income Taxes – The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding. The Company’s current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach. Under this approach, deferred income taxes reflect the net tax effects of temporary differences between the financial and tax basis of assets and liabilities, and loss and tax credit carryforwards. Deferred amounts are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The Company follows the guidance of Accounting Standards Codification (“ASC”) Topic 740, “Income Taxes - Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109” and recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in selling, general and administrative expenses.

Pensions and Other Post-Retirement Benefits – The Company recognizes an asset for the overfunded status or a liability for the underfunded status of its pension and post-retirement benefit plans. The funded status is recorded within other current liabilities, pension and other postretirement benefits and other noncurrent liabilities. Changes in the plans’ funded status are recognized in other comprehensive income (loss) in the period the change occurs.

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New Accounting Standards – In April 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-08, “Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity,” which changes the criteria for determining which disposals can be presented as discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of and represents a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The revised guidance was effective for the Company on January 1, 2015. The adoption of this standard did not have a material impact on the Company’s financial condition, results of operations or cash flows.

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which provides guidance for revenue recognition. This standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 also significantly expands disclosure requirements concerning revenues for most entities. In July 2015, the FASB deferred the effective date by one year for annual reporting periods beginning after December 15, 2017. The FASB also permits early adoption of the standard, but not before the original effective date for annual reporting periods beginning after December 15, 2016. This standard permits the use of either the retrospective or cumulative effect transition method. The Company has not yet selected a transition method nor has it determined the effect of the adoption of this standard on its ongoing financial reporting.

In August 2014, the FASB issued ASU 2014-15, “Presentation of Financial Statements - Going Concern (Subtopic 205-40): Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern.” ASU 2014-15 requires management to perform interim and annual assessments on whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year of the date the financial statements are issued and to provide related disclosures, if required. This new standard will be effective for the Company’s fiscal year ending December 31, 2016 and subsequent interim periods. The Company is currently assessing the additional disclosure requirements, if any, of this standard.

In February 2015, the FASB issued ASU 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis,” amending current consolidation guidance including changes to both the variable and voting interest models used by companies to evaluate whether an entity should be consolidated. The requirements from the new ASU are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The adoption of this guidance, which is effective January 1, 2016, will not affect our financial position or results of operations, but will result in additional disclosures.

In April 2015, the FASB issued ASU 2015-03, “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs,” which requires that debt issuance costs related to a

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recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The requirements from the new ASU are effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The adoption of this guidance effective January 1, 2016 will not materially affect the Company’s financial position or results of operations; however, the debt issuance costs will be reported in the consolidated balance sheets as a direct deduction from long-term debt and excluded from other assets. As of December 31, 2015 and 2014, the Company had $65 million and $40 million, respectively, of capitalized, unamortized debt issuance costs.

In April 2015, the FASB issued ASU 2015-05, “Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement,” which provides guidance about whether a cloud computing arrangement includes a software license. The new standard is effective for interim and annual periods beginning after December 15, 2015, and early adoption is permitted. The update allows for the use of either a prospective or retrospective adoption approach. The Company is currently evaluating the available transition methods and the potential impact of adoption on its consolidated financial statements. The Company does not expect that the adoption of this standard will have a material impact on its consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Under this new guidance, entities that measure inventory using any method other than last in, first out (“LIFO”) or the retail inventory method will be required to measure inventory from the lower of cost or market to lower of cost and net realizable value. The amendments in this ASU, which should be applied prospectively, are effective for annual and interim periods beginning after December 15, 2016. Early adoption is permitted. The Company is analyzing the impact of this new standard and, at this time, cannot estimate the impact of adoption on its consolidated financial statements. The Company plans to adopt ASU 2015-11 effective January 1, 2017.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The update eliminates the requirement to classify deferred tax assets and liabilities on a classified statement of financial position. ASU 2015-17 is effective for fiscal years beginning after December 15, 2015, and interim periods within those annual periods. Early adoption is permitted for financial statements as of the beginning of an interim or annual reporting period. The Company has elected to early adopt this standard prospectively in the beginning of the fourth quarter of 2015 and prior periods have not been retrospectively adjusted (Note 11). The adoption of this guidance did not have a significant impact on the Company’s financial statements, other than the prospective classification of deferred tax assets and liabilities as long-term in accordance with the new presentation requirements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be

F-14

disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company is evaluating the impact of this standard on its consolidated financial statements and related disclosures. The Company plans to adopt ASU 2016-01 effective January 1, 2018.

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842).” ASU 2016-02 replaces the existing guidance in ASC 840, Leases. ASU 2016-02 was issued to increase the transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The new standards would require companies and other organizations to include lease obligations on their balance sheets, including a dual approach for lessee accounting under which a lessee would account for leases as finance leases or operating leases. Both finance leases and operating leases will result in the lessee recognizing a right-of-use (“ROU”) asset and a corresponding lease liability. For finance leases the lessee would recognize interest expense and amortization of the ROU asset, and for operating leases the lessee would recognize a straight-line total lease expense. ASU 2016-02 is effective for public companies’ annual periods, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is evaluating the impact that adopting ASU 2016-02 will have on its financial statements and related disclosures.

2.	RELATED PARTY TRANSACTIONS

		2015	2014	2013
			(000s omitted)
Income Statement Summary	Income Statement Location
Sales to affiliates	Net sales	$358,681	$586,631	$493,827
Purchases from affiliates	Cost of sales and operating expenses	2,892,996	4,433,984	7,787,958

		At December 31,
		2015	2014
		(000s omitted)
Balance Sheet Summary	Balance Sheet Location
Due from affiliates	Due from affiliates	$206,770	$238,604
Prepaid expenses	Prepaid expenses to ultimate parent, PDVSA	28,800	100,000
Note receivable from affiliates	Note receivable from ultimate parent, PDVSA	169,514	169,514
Payables to affiliates	Payables to affiliates	123,297	174,909

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Purchases from Affiliates – CITGO purchased approximately 24%, 19% and 30% in 2015, 2014 and 2013, respectively, of the crude oil costs processed in its refineries from PDVSA under supply agreements and spot purchases. The current crude oil supply agreement between CITGO and PDVSA for the Lake Charles and Corpus Christi refineries became effective April 1, 2013. The existing crude oil supply agreement, which was due to expire December 31, 2015, has been further extended through March 31, 2016. The current agreement provides for crude oil volumes of 300 thousand barrels per day (“MBPD”) for 2014 and 350 MBPD for 2015 and 2016, subject to the availability of crude oil for export by PDVSA.

The existing crude oil supply agreement utilizes pricing formulas for certain conventional crude types supplied under the agreement based on market prices for widely-traded crude oils and other hydrocarbons plus adjustments for market change determined by the Ministry of Petroleum and Mining of the Bolivarian Republic of Venezuela and PDVSA. For any other specific heavy crude oils, the price is subject to negotiation on a case-by-case basis. The agreement provides for invoicing in U.S. dollars and payment in Euros based on the exchange rate on the due date. Payment in Euros does not create material foreign currency exposure to the Company. Other conditions include 30-day payment terms after bill of lading and open credit. A new crude oil supply agreement is currently being negotiated with PDVSA.

On August 2, 2010, CITGO and PDVSA executed a netting agreement which allows for the netting and offsetting of certain payments owed by CITGO to PDVSA under the crude oil supply agreement against certain payments owed by PDVSA to CITGO under other contracts or agreements, subject to certain terms and conditions including prior approvals through a netting notice and confirmation.

CITGO purchased $2.9 billion, $4.3 billion and $7.6 billion of crude oil, feedstocks and other products from PDVSA and its wholly-owned subsidiaries in 2015, 2014 and 2013, respectively, under these and other purchase arrangements. There was no related payable to affiliates at December 31, 2015 and December 31, 2014.

Due to pricing adjustments from products purchased from PDVSA, the Company recorded a receivable balance in due from affiliates of $46 million and $81 million at December 31, 2015 and 2014, respectively, which will be offset with subsequent crude oil purchases from PDVSA. At both December 31, 2015 and 2014, approximately 1 million barrels were located in third party or PDVSA-owned terminals outside the United States. In 2015 and 2014, the crude oil purchased from PDVSA was reduced by $28 million and $39 million, respectively, due to early payment arrangements which allow the CITGO to take advantage of cash discounts.

As permitted under CITGO’s and CITGO Holding’s indentures and senior secured credit agreements, CITGO entered into an amendment to the crude oil supply agreement, under which CITGO is permitted to make prepayments to PDVSA under the crude oil supply agreement up to an aggregate amount outstanding at any time of $100 million. As of December 31, 2015 and 2014, CITGO recorded a prepayment to PDVSA in the amount of $29 million and $100 million, respectively in exchange for crude oil that was subsequently delivered. In 2015 and 2014, CITGO recorded approximately $8 million and $2 million, respectively, in cash discounts associated with prepayments.

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In addition to the crude oil purchased directly from PDVSA, an additional 6% and 1% of crude oil purchased during 2014 and 2013, respectively, related to PDVSA supplied crude oil CITGO purchased at market-related prices in a tri-party arrangement where PDVSA was the initial supplier, a third party was reselling the crude oil and CITGO was the ultimate buyer. There were no such purchases during 2015.

Purchases from PDVSA and its affiliates discussed above include purchases whereby CITGO completed a series of transactions with PDVSA to purchase fuel oil for resale in 2015. Approximately $106 million of fuel oil was ultimately sold back to PDVSA before December 31, 2015, resulting in a receivable due from PDVSA of $44 million, which includes a cash discount of $5 million similar to early payment and prepayments. The receivable will be offset with subsequent crude oil purchases from PDVSA.

CITGO also purchased intermediate feedstocks from an affiliate, Mount Vernon Phenol Plant Partnership(“Mt. Vernon”) on a spot basis. Such purchases totaled $88 million, $189 million and $169 million during 2015, 2014 and 2013, respectively. At December 31, 2015 and 2014, $11 million and $19 million, respectively, were included in payables to affiliates as a result of these transactions.

Sales to Affiliates – CITGO sold refined products, feedstock (including naphtha) and other products to PDVSA and its affiliates, at market-related prices. In 2015, 2014 and 2013, the Company had total sales to its affiliates of $270 million, $269 million and $1.7 billion, respectively. In 2015, 2014 and 2013, the sales included $135 million, $116 million and $1.6 billion, respectively, of transactions which are recorded in the income statement on a net basis in accordance with applicable accounting guidance. For each of the years ended December 31, 2015, 2014 and 2013, the Company recorded less than $1 million of commission for such transactions. At December 31, 2015 and 2014, $16 million and $24 million, respectively, were included in due from affiliates as a result of sales to PDVSA and its affiliates. During 2015, 2014 and 2013, receivables from a PDVSA affiliate of $85 million, $368 million and $1.6 billion, respectively, related to refined products and feedstock sales, were offset against the payable to PDVSA for crude oil purchases. Also in 2015, the Company declared an indirect noncash dividend of $6 million to settle a portion of the receivable due from PDVSA and its affiliates. There were no such transactions in 2014 and 2013.

At December 31, 2015, the Company recorded advances of less than $1 million from a PDVSA affiliates for the sale of lubricants expected to be delivered within a year. There were no related advances from a PDVSA affiliate at December 31, 2014.

In addition, the Company had cumene sales to Mt. Vernon of $224 million, $433 million and $430 million during 2015, 2014 and 2013, respectively, which are under a long-term contract. The Company also had petroleum coke sales to an affiliate of $161 million, $201 million and $207 million in 2015, 2014 and 2013,

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respectively, that were recorded as an offset to cost of sales and operating expenses. At December 31, 2015 and 2014, $38 million and $63 million, respectively, were included in due from affiliates as a result of these and related transactions.

Procurement Services Agreements – In 2010, CITGO entered into agreements with PDVSA under which CITGO manages and administers the procurement of equipment and other goods and services for PDVSA. Under these agreements, CITGO provides all services required for the procurement and delivery to PDVSA or its affiliate of the specified equipment, goods or services. CITGO arranges payment for all or any portion of the purchase price or service fee to the vendor and all other costs and expenses incurred in connection with the procurement as and when they become due. Before CITGO processes any such payments, PDVSA is required to provide CITGO with the requisite funds by offsetting amounts otherwise payable by CITGO under the crude oil supply agreement. Under the agreements, PDVSA is required to reimburse CITGO for any liabilities, costs or expenses incurred in connection with the agreements and the provision of services thereunder and to pay CITGO a fee for its services, which is intended to cover CITGO’s internal costs incurred in providing the services and provide additional compensation to CITGO. In July and November 2011, CITGO entered into two separate procurement services agreements on substantially the same terms to manage and administer the procurement of transportation equipment for PDVSA. On March 22, 2012, CITGO entered into a similar procurement services agreement to manage and administer the procurement of goods and services for PDVSA. During 2015, 2014 and 2013, total amounts related to specified equipment, goods and services purchased under the agreements of $480 million, $279 million and $360 million, respectively, were offset against CITGO’s crude oil purchases from PDVSA. Included in the total offset were servicing fees of $2 million, $3 million and $4 million for 2015, 2014 and 2013, respectively.

In February 2011, CITGO entered into a similar procurement services agreement to manage and administer the procurement of transportation equipment for PDVSA. The nature of the services performed by CITGO is consistent with those under the agreements described above. In addition, PDVSA executed a $100 million promissory note to fund the payment of the amounts related to the purchase of the specified equipment and related servicing fees through February 2014 up to the amount allowed under the Company’s debt agreements, with any additional amounts due to be funded by offsetting amounts otherwise payable by CITGO under the crude oil supply agreement. In November 2013, the promissory note, which was due to expire on February 28, 2014, was extended to February 28, 2018. Under the promissory note, interest is payable semiannually and will be accrued at 30-day LIBOR plus 4.50%, or 4.93% at December 31, 2015. Interest income of $5 million was recorded during each of years 2015, 2014 and 2013. In 2015, 2014 and 2013, the Company declared indirect non-cash dividends of approximately $5 million, $4 million and $5 million, respectively, to settle a portion of the interest receivable. At both December 31, 2015 and 2014, the Company had $1 million of interest associated with this promissory note recorded in due from affiliates and $100 million was included in noncurrent note receivable on the consolidated balance sheets related to this transaction.

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CITGO recorded servicing fee income of $3 million for each of 2015 and 2014 and $4 million for 2013, associated with all procurement services agreements. At both December 31, 2015 and 2014, the Company had less than $1 million for servicing fees recorded in due from affiliates in connection with these transactions.

Tax Allocation Agreement – The Company and PDV Holding and certain of PDV Holding’s other subsidiaries are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due from or payable to CITGO in a related party account. At December 31, 2015, the Company had a net payable related to federal income taxes of $55 million, including $56 million in due from affiliates and $111 million in payables to affiliates. At December 31, 2014, the Company had a net payable related to federal income taxes of $130 million, including $5 million in due from affiliates and $135 million in payables to affiliates.

At December 31, 2015 and 2014, the Company had a net federal income tax payable of $363 million and $275 million, respectively recorded on the consolidated balance sheets.

Guarantees and Other Transactions – The Company purchases a portion of its insurance coverage at market rates through a wholly-owned captive insurance subsidiary of PDVSA. Premium amounts paid related to this coverage were $61 million in 2015 and $30 million each year in 2014 and 2013. The Company had $1 million and $20 million related to insurance premiums recorded in payable to affiliates at December 31, 2015 and December 31, 2014, respectively. At December 31, 2014, the Company recorded a receivable of $50 million with PDVIC related to a business interruption claim and subsequently received the proceeds in 2015. No such receivable was recorded at December 31, 2015. The Company has also guaranteed debt of an affiliate (Note 12).

Other Transactions with Ultimate Parent, PDVSA – The Company, from time to time, provides services and makes payments for its ultimate parent company for various items such as medical expenses, travel and accommodations, services, advertising and transportation. In 2015 and 2013, the Company offset $13 million and $14 million, respectively against the Company’s crude oil purchases from PDVSA, to settle some of these types of payments. There was no such offset in 2014. In each of 2015, 2014 and 2013, the Company declared indirect non-cash dividends totaling approximately $8 million, $4 million and $3 million, respectively, to settle some of these types of payments. At December 31, 2015 and 2014, $2 million and $3 million, respectively, related to such items was included in due from affiliates on the consolidated balance sheets.

In November 2009, CITGO sold certain non-operating assets and related spare parts to PDVSA for an aggregate price of $69 million, which is payable to CITGO on a deferred basis. No gain or loss was recorded by CITGO as a result of this transaction. Related interest income recorded in the consolidated statements of income and comprehensive income was $4 million for each of the years ended December 31, 2015, 2014 and 2013. In 2015, 2014 and 2013, the Company declared indirect non-cash dividends of $3 million,

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$4 million and $4 million, respectively, to settle a portion of the interest receivable. At both December 31, 2015 and 2014, interest receivable of $1 million was included in due from affiliates and $69 million was included in note receivable on the consolidated balance sheets related to this transaction.

Transactions with Direct Parent, PDV Holding - At December 31, 2015 and 2014, CITGO has $2 million and $7 million, respectively, in due from affiliates on the consolidated balance sheets for management fees and other services provided to PDV Holding and its subsidiaries. In 2015, the Company declared an indirect noncash dividend of $2 million to settle a portion of the receivable with PDV Holding. There were no related transactions in 2014 and 2013. In 2014, the Company declared an indirect noncash dividend of $2 million to settle management fees and other services provided to PDV USA. There were no such transactions in 2015 and 2013.

3.	ACCOUNTS RECEIVABLE

	December 31,
	2015	2014
	(000s omitted)

Trade	$519,755	$791,260
Credit card	19,801	23,530
Other	29,665	166,735

	569,221	981,525
Allowance for uncollectible accounts	(3,231)	(3,489)

	$565,990	$978,036

Sales are made on account, based on pre-approved, primarily unsecured credit terms established by the Company’s management. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends and other information. The carrying value of accounts receivable approximates fair value due to (i) a short average collection cycle for such trade receivables, (ii) the Company’s positive collection history and (iii) the characteristics of such trade receivables.

The Company has a limited purpose consolidated subsidiary, CITGO AR2008 Funding Company, LLC (“AR Funding”), which established a non-recourse agreement in June 2008 to transfer an undivided interest in specified trade receivables (“the pool”) to independent third parties, which is referenced to herein as the secured financing arrangement. The interest that may be held by third parties at any one time under the trade accounts receivable transfer agreement cannot exceed $450 million. The agreement has been renewed on multiple occasions with a current maturity date of June 3, 2016. Under the terms of the agreement, new receivables are added to the pool as previously transferred receivables are collected (administered by CITGO). CITGO pays specified fees related to its transfer of receivables under the program.

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At December 31, 2015 and 2014, $551 million and $805 million, respectively, of CITGO’s accounts receivable comprised the designated pool of trade receivables owned by AR Funding. At December 31, 2015 and 2014, $165 million and $250 million, respectively, of receivables in the designated pool that were held by third parties were included in accounts receivable, net with an offset in secured financing arrangement on the consolidated balance sheets. CITGO had $67 million of available capacity under the secured financing arrangement, based on eligible net trade receivables, at December 31, 2015.

CITGO recorded no gains or losses associated with the transfers in the years ended December 31, 2015 and 2014 other than the fees incurred by CITGO related to this facility. For both of the years ended December 31, 2015 and 2014, such fees were $5 million and were included in interest expense in the consolidated statements of income and comprehensive income. The undivided interests held by third parties in CITGO trade accounts receivable were never in excess of the sales facility limits at any time under this program.

CITGO is responsible for servicing the transferred receivables, for which it receives a monthly servicing fee equal to 1% per annum times the average outstanding amount of receivables in the program for the prior month. The servicing fee is an intercompany obligation from AR Funding to CITGO. The Company does not believe that it incurs incremental costs associated with the activity and has not, on a consolidated basis, recorded any servicing assets or liabilities related to this servicing activity.

4.	INVENTORIES

Inventories, recorded primarily at LIFO, consisted of the following:

	December 31,
	2015	2014
	(000s omitted)

Refined products	$665,069	$648,447
Crude oil	734,769	756,372
Materials, supplies and retail operations	93,088	94,331

	$1,492,926	$1,499,150

Materials, supplies and retail operations include a company-owned concept retail outlet in Houston, Texas. Retail operations inventory is primarily recorded at weighted average value and is immaterial.

At December 31, 2015 and 2014, estimated net market values exceeded historical cost by approximately $89 million and $692 million, respectively.

The reduction of refined products LIFO inventory quantities resulted in a liquidation of prior years’ LIFO layers and increased cost of goods sold by $6 million and $1 million in 2015 and 2013, respectively. There was no liquidation of prior years’ LIFO layers in 2014.

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5.	RESTRICTED CASH

The Company had total restricted cash of $358 million and $80 million at December 31, 2015 and 2014, respectively.

Current restricted cash of $10 million at both December 31, 2015 and 2014, represents cash that serves as collateral for the Company’s insurance obligations. The collateral requirement is reviewed on an annual basis.

Noncurrent restricted cash was $348 million and $70 million at December 31, 2015 and 2014, respectively. At December 31, 2015, $276 million represented cash required to maintain a debt service reserve account for certain principal and interest payments under the CITGO Holding senior secured term loan B and CITGO Holding senior secured notes entered into in February 2015 (Note 9). At December 31, 2015 and 2014, the remaining $72 million and $70 million, respectively, consisted of highly liquid investments held in trust accounts, which were established pursuant to four separate escrow agreements to provide financial assurance for environmental remediation liabilities in Illinois, Louisiana and Maine. These trust accounts are to guarantee the availability of funds for closure and post-closure activities of hazardous waste management facilities and for corrective action at a terminal.

6.	PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2015	2014
	(000s omitted)

Land	$119,012	$119,386
Buildings and leaseholds	553,139	540,048
Machinery and equipment	8,246,968	7,967,607
Vehicles	12,503	12,957
Construction in process	172,667	173,199

	9,104,289	8,813,197
Accumulated depreciation and amortization	(5,151,382)	(4,861,650)

	$3,952,907	$3,951,547

In December 2014, the Company shut down idle equipment and recorded an impairment loss in the amount of its carrying value of $10 million in cost of sales and operating expenses. In addition, the associated prepaid turnaround maintenance of $1 million, which was recorded in noncurrent prepaid turnaround, net, was written off by the Company in cost of sales and operating expenses. No impairment of property, plant and equipment was recorded during 2015 or 2013.

Net losses on retirements of property, plant and equipment were approximately $3 million, $4 million and $4 million in 2015, 2014, and 2013, respectively.

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Depreciation expense for 2015, 2014 and 2013 was $329 million, $319 million and $316 million, respectively.

7.	INVESTMENTS IN AFFILIATES

The Company’s investments in affiliates consist of equity interests ranging from 9.5% to 50% in joint interest pipelines and terminals; a 50% stock ownership interest in TCP Petcoke Corporation; a 49.5% partnership interest in Nelson Industrial Steam Company (“NISCO”), which is a qualified cogeneration facility; and a 49% partnership interest in Mount Vernon Phenol Plant. The carrying value of these investments exceeded the Company’s equity in the underlying net assets by approximately $6 million and $8 million at December 31, 2015 and 2014, respectively, which is being amortized over the estimated life of the investments.

On December 29, 2014, the Company reached an agreement to sell its 11.4% interest in the West Texas Gulf Pipe Line Company (“West Texas Gulf”) and release the purchaser from any claims or actions the Company may have against it. The Company recorded a gain of $85 million in other income (expense), net related to the settlement in December 2014. The Company recognized a gain on the sale of the investment in West Texas Gulf of approximately $39 million when the transaction closed and sale criteria were met on January 2, 2015. On February 12, 2015, CITGO remitted $4 million of the proceeds to pay a one-time cash dividend to the Company’s direct parent, CITGO Holding.

Information on the Company’s investments follows:

	2015	2014	2013
		(000s omitted)
Company’s investments in affiliates	$90,945	$96,214	$102,160
Company’s equity in earnings of affiliates	9,535	25,677	25,171
Dividends and distributions received from affiliates	10,901	30,756	12,309

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Selected aggregated 100% financial information (unaudited) provided by the affiliates is summarized as follows:

	2015	2014	2013
		(000s omitted)

Summary of financial position:
Current assets	$200,370	$313,001	$311,461
Noncurrent assets	380,699	418,464	385,133
Current liabilities (including debt of $7,193, $8,107 and $8,107 at December 31, 2015, 2014 and 2013, respectively)	195,150	245,998	217,036
Noncurrent liabilities (including debt of $36,980, $79,172 and $93,279 at December 31, 2015, 2014 and 2013, respectively)	133,249	190,678	181,215

Summary of operating results:
Revenues	$1,372,696	$2,064,932	$1,915,248
Gross profit	155,789	223,722	218,911
Net income	66,731	118,991	111,078

F-24

8.	ASSET RETIREMENT OBLIGATIONS

The Company accounts for asset retirement obligations in accordance with ASC Subtopic 410-20, “Accounting for Asset Retirement Obligations” and adopted the provision of “Accounting for Conditional Asset Retirement Obligations” effective December 31, 2005. This interpretation clarifies that an entity is required to recognize a liability for all legal obligations, including conditional obligations, to perform asset retirement activities if the fair value of the obligation can be reasonably estimated. The Company has asset retirement obligations with respect to asbestos abatement on certain of its refinery assets. The asset retirement costs are capitalized as part of the carrying amount of property, plant and equipment, net, and depreciated over the period that the asset is expected to contribute directly or indirectly to future cash flows. After the initial measurement of the asset retirement obligation, the liability is adjusted at the end of each reporting period to reflect changes in the estimates and accretion of the liability. There may be obligations that are not recorded as the Company cannot currently estimate the timing associated with the settlement of these obligations.

Changes in asset retirement obligations, which were included in other noncurrent liabilities on the accompanying consolidated balance sheets, are as follows:

	2015	2014
	(000s omitted)

Balance, January 1	$18,096	$18,755
Accretion expense	1,202	1,243
Spending on existing obligation	(1,779)	(1,902)

Balance, December 31	$17,519	$18,096

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9.	LONG-TERM DEBT AND FINANCING ARRANGEMENTS

Long-term debt consisted of the following:

	December 31,
	2015	2014
	(000s omitted)
CITGO Secured Revolving Credit Facility, $900 million credit commitments, due 2019, with variable interest rate	$180,000	$50,000
CITGO Senior Secured Notes, $650 million face amount, due 2022 with interest rate of 6.25%	650,000	650,000
CITGO Senior Secured Term Loan B, $650 million face amount, due 2021 with variable interest rate	636,697	642,269
CITGO Holding Senior Secured Term Loan B, $1,300 million face amount, due 2018 with variable interest rate	728,548	—
CITGO Holding Senior Secured Notes, $1,500 million face amount, due 2020 with interest rate of 10.75%	1,439,081	—

Tax-Exempt Bonds, due 2023 to 2032 with fixed interest rates	107,938	107,932

	3,742,264	1,450,201
Current portion of long-term debt	(878,500)	(56,500)

	$2,863,764	$1,393,701

CITGO Senior Secured Credit Facility – On July 29, 2014, CITGO replaced its former senior secured credit facility with a new $1.6 billion senior secured credit facility, which consists of a five-year $900 million revolving credit facility and a seven-year $650 million term loan B, which are collectively referred to herein as “CITGO’s senior secured credit facility” and described further below.

A portion of the proceeds from CITGO’s senior secured term loan B, after deducting original issue discounts of $7 million and debt issuance costs of $29 million, together with a portion of the proceeds from CITGO’s senior secured notes due 2022 issued on July 29, 2014, which are referred to herein as “CITGO’s senior secured notes” and described further below, were used to (i) repay all amounts outstanding under CITGO’s former senior secured credit facility, (ii) purchase and redeem all of CITGO’s former senior secured notes due 2017 and (iii) pay a $300 million one-time dividend to the CITGO’s shareholder.

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As a result of the replacement of CITGO’s former senior secured credit facility and its former senior secured notes, CITGO recorded a loss on early extinguishment of debt. Amounts recorded during 2014 in the consolidated statements of income and comprehensive income were as follows:

December 31, 2014
(000s omitted)
CITGO Former Secured Revolving Credit Facility, $750 million credit commitments
Unamortized debt issuance costs	$539
CITGO Former Senior Secured Term Loan B, $350 million face amount
Unamortized debt issuance costs	3,129
Unamortized original issue discount	514
CITGO Former Senior Secured Term Loan C, $700 million face amount
Unamortized debt issuance costs	4,584
Unamortized original issue discount	5,112
CITGO Former Senior Secured Notes, $300 million face amount
Premium paid to retire senior secured notes	18,921
Unamortized debt issuance costs	3,165
Unamortized original issue discount	1,472

$37,436

CITGO’s senior secured credit facility is secured by CITGO’s interests in its Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries, its trade accounts receivable and its inventories and guaranteed by CITGO’s material subsidiaries and is subject to covenants customary for senior secured financings.

Under CITGO’s senior secured credit facility agreement, interest is accrued at the London Inter-Bank Offer Rate (“LIBOR”) or the base rate, at the CITGO’s option, plus the applicable margin. The base rate is defined in the new credit agreement as the highest of (i) the federal funds rate plus 0.50%, (ii) the prime rate determined by Deutsche Bank as administrative agent or (iii) a rate reasonably determined by Deutsche Bank as administrative agent to be equal to one-month LIBOR plus 1.00%.

CITGO Secured Revolving Credit Facility – Pursuant to CITGO’s senior secured credit facility agreement, CITGO obtained a $900 million secured revolving credit facility due July 29, 2019. There was $180 million and $50 million outstanding under CITGO’s secured revolving credit facility at December 31, 2015 and 2014, respectively. CITGO had $712 million of available borrowing capacity under CITGO’s secured revolving credit facility and outstanding letters of credit totaling approximately $8 million issued against CITGO’s secured revolving credit facility at December 31, 2015.

The interest rate options for CITGO’s secured revolving credit facility are (i) LIBOR plus an applicable margin of 2.75% or (ii) the base rate plus an applicable margin of 1.75% at CITGO’s option. The interest rate at December 31, 2015 was a base rate of 3.50% plus 1.75%, or 5.25%. The unused portion of CITGO’s secured revolving credit facility, less letters of credit issued under the new facility, is subject to a quarterly

F-27

commitment fee ranging from an annual rate of 0.375% to 0.50% paid quarterly depending on the debt rating on CITGO’s secured revolving credit facility. At December 31, 2015, CITGO’s quarterly commitment fee was 0.50%.

CITGO Senior Secured Term Loan B – Pursuant to the senior secured credit facility agreement, CITGO entered into a $650 million term loan B due July 29, 2021. A portion of the total proceeds from CITGO’s senior secured credit facility and CITGO’s senior secured notes was used to repay the former CITGO term loan B due 2015 with an outstanding principal amount of $80 million plus accrued and unpaid interest.

The proceeds of $643 million are net of a 1.00% original issue discount in the amount of $7 million. The interest rate options for CITGO’s term loan B are (i) LIBOR, with a minimum floor of 1.00%, plus an applicable margin of 3.50% or (ii) the base rate, with a minimum floor of 2.00%, plus an applicable margin of 2.50%. The interest rate at December 31, 2015 was the 1.00% LIBOR floor plus 3.50%, or 4.50%. CITGO’s term loan B amortizes in amounts equal to 1.00% of its initial principal amount annually, payable in equal quarterly installments with the balance payable at maturity.

CITGO Covenants – CITGO was in compliance with the debt covenants under CITGO’s senior secured credit facility agreement at December 31, 2015.

Material covenant provisions under CITGO’s senior secured credit facility agreement include:

•	CITGO’s debt to capitalization ratio must not be more than 0.6 to 1.0 at the end of each quarter;

•	CITGO may not dispose of assets, subject to certain exceptions including inventory in the normal course of business and a general exception for dispositions of assets (not including CITGO’s refineries or certain other properties) provided the proceeds in excess of an aggregate amount of $750 million are reinvested in assets related to the business of CITGO and its subsidiaries or applied to repay debt;

•	CITGO may not incur additional indebtedness, subject to certain exceptions;

•	CITGO may not incur any liens on its properties or assets, subject to certain exceptions including liens incurred in connection with permitted indebtedness;

•	CITGO may not enter into any hedging agreements except in the ordinary course of business and for the purpose of directly managing certain risks;

•	CITGO’s termination obligations under hedging agreements, that are secured by the collateral that also secures CITGO’s senior secured credit facility and CITGO’s senior secured notes, cannot exceed $200 million;

•	CITGO may not make new investments, subject to certain limited exceptions including limited investments in subsidiaries and joint ventures and a general exception for investments including loans to and other investments in affiliates, not to exceed at any time the greater of $200 million and 3% of consolidated net tangible assets; and

•	in addition to the one-time dividend of $300 million, CITGO may declare and pay dividends out of (i) 100% of its net income arising after April 1, 2014 on a cumulative basis, plus (ii) amount equal

F-28

to the $170 million dividend paid in May 2014, plus (iii) certain permitted proceeds of dispositions of assets; dividend payments will be subject to a minimum liquidity requirement of $500 million and a maximum debt to capitalization ratio of 0.55 to 1.0, in each case after giving effect to the dividends.

On February 12, 2015, CITGO fully utilized the asset sale dividend basket described above using the net sale proceeds of $746 million for certain of CITGO’s terminals and investments in pipeline companies to CITGO Holding (Note 2), along with $4 million from the gain on sale of one of the Company’s investments in a pipeline company (Note 7).

CITGO’s debt instruments described above do not contain any covenants that trigger prepayment as a result of a change in its debt ratings. CITGO covenants that its transactions with affiliates are structured as arms-length transactions.

CITGO Tax-Exempt Bonds –At both December 31, 2015 and 2014, through state entities, CITGO had $108 million of industrial revenue bonds outstanding for certain projects at its Lake Charles, Louisiana, Corpus Christi, Texas and Lemont, Illinois refineries. An additional $290 million of industrial revenue bonds were repurchased by CITGO in 2010 and will be held in treasury until such time as these selected industrial revenue bonds are either retired or remarketed at CITGO’s option. All but $3 million of the outstanding industrial revenue bonds are secured on a ratable basis by the same collateral and have similar covenants as the senior secured credit facility, except that lenders under the secured revolving credit facility will have priority to proceeds from certain inventory comprising the collateral. The $108 million in principal amount of outstanding industrial revenue bonds are secured on an equitable basis by the same collateral and have similar covenants as the senior secured credit facility. The outstanding bonds bear interest at various fixed rates which ranged from 4.875% to 8.0% at both December 31, 2015 and 2014. The final maturity dates for the outstanding industrial revenue bonds range from 2023 to 2032.

CITGO Senior Secured Notes – Also on July 29, 2014, CITGO closed on a private placement of 6.25% senior secured notes. CITGO’s senior secured notes have an aggregate principal amount of $650 million and bear interest at a fixed rate of 6.25% per annum and are due August 15, 2022. Interest is payable semi-annually on February 15 and August 15 of each year, beginning in 2015. CITGO’s senior secured notes are secured on an equitable basis by the same collateral that secures CITGO’s senior secured credit facility, except that lenders under CITGO’s secured revolving credit facility will have priority to proceeds of certain inventory comprising the collateral.

The indenture governing CITGO’s senior secured notes contains guarantees by CITGO’s material subsidiaries as well as typical restrictive covenants whereby CITGO has agreed, among other things, to restrictions on its ability to: incur, assume or permit to exist additional indebtedness; guaranty obligations or hedging arrangements; incur liens or agree to negative pledges in other agreements; make loans and investments; declare dividends, make payments on or redeem or repurchase capital stock; limit the ability of CITGO’s subsidiaries to enter into agreements restricting dividends and distributions; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase CITGO’s indebtedness; sell assets; and enter into transactions with affiliates.

CITGO’s senior secured notes may be redeemed by CITGO (i) prior to August 15, 2017, at a redemption price equal to 100% of the principal amount plus a “make-whole” premium and accrued interest; (ii) during

F-29

the twelve-month period beginning on August 15, 2017, at a redemption price equal to 104.688% of the principal amount plus accrued interest; (iii) during the twelve-month period beginning on August 15, 2018, at a redemption price equal to 103.125% of the principal amount plus accrued interest; (iv) during the twelve-month period beginning on August 15, 2019, at a redemption price equal to 101.563% of the principal amount plus accrued interest; and (v) on or after August 15, 2020, at a redemption price equal to 100% of the principal amount plus accrued interest. In addition, prior to August 15, 2017, CITGO may redeem up to 40% of its senior secured notes with the net proceeds from certain equity offerings at a redemption price equal to 106.25% of the principal amount plus accrued interest, so long as certain conditions are met.

CITGO Holding Senior Secured Term Loan B – On February 12, 2015, CITGO Holding entered into a three-year $1.3 billion senior secured term loan B (the “CITGO Holding senior secured term loan B”). The proceeds from the CITGO Holding senior secured term loan B, after deducting original issue discount of $78 million and debt issuance costs of $23 million, together with the proceeds from the CITGO Holding senior secured notes issued on February 12, 2015 described below, were used to (i) establish debt service reserve accounts with funds sufficient to cover twelve months of interest and required amortization of principal payments on the CITGO Holding senior secured term loan B and two semi-annual interest payments on the CITGO Holding senior secured notes, (ii) fund a $100 million working capital and general corporate purposes reserve for CITGO Holding and (iii) pay a one-time cash dividend of $2.2 billion from additional capital to the Company’s shareholder.

The CITGO Holding senior secured term loan B is secured by 100% of CITGO’s capital stock and 100% of the limited liability company interests in CITGO Holding’s and other direct subsidiaries, CITGO Holding Terminals, Southwest Pipeline Holding and Midwest Pipeline Holding, and is guaranteed by CITGO Holding’s direct subsidiaries other than CITGO.

The proceeds of $1.2 billion were net of a 6.00% original issue discount in the amount of $78 million. The interest rate options for the CITGO Holding senior secured term loan B are (i) LIBOR with a minimum floor of 1.00%, plus an applicable margin of 8.50% or (ii) the base rate, with a minimum floor of 2.00%, plus an applicable margin of 7.50%. The interest rate at December 31, 2015 was the 1.00% LIBOR floor plus 8.50%, or 9.50%. Initially, the CITGO Holding senior secured term loan B amortized in amounts equal to 1.00% of its initial principal amount annually, payable in equal quarterly installments.

The CITGO Holding senior secured term loan B also requires certain mandatory prepayment offers, based on specified percentages (ranging from 100% initially to 50%, depending on CITGO Holding’s leverage ratio) of excess cash flow and asset sale proceeds of certain asset sales, subject to the lenders’ right to reject proposed prepayments from excess cash flow and in certain other cases. Generally speaking, excess cash flow is equal to the net income of CITGO Holding and its operating subsidiaries other than CITGO and consolidated net income of CITGO to the extent of cash distributions permitted under CITGO’s covenants as well as other adjustments for working capital changes and noncash transactions. The Company made mandatory excess cash flow prepayment offers and the lenders partially accepted the offers resulting in prepayments of $527 million in 2015. The mandatory prepayments made each quarter are ratably applied to the quarterly installments of 1.00% of the initial principal amount scheduled to be repaid annually, thereby reducing the scheduled quarterly and annual amortization installments going forward.

F-30

In calculating the leverage ratio, CITGO Holding must take into account (i) only CITGO Holding’s, but not CITGO’s, indebtedness and (ii) and cash dividends from CITGO, up to the amount of CITGO’s earnings. The Company’s classification of the current portion of long-term debt is estimated with management’s assumption that the lenders will accept 100% of the mandatory prepayment offers.

Further, CITGO Holding may make optional prepayments on the CITGO Holding term loan B. Any such prepayment shall require (i) prior to February 12, 2016, a make-whole premium on the principal amount prepaid (calculated in a similar manner to the make-whole premium for redemptions on the CITGO Holding senior secured notes); (ii) during the twelve-month period beginning on February 12, 2016, a premium of 2.00% of the principal amount prepaid; and (iii) during the twelve-month period beginning on February 12, 2017, a premium of 1.00% of the principal amount prepaid.

CITGO Holding Covenants – Material covenant provisions under the CITGO Holding senior secured term loan B substantially mirror those contained in CITGO’s senior secured credit facility, with certain variances including the following:

•	certain restrictions are more flexible with respect to CITGO and its subsidiaries, including (i) CITGO’s debt to capitalization ratio must not be more than 0.75 to 1.0 at the end of each quarter (rather than 0.60 to 1.0), and (ii) CITGO is not restricted from paying dividends to CITGO Holding;

•	generally, the covenants contain more restrictive terms with respect to CITGO Holding and the CITGO Holding guarantors;

•	CITGO Holding must maintain a debt service reserve account with funds sufficient to cover twelve or eighteen months of interest and required amortization of principal payments on the senior secured term loan; and

•	in addition to the one-time dividend of $2.2 billion, CITGO Holding may declare and pay dividends from excess cash flow and proceeds of certain asset sales not required to be applied to prepay indebtedness and from amounts released from its debt service reserve accounts, provided that the debt service reserve account is funded sufficiently to cover eighteen months of interest and required amortization of principal payments on the senior secured term loan following the date of such restricted payment and (iii) CITGO Holding’s leverage ratio must not be more than 2.0 to 1.0 in each case after giving effect to the dividends.

The Company was in compliance with the debt covenants under the CITGO Holding senior secured term loan B at December 31, 2015.

CITGO Holding Senior Secured Notes – Also on February 12, 2015, CITGO Holding closed on a private placement of the 10.75% senior secured notes. The Company used a portion of the total net proceeds received from the CITGO Holding senior secured term loan B and the 10.75% senior secured notes to establish a debt service reserve account with funds sufficient to cover two semi-annual interest payments on the notes. The CITGO Holding senior secured notes have an aggregate principal amount of $1.5 billion, were issued with an original discount of $74 million, bear interest at a fixed rate of 10.75% per annum and are due February 15, 2020. Interest is payable semi-annually on March 31 and September 30

F-31

of each year, beginning on September 30, 2015. The indenture governing the CITGO Holding senior secured notes requires that CITGO Holding make offers to purchase the notes based on triggers similar to the mandatory prepayment for the CITGO Holding senior secured credit facility, following the repayment of the CITGO Holding senior secured credit facility.

The 10.75% senior secured notes are secured on a ratable basis by the same collateral that secures the CITGO Holding senior secured term loan B, and are guaranteed by CITGO Holding’s subsidiaries other than CITGO.

The indenture governing the 10.75% senior secured notes contains typical restrictive covenants whereby CITGO Holding has agreed, among other things, to restrictions on its and its subsidiaries ability to: incur, assume or permit to exist additional indebtedness; guaranty obligations or hedging arrangements; incur liens or agree to negative pledges in other agreements; make loans and investments; declare dividends, make payments on or redeem or repurchase capital stock; limit the ability of CITGO Holding’s subsidiaries to enter into agreements restricting dividends and distributions; engage in mergers, acquisitions and other business combinations; prepay, redeem or purchase CITGO Holding’s indebtedness; sell assets; enter into transactions with affiliates; and maintain a debt service reserve account with funds sufficient to cover two or three semi-annual interest payments. As with the CITGO Holding senior secured credit agreement, the indenture contains similar flexibility with respect to application of the covenants to CITGO and its subsidiaries and more restrictive terms with respect to their application to CITGO Holding and the guarantors, including with respect to dividends and other restricted payments.

Prior to February 15, 2017, CITGO Holding may redeem up to 40% of the 10.75% senior secured notes with the net proceeds from certain equity offerings at a redemption price equal to 110.75% of the principal amount plus accrued interest, so long as certain conditions are met. In addition, at any time the 10.75% senior secured notes may be redeemed by CITGO Holding at a redemption price equal to 100% plus a “make-whole” premium and accrued interest.

Debt Maturities – Future contractual maturities under long-term debt as of December 31, 2015 would be: 2016 - $194 million, 2017 - $14 million, 2018 - $720 million, 2019 -$7 million, 2020 - $1.4 billion and $1.4 billion thereafter.

10.	EMPLOYEE BENEFIT PLANS

Employee Savings – Until April 2, 2013, CITGO sponsored three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees and PDV Midwest Refining, L.L.C. (“PDVMR”), a subsidiary of CITGO, sponsored a defined contribution plan. The PDVMR plan was frozen as of May 1, 1997 and, after that date, no further contributions to the PDVMR plan could be made and no new participants could enter the plan. Effective April 2, 2013 and April 3, 2013, one of the three qualified defined contribution retirement and savings plans sponsored by CITGO and the PDVMR plan, respectively, were merged into the two remaining qualified CITGO plans. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $26 million and $25 million related to its contributions to these plans in 2015 and 2014, respectively.

F-32

Pension Benefits – CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors two nonqualified defined benefit plans for certain eligible employees.

PDVMR sponsors a qualified and a nonqualified plan, frozen at their then current levels on April 30, 1997. The plans cover former employees of PDVMR who were participants in the plans as of April 30, 1997.

Postretirement Benefits Other Than Pensions – In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time. CITGO changed the postretirement benefits plan effective January 1, 2013. As a result of the change, eligible post-65 retirees and their eligible spouses receive a subsidy from CITGO deposited into a retiree reimbursement account to purchase individual coverage from a CITGO selected health care provider. Pre-65 dependents of eligible post-65 retirees continue to receive benefits through the salaried and hourly benefit plans.

F-33

Obligations and Funded Status – December 31 is the measurement date used to determine pension and other postretirement benefit measurements for the plans. The following sets forth the changes in benefit obligations and plan assets for the CITGO and PDVMR pension and the CITGO postretirement plans for the years ended December 31, 2015 and 2014, and the funded status of such plans reconciled with amounts reported on the Company’s consolidated balance sheets:

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
	(000s omitted)		(000s omitted)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,252,504	$1,016,891	$360,744	$323,758
Service cost	38,267	29,952	7,308	5,929
Interest cost	53,241	52,853	14,765	16,222
Amendments	—	—	8,792	(1,427)
Actuarial (gain) loss	(39,280)	202,478	(31,967)	36,322
Plan settlements	(4,163)	(11,925)	—	—
Benefits paid	(41,240)	(37,745)	(18,912)	(20,060)

Benefit obligation at end of year	$1,259,329	$1,252,504	$340,730	$360,744

Change in plan assets:
Fair value of plan assets at beginning of year	$888,334	$824,128	$—	$—
Actual return on plan assets	(617)	47,621	—	—
Plan settlements	(4,163)	(11,925)	—	—
Employer contribution	75,263	66,255	18,688	20,060
Benefits paid	(41,241)	(37,745)	(18,688)	(20,060)

Fair value of plan assets at end of year	$917,576	$888,334	$—	$—

Reconciliation of funded status:
Fair value of plan assets	$917,576	$888,334	$—	$—
Benefit obligations	1,259,329	1,252,504	340,730	360,744

Funded status	$(341,753)	$(364,170)	$(340,730)	$(360,744)

Amounts recognized in the Company’s consolidated balance sheets consist of:
Current liabilities	$(98)	$(33)	$(20,098)	$(21,744)
Non-current liabilities	(341,655)	(364,137)	(318,983)	(337,159)

Net amount recognized	$(341,753)	$(364,170)	$(339,081)	$(358,903)

Reconciliation of amounts recognized in accumulated other comprehensive income (loss):
Prior service (cost) credit	$(2,557)	$(4,092)	$235,784	$283,997
Net (loss) gain	(358,207)	(365,259)	4,592	(53,069)

Accumulated other comprehensive (loss) income	$(360,764)	$(369,351)	$240,376	$230,928

F-34

Information for Pension Plans with an Accumulated Benefit Obligation in Excess of Plan Assets

	December 31,
	2015	2014
	(000s omitted)

Projected benefit obligation	1,259,329	1,252,504
Accumulated benefit obligation	1,124,937	1,115,241
Fair value of plan assets	917,576	888,334

Components of Net Periodic Benefit Cost

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
		(000s omitted)			(000s omitted)

Components of net periodic benefit cost:
Service cost	$38,267	$29,952	$32,701	$7,308	$5,929	$5,868
Interest cost	53,241	52,853	45,764	14,765	16,222	13,115
Expected return on plan assets	(59,604)	(56,190)	(46,018)	—	—	—
Amortization of prior service	1,536	1,502	1,376	(39,421)	(39,253)	(40,100)
Amortization of net loss	26,653	7,687	25,207	25,695	—	70,207
Settlement loss recognized	1,340	4,332	1,706	—	—	—

Net periodic benefit cost	$61,433	$40,136	$60,736	$8,347	$(17,102)	$49,090

Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net periodic benefit cost to the extent the beginning of year unrecognized net gain (or loss) exceeds 7.5% of the accumulated postretirement benefit obligation.

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Changes Recognized in Other Comprehensive Income

	Pension Benefits			Other Benefits
	2015	2014	2013	2015	2014	2013
	(000s omitted)			(000s omitted)

Changes in plan assets and benefit obligations recognized in other comprehensive income
Net loss (gain) arising during the year	$20,941	$211,047	$(142,994)	$(31,966)	$36,322	$(8,151)
New prior service cost	—	—	—	8,792	(1,427)	7,999

Amortization or curtailment recognition of prior service (cost) credit	(1,536)	(1,502)	(1,376)	39,421	39,253	40,100
Amortization or settlement recognition of net loss	(27,993)	(12,019)	(26,913)	(25,695)	—	(70,207)

Total recognized in other comprehensive loss (income)	$(8,588)	197,526	$(171,283)	$(9,448)	$74,148	$(30,259)

Total recognized in net periodic benefit cost and other comprehensive loss (income)	$52,845	$237,662	$(110,547)	$(1,101)	$57,046	$18,831

The amounts included in accumulated other comprehensive income as of December 31, 2015 expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2016 are as follows:

	Pension Benefits	Other Benefits

	(000s omitted)

Estimated 2016 amortization from accumulated other comprehensive income (loss):
Amortization of net loss	$(24,510)	$(39)
Amortization of prior service (cost) credit	(1,432)	38,629

(Increase) decrease in postretirement benefit obligation	$(25,942)	$38,590

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Additional Information

The discount rate used to determine the pension plan and other postretirement plan obligations as of December 31, 2015 was determined using a matched bond portfolio. This approach constructs a hypothetical bond portfolio whose coupon and principal cash flows settle the projected benefit cash flows. The yield on the chosen portfolio determined the discount rate.

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Weighted-average assumptions used to determine benefit obligations at
Discount rate	4.76%	4.33%	4.68%	4.22%
Rate of compensation increase	3.97%	3.96%	3.89%	3.89%

	Pension Benefits		Other Benefits
	2015	2014	2015	2014
Weighted-average assumptions used to determine net periodic benefit costs for the years ended December 31:
Discount rate	4.33%	5.31%	4.22%	5.18%
Expected return on plan assets	6.67%	6.77%	N/A	N/A
Rate of compensation increase	3.96%	3.93%	3.89%	3.89%

CITGO’s expected rates of return on plan assets were determined based on CITGO’s target asset allocations and long-term projected returns on capital market indices, reduced for investment and administrative expenses. The weighted average return at December 31, 2015 on indices representing CITGO’s investment portfolio was 3.98% over the past 10 years and 5.27% over the past 15 years.

For measurement purposes, a 7.10% annual rate of increase in the per capita cost of covered pre-65 health care benefits was assumed for 2016. This rate is assumed to decrease to 7.00% in 2017, and then decrease to an ultimate level of 4.50% by 2038, and to remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Point Increase	Point Decrease

	(000s omitted)
Increase (decrease) in total of service and interest cost components	$1,501	$(1,268)
Increase (decrease) in postretirement benefit obligation	$12,947	$(11,271)

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Cash Flows

	Pension Benefits	Other Benefits

	(000s omitted)

Expected employer contributions for the year ended December 31, 2016	$70,098	$20,098

Expected benefit payments for the years ended December 31:
2016	$49,402	$20,098
2017	$53,782	$20,972
2018	$57,907	$21,835
2019	$60,424	$22,337
2020	$68,950	$22,893
Five years thereafter	$379,722	$117,558

Plan Assets

CITGO’s pension plan investment strategy is to achieve a rate of return that meets or exceeds the expected future benefit payments of the plans. As of December 31, 2015, the plan expected to achieve these returns and to mitigate concentration of investment risk by employing a diversified investment strategy of 31% U.S. large cap equities, 9% U.S. small cap equities, 20% non-U.S. developed market equities and 40% fixed income securities, which included corporate bonds of companies from diversified industries, mortgage securities and U.S. Treasuries.

The qualified plans’ assets included:

	Target Allocation	Percentage of Plan Assets as of December 31,
		2015	2014
Asset Category:
Equity	55% - 65%	59.59%	59.59%
Fixed income	36% - 46%	40.06%	40.06%
Other	0% - 5%	0.35%	0.35%

		100.00%	100.00%

The equity fund includes large cap and small cap, as well as international equities. The fixed income fund includes bonds, cash and short-term investments. CITGO periodically reviews the asset allocation to determine whether it remains appropriate for achieving the investment return objectives. At December 31, 2015, the investment allocations were consistent with CITGO’s investment allocation policy.

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The following is a description of the valuation methodologies for assets measured at fair value. The various inputs that may be used to determine the value of each fund, defined as Level 1, Level 2 and Level 3, are summarized in Note 15.

Money market funds – The money market funds are valued at the closing net asset value (“NAV”) as quoted in an active market and are classified within Level 1 of the valuation hierarchy.

Common/collective trust funds – These investments are valued at the NAV as reported by the issuer as a practical expedient for fair value and are classified within Level 2 of the valuation hierarchy.

The following tables present the assets measured at fair value on a recurring basis as of December 31, 2015 and 2014. No assets were classified within Level 3 of the valuation hierarchy.

	Fair Value Measurement at December 31, 2015 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
	(000s omitted)

Money market funds	$3,172	$—	$—	$3,172
Common/collective trust funds
U.S. equities
U.S. large cap	—	281,190	—	281,190
U.S. small cap	—	86,267	—	86,267
International equities	—	179,336	—	179,336
Fixed income	—	367,611	—	367,611

Total	$3,172	$914,404	$—	$917,576

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	Fair Value Measurement at December 31, 2014 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
		(000s omitted)

Money market funds	$3,895	$—	$—	$3,895
Common/collective trust funds
U.S. equities
U.S. large cap	—	281,146	—	281,146
U.S. small cap	—	83,800	—	83,800
International equities	—	167,112	—	167,112
Fixed income	—	352,381	—	352,381

Total	$3,895	$884,439	$—	$888,334

Contributions – CITGO’s policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. CITGO estimates that it will contribute approximately $70 million to these plans in 2016. The nonqualified plans are funded as necessary to pay retiree benefits. CITGO estimates that it may contribute less than $1 million to the nonqualified plans in 2016. The plan benefits for each of the qualified pension plans are primarily based on an employee’s years of plan service and compensation as defined by each plan.

In connection with a recent financing transaction, completed by the Company the Pension Benefit Guaranty Corporation (“PBGC”) requested certain information from the Company. The Company has and will continue to cooperate with the PBGC in responding to these requests for information.

CITGO’s policy is to fund its postretirement benefits other than pension obligation on a pay-as-you-go basis. CITGO estimates that it will contribute approximately $20 million to these plans in 2016.

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11.	INCOME TAXES

The provisions for income taxes were comprised of the following:

	2015	2014	2013
	(000s omitted)
Current:
Federal	$509,076	$445,809	$307,958
State	39,159	18,662	33,750
Foreign	—	—	(211)

	548,235	464,471	341,497
Deferred:
Federal	(2,011)	(13,649)	40,508
State	(9,365)	1,145	15,127

	(11,376)	(12,504)	55,635

	$536,859	$451,967	$397,132

The current state taxes for the years ended December 31, 2015, 2014 and 2013 were net of a tax benefit of operating loss carryforwards of $8 million, $14 million and $5 million, respectively.

The federal statutory tax rate differs from the effective tax rate due to the following:

	2015	2014	2013
Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	1.3%	1.0%	2.7%
Dividend exclusions	(0.2)%	(0.6)%	(0.3)%
Manufacturing deduction	(1.1)%	(2.2)%	(1.6)%
Non-deductible penalties	1.8%	—%	—%
Other, net	(0.1)%	0.4%	(2.0)%

Effective tax rate	36.7%	33.6%	33.8%

The Company’s effective tax rate in 2015 as compared to 2014 is higher due to an increase in nondeductible penalties offset by a decrease in the manufacturing deduction. The effective tax rate remained relatively consistent in 2014 compared to 2013.

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Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax basis of assets and liabilities and (ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company’s net deferred tax liability as of December 31, 2015 and 2014 were as follows:

	December 31,
	2015	2014
	(000s omitted)
Deferred tax liabilities:
Property, plant and equipment	$929,811	$923,884
Inventories	5,993	10,262
Investments in affiliates	9,165	18,602
Turnaround adjustments	241,110	236,381
Other	39,847	53,910

	1,225,926	1,243,039

Deferred tax assets:
Postretirement benefit obligations	179,222	182,193
Employee benefit accruals	136,105	153,371
Net operating loss carryforwards	29,934	31,826
Other	16,005	10,064

	361,266	377,454
Valuation allowance	(12,385)	(16,016)

	348,881	361,438

Net deferred tax liability (of which $ 79,936 was included in current liabilities at December 31, 2014)	$877,045	$881,601

As further described in Note 1, the Company adopted ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, on a prospective basis in 2015. As a result, deferred tax assets and liabilities are classified as long-term in the consolidated balance sheet as of December 31, 2015.

In assessing the ability of the Company to realize deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the expected reversal of temporary differences and future taxable income in making this assessment. Management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowances at December 31, 2015.

At December 31, 2015, the Company had approximately $670 million of state net operating loss carryforwards that will expire between the years 2016 and 2035. Based on management’s assessment of the various state net operating losses, it was determined that it is more likely than not that the Company will not be able to realize tax benefits on a portion of the state losses. The valuation allowance at December 31, 2015 and 2014 was attributable to the deferred tax asset related to these state net operating losses.

The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly.

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Each member records its amounts due from or payable to CITGO in a related party account. At December 31, 2015 and 2014, the Company had a net related party payable related to federal income taxes of $55 million and $130 million, respectively.

At December 31, 2015 and 2014, the Company had a federal income tax payable of $363 million and $275 million, respectively.

In July 2013, the Company and the IRS finalized all pending matters as part of the IRS’ examination of tax years 2001-2007. The Company is currently under examination for tax years 2008-2012. The Company does not expect the audit will result in any material change to its financial position or results of operations. A reconciliation of the beginning and ending amount of the unrecognized tax benefits was as follows:

	2015	2014
	(000s omitted)

Balance at January 1,	$452,093	$448,314
Increase related to prior year tax position	701	4,251
Decrease related to prior year tax position	(1,614)	(225)
Increase related to current year tax position	1,392	131
Lapses in statute of limitations	(1,866)	—
Settlements	(24)	(378)

Balance at December 31,	$450,682	$452,093

At December 31, 2015, unrecognized tax benefits of $451 million included $46 million in tax benefits, which if recognized, would reduce the Company’s annual effective tax rate. The Company does not expect its unrecognized tax benefits to change significantly over the next twelve months. The Company has elected to classify any interest expense and penalties, if any, related to unrecognized tax benefits as operating expense. As of December 31, 2015, the Company recognized approximately $1 million of interest expense and released $4 million of interest expense related to uncertain tax positions and has accrued interest liability of $3 million.

The Company has filed federal refund claims for tax years 2005-2011 for tax credits that were used to reduce excise tax liabilities and the credit amount was included in taxable income. The Company believes it has a reasonable position in filing these refund claims and that the amount of tax credits should not be included in taxable income. The Company recognizes there is uncertainty in the related tax law and therefore has not recorded any income tax benefit as of December 31, 2015. The total amount of the federal and state refund claims is approximately $440 million.

12.	COMMITMENTS AND CONTINGENCIES

Litigation and Injury Claims – Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management’s opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be

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determined in a manner adverse to the Company, and in amounts greater than the Company’s accruals, then such determinations could have a material adverse effect on the Company’s results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

CITGO is one of a number of defendants in several lawsuits filed after September 30, 2003, alleging contamination of water supplies by methyl tertiary butyl ether (“MTBE”), which was a component of gasoline, and alleging that MTBE is a defective product which poses public health risks. The plaintiffs in these cases seek various injunctive relief including well testing and monitoring and remediation. These cases were consolidated in Multi-District Litigation No. 1358 in U.S. federal court. In 2014, Vermont and Pennsylvania commenced new MTBE actions against CITGO and various other defendants. As of December 31, 2015, there were four cases pending in federal court and one case pending in state court. While CITGO’s management does not believe that the resolution of the remaining cases will have a material adverse effect on its financial condition or results of operations, a significant effect on its financial results for a given period is possible.

Claims have been made against CITGO in a number of asbestos, silica and benzene lawsuits pending in state and federal courts. Most of these cases involve multiple defendants and are brought by former employees or contractor employees seeking damages for asbestos, silica and benzene related illnesses allegedly caused, at least in part, from exposure at CITGO’s refineries. In many of these cases, the plaintiffs’ alleged exposure occurred over a period of years extending back to a time before CITGO owned or operated the refineries. CITGO will continue to vigorously defend itself against these claims. CITGO does not believe that the resolution of any of these cases will, either individually or in the aggregate, have a material adverse effect on its financial condition or results of operations.

In 2007, CITGO was tried in the U.S. District Court for the Southern District of Texas for five criminal violations of the Clean Air Act for having uncovered water equalization tanks, for incorrectly computing benzene levels in waste water streams and exceeding permitted levels of benzene in waste water streams, and CITGO and the former environmental manager at its Corpus Christi refinery were tried for five misdemeanor criminal violations under the Migratory Bird Treaty Act (“MBTA”) for killing migratory birds. CITGO was found guilty under the Clean Air Act on felony charges regarding the uncovered water equalization tanks; however, the charges pertaining to the computation of benzene levels in waste water streams were either dismissed or resulted in not guilty findings. With respect to the five misdemeanor counts under the MBTA, the court granted directed verdicts of not guilty for CITGO on two counts pertaining to 25 birds, found CITGO guilty on three counts involving ten birds and found CITGO’s former environmental manager not guilty. On February 5, 2014, the judge imposed on CITGO a $2 million fine for the Clean Air Act violations, which the judge had ruled to be the maximum fine, and a $45,000 fine for the MBTA violations. The judge did not impose probation or monitoring. On April 30, 2014, the judge denied restitution to alleged victims under the Crime Victims’ Rights Act. CITGO appealed the convictions, and on September 4, 2015, the fifth circuit issued an order reversing the convictions and directed the trial court to issue a judgment of acquittal on all counts.

In November 2004, the Athos I, a merchant tanker, struck a submerged anchor in the public channel of the Delaware River near Paulsboro, New Jersey and released crude oil owned by CITGO Asphalt Refining Company (“CARCO”), a former wholly-owned subsidiary of CITGO. Frescati Shipping Company Ltd.

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(“Frescati”), the owner of the Athos I, filed suit against CARCO in the U.S. District Court for the Eastern District of Pennsylvania for over $125 million in oil spill recovery and cleanup costs. In 2008, CITGO was also sued in the same court by the U.S. federal government, which was seeking to recover $87 million it paid out of the Oil Spill Liability Trust Fund to Frescati for its costs in responding to the oil spill. The cost of the entire cleanup and damages was approximately $268 million. Although CITGO does not believe CARCO had any liability for the oil spill, it entered into an agreement with the U.S. federal government to cap CITGO’s potential damages at $124 million if it were to lose the Frescati lawsuit. On April 12, 2011, the U.S. District Court found that neither CARCO nor CITGO was liable for any damages or cleanup expenses. On June 10, 2011, the plaintiffs filed an appeal of the verdict in CARCO’s favor with the U.S. Court of Appeals for the Third Circuit. The U.S. Court of Appeals issued its decision on May 16, 2013 in which it reversed the trial court’s decision and remanded the case for additional findings of fact. On July 1, 2013, CITGO filed a petition for rehearing with the U.S. Court of Appeals, which was denied on July 12, 2013. CITGO filed an appeal of that decision with the U.S. Supreme Court on October 10, 2013. Frescati and the U.S. federal government filed their opposition briefs on January 15, 2014, and CITGO filed its reply brief on January 28, 2014. On February 24, 2014, the U.S. Supreme Court denied CITGO’s petition for a writ of certiorari. The trial began on March 5, 2015 and trial proceedings on remand have been completed. The judge heard closing arguments on September 10, 2015. Legal proceedings regarding insurance coverage for these damages have been stayed pending the outcome of the trial. CITGO will continue to vigorously defend itself in these cases.

On June 19, 2006, torrential rain fell at CITGO’s Lake Charles refinery and oil overflowed from two stormwater holding tanks and entered the Calcasieu River and Indian Marais. In connection with the same event, hydrogen sulfide and sulfur dioxide were released to the air. CITGO has settled many claims related to bodily injury, property damage, business interruption and demurrage in connection with this event, and many similar claims remain to be resolved. In addition, 228 lawsuits, representing 1,815 plaintiffs and three class actions, were filed as of June 19, 2007. CITGO has settled with hundreds of plaintiffs for amounts up to $2,600 per plaintiff. In two U.S. federal property damage cases, the juries did not award any damages. In one bodily injury case in which the plaintiffs were 14 individuals who claimed to have suffered personal injuries from air emissions from the oil spill and the sulfur dioxide release, a state trial judge in Lake Charles entered a judgment on July 28, 2009 of less than $1 million, including punitive damages of $416,000, against CITGO. The punitive damage award was reversed by the Louisiana Supreme Court. In another bodily injury case involving 15 plaintiffs claiming injuries from air emissions from the oil spill, the court issued an award to the plaintiffs of approximately $500,000 plus interest. CITGO is appealing the decision. These private action claims are covered by the Company’s insurance policies. In addition to private actions, various government and regulatory claims and investigations were also made against CITGO in connection with the June 2006 rainfall event. On June 24, 2008, the U.S. Environmental Protection Agency (“U.S. EPA”) and the Louisiana Department of Environmental Quality (“LDEQ”) brought a civil action under the Clean Water Act relating to the release of 53,000 barrels of slop oil into the Indian Marais and Calcasieu River. Further, the LDEQ sought reimbursement for its response costs and the U.S. EPA sought injunctive relief to prevent a recurrence of this release. On September 29, 2011, after a trial, the judge ordered CITGO to pay a $6 million civil penalty to the U.S. federal government and a $3 million civil penalty to Louisiana in addition to injunctive relief, including improvements to the stormwater treatment plant. CITGO paid the civil penalty to Louisiana in January 2012 and is addressing the injunctive

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relief. The U.S. EPA filed its appeal to the U.S. Court of Appeals for the Fifth Circuit, and CITGO appealed the U.S. EPA’s jurisdiction to have brought the civil action where Louisiana was pursuing enforcement. In a ruling dated July 17, 2013, the U.S. Court of Appeals for the Fifth Circuit rejected CITGO’s appeal argument that the U.S. federal case was jurisdictionally barred. The U.S. Court of Appeals held that the lower court, in determining the penalty amount, failed to adequately quantify the economic benefit and needed to re-evaluate all its findings with respect to CITGO’s conduct to determine the appropriate category of negligence involved. The trial judge held a status conference on January 28, 2014. Oral arguments took place in June 2014 and the parties briefed the issues. On December 23, 2015, the trial court entered judgment against CITGO for $81 million. CITGO filed a motion to alter and amend the judgment. A hearing was held on March 3, 2016, where the court took the motion under advisement. If CITGO is unsuccessful with the motion, CITGO will appeal the trial court’s decision. CITGO does not believe that the resolution of this matter will have a material adverse effect on its financial condition or results of operations.

On November 23, 2015, Crystallex International Corp. (“Crystallex”) filed a complaint against PDVSA, PDV Holding and CITGO Holding in the U.S. District Court. Crystallex asserts that dividend payments made by CITGO Holding and PDV Holding in the amount of $2.2 billion constitute fraudulent conveyances. The Company does not believe that the resolution of this matter will have a material adverse effect on its financial condition or results of operations.

At December 31, 2015 and 2014, the Company’s noncurrent liabilities included an accrual for lawsuits and claims of $99 million and $26 million, respectively. The Company estimates that an additional loss of $15 million as of December 31, 2015, is reasonably possible in connection with such lawsuits and claims.

Environmental Compliance and Remediation – The Company is subject to numerous state and federal environmental statutes, including the federal Clean Air Act, which includes the New Source Review (“NSR”), National Emission Standards for Hazardous Air Pollutants (“NESHAPS”), the Risk Management Program (“RMP”) as well as the Title V Air Permitting Program; the federal Clean Water Act, which includes the National Pollution Discharge Elimination System program; the Toxic Substances Control Act; and the federal Resource Conservation and Recovery Act and their equivalent state programs. The Company is required to obtain permits under most of these programs and believes it is in material compliance with the requirements of the programs and terms of these permits.

The Company is subject to liability under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) for remediation of contamination at, and releases from, its facilities. However, the Company’s CERCLA liability for contaminated properties is potentially limited because the former owners of many of the Company’s assets have assumed all or the material portion of the CERCLA obligations related to those assets. As a consequence, the Company does not expect remediation liabilities to be material. However, the Company could incur significant costs if the former owners are unwilling or unable to pay their share.

The U.S. refining industry is required to comply with increasingly stringent product specifications under the 1990 Clean Air Act Amendments for reformulated gasoline and low sulfur gasoline and diesel fuel that require additional capital and operating expenditures. The Tier 3 fuel standards issued in 2014 under the

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Clean Air Act require, among other things, a lower annual average sulfur level in gasoline to no more than 10 parts per million (“ppm”) beginning in calendar year 2017. In addition, gasoline refiners and importers may not exceed a maximum per gallon sulfur standard of 80 ppm. The U.S. refining industry is also required to blend specific quantities of ethanol and bio-diesel or to purchase RINs in lieu of blending.

In addition, the Company is subject to various other federal, state and local environmental laws and regulations that may require the Company to take additional compliance actions and also actions to remediate the effects on the environment of prior disposal or release of petroleum, hazardous substances and other waste and/or pay for natural resource damages. Maintaining compliance with environmental laws and regulations could require significant capital expenditures and result in additional operating costs. Also, numerous other factors, such as pending U.S. federal climate change legislation, and potential “social cost of carbon” tax initiatives could affect the Company’s plans with respect to environmental compliance and related expenditures.

The Company’s accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. Environmental liabilities are recorded at their undiscounted current value and without consideration of potential recoveries from third parties which are recorded in other noncurrent assets. Subsequent adjustments to estimates, to the extent required, are made as more refined information becomes available. The Company believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse effect on the Company’s consolidated results of operations, financial condition and cash flows.

In 1992, CITGO reached an agreement with the LDEQ to cease usage of certain surface impoundments at the Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the LDEQ in 1993. The remediation commenced in December 1993. CITGO is implementing the plan pursuant to a June 2002 LDEQ administrative order. CITGO and the former owner of the refinery are sharing the related closure costs based on estimated contributions of waste and ownership periods.

CITGO received notice that the U.S. EPA and the LDEQ believe that CITGO and numerous other industrial companies have contributed to contamination in the Calcasieu Estuary, near Lake Charles, Louisiana, and are potentially responsible parties under CERCLA. In 2003, the U.S. EPA identified the Bayou d’Inde section as an area of contamination. The LDEQ, as the lead agency, requested that CITGO and other potentially responsible parties (“PRPs”) perform a corrective action study investigation of the Bayou d’Inde. The corrective action study was accepted by the LDEQ in 2011. Certain PRPs, including CITGO, entered into a cooperative agreement with the LDEQ for the remediation of the Bayou d’Inde which is proceeding in accordance with such agreement. Additionally, the state and federal Natural Resource Damages trustees have met with CITGO and other PRPs to discuss the National Resource Damage Assessment (“NRDA”) for the Bayou d’Inde. CITGO has not accepted the assessment and will vigorously challenge this matter. CITGO does not believe that the resolution of this matter will have a material adverse effect on the Company’s financial condition, but it may have a significant effect on its financial results for a given period.

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On June 19, 2006, as the result of torrential rainfall, multiple sulfur dioxide and hydrogen sulfide releases occurred and two stormwater storage tanks at CITGO’s Lake Charles refinery overflowed to the tanks’ secondary containment area that was under construction. Due to a failure in the integrity of the containment, approximately 53,000 barrels of oil in stormwater were discharged into the Indian Marais and Calcasieu River. The NRDA studies have been completed and submitted to the state and federal trustees for review. On November 5, 2007, the U.S. federal government proposed a partial NRDA assessment for loss of recreational use of the Calcasieu and Intercoastal Waterway of $486,000 which was later reduced to $316,000. CITGO has accepted that assessment; however, payment is deferred until completion of the entire NRDA process. In connection with the NRDA, the National Oceanic and Atmospheric Administration (“NOAA”) in February 2009 submitted a reimbursement request for $901,000 for their investigative costs up through December 2007. CITGO will continue to vigorously defend itself in these matters. CITGO does not believe that the resolution of these matters will have a material adverse effect on its financial condition, but may have a significant effect on its financial results for a given period.

On April 25, 2013, Honeywell International, Inc. (“Honeywell”), as the responsible party for the Onondaga Lake Superfund site, made a demand to CITGO of a contribution of approximately $9 million, or 2% of the total estimated cleanup costs, for CITGO’s alleged share of responsibility for petroleum aromatic hydrocarbon contamination at one of the eight sediment management units at the site allegedly from CITGO’s remediated and dismantled Syracuse, New York terminal. CITGO disputes Honeywell’s methodology for computing CITGO’s alleged share of responsibility and cannot reasonably estimate CITGO’s liability at this time. This site is one of the most severely contaminated superfund sites in the U.S., particularly from mercury. CITGO has joined a defense group with other similarly situated terminal operating companies and will vigorously defend itself in this matter. CITGO does not believe that the resolution of this matter will have a material adverse effect on its financial condition, but may have a significant effect on its financial results for a given period.

In February 2009, U.S. EPA Region 5 issued a notice of violation under the U.S. EPA’s flaring enforcement initiative alleging that the Lemont refinery was not operating its flares in compliance with the Illinois State implementation plan and federal Clean Air Act. In September 2011, U.S. EPA Region 5 issued a notice of violation following an inspection under the U.S. EPA’s next generation compliance initiative. CITGO and the U.S. EPA have agreed to combine these two actions for negotiation purposes. CITGO will vigorously defend itself in these matters and will continue to negotiate a suitable resolution for the claims. CITGO does not believe that the resolution of these combined matters will have a material adverse effect on its financial condition, but may have a significant effect on its financial results for a given period.

In October 2004, CITGO entered into a New Source Review Consent Decree (“NSR CD”) with the United States, Illinois, Louisiana, Georgia and New Jersey to resolve an EPA New Source Review refinery sector enforcement initiative. Since the mid-2000s, most refining companies have been operating under substantially the same form of consent decree imposed by the U.S. EPA under this initiative. This global NSR CD required CITGO’s refining facilities to install additional emission controls and implement enhanced emission control work practice programs. The NSR CD additionally established a system of stipulated penalties for any deviations from compliance with these enhanced programs and deadlines that would only be payable upon demand by plaintiffs. In 2015, the U.S. EPA initiated inspections at CITGO’s refineries in Louisiana and Texas as part of the U.S. EPA’s efforts to confirm compliance as a prerequisite to

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closing the NSR CD. CITGO’s Lemont Illinois refinery will close this NSR CD in conjunction with resolving the flaring and next generation enforcement matters described above. Closure of the NSR CD will be accompanied by a demand for stipulated penalties calculated over the life of the NSR CD and possible additional control requirements. CITGO does not believe that the resolution of these matters will have a material adverse effect on its financial condition, but may have a significant effect on its results for a given period.

As the result of a fire at the vacuum crude tower at CITGO’s Lemont refinery on October 23, 2013, CITGO entered into an agreed order with the Illinois Environmental Protection Agency (“IEPA”) as a precondition to restarting the adjoining atmospheric crude tower and eventually the repaired vacuum crude tower. In December 2015, a negotiated consent order was entered under which CITGO agreed to pay a civil penalty of $110,000 to the state of Illinois and $10,000 to Will County and CITGO neither admitted nor denied any liability.

At December 31, 2015, the Company’s noncurrent liabilities included an environmental accrual of $160 million compared with $158 million at December 31, 2014. The Company estimates that an additional loss of $67 million as of December 31, 2015, is reasonably possible in connection with environmental matters.

Various regulatory authorities have the right to conduct, and from time to time do conduct, environmental compliance audits or inspections of the Company and its subsidiaries’ facilities and operations. Those compliance audits or inspections have the potential to reveal matters that those authorities believe represent non-compliance in one or more respects with regulatory requirements and for which those authorities may seek corrective actions and/or penalties in an administrative or judicial proceeding. Based upon current information, the Company does not believe that any such prior compliance audit or inspection or any resulting proceeding will have a material adverse effect on its financial condition or results of operations, other than matters described above.

Conditions which require additional expenditures may exist with respect to the Company’s various sites including, but not limited to, its operating refinery complexes, former refinery sites and crude oil and refined product storage terminals. Based on currently available information, the Company cannot determine the amount of any such future expenditures.

Tax and Other Matters – The Company is subject to extensive tax liabilities, including federal and state income taxes and transactional taxes such as excise, sales/use, payroll, franchise and ad valorem taxes. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed and could result in an increase in future tax liabilities. The Company’s liabilities are subject to examination by the respective taxing authority. Subsequent changes to the Company’s tax liabilities as a result of an examination may subject the Company to interest and penalties. The Company does not believe that the resolution of these types of matters would have a material adverse effect on the Company’s financial condition or results of operations.

Supply and Other Agreements – The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Note 2), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities

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with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements. The Company has other agreements for utilities and other hydrocarbon products used in the refinery process with various entities and terms.

Commodity Derivative Activity – The Company has certain binding agreements associated with its commodity derivative contracts (Note 14).

Guarantees – As of December 31, 2015, CITGO had guaranteed $6 million of revolving credit capacity of an equity investee under an evergreen commitment. If the debtor fails to meet its obligation, the Company could be obligated to make the required payment. The Company has not recorded any amounts on the Company’s consolidated balance sheets relating to this guarantee. In the event of debtor default, the Company would have no recourse.

CITGO has granted indemnities to the buyers in connection with past sales of product terminal facilities. These indemnities provide that CITGO will accept responsibility for claims arising from the period in which CITGO owned the facilities. Due to the uncertainties in this situation, the Company is not able to estimate a liability relating to these indemnities.

The Company has not recorded a liability on its consolidated balance sheets relating to product warranties because, historically, product warranty claims have not been significant.

Other Credit and Off-Balance Sheet Risk Information as of December 31, 2015 – CITGO had outstanding letters of credit totaling approximately $8 million issued against CITGO’s secured revolving credit facility at December 31, 2015. CITGO had also acquired surety bonds totaling $182 million primarily due to requirements of various government entities and requirements under certain purchase agreements in connection with performance guarantees for payments. The Company does not expect liabilities to be incurred related to such letters of credit or surety bonds.

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13.	LEASES

Capital leases include three hydrogen supply agreements that provide high purity hydrogen and high pressure steam for use by the Lemont and Corpus Christi refineries. The hydrogen supply agreements will expire between 2023 and 2030. The unamortized liability for all three hydrogen supply agreements at December 31, 2015 was $236 million.

Additional capital leases include a ten-year lease for two auxiliary cooling towers at the Lake Charles refinery expiring June 20, 2022.

Capitalized costs included in property, plant and equipment related to the leased assets were approximately $302 million and $295 million at December 31, 2015 and 2014, respectively. Accumulated amortization related to the leased assets was approximately $95 million and $78 million at December 31, 2015 and 2014, respectively.

The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, marine vessels, water treating equipment, airplanes, precious metals, computer equipment and various facilities and equipment used to store and transport feedstocks and refined products. Operating lease expense totaled $175 million, $185 million and $170 million in 2015, 2014 and 2013, respectively.

At December 31, 2015, future minimum lease payments for the capital leases and noncancelable operating leases were as follows:

	Capital Leases	Operating Leases	Total
Year		(000s omitted)

2016	$27,511	$296,428	$323,939
2017	27,120	282,746	309,866
2018	26,743	265,613	292,356
2019	26,597	264,386	290,983
2020	26,204	211,782	237,986
Thereafter	226,768	167,387	394,155

Total minimum lease payments	360,943	1,488,342	1,849,285

Amount representing interest	(120,189)

Present value of minimum lease payments	240,754
Current portion	(12,759)

	227,995

F-51

14.	DERIVATIVE INSTRUMENTS

The Company has exposure to price fluctuations of commodities, including crude oil, refined products, natural gas and RINs. The fluctuations in future commodity and RINs prices create risk to the Company as its activities involve commitments to pay or receive fixed prices in the future. To manage and reduce exposures in connection with commodity and RINs prices, the Company enters into certain derivative instruments. The Company’s petroleum and natural gas commodity derivatives, comprised of physical and financial derivatives, include exchange-traded futures contracts, forward purchase and sale contracts, exchange-traded and over-the-counter (“OTC”) options and OTC swaps. The Company’s RINs derivatives include forward purchase and sale contracts.

The Company has risk management policies in place to identify and analyze the risks faced by the Company. The Company does not attempt to manage the price risk related to all of its inventories of crude oil and refined products. As a result, at December 31, 2015, the Company was exposed to the risk of broad market price volatility with respect to a substantial portion of its crude oil and refined products inventories. At both December 31, 2015 and 2014, the Company’s total crude oil and refined products physical inventory was 37 million barrels.

The aggregate absolute value of commodity derivative positions held in the regulated exchanges and OTC markets were approximately less than 1 million and 3 million barrels of crude oil and refined products at December 31, 2015 and 2014, respectively. The net positions after offsetting positions were approximately less than 1 million and 1 million barrels of crude oil and refined products at December 31, 2015 and 2014, respectively. The aggregate absolute value of commodity derivative positions for natural gas was 13 million MMBTU (million British thermal units per contract) and the net positions after offsetting positions were 4 million MMBTU at December 31, 2014, which were held in OTC markets. No such commodity derivative positions for natural gas were held at December 31, 2015.

The Company is also exposed to changes in interest rates on its variable rate debt as a result of movements in LIBOR. To comply with CITGO’s former senior secured credit facility agreement, the interest rate exposures on certain indebtedness were required to be fixed. Effective August 25, 2010, CITGO entered into two five-year interest rate swap agreements for notional amounts of $85 million each to achieve the mix of fixed and variable rate debt required under CITGO’s former senior secured credit facility. The swap agreements effectively fixed LIBOR on $170 million of debt. On July 28, 2014, a novation agreement was executed on one of the interest rate swap agreements where the fixed rate for the new swap agreement changed from 1.705% to 1.775% effective June 30, 2014. Under the interest rate swap agreements, CITGO paid the fixed rates of 1.695% and 1.775% and received a floating rate based on three-month LIBOR, with payments calculated on the notional amount. Under CITGO and CITGO Holding’s senior secured credit facility agreements, there are no requirements to fix interest rate exposure on certain indebtedness. There was no significant impact to the Company’s consolidated financial statements as a result of the expiration of the interest rate swaps in June 2015.

Fair values of derivatives are recorded in prepaid expenses and other or other current and noncurrent liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in cost of sales for commodity and RINs derivative instruments and other income (expense), net for interest rate swap agreements in the consolidated statements of income and comprehensive income.

F-52

The Company does not designate any of its derivative instruments as hedges for accounting purposes as these derivative instruments are entered into to hedge risk associated with the interest rate or market price fluctuations or for trading purposes.

F-53

At December 31, 2015 and 2014, amounts included on the consolidated balance sheets related to the fair values of interest rate swap agreements and open commodity and RINs derivatives were as follows (Note 15):

		December 31,
		2015	2014
		(000s omitted)
Derivatives not designated as hedges:	Balance Sheet Location
Commodity contracts	Prepaid expense and other	$10,262	$23,810
Commodity contracts	Other current liabilities	(12,950)	(31,498)

Net liability		(2,688)	(7,688)

RINs fixed-price contracts	Prepaid expense and other	3,289	16,939
RINs fixed-price contracts	Other current liabilities	(1,595)	(7,898)

Net asset		1,694	9,041

Interest rate swap agreements	Other current liabilities	—	(1,210)

Net liability		—	(1,210)

Total net derivative liability		$(994)	$143

Certain of CITGO’s derivative contracts and interest rate swap agreements permit CITGO to net settle all contracts with the counterparty through a single payment. The RINs fixed-price contracts are not subject to a netting arrangement and are reflected gross on the consolidated balance sheets. The gross amounts of recognized derivative assets and liabilities and gross amounts offset in the accompanying consolidated balance sheets were as follows:

	At December 31, 2015
	Gross amounts recognized	Gross amounts offset in the consolidated balance sheet	Net amounts shown in the consolidated balance sheet	Gross amounts not subject to netting arrangements	Net amounts
			(000s omitted)

Assets
Commodity derivatives	$10,262	$—	$10,262	$(10,262)	$—

Liabilities
Commodity derivatives	$(12,950)	$—	$(12,950)	$7,059	$(5,891)

F-54

	At December 31, 2014
	Gross amounts recognized	Gross amounts offset in the consolidated balance sheet	Net amounts shown in the consolidated balance sheet	Gross amounts not subject to netting arrangements	Net amounts
			(000s omitted)

Assets
Commodity derivatives	$24,819	$(1,009)	$23,810	$(23,810)	$—
Interest rate swap	$222	$(222)	$—	$—	$—

Liabilities
Commodity derivatives	$(32,507)	$1,009	$(31,498)	$6,918	$(24,580)
Interest rate swap	$(1,432)	$222	$(1,210)	$—	$(1,210)

At December 31, 2015, 2014 and 2013, gains or losses, realized or unrealized, relating to commodity and RINs derivatives held for trading purposes and interest rate swap agreements were recorded in the consolidated statements of income and comprehensive income as indicated in the following table:

		Amount of Gain/(Loss) Recognized in Net Income on Derivatives
		2015	2014	2013
Derivatives not designated as hedges:	Statement of Income Location		(000s omitted)

Commodity contracts	Cost of sales and operating expenses	$29,025	$(8,668)	$(616)
RINs fixed-price contracts	Cost of sales and operating expenses	5,367	9,041	(34,828)
Interest rate swap agreements	Other income (expense), net	(9)	(360)	(385)

Total		$34,383	$13	$(35,829)

The trading activities expose CITGO to certain credit risks. The credit risk associated with futures contracts is negligible as they are traded on the New York Mercantile Exchange (“NYMEX”). Exchange-traded futures contracts settled through broker margin accounts at NYMEX generally require a cash deposit, which are subject to change based on market price movement. If a particular market participant files for bankruptcy, the NYMEX will cover any potential losses with no effect on CITGO’s trades. OTC derivative contracts, however, expose CITGO to counterparty credit-related losses in the event of nonperformance by counterparties. Neither CITGO nor the counterparties are required to collateralize their obligations under OTC derivative commodity agreements. None of CITGO’s derivatives agreements contain contingent feature provisions.

F-55

To manage the counterparty risk, CITGO monitors the creditworthiness of its counterparties through formal credit policies. Additionally, CITGO has a master netting agreement which permits net settlement with its counterparties. CITGO’s counterparties consist primarily of major financial institutions. At December 31, 2015, there were no realized transactions which resulted in due from or payable to counterparties.

15.	FAIR VALUE INFORMATION

The Company measures some of its financial assets and liabilities, including financial instruments and the RINs obligation, at fair value on a recurring basis. The Company’s financial instruments include commodity derivatives, RINs fixed-price contracts and interest rate swap agreements. To estimate fair value, the Company utilizes observable market data when available or models that utilize observable market data in the absence of identical assets or liabilities. In addition to market information, the Company incorporates transaction-specific details that, in management’s judgment, market participants would utilize in a fair value measurement.

In accordance with ASC Topic 820, “Fair Value Measurements and Disclosures,” disclosure is required surrounding the various inputs that are used in determining the fair value of the Company’s assets and liabilities and the degree to which they are observable. These inputs are summarized into a hierarchy of three broad levels listed below.

Level 1: Quoted prices in active markets for identical assets or liabilities. Level 1 inputs include quoted prices in active markets for identical derivative assets and liabilities. In forming fair value estimates, the Company utilizes the most observable inputs available for the valuation. The fair value of certain of the Company’s commodity futures, options contracts and OTC swaps are based on quoted prices in active markets for identical assets or liabilities from the NYMEX.

Level 2: Other significant observable inputs. Level 2 inputs include quoted prices for similar assets and liabilities in active markets. The valuation of physical delivery purchase and sale agreements, three-way collars, RINs fixed-price contracts, interest rate swaps, RINs obligation and deferred compensation arrangements are based on similar transactions observable in active markets or industry standard models that primarily rely on market observable inputs. Substantially all of the assumptions for industry standard models are observable in active markets throughout the full term of the instrument. The Company categorizes these measurements as Level 2.

Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources. The Company’s valuation models for derivative contracts are based on internally developed market and third-party pricing assumptions. Level 3 instruments primarily include commodity derivative instruments such as forward purchases and sales of refined products. Although third party broker quotes are utilized to assess the reasonableness of the Company’s prices and valuation techniques, the Company does not have sufficient corroborating market evidence to support classifying these assets and liabilities as Level 2. The valuations for certain of the Company’s OTC swaps are based on pricing obtained from Platts, a Level 3 input.

F-56

Estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The following tables summarize the valuation of the Company’s assets and liabilities measured at fair value on a recurring basis at December 31, 2015 and 2014:

	Fair Value Measurement at December 31, 2015 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)	Total Fair Value
		(Unaudited)
		(000s omitted)
ASSETS:
Commodity derivatives	$—	$3,639	$6,624	$10,263
RINs fixed-price contracts	—	3,289	—	3,289
Pension plan assets (Note 10)	3,172	914,404	—	917,576

Total assets	$3,172	$921,332	$6,624	$931,128

LIABILITIES:
Commodity derivatives	$5,891	$7,059	$1	$12,951
RINs fixed-price contracts	—	1,595	—	1,595
RINs obligations	—	33,953	—	33,953

Total liabilities	$5,891	$42,607	$1	$48,499

F-57

	Fair Value Measurement at December 31, 2014 Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Observable Inputs (Level 3)	Total Fair Value
		(Unaudited)
		(000s omitted)
ASSETS:
Commodity derivatives	$1,009	$3,036	$20,774	$24,819
Interest rate swap agreements	—	222	—	222
RINs fixed-price contracts	—	16,939	—	16,939
Pension plan assets (Note 10)	3,895	884,439	—	888,334

Total assets	$4,904	$904,636	$20,774	$930,314

LIABILITIES:
Commodity derivatives	$25,589	$6,918	$—	$32,507
RINs fixed-price contracts	—	7,898	—	7,898
Interest rate swap agreements	—	1,432	—	1,432
RINs obligations	—	14,206	—	14,206

Total liabilities	$25,589	$30,454	$—	$56,043

There were no significant transfers between Levels 1 and 2 for the years ended December 31, 2015 and 2014. The Company’s policy is to recognize transfers between levels as of the beginning of the reporting period.

The table below presents a reconciliation of changes in the fair value of the net derivative assets (liabilities) classified as Level 3 in the fair value hierarchy and summarizes gains and losses due to changes in fair value.

	2015	2014	2013
		(000s omitted)

Beginning balances as of January 1,	$20,774	$(384)	$123
Total (losses) gains, realized and unrealized included in cost of sales	(14,151)	21,158	(507)
Transfers in and/or out of level 3	—	—	—

Ending balance as of December 31,	$6,623	$20,774	$(384)

F-58

The following table provides certain quantitative information about Level 3 fair value measurements related to the Company’s commodity derivatives. Significant increases or decreases in inputs to the Level 3 valuation models would result in a significant change to the fair value measurement.

	Fair Value at				Range (a)
	December 31,		Valuation Technique	Unobservable Input	December 31,
	2015	2014			2015	2014
	(Unaudited)
	(000s omitted)

Assets:

Forward sale contracts	$6,623	$20,774	Consensus pricing	Differential-Based Market Price	$1.06 - $1.35	$1.63 - $1.94

Liabilities:

Forward sale contracts	$1	$—	Consensus pricing	Differential-Based Market Price	$1.06 - $1.16	$—

(a)	Represents the range of prices the Company determined market participants would use when pricing the contracts. These prices were used by the Company in its fair value analysis of the contracts.

Nonfinancial assets are measured at fair value on a nonrecurring basis. Fair value is used to measure nonfinancial assets such as impaired property, plant and equipment when applying lower of cost or market accounting or when adjusting carrying values. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. The carrying value of a long-lived asset or asset group is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset or asset group. The Company’s nonfinancial liability related to asset retirement obligations approximates fair value.

The Company has the option to report certain financial assets and liabilities at fair value. The Company has reviewed the eligible items and determined not to elect the fair value option for any of these assets and liabilities.

F-59

The following table presents the Company’s other financial instruments that are not measured on a recurring basis, all of which are classified as Level 2 inputs. The carrying amounts and estimated fair values at December 31, 2015 and 2014 were as follows:

	2015		2014
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(000s omitted)		(000s omitted)
LIABILITIES:
Current portion of long-term debt	$878,500	$878,500	$56,500	$56,500
Long-term debt	2,863,764	2,765,118	1,393,701	1,397,605

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS - UNREALIZED LOSSES:
Guarantees of debt	—	(234)	—	(172)
Letters of credit	—	(236)	—	(340)
Surety bonds	—	(1,434)	—	(1,134)

Financial assets and liabilities for which the carrying value approximates fair value are not presented in the above summary. For financial assets, these include cash and cash equivalents, due from affiliates, accounts receivable (including receivables transferred to AR Funding) and note receivable from ultimate parent. For financial liabilities, these include accounts payable, payables to affiliates and amounts under the secured financing arrangement. For nonfinancial liabilities, this includes asset retirement obligations.

The following assets and liabilities were analyzed for fair value measurement:

Current portion of long-term debt – The carrying amounts of the current portion of long-term debt approximate fair value due to the short maturities of the financial instruments.

Long-term debt – The fair value of long-term debt is based on prices obtained from a third party for an amount the Company would pay to transfer the liability to a market participant in an orderly transaction at the measurement date.

Commodity derivatives – The fair value of the Company’s commodity derivative instruments is measured using an in-exchange valuation premise and using a market approach to the valuation technique.

RINs fixed-price contracts – The fair value of the Company’s RINs fixed-price contracts is measured using a market approach based on quoted prices from an independent pricing service.

F-60

RINs obligation – The Company’s RINs obligation represents the period-end deficit for the purchase of RINs to satisfy the requirements to blend biofuels into the products the Company has produced. The RINs obligation is based on the Company’s RINs deficit and the price of RINs as of the balance sheet date. The fair value of the Company’s RINs obligation is measured using a market approach based on quoted prices from an independent pricing service.

RINs surplus - The Company’s RINs surplus is for RINs owned in excess of the Company’s anticipated current period compliance requirements. The fair value is based on the product of the excess RINs as of the balance sheet date and the average cost of the RINs.

Pensions and post-retirement benefits – The carrying value of the Company’s pension plan assets is based on information reviewed and approved by management and prepared by the plan asset administrator. The carrying value of the plan assets approximates fair value. Pension plan liabilities are a present value discounted measure of the Company’s estimated future pension costs. Since these liabilities are valued at a present value discounted measure, which approximates fair value, no additional fair value measurement is required. Post-retirement benefits are also reported as a present value discounted estimate of the Company’s future post-retirement benefit obligations.

Guarantees, letters of credit and surety bonds – The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar agreements or on the estimated cost to terminate them or to transfer the liabilities to a market participant in an orderly transaction at the measurement date.

The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

16.	INSURANCE RECOVERIES

On June 19, 2006, the Lake Charles refinery experienced an environmental incident due to torrential rainfall in the area. CITGO received insurance proceeds related to the heavy rainfall event of $2 million, $1 million and $1 million for the years ended December 31, 2015, 2014 and 2013, respectively.

On April 19, 2012, a crane fell over on steam lines due to high winds at the Lemont refinery. The Company received reimbursements of $2 million related to the crane incident in the year ended December 31, 2013.

On October 23, 2013, a major fire occurred impacting the crude unit at the Company’s Lemont refinery, resulting in the entire crude unit being shut down and isolated. The refinery restarted the atmospheric distillation section of the crude unit in November 2013 and operations for the vacuum section of the crude unit resumed in February 2014. The Company recorded $3 million, $40 million and $45 million of estimated recoveries for repairs through December 31, 2015, 2014 and 2013, respectively. The Company received insurance proceeds of $13 million and $79 million related to this event for the year ended December 31, 2015 and 2014, respectively.

F-61

Business interruption insurance recoveries are recorded in revenues when such amounts are realizable. These business interruption insurance recoveries are classified separately in revenues in the consolidated statements of income and comprehensive income. The only business interruption insurance recovery recorded by the Company at December 31, 2014 was a $50 million receivable related to the vacuum crude tower fire at the Lemont refinery in 2013. There were no insurance recoveries for business interruption during the years ended December 31, 2015 and 2013, respectively.

The Company recognizes property damage insurance recoveries under existing insurance coverage up to the amount of recorded losses and related expenses, as management believes it is probable such amounts will be recovered from insurance carriers. The property damage insurance recoveries are recorded as an offset to cost of sales and operating expenses. During the years ended December 31, 2015, 2014 and 2013, the Company recorded $11 million, $74 million and $104 million, respectively, of insurance recoveries for property damage losses and other expenses.

At December 31, 2015 and 2014, total receivables related to insurance recoveries of $5 million and $41 million, respectively, were recorded in accounts receivable, net, respectively, and $3 million was recorded in other assets at both December 31, 2015 and 2014. Included in accounts receivable, net at December 31, 2015 and 2014 was $5 million and $6 million for the Lake Charles heavy rainfall event, respectively, and at December 31, 2014 an additional $6 million related to the Lemont vacuum crude tower fire repairs and $29 million recoveries related to historical claim for legal costs.

F-62

17.	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The following table depicts changes in accumulated other comprehensive income (loss) by component, as well as detail on reclassifications out of accumulated other comprehensive income (loss).

	Pension and Other Postretirement Benefit Plans	Foreign Currency Translation	Total
		(000s omitted)
At December 31, 2013	$83,989	$(421)	$83,568
Other comprehensive loss before reclassifications	—	—	—
Amounts reclassified from AOCI
Amortization of net actuarial loss, net of tax (a)	(171,502)	—	(171,502)

Net current period other comprehensive loss	(171,502)	—	(171,502)

At December 31, 2014	$(87,513)	$(421)	$(87,934)

Other comprehensive loss before reclassifications	—	—	—
Amounts reclassified from AOCI
Amortization of net actuarial gain, net of tax (a)	11,029	—	11,029

Net current period other comprehensive income	11,029	—	11,029

At December 31, 2015	$(76,484)	$(421)	$(76,905)

(a)	These items are included in the computation of net periodic benefit costs. See Note 10 for additional information.

18.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 8, 2016, the date the financial statements were available to be issued. Any material subsequent events that occurred during this time have been properly recognized or disclosed in the Company’s consolidated financial statements.

******

F-63

THE COMPANY

Petróleos de Venezuela, S.A.

Avenida Libertador, La Campiña, Apdo. 169

Caracas 1050-A

Venezuela

AUDITORS TO PDVSA

Rodríguez Velázquez & Asociados

Torre KPMG, Piso 11

Intersección de las Avs. Fco. de Miranda y Libertador

Chacao, Caracas 1060-A

Venezuela

TRUSTEE

MUFG Union Bank, N.A.

350 California Street, 11th Floor

San Francisco, CA 94104

Attention: Corporate Trust Administration

COLLATERAL AGENT

GLAS Americas LLC

230 Park Avenue, Suite 1000

New York, New York 10169

PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

Law Debenture Trust Company of New York

400 Madison Avenue

New York, NY 10017

Attention: Corporate Trust—PDVSA

LUXEMBOURG LISTING AGENT AND PAYING AGENT

Banque Internationale à Luxembourg, société anonyme

69 route d’Esch

L - 2953 Luxembourg

Grand Duchy of Luxembourg

EXCHANGE AGENT AND INFORMATION AGENT

D.F. King & Co., Inc.

Email: pdvsa@dfkingltd.com

Website: https://sites.dfkingltd.com/pdvsa

In New York:

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers call collect: (212) 269-5550

All others call toll free: (800) 431-9646

By Facsimile Transmission:

(For Eligible Institutions only)

(212) 709-3328

For Confirmation:

(212) 232-3235

Attn: Peter Aymar

In London:	In Hong Kong:
125 Wood Street	Suite 1601, 16/F, Central Tower
London EC2V 7AN	28 Queen’s Road Central
United Kingdom	Central Hong Kong
Telephone: +44 20 7920 9700	Telephone: +852 3953 7230

Petróleos de Venezuela, S.A.

Offers to Exchange

5.250% Senior Notes due 2017 and

8.50% Senior Notes due 2017

for

8.50% Senior Secured Notes due 2020

Unconditionally and Irrevocably Guaranteed by PDVSA Petróleo, S.A.

OFFERING CIRCULAR

September [●], 2016